As filed with the Securities and Exchange Commission on May 7, 2024.

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

COINCHECK GROUP B.V.*

(Exact Name of Registrant as Specified in Its Charter)

_____________________________________

The Netherlands	6199	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Coincheck Group B.V.
Hoogoorddreef 15, 1101 BA
Amsterdam, Netherlands
Telephone: +31 20-522-2555

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

_____________________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
Telephone: (800) 221-0102

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

_____________________________________

Copies to:

Takahiro Saito
Mark Brod

Patrick J. Naughton
Jonathan G. Stradling
Simpson Thacher &
Bartlett LLP
Ark Hills Sengokuyama
Mori Tower, 41F
1-9-10, Roppongi, Minato-Ku,
Tokyo 106-0032, Japan
Telephone: +81-3-5562-6200

Jonathan H. Talcott E. Peter Strand Nelson Mullins Riley & Scarborough LLP 101 Constitution Ave, N.W., Suite 900 Washington, DC 20001 Telephone: (202) 689-2800

____________________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

____________

*         Immediately prior to the closing of the Business Combination referred to in the proxy statement/prospectus within this registration statement, the name of the Registrant is expected to change to Coincheck Group N.V.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED [•], 2024

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.

And

PROSPECTUS FOR UP TO [•] ORDINARY SHARES, [•] WARRANTS, AND [•] ORDINARY SHARES
UNDERLYING WARRANTS OF

COINCHECK GROUP N.V.

RESULTING FROM THE CONVERSION INTO A DUTCH PUBLIC LIMITED LIABILITY COMPANY (NAAMLOZE VENNOOTSCHAP) AND CHANGE OF NAME OF

COINCHECK GROUP B.V.

Dear Thunder Bridge Capital Partners IV, Inc. Stockholders:

On behalf of the board of directors (the “Thunder Bridge Board”) of Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (“Thunder Bridge,”), Thunder Bridge cordially invites you to attend a virtual stockholders meeting (the “Stockholders Meeting”) of Thunder Bridge stockholders, to be held via live webcast at        (Eastern Time) on            , 2024. The Stockholders Meeting can be accessed by visiting https://www.cstproxy.com/thunderbridgecapitalpartnersiv/2023, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Stockholders Meeting by means of remote communication.

On March 22, 2022, Thunder Bridge, Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“PubCo”) (which will be converted into a Dutch public limited liability company (naamloze vennootschap) to be renamed Coincheck Group N.V. immediately prior to the Business Combination), M1 Co G.K., a Japanese limited liability company (godo kaisha) (“M1 GK”), Coincheck Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of PubCo (“Merger Sub”) and Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha) (“Coincheck”), entered into a Business Combination Agreement, which was subsequently amended on May 31, 2023 (as so amended, the “BCA” or “Business Combination Agreement”), providing for, upon the terms and subject to the conditions thereof, a business combination between Thunder Bridge and PubCo, pursuant to which, among other things, M1 GK will effect a share exchange whereby Coincheck will become an indirectly wholly-owned subsidiary of PubCo and Merger Sub will merge with and into Thunder Bridge on the Closing Date and, following the Share Exchange Effective Time, Thunder Bridge will continue as the surviving corporation and, ultimately, a direct, wholly-owned subsidiary of PubCo (the “Merger”). A copy of the BCA is attached as Annex A to this proxy statement/prospectus, and a copy of the amendment thereto, dated May 31, 2023 (the “BCA Amendment”), is attached as Annex A-I to this proxy statement/prospectus. The Merger and the other transactions contemplated by the BCA are referred to herein as the “Business Combination.”

The BCA provides that, upon the terms and subject to the conditions thereof, the following transactions will occur in connection with the Business Combination:

(i)     Prior to the Merger, PubCo will issue its ordinary shares (“PubCo Ordinary Shares”) to a subsidiary (M1 GK) formed in Japan and, pursuant to a share exchange, M1 GK, at that time a wholly-owned subsidiary of PubCo, will exchange all of its PubCo Ordinary Shares for all of the outstanding common shares of Coincheck (the “Share Exchange”), resulting in Coincheck becoming a direct wholly-owned subsidiary of M1 GK and an indirect wholly-owned subsidiary of PubCo. After giving effect to the Share Exchange, PubCo will change its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap);

(ii)    as a result of the Merger, each outstanding share of Thunder Bridge common stock (each, a “Thunder Bridge Share”) sold as part of a unit in Thunder Bridge’s initial public offering (the “IPO” or “Thunder Bridge’s IPO”; each unit, a “Thunder Bridge Unit”; and each Thunder Bridge Share, a “Public Share”), for the avoidance of doubt, not including any Sponsor Shares as described below, will be exchanged for one PubCo Ordinary Share;

(iii)   as a result of the Merger, each Thunder Bridge Share held by TBCP IV, LLC, Thunder Bridge’s sponsor (the “Sponsor”), as of the date of the BCA (the “Sponsor Shares”) will be exchanged for one PubCo Ordinary Share; and

(iv)   as a result of the Merger, each outstanding private warrant exercisable for Thunder Bridge Shares (a “Private Warrant”) and each outstanding public warrant exercisable for Thunder Bridge Shares sold as part of a unit in Thunder Bridge’s IPO (a “Public Warrant” and the Public Warrants together with the Private Warrants, the “Thunder Bridge Warrants”) will become a warrant exercisable for the number of PubCo Ordinary Shares that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Business Combination (each such warrant exercisable for PubCo Ordinary Shares, a “PubCo Warrant”).

25,000,000 PubCo Ordinary Shares (the “Escrowed Coincheck Shareholder Earn Out Shares”) held by the former shareholders of Coincheck, being Monex Group Inc. (“Monex”), Koichiro Wada and Yusuke Otsuka (each, a “Coincheck Shareholder” and together, the “Coincheck Shareholders”), following the Share Exchange will be transferred to an escrow agent in order to be held in escrow and subject to forfeiture, to be released if within five years of the closing of the Business Combination, the closing price of PubCo Ordinary Shares equals or exceeds $12.50 for 20 out of 30 consecutive trading days, subject to adjustment as more fully described herein. While the Escrowed Coincheck Shareholder Earn Out Shares are held in escrow, (i) the escrow agent will vote all of the Escrowed Coincheck Shareholder Earn Out Shares in accordance with the prior written instructions of the relevant former Coincheck equityholder, and (ii) any dividends or other distributions attributable to the Escrowed Coincheck Shareholder Earn Out Shares (less applicable taxes) shall be held in escrow by the escrow agent and released to the relevant former Coincheck equityholder if and when the corresponding Escrowed Coincheck Shareholder Earn Out Shares are released to the former Coincheck equityholders. In addition, PubCo will issue 25,000,000 additional PubCo Ordinary Shares (collectively with the Escrowed Coincheck Shareholder Earn Out Shares, the “Coincheck Shareholder Earn Out Shares”) to such Coincheck Shareholders if within five years of the closing of the Business Combination, the closing price of PubCo Ordinary Shares equals or exceeds $15.00 for 20 out of 30 consecutive trading days.

The Thunder Bridge Units, Public Shares and Public Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the ticker symbols “THCPU,” “THCP” and “THCPW,” respectively. Prior to the Business Combination, each Thunder Bridge Unit will separate into its components consisting of one Public Share and one fifth of one Public Warrant. PubCo intends to apply to have the PubCo Ordinary Shares and PubCo Warrants listed on Nasdaq under the ticker symbols “CNCK” and “CNCKW,” respectively. While trading on Nasdaq is expected to begin on the first business day following the Closing Date, there can be no assurance that the PubCo Ordinary Shares or PubCo Warrants will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors” beginning on page 50 for more information.

As described in this proxy statement/prospectus, Thunder Bridge stockholders are being asked to consider and vote upon the Business Combination and the other proposals set forth herein (the “Stockholder Proposals”) at the Stockholders Meeting in lieu of an annual meeting of Thunder Bridge stockholders. Each of the proposals is more fully described in this proxy statement/prospectus, which you should read carefully and in its entirety before voting. Only holders of record of Thunder Bridge Shares at 5:00 p.m. (New York City time) on             , 2024 (the “Record Date”) are entitled to notice of the Stockholders Meeting and to vote and have their votes counted at the Stockholders Meeting and any adjournments or postponements thereof.

After careful consideration, the Thunder Bridge Board has unanimously approved the BCA and the transactions contemplated thereby, including the Business Combination, and recommends that Thunder Bridge stockholders vote “FOR” adoption of the BCA and “FOR” the other matters to be considered at the Stockholders Meeting.

The board of directors of PubCo (the “PubCo Board”) and the board of directors of Merger Sub have unanimously approved the BCA and the transactions contemplated thereby, including the Business Combination. Monex, as the sole shareholder of PubCo entitled to vote at the general meeting of PubCo, has approved the BCA and the transactions contemplated thereby, including the Business Combination, and PubCo, as the sole shareholder of Merger Sub, has consented to the adoption of the BCA and approval of the Business Combination and the other transactions contemplated thereby.

Thunder Bridge and PubCo cannot complete the Business Combination unless the requisite number of Thunder Bridge stockholders vote to adopt the BCA. Thunder Bridge is sending its stockholders this proxy statement/prospectus to ask them to vote in favor of the matters described in this proxy statement/prospectus.

Contemporaneously with the execution of the BCA, Thunder Bridge, the Sponsor, PubCo, Coincheck and Monex entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor agrees to vote its shares in favor of the Stockholder Proposals, agrees to waive its anti-dilution rights, and agrees to certain lockup obligations set forth therein.

The following table illustrates the varying ownership amounts and percentages for PubCo after the Business Combination under four scenarios: one with no redemptions (0.0%) by Thunder Bridge stockholders; one with twenty-five percent (25%) redemptions by Thunder Bridge stockholders; one with fifty percent (50.0%) redemptions by Thunder Bridge stockholders; and one with maximum redemptions (100.0%) by Thunder Bridge stockholders. The ownership percentages below do not take into account 25,000,000 of the Coincheck Shareholder Earn Out Shares, or any PubCo Ordinary Shares underlying the Thunder Bridge Warrants, but do include the Escrowed Coincheck Shareholder Earn Out Shares and the Sponsor Earn Out Shares (as defined in “The Business Combination Agreement — Sponsor Earn Out”).

	As of September 30, 2023(1)
	Assuming no redemptions		Assuming 25% redemptions		Assuming 50% redemptions		Assuming maximum redemptions
	Shares	%	Shares	%	Shares	%	Shares	%
Thunder Bridge Stockholders	3,517,087	2.2	2,637,815	1.7	1,758,543	1.1	—	—
Sponsor Shares (including the Sponsor Earn Out Shares)	6,561,251	4.2	6,561,251	4.2	6,561,251	4.2	6,561,251	4.3
Coincheck Shareholder Shares (including the Escrowed Coincheck Shareholder Earn Out Shares but excluding the remainder of the Coincheck Shareholder Earn Out Shares)	147,587,616	93.6	147,587,616	94.1	147,587,616	94.7	147,587,616	95.7
Total PubCo Ordinary Shares Outstanding at Closing(2)	157,665,954	100.0	156,786,682	100.0	155,907,410	100.0	154,148,867	100.0

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(1)     The figures in the above table are presented only as illustrative examples and are based on the assumptions described above, which may be different from the actual amount of redemptions in connection with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)     Excludes any grants or vesting of restricted stock units or performance stock units pursuant to the Omnibus Incentive Plan.

The Sponsor, PubCo and their respective affiliates may, subject to applicable law, purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. The purpose of such purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining Thunder Bridge stockholder approval of the Business Combination or (ii) reduce the number of shares exercising redemption rights. This may result in the completion of the Business Combination that may not otherwise have been possible. None of the funds in the trust account that holds a portion of the proceeds of the IPO and a portion of the proceeds of the concurrent sale of the Private Warrants (the “Trust Account”) will be used to purchase Public Shares in such transactions.

Pursuant to Thunder Bridge’s current certificate of incorporation, and irrespective of whether a Thunder Bridge stockholder votes for or against the Business Combination Proposal, such holder may demand that Thunder Bridge redeem its Public Shares for cash if the Business Combination is consummated. Thunder Bridge stockholders will be entitled to receive cash for these shares only if, no later than 5:00 p.m. (Eastern Time) on             , 2024 (two business days prior to the date of the Stockholders Meeting), they:

(i)     submit a written demand to Thunder Bridge’s transfer agent that Thunder Bridge redeem their Public Shares for cash;

(ii)    certify in such written demand for redemption that they “ARE” or “ARE NOT” seeking to redeem more than an aggregate of 20% of the Public Shares together with their affiliates or any person(s) with whom they are acting in concert or as a “group” (as defined in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)); and

(iii)   deliver such Public Shares to Thunder Bridge’s transfer agent (physically or electronically).

If the Business Combination is consummated and a Thunder Bridge stockholder properly demands redemption of its Public Shares, Thunder Bridge will redeem such Public Shares for a pro rata portion of the Trust Account based on the percentage of outstanding Public Shares represented by such redeemed Public Shares, calculated as of two business days prior to the consummation of the Business Combination. If the Business Combination is not completed, such Public Shares will not be redeemed for cash. Holders of Thunder Bridge Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the

Public Shares. Holders of Thunder Bridge Units may instruct their broker to do so, or if a holder holds Thunder Bridge Units registered in its own name, such holder must contact Thunder Bridge’s transfer agent directly and instruct it to do so. Thunder Bridge stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF THUNDER BRIDGE SHARES YOU OWN. To ensure your representation at the Stockholders Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the Stockholders Meeting. Submitting a proxy now will NOT prevent you from being able to vote online during the Stockholders Meeting. If your Public Shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that Public Shares held beneficially by you are voted in accordance with your instructions.

PubCo will qualify as a “foreign private issuer” under SEC rules and will report under the Exchange Act as a non-U.S. company with “foreign private issuer” status and will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. This means that, as long as it qualifies as a “foreign private issuer” under the Exchange Act, it will be exempt from and intends to take advantage of certain exemptions from certain provisions of the Exchange Act that are applicable to U.S. public companies. Such exemptions include, among others, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act and the sections of the Exchange Act requiring insiders to file public reports of their stock ownership.

Immediately following the consummation of the Business Combination, assuming no redemptions by Thunder Bridge stockholders, Monex will hold [•]% of the voting power of the outstanding PubCo Ordinary Shares (excluding the Coincheck Shareholder Earn Out Shares and the Sponsor Earn Out Shares). As such, PubCo will be a “controlled company” within the meaning of the corporate governance rules of Nasdaq. However, PubCo has elected not to take advantage of the “controlled company” exemption.

More information about Thunder Bridge, Coincheck and the Business Combination is contained in the accompanying proxy statement/prospectus. We urge you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to therein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 50 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

On behalf of the Thunder Bridge Board, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

, 2024	Gary A. Simanson Chief Executive Officer

The accompanying proxy statement/prospectus is dated            , 2024 and is first being mailed to the stockholders of Thunder Bridge on or about that date.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
9912 Georgetown Pike, Suite D203
Great Falls, Virginia 22066

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON            , 2024

To the Stockholders of Thunder Bridge Capital Partners IV, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Stockholders Meeting”) of Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (“Thunder Bridge,” “we,” “our” or “us”), which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held in virtual format on            , 2024, at            , Eastern Time. The Stockholders Meeting can be accessed by visiting https://www.cstproxy.com/thunderbridgecapitalpartnersiv/2023, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the Stockholders Meeting by dialing 1 800-450-7155 (toll-free within the U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 2714245#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Stockholders Meeting by means of remote communication.

You are cordially invited to attend the Stockholders Meeting, which will be held for sole purpose of considering and voting upon the following proposals:

1.      The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement by and among Thunder Bridge, Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“PubCo”) (which will be converted into a Dutch public limited liability company (naamloze vennootschap) to be renamed Coincheck Group N.V. immediately prior to the Business Combination), M1 Co G.K., a Japanese limited liability company (godo kaisha) (“M1 GK”), Coincheck Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Coincheck, Inc., a Japanese corporation (kabushiki kaisha) (“Coincheck”), providing for, upon the terms and subject to the conditions thereof, a business combination between Thunder Bridge and PubCo, pursuant to which, among other things, Merger Sub will merge with and into Thunder Bridge on the Closing Date, with Thunder Bridge continuing as the surviving corporation and, ultimately, a direct, wholly-owned subsidiary of PubCo, and with Coincheck being a wholly-owned subsidiary of PubCo (the “Business Combination”).

2.      The Advisory Governance Proposals — To approve and adopt, on a non-binding advisory basis, certain differences between Thunder Bridge’s current Certificate of Incorporation and Bylaws (the “existing charter”) and the proposed governance documents of PubCo, which are being presented separately in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as six sub-proposals (which we refer to, collectively, as the “Advisory Governance Proposals”):

(A)    Advisory Governance Proposal A — provides that there are no quorum requirements unless provided otherwise by Dutch law.

(B)    Advisory Governance Proposal B — provides that any action permitted to be taken by the shareholders of PubCo must be effected by a duly called annual or special meeting of shareholders and may not be effected by written consent of the shareholders.

(C)    Advisory Governance Proposal C — provides that any and all of the directors may be removed at any time by a resolution of the general meeting adopted with a simple majority of votes cast.

(D)    Advisory Governance Proposal D — provides that PubCo’s Articles of Association may only be amended by resolution of the general meeting, adopted at the proposal of the board.

(E)    Advisory Governance Proposal E — provides that at any general meeting, only such matters as specified in the agenda for the general meeting or as otherwise announced in a similar manner, with due observance of the statutory term of convocation, can be validly resolved upon, unless the resolution concerned is adopted unanimously in a meeting where PubCo’s entire issued share capital is represented.

(F)    Advisory Governance Proposal F — provides for a one-tier board, comprised of executive directors and non-executive directors.

3.      The Omnibus Incentive Plan Proposal — To consider and vote upon a proposal to approve the 2023 Omnibus Incentive Plan to be effective after the closing of the Business Combination. We refer to this proposal as the “Omnibus Incentive Plan Proposal.” A copy of the 2023 Omnibus Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex C.

4.      The Stockholder Adjournment Proposal — To consider and vote upon a proposal to adjourn the Stockholders Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Thunder Bridge that more time is necessary or appropriate to approve one or more proposals at the Stockholders Meeting. We refer to this proposal as the “Stockholder Adjournment Proposal” and, together with the Business Combination Proposal, the Advisory Governance Proposals and the Omnibus Incentive Plan Proposal, as the “Stockholder Proposals.”

The board of directors of Thunder Bridge has fixed 5:00 p.m. Eastern Time on            , 2024 as the Record Date for the determination of the stockholders of Thunder Bridge entitled to receive notice of the Stockholders Meeting. Only Thunder Bridge stockholders of record at 5:00 p.m. Eastern Time on the Record Date for the Stockholders Meeting are entitled to notice of the Stockholders Meeting and any adjournment or postponement of the Stockholders Meeting. Only Thunder Bridge stockholders of record at 5:00 p.m. Eastern Time on the Record Date for the Stockholders Meeting are entitled to vote at the Stockholders Meeting and any adjournment or postponement of the Stockholders Meeting.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Stockholder Proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, toll-free at (800) 662-5200 or collect at (203) 658-9400.

All Thunder Bridge stockholders are cordially invited to attend the Stockholders Meeting in virtual format. Thunder Bridge stockholders may attend, vote and examine the list of Thunder Bridge stockholders entitled to vote at the Stockholders Meeting by visiting https://www.cstproxy.com/thunderbridgecapitalpartnersiv/2023 and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the COVID-19 pandemic, the Stockholders Meeting will be held in virtual meeting format only. You will not be able to attend the Stockholders Meeting physically. To ensure your representation at the Stockholders Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you sold or transferred your shares after the record date, it is still important that you vote.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Stockholders Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,

, 2024	Gary A. Simanson Director

If you return your signed proxy without an indication of how you wish to vote, your shares will be voted in favor of each of the Stockholder Proposals.

All holders (the “Public Stockholders”) of shares of Thunder Bridge common stock issued in Thunder Bridge’s initial public offering (the “Public Shares”) have the right to have their Public Shares redeemed for cash in connection with the proposed Business Combination. Public Stockholders are not required to affirmatively vote for or against the Business Combination Proposal, to vote on the Business Combination Proposal at all, or to be holders of record on the Record Date in order to have their shares redeemed for cash. This means that any Public Stockholder holding Public Shares may exercise redemption rights regardless of whether they are even entitled to vote on the Business Combination Proposal.

To exercise redemption rights, holders must tender their Public Shares to Continental Stock Transfer & Trust Company, Thunder Bridge’s transfer agent, no later than two business days prior to the Stockholders Meeting. You may tender your Public Shares by either delivering your stock certificate to the transfer agent or by delivering your Public Shares electronically using the Depository Trust Company’s Deposit Withdrawal at Custodian System. If the Business Combination is not completed, then these Public Shares will not be redeemed for cash. If you hold the Public Shares in street name, you will need to instruct your bank or broker to withdraw the shares from your account in order to exercise your redemption rights. See “The Stockholders Meeting of Thunder Bridge — Redemption Rights” for more specific instructions.

i

v

ABOUT THIS proxy statement/prospectus

This document, which forms part of a registration statement on Form F-4 filed with the SEC, by Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“PubCo”) (which will be converted into a Dutch public limited liability company (naamloze vennootschap), to be renamed Coincheck Group N.V., immediately prior to the Business Combination) (File No. 333-        ) (the “Registration Statement”), constitutes a prospectus of PubCo under Section 5 of the Securities Act, with respect to the ordinary shares of PubCo to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting in lieu of the 2024 annual meeting of Thunder Bridge stockholders at which Thunder Bridge stockholders will be asked to consider and vote on a proposal to approve the Business Combination by the approval and adoption of the BCA, among other matters.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Coincheck has proprietary rights to trademarks used in this proxy statement/prospectus that are important to its business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the “®” or “TM” symbols, but the lack of such symbols is not intended to indicate, in any way, that Coincheck will not assert, to the fullest extent possible under applicable law, its rights or the rights of the applicable licensor to these trademarks and trade names. The use or display herein of other companies’ trademarks, trade names or service marks is not intended to imply a relationship with, or endorsement or sponsorship of Coincheck by, any other companies, or a sponsorship or endorsement of any such other companies by Coincheck. Each trademark, trade name or service mark of any other company appearing in this proxy statement/prospectus is the property of its respective holder.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “the Company” refer to PubCo and Coincheck, as the context requires. The following terms used in this proxy statement/prospectus have the meanings indicated below:

Term	Description
Address	An alphanumeric reference to where crypto assets can be sent or stored.
Advisory Governance Proposals	The non-binding proposals to approve certain governance provisions contained in the proposed governance documents of the Post-Combination Company.
Bitcoin (“BTC”)	The first system of global, decentralized, scarce, digital money as initially introduced in a white paper titled “Bitcoin: A Peer-to-Peer Electronic Cash System” by Satoshi Nakamoto.
Block	Synonymous with digital pages in a ledger. Blocks are added to an existing blockchain as transactions occur on the network. Miners are rewarded for “mining” a new block.
Blockchain

A cryptographically secure digital ledger that maintains a record of all transactions that occur on the network and follows a consensus protocol for confirming new blocks to be added to the blockchain.

BCA

The Business Combination Agreement, dated as of March 22, 2022 and subsequently amended as of May 31, 2023, by and among Thunder Bridge Capital Partners IV, Inc., Coincheck Group B.V., M1 Co G.K., Coincheck Merger Sub, Inc. and Coincheck, Inc.

Business Combination	The transactions contemplated by the BCA.
Business Combination Proposal	The proposal to approve and adopt the BCA.
Closing	The closing of the Business Combination.
Closing Date	The date on which the Closing is completed.
Code	The Internal Revenue Code of 1986, as amended.
Coincheck	Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha).
Coincheck NFT Marketplace	Coincheck’s service that enables non-fungible tokens to be traded between users or purchased by users from Coincheck.
Coincheck Shareholders	Monex Group, Inc., Koichiro Wada and Yusuke Otsuka.
Coincheck Shareholder Earn Out Shares

The Escrowed Coincheck Shareholder Earn Out Shares, together with an additional 25,000,000 PubCo Ordinary Shares, to be issued to the Coincheck Shareholders if the closing market price of PubCo Ordinary Shares is at or above $15.00 for 20 out of 30 consecutive trading days within five years of the Closing.

Term	Description
Cold storage/Cold wallet

The storage of private keys in any fashion that is disconnected from the internet in order to protect data from unauthorized access. Common cold storage examples include offline computers, USB drives or paper records.

Cover counterparties	Counterparties with which cover transactions are executed.
Cover transactions

Transactions executed by Coincheck on an external exchange or on Coincheck’s Exchange platform in order to hedge Coincheck’s own position arising from transactions in crypto assets with users of Coincheck’s Marketplace platform.

Crypto	A broad term for any cryptography-based market, system, application, or decentralized network.
Crypto asset (or “token”)

A digital asset built using blockchain technology, including cryptocurrencies and NFTs. Under Japan’s Payment Services Act, digital assets that constitute a “security token” (i.e., electronically recorded transferable rights (“ERTRs”) or electronically recorded transferable rights to be indicated on securities (“ERTRISs”) under Japan’s Financial Instruments and Exchange Act (“FIEA”)) are excluded from the definition of crypto assets. Accordingly, crypto assets consist only of digital assets that have been determined not to constitute ERTRs or ERTRISs.

Cryptocurrency

Bitcoin and alternative coins, or “altcoins,” launched after the success of Bitcoin. This category of crypto asset is designed to work as a medium of exchange, store of value, or to power applications and excludes security tokens.

Customers (or “users”)

Parties who hold accounts and utilize the services provided on crypto asset platforms (for the purposes of our revenue recognition policies, certain customers and users do not meet the definition of a customer under IFRS 15; for example, users that purchase crypto assets on our Exchange platform but are not charged a commission).

For the purposes of Coincheck’s audited consolidated financial statements and unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus, “customers” refers both to users as described in the preceding paragraph as well as to cover counterparties.

DeFi

Short for “Decentralized Finance,” referring to a peer-to-peer software-based network of protocols that can be used to facilitate traditional financial services like borrowing, lending, trading derivatives, insurance and more through smart contracts.

Ethereum (“ETH”)	A decentralized global computing platform that supports smart contract transactions and peer-to-peer applications, or “Ether,” the native crypto assets on the Ethereum network.
Exchange Act	The U.S. Securities Exchange Act of 1934, as amended.

Term	Description
Escrowed Coincheck Shareholder Earn Out Shares	25,000,000 PubCo Ordinary Shares to be delivered by the Coincheck Shareholders to an escrow agent prior to the Closing.
Exchange platform	An exchange platform on which Coincheck mediates transactions between users selling and users purchasing cryptocurrency, and transacts to facilitate Coincheck’s cover transactions.
FEFTA

The Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1948). Under FEFTA, Japan’s Ministry of Finance and its ministries with jurisdiction over a target entity’s business review foreign direct investments and impose certain restrictions on such investments made by foreign investors.

Fork

A fundamental change to the software underlying a blockchain which results in two different blockchains, the original, and the new version. In some instances, the fork results in the creation of a new token.

Founder Shares

The 5,913,195 shares of Class B common stock, par value $0.0001 per share, of Thunder Bridge purchased by the Sponsor in January 2021, which were converted to 5,913,195 shares of Class A common stock, par value $0.0001 per share, of Thunder Bridge on June 29, 2023.

Hot wallet	A wallet that is connected to the Internet, enabling it to broadcast transactions.
IFRS	The International Financial Reporting Standards accounting standards issued by the IFRS Foundation and the International Accounting Standards Board (“IASB”).
Initial Exchange Offering (“IEO”)/Initial Token Offering

A fundraising event where a crypto start-up raises money through a cryptocurrency exchange. An IEO is a type of Initial Token Offering where a company or project electronically issues utility tokens to procure funds, with a cryptocurrency exchange acting as the main party for screening the project and selling the issuer tokens. Interested supporters can buy tokens with fiat currency or cryptocurrency. The token may be exchangeable in the future for a new cryptocurrency to be launched by the project, or a discount or early rights to a product or service proposed to be offered by the project.

IPO	Thunder Bridge’s initial public offering of Thunder Bridge Units, consummated on July 2, 2021.
Japan Virtual and Crypto assets Exchange Association (the “JVCEA”)

The JVCEA is a self-regulatory organization for the Japanese cryptocurrency industry under the Payment Services Act, which is formally recognized by the Financial Services Agency of Japan (the “JFSA”). The JVCEA was established in 2018 after a hacking incident of NEM digital tokens occurred with an operational focus on the inspection of the security of domestic exchanges and the enforcement of stricter regulations. The members of the JVCEA consist of the 34 licensed class 1 Japanese virtual currency exchange service providers as of November 15, 2023.

Term	Description
JOBS Act	The Jumpstart Our Business Startups Act of 2012, as amended.
M1 GK	M1 Co G.K., a Japanese limited liability company (godo kaisha).
Marketplace platform	As of September 30, 2023, Coincheck’s platform that supports 23 different types of cryptocurrencies and enables users to trade cryptocurrencies with Coincheck in yen or with other cryptocurrencies.
Marketplace platform business

Coincheck’s business is related to the marketplace platform, where Coincheck buys and sells crypto assets to users on the marketplace platform and executes cover transactions on an external exchange or Coincheck’s Exchange platform for the purpose of hedging Coincheck’s own position.

Merger Sub	Coincheck Merger Sub, Inc., a Delaware corporation.
Miner

Individuals or entities who operate a computer or group of computers that add new transactions to blocks and verify blocks created by other miners. Miners collect transaction fees and are rewarded with new tokens for their service.

Mining	The process by which new blocks are created, and thus new transactions are added to the blockchain.
Monex	Monex Group, Inc., a Japanese joint stock company (kabushiki kaisha) listed on the Tokyo Stock Exchange.
Monex Support Agreement

The Monex Support Agreement, dated as of March 22, 2022, by and among Thunder Bridge Capital Partners IV, Inc., Monex Group, Inc., and Coincheck Group B.V., attached to this proxy statement/prospectus as Annex E.

Nasdaq	Nasdaq Global Market.
NEM (“XEM”)

NEM (abbreviated as “XEM” on exchange platforms) is a type of open-source cryptocurrency developed for the “New Economic Movement” network. NEM is a crypto asset with a strong community in Japan in particular, and the goal of NEM is to establish a new economic framework based on the principles of decentralization, economic freedom and equality rather than the existing frameworks managed by countries and governments.

Network	The collection of all miners that use computing power to maintain the ledger and add new blocks to the blockchain. Most networks are decentralized, which reduce the risk of a single point of failure.
Non-fungible token (“NFT”)	A unique and non-interchangeable unit of data stored on a blockchain which allows for a verified and public proof of ownership, first launched on the Ethereum blockchain.
Off-chain	A type of transaction that is not directly recorded on a blockchain.

Term	Description
Omnibus Incentive Plan	The 2023 Omnibus Incentive Plan, which will become effective following the Business Combination. A copy of the Omnibus Incentive Plan is attached to this proxy statement/prospectus as Annex C.
Omnibus Incentive Plan Proposal	The proposal to approve the Omnibus Incentive Plan.
On-chain	A type of transaction that is directly recorded as data on a blockchain.
Post-Combination Company	PubCo following its conversion into a Dutch public limited liability company (naamloze vennootschap) and the consummation of the Business Combination.
Private Placement Units

The units, consisting of one share of Thunder Bridge Class A Common Stock and one fifth of one Thunder Bridge Private Warrant, sold by Thunder Bridge to the Sponsor simultaneously with the consummation of the IPO.

Private Warrants	The warrants included in the units sold to the Sponsor in a private placement, which closed simultaneously with the IPO.
Protocol	A type of algorithm or software that governs how a blockchain operates.
PubCo

Coincheck Group B.V., incorporated under the laws of the Netherlands as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) which will convert its legal form to a Dutch public limited liability company (naamloze vennootschap) to be renamed Coincheck Group N.V. immediately prior to the consummation of the Business Combination.

PubCo Ordinary Shares	The ordinary shares in the share capital of PubCo.
PubCo Reorganization

PubCo will, immediately prior to the consummation of the Business Combination, convert its legal form, without ceasing to exist, from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap) by amending and restating its governing documents.

PubCo Restructuring

Monex, the sole shareholder of both PubCo and M1 GK, will cause PubCo and M1 GK to undergo a restructuring resulting in M1 GK holding 147,587,616 ordinary shares in the share capital of, and then becoming, PubCo’s direct, wholly-owned subsidiary.

PubCo Warrant	Warrants to purchase PubCo Ordinary Shares.
Public key or private key

Each public address has a corresponding public key and private key that are cryptographically generated. A private key allows the recipient to access any funds belonging to the address, similar to a bank account password. A public key helps validate transactions that are broadcasted to and from the address. Addresses are shortened versions of public keys, which are derived from private keys.

Term	Description
Public Shares	The shares of Thunder Bridge Common Stock issued as part of the Thunder Bridge Units sold in the IPO.
Public Stockholders	The holders of Public Shares.
Public Warrants	The Thunder Bridge Warrants included in the Thunder Bridge Units sold in the IPO, each of which is exercisable for one share of Thunder Bridge Common Stock, in accordance with its terms.
Registration Rights Agreement	The Registration Rights Agreement to be entered into by and among PubCo, the Sponsor, Monex and certain other persons at the Closing in the form attached to this proxy statement/prospectus as Annex F.
SEC	The U.S. Securities and Exchange Commission.
Securities Act	The U.S. Securities Act of 1933, as amended.
Security token

A security using encryption technology. This includes digital forms of traditional equity or fixed income securities, or may be assets deemed to be a security based on their characterization as an investment contract or note.

Share Exchange

PubCo will cause M1 GK to implement a share exchange pursuant to which all of the ordinary shares of Coincheck will be exchanged for PubCo Ordinary Shares held by M1 GK, causing Coincheck to become a direct, wholly-owned subsidiary of M1 GK.

Smart contract	Software that digitally facilitates or enforces a rules-based agreement or terms between transacting parties.
Sponsor	TBCP IV, LLC, a Delaware limited liability company.
Sponsor Earn Out Shares	2,365,278 PubCo Ordinary Shares the Sponsor would otherwise receive as consideration in the Business Combination to be delivered by the Sponsor to the escrow agent at the Closing.
Sponsor Support Agreement

The Sponsor Support Agreement, dated as of March 22, 2022, by and among TBCP IV, LLC, Gary A. Simanson, Thunder Bridge Capital Partners IV, Inc., Coincheck Group B.V., Coincheck, Inc., and Monex Group, Inc., attached to this proxy statement/prospectus as Annex D.

Stablecoin

Crypto assets designed to minimize price volatility. A stablecoin is designed to track the price of an underlying asset such as fiat money or an exchange-traded commodity (such as precious metals or industrial metals). Stablecoins can be backed by fiat money or other crypto assets.

Stockholder Adjournment Proposal

The proposal to adjourn the Stockholders Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Thunder Bridge that more time is necessary or appropriate to approve one or more proposals at the Stockholders Meeting.

Term	Description
Stockholders Meeting	The special meeting in lieu of the 2024 annual meeting of the stockholders of Thunder Bridge that is the subject of this proxy statement/prospectus.
Thunder Bridge	Thunder Bridge Capital Partners IV, Inc., a Delaware corporation.
Thunder Bridge Board	The board of directors of Thunder Bridge.
Thunder Bridge Charter	The amended and restated certificate of incorporation of Thunder Bridge, as amended on June 22, 2023.
Thunder Bridge Class A Common Stock	The shares of Class A common stock, par value $0.0001 per share, of Thunder Bridge.
Thunder Bridge Common Stock	The Thunder Bridge Class A Common Stock and the Founder Shares.
Thunder Bridge Warrants

Warrants to purchase shares of Thunder Bridge Common Stock as contemplated under the Thunder Bridge Warrant Agreement, with each whole warrant exercisable for one share of Thunder Bridge Common Stock at an exercise price of $11.50 per whole share.

Thunder Bridge Unit	One share of Thunder Bridge Class A Common Stock and one fifth of one Thunder Bridge Public Warrant sold in the IPO.
Trust Account	The trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Units.
UI	Short for “user interface design,” referring to a human-first approach to product design that focuses on the effectiveness of products.
UX	Short for “user experience design,” referring to a human-first approach to product design that focuses on the aesthetic experience of products.
Wallet	A place to store public and private keys for crypto assets. Wallets are typically software, hardware or paper records.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that might be important to you. To better understand the Business Combination and the proposals to be considered at the Stockholders Meeting, you should read this proxy statement/prospectus carefully and in its entirety, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

Thunder Bridge

Thunder Bridge Capital Partners IV, Inc. (“Thunder Bridge”) is a blank check company incorporated in Delaware on January 7, 2021. Thunder Bridge was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. In January 2021, Thunder Bridge issued an aggregate of 6,468,750 shares of Class B common stock (the “Founder Shares”) to TBCP IV, LLC (the “Sponsor”) for an aggregate purchase price of $25,000, or approximately $0.004 per share. In connection with the partial exercise of the over-allotment option and the expiration of the over-allotment option on August 9, 2021, 555,554 shares of Class B common stock were forfeited for no consideration. On June 29, 2023, the 5,913,195 shares of Class B common stock held by the Sponsor were converted into 5,913,195 shares of Class A common stock. The Founder Shares had an aggregate market value of approximately $[•] million, based on the last sale price of $[•] per share on Nasdaq on [•], 2024.

On July 2, 2021, Thunder Bridge consummated its IPO of 22,500,000 units. Each unit consists of one share of Class A common stock and one fifth of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds of $225,000,000. Simultaneously with the closing of its IPO, Thunder Bridge consummated the sale of 625,000 private placement units (the “Private Placement Units”) at a price of $10.00 per unit in a private placement to the Sponsor, generating gross proceeds of $6,250,000. Such units had an aggregate market value of approximately $[•] million based on the last sale price of $[•] per unit on Nasdaq on [•], 2024.

On August 9, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 1,152,784 Units (“Over-Allotment Units”). The Over-Allotment Units were sold at a price of $10.00 per unit, generating gross proceeds of $11,527,840. Simultaneously with the closing of the over-allotment, Thunder Bridge sold an additional 23,550 Private Placement Units to the Sponsor at a price of $10.00 per Unit, generating gross proceeds of $230,550. Such units had an aggregate market value of approximately $[•] million based on the last sale price of $[•] per unit on Nasdaq on [•], 2024.

Following the closing of Thunder Bridge’s IPO on July 2, 2021, an amount of $225,000,000 ($10.00 per unit) from the net proceeds of the sale of the units in the IPO and the Private Placement Units were placed in the Trust Account and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of December 31, 2023, Thunder Bridge had approximately $37.3 million held in the Trust Account.

On June 21, 2023, Thunder Bridge’s shareholders voted to amend the Thunder Bridge Charter to extend the date on which Thunder Bridge is required to liquidate from July 2, 2023 to July 2, 2024, and to permit the conversion of the Thunder Bridge Class B common stock into shares of Class A common stock. In connection with the vote to amend the Thunder Bridge Charter, the holders of 20,135,697 shares of Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.28 per share, for an aggregate redemption amount of approximately $207.1 million.

Thunder Bridge’s principal executive offices are located at 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066 and its phone number is (202) 431-0507.

Merger Sub

Coincheck Merger Sub, Inc. (“Merger Sub”) is a wholly-owned subsidiary of Coincheck Group, B.V. formed solely for the purpose of effectuating the Business Combination described herein. Merger Sub was incorporated under the laws of Delaware as a corporation in February 2022. Merger Sub owns no material assets and does not operate any business. The mailing address of Merger Sub’s registered agent is Corporate Creations Network Inc., 3411 Silverside Road, Tatnall Building #104, Wilmington, Delaware 19810. After the consummation of the Business Combination, Merger Sub will cease to exist as a separate legal entity.

Coincheck

Coincheck, Inc. (“Coincheck”) was incorporated under the laws of Japan in 2012 as ResuPress K.K. and subsequently changed its corporate name to Coincheck, Inc. in 2017. Since April 2018, Coincheck has been a consolidated subsidiary of Monex. Monex is a holding company for diverse regulated financial businesses and is listed on the Prime Market of the Tokyo Stock Exchange. As a public company, Monex reports its annual and quarterly financial results as required by the Financial Instruments and Exchange Act (“FIEA”) in Japan, and had a market capitalization of ¥144 billion as of September 30, 2023 and total assets on a consolidated basis of ¥1,574.3 billion, compared to Coincheck’s total assets of ¥365.5 billion, as of September 30, 2023.

Coincheck is a leading company in the Japanese crypto exchange industry, operating cryptocurrency exchanges in Japan. Since the launch of our crypto asset exchange service “Coincheck” in 2014, we have provided our customers with the opportunity to become familiar with the “new value exchange” that we believe will be created by crypto assets and blockchain by offering a service that is easy to use for anyone, regardless of financial or IT literacy.

During the two years ended March 31, 2022, over 90% of Coincheck’s total revenue was derived from transaction revenue from transactions on Coincheck’s Marketplace platform business. Coincheck’s total revenue increased over the two-year period, although total revenue subsequently declined sharply in the fiscal year ended March 31, 2023 due to declines in the value of Bitcoin and other crypto assets traded on the Marketplace platform contributing to declines in total trading volume. However, transaction revenue from transactions on Coincheck’s Marketplace platform business still accounted for over 90% of Coincheck’s total revenue in the year ended March 31, 2023 and in the six months ended September 30, 2023. In addition, Coincheck provides custody services to its customers for their crypto assets. As of March 31, 2022, March 31, 2023 and September 30, 2023, Coincheck recognized ¥429,264 million, ¥288,639 million and ¥296,999 million, respectively, of safeguard liabilities on its consolidated statement of financial position with respect to such custody obligations, which corresponds to the amount of crypto assets deposited by customers excluding any crypto assets lent to Coincheck.

Coincheck is registered as a crypto asset exchange service provider with the Financial Services Agency of Japan (“JFSA”) under Japan’s Payment Services Act. Such registration makes Coincheck subject to the ongoing regulation and supervision of the JFSA with respect to exchange services for crypto assets but does not authorize Coincheck to offer trading in securities under the FIEA. Coincheck also conducts its operations subject to the rules of the Japan Virtual and Crypto assets Exchange Association (“JVCEA”), an industry self-regulatory organization. Those rules set forth the process for determining which digital assets will be considered “crypto assets” eligible to be traded on a crypto asset exchange.

The crypto exchange industry, in Japan and globally, is characterized by a rapid pace of change, volatility in the value of crypto assets, and an evolving regulatory environment. Marketplaces for NFTs, which Coincheck also operates, are also subject to an uncertain and evolving regulatory environment. NFTs are currently not regulated as “crypto assets” under Japan’s Payment Services Act, and it is uncertain how the legal and regulatory framework around NFTs will develop and how such developments will impact the Coincheck NFT Marketplace. The value of Bitcoin and many other crypto assets decreased significantly during 2022, including declines seen in November 2022 following the Chapter 11 bankruptcy filing of FTX Trading Ltd. (“FTX”), a Bahamas-based cryptocurrency exchange, and allegations of fraud and mismanagement of funds against its founder and former CEO. On June 5, 2023, the SEC filed a civil complaint in the U.S. District Court for the District of Columbia against Binance and other related entities, as well as Changpeng Zhao, Binance’s co-founder and CEO. The complaint consists of thirteen charges, including misleading investors and operating as an unregistered securities exchange, broker and clearing agency in violation of U.S. securities laws. Furthermore, on June 6, 2023, the SEC filed a complaint in the U.S. District Court for the Southern District of New York against Coinbase for operating as an unregistered securities exchange, broker and clearing agency, and for the unregistered offer and sale of securities in connection with its staking-as-a-service program. On November 2, 2023, Sam Bankman-Fried, the founder of FTX, was found guilty of all seven criminal counts of fraud against him, and on November 21, 2023, Binance and Changpeng Zhao, the co-founder and CEO of Binance, pled guilty to federal criminal charges that Binance violated and caused a financial institution to violate the Bank Secrecy Act, with Binance entering into a $4.3 billion settlement with the U.S. Justice Department in addition to the confiscation of certain assets and Changpeng Zhao stepping down as CEO and accepting an individual fine of $50 million. These events have created heightened uncertainty about the markets for crypto assets and calls for strengthened global regulation. In evaluating Coincheck, you should carefully consider the risks relating to its business, including regulatory and compliance risks, disclosed under “Risk Factors — Risks Relating to Coincheck’s Business and Industry,” in addition to the other information disclosed in this proxy statement/prospectus.

The mailing address of Coincheck’s principal executive offices is E-Space Tower 10F, 3-6 Maruyama-cho, Shibuya-ku, Tokyo 150-0044, Japan, and its telephone number is +813-6450-6787.

Coincheck Group B.V.

Coincheck Group B.V. (“PubCo”) was incorporated by Monex Group, Inc. under the laws of the Netherlands as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) in February 2022 for the purpose of effectuating the Business Combination described herein and becoming the parent company of the combined business following the consummation of the Business Combination. After giving effect to the Share Exchange, PubCo will change its legal form to a Dutch public limited liability company (naamloze vennootschap) and be renamed Coincheck Group N.V.

PubCo was incorporated with an aggregate share capital of one (1) share of par value EUR 0.01, which share is issued and outstanding with Monex as of the date of this proxy statement/prospectus. For descriptions of PubCo’s securities, please see the section titled “Description of the Post-Combination Company’s Securities.”

The mailing address of PubCo’s registered office is Hoogoorddreef 15, 1101 BA, Amsterdam, Netherlands and its telephone number is +31 20-522-2555.

The Proposals to be Submitted at the Stockholders Meeting

Proposal No. 1 The Business Combination Proposal

Thunder Bridge is proposing that its stockholders approve and adopt the BCA (the “Business Combination Proposal”), pursuant to which, and subject to the satisfaction or waiver of the conditions to the Closing therein, (1) PubCo will issue ordinary shares to M1 GK and, pursuant to the Share Exchange, M1 GK, at that time a wholly-owned subsidiary of PubCo, will exchange all of its ordinary shares of PubCo for all of the outstanding common shares of Coincheck, resulting in Coincheck becoming a direct wholly-owned subsidiary of M1 GK and an indirect wholly-owned subsidiary of PubCo. After giving effect to the Share Exchange, PubCo will change its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap); (2) Merger Sub will merge with and into Thunder Bridge on the Closing Date, with Thunder Bridge continuing as the surviving corporation; (3) as a result of the Merger, each outstanding Public Share, for the avoidance of doubt, not including any Sponsor Shares as described below, will be exchanged for one PubCo Ordinary Share; (4) as a result of the Merger, each Sponsor Share will be exchanged for one PubCo Ordinary Share; and (5) as a result of the Merger, each outstanding Private Warrant and each outstanding Public Warrant will become a PubCo Warrant exercisable for the number of PubCo Ordinary Shares that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Business Combination.

Business Combination Agreement

In connection with the completion of the Business Combination, the Coincheck Shareholders will collectively receive as consideration for their existing equity interests in Coincheck:

(i)     125 million PubCo Ordinary Shares; and

(ii)    the contingent right to receive up to 50 million PubCo Ordinary Shares, subject to the satisfaction of certain stock-price based performance thresholds, (a) 25 million of which will be issued prior to the Closing and held in escrow and subject to forfeiture, and (b) 25 million of which will be newly issued by PubCo upon satisfaction of such stock-price based performance thresholds.

The obligations of the parties to the BCA to effect the Closing are subject to a number of closing conditions, including, among others:

With respect to the obligations of all of the parties to the BCA:

a)      The applicable waiting period(s) under the FEFTA in respect of the Business Combination (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of a governmental authority) will have expired or been terminated, and no governmental authority having the power to regulate Coincheck shall have opposed, and failed to withdraw its opposition to, the Business Combination;

b)      There will not be in force any governmental order enjoining or prohibiting the consummation of the Business Combination;

c)      Thunder Bridge will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

d)      Necessary approvals will have been duly obtained by: (i) Thunder Bridge in accordance with the Delaware General Corporation Law (“DGCL”), the Thunder Bridge organizational documents and the rules and regulations of Nasdaq; (ii) PubCo in accordance with applicable laws and PubCo’s governing documents; and (iii) Merger Sub in accordance with the DGCL and Merger Sub’s governing documents;

e)      The registration statement on Form F-4 filed with the SEC by PubCo will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

f)      The PubCo Ordinary Shares to be issued in connection with the Business Combination will have been approved for listing on Nasdaq; and

g)      The PubCo Reorganization will have been consummated.

With respect to the obligations of Thunder Bridge:

a)      Certain representations of PubCo contained in the BCA (including representations and warranties of PubCo with respect to its corporate organization and due authorization to enter into the BCA and consummate the Business Combination) will be true and correct (without giving any effect to materiality or “Material Adverse Effect” qualifiers) in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will have been true and correct in all material respects at and as of such date;

b)      The representations and warranties of PubCo with respect to PubCo’s and its subsidiaries’ current capitalization and of Coincheck with respect to Coincheck’s current capitalization and absence of changes since the last balance sheet date will be true and correct in all respects of the Closing Date. Other representations and warranties of Coincheck contained in the BCA will be true and correct (without giving effect to materiality or “Material Adverse Effect” qualifiers) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will have been true and correct at and as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to imminently result in, a “Material Adverse Effect” as defined in the BCA;

c)      The covenants and agreements of Coincheck to be performed as of or prior to the Closing will have been performed in all material respects;

d)      Coincheck will have delivered to Thunder Bridge a certificate signed by an officer of Coincheck, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in the foregoing clauses (a) through (c) have been fulfilled; and

e)      Thunder Bridge will have received a duly executed Lock-up Agreement from each Coincheck Shareholder other than Monex.

With respect to the obligations of Coincheck, among others:

a)      Certain representations of Thunder Bridge contained in the BCA (including representations and warranties of Thunder Bridge with respect to its corporate organization and authorization to enter into the BCA and consummate the Business Combination) will be true and correct (without giving any effect to materiality or material adverse effect qualifiers) in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly related to an earlier date, which representations and warranties will have been true and correct in all material respects at and as of such date;

b)      Representations and warranties of Thunder Bridge with respect to its business activities and capitalization will be true and correct in all respects as of the Closing Date;

c)      Each of the other representations and warranties of Thunder Bridge contained in the BCA (without giving any effect to materiality or material adverse effect qualifiers) will be true and correct, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, any failure to be so true and correct that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Thunder Bridge;

d)      The covenants of Thunder Bridge to be performed as of or prior to the Closing will have been performed in all material respects;

e)      The available cash of Thunder Bridge at Closing will not be less than $100,000,000; and

f)      Thunder Bridge will have delivered to Coincheck a certificate signed by an officer of Thunder Bridge, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in the foregoing clauses (a) through (e) have been fulfilled.

Organizational Structure prior to the Business Combination

The diagram below depicts a simplified version of the organizational structures of Thunder Bridge and Coincheck prior to the Business Combination:

Intermediate Organizational Structure showing Business Combination

The diagram below shows the reorganization steps and share exchanges involved in the Business Combination:

Organizational Structure following the Business Combination

The diagram below depicts a simplified version of the organizational structure of PubCo after giving effect to the Business Combination (assuming no redemption by Public Stockholders):

Monex
Other Coincheck Shareholders
Public Shareholders
Sponsor
73.9%
9.1%
13.3%
3.7%
PubCo
M1 GK
Thunder Bridge
Coincheck

Other Agreements Relating to the Business Combination

Sponsor Support Agreement

In connection with Thunder Bridge’s entrance into the BCA, Thunder Bridge also entered into the Sponsor Support Agreement with the Sponsor, Gary A. Simanson (as managing member of the Sponsor), PubCo, Coincheck and Monex, in the form attached to this proxy statement/prospectus as Annex D, pursuant to which, among other things, the Sponsor agreed to vote any of the shares of Company Common Stock held by it in favor of the Business Combination, not to redeem any such shares at the special meeting of stockholders to be held in connection with the Business Combination, and to waive certain anti-dilution rights of the Founders Shares.

In addition, the Sponsor agreed not to transfer any of its PubCo Ordinary Shares for a period of 365 days, subject to early release as follows: (i) one-third of its PubCo Ordinary Shares following the Closing, if the last reported sale price of PubCo Ordinary Shares exceeds $15.00 per share for 20 out of any 30 consecutive trading days; (ii) one-third of its PubCo Ordinary Shares following the Closing, if the last reported sale price of PubCo Ordinary Shares exceeds $17.50 per share for 20 out of any 30 consecutive trading days; and (iii) one-third of its PubCo Ordinary Shares following the Closing, if the last reported sale price of PubCo Ordinary Shares exceeds $20.00 per share for 20 out of any 30 consecutive trading days.

For more information on the Sponsor Support Agreement, please see the section entitled “Certain Agreements Related to the Business Combination — Sponsor Support Agreement.”

Monex Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, Thunder Bridge, PubCo and Monex entered into the Monex Support Agreement, in the form attached to this proxy statement/prospectus as Annex E, pursuant to which, among other things, Monex (in its capacity as the sole shareholder of PubCo) agreed to (i) vote in favor of the PubCo Restructuring and PubCo Reorganization, in each case as contemplated by the Business Combination Agreement and the Transactions, (ii) deliver a duly executed copy of the Registration Rights Agreement on the Closing Date, and (iii) the lock-up restrictions in the Monex Support Agreement. In addition, PubCo (in its capacity as the sole shareholder of Merger Sub) agreed to deliver a written consent approving the Business Combination Agreement and the transactions contemplated thereby.

In addition, Monex agreed not to transfer any of its PubCo Ordinary Shares for a period of 365 days after the Closing, subject to early release as follows: (i) one-third of its PubCo Ordinary Shares following the Closing, if the last reported sale price of PubCo Ordinary Shares exceeds $15.00 per share for 20 out of any 30 consecutive trading days; (ii) one-third of its PubCo Ordinary Shares following the Closing, if the last reported sale price of PubCo Ordinary Shares exceeds $17.50 per share for 20 out of any 30 consecutive trading days; and (iii) one-third of its PubCo Ordinary Shares following the Closing, if the last reported sale price of PubCo Ordinary Shares exceeds $20.00 per share for 20 out of any 30 consecutive trading days.

For more information on the Monex Support Agreement, please see the section entitled “Certain Agreements Related to the Business Combination — Monex Support Agreement.”

Lock-Up Agreements

In connection with Thunder Bridge’s entry into the BCA, Coincheck Shareholders (other than Monex) entered into lock-up agreements (the “Lock-Up Agreements” and each, a “Lock-Up Agreement”) with respect to their ordinary shares of Coincheck and PubCo Ordinary Shares (the “Lock-Up Shares”), in the form attached to this proxy statement/prospectus as Annex G, pursuant to which, each such Coincheck Shareholders agreed not to transfer any Lock-Up Shares for a period of 365 days after the Closing, subject to early release as follows: (i) one-third of its Lock-Up Shares following the Closing, if the last reported sale price of PubCo Ordinary Shares exceeds $15.00 per share for 20 out of any 30 consecutive trading days; (ii) one-third of its Lock-Up Shares following the Closing, if the last reported sale price of PubCo Ordinary Shares exceeds $17.50 per share for 20 out of any 30 consecutive trading days; and (iii) one-third of its Lock-Up Shares following the Closing, if the last reported sale price of PubCo Ordinary Shares exceeds $20.00 per share for 20 out of any 30 consecutive trading days.

For more information on the Lock-Up Agreements, please see the section entitled “Certain Agreements Related to the Business Combination — Lock-Up Agreements.”

Registration Rights Agreement

At the Closing, PubCo, the Sponsor, Monex and certain persons will enter into a registration rights agreement, in the form attached to this proxy statement/prospectus as Annex F, providing for the right to three demand registrations for Sponsor, unlimited demand registrations for Monex and unlimited piggy-back registrations with respect to the PubCo Ordinary Shares held by Monex or by the Sponsor and its permitted successors and assigns.

For more information on the Registration Rights Agreement, please see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”

Proposal No. 2 The Advisory Governance Proposals

Thunder Bridge is proposing that its stockholders approve and adopt, on a non-binding advisory basis, certain differences between Thunder Bridge’s current Certificate of Incorporation and Bylaws (the “existing charter”) and the proposed governance documents of PubCo, which are being presented separately in accordance with the requirements of the SEC as six Advisory Governance Proposals. By presenting these proposals separately, we intend to provide stockholders a means to communicate their separate views on important governance provisions to the board of directors:

(A)    Advisory Governance Proposal A — provides that there are no quorum requirements unless otherwise provided by Dutch law.

(B)    Advisory Governance Proposal B — provides that any action permitted to be taken by the shareholders of PubCo must be effected by a duly called annual or special meeting of shareholders and may not be effected by written consent of the shareholders.

(C)    Advisory Governance Proposal C — provides that any and all of the directors may be removed at any time by a resolution of the general meeting adopted with a simple majority of votes cast.

(D)    Advisory Governance Proposal D — provides that PubCo’s articles of association may only be amended by resolution of the general meeting, adopted at the proposal of the board of directors.

(E)    Advisory Governance Proposal E — provides that at any general meeting, only such matters as specified in the agenda for the general meeting or as otherwise announced in a similar manner, with due observance of the statutory term of convocation, can be validly resolved upon, unless the resolution concerned is adopted unanimously in a meeting where PubCo’s entire issued share capital is represented.

(F)    Advisory Governance Proposal F — provides for a one-tier board of directors, comprised of executive directors and non-executive directors.

Proposal No. 3 The Omnibus Incentive Plan Proposal

Thunder Bridge is proposing that its stockholders consider and vote upon a proposal to approve the Omnibus Incentive Plan to be effective after the closing of the Business Combination. We refer to this proposal as the “Omnibus Incentive Plan Proposal.” A summary of the Omnibus Incentive Plan is set forth in the section entitled “Proposal No. 3 — The Omnibus Incentive Plan Proposal” and a copy of the Omnibus Incentive Plan is attached to this proxy statement/prospectus as Annex C.

Proposal No. 4 The Stockholder Adjournment Proposal

Thunder Bridge is proposing that its shareholders consider and vote on a proposal to allow the Thunder Bridge Board to adjourn the Stockholders Meeting to a later date or dates, including, if necessary to permit further solicitation and vote of proxies if it is determined by Thunder Bridge that more time is necessary or appropriate to approve one or more Stockholder Proposals at the Stockholders Meeting (the “Stockholder Adjournment Proposal”). A summary of the Stockholder Adjournment Proposal is set forth in the section entitled “Proposal No. 4 — The Stockholder Adjournment Proposal” of this proxy statement/prospectus.

The Stockholders Meeting

Date, Time and Place of Stockholders Meeting

The Stockholders Meeting will be held at [•] at [•] a.m. Eastern Time, on [•], 2024, or at such other date, time and place to which such meeting may be adjourned and also via live webcast at https://www.cstproxy.com/thunderbridgecapitalpartnersiv/2024 to consider and vote upon the Stockholder Proposals, as a virtual meeting.

Record Date; Outstanding Shares; Stockholders Entitled to Vote

Thunder Bridge has fixed 5:00 p.m. Eastern Time on [•], 2024, as the Record Date for determining the Thunder Bridge stockholders entitled to notice of and to attend and vote at the Stockholders Meeting.

As of 5:00 p.m. Eastern Time on such date, there were 10,078,337 shares of Class A Common Stock, of which 5,913,195 shares are Founder Shares, outstanding and entitled to vote. The shares of Class A Common Stock and the Founder Shares vote together as a single class, except in the election of directors, as to which only the Founder Shares vote, and each share is entitled to one vote per share at the Stockholders Meeting. The Sponsor owns 5,913,195 Founder Shares, one share of Class B common stock of Thunder Bridge and 648,055 shares of Class A common stock of Thunder Bridge underlying the Private Placement Units. The Class B common stock is convertible into shares of Class A common stock on a one-for-one basis at any time at the option of the holder, or automatically upon the closing of the Business Combination. Pursuant to the Insider Letter Agreement among Thunder Bridge, the Sponsor and Thunder Bridge’s directors and officers, (i) the 5,913,195 Founder Shares owned by the Sponsor and (ii) any other shares of Thunder Bridge Common Stock owned by the Sponsor or Thunder Bridge’s officers and directors will be voted in favor of the Business Combination at the Stockholders Meeting. Pursuant to the Sponsor Support Agreement, the Sponsor agreed to vote any of the shares of Company Common Stock held by it in favor of the Business Combination, not to redeem any such shares at the special meeting of stockholders to be held in connection with the Business Combination, and to waive certain anti-dilution rights of the Founders Shares.

Proxy Solicitation

Proxies with respect to the Stockholders Meeting may be solicited by telephone, by facsimile, by mail, on the internet or in person. Thunder Bridge has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares at the virtual meeting if it revokes its proxy before the Stockholders Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “The Stockholders Meeting of Thunder Bridge — Revocability of Proxies.”

Quorum and Required Vote

A quorum of Thunder Bridge stockholders is necessary to hold the Stockholders Meeting. The presence, in person or by proxy, of Thunder Bridge stockholders representing a majority of the shares of Thunder Bridge Common Stock issued and outstanding on the Record Date and entitled to vote on the Stockholder Proposals to be considered at the Stockholders Meeting will constitute a quorum for the Stockholders Meeting.

Each of the Business Combination Proposal and the Omnibus Incentive Plan Proposal is interdependent upon the others and must be approved in order for Thunder Bridge to complete the Business Combination as contemplated by the BCA. The Business Combination Proposal requires the affirmative vote of a majority of the outstanding Thunder Bridge Common Stock. The Advisory Governance Proposals, the Omnibus Incentive Plan Proposal and the Stockholder Adjournment Proposal require the affirmative vote of a majority of the votes cast by the stockholders present in person or represented in proxy and entitled to vote thereon.

Regulatory Approvals

The consummation of the Business Combination is subject to certain required regulatory approvals, including under FEFTA. The parties to the BCA have agreed to cooperate with each other to make all necessary filings and submissions under FEFTA and all other filings required by the antitrust, competition, and foreign investment laws of any other jurisdiction.

See “Stockholder Proposal No. 1 — The Business Combination Proposal — Regulatory Approvals Required for the Business Combination” for additional information.

Appraisal Rights

Thunder Bridge’s stockholders do not have appraisal rights under the DGCL or otherwise in connection with the Business Combination Proposal or the other Stockholder Proposals.

Redemption Rights

Pursuant to Thunder Bridge’s charter, a Public Stockholder may request that Thunder Bridge redeem all or a portion of such Public Stockholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     hold Public Shares or hold Public Shares through Thunder Bridge Units and you elect to separate your Thunder Bridge Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)     prior to 5:00 p.m., Eastern Time, on            , 2024 (two business days prior to the vote at the Stockholders Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, Thunder Bridge’s transfer agent (the “Transfer Agent”), that Thunder Bridge redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

As noted above, holders of Thunder Bridge Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Thunder Bridge Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Thunder Bridge Units into the underlying Public Shares and Public Warrants, or if a holder holds Thunder Bridge Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so.

Public Stockholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the Transfer Agent, Thunder Bridge will redeem each such Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. As of December 31, 2023, this would have amounted to approximately $10.60 per Public Share.

If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may not be withdrawn once submitted to Thunder Bridge unless the Thunder Bridge Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. Thunder Bridge will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “The Stockholders Meeting of Thunder Bridge — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash. If the Business Combination is not completed, such Public Shares will not be redeemed for cash.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

In order for Public Stockholders to exercise their redemption rights in respect of the Business Combination Proposal, Public Stockholders must properly exercise their right to redeem the Public Shares they hold no later than the close of the vote on the Business Combination Proposal and deliver their share certificates (if any) and other redemption forms (either physically or electronically) to the transfer agent prior to 5:00 p.m., Eastern Time, on            , 2024 (two business days prior to the vote at the Stockholders Meeting). Immediately following the consummation of the Business Combination, Thunder Bridge will satisfy the exercise of redemption rights by redeeming the Public Shares issued to the Public Stockholders that validly exercised their redemption rights.

Holders of Thunder Bridge’s Private Placement Units will not have redemption rights with respect to any of those securities (including any shares underlying such Private Placement Units).

Material U.S. Federal Income Tax Consequences

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations of the Redemption Rights and the Business Combination — Certain U.S. Federal Income Tax Consequences of the Business Combination” below (including the discussion of Section 367(a) of the Internal Revenue Code of 1986, as amended (the “Code”)), the transfer by U.S. holders (as defined below) of their Thunder Bridge Common Stock to PubCo pursuant to the Business Combination Agreement, taken together with the related transactions, should qualify either as a transfer of property to a corporation under Section 351 of the Code or as a reorganization under Section 368 of the Code.

Thunder Bridge and PubCo have agreed pursuant to the Business Combination Agreement to report the Business Combination as a reorganization under Section 368 of the Code. If the Business Combination is treated as a reorganization under Section 368 of the Code, a U.S. holder of Public Warrants that are converted to PubCo Warrants likely would not recognize gain or loss. However, the qualification of the Business Combination as a reorganization under Section 368 of the Code is uncertain. If the Business Combination is not treated as a reorganization under Section 368 of the Code, a U.S. holder that solely owns Public Warrants generally will be required to recognize gain or loss upon the conversion of those Public Warrants to PubCo Warrants and a U.S. holder that owns Public Warrants and Thunder Bridge Common Stock generally will be required to recognize gain (but may not be permitted to recognize loss) upon receipt of the PubCo Warrants.

Section 367(a) of the Code and the Treasury regulations promulgated thereunder impose certain additional requirements for U.S. holders to qualify for tax-deferred treatment with respect to the exchange of Thunder Bridge Common Stock and/or the conversion of the Public Warrants. If those additional requirements are not met, it could result in holders recognizing a greater amount of gain for U.S. federal income tax purposes than they would have recognized if the Business Combination and related transactions had not qualified for non-recognition of gain or loss or Section 367(a) of the Code had not applied.

For a more complete discussion of the U.S. federal income tax considerations of the Business Combination, see “Material U.S. Federal Income Tax Considerations of the Redemption Rights and the Business Combination — Certain U.S. Federal Income Tax Consequences of the Business Combination.”

Holders of shares of Thunder Bridge Common Stock and Public Warrants should read carefully the information included under “Material U.S. Federal Income Tax Considerations of the Redemption Rights and the Business Combination” for a detailed discussion of material U.S. federal income tax consequences relating to the Business Combination, including the receipt of cash pursuant to the exercise of redemption rights with respect to the shares of Thunder Bridge Common Stock, and the material U.S. federal tax consequences of the ownership and disposition of PubCo Ordinary Shares and PubCo Warrants after the Business Combination.

Material Dutch Tax Considerations

Holders of Public Shares and/or Public Warrants who exchange their Public Shares or Public Warrants for PubCo Ordinary Shares or PubCo Warrants should read “Material Dutch Tax Considerations of Acquiring, Owning or Disposing of PubCo Ordinary Shares or PubCo Warrants” beginning on page 126 of this proxy statement/prospectus for a discussion of material Dutch tax consequences of the acquisition, holding, settlement, redemption and disposal of PubCo Ordinary Shares or PubCo Warrants after the Business Combination. Prospective holders of PubCo Ordinary Shares or PubCo Warrants are urged to consult their own tax advisors to determine the tax consequences applicable to them (including the application and effect of any local, income and other tax laws) of the acquisition, holding, settlement, redemption and disposal of PubCo Ordinary Shares or PubCo Warrants.

Holders of shares of Thunder Bridge Common Stock and Public Warrants are urged to consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Business Combination, including the U.S. federal income tax consequences and the Japanese and Dutch tax consequences of the acquisition, holding, redemption and disposition of PubCo Ordinary Shares or acquisition, holding, exercise or disposition of PubCo Warrants.

Anticipated Accounting Treatment of the Business Combination

The Business Combination will be accounted for similar to a capital reorganization. Under this method of accounting, Thunder Bridge will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Coincheck issuing shares at the Closing of the Business Combination for the net assets of Thunder Bridge as of the Closing Date, accompanied by a recapitalization. The net assets of Thunder Bridge will be stated at historical cost, with no goodwill or other intangible assets recorded.

This determination was primarily based on the expectation that the existing Coincheck stockholders have created and will control PubCo and its subsidiaries used to effect the Business Combination, will have a majority of the voting power of PubCo under the minimum and Maximum Redemption Scenarios, and will comprise a majority of the governing body of PubCo.

The Business Combination is not within the scope of IFRS 3 since there is no change in control based on the continued control of PubCo by existing Coincheck stockholders and Thunder Bridge does not meet the definition of a business in accordance with IFRS 3; as such, the Business Combination is accounted for within the scope of IFRS 2. Any excess of fair value of Coincheck shares issued over the fair value of Thunder Bridge’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Thunder Bridge Board in favor of adoption of the Business Combination Proposal, each of the Advisory Governance Proposals, the Omnibus Incentive Plan Proposal and the Stockholder Adjournment Proposal, you should keep in mind that Thunder Bridge’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. The existence of any financial and personal interests of one or more of Thunder Bridge’s directors may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Thunder Bridge and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Stockholder Proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Thunder Bridge’s Directors and Officers and Others in the Business Combination” in this proxy statement/prospectus for a further discussion of such interests and potential conflicts of interest.

Comparative Per Share Information

The following table sets forth the historical comparative share information for Thunder Bridge and Coincheck on a stand-alone basis and the unaudited pro forma condensed combined share information for the six months ended September 30, 2023, after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•        Assuming No Redemption:    This presentation assumes no Thunder Bridge shareholders exercise redemption rights with respect to their Class A Shares upon the consummation of the Business Combination.

•        Assuming Maximum Redemption:    This presentation assumes the redemption of 3.5 million shares of Thunder Bridge Class A common stock, inclusive of interest earned on the Trust Account, resulting in a total aggregate redemption of ¥5,271 million from the Trust Account.

This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Thunder Bridge and Coincheck and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Thunder Bridge and Coincheck is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Thunder Bridge and Coincheck would have been had the companies been combined during the periods presented.

(in millions of yen, except share and per share amounts)	Coincheck (IFRS Historical)	Thunder Bridge (US GAAP Historical As Converted to IFRS)	Combined Pro Forma
			(Assuming No Redemption)	(Assuming Max Redemption)
As of and for the Six Months Ended September 30, 2023
Total equity (deficit)	10,095	(2,034)	(54,185)	(58,095)
Net profit (loss)	(382)	24	(469)	(469)
Common stock issued and outstanding(1)	2,021,967	6,561,251	130,300,677	126,783,590
Weighted-average shares outstanding – basic(1)	2,021,967	24,300,840	130,300,677	126,783,590
Weighted-average shares outstanding – diluted(1)	2,021,967	24,300,840	130,300,677	126,783,590
Total equity (deficit) per share(1)	4,992.66	(310.00)	(415.85)	(458.22)
Earnings (loss) per share – basic	188.87	35.94	(3.60)	(3.70)
Earnings (loss) per share – diluted	188.87	35.94	(3.60)	(3.70)

____________

(1)      Includes Class A common stock subject to possible redemption.

Market Information and Holders of Record

Thunder Bridge Class A common stock is listed on the Nasdaq Global Market under the symbol “THCP.” As of [•], 2024, Thunder Bridge had [•] shares of Class A common stock outstanding and approximately 1 stockholder of record.

The following table presents the closing sale price per share of Thunder Bridge Class A common stock on March 21, 2022, the last trading day before the date the Business Combination Agreement was executed, and [•], 2024, the last practicable trading day prior to the date of this proxy statement/prospectus.

Date	THCP Closing Price
March 21, 2022		$9.65
[•], 2024	$	[•]

Risk Factors

In evaluating the Stockholder Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

Risk Factors Summary

The transactions described in this proxy statement/prospectus involve various risks, and you should carefully read and consider the factors discussed under “Risk Factors.” The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect PubCo and Thunder Bridge’s ability to effect the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of Thunder Bridge prior to the Business Combination and that of PubCo subsequent to the Business Combination. Such risks include, but are not limited to:

Risks Relating to Coincheck’s Business and Industry

•        Our total revenue is substantially dependent on the prices of crypto assets and volume of transactions conducted on our Marketplace platform. If such prices or volumes decline, our business, operating results, and financial condition would be adversely affected, as well as our stock price following the listing of PubCo’s shares.

•        Our operating results have and are expected to significantly fluctuate from period to period.

•        If the utility and usage of crypto assets, the development of which is difficult to predict, do not grow as we expect, our business, operating results, and financial condition could be adversely affected.

•        Changes in economic conditions and consumer sentiment in Japan could cause demand for our products and services to be lower than we anticipate.

•        Cyberattacks and security breaches of our cryptocurrency exchanges or NFT marketplace, or those impacting our customers or third parties, could adversely impact our brand and reputation and our business, operating results, and financial condition.

•        Due to our limited operating history, it may be difficult to evaluate our business and future prospects, and we may not be able to achieve or maintain profitability in any given period.

•        The majority of our revenue is from transactions in certain crypto assets, such as Bitcoin, Ethereum or other specific crypto assets. If demand for any particular crypto asset declines and is not replaced by new demand, our business, operating results, and financial condition could be adversely affected.

•        We are subject to extensive regulation in Japan and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

•        We could be subject to administrative sanctions, including fines, or legal claims if we are found to have offered services in violations of the laws of jurisdictions other than Japan or to have violated international sanctions regimes.

•        We operate in a highly competitive industry and our business, operating results, and financial condition may be adversely affected if we are unable to respond to and compete against our competitors effectively.

•        We compete against a growing number of decentralized and noncustodial platforms and our business may be adversely affected if we fail to compete effectively against them.

•        If we cannot keep pace with rapid industry changes to provide new and innovative products and services, the use of our products and services, and consequently our total revenue, could decline, which could adversely impact our business, operating results, and financial condition.

•        We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may impair our and the Post-Combination Company’s ability to produce timely and accurate financial statements or comply with applicable laws and regulations, which may adversely affect investor confidence.

•        A particular crypto asset’s status as a “security” in any relevant jurisdiction remains subject to a high degree of uncertainty.

•        We also operate Coincheck NFT Marketplace, which may expose us to legal, regulatory, and other risks that could adversely affect our business, operating results, and financial condition.

•        We currently rely on third-party service providers for certain aspects of our operations, and any interruptions in services provided by these third parties may impair our ability to support our customers.

•        Any significant disruption in our products and services, in our information technology systems, or in any of the blockchain networks we support, could result in a loss of customers or funds and adversely impact our brand and reputation and our business, operating results, and financial condition.

•        We suffered a significant loss of customer funds due to hacking in 2018 and any future failure to safeguard and manage our customers’ crypto assets could adversely impact our business, operating results, and financial condition.

•        The loss or destruction of private keys required to access any crypto assets held in custody for our customers may be irreversible. If we are unable to access private keys or if we experience a hack or other data loss relating to our ability to access any crypto assets, it could cause regulatory scrutiny, reputational harm and other losses.

•        If we fail to retain existing customers or add new customers, or if our customers decrease their level of engagement with our products, services and platform, our business, operating results, and financial condition may be significantly harmed.

•        Many of our customers are first-time users and our trading volumes and revenues could be reduced if these customers stop trading crypto assets altogether or stop using our cryptocurrency exchanges for their trading activities.

•        If we expand our international activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to investigations and enforcement actions by non-Japanese regulators and governmental authorities.

•        We may suffer losses due to staking and other related services that we have provided or may provide in the future to our customers.

•        We may be exposed to transactional losses due to chargebacks as a result of fraud or uncollectibility that may adversely impact our business, operating results, and financial condition.

•        We may make acquisitions and investments, which could require significant management attention, disrupt our business, result in dilution to our stockholders, and adversely affect our financial results.

•        If we fail to develop, maintain, and enhance our brand and reputation, our business, operating results, and financial condition may be adversely affected.

•        Our key business metrics and other estimates are subject to inherent challenges in measurement, and our business, operating results, and financial condition could be adversely affected by real or perceived inaccuracies in those metrics.

•        Unfavorable media coverage could negatively affect our business.

•        Our cryptocurrency exchanges or NFT marketplace may be exploited to facilitate illegal activity such as fraud, money laundering, gambling, tax evasion, and scams. If any of our customers use our cryptocurrency exchanges and NFT marketplace to further such illegal activities, our business could be adversely affected.

•        Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results, and financial condition.

•        We may suffer losses due to abrupt and erratic market movements.

Risks Relating to Crypto Assets

•        Negative publicity associated with crypto asset platforms, including instances of potential fraud, the bankruptcy of industry participants and the violation of applicable legal and regulatory requirements, may cause existing and potential customers to lose confidence in crypto asset platforms.

•        Depositing and withdrawing crypto assets into and from our cryptocurrency exchanges involve risks, which could result in loss of customer assets, customer disputes and other liabilities, which could adversely impact our business.

•        A temporary or permanent blockchain “fork” to any supported crypto asset could adversely affect our business.

•        We currently support, and expect to continue to support, certain smart contract-based crypto assets. If the underlying smart contracts for these crypto assets do not operate as expected, they could lose value and our business could be adversely affected.

•        From time to time, we may encounter technical issues in connection with the integration of supported crypto assets and changes and upgrades to their underlying networks, which could adversely affect our business.

•        If miners or validators of any supported crypto asset demand high transaction fees, our operating results may be adversely affected.

•        The nature of our business requires the application of complex financial accounting and tax rules, and there is limited guidance from accounting standard setting bodies and taxing authorities. If financial accounting standards undergo significant changes or taxing authorities announce new tax rules, our operating results could be adversely affected.

Risks Relating to Government Regulation and Privacy Matters

•        Global regulation of crypto assets or crypto asset platforms may develop in ways that limit the potential for growth in usage and acceptance of crypto assets.

•        We obtain and process a large amount of sensitive customer data. Any real or perceived improper use of, disclosure of, or access to such data could harm our reputation, as well as have an adverse effect on our business.

Risks Relating to Third Parties

•        Our current and future services are dependent on payment networks and acquiring processors, and any changes to their rules or practices could adversely impact our business.

•        We rely on third parties to perform certain key functions, and their failure to perform those functions could adversely affect our business, financial condition and results of operations.

•        Our success depends in part upon continued distribution through app stores and effective operation with mobile operating systems, networks, technologies, products, hardware and standards that we do not control.

•        We are exposed to credit risks due to our reliance on cryptocurrency exchange brokers, which may cause us to incur financial or reputational harm.

Risks Relating to Intellectual Property

•        Our intellectual property rights are valuable, and any inability to protect them could adversely impact our business, operating results, and financial condition.

•        We may be subject to claims for alleged infringement of proprietary rights of third parties.

•        Our cryptocurrency exchanges and NFT marketplace contain third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could harm our business.

Risks Relating to Coincheck’s Employees and Other Service Providers

•        The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition.

•        In the event of employee or service provider misconduct or error, our business may be adversely impacted.

General Risk Factors

•        Pandemics or disease outbreaks, such as the COVID-19 pandemic, have had and could in the future have an adverse effect on our business, operating results, and financial condition.

•        We may be adversely affected by natural disasters and other catastrophic events that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Risks Related to Thunder Bridge and the Business Combination

•        There can be no assurance that the Post-Combination Company’s ordinary shares will be approved for listing on Nasdaq or any other exchange or that the Post-Combination Company will be able to comply with the continued listing standards of Nasdaq or any other exchange.

•        Subsequent to the consummation of the Business Combination, the Post-Combination Company may be required to take write-downs or write-offs, or the Post-Combination Company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the Post-Combination Company’s financial condition, results of operations and the price of the Post-Combination Company’s securities, which could cause you to lose some or all of your investment.

•        If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Thunder Bridge’s securities or, following the Closing, PubCo’s securities, may decline.

•        The unaudited pro forma financial information included herein may not be indicative of what the Post-Combination Company’s actual financial position or results of operations would have been.

•        The Sponsor and Thunder Bridge’s executive officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

•        Thunder Bridge may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.

•        The Sponsor or Thunder Bridge’s directors, executive officers or advisors or their respective affiliates may elect to purchase shares from Public Stockholders, which may influence the vote on the Business Combination and reduce the public “float” of Thunder Bridge Common Stock.

•        The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares in the event we complete an initial business combination. In addition, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event we complete an initial business combination, even if the business combination causes the trading price of the Post-Combination Company’s ordinary shares to materially decline.

•        Public Stockholders who redeem their shares of Thunder Bridge Common Stock may continue to hold any Public Warrants they own, which results in additional dilution to non-redeeming holders upon exercise of the Public Warrants.

•        Thunder Bridge’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

•        There are risks to our stockholders who are not affiliates of the Sponsor of becoming stockholders of the Post-Combination Company through the Business Combination rather than acquiring securities of Coincheck directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

•        Certain of our officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

•        Deferred underwriting fees in connection with the IPO and payable at the consummation of our initial business combination will not be adjusted to account for redemptions by our Public Stockholders; if our Public Stockholders exercise their redemption rights, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase.

•        Thunder Bridge stockholders who do not redeem their shares of Thunder Bridge Common Stock will have reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

•        Thunder Bridge’s ability to successfully effect the Business Combination and the Post-Combination Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Coincheck, all of whom we expect to stay with the Post-Combination Company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

•        Thunder Bridge’s board of directors did not obtain a fairness opinion in determining whether to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

•        Unlike many blank check companies, Thunder Bridge does not have a specified maximum redemption threshold, except that in no event will Thunder Bridge redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. The absence of such a redemption threshold may make it easier for Thunder Bridge to consummate the Business Combination even if a substantial majority of Thunder Bridge’s stockholders do not agree.

•        Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their securities, potentially at a loss.

•        If third parties bring claims against Thunder Bridge, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

•        Thunder Bridge’s directors may decide not to enforce indemnification obligations against the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

•        Thunder Bridge’s stockholders may be held liable for claims by third parties against Thunder Bridge to the extent of distributions received by them.

•        We may amend the terms of the Thunder Bridge Warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding Public Warrants.

•        PubCo may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

•        Thunder Bridge will require Public Stockholders who wish to redeem their shares of Thunder Bridge Common Stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

•        We may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

•        The Thunder Bridge Warrants are accounted for as liabilities and the changes in value of the Thunder Bridge Warrants could have a material effect on Thunder Bridge’s financial results.

•        Certain agreements relating to the Business Combination include a jury trial waiver that may limit the ability of the respective signatories thereto, some of whom may be shareholders of the Post-Combination Company, to bring or demand a jury trial in any litigation for claims based upon, arising out of or related to such agreement or the transactions contemplated thereby, which may discourage lawsuits with respect to such claims.

•        Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or non-performance by financial institutions, could adversely affect our business, financial condition or results of operations, or our prospects.

•        Market conditions, economic uncertainty or downturns could adversely affect our business, financial condition, operating results and our ability to consummate a Business Combination.

•        If Thunder Bridge is deemed to be an investment company for purposes of the Investment Company Act, Thunder Bridge would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that we would not be deemed an investment company, we may abandon our efforts to complete an initial Business Combination and instead liquidate the company.

•        Thunder Bridge has received the Total Stockholders Notice from Nasdaq advising that we have fallen below the 400 total holders minimum to be compliant with the Total Stockholders Rule for continued listing on the Nasdaq Global Market. If Thunder Bridge cannot regain compliance, Thunder Bridge’s securities could be subject to delisting and the liquidity and the trading price of Thunder Bridge’s securities could be adversely affected.

•        There is substantial doubt about Thunder Bridge’s ability to continue as a “going concern”.

Risks Relating to Tax Matters

•        A 1% U.S. federal excise tax may be imposed on us with respect to our redemptions of Public Shares (in connection with the Business Combination or other Thunder Bridge stockholder vote pursuant to which Thunder Bridge stockholders would have a right to submit their shares for redemption).

•        The imposition of additional or higher taxes, whether resulting from a change of tax laws or a different interpretation or application of tax laws, could affect demand for our exchange services and/or may otherwise have a material adverse effect on our business, results from operations and/or financial condition.

•        If PubCo ceases to be a Dutch tax resident for the purposes of a tax treaty concluded by the Netherlands and in certain other events, we could potentially be subject to a proposed Dutch dividend withholding tax in respect of a deemed distribution up to our entire market value less paid-up capital insofar as it exceeds EUR 50 million.

•        We may not be eligible for withholding tax relief benefits in respect of income received by us under relevant treaties for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital and may be required to adopt additional measures to claim such benefits under the relevant tax treaties.

•        PubCo operates so as to be treated exclusively as a resident of the Netherlands for tax purposes, but other jurisdictions may also claim taxation rights over PubCo.

Risks Relating to PubCo and its Shares Following the Business Combination

•        The Post-Combination Company may issue additional ordinary shares or other equity securities, which would dilute your ownership interests and may depress the market price of the Post-Combination Company’s ordinary shares.

•        Following the consummation of the Business Combination, the Post-Combination Company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

•        PubCo will qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such PubCo is exempt from certain provisions applicable to United States domestic public companies.

•        The Post-Combination Company will be a Dutch public company with limited liability, and its shareholders may have rights different to those of shareholders of companies organized in the United States.

•        Our largest shareholder, Monex, will continue to exercise control over us after the Business Combination and may have interests that differ from or conflict with ours and exert influence over our management policies.

Recommendation to Stockholders of Thunder Bridge

The Thunder Bridge Board has unanimously approved the Stockholder Proposals.

The Thunder Bridge Board unanimously recommends that stockholders:

•        Vote “FOR” the Business Combination Proposal;

•        Vote “FOR” each of the Advisory Governance Proposals;

•        Vote “FOR” the Omnibus Incentive Plan Proposal;

•        Vote “FOR” the Stockholder Adjournment Proposal, if it is presented at the Stockholders Meeting.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Stockholders Meeting of Thunder Bridge, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Thunder Bridge stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q.     Why am I receiving this proxy statement/prospectus?

A.     You are receiving this proxy statement/prospectus in connection with the Stockholders Meeting of Thunder Bridge. Thunder Bridge is holding the Stockholders Meeting to consider and vote upon the Stockholder Proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Thunder Bridge’s stockholders are being asked to consider and vote upon the Stockholder Proposals described below.

The presence, in person or by proxy, of Thunder Bridge stockholders representing a majority of the issued and outstanding common stock on the Record Date and entitled to vote on the Stockholder Proposals to be considered at the Stockholders Meeting, will constitute a quorum for the Stockholders Meeting.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q.     What matters will stockholders consider at the Stockholders Meeting?

A.     At the Thunder Bridge Stockholders Meeting, Thunder Bridge will ask its stockholders to vote in favor of the following proposals (the “Stockholder Proposals”):

•        The Business Combination Proposal — a proposal to approve the Business Combination Agreement, as amended, providing for, upon the terms and subject to the conditions thereof, a business combination between Thunder Bridge and PubCo, pursuant to which, among other things, M1 GK will effect a share exchange whereby Coincheck will become an indirectly wholly-owned subsidiary of PubCo and Merger Sub will merge with and into Thunder Bridge on the Closing Date and, following the Share Exchange Effective Time, Thunder Bridge will continue as the surviving corporation and, ultimately, a wholly-owned subsidiary of PubCo (collectively, the “Business Combination”).

•        The Advisory Governance Proposals — to approve and adopt, on a non-binding advisory basis, certain differences between Thunder Bridge’s existing charter and the proposed governance documents of PubCo, which are being presented separately in accordance with the requirements of the SEC as six Advisory Governance Proposals:

(A)    Advisory Governance Proposal A — provides that there are no quorum requirements unless provided otherwise by Dutch law.

(B)    Advisory Governance Proposal B — provides that any action permitted to be taken by the shareholders of PubCo must be effected by a duly called annual or special meeting of shareholders and may not be effected by written consent of the shareholders.

(C)    Advisory Governance Proposal C — provides that any and all of the directors may be removed at any time by a resolution of the general meeting adopted with a simple majority of votes cast.

(D)    Advisory Governance Proposal D — provides that the Post-Combination Company’s Articles of Association may only be amended by resolution of the general meeting, adopted at the proposal of the board.

(E)    Advisory Governance Proposal E — provides that at any general meeting, only such matters as specified in the agenda for the general meeting or as otherwise announced in a similar manner, with due observance of the statutory term of convocation, can be validly resolved upon, unless the resolution concerned is adopted unanimously in a meeting where PubCo’s entire issued share capital is represented.

(F)    Advisory Governance Proposal F — provides for a one-tier board, comprising executive directors and non-executive directors.

•        The Omnibus Incentive Plan Proposal — a proposal to approve the Omnibus Incentive Plan to be effective after the closing of the Business Combination.

•        The Stockholder Adjournment Proposal — a proposal to adjourn the Stockholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Stockholders Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Q.     Are any of the Stockholder Proposals conditioned on one another?

A.     Each of the Business Combination Proposal and the Omnibus Incentive Plan Proposal is interdependent upon the others and each must be approved in order for Thunder Bridge to complete the Business Combination as contemplated by the BCA.

Q.     What vote is required to approve the Stockholder Approvals?

A.     The Business Combination Proposal requires the affirmative vote of a majority of the outstanding Thunder Bridge Common Stock. The Advisory Governance Proposals, the Omnibus Incentive Plan Proposal and the Stockholder Adjournment Proposal require the affirmative vote of a majority of the issued and outstanding shares of Thunder Bridge’s common stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy at the Stockholders Meeting and entitled to vote thereon, voting as a single class. Pursuant to the Sponsor Support Agreement, in the form attached to this proxy statement/prospectus as Annex D, our Sponsor has agreed to vote its Founders Shares in favor of the BCA and the transactions contemplated by the BCA. As a result, none of the outstanding Thunder Bridge Public Shares need to be voted in favor in order to approve the BCA assuming all issued and outstanding Thunder Bridge Common Stock is voted.

Q.     What will happen upon the consummation of the Business Combination?

A.     See “Stockholder Proposal:1 The Business Combination Proposal” for further information on the consideration being paid in the Business Combination.

Q.     Why is Thunder Bridge proposing the Business Combination Proposal?

A.     Thunder Bridge was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Since Thunder Bridge’s organization, the Thunder Bridge team has sought to identify suitable candidates in order to effect such a transaction. In its review of Coincheck, the Thunder Bridge Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the Thunder Bridge Board has determined that the Business Combination presents a highly-attractive business combination opportunity and is in the best interests of Thunder Bridge stockholders. The Thunder Bridge Board believes that, based on its review and consideration, the Business Combination with Coincheck presents an opportunity to increase stockholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Thunder Bridge shareholder approval of the Business Combination is required by the Business Combination Agreement.

Under Thunder Bridge’s amended and restated certificate of incorporation, Thunder Bridge must provide all Public Stockholders with the opportunity to have their Public Shares redeemed for cash upon the consummation of Thunder Bridge’s initial business combination in conjunction with a stockholder vote.

Q.     What will Coincheck stockholders receive in the Exchange?

A.     Coincheck stockholders will receive shares of PubCo in exchange for common shares of Coincheck.

Q.     What equity stake will current Thunder Bridge stockholders and Coincheck Stockholders have in the Post-Combination Company after the Closing?

A.     It is anticipated that, upon the completion of the Business Combination, the ownership of the Post-Combination Company will be as follows:

	Share ownership in the Post-Combination Company
	Pro Forma Combined (Assuming No Redemptions Scenario)		Pro Forma Combined (Assuming 25% Redemptions Scenario)		Pro Forma Combined (Assuming 50% Redemptions Scenario)		Pro Forma Combined (Assuming Maximum Redemptions Scenario) (2)
Stockholder	Shares	%(1)	Shares	%(1)	Shares	%(1)	Shares	%(1)
Monex Group, Inc.(3)(4)	131,352,978	69.1%	131,352,978	69.4%	131,352,978	69.7%	131,352,978	70.4%
Other Coincheck Shareholders(3)	16,234,638	8.5%	16,234,638	8.6%	16,234,638	8.6%	16,234,638	8.7%
Thunder Bridge Public Stockholders(5)	3,517,087	1.8%	2,637,815	1.4%	1,758,543	0.9%	—	—%
Thunder Bridge Sponsor(6)	6,561,251	3.5%	6,561,251	3.5%	6,561,251	3.5%	6,561,251	3.5%
	157,665,954	82.9%	156,786,682	82.9%	155,907,410	82.8%	154,148,867	82.6%
Total pro forma book value(7)	$(54,185)		$(55,162)		$(56,140)		$(58,095)
Pro forma book value per share(8)	$(415.85)		$(426.22)		$(436.74)		$(458.22)
Potential Sources of Dilution(9)
Restricted Stock Units(10)	2,412,384	1.3%	2,412,384	1.3%	2,412,384	1.3%	2,412,384	1.3%
Unissued earn out shares(11)	25,000,000	13.1%	25,000,000	13.2%	25,000,000	13.3%	25,000,000	13.4%
Acquired Thunder Bridge Warrants(12)	4,860,168	2.6%	4,860,168	2.6%	4,860,168	2.6%	4,860,168	2.6%
Maximum working capital loan shares(13)	180,000	0.1%	180,000	0.1%	180,000	0.1%	180,000	0.1%
	190,118,506	100.0%	189,239,234	100.0%	188,359,962	100.0%	186,601,419	100.0%

____________

(1)      Percentages calculated on a fully-diluted basis giving effect to the issuance of all items listed under “Potential Sources of Dilution.” Actual percentages at Closing will vary.

(2)      Assumes Maximum Redemptions of 3,517,087 public shares of Thunder Bridge’s Common Stock (100.0%) in connection with the Business Combination.

(3)      Excludes an estimated 2,412,384 restricted stock units to be issued after the Closing of the Business Combination.

(4)      Includes 25,000,000 Escrowed Company Earn Out Shares, and excludes 25,000,000 unissued earn out shares, as they are contingently issuable based upon the earn-out target being achieved.

(5)      Excludes an estimated 4,730,557 shares underlying the Public Warrants beneficially held by the Thunder Bridge Public Stockholders.

(6)      Includes an estimated 2,365,278 shares held in escrow subject to earn-out targets, and excludes an estimated 129,611 shares underlying the Private Warrants beneficially held by the Sponsor.

(7)      See “Unaudited Pro Forma Condensed Combined Financial Information” for pro forma book value (i.e., total assets minus total liabilities) in the No Redemption Scenario and the Maximum Redemption Scenario. Pro forma book value for the 25% Redemption Scenario and 50% Redemption Scenario are calculated using the same method at the same assumed redemption price of ¥1,325.76 per share. Values are converted to dollars using the period end exchange rate as of December 31, 2022 of USD 1.00 to JPY 132.9160.

(8)      Pro forma book value per share is a result of pro forma book value divided by total shares outstanding excluding Potential Sources of Dilution.

(9)      Excludes [•] shares issuable pursuant to the Omnibus Incentive Plan.

(10)    Reflects 2,412,384 restricted stock units to be issued after the Closing of the Business Combination referenced in footnote (3), above.

(11)    Reflects 25,000,000 unissued earn out shares referenced in footnote (4), above.

(12)    Represents 4,730,557 shares underlying the Public Warrants and 129,611 shares underlying the Private Warrants referenced in footnote (5) and (6), respectively.

(13)    Pursuant to a promissory note with the Sponsor, Thunder Bridge may borrow funds to cover working capital needs up to $1,500,000 of which is convertible at the Sponsor’s election into units at a price of $10.00 per unit. Share amounts reflect the maximum of 150,000 shares underlying such units, and 30,000 shares underlying warrants underlying such units. Currently, there is $351,000 outstanding under such promissory note.

Each of our outstanding whole warrants is exercisable commencing 30 days following the Closing, for one PubCo Ordinary Share. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one PubCo Ordinary Share is issued as a result of such exercise, with payment to PubCo of the exercise price of $11.50 per whole warrant for one whole share, our fully-diluted share capital would increase by a total of 4,860,168 shares, with approximately $55.9 million paid to us to exercise the warrants, assuming cash exercise and no units issued upon conversion of Thunder Bridge working capital loans.

If the actual facts are different than the assumptions set forth above, the share numbers set forth above will be different. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that Coincheck does not issue any additional equity securities prior to the Business Combination. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account (i) potential future exercises of Thunder Bridge Warrants or Post-Combination Company warrants (the “Post-Combination Company Warrants”), (ii) shares issuable upon the exercise of outstanding options to purchase shares of Coincheck, or (iii) any shares issued pursuant to the Omnibus Incentive Plan.

Q.     What happens if I sell my shares of Thunder Bridge common stock before the Stockholders Meeting?

A.     The Record Date for the Stockholders Meeting will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Thunder Bridge common stock after the Record Date, but before the Stockholders Meeting, you will retain your right to vote at the Stockholders Meeting unless the transferee obtains from you a proxy to vote those shares.

Q.     Do Coincheck’s stockholders need to approve the Business Combination?

A.     An approval from Coincheck’s stockholders is not required. In order to effect the Business Combination, the controlling shareholder of Coincheck, Monex Group, has formed PubCo in the Netherlands and will cause a merger subsidiary in Japan, M1 GK to exchange all outstanding common shares of Coincheck for shares of PubCo.

Q.     Did Thunder Bridge’s board of directors obtain a third-party valuation or fairness opinion in determining whether to proceed with the Business Combination?

A.     Thunder Bridge’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Thunder Bridge’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. Thunder Bridge’s board of directors also determined, without seeking a valuation from a financial advisor, that Coincheck’s fair market value was at least 80% of Thunder Bridge’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of Thunder Bridge’s board of directors as described above in valuing Coincheck’s business and assuming the risk that Thunder Bridge’s board of directors may not have properly valued such business.

Q.     Do I have redemption rights?

A.     If you are a holder of Public Shares, you have the right to demand that Thunder Bridge redeem your Public Shares in exchange for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of Thunder Bridge’s IPO, calculated as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. We refer to these rights to demand redemption of the Public Shares as “redemption rights.” Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor and each of Thunder Bridge’s officers and directors, in connection with and as partial consideration for Thunder Bridge proceeding with its IPO, and for the covenants and commitments of Thunder Bridge set forth in a letter agreement with the Sponsor (but, for the avoidance of doubt, for no other or additional consideration in connection with the Business Combination), have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares that they may have acquired during or after Thunder Bridge’s IPO. These shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $37.3 million on December 31, 2023, the estimated per share redemption price would have been approximately $10.60. This is greater than the $10.00 IPO price of Thunder Bridge Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest will be net of taxes payable by Thunder Bridge), in connection with the liquidation of the Trust Account.

Q.     Will how I vote affect my ability to exercise redemption rights?

A.     No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of the Nasdaq Global Market or any other exchange.

Q.     How do I exercise my redemption rights?

A.     A holder of Public Shares may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a holder of Public Shares on the Record Date. If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that Thunder Bridge redeem your Public Shares for cash, and deliver your Public Shares to Continental Stock Transfer & Trust Company, Thunder Bridge’s transfer agent, physically or electronically using The Depository Trust Company’s (“DTC”) Deposit/Withdrawal at Custodian (“DWAC”) System no later than two business days prior to the Stockholders Meeting. Any holder of Public Shares seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account, less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the Stockholders Meeting. If you deliver your shares for redemption to Thunder Bridge’s transfer agent and later decide prior to the Stockholders Meeting not to elect redemption, you may request that Thunder Bridge’s transfer agent return the shares (physically or electronically). You may make such request by contacting Thunder Bridge’s transfer agent at the address listed under the question “Who can help answer my questions?” below. You may have to give such instructions through your broker if your Public Shares are held by the broker in street name.

Any written demand of redemption rights must be received by Thunder Bridge’s transfer agent at least two business days prior to the vote taken on the Business Combination Proposal at the Stockholders Meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

If you are a holder of Public Shares (including through the ownership of Thunder Bridge Units) and you exercise your redemption rights, it will not result in the loss of any Thunder Bridge Warrants that you may hold (including those contained in any Thunder Bridge Units you hold). Your Thunder Bridge Warrants will become exercisable to purchase one ordinary share of the Post-Combination Company for a purchase price of $11.50 beginning the later of 30 days after consummation of the Business Combination or 24 months from the closing of Thunder Bridge’s IPO.

Q.     Is there a limit on the number of shares I may redeem?

A.     Each Public Stockholder, together with any affiliate or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking Redemption Rights with respect to 15% or more of the Public Shares. Accordingly, any shares held by a Public Stockholder or “group” in excess of such 15% cap will not be redeemed by Thunder Bridge. Any Public Stockholder who holds less than 15% of the Public Shares may have all of the Public Shares held by him or her redeemed for cash.

Q.     What are the U.S. federal income tax consequences of exercising my redemption rights?

A.     Thunder Bridge stockholders who exercise their redemption rights to receive cash from the Trust Account in exchange for their Public Shares generally should be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Thunder Bridge Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A stockholder’s tax basis in his, her or its shares of Thunder Bridge Common Stock generally will equal the cost of such shares. A stockholder who purchased Thunder Bridge Units will have to allocate the cost between the shares of Thunder Bridge Common Stock or Thunder Bridge Warrants comprising the Thunder Bridge Units based on their relative fair market values at the time of the purchase.

There is some uncertainty regarding the federal income tax consequences to holders of Thunder Bridge Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain, as discussed above, and (ii) whether such capital gain is “long-term” or “short-term.” For a more detailed discussion of the material U.S. federal income tax consequences of your redemption rights, see the section entitled “Material U.S. Federal Income Tax Considerations of the Redemption Rights and the Business Combination.”

Q.     If I hold Thunder Bridge Warrants, can I exercise redemption rights with respect to my warrants?

A.     No. Holders of Thunder Bridge Warrants do not have any redemption rights with respect to such warrants.

Q.     Do I have appraisal rights if I object to the proposed Business Combination?

A.     No. There are no appraisal rights available to holders of shares of Thunder Bridge Common Stock in connection with the Business Combination.

Q.     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) Thunder Bridge stockholders who properly exercise their redemption rights and (ii) expenses incurred by Coincheck and Thunder Bridge in connection with the Business Combination, including deferred underwriting fees to Thunder Bridge’s investment bankers from its IPO, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for general corporate purposes of the Post-Combination Company following the Business Combination. These funds will not be released until the earlier of the completion of the Business Combination or the Redemption of the Public Shares if Thunder Bridge is unable to complete a Business Combination by July 2, 2024 (except that interest earned on the amounts held in the Trust Account may be released earlier as necessary to pay for any franchise or income taxes and up to $100,000 in liquidation expenses).

Q.     What happens if a substantial number of Public Stockholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?

A.     Public Stockholders may vote in favor of the Business Combination and still exercise their Redemption Rights, provided that Thunder Bridge (without regard to any assets or liabilities of the target companies) after payment of all such Redemptions, has at least $5,000,001 in net tangible assets immediately prior to the Closing, subject to further conditions set forth below. The Business Combination may be completed even though the funds available from the Trust Account and the number of Public Stockholders are substantially reduced as a result of Redemptions by Public Stockholders. It is a condition to Coincheck’s obligations to close the transactions under the BCA that Thunder Bridge have available cash immediately before the Business Combination after giving effect to any stockholder redemptions, third party financing, or repayment of debt not incurred to pay transaction costs of $100,000,000. Such conditions to Coincheck’s obligations to close may be waived by Coincheck in its sole discretion. If the Business Combination is completed notwithstanding Redemptions, the Post-Combination Company will have fewer Public Shares and Public Stockholders, the trading market for the Post-Combination Company’s securities may be less liquid and the Post-Combination Company may not be able to meet the minimum listing standards for a national securities exchange. Furthermore, the funds available from the Trust Account for working capital purposes of the Post-Combination Company after the Business Combination may not be sufficient for its future operations and may not allow the Post-Combination Company to reduce its indebtedness and/or pursue its strategy for growth.

Q.     How do the Public Warrants differ from the Private Warrants and what are the related risks for any Public Warrant holders post Business Combination?

A.     The Public Warrants are identical to the Private Warrants in all material respects except that the Private Warrants are not, and will not be, redeemable by Thunder Bridge or PubCo. Further, the Public Warrants are only exercisable on a cashless basis if there is no effective registration statement registering the shares issuable upon exercise of the Public Warrants and more than 60 days have passed since Thunder Bridge completed its initial business combination. In contrast, the Private Warrants may be exercised on a cashless basis at the holder’s option.

As a result, following the Business Combination, PubCo may redeem your Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless. PubCo will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the last sales price of the PubCo Ordinary Shares has been equal to or greater than $18.00 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events), for any twenty (20) trading days within a thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given, provided certain other conditions are met. If and when the Public Warrants become redeemable by PubCo, it may exercise the redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, PubCo may redeem the Public Warrants as set forth above even if the holders are otherwise unable to exercise the Public Warrants. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. None of the Private Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

Historical trading prices for the Public Shares have varied between a low of approximately $9.55 per share on September 13, 2021 to a high of approximately $10.99 per share on June 16, 2023 but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the Public Warrants would become redeemable). In the event that PubCo elects to redeem all of the Public Warrants as described above, PubCo will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by PubCo not less than 30 days prior to the redemption date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the Public Warrants will be notified of such redemption by posting of the redemption notice to DTC. PubCo is not contractually obligated to notify investors when its warrants become eligible for redemption, and does not intend to so notify investors upon eligibility of the warrants for redemption.

Q.     What conditions must be satisfied to complete the Business Combination?

A.     The obligations of the parties to the BCA to effect the Closing are subject to a number of closing conditions, including, among others:

With respect to the obligations of all of the parties to the BCA:

a)      The applicable waiting period(s) under the FEFTA in respect of the Business Combination (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of a governmental authority) will have expired or been terminated, and no governmental authority having the power to regulate Coincheck shall have opposed, and failed to withdraw its opposition to, the Business Combination;

b)      There will not be in force any governmental order enjoining or prohibiting the consummation of the Business Combination;

c)      Thunder Bridge will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

d)      Necessary approvals will have been duly obtained by: (i) Thunder Bridge in accordance with the DGCL, the Thunder Bridge organizational documents and the rules and regulations of the Nasdaq Global Market; (ii) PubCo in accordance with the applicable law and PubCo’s governing documents; and (iii) Merger Sub in accordance with the DGCL and Merger Sub’s governing documents;

e)      The registration statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

f)      The PubCo Ordinary Shares to be issued in connection with the Business Combination will have been approved for listing on the Nasdaq Global Market; and

g)      The PubCo reorganization will have been consummated.

With respect to the obligations of Thunder Bridge:

a)Certain representations of PubCo contained in the BCA (including representations and warranties of PubCo with respect to its corporate organization, due authorization to enter into the BCA and consummate the Business Combination) will be true and correct (without giving any effect to materiality or Material Adverse Effect qualifiers) in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will have been true and correct in all material respects at and as of such date;

b)      The representations and warranties of PubCo with respect to PubCo’s and its subsidiaries’ current capitalization and of Coincheck with respect to Coincheck’s current capitalization and absence of changes since the last balance sheet date will be true and correct in all respects of the Closing Date. Other representations and warranties of Coincheck contained in the BCA will be true and correct (without giving effect to materiality or Material Adverse Effect qualifiers) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will have been true and correct at and as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to imminently result in, a Material Adverse Effect;

c)      The covenants and agreements of Coincheck to be performed as of or prior to the Closing will have been performed in all material respects;

d)      Coincheck will have delivered to Thunder Bridge a certificate signed by an officer of Coincheck, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in the foregoing clauses (a) through (c) have been fulfilled; and

e)      Thunder Bridge will have received a duly executed Lock-up Agreement from each of Coincheck’s shareholders other than Monex.

With respect to the obligations of Coincheck, among others:

a)      Certain representations of Thunder Bridge contained in the BCA (including representations and warranties of Thunder Bridge with respect to its corporate organization and, authorization to enter into the BCA and consummate the Business Combination) will be true and correct (without giving any effect to materiality or material adverse effect qualifiers) in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly related to an earlier date, which representations and warranties will have been true and correct in all material respects at and as of such date;

b)      Representations and warranties of Thunder Bridge with respect to its business activities and capitalization will be true and correct in all respects as of the Closing Date;

c)      Each of the other representations and warranties of Thunder Bridge contained in the BCA (without giving any effect to materiality or material adverse effect qualifiers) will be true and correct, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, any failure to be so true and correct that would not that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Thunder Bridge;

d)      The covenants of Thunder Bridge to be performed as of or prior to the Closing will have been performed in all material respects;

e)      The available cash of Thunder Bridge at Closing will not be less than $100,000,000; and

f)      Thunder Bridge will have delivered to Coincheck a certificate signed by an officer of Thunder Bridge, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in the foregoing clauses (a) through (e) have been fulfilled.

Q.     What happens if the Business Combination is not approved or the Business Combination is not consummated?

A.     There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Thunder Bridge is unable to complete a business combination by July 2, 2024, Thunder Bridge’s amended and restated certificate of incorporation provides that Thunder Bridge will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to Thunder Bridge but net of taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Thunder Bridge’s remaining stockholders and Thunder Bridge’s board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Thunder Bridge’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the sections entitled “Risk Factors — Thunder Bridge may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate” and “— Thunder Bridge’s stockholders may be held liable for claims by third parties against Thunder Bridge to the extent of distributions received by them.” The Sponsor has waived any right to any liquidation distribution with respect to the Founder Shares and Private Placement Units (such waiver entered into in connection with Thunder Bridge’s IPO for which the Sponsor received no additional consideration). See “— Q. Do the Sponsor and Thunder Bridge’s officers and directors have any conflicts of interest that may influence them to support the Business Combination?”

In the event of liquidation, there will be no distribution with respect to outstanding Thunder Bridge Warrants. Accordingly, the Thunder Bridge Warrants will expire worthless.

Q.     When is the Business Combination expected to be completed?

A.     It is currently anticipated that the Business Combination will be consummated promptly following the Stockholders Meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing.”

Q.     When and where will the Stockholders Meeting be held?

A.     The Stockholders Meeting will be held at 10:00 a.m. Eastern Time on             , 2024 via live webcast at https://www.cstproxy.com/thunderbridgecapitalpartnersiv/2023. Only stockholders who held common stock of Thunder Bridge at 5:00 p.m. Eastern Time on            , 2024 will be entitled to vote at the Stockholders Meeting and at any adjournments and postponements thereof.

Q.     Who is entitled to vote at the Stockholders Meeting?

A.     Thunder Bridge has fixed         , 2024 as the Record Date. If you were a stockholder of Thunder Bridge at 5:00 p.m. Eastern Time on the Record Date, you are entitled to vote on matters that come before the Stockholders Meeting.

Q.     How do I vote?

A.     If you are a record owner of your shares, there are two ways to vote your Thunder Bridge Public Shares at the Stockholders Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Thunder Bridge Board “FOR” the Business Combination Proposal, the Advisory Governance Proposals, the Omnibus Incentive Plan Proposal, and the Stockholder Adjournment Proposal (if presented).

You Can Attend the Stockholders Meeting and Vote via Live Webcast.    If you choose to participate in the Stockholders Meeting, you can vote your shares electronically during the Stockholders Meeting via live webcast by visiting https://www.cstproxy.com/thunderbridgecapitalpartnersiv/2023. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Stockholders Meeting. Thunder Bridge recommends that you log in at least 15 minutes before the Stockholders Meeting to ensure you are logged in when the Stockholders Meeting starts.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Stockholders Meeting and vote in person via the live webcast and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Thunder Bridge can be sure that the broker, bank or nominee has not already voted your shares.

Q.     What if I do not vote my Thunder Bridge Public Shares or if I abstain from voting?

A.     If you abstain from voting on the Stockholder Proposals, your Thunder Bridge Public Shares will be counted as present for purposes of establishing a quorum (if so present in accordance with the terms of the Thunder Bridge amended and restated certificate of incorporation), but the abstention will have no effect on the outcome of such proposal.

Q.     What Stockholder Proposals must be passed in order for the Business Combination to be completed?

A.     The Business Combination will not be completed unless the Business Combination Proposal and the Omnibus Incentive Plan Proposal are approved.

Q.     How does the Thunder Bridge Board recommend that I vote on the Stockholder Proposals?

A.     The Thunder Bridge Board unanimously recommends that stockholders vote:

“FOR” the Business Combination Proposal;

“FOR” each of the Advisory Governance Proposals;

“FOR” the Omnibus Incentive Plan Proposal; and

“FOR” the Stockholder Adjournment Proposal, if it is presented at the Stockholders Meeting.

Q.     How many votes do I have?

A.     Thunder Bridge stockholders have one vote per share of Class A common stock and Class B common stock held by them on the Record Date for each of the Stockholder Proposals to be voted upon.

Q.     What happens if I return my proxy card without indicating how to vote?

A.     If you sign and return your proxy card without indicating how to vote on any particular Stockholder Proposal, the shares represented by your proxy will be voted in favor of each Stockholder Proposal. Proxy cards that are returned without a signature will not be counted as present at the Stockholders Meeting and cannot be voted.

Q.     How will the Sponsor and Thunder Bridge’s officers and directors vote in connection with the Stockholder Proposals?

A.     As of the Record Date, the Sponsor owned of record an aggregate of 5,913,195 Founder Shares and one share of Class B common stock of Thunder Bridge, representing [•]% of the issued and outstanding shares of Thunder Bridge’s common stock. Pursuant to the Sponsor Support Agreement and the “Letter Agreement” (being that certain Letter Agreement, dated June 29, 2021, attached as Exhibit 10.1 to Thunder Bridge’s current report on Form 8-K filed on July 2, 2021), the Sponsor and Thunder Bridge’s directors and officers have agreed to vote the shares of Common Stock owned by them (including the Founder Shares) in favor of the Stockholder Proposals. The Sponsor and Thunder Bridge’s officers and directors, as of the Record Date, have not acquired any Thunder Bridge Common Stock during or after Thunder Bridge’s IPO in the open market. However, any subsequent purchases of shares of Thunder Bridge Common Stock prior to the Record Date by the Sponsor or Thunder Bridge’s officers and directors in the aftermarket will make it more likely that the Stockholder Proposals will be approved as such shares would be voted in favor of the Stockholder Proposals. As of the Record Date, there were [•] shares of Common Stock of Thunder Bridge outstanding.

Q.     Do the Sponsor and Thunder Bridge’s officers and directors have any conflicts of interest that may influence them to support the Business Combination?

A.     Thunder Bridge’s Sponsor owns 5,913,195 Founder Shares, which were initially acquired prior to the IPO for an aggregate purchase price of $25,000 and Thunder Bridge’s directors and officers have pecuniary interests in such shares through their ownership interest in the Sponsor. Such shares had an aggregate market value of approximately $[•] million based on the last sale price of $[•] per share on Nasdaq on [•], 2024. In addition, the Sponsor purchased an aggregate of 625,000 Private Placement Units, each consisting of one share of Class A common stock and one fifth of one warrant to purchase Class A common stock at $11.50 per share, for a purchase price of $6,250,000, or $10.00 per Private Placement Unit. Such Private Placement Units would have an aggregate market value of approximately $[•] million based on the last sale price of $[•] per unit on Nasdaq on [•], 2024. The Thunder Bridge Charter requires Thunder Bridge to complete an initial business combination prior to July 2, 2024. If the Business Combination is not completed and Thunder Bridge is forced to wind up, dissolve and liquidate in accordance with its charter, the 5,913,195 Founder Shares stock currently held by Thunder Bridge’s Sponsor and 625,000 the Private Placement Units purchased by Sponsor will be worthless (as the holders have waived liquidation rights with respect to such Private Placement Units).

Upon the Closing, subject to the terms and conditions of the BCA, Thunder Bridge’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on Thunder Bridge’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of [•], 2023, the total aggregate amount of out-of-pocket expenses expected to be repaid by Thunder Bridge upon consummation of the Business Combination is $[•].

In connection with the Closing, the Sponsor and Thunder Bridge’s officers and directors would be entitled to the repayment of any working capital loans and advances that have been made to Thunder Bridge and remain outstanding. Through December 31, 2023, Thunder Bridge borrowed $1,385,000 and repaid $604,000 under the working capital promissory note so that $115,000 remains available to finance transaction costs in connection with the initial Business Combination. If Thunder Bridge does not complete an initial business combination within the completion window, it may use a portion of the working capital held outside the trust account to repay any working capital loans, but unless an initial business combination is completed, no proceeds held in the trust account would be used to repay any working capital loans.

In the event that Thunder Bridge does not complete a business combination within the completion window, the 5,913,195 Founder Shares and 625,000 Private Placement Units, for which the Sponsor and Thunder Bridge’s officers and directors have invested a total of $6,275,000 and which have an approximate aggregate market value of $[•] as of [•], 2024, will expire worthless; Thunder Bridge may be unable to pay $[•] in aggregate out-of-pocket expenses expected to be repaid by Thunder Bridge to the Sponsor and Thunder Bridge’s officers and directors upon consummation of the business combination; and Thunder Bridge may be unable to repay the up to $1,500,000 that may be borrowed by Thunder Bridge from the Sponsor pursuant to the promissory note. As a result, the Sponsor and Thunder Bridge’s officers and directors have an aggregate of up to $[•] at risk that depends on the completion of a business combination within the completion window.

Certain officers and directors of Thunder Bridge also participate in arrangements that may be argued to provide them with other interests in the Business Combination that are different from yours, including, among others, arrangements for the continued service as directors of the Post-Combination Company.

These interests, among others, may influence or have influenced the Sponsor and the officers and directors of Thunder Bridge and Coincheck to support or approve the Business Combination. See “Risk Factors — Risks Related to the Business Combination — Some of Thunder Bridge’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether Coincheck is appropriate for Thunder Bridge’s initial business combination.”

The Thunder Bridge Board considered all of these conflicts and interests together with the factors described in the section entitled “Proposal No. 1 — The Business Combination Proposal — Thunder Bridge Board’s Reasons for the Approval of the Business Combination” as a whole and, on balance, concluded that they supported a favorable determination that the BCA and the business combination are fair from a financial point of view to and, in the best interests of, Thunder Bridge and its stockholders. In view of the wide variety of factors considered by the Thunder Bridge Board in connection with its evaluation, negotiation and recommendation of the business combination and related transactions and the complexity of these matters, the Thunder Bridge Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the Thunder Bridge Board based its evaluation, negotiation and recommendation of the business combination on the totality of the information presented to and considered by it. The Thunder Bridge Board evaluated the reasons described above with the assistance of Thunder Bridge’s outside advisors. In considering the factors described above and any other factors, individual members of the Thunder Bridge Board may have viewed factors differently or given different weights to other or different factors.

Q.     May the Sponsor or Thunder Bridge’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.     In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor and Thunder Bridge’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed for cash in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of Coincheck. None of the Sponsor, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares for cash. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Thunder Bridge for use in the Business Combination.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF THUNDER BRIDGE

The following table sets forth selected historical financial data derived from Thunder Bridge’s the audited financial statements as of December 31, 2023 and December 31, 2022 and for the years ended December 31, 2023 and December 31, 2022, each of which are included elsewhere in this proxy statement/prospectus. Such financial information should be read in conjunction with the audited financial statements and related notes included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Thunder Bridge Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Thunder Bridge’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	As of and for the year ended December 31, 2023	As of and for the year ended December 31, 2022
Statement of Operations Data:
Operating expenses
Loss from operations	(1,389,821)	(3,075,258)
Other income
Interest income	6,158,350	3,409,917
Net income	4,095,236	2,862,308

Basic and diluted net income (loss) per share of Class A common stock	$0.37	$0.12
Weighted average shares outstanding of Class A common stock and Class B common stock, basic and diluted	6,561,252	6,561,252
Basic and diluted net income (loss) per share of Class B common stock	$(0.13)	$—

Cash Flow Data:
Net cash used in operating activities	(2,159,465)	(908,794)
Net cash provided by investing activities	208,655,007	175,531
Net cash provided by (used in) financing activities	(206,514,563)	206,000

Balance Sheet Data:
Cash	$13,002	$32,022
Prepaid expenses	5,002	121,217
Cash and marketable securities held in Trust Account	37,273,384	239,770,045
Total assets	37,291,388	239,923,284

Total liabilities	14,646,199	12,212,872
Shares subject to possible redemption (3,517,087 shares at redemption value)	37,025,930	239,406,682
Total Stockholders’ Equity (Deficit)	(14,380,741)	(11,696,270)
Total liabilities and stockholders’ equity (deficit)	$37,291,388	$239,923,284

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF COINCHECK

The following tables set forth selected consolidated financial and certain other data for Coincheck. The data below should be read together with, and is qualified in its entirety by, “Coincheck Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes of Coincheck included elsewhere in this proxy statement/prospectus. Coincheck’s consolidated financial statements are prepared in accordance with IFRS.

Included below are selected consolidated financial data as of and for the fiscal years ended March 31, 2021, 2022 and 2023, as well as the selected consolidated financial data as of September 30, 2023 and for the six months ended September 30, 2022 and 2023.

The selected consolidated financial data as of and for the fiscal years ended March 31, 2021, 2022 and 2023 has been derived from and should be read together with Coincheck’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected consolidated financial data as of September 30, 2023 and for the six months ended September 30, 2022 and 2023 is derived from and should be read together with Coincheck’s unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus.

Historically, regarding the revenue recognition of Coincheck’s transaction revenue, Coincheck presented revenue as the difference between the prices that customers buy or sell cryptocurrencies on its Marketplace platform and the fair value of the underlying cryptocurrencies at the time of delivery to a customer or cover counterparty. However, in connection with the preparation of its financial statements for the fiscal year ended March 31, 2023, Coincheck concluded that revenues should be reflective of the prices of selling cryptocurrencies to customers or cover counterparties and the associated cost of sales should have been presented on a gross basis. Coincheck corrected these errors from its fiscal year ended March 31, 2023, and reflected retrospectively in all previous periods presented, including in the unaudited interim consolidated financial statements as of September 30, 2022 and for the six months ended September 30, 2022.

In addition to the above errors, Coincheck also restated for certain marketing campaigns where Coincheck provides incentives when customers sign up to purchase crypto assets from Coincheck on a recurring basis, certain sales of NFTs which were previously presented net of sales, classification of crypto assets held and crypto asset borrowings in which the previous terms of use were unclear as to when the rights and obligations for the underlying crypto assets are transferred to the Group, the correction of the fair value hierarchy for safeguard assets and liabilities, an error made with regard to the classification of cash held at cover counterparties, and errors related to additions and disposals of cryptocurrencies to settle expenses.

As a result, Coincheck’s consolidated financial statements as of and for the fiscal years ended March 31, 2021 and 2022 have been restated to correct the following errors: (i) revenue recognition for transaction revenue, (ii) sales rebates, (iii) NFT transactions, (iv) fair value hierarchy for safeguard assets and liabilities, (v) classification of crypto asset borrowings and safeguard liabilities (crypto assets held and safeguard assets), (vi) cash and cash equivalents related to funds held at cover counterparties and (vii) additions and disposals of cryptocurrencies. See Note 2 to Coincheck’s audited consolidated financial statements included elsewhere within this proxy statement/prospectus for more information on this correction of errors.

In addition, Coincheck’s unaudited interim consolidated financial statements as of September 30, 2022 and for the six months ended September 30, 2022 have been restated to correct the following errors: (i) revenue recognition for transaction revenue, (ii) sales rebates, (iii) NFT transactions, (iv) classification of crypto asset borrowings and safeguard liabilities (crypto assets held and safeguard assets) and (v) cash and cash equivalents related to funds held at cover counterparties. See Note 2 to Coincheck’s unaudited interim consolidated financial statements included elsewhere within this proxy statement/prospectus for more information on this correction of errors.

The historical results presented below are not necessarily indicative of results that you can expect for any future period.

	For the year ended March 31,			For the six months ended September 30,
	2021 (as restated)	2022 (as restated)	2023	2022 (as restated)	2023
	(in millions of yen)
Consolidated statements of profit or loss and other comprehensive income data:
Revenue:
Revenue	¥524,421	¥690,016	¥175,992	¥117,808	¥63,387
Other revenue	2	950	932	779	146
Total revenue	524,423	690,966	176,924	118,587	63,533
Expenses:
Cost of sales	(503,601)	(662,485)	(169,604)	(113,899)	(60,938)
Selling, general and administrative expenses	(7,136)	(14,638)	(8,039)	(4,538)	(3,092)
Total expenses	(510,737)	(677,123)	(177,643)	(118,437)	(64,030)
Operating profit (loss)	13,686	13,843	(719)	150	(497)
Other income and expenses:
Other income	17	96	45	9	77
Other expenses	(18)	(19)	(165)	(97)	(133)
Financial expenses	(10)	(2)	(7)	(1)	(1)
Profit (loss) before income taxes	13,675	13,918	(846)	61	(554)
Income tax benefits (expenses)	(3,430)	(4,123)	287	14	172
Net profit (loss) for the year/period	¥10,245	¥9,795	¥(559)	¥75	¥(382)

	As of March 31,		As of September 30, 2023
	2022 (as restated)	2023
	(in millions of yen)
Consolidated statements of financial position data:
Total assets	¥540,127	¥360,617	¥365,461
Total current assets	538,224	357,958	362,967
Cash and cash equivalents	17,704	7,697	7,581
Cash segregated as deposits	55,488	40,936	38,177
Crypto assets held	34,084	18,969	19,298
Safeguard assets	429,264	288,639	296,999
Customer accounts receivable	590	439	508
Other financial assets	17	668	33
Other current assets	1,077	610	354
Total non-current assets	1,903	2,659	2,494
Property and equipment	361	644	294
Intangible assets	471	601	644
Crypto assets held	293	43	24
Other financial assets	314	579	579
Deferred tax assets	437	739	912
Other non-current assets	27	53	41
Total liabilities	524,091	350,140	355,366
Total current liabilities	524,031	349,823	355,119
Deposits received	56,360	41,058	38,212
Crypto asset borrowings	34,026	18,756	19,142
Safeguard liabilities	429,264	288,639	296,999
Other financial liabilities	1,463	1,289	655
Income taxes payable	2,232	1	1
Other current liabilities	686	80	110
Non-current liabilities:	60	317	247
Other financial liabilities	—	92	—
Provisions	60	225	247
Total equity	16,036	10,477	10,095

____________

Note:

(1)      The safeguard liabilities disclosed above correspond to the amount of customer crypto assets under custody at the end of each reporting period. These amounts include NFTs held in wallets administered by Coincheck in connection with its Coincheck NFT Marketplace.

Key Business and Non-IFRS Financial Measures

To evaluate the performance of its business, Coincheck’s management relies on both results of operations recorded in accordance with IFRS and certain key business and non-IFRS financial measures, including verified users, monthly transaction users, customer assets, trading volume and EBITDA. However, the definitions of Coincheck’s key business and non-IFRS financial measures may be different from those used by other companies, and therefore, may not be comparable. Furthermore, these key business and non-IFRS financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with IFRS, and you are encouraged not to rely on any single business or financial measure to evaluate our business, financial condition or results of operations.

For additional information on why we present our non-IFRS financial measures, the limitations associated with using our non-IFRS financial measures and a reconciliation of our non-IFRS financial measures to the most comparable applicable IFRS measure, see the section entitled “Coincheck Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-IFRS Financial Measures.”

	As of and for the year ended March 31,			As of and for the six months ended September 30, 2023
	2021	2022	2023
	(in millions of yen and numbers of users)
Other data:
Verified users(1)	1,204,500	1,620,025	1,802,203	1,864,765
Monthly users	94,181	158,124	90,121	65,253
Customer assets(2)	¥438,712	¥485,162	¥329,664	¥335,174
Bitcoin (BTC)	191,676	172,120	140,541	155,153
Ethereum (ETH)	43,087	87,277	60,397	60,224
Ripple (XRP)	44,845	62,722	45,293	45,934
IOST (IOST)	51,695	48,355	14,318	10,857
Others:
Other crypto assets	57,026	58,790	28,090	24,831
Fiat currency	50,382	55,898	41,024	38,175
Trading volume (monthly average on marketplace)	36,751	47,369	13,091	10,799
Bitcoin (BTC)	11,819	11,474	5,518	4,813
Ethereum (ETH)	3,433	8,804	3,348	3,027
Ripple (XRP)	4,885	5,798	1,506	1,469
IOST (IOST)	5,936	9,278	998	302
Others (other crypto assets)	10,678	12,016	1,721	1,188
Net profit for the year or the period	10,245	9,795	(559)	(382)
EBITDA(3)	14,094	14,368	(356)	(236)

____________

Notes:

(1)      Average monthly users for the 12 months in respective fiscal year.

(2)      On a consolidated basis including NFTs.

(3)      EBITDA is a non-IFRS measure. EBITDA = net profit + interest expense + income tax expenses + depreciation and amortization. For a discussion of EBITDA, including how it is calculated and the reasons why we believe it is useful to investors, as well as a reconciliation of EBITDA to net profit, the most directly comparable IFRS measure, see “Coincheck Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-IFRS Financial Measures.”

SUMMARY UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Merger and the other transactions contemplated by the Merger Agreement described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Thunder Bridge will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Coincheck issuing stock for the net assets of Thunder Bridge, accompanied by a recapitalization. The net assets of Thunder Bridge will be stated at their historical cost within the pro forma financial statements with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2023 combines the historical unaudited statement of operations of Coincheck for the six months ended September 30, 2023 with the results of Thunder Bridge for the six months ended December 31, 2023. The results of Thunder Bridge for the six months ended December 31, 2023 were calculated as (i) the historical audited statement of operations of Thunder Bridge for the year ended December 31, 2023, less (ii) the historical unaudited statement of operations of Thunder Bridge for the six months ended June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2023 combines the historical audited statement of operations of Coincheck for the year ended March 31, 2023 with the results of Thunder Bridge for the year ended June 30, 2023. The results of Thunder Bridge for the year ended June 30, 2023 were calculated as (i) the historical audited statement of operations of Thunder Bridge for the year ended December 31, 2022, less (ii) the historical unaudited statement of operations of Thunder Bridge for the six months ended June 30, 2022, plus (iii) the historical unaudited statement of operations of Thunder Bridge for the six months ended June 30, 2023.

The unaudited pro forma statements of operations give effect to the Business Combination as if it had been consummated on April 1, 2022.

The summary unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the historical financial statements of Coincheck and Thunder Bridge and the accompanying notes, which are included elsewhere in this proxy statement/prospectus. The summary unaudited pro forma condensed combined financial information should also be read together with the “Unaudited Pro Forma Condensed Combined Financial Information,” “Thunder Bridge Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Coincheck Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemptions of Thunder Bridge Class A Shares into cash:

No Redemption Scenario.

•        This presentation assumes that no holders of Thunder Bridge Class A Shares exercise their redemption rights upon the Closing.

Maximum Redemption Scenario.

•        This presentation assumes the redemption of 3.5 million shares of Thunder Bridge Class A common stock, inclusive of interest earned on the Trust Account, resulting in a total aggregate redemption of ¥5,271 million from the Trust Account.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different. For more information regarding the underlying assumptions to the No Redemption Scenario and Maximum Redemption Scenario, see the section titled “Voting Power and Implied Ownership of PubCo Upon Consummation of the Business Combination”.

(in millions of yen, except share and per share data)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Statement of Operations Data for the Six Months Ended September 30, 2023
Revenue	63,533	63,533
Net profit	(469)	(469)
Earnings per share – basic and diluted	(3.60)	(3.70)
Weighted-average shares outstanding – basic and diluted	130,300,677	126,783,590

CAUTIONARY NOTE REGARDING FORWARD-LOOKING
STATEMENTS AND RISK FACTOR SUMMARY

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business and Coincheck’s business, and the timing and ability for Thunder Bridge and Coincheck to complete the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and Thunder Bridge’s and Coincheck’s managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of Thunder Bridge, Coincheck and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing Thunder Bridge’s views as of any subsequent date. Thunder Bridge does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the Stockholder Proposals. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by Thunder Bridge and the following:

•        the price of crypto assets and volume of transactions on Coincheck’s platform;

•        the development, utility and usage of crypto assets;

•        changes in economic conditions and consumer sentiment in Japan;

•        cyberattacks and security breaches on the Coincheck platform;

•        demand for any particular crypto asset;

•        adverse changes to or Coincheck’s failure to comply with any laws or regulations;

•        Coincheck’s ability to compete in a highly competitive industry;

•        Coincheck’s ability to introduce new products and services;

•        crypto assets’ status as a “security”;

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the BCA;

•        the outcome of any legal proceedings that may be instituted against Coincheck or Thunder Bridge following announcement of the proposed Business Combination and transactions contemplated thereby;

•        the inability to complete the Business Combination due to the failure to obtain approval of the Thunder Bridge shareholders, the failure of Thunder Bridge to retain sufficient cash in the Trust Account or find replacement cash to meet the requirements of the BCA or the failure to meet other conditions to closing in the BCA;

•        the inability to maintain the listing of the PubCo Ordinary Shares on Nasdaq following the Business Combination;

•        the risk that the proposed Business Combination disrupts current plans and operations;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of PubCo to grow and manage growth profitably;

•        costs related to the Business Combination; and

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Thunder Bridge and Coincheck prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to Thunder Bridge, Coincheck or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, Thunder Bridge and Coincheck undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein and the matters addressed in the section entitled “Cautionary Note Regarding Forward Looking Statements and Risk Factor Summary” in evaluating the Business Combination and the proposals to be voted on at the Stockholders Meeting. Certain of the following risk factors apply to the business and operations of Coincheck and will also apply to the business and operations of PubCo following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of PubCo following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Coincheck and PubCo, which later may prove to be incorrect or incomplete. Coincheck and PubCo may face additional risks and uncertainties that are not presently known to them, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party. Unless the context requires otherwise, references to “Coincheck” in this section are to the business and operations of Coincheck prior to the Business Combination and the business and operations of the Post-Combination Company as directly or indirectly affected by Coincheck by virtue of the Post-Combination Company’s ownership of the business of Coincheck through its ownership of the surviving corporation following the Business Combination and references in this section to “we,” “us,” or “our” refer to Coincheck.

Risks Relating to Coincheck’s Business and Industry

Our total revenue is substantially dependent on the prices of crypto assets and volume of transactions conducted on our Marketplace platform. If such prices or volumes decline, our business, operating results, and financial condition would be adversely affected, as well as our stock price following the listing of PubCo’s shares.

More than 90% of our total revenue in the years ended March 31, 2021, 2022, and 2023 and in the six months ended September 30, 2023, consisted of transaction revenue generated from trades of customers and cover counterparties on our Marketplace platform business. Any declines in the volume of crypto asset transactions by retail investors in Japan, the price of crypto assets we support, or market liquidity for crypto assets generally may result in lower revenue to us. Additionally, a decline in the number of our monthly users may negatively impact our volume of transactions. For example, we have recorded a decline in monthly users since March 31, 2022 as a result, in part, of volatile market conditions, which may adversely affect our financial condition. Furthermore, as a result of our total revenue being substantially dependent on the volume of crypto asset transactions by retail investors in Japan, the price of crypto assets we support, or market liquidity for crypto assets generally, any declines in prices or volumes or prolonged volatility in these markets can have a significant impact on our stock price. In particular, following the consummation of the Business Combination Agreement, as a result of ongoing volatility in the prices and volumes of crypto assets, we could experience depreciation in our stock price and it remains uncertain how future volatility would affect our stock price following the listing of PubCo’s shares. However, any such future stock price volatility could negatively impact our public market perception and our ability to raise any equity financing in the future.

The price of crypto assets and associated demand for trading crypto assets have historically been subject to significant volatility. For instance, in 2017, the value of certain crypto assets, including Bitcoin, experienced steep increases in value, and our customer base in Japan expanded. The increase in value of Bitcoin from 2016 to 2017 was followed by a steep decline in 2018, which negatively affected our business and operating results. Bitcoin again increased in value from the end of 2020 and during 2021 after recovering from lows in March 2020. Between November 2021 and March 2022, however, the value of Bitcoin decreased significantly, contributing to a declining trend quarter on quarter for trading volume on our Marketplace platform and our transaction revenue during the year ended March 31, 2022. Declines in the prices of Bitcoin and other crypto assets supported on our Marketplace platform continued during the year ended March 31, 2023 and, as a result, our total revenue declined further in the year ended March 31, 2023. The value of Bitcoin and many other crypto assets decreased significantly during 2022, including declines seen in November 2022 following the Chapter 11 bankruptcy filing of FTX, a Bahamas-based cryptocurrency exchange, and allegations of fraud and mismanagement of funds against its founder and former CEO. On June 5, 2023, the SEC filed a civil complaint in the U.S. District Court for the District of Columbia against Binance and other related entities, as well as Changpeng Zhao, Binance’s co-founder and CEO. The complaint consists of thirteen charges, including misleading investors and operating as an unregistered securities exchange, broker and clearing agency in violation of U.S. securities laws. Furthermore, on June 6, 2023, the SEC filed a complaint in the U.S. District Court for the Southern District of New York against Coinbase for operating as an unregistered securities exchange, broker and clearing agency, and for the unregistered offer and sale of securities in connection with its staking-as-a-service program. On November 2, 2023, Sam Bankman-Fried, the founder of FTX, was found guilty of all seven criminal counts of fraud against him, and on November 21, 2023, Binance and Changpeng Zhao, the co-founder and CEO of Binance, pled guilty to federal criminal charges that Binance violated and caused a financial institution to violate the Bank Secrecy Act, with Binance entering into a $4.3 billion settlement with the U.S. Justice Department in addition to the confiscation of certain assets and Changpeng Zhao stepping down as CEO and accepting an individual fine of $50 million. These events have created heightened uncertainty about the outlook for markets for crypto assets. Furthermore, as a result of ongoing volatility in the markets for crypto assets, we may also experience increased losses or impairments on our investments or other assets in the future. In the year ended March 31, 2023, trading volume and our transaction revenue significantly declined as compared to the prior year, and we recorded a net loss of ¥559 million for the year, and a net loss of ¥382 million for the six months ended September 30, 2023. Similarly, sharp declines in the prices of many crypto assets, including Bitcoin and Ethereum, during the year ended March 31, 2023 resulted in a decline in our customer assets from approximately ¥485 billion as of March 31, 2022 to approximately ¥330 billion as of March 31, 2023.

The price and trading volume of any crypto asset is subject to significant uncertainty and volatility, depending on a number of factors, including:

•        market conditions of, and overall sentiment towards, crypto assets;

•        changes in liquidity, market-making volume and trading activities;

•        trading activities on other crypto platforms worldwide, many of which may be unregulated, and may be subject to manipulative activities;

•        investment and trading activities of highly active retail and institutional users, speculators and miners;

•        the speed and rate at which crypto assets are able to gain adoption as a medium of exchange, utility, store of value, consumptive asset, or usage worldwide, if at all;

•        decreased user and investor confidence in crypto assets and crypto platforms;

•        negative publicity and events relating to crypto assets including due to bankruptcies, fraud or allegations of fraud, failures of management and hacks;

•        unpredictable social media coverage or “trending” of, or other rumors and market speculation regarding crypto assets; retail customer preferences and perceived value of crypto assets and crypto asset markets;

•        increased competition from other payment services or other crypto assets that exhibit better speed, security, scalability, or other characteristics;

•        regulatory or legislative changes and updates affecting the use and regulation of crypto assets, both in Japan and globally;

•        the maintenance, troubleshooting, and development of the blockchain networks underlying crypto assets, including by miners, validators, and developers worldwide;

•        the ability for crypto networks to attract and retain miners or validators to secure and confirm transactions accurately and efficiently;

•        ongoing technological viability and security of crypto assets and their associated smart contracts, applications and networks, including vulnerabilities against hacks and scalability;

•        fees and speed associated with processing crypto asset transactions, including on the underlying blockchain networks and on cryptocurrency exchanges;

•        financial strength of market participants;

•        interruptions in service from or failures of major crypto platforms;

•        availability and cost of funding and capital;

•        liquidity of major crypto platforms;

•        availability of an active derivatives market for various crypto assets;

•        availability of banking and payment services to support crypto-related projects; and

•        national and international economic and political conditions, such as rising global interest rates and Russia’s invasion of Ukraine.

There is no assurance that any crypto asset that is supported on our cryptocurrency exchanges will maintain its value or that there will be meaningful levels of trading activity of such asset. In particular, we are dependent on Japanese retail customers who account for nearly all of the trading volume on our Marketplace platform. Accordingly, we are particularly vulnerable to any changes in sentiment relating to crypto assets from retail investors in Japan, whether due to the above or other factors. In the event that such changes in sentiment drive down the price of crypto assets or the demand for trading crypto assets, our business, operating results and financial condition would be adversely affected.

Our operating results have and are expected to significantly fluctuate from period to period.

Our operating results are heavily dependent on the level of trading of crypto assets on our Marketplace platform. Due to the highly volatile nature of the prices of crypto assets, our operating results have, and are expected to continue to, fluctuate significantly between periods in accordance with market sentiments and movements in such prices. As a result, period-to-period comparisons of our operating results might not be meaningful, and our past results of operations should not be relied on as indicators of future performance. Our operating results will continue to fluctuate significantly as a result of a variety of factors, many of which are unpredictable and in certain instances are outside of our control, including:

•        our revenue is dependent on crypto asset trading activity by our customers, including trading volume and the prevailing trading prices for crypto assets, whose trading prices and volume are highly volatile;

•        our ability to attract, maintain, and grow our customer base and engage our customers;

•        our ability to diversify and grow our non-transaction revenue;

•        pricing for our products and services;

•        investments we make in the development of products and services as well as our investment in sales and marketing;

•        addition and removal of crypto assets on our cryptocurrency exchanges or NFT marketplace;

•        adverse legal proceedings or regulatory enforcement actions, judgments, settlements, or other legal proceeding and enforcement-related costs;

•        regulatory changes that impact our ability to offer certain products or services;

•        the development and introduction of existing and new products and services by us or our competitors;

•        system failure or outages, including with respect to our crypto platforms or other third-party crypto networks;

•        breaches of security or privacy;

•        inaccessibility of our cryptocurrency exchanges or NFT marketplace due to our or third-party actions;

•        our ability to attract and retain talent; and

•        our ability to compete with our competitors.

If the utility and usage of crypto assets, the development of which is difficult to predict, do not grow as we expect, our business, operating results, and financial condition could be adversely affected.

Crypto assets built on blockchain technology were first introduced in 2008 and remain in the early stages of development. In addition, different crypto assets are designed for different purposes. Bitcoin, for instance, was designed to serve as a peer-to-peer electronic cash system, while Ethereum was designed to be a smart contract and decentralized application platform. The further growth and development of particular crypto assets and their underlying networks and other cryptographic and algorithmic protocols governing the creation, transfer, and usage of crypto assets are subject to a variety of factors that are difficult to evaluate, including:

•        many crypto networks have limited operating histories, have not been validated in production, and are still in the process of developing and making significant decisions that will affect the design, supply, issuance, functionality, and governance of their respective crypto assets and underlying blockchain networks, any of which could adversely affect their respective crypto assets;

•        many crypto networks are in the process of implementing software upgrades and other changes to their protocols, which could introduce bugs, security risks, or adversely affect the respective crypto networks;

•        several large networks, including Bitcoin and Ethereum, are developing new features to address fundamental speed, scalability, and energy usage issues. If these issues are not successfully addressed, or if proposed solutions are unable to receive widespread adoption, it could adversely affect the underlying crypto assets;

•        security issues, bugs, and software errors have been identified with many crypto assets and their underlying blockchain networks, some of which have been exploited by malicious actors. There are also inherent security weaknesses in some crypto assets, such as when creators of certain crypto networks use procedures that could allow hackers to counterfeit tokens. Any weaknesses identified with a crypto asset could adversely affect its price, security, liquidity, and adoption. If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the compute or staking power on a crypto network, as has happened in the past, it may be able to manipulate transactions, which could cause financial losses to holders, damage the network’s reputation and security, and adversely affect its value;

•        the development of new technologies for mining, such as improved application-specific integrated circuits (commonly referred to as ASICs), or changes in industry patterns, such as the consolidation of mining power in a small number of large mining farms, could reduce the security of blockchain networks, lead to increased liquid supply of crypto assets, and reduce a particular crypto asset’s price and attractiveness;

•        if rewards and transaction fees for miners or validators on any particular crypto network are not sufficiently high to attract and retain miners, a crypto network’s security and speed may be adversely affected, increasing the likelihood of a malicious attack;

•        many crypto assets have concentrated ownership or an “admin key,” allowing a small group of holders to have significant unilateral control and influence over key decisions relating to their crypto networks, such as governance decisions and protocol changes, as well as the market price of such crypto assets;

•        the governance of many decentralized blockchain networks is by voluntary consensus and open competition, and many developers are not directly compensated for their contributions. As a result, there may be a lack of consensus or clarity on the governance of any particular crypto network, a lack of incentives for developers to maintain or develop the network, and other unforeseen issues, any of which could result in unexpected or undesirable errors, bugs, or changes, or stymie such network’s utility and ability to respond to challenges and grow; and

•        many crypto networks are in the early stages of developing partnerships and collaborations, all of which may not succeed and adversely affect the usability and adoption of the respective crypto assets.

Various other technical issues have also been uncovered from time to time that resulted in disabled functionalities, exposure of certain users’ personal information, theft of users’ assets, and other negative consequences, and which required resolution with the attention and efforts of their global miner, user, and development communities. If any such risks or other risks materialize, and in particular if they are not resolved, the development and growth of crypto may be significantly affected and, as a result, our business, operating results, and financial condition could be adversely affected.

Changes in economic conditions and consumer sentiment in Japan could cause demand for our products and services to be lower than we anticipate.

We currently derive all of our total revenue from operations in Japan, and accordingly, our performance is subject to general economic conditions in Japan and their impact on our base of primarily retail customers. Japan has experienced downturns in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies and overall uncertainty with respect to the economy. Furthermore, the outlook of the Japanese economy remains uncertain. In particular, the Bank of Japan has implemented quantitative and qualitative monetary easing measures to overcome deflation. However, it is unclear whether and to what extent these measures will succeed in ending deflation, increasing consumption and investment, reducing the government deficit and achieving economic growth in the long term. In addition, an aging demographic, a declining birth rate, the overall decline of its population (including the working-age population), political tensions between Japan and some of its neighboring countries, and currency fluctuations are additional factors that add to the uncertainty surrounding the future of the Japanese economy. The impact of economic conditions in Japan on the trading of crypto assets is highly uncertain and dependent on a variety of factors, including market adoption, global trends, central bank monetary policies, and other events beyond our control. To the extent that general economic conditions in Japan materially deteriorate, our ability to attract and retain customers may suffer. While we have seen long-term increases in trading of crypto assets by Japanese retail investors, there can be no assurance that consumer sentiment towards crypto assets and crypto exchange platforms will not worsen in the future. Whether due to security concerns or due to the other significant risks and volatility associated with investment in crypto assets, a lack of growth in or a drop in demand for trading of crypto assets by Japanese retail investors would adversely affect our growth prospects and results of operations.

Cyberattacks and security breaches of our cryptocurrency exchanges or NFT marketplace, or those impacting our customers or third parties, could adversely impact our brand and reputation and our business, operating results, and financial condition.

Our business involves the collection, storage, processing, and transmission of confidential information, customer, employee, service provider, and other personal data, as well as information required to access customer assets. We have built our reputation on the premise that our cryptocurrency exchanges and NFT marketplace offer customers a secure way to purchase, store, and transact in crypto assets. As a result, any actual or perceived security breach of systems or those of our third-party partners may:

•        harm our reputation and brand;

•        result in our systems or services being unavailable and interrupt our operations;

•        result in improper disclosure of data and violations of applicable privacy and other laws;

•        result in significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, and financial exposure;

•        cause us to incur significant remediation costs;

•        lead to theft or irretrievable loss of our or our customers’ fiat currencies or crypto assets;

•        reduce customer confidence in, or decreased use of, our products and services;

•        divert the attention of management from the operation of our business;

•        result in significant compensation or contractual penalties from us to our customers or third parties as a result of losses to them or claims by them; and

•        adversely affect our business and operating results.

Further, any actual or perceived breach or cybersecurity attack directed at other financial institutions or other companies in the crypto industry, whether or not we are directly impacted, could lead to a general loss of customer confidence in the crypto assets, crypto exchanges or in the use of technology to conduct financial transactions, which could negatively impact us, including the market perception of the effectiveness of our security measures and technology infrastructure.

Attacks upon systems across a variety of industries, including the crypto industry, are increasing in their frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded, and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper, or illegal access to systems and information (including customers’ personal data and crypto assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. Certain types of cyberattacks could harm us even if our systems are left undisturbed. For example, attacks may be designed to deceive employees and service providers into releasing control of our systems to a hacker, while others may aim to introduce computer viruses or malware into our systems with a view to stealing confidential or proprietary data. Additionally, certain threats are designed to remain dormant or undetectable until launched against a target and we may not be able to implement adequate preventative measures.

Although we have developed systems and processes designed to protect the data we manage, prevent data loss and other security breaches, effectively respond to known and potential risks, and expect to continue to expend significant resources to bolster these protections, there can be no assurance that these security measures will provide absolute security or prevent breaches or attacks. We have experienced from time to time, and may experience in the future, breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities, or other irregularities. For example, in January 2018, we were ordered by the JFSA to improve our business operations due to a case in which approximately 526.3 million of the NEM crypto asset, or ¥46.6 billion, was illegally transferred, and which resulted in the suspension of withdrawals by our customers. See “Information about Coincheck — Our History.”

Unauthorized parties have attempted, and we expect that they will continue to attempt, to gain access to our systems and facilities, as well as those of our customers, partners, and third-party service providers, through various means, including hacking, social engineering, phishing, and attempting to fraudulently induce individuals into disclosing usernames, passwords, payment card information, or other sensitive information, which may in turn be used to access our information technology systems and customers’ crypto assets. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. Certain threat actors may be supported by significant financial and technological resources, making them even more sophisticated and difficult to detect. As a result, our costs and the resources we devote to protecting against these advanced threats and their consequences may continue to increase over time. Outages and disruptions of our cryptocurrency exchanges or NFT marketplace, including any caused by cyberattacks, may harm our reputation and our business, operating results, and financial condition.

Due to our limited operating history, it may be difficult to evaluate our business and future prospects, and we may not be able to achieve or maintain profitability in any given period.

We began operations in 2012 and publicly launched our crypto asset trading service in 2014. As a result, our revenue has significantly grown since our formation, but there is no assurance that this growth rate will continue in future periods and you should not rely on the revenue growth of any given prior quarterly or annual period as an indication of our future performance. Our limited operating history and the volatile nature of our business make it difficult to evaluate our current business and our future prospects. For example, our operating history has coincided with an extended period of general growth in the value of crypto assets as a whole. We have also encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing and heavily regulated industries, including achieving market acceptance of our products and services, attracting and retaining customers, complying with laws and regulations that are subject to evolving interpretations and application, and increasing competition and expenses as we expand our business. We cannot be sure that we will be successful in addressing these and other challenges we may face, and our business may be adversely affected if we do not manage these risks successfully.

The majority of our revenue is from transactions in certain crypto assets, such as Bitcoin, Ethereum or other specific crypto assets. If demand for any particular crypto asset declines and is not replaced by new demand, our business, operating results, and financial condition could be adversely affected.

Across our Marketplace and Exchange platforms we support 26 types of cryptocurrencies for trading and custody as of September 30, 2023, an increase from 19 types of cryptocurrencies as of March 31, 2023. Because we only support trading in cryptocurrencies that have been approved for trading by crypto asset exchange operators in

Japan under the guidelines of the JVCEA, we support fewer types of crypto assets than some exchange operators in other jurisdictions. For the fiscal year ended March 31, 2023 and the six months ended September 30, 2023, we derived the majority of our revenue from transaction revenue generated in connection with the buying, selling, and trading of Bitcoin, Ethereum and other specific crypto assets. Depending on broader trends within the crypto asset market, our total revenue may be concentrated into certain specific assets at various times in the future. As a result, in addition to the factors impacting the broader crypto markets described in this section, our business may also be adversely affected if the markets for Bitcoin, Ethereum or any particular crypto asset deteriorate or if their prices decline, including as a result of the following factors:

•        the reduction in mining rewards of Bitcoin, including block reward halving events, which are events that occur after a specific period of time which reduces the block reward earned by miners;

•        changes in the nature or regulation of Ethereum following its migration to a proof-of-stake model;

•        disruptions, hacks, splits in the underlying network also known as “forks,” attacks by malicious actors who control a significant portion of the networks’ hash rate such as double spend or 51% attacks, or other similar incidents affecting the Bitcoin or Ethereum blockchain networks;

•        hard “forks” resulting in the creation of and divergence into multiple separate networks, such as Bitcoin Cash and Ethereum Classic;

•        the ability for blockchain networks to resolve significant scaling challenges and increase the volume and speed of transactions;

•        transaction congestion and fees associated with processing transactions on the Bitcoin, Ethereum or other networks;

•        informal governance led by the core developers of Bitcoin, Ethereum or other crypto assets that lead to revisions to the underlying source code or inactions that prevent network scaling, and which evolve over time largely based on self-determined participation, which may result in new changes or updates that affect their speed, security, usability, or value;

•        the ability to attract and retain developers and users to use a specific crypto asset for payment, store of value, unit of accounting, and other intended uses;

•        the identification of Satoshi Nakamoto, the pseudonymous person or persons who developed Bitcoin, or the transfer of Satoshi’s Bitcoin;

•        negative perception of Bitcoin, Ethereum or a specific crypto asset;

•        development in mathematics, technology, including in digital computing, algebraic geometry, and quantum computing that could result in the cryptography being used by a specific crypto asset becoming insecure or ineffective;

•        regulatory or legislative restrictions or limitations on lending, mining or staking activities, including a finding that offering lending, mining or staking services to customers as a means to generate passive yield constitutes offering of a security under the laws of a particular jurisdiction; and

•        laws and regulations affecting the networks of Bitcoin, Ethereum or a specific crypto asset or access to these networks, including a determination that Bitcoin, Ethereum or a specific crypto asset constitutes a security or other regulated financial instrument under the laws of any jurisdiction.

We are subject to extensive regulation in Japan and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

Due to our business activities, we are subject to ongoing examinations, oversight, and reviews, by Japanese regulators and self-regulatory organizations, including, but not limited to, the JFSA and the JVCEA. We received our license as a crypto asset exchange service provider from the JFSA in January 2019. We are required to periodically submit business and audit reports and could be subject to examinations by these regulatory authorities. As a result of findings from these audits and examinations, regulators have and may in the future require us to take certain actions, including amending, updating, or revising our compliance measures from time to time, limiting the kinds of customers which we provide services to, changing, terminating, or delaying our licenses and/or the introduction of our existing or new product and services, and undertaking further external audit or being subject to further regulatory scrutiny, including investigations and inquiries. We have received, and may in the future receive, examination reports citing violations of rules and regulations, inadequacies in existing compliance programs, and requiring us to enhance certain practices with respect to our compliance program, including due diligence, monitoring, training, reporting, and recordkeeping. Implementing appropriate measures to properly remediate these examination findings may require us to incur significant costs, and if we fail to properly remediate any of these examination findings, we could face civil litigation, significant fines, damage awards, forced removal of certain employees including members of our executive team, barring of certain employees from participating in our business in whole or in part, revocation of existing licenses, limitations on existing and new products and services, reputational harm, negative impact to our existing relationships with regulators, exposure to criminal liability, or other regulatory consequences. One focus of regulatory oversight is to assess our financial soundness. If we fail to maintain sufficient liquidity and capital resources, our business and trading operations could be adversely affected and we could also be subject to regulatory consequences. It is possible that new or enhanced capital or liquidity requirements could be introduced in the future. In addition, our Representative Director and President, Satoshi Hasuo, also serves as a director of the JVCEA, which could potentially result in a conflict of interest due to this dual position. We are not aware of any such conflicts of interest and believe that the possibility of any information being shared with Mr. Hasuo that could cause a conflict of interest is limited. See “Information about Coincheck — Regulatory Environment — Self-Regulatory Organization and Self-Regulatory Rules on Crypto Asset Exchange Service Providers.” Further, new laws, regulations, or interpretations may result in additional litigation, regulatory investigations, and enforcement or other actions, including preventing or delaying us from offering certain products or services offered by our competitors or could impact how we offer such products and services. Adverse changes to, or our failure to comply with, any laws and regulations have had, and may continue to have, an adverse effect on our reputation and brand and our business, operating results, and financial condition.

We could be subject to administrative sanctions, including fines, or legal claims if we are found to have offered services in violations of the laws of jurisdictions other than Japan or to have violated international sanctions regimes.

Legal and regulatory regimes in a range of areas, including crypto asset custody, exchange, and transfer, money and crypto asset transmission, foreign currency exchange, privacy, data governance, data protection, cybersecurity, fraud detection, tax, anti-bribery, anti-money laundering, and counter-terrorist financing, vary widely between Japan and other jurisdictions and are still developing and changing to address issues relating to crypto assets. These legal and regulatory regimes are evolving rapidly and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another. We currently only offer crypto asset exchange trading services to customers in Japan and take steps to ensure that customers outside of Japan cannot circumvent our account opening procedures. We also have procedures to restrict access from IP addresses in jurisdictions outside of Japan, including the United States. However, these procedures may be ineffective. For instance, the use of a virtual private network may allow users from IP addresses outside of Japan to misrepresent their true locations and gain access to our platform. If our procedures are ineffective or if we are otherwise determined to have violated applicable laws and regulations in other jurisdictions, including the United States, the European Union or elsewhere, we could be subject to administrative sanctions, including fines, or legal claims based on the laws of such other jurisdictions. For example, if individuals located in the United States were able to evade our user restrictions and gain access to our services, we could be deemed to be operating in the United States as an unregistered national securities exchange, an unregistered broker-dealer and/or an unregistered clearing agency with respect to our crypto asset exchange services and could therefore be subject to administrative sanctions or legal claims in the United States.

Moreover, while we currently only operate in Japan, certain of our transactions or dealings nevertheless may become subject, as a jurisdictional matter, to economic sanctions laws and regulations imposed by governmental authorities outside of Japan, such as those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). We have taken steps designed to comply with sanctions imposed by Japan, the United States, and other relevant regulators, and to prevent our users from using our cryptocurrency exchange to conduct transactions or dealings with countries, regions, and persons sanctioned by Japan, the United States, and other governments, but we cannot guarantee that these safeguards will be effective. Any failure to comply with these sanctions may expose us to reputational harm as well as significant penalties, including criminal fines, imprisonment, civil fines, disgorgement of profits, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive, and any such violation (or allegation of a violation) could materially adversely affect our business, financial condition, and results of operations.

In addition, transactions executed on the miime service, an on-chain NFT marketplace we operated until November 21, 2022, which enabled users to sell and purchase NFTs using a self-custodial wallet such as MetaMask, may be found to have violated securities or other regulations in the jurisdiction of residence of the users, including due to the facilitation of transactions in unregistered securities. Due to miime’s structure, personal data of its users, including their location, was not available to us, and they may have been resident in jurisdictions other than Japan.

We operate in a highly competitive industry and our business, operating results, and financial condition may be adversely affected if we are unable to respond to our competitors effectively.

The development of crypto assets and related cryptocurrency exchanges or NFT marketplaces has been rapidly evolving, and is characterized by competition, experimentation, changing customer needs and frequent introductions of new products and services. Crypto asset trading markets are also subject to evolving industry and regulatory requirements both in Japan and internationally. We expect competition to further intensify in the future as existing and new competitors introduce new products and services or enhance existing ones. We compete against a number of companies operating both in Japan and abroad, both those that focus on traditional financial services and those that focus on crypto-related services. Our most direct competitors are other companies licensed in Japan to provide crypto asset exchange services to individual retail investors. As investor acceptance of crypto assets as an investment category has grown, we also see competition from traditional financial technology and brokerage firms in Japan that are entering the crypto asset market, including through joint ventures, and offering services targeted at our customers.

In addition to competition within Japan, another source of competition has been from companies located outside of Japan, which are subject to significantly less stringent regulatory and compliance requirements in their local jurisdictions. To the extent investors in Japan are able to access their services, such companies are potentially able to more quickly adapt to trends, support a greater number of crypto assets, and develop new crypto-based products and services due to a different standard of regulatory scrutiny. Their business models rely on being unregulated or only regulated in a small number of lower compliance jurisdictions.

To date, due to limited enforcement by regulators, we believe many of these competitors have been able to operate from offshore while offering a number of products and services to retail customers, including in Japan and other highly regulated jurisdictions, without complying with the relevant licensing and other requirements in those jurisdictions. Due to our regulated status in Japan and our commitment to legal and regulatory compliance, we have not been able to offer many popular products and services, that our unregulated or less regulated competitors operating outside of Japan are able to offer, and this may adversely impact our business, financial condition, and results of operations.

Many innovative start-up companies and larger companies have made, and continue to make, significant investments in research and development, and we expect these companies to continue to develop products and technologies that compete with our products. Further, more traditional financial and non-financial services businesses may choose to offer crypto asset trading services and other crypto-based services in the future as such services gain acceptance. Our current and potential competitors may establish cooperative relationships among themselves or with third parties that may further enhance their resources or may also increase their marketing efforts, which could require us to increase our own marketing efforts and incur higher advertising expenses in order to remain competitive. Due to our dependence on revenue from our Marketplace platform business, if current or future competitors offer trading at spreads or commission levels more favorable to retail users than those we offer, our competitive position and operating results could be materially and adversely affected.

Our existing competitors have, and our potential competitors are expected to have, various competitive advantages over us, such as:

•        the ability to trade crypto assets and offer products and services that we do not support or offer on our cryptocurrency exchanges or NFT marketplace (due to constraints from regulatory authorities and other factors) such as tokens that constitute securities or derivative instruments under Japanese law;

•        greater name recognition, longer operating histories, larger customer bases and larger market shares;

•        larger sales and marketing budgets and organizations;

•        more established marketing, banking, and compliance relationships;

•        greater customer support resources;

•        greater resources to make acquisitions;

•        lower labor, compliance, risk mitigation, and research and development costs;

•        larger and more mature intellectual property portfolios;

•        greater number of applicable licenses or similar authorizations, including registration as a Type I financial instruments business operator in Japan;

•        established core business models outside of the trading of crypto assets;

•        operations in jurisdictions with lower compliance costs and greater flexibility to explore new product offerings;

•        the ability to offer decentralized and noncustodial platforms; and

•        substantially greater financial, technical, and other resources.

If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, operating results, and financial condition could be adversely affected.

We compete against a growing number of decentralized and noncustodial platforms and our business may be adversely affected if we fail to compete effectively against them.

We also compete against an increasing number of decentralized and noncustodial platforms. On these platforms, users can interact directly with a market-making smart contract or on-chain trading mechanism to exchange one type of crypto asset for another without any centralized intermediary. We believe that these platforms are typically not as easy to use as our cryptocurrency exchanges, and generally lack the speed and liquidity of centralized platforms, but various innovative models and incentives have been designed to bridge the gap. For example, decentralized and noncustodial platforms are often thought to be less vulnerable to hacking since users do not need to transfer their assets to a third party, instead relying on a system of users to operate critical functions on the blockchain, which allows such users to have full and exclusive control over their assets. Concerns about the security of assets following incidents on centralized exchanges, such as the Chapter 11 bankruptcy filing of FTX and allegations of fraud and mismanagement of funds against its founder and former CEO, may increase user adoption of decentralized and noncustodial platforms. Although, as a result of such independence, transactions conducted on decentralized exchanges are often slower since they need to be confirmed on the blockchain by users before completion, in contrast to our ability to instantly complete transactions, transaction fees on decentralized exchanges may be lower than ours. Decentralized exchanges also do not require their users to fill out KYC forms, offering an additional layer of privacy to customers. In addition, such platforms have low start-up and entry costs as market entrants often remain unregulated and have minimal operating and regulatory costs, and transactional fees are often lower as a result of self-executing smart contracts. Furthermore, trust in and utilization of decentralized platforms may increase due to the recent volatility experienced by centralized platforms. A significant number of decentralized platforms have been developed and released, including on Ethereum, Avalanche, Tron, Polkadot and Solana, among others, and many such platforms have experienced significant growth and adoption. We expect interest in decentralized and noncustodial platforms to grow further as the industry develops. If the demand for decentralized platforms grows and we are unable to compete with these decentralized and noncustodial platforms, our business may be adversely affected.

If we cannot keep pace with rapid industry changes to provide new and innovative products and services, the use of our products and services, and consequently our total revenue, could decline, which could adversely impact our business, operating results, and financial condition.

The crypto asset industry has been characterized by rapid change and the introduction of disruptive products and services in recent years. These include decentralized applications, DeFi, yield farming, lending, staking, token wrapping, governance tokens, innovative programs to attract customers such as transaction fee mining programs, initiatives to attract traders such as trading competitions, airdrops and giveaways, staking reward programs, and novel cryptocurrency fundraising and distribution schemes. We expect new services and technologies to continue to emerge and evolve, which may be superior to, or render obsolete, the products and services that we currently provide. We cannot predict the effects of new services and technologies on our business. However, our ability to grow our customer base and total revenue will depend heavily on our ability to innovate and create successful new products and services, both independently and in conjunction with, third-party developers. Any new products or services could fail to attract customers, generate revenue, or perform or integrate well with third-party applications and platforms. In addition, our ability to adapt and compete with new products and services may be inhibited by regulatory requirements and general uncertainty in the law, constraints by our banking partners and payment processors, third-party intellectual property rights, or other factors. Moreover, we must continue to enhance our technical infrastructure and other technology offerings to remain competitive and maintain a platform that has the required functionality, performance, capacity, security, and speed to attract and retain customers. As a result, we expect to expend significant costs and expenses to develop and upgrade our technical infrastructure to meet the evolving needs of our business. Our success will depend on our ability to develop and incorporate new offerings and adapt to technological changes and evolving industry practices. If we are unable to do so in a timely or cost-effective manner, our business and our ability to successfully compete, to retain existing customers, and to attract new customers may be adversely affected.

We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may impair our and the Post-Combination Company’s ability to produce timely and accurate financial statements or comply with applicable laws and regulations, which may adversely affect investor confidence.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS as issued by the IASB. Following the consummation of the Business Combination, the Post-Combination Company will be required to comply with the management certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in its annual report on Form 20-F for its first annual report that is filed with the SEC (subject to any change in applicable SEC rules). The Post-Combination Company will be required to comply with Section 404 in full (including an auditor attestation on management’s internal controls report) in our annual report on Form 20-F for the fiscal year following our first annual report required to be filed with the SEC (subject to any change in applicable SEC rules). As a public company, we will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A “significant deficiency” is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting.

In connection with the preparation of our consolidated financial statements for the year ended March 31, 2023, we identified a material error related to the accounting for marketplace transaction revenue recognition and therefore restated our financial statements for the years ended March 31, 2021 and 2022 previously included in a prior amendment to this proxy statement/prospectus confidentially submitted to the SEC. As a result of this material error, the Company’s management has concluded that a material weakness exists, and therefore its internal control over financial reporting was not effective as of March 31, 2023. This material weakness resulted in a material misstatement of the Company’s marketplace transactions revenue and costs of sales for the years ended March 31, 2021 and 2022. See Note 2 “Correction of errors” to the Company’s audited financial statements included elsewhere in this proxy statement/prospectus.

We will not be able to fully remediate this material weakness until certain steps have been completed and have been operating effectively for a sufficient period of time. The actions that we are taking are subject to ongoing review by our executive management and will be subject to the oversight of the audit and supervisory committee. Although we intend to complete this remediation process as quickly as practicable, we cannot provide any assurances with respect to the timeline for implementing effective remedial measures, and our initiatives may not prove to be successful in remediating the material weaknesses or preventing additional material weaknesses or significant deficiencies in our or the Post-Combination Company’s internal controls over financial reporting in the future. See “— Risks Related to PubCo and its Shares Following the Business Combination — If PubCo fails to maintain effective internal control over financial reporting, the price of PubCo Ordinary Shares may be adversely affected” and “— Risks Related to PubCo and its Shares Following the Business Combination — The Post-Combination

Company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business, operating results and financial condition.” See also “Coincheck Management’s Discussion and Analysis of Financial Condition and Results of Operations — Correction of Errors and Restatement of Financial Statements” for further detail of the material weakness.

A particular crypto asset’s status as a “security” in any relevant jurisdiction remains subject to a high degree of uncertainty.

All of the crypto assets that we currently offer on our cryptocurrency exchanges have been confirmed by the JVCEA for trading in Japan by companies registered as crypto asset exchange service providers with the JFSA under the Payment Services Act. Although regulators outside of Japan, including those in the United States, have taken the position that certain crypto assets fall within the definition of a “security” under their country’s securities laws, these crypto assets are not currently considered a “security” in Japan. There can be no assurance that the laws and regulations in Japan will not change in the future. Under U.S. federal securities laws, a crypto asset offered to investors is deemed a security if investment is made to a common enterprise with the reasonable expectation of profit derived from the efforts of others. Further, the U.S. SEC has issued various forms of guidance, including reports, orders and statements on the application of securities laws to crypto assets.

The classification of a crypto asset as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the offer, sale, trading, and clearing of such assets. As there can be no assurance that such regulation will not change or that future crypto assets will have differing treatments, we could be subject to legal or regulatory action in the event that a regulatory authority, or a Japanese court were to determine that a supported crypto asset currently offered, sold, or traded on our cryptocurrency exchanges is a “security” under applicable laws. Successful completion of the initial screening process of a crypto asset and determination of no objection by the JVCEA is not binding on regulatory authorities or courts in Japan in the event of a subsequent legal proceeding. If the JFSA or a court were to determine that a supported crypto asset currently offered, sold, or traded on our cryptocurrency exchanges is a security, we would not be able to offer such crypto asset for trading until we are able to do so in a compliant manner. Such an action could result in penalties, fines and reputational harm while customers that traded such supported crypto assets on our cryptocurrency exchanges and subsequently suffered trading losses could also seek to rescind a transaction that we facilitated on the basis that it was conducted in violation of applicable law, which could subject us to significant liability.

Crypto assets are typically traded 24 hours a day on a global basis. If Bitcoin, Ethereum, or any other crypto asset supported on our cryptocurrency exchanges is deemed to be a security under the laws of foreign jurisdictions, including the United States, it may have adverse consequences for the market for such supported crypto asset. For instance, all transactions in such supported crypto asset would have to be registered with the U.S. SEC or other foreign authority, or conducted in accordance with an exemption from registration, which could adversely affect its liquidity, usability and transactability. For example, the SEC has deemed XRP a security, and filed a complaint in the United States District Court for the Southern District of New York against the promoters of XRP in the United States contending that XRP is a security under U.S. federal securities laws and that sales of XRP were made without compliance with applicable U.S. securities registration requirements. Although the court ruled that sales of the XRP token to retail investors on cryptocurrency exchanges were not offers and sales of securities under U.S. federal securities laws in July 2023, the court also ruled that sales of the XRP token to hedge funds and other institutional investors and sophisticated buyers amounted to unregistered offers and sales of securities. The SEC has sought to appeal the ruling and if it is overturned in the future this would result in the potential requirement for platforms that continue to list XRP in the United States needing to register as securities exchanges. We do not provide crypto asset exchange services in the United States, and we do not believe that the status of XRP’s approval for listing and eligibility for trading under the PSA on cryptocurrency exchanges registered with the JFSA would directly change even if the SEC prevails. However, because we list XRP on our cryptocurrency exchanges, in the event XRP is deemed a security, there may nevertheless be an adverse impact on the liquidity, usability and transactability of XRP or we may choose to no longer list XRP on our cryptocurrency exchanges if we determine it is no longer appropriate for us to handle XRP, which may have an adverse impact on our ability to attract and retain customers. Moreover, the networks on which such supported crypto assets are utilized may be required to be regulated as securities intermediaries, and subject to applicable rules, which could effectively render operation of the network for its existing purposes impracticable.

We also operate Coincheck NFT Marketplace, which may expose us to legal, regulatory, and other risks that could adversely affect our business, operating results, and financial condition.

We operate Coincheck NFT Marketplace, the beta version of which we launched in March 2021. While NFTs and cryptocurrencies are similar in that both are based on blockchain technology, unlike cryptocurrency units, which are fungible, NFTs have unique identification codes and often reference content in areas such as games, arts and sports. NFTs are a relatively new and emerging type of digital asset, and the regulatory, commercial, and legal framework governing NFTs is expected to evolve both in Japan and other jurisdictions. The trading of NFTs potentially implicates issues regarding a range of matters, including, but not limited to, intellectual property rights, privacy and cybersecurity, fraud, anti-money laundering, money transmission, sanctions, and currency, commodity, and securities law compliance. To manage risks associated with the trading of NFTs, we have established an approval process conducted in three stages, with our NFT Business Development Department performing the initial review and the Legal & Compliance Department performing the secondary review prior to the final review by an internal review committee, based on the following criteria:

•        whether the NFT is a non-substitutable token recorded on the blockchain, or whether the token standard is ERC-721 or not, as we currently only support ERC-721;

•        whether the listing of the NFT on the Coincheck NFT Marketplace is regulated by any applicable laws or regulations;

•        whether the NFT itself breaches any applicable laws and rights (including whether any work is being used without the permission of the copyright holder);

•        whether the operating company of the NFT has any particular issues (including whether it engages with or is considered to be an anti-social force); and

•        whether the operating company of the NFT is in compliance with applicable laws and regulations in connection with the NFT.

However, there can be no assurance that procedures that we have implemented will be sufficient to comply with applicable laws and regulations, which remain uncertain and subject to rapid changes, or to identify all rights issues.

For example, NFTs raise various intellectual property law considerations, including relating to ownership, copyrights, trademarks and rights of publicity. The creator of an NFT will often have, or purport to have, all rights to the content of the NFT and can determine what rights to assign to a buyer, such as the right to display, modify, or copy the content. Risks associated with purchasing or selling NFTs, include, among other things, the risk of purchasing counterfeit items or items alleged to be counterfeit, mislabeled items, items that are vulnerable to metadata decay, items on smart contracts with bugs, items related to content that infringes intellectual property rights, and items that may become untransferable. To the extent that, despite our screening procedures for supported NFT titles designed to prevent such issues, we are directly or indirectly involved in a dispute between creators and buyers on our Coincheck NFT Marketplace, it could adversely affect the success of our Coincheck NFT Marketplace and harm our business, operating results, and financial condition.

Our Coincheck NFT Marketplace is only available to customers who have established crypto asset exchange services accounts with us and therefore were subject to our KYC approval process. NFTs, as unique items, are not currently regulated as crypto assets under Japan’s Payment Services Act, and we review supported titles before inclusion to confirm whether they could be regarded as either “securities” or “crypto assets” under current Japanese regulations. It is possible, however, that our determination of the status of particular NFTs could be challenged or that new regulations applicable to buying and selling of NFTs generally could be introduced in Japan. There can be no assurance that the KYC and other procedures that we have implemented for our crypto asset exchange services accounts will be sufficient to comply with any future regulations applicable to the operation of Coincheck NFT Marketplace, and we could be required to make changes to our Coincheck NFT Marketplace or other operating procedures in order to comply with any such regulations, which could adversely affect the success of our Coincheck NFT Marketplace and harm our business, operating results, and financial condition.

Although NFTs are generally not regulated nor deemed crypto assets under the PSA in Japan (See “Information about Coincheck — Regulatory Environment”), it is difficult to predict how the legal and regulatory framework around NFTs will develop and how such developments will impact our business and our Coincheck NFT Marketplace. Outside of Japan, the appropriate regulation of NFTs is under active study in major jurisdictions. For example, the European Union’s markets in crypto asset regulation announced in June 2022 excluded NFTs from its scope, but it was noted that the European Union plans continued study to inform future legislative proposals within an 18-month timeframe to create a regime applicable to NFTs. In the United States, included within the framework for responsible development of crypto assets announced in September 2022 was an instruction for the U.S. Treasury Department to complete an illicit finance risk assessment on NFTs by July 2023. In addition, NFTs may be subject to heightened scrutiny by regulatory authorities as a result of the Chapter 11 bankruptcy filing of FTX and allegations of fraud and mismanagement of funds against its founder and former CEO. Accordingly, significant additional new regulation is likely to be enacted in the future. Due to the novel and complex issues involved, it is difficult to predict how any such developments will affect the development and operation of our Coincheck NFT Marketplace, and it is possible that the regulations adopted in individual jurisdictions may conflict with one another.

As is the case with other crypto assets, NFTs are also subject to theft through hacking, social engineering, phishing, and fraudulently inducing individuals into delivering NFTs or providing access to NFTs to an unauthorized third party. Any safeguards we have implemented or may implement in the future to protect against these cybersecurity threats may be insufficient to prevent a malicious actor, and any such activity on our Coincheck NFT Marketplace could result in reputational harm, or expenses or losses associated with mitigation efforts against these incidents.

We currently rely on third-party service providers for certain aspects of our operations, and any interruptions in services provided by these third parties may impair our ability to support our customers.

We rely on third parties in connection with many aspects of our business, including payment processors, banks, and payment gateways to process transactions; cloud computing services and data centers that provide facilities, infrastructure, website functionality and access, components, and services, including databases and data center facilities and cloud computing; as well as third parties that provide outsourced customer service, compliance support and product development functions, which are critical to our operations. Because we rely on third parties to provide these services and to facilitate certain of our business activities, we face increased operational risks. We do not control the operation of any of these third parties, including the data center facilities we use. These third parties may be subject to financial, legal, regulatory, and labor issues, cybersecurity incidents, break-ins, computer viruses, denial-of-service attacks, sabotage, acts of vandalism, privacy breaches, service terminations, disruptions, interruptions, and other misconduct. They are also vulnerable to damage or interruption from human error, power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes, pandemics (including the COVID-19 pandemic) and similar events. There can be no assurance that third parties that provide services to us or to our customers on our behalf will continue to do so on acceptable terms, or at all. If any third parties do not adequately or appropriately provide their services or perform their responsibilities to us or our customers on our behalf, such as if third-party service providers to close their data center facilities without adequate notice, are unable to restore operations and data, fail to perform as expected, or experience other unanticipated problems, we may be unable to procure alternatives in a timely and efficient manner and on acceptable terms, or at all, and we may be subject to business disruptions, losses or costs to remediate any of the deficiencies, customer dissatisfaction, reputational damage, legal or regulatory proceedings, or other adverse consequences which could harm our business.

Any significant disruption in our products and services, in our information technology systems, or in any of the blockchain networks we support, could result in a loss of customers or funds and adversely impact our brand and reputation and our business, operating results, and financial condition.

Our reputation and ability to attract and retain customers and grow our business depends on our ability to operate our service at high levels of reliability, scalability, and performance, including the ability to process and monitor, on a daily basis, a large number of transactions that occur at high volume and frequencies across multiple systems. Our cryptocurrency exchanges, NFT marketplace, the ability of our customers to trade, and our ability to operate at a high level, are dependent on our ability to access the blockchain networks underlying the supported crypto assets, for which access is dependent on our systems’ ability to access the internet. Further, the successful and continued operations of such blockchain networks will depend on a network of computers, miners, or validators, and their continued operations, all of which may be impacted by service interruptions.

Our systems, the systems of our third-party service providers and partners, and certain crypto asset and blockchain networks have experienced from time to time, and may experience in the future, service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, insider threats, break-ins, sabotage, human error, vandalism, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses or other malware, or other events. In addition, extraordinary trading volumes or site usage could cause our computer systems to operate at an unacceptably slow speed or even fail. Some of our systems or the systems of our third-party service providers and partners are not fully redundant, and our or their disaster recovery planning may not be sufficient for all possible outcomes or events.

If any of our systems, or those of our third-party service providers, are disrupted for any reason, it could result in unanticipated disruptions, slower response times and delays in our customers’ trade execution and processing, failed settlement of trades, incomplete or inaccurate accounting, recording or processing of trades, unauthorized trades, loss of customer information, increased demand on limited customer support resources, customer claims, complaints with regulatory organizations, lawsuits, or enforcement actions. A prolonged interruption in the availability or reduction in the availability, speed, or functionality of our products and services could harm our business. Frequent or persistent interruptions in our services could cause current or potential customers or partners to believe that our systems are unreliable, leading them to switch to our competitors or to avoid or reduce the use of our products and services, and could permanently harm our reputation. Moreover, to the extent that any system failure or similar event results in damages to our customers or their business partners, these customers or partners could seek significant compensation or contractual penalties from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address. Problems with the reliability or security of our systems would harm our reputation, and damage to our reputation and the cost of remedying these problems could negatively affect our business, operating results, and financial condition.

Because we are a regulated financial institution in Japan, frequent or persistent interruptions could also lead to regulatory scrutiny, significant fines and penalties, and mandatory and costly changes to our business practices, and ultimately could cause us to lose existing licenses or banking relationships that we need to operate or prevent or delay us from obtaining additional licenses that may be required for our business.

In addition, we are continually improving and upgrading our information systems and technologies. Implementation of new systems and technologies is complex, expensive, time-consuming, and may not be successful. If we fail to timely and successfully implement new information systems and technologies, or improvements or upgrades to existing information systems and technologies, or if such systems and technologies do not operate as intended, it could have an adverse impact on our business, internal controls (including internal controls over financial reporting), operating results, and financial condition.

We suffered a significant loss of customer funds due to hacking in 2018 and any future failure to safeguard and manage our customers’ crypto assets could adversely impact our business, operating results, and financial condition.

In January 2018, our NEM hot wallet was hacked and we lost 526.3 million NEM, or ¥46.6 billion, of customer funds. Although we compensated customers who were adversely affected by this cybersecurity incident, we were subject to lawsuits relating to the calculation of the compensation provided. Some of these lawsuits have been resolved by judgement or alternative dispute resolution, but as of September 30, 2023 there are two remaining lawsuits demanding approximately ¥334 million. After evaluating the remaining claims and the potential outcomes with external advisors, we have determined not to provide a litigation reserve with respect to these remaining claims. Although we have subsequently invested in strengthening our cybersecurity and have become subject to operating procedures, including regulations for the custody of customer crypto assets, subsequently implemented by the JVCEA as described under “Information About Coincheck — Our History,” any future failure to safeguard our customers’ crypto assets could have significant adverse effects.

As of September 30, 2023 we recorded ¥296.9 billion of safeguard liabilities on our consolidated statements of financial position with respect to the obligation to safeguard our customers’ crypto assets not considered controlled by us but for which we hold the private key necessary for the transfer of such crypto assets on behalf of customers. Supported crypto assets are not insured or guaranteed by any government or government agency, and we do not have insurance for the loss of safeguarded customer crypto assets. Our ability to safeguard these crypto assets deposited by customers requires a high level of internal controls. As our business continues to grow and we expand our product and service offerings, we must continue to strengthen our associated internal controls. Our success and the success of our offerings requires significant public confidence in our ability to properly manage customers’ balances and handle large and growing transaction volumes and amounts of customer funds. Any failure by us to maintain the necessary controls or to manage customer crypto assets and funds appropriately and in compliance with applicable regulatory requirements could result in reputational harm, significant financial losses, lead customers to discontinue or reduce their use of our products, and result in significant penalties and fines and additional restrictions, which could adversely impact our business, operating results, and financial condition.

We deposit, transfer, and custody customer cash and crypto assets in Japan. In each instance, we are required to safeguard customers’ assets using security standards applicable to our hot and cold wallet and storage systems, as well as our financial management systems related to such custodial functions. Our security technology is designed to prevent, detect, and mitigate inappropriate access to our systems, by internal or external threats. We believe we have developed and maintained administrative, technical, and physical safeguards designed to comply with applicable legal requirements and industry standards. However, it is nevertheless possible that hackers, employees or service providers acting contrary to our policies, or others could circumvent these safeguards to improperly access our systems or documents, or the systems or documents of our business partners, agents, or service providers, and improperly access, obtain, misuse customer crypto assets and funds. For further information on the regulations regarding custody of customer fiat currencies and crypto assets applicable to us, see “Information About Coincheck — Regulatory Environment — Regulations on Crypto Asset Exchange Service.”

The methods used to obtain unauthorized access, disable, or degrade service or sabotage systems are also constantly changing and evolving and may be difficult to anticipate or detect for long periods of time. Any loss of customer cash or crypto assets could result in a substantial business disruption, adverse reputational impact, inability to compete with our competitors, and regulatory investigations, inquiries, or actions. Additionally, transactions undertaken through our websites or other electronic channels may create risks of fraud, hacking, unauthorized access or acquisition, and other deceptive practices. Any security incident resulting in a compromise of customer assets could result in substantial costs to us and require us to notify impacted individuals, and in some cases regulators, of a possible or actual incident, expose us to regulatory enforcement actions, including substantial fines, limit our ability to provide services, subject us to litigation, significant financial losses, damage our reputation, and adversely affect our business, operating results, financial condition, and cash flows.

The loss or destruction of private keys required to access any crypto assets held in custody for our customers may be irreversible. If we are unable to access private keys or if we experience a hack or other data loss relating to our ability to access any crypto assets, it could cause regulatory scrutiny, reputational harm and other losses.

Crypto assets are generally controllable only by the possessor of the unique private key relating to the digital wallet in which the crypto assets are held. While blockchain protocols typically require public addresses to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the crypto assets held in such a wallet. We hold the private key that is necessary for the transfer of customers’ crypto assets subject to strict limitations on its use under the regulations applicable to us as a crypto asset exchange service provider in Japan. To the extent that any of the private keys relating to our hot or cold wallets containing crypto assets held for our own account or for our customers is lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, we will be unable to access the crypto assets held in the related wallet. Further, we cannot provide assurance that our wallet will not be hacked or compromised. Crypto assets and blockchain technologies have been, and may in the future be, subject to security breaches, hacking, or other malicious activities. Any loss of private keys relating to, or hack or other compromise of, digital wallets used to store our customers’ crypto assets could adversely affect our customers’ ability to access or sell their crypto assets, require us to reimburse our customers for their losses, and subject us to significant financial losses in addition to losing customer trust in us and our products. As discussed in the immediately preceding risk factor, we compensated customers for ¥46.6 billion in losses of crypto assets due to a hacking incident in January 2018. Any future loss of private keys due to a hack, employee or service provider misconduct or error, or other compromise by third parties could hurt our brand and reputation, result in significant losses, and adversely impact our business.

If we fail to retain existing customers or add new customers, or if our customers decrease their level of engagement with our products, services and platform, our business, operating results, and financial condition may be significantly harmed.

Our success depends on our ability to retain existing customers and attract new customers and to increase engagement with our products, services and platform. To do so, we must continue to offer leading technologies and ensure that our products and services are secure, reliable and engaging. We have historically targeted retail investors new to investing in crypto assets, and the quality of our UI/UX, especially for smartphone users, and the provision of information to such investors is a key competitive factor. There is no assurance that we will be able to retain our current customers or attract new customers, or keep our customers engaged. In particular, as the majority of our total revenue is currently derived from trading activity by Japanese retail customers who trade on our Marketplace platform, we are sensitive to any changes in sentiment among such retail investors, which may be caused by other factors in addition to the below. Moreover, as we seek to attract new customers, we may also seek to expand to institutional customers within Japan, and we may be unsuccessful in any such expansion due to differences between Japanese institutional and retail customers. Any number of factors can negatively affect such customer retention, growth, and engagement, including if:

•        customers increasingly engage with competing products and services, including products and services that we are unable to offer or do not offer;

•        we fail to support new and in-demand crypto assets or if we elect to support crypto assets with negative reputations;

•        our newly offered products and services, such as our Coincheck NFT Marketplace or IEO business, are unsuccessful in achieving our expected goals for such products and services;

•        there are adverse changes in our products and services that are mandated by legislation, regulatory authorities, or litigation;

•        customers perceiving the crypto assets on our cryptocurrency exchanges or NFT marketplace to be bad investments, or experiencing significant losses in investments made on our cryptocurrency exchanges or NFT marketplace;

•        technical or other problems prevent us from delivering our products and services with the speed, functionality, security, and reliability that our customers expect;

•        cybersecurity incidents, employee or service provider misconduct, or other unforeseen activities that causes losses to us or our customers, including losses to assets held by us on behalf of our customers;

•        modifications to our pricing model or modifications by competitors to their pricing;

•        we fail to provide adequate customer service to customers; or

•        we or other companies in our industry are the subject of adverse media reports or other negative publicity.

If we are unable to maintain or increase our customer base and customer engagement, our total revenue and financial results may be adversely affected. Furthermore, following the Chapter 11 bankruptcy filing of FTX and allegations of fraud and mismanagement of funds against its founder and former CEO, financial and other resources required to acquire new customers and maintain our customer base may increase. Any decrease in user retention, growth, or engagement could render our products and services less attractive to customers, which may have an adverse impact on our total revenue, business, operating results, and financial condition. If our customer growth rate slows or declines, we will become increasingly dependent on our ability to maintain or increase levels of user engagement and monetization in order to drive growth of total revenue.

Many of our customers are first-time users and our trading volumes and total revenues could be reduced if these customers stop trading crypto assets altogether or stop using our cryptocurrency exchanges for their trading activities.

Our business model focuses on making crypto assets accessible to a broad demographic of retail customers. The number of new accounts opened with us by retail investors totaled 266,055, 415,525 and 182,178 in the years ended March 31, 2021, 2022 and 2023, respectively, and 62,562 in the six months ended September 30, 2023. Our success, and our ability to increase total revenue, depends in part on such customers continuing to utilize our cryptocurrency exchanges, even as crypto asset prices fluctuate and economic conditions change. However, our customers do not have long-term contractual arrangements with us and may cease to use our cryptocurrency exchanges at any time. We may face particular challenges in retaining these users as customers, for example as a result of increased volatility in crypto assets or other financial markets, or increasing availability of competing platforms that seek to target the same demographic. In particular, a broad decline in the crypto asset markets could result in some of these investors exiting the markets and leaving our cryptocurrency exchanges. Any significant loss of customers or a significant reduction in their use of our Marketplace platform and Exchange platform could have a material impact on our trading volumes and total revenue, and materially adversely affect our business, financial condition and results of operations.

If we expand our international activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to investigations and enforcement actions by non-Japanese regulators and governmental authorities.

If we expand into markets outside of Japan, we will become obligated to comply with the laws, rules, regulations, policies, and legal interpretations both of the jurisdictions in which we operate and those into which we offer services on a cross-border basis. For instance, financial regulators outside of Japan have significantly increased their scrutiny of crypto asset exchanges, such as by requiring crypto asset exchanges operating in their local jurisdictions to be regulated and licensed under local laws. In particular, Russia’s recent invasion of Ukraine has led to numerous countries around the world imposing a variety of sanctions on Russia, Belarus and other related entities. In response to concerns that crypto assets could be used to circumvent certain sanctions regimes, governments and regulators may also implement new measures and regulations that restrict the operations of crypto asset exchanges. Moreover, laws regulating financial services, the internet, mobile technologies, crypto assets, and related technologies outside of Japan are rapidly evolving, complex and often impose different, more specific, or even conflicting obligations on us, as well as potentially broader liability.

Regulators worldwide frequently study each other’s approaches to the regulation of crypto assets. Consequently, developments in any particular jurisdiction may influence other jurisdictions. New developments in one jurisdiction may be extended to additional services and other jurisdictions. As a result, the risks created by any new law or regulation in one jurisdiction are magnified by the potential that they may be replicated, affecting our business in another place or involving another service. Conversely, if regulations diverge worldwide, we may face difficulty adjusting our products, services, and other aspects of our business to serve customers in jurisdictions outside of Japan. On June 30, 2022, the European Union announced a provisional agreement on a markets in crypto assets regulatory framework meant to clarify the responsibilities and obligations of crypto asset service providers, establish a licensing scheme and protect consumers. The regulatory framework was formally adopted on May 16, 2023, but its overall impact on crypto asset service providers and the crypto asset markets remains uncertain. On November 24, 2023, the European Banking Authority launched a public consultation on new guidelines to prevent the abuse of funds and certain crypto asset transfers for money laundering and terrorist financing purposes, further highlighting the continually evolving regulatory landscape in which we operate.

To the extent that we expand internationally in the future, we would become subject to a heightened risk of enforcement action, litigation, regulatory, and legal scrutiny which could lead to sanctions, cease and desist orders, or other penalties and censures which could significantly and adversely affect our continued operations and financial condition.

We may suffer losses due to staking and other related services that we have provided or may provide in the future to our customers.

Certain crypto assets enable holders to earn rewards by participating in decentralized governance, bookkeeping and transaction confirmation activities on their underlying blockchain networks, such as through staking, delegating, and voting the crypto assets. In the ﬁscal year ended March 31, 2020, we launched the world’s ﬁrst Lisk (“LSK”) staking service, although we have currently ceased providing such staking services.

If we resume staking services in the future, we may operate staking nodes on certain blockchain networks, through our own servers or a third-party operator, utilizing customers’ crypto assets and pass through the rewards received to those customers, less a service fee. Some networks further require customer assets to be transferred into smart contracts on the underlying blockchain networks that will not be under our or anyone’s control. If our validator, any third-party service providers, or smart contracts fail to behave as expected, suffer cybersecurity attacks, experience security issues, or encounter other problems, our customers’ assets may be irretrievably lost. In addition, certain blockchain networks dictate requirements for participation in the relevant decentralized governance activity, and may impose penalties, or “slashing,” if the relevant activities are not performed correctly, such as if the staker or delegator acts maliciously on the network, “double signs” any transactions, or experiences extended downtimes. If we or any of our service providers are slashed by the underlying blockchain network, our customers’ assets may be confiscated, withdrawn, or burnt by the network, resulting in losses for which we may be responsible. If we were to experience a high volume of such staking requests from our customers on an ongoing basis, we could incur significant costs. Any penalties or slashing events could damage our brand and reputation, cause us to suffer financial losses, discourage existing and future customers from utilizing our products and services, and adversely impact our business. Further, staking services could be regulated in the future or deemed a securities offering in certain jurisdictions, which may limit our ability to offer these services or otherwise expose us to regulatory risks.

We may be exposed to transaction losses due to chargebacks as a result of fraud or uncollectibility that may adversely impact our business, operating results, and financial condition.

In the past, certain of our products and services were able to be paid for by credit and debit cards through payment processors which exposed us to risks associated with chargebacks and refunds. Although we currently do not accept either credit or debit cards for payment if we return to allowing the use of credit or debit cards in the future, we may be exposed to various losses as a result of fraud or uncollectibility that could arise from fraud, misuse, unintentional use, settlement delay, or other activities. In the future, if we begin incurring a significant number of refunds and chargebacks, our payment processors could require us to increase reserves, impose penalties on us, charge additional fees, or terminate their relationships with us. Failure to effectively manage risk and prevent fraud could increase our chargeback and refund losses or cause us to incur other liabilities. Increases in chargebacks, refunds or other liabilities could have an adverse effect on our operating results, financial condition, and cash flows.

We may make acquisitions and investments, which could require significant management attention, disrupt our business, result in dilution to our stockholders, and adversely affect our financial results.

As part of our business strategy, we look for potential opportunities to make acquisitions to add specialized employees, complementary companies, products, services, licenses, or technologies. We routinely conduct discussions and evaluate opportunities for possible acquisitions, strategic investments, entries into new businesses, joint ventures, and other transactions. We may also invest in companies and technologies, many of which are private companies and technologies that are highly speculative in nature. In the future, we may not be able to find any suitable acquisition and investment candidates, and we may not be able to complete acquisitions or make investments on favorable terms, if at all. In some cases, the costs of such acquisitions may be substantial, and there is no assurance that we will receive a favorable return on investment for our acquisitions. We may in the future be required to write off assets we have acquired.

In addition, if we fail to successfully close or integrate any acquisitions, or integrate the products or technologies associated with such acquisitions into our company, our total revenue and operating results could be adversely affected. Our ability to acquire and integrate companies, products, services, licenses, or technologies in a successful manner is unproven. Any integration process may require significant time and resources, and we may not be able to manage the process successfully, including successfully securing regulatory approvals which may be required to close the transaction and/or to continue to operate the target firm’s business or products in a manner that is useful to us. We may not successfully evaluate or utilize the acquired products, services, technology, or personnel, or accurately forecast the financial impact of an acquisition, including accounting charges. We may have to pay cash, incur debt, or issue equity securities to pay for any such acquisition, any of which could adversely affect our financial results. The new issuance of equity to finance any such acquisitions could result in dilution to our stockholders. The incurrence of substantial indebtedness could also result in increased fixed obligations and may include covenants or other restrictions that would impede our ability to manage our operations.

If we fail to develop, maintain, and enhance our brand and reputation, our business, operating results, and financial condition may be adversely affected.

Our brand and reputation are key assets. Maintaining, protecting, and enhancing our brand depends largely on the success of our marketing efforts, ability to provide consistent, high-quality, and secure products, services, features and support, and our ability to successfully secure, maintain, and defend our rights to use the “Coincheck” mark and other trademarks important to our brand. We believe that the ease-of-use of our products and services, in particular due to the quality and simplicity of our application interface is a differentiating factor for our brand. We believe that the importance of our brand and reputation will increase as competition further intensifies. Our brand and reputation could be harmed if we fail to achieve these objectives or if our public image were to be tarnished by negative publicity, unexpected events, or actions by third parties. Unfavorable publicity about us, including our products, services, technology, customer service, personnel, and crypto assets or crypto asset platforms generally could diminish confidence in, and the use of, our products and services. Such negative publicity also could have an adverse effect on the size and engagement of our customers and could result in decreased total revenue, which could have an adverse effect on our business, operating results, and financial condition.

Our key business metrics and other estimates are subject to inherent challenges in measurement, and our business, operating results, and financial condition could be adversely affected by real or perceived inaccuracies in those metrics.

We regularly review key business metrics, including the number of verified and active users, trading volume and other measures to evaluate growth trends, measure our performance, and make strategic decisions. These key metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what we currently believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in such measurements. If we fail to maintain an effective analytics platform, our key metrics calculations may be inaccurate, and we may not be able to identify those inaccuracies. We regularly review our processes for calculating these metrics, and from time to time we make adjustments to improve their accuracy. We generally will not update previously disclosed key business metrics for any such inaccuracies or adjustments that are immaterial.

Our key business metrics may also be impacted by compliance or fraud-related bans, technical incidents, or false or spam accounts in existence on our cryptocurrency exchanges. We regularly deactivate fraudulent and spam accounts that violate our terms of service and exclude these users from the calculation of our key business metrics; however, we may not succeed in identifying and removing all such accounts from our cryptocurrency exchanges. If our metrics provide us with incorrect or incomplete information about users and their behavior, we may make inaccurate conclusions about our business.

Unfavorable media coverage could negatively affect our business.

We receive a high degree of media coverage in Japan. Unfavorable publicity regarding, for example, our product changes, product quality, litigation or regulatory activity, privacy practices, terms of service, employment matters, the use of our products, services, or supported crypto assets for illicit or objectionable ends, the actions of our customers, or the actions of other companies that provide similar services to ours could adversely affect our reputation. Further, we may be in the future the target of social media campaigns criticizing actual or perceived actions or inactions that are disfavored by our customers, employees, or society at-large. Such campaigns could materially impact our customers’ decisions to trade on our cryptocurrency exchanges or NFT marketplace. For example, we have been subject to lawsuits related to the NEM hacking incident in January 2018. Any such negative publicity could have an adverse effect on the size, activity, and loyalty of our customers and result in a decrease in our total revenue, which could adversely affect our business, operating results, and financial condition.

Our cryptocurrency exchanges or NFT marketplace may be exploited to facilitate illegal activity such as fraud, money laundering, gambling, tax evasion, and scams. If any of our customers use our cryptocurrency exchanges or NFT marketplace to further such illegal activities, our business could be adversely affected.

Our cryptocurrency exchanges or NFT marketplace may be exploited to facilitate illegal activity including fraud, money laundering, gambling, tax evasion and scams. We may be specifically targeted by individuals seeking to conduct fraudulent transfers, and it may be difficult or impossible for us to detect and avoid such transactions in certain circumstances. The use of our cryptocurrency exchanges or NFT marketplace for illegal or improper purposes could subject us to claims, lawsuits, and government and regulatory investigations, prosecutions, enforcement actions, inquiries, or requests that could result in liability and reputational harm for us. In the event that a customer is found responsible for intentionally or inadvertently violating the laws in Japan or elsewhere, we may be subject to governmental inquiries, enforcement actions, prosecuted, or otherwise held secondarily liable for aiding or facilitating such activities. As a licensed crypto asset exchange service provider in Japan, we are required to implement KYC and other preventative measures mandated under Japan’s Act on Prevention of Transfer of Criminal Proceeds and monitored by the JFSA. We have in the past reported instances of non-compliance, and any future failure to maintain sufficient preventative measures could result in regulatory consequences and damage to our reputation. Changes in law have also increased the penalties for money transmitters for certain illegal activities, and government authorities may consider increased or additional penalties from time to time. Any threatened or resulting claims could result in reputational harm, and any resulting liabilities, loss of transaction volume, or increased costs could harm our business.

Moreover, while fiat currencies can be used to facilitate illegal activities, crypto assets are relatively new and, in many jurisdictions, may be lightly regulated or largely unregulated. Many types of crypto assets have characteristics, such as the speed with which digital currency transactions can be conducted, the ability to conduct transactions without the involvement of regulated intermediaries, the ability to engage in transactions across multiple jurisdictions, the irreversible nature of certain crypto asset transactions, and encryption technology that anonymizes these transactions, that make crypto assets susceptible to use in illegal activity. Various regulatory authorities and law enforcement agencies have taken and continue to take legal action against persons and entities alleged to be engaged in fraudulent schemes or other illicit activity involving crypto assets.

While we believe that our risk management and compliance framework is designed to comply with the regulations applicable to our operations in Japan and to detect significant illicit activities conducted by our potential or existing customers, we cannot ensure that we will be able to detect all illegal activity on our cryptocurrency exchanges or NFT marketplace. The introduction of new services may present additional challenges in monitoring for illicit activities. If any of our customers use our cryptocurrency exchanges or NFT marketplace to further such illegal activities, our business could be adversely affected.

Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results, and financial condition.

We are subject to significant regulatory oversight in Japan, and our ability to comply with applicable complex and evolving laws, regulations, and rules is largely dependent on the establishment and maintenance of our compliance, audit, and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. While we have devoted significant resources to develop policies and procedures to identify, monitor, and manage our risks, and expect to continue to do so in the future, we cannot assure you that our policies and procedures will always be effective. Our risk management policies and procedures rely on a combination of technical and human controls and supervision that are subject to error and failure. Some of our methods for managing risk are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. These methods may not adequately prevent losses, particularly as they relate to extreme market movements, which may be significantly greater than historical fluctuations in the market. Our risk management policies and procedures also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing failures. In addition, we may elect to adjust our risk management policies and procedures to allow for an increase in risk tolerance, which could expose us to the risk of greater losses.

Regulators periodically review our compliance with our own policies and procedures and with a variety of laws and regulations. We have received in the past and may from time to time receive additional examination reports citing violations of rules and regulations and inadequacies in existing compliance programs and requiring us to enhance certain practices with respect to our compliance program, including due diligence, training, monitoring, reporting, and recordkeeping. If we fail to comply with these, or do not adequately remediate certain findings, regulators could take a variety of actions that could impair our ability to conduct our business, including delaying, denying, withdrawing, or conditioning approval of certain products and services. In addition, we face the risk of significant intervention by regulatory authorities, including extensive examination and surveillance activities. In the case of non-compliance or alleged non-compliance, we could be subject to investigations and proceedings that may result in substantial penalties or civil lawsuits, including by customers. Any of these outcomes would adversely affect our reputation and brand and business, operating results, and financial condition. Some of these outcomes could adversely affect our ability to conduct our business.

We may suffer losses due to abrupt and erratic market movements.

The crypto asset market has been characterized by significant volatility and unexpected price movements. Certain crypto assets may become more volatile and less liquid in a very short period of time, resulting in market prices being subject to erratic and abrupt market movement, which could harm our business. For instance, abrupt changes in volatility or market movement can lead to extreme pressures on our cryptocurrency exchanges and infrastructure that can lead to inadvertent suspension of services across parts of the platform or the entire platform.

In addition, we hold certain crypto assets separately from the crypto assets of our customers in order to ensure liquidity for our customers. We utilize the Value-at-Risk method to help manage the market risk of such crypto assets held and we monitor the supply volume and transaction value of each crypto asset that we offer on our Marketplace platform for liquidity risk on a daily basis relative to our capital. However, as crypto assets are significantly more volatile than other financial assets, these periods of volatility and unexpected price fluctuations may affect our financial position and business performance if our risk management and liquidity risk procedures are not effective. One way in which we limit our exposure to market risk is by borrowing crypto assets from our customers under our Coincheck Lending program. Under the terms of the borrowing agreements, we return the subject crypto assets in kind at the end of the specified borrowing period. If borrowing from our customers becomes limited or unavailable, we might need to purchase and hold crypto assets in order to use them to facilitate the operations of our Marketplace platform, increasing our exposure to price fluctuations to the extent of the crypto assets held.

Risks Relating to Crypto Assets

Negative publicity associated with crypto asset platforms, including instances of potential fraud, the bankruptcy of industry participants and the violation of applicable legal and regulatory requirements, may cause existing and potential customers to lose confidence in crypto asset platforms.

Crypto asset platforms are relatively new. Many of our competitors outside of Japan are unlicensed, unregulated, operate without supervision by any governmental authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. In addition, crypto assets may be more vulnerable than other types of assets to market or price manipulation and other fraudulent practices due to the lack of regulations globally. A lack of transparency and incidents of fraud or malfeasance that result in losses to investors may cause our existing or potential customers and the general public to lose confidence in crypto asset platforms, including regulated platforms like ours. These incidents may also lead to increased regulatory scrutiny in Japan and other jurisdictions.

Numerous crypto asset platforms have been sued, investigated, or shut down due to fraud, manipulative practices, business failure, and security breaches. In many of these instances, customers of these platforms were not compensated or made whole for their losses. Larger platforms are more appealing targets for hackers and malware and may also be more likely to be targets of regulatory enforcement actions. For example, in February 2014, Mt. Gox, the then largest crypto asset platform worldwide, filed for bankruptcy protection in Japan after an estimated 850,000 Bitcoin were stolen from its wallets. As described under “Information About Coincheck — Our History,” in January 2018 our NEM hot wallet was hacked and we lost 526.3 million NEM, or ¥46.6 billion, of customer funds. In May 2019, Binance, one of the world’s largest platforms, was hacked, resulting in losses of approximately $40 million, and in February 2021, Bitfinex settled a long-running legal dispute with the State of New York related to Bitfinex’s alleged misuse of over $800 million of customer assets. More recently, volatility in crypto asset markets have caused severe distress for crypto asset platforms and in some cases business failure, preventing customers from accessing or recovering their funds. In particular, the November 2022 bankruptcy filing of FTX, a Bahamas-based cryptocurrency exchange, and allegations of fraud and mismanagement of funds against its founder and former CEO, has heightened negative perceptions of crypto asset platforms and has created uncertainty about the outlook for markets for crypto assets.

More recently, there have been a number of incidents of alleged non-compliance with legal and regulatory requirements by major crypto asset platforms. For example, on March 22, 2023, Coinbase announced that it had received a “Wells Notice” from the SEC, stating that the staff of the SEC had made a “preliminary determination” to recommend an enforcement action against Coinbase alleging violations of federal securities laws relating to various aspects of Coinbase’s services and products. In addition, on March 27, 2023, the CFTC announced the filing of a civil enforcement action in the U.S. District Court for the Northern District of Illinois charging, among others, various entities that operate the Binance platform and Changpeng Zhao, Binance’s co-founder and CEO, with numerous violations of the Commodity Exchange Act and CFTC regulations. Furthermore, on June 5, 2023, the SEC filed a civil complaint in the U.S. District Court for the District of Columbia against Binance and other related entities, as well as Changpeng Zhao. The complaint consists of thirteen charges, including misleading investors and operating as an unregistered securities exchange, broker and clearing agency in violation of U.S. securities laws. Furthermore, on June 6, 2023, the SEC filed a complaint in the U.S. District Court for the Southern District of New York against Coinbase for operating as an unregistered securities exchange, broker and clearing agency, and for the unregistered offer and sale of securities in connection with its staking-as-a-service program. On November 2, 2023, Sam Bankman-Fried, the founder of FTX, was found guilty of all seven criminal counts of fraud against him, and on November 21, 2023, Binance and Changpeng Zhao, the co-founder and CEO of Binance, pled guilty to federal criminal charges that Binance violated and caused a financial institution to violate the Bank Secrecy Act, with Binance entering into a $4.3 billion settlement with the U.S. Justice Department in addition to the confiscation of certain assets and Changpeng Zhao stepping down as CEO and accepting an individual fine of $50 million. The outcome and results of these enforcement actions may have a significant negative impact on the adoption and use of crypto assets both within the United States and elsewhere and could negatively impact the liquidity, volatility, and value of such assets.

In addition, there have been reports that a significant amount of crypto asset trading volume on crypto asset platforms is fabricated and false in nature, with a specific focus on unregulated platforms located outside of Japan. Such reports may indicate that the market for crypto asset platform activities is significantly smaller than otherwise understood.

Negative perception, a lack of stability and standardized regulation in the trading of crypto assets, and the closure or temporary shutdown of crypto asset platforms due to fraud, business failure, hackers or malware, or government mandated regulation, and associated losses suffered by customers, may reduce investor confidence and result in greater volatility of the prices of crypto assets, including significant depreciation in value. Any of these events could have an adverse impact on our business.

Depositing and withdrawing crypto assets into and from our cryptocurrency exchanges involve risks, which could result in loss of customer assets, customer disputes and other liabilities, which could adversely impact our business.

In order to own, transfer and use a crypto asset on its underlying blockchain network, a person must have a private and public key pair associated with a network address, commonly referred to as a “wallet.” Each wallet is associated with a unique “public key” and “private key” pair, each of which is a string of alphanumerical characters. To deposit crypto assets held by a customer onto our cryptocurrency exchanges or custody platforms, a customer must “sign” a transaction that consists of the private key of the wallet from where the customer is transferring crypto assets, the public key of a wallet that we control which we provide to the customer, and broadcast the deposit transaction onto the underlying blockchain network. Similarly, to withdraw crypto assets from our cryptocurrency exchanges or custody platforms, the customer must provide us with the public key of the wallet that the crypto assets are to be transferred to, and we would be required to “sign” a transaction authorizing the transfer. In addition, some crypto networks require additional information to be provided in connection with any transfer of crypto assets to or from our cryptocurrency exchanges. A number of errors can occur in the process of depositing or withdrawing crypto assets into or from our cryptocurrency exchanges, such as typos, mistakes, or the failure to include the information required by the blockchain network. For instance, a user may incorrectly enter our wallet’s public key or the desired recipient’s public key when depositing and withdrawing from our cryptocurrency exchanges, respectively. Alternatively, a user may transfer crypto assets to a wallet address that he does not own, control or hold the private keys to. In addition, each wallet address is only compatible with the underlying blockchain network on which it is created. For instance, a Bitcoin wallet address can only be used to send and receive Bitcoin. If any Ethereum or other crypto assets is sent to a Bitcoin wallet address, or if any of the foregoing errors occur, all of the customer’s crypto assets will be permanently and irretrievably lost with no means of recovery. We have encountered and expect to continue to encounter similar incidents with our customers. Such incidents could result in customer disputes, damage to our brand and reputation, legal claims against us, and financial liabilities, any of which could adversely affect our business.

A temporary or permanent blockchain “fork” to any supported crypto asset could adversely affect our business.

Blockchain protocols, including Bitcoin and Ethereum, are open source. Any user can download the software, modify it, and then propose that Bitcoin, Ethereum or other blockchain protocols users and miners adopt the modification. When a modification is introduced and a substantial majority of users and miners consent to the modification, the change is implemented and the Bitcoin, Ethereum or other blockchain protocol networks, as applicable, remain uninterrupted. However, if less than a substantial majority of users and miners consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork” (i.e., “split”) of the impacted blockchain protocol network and respective blockchain, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two parallel versions of the Bitcoin, Ethereum or other blockchain protocol network, as applicable, running simultaneously, but with each split network’s crypto asset lacking interchangeability.

Both Bitcoin and Ethereum protocols have been subject to “forks” that resulted in the creation of new networks, including Bitcoin Cash ABC, Bitcoin Cash SV, Bitcoin Diamond, Bitcoin Gold, Ethereum Classic, and others. Some of these forks have caused fragmentation among platforms as to the correct naming convention for forked crypto assets. Due to the lack of a central registry or rulemaking body, no single entity has the ability to dictate the nomenclature of forked crypto assets, causing disagreements and a lack of uniformity among platforms on the nomenclature of forked crypto assets, and which results in further confusion to users as to the nature of assets they hold on platforms. In addition, several of these forks were contentious and, as a result, participants in certain communities may harbor ill will towards other communities. As a result, certain community members may take actions that adversely impact the use, adoption, and price of Bitcoin, Ethereum, or any of their forked alternatives.

Furthermore, hard forks can lead to new security concerns. For instance, when the Ethereum and Ethereum Classic networks split in July 2016, replay attacks, in which transactions from one network were rebroadcast on the other network to achieve “double-spending,” plagued platforms that traded Ethereum through at least October 2016, resulting in significant losses to some crypto asset platforms. Similar replay attacks occurred in connection with the Bitcoin Cash and Bitcoin Cash SV network split in November 2018. Another possible result of a hard fork is an inherent decrease in the level of security due to the splitting of some mining power across networks, making it easier for a malicious actor to exceed 50% of the mining power of that network, thereby making crypto assets that rely on proof-of-work more susceptible to attack, as has occurred with Ethereum Classic.

We do not believe that we are required to support any fork or provide the benefit of any forked crypto asset to our customers. However, we have in the past and may in the future continue to be subject to claims by customers arguing that they are entitled to receive certain forked or airdropped crypto assets by virtue of crypto assets that they hold with us. If any customers succeed on a claim that they are entitled to receive the benefits of a forked or airdropped crypto asset that we do not or are unable to support, we may be required to pay significant damages, fines or other fees to compensate customers for their losses.

Future forks may occur at any time. A fork can lead to a disruption of networks and our information technology systems, cybersecurity attacks, replay attacks, or security weaknesses, any of which can further lead to temporary or even permanent loss of our and our customers’ assets. Such disruption and loss could cause us to be exposed to liability, even in circumstances where we have no intention of supporting an asset compromised by a fork.

We currently support, and expect to continue to support, certain smart contract-based crypto assets. If the underlying smart contracts for these crypto assets do not operate as expected, they could lose value and our business could be adversely affected.

We currently support, and expect to continue to support, various crypto assets that represent units of value on smart contracts deployed on a third party blockchain. Smart contracts are programs that store and transfer value and execute automatically when certain conditions are met. Since smart contracts typically cannot be stopped or reversed, vulnerabilities in their programming and design can have damaging effects. For instance, in April 2018, a batch overflow bug was found in many Ethereum-based ERC20-compatible smart contract tokens that allowed hackers to create a large number of smart contract tokens, causing multiple crypto asset platforms worldwide to shut down ERC20-compatible token trading. Similarly, in March 2020, a design flaw in the MakerDAO smart contract caused forced liquidations of crypto assets at significantly discounted prices, resulting in millions of dollars of losses to users who had deposited crypto assets into the smart contract. If any such vulnerabilities or flaws come to fruition, smart contract-based crypto assets, including those held by our customers on our cryptocurrency exchanges or NFT marketplace, may suffer negative publicity, be exposed to security vulnerabilities, decline significantly in value, and lose liquidity over a short period of time.

In some cases, smart contracts can be controlled by one or more “admin keys” or users with special privileges, or “super users.” These users have the ability to unilaterally make changes to the smart contract, enable or disable features on the smart contract, change how the smart contract receives external inputs and data, and make other changes to the smart contract. For smart contracts that hold a pool of reserves, these users may also be able to extract funds from the pool, liquidate assets held in the pool, or take other actions that decrease the value of the assets held by the smart contract in reserves. Even for crypto assets that have adopted a decentralized governance mechanism, such as smart contracts that are governed by the holders of a governance token, such governance tokens can be concentrated in the hands of a small group of core community members, who would be able to make similar changes unilaterally to the smart contract. If any such super user or group of core members unilaterally make adverse changes to a smart contract, the design, functionality, features and value of the smart contract, and its related crypto assets, may be harmed. In addition, assets held by the smart contract in reserves may be stolen, misused, burnt, locked up or otherwise become unusable and irrecoverable. These super users can also become targets of hackers and malicious attackers. If an attacker is able to access or obtain the super user privileges of a smart contract, or if a smart contract’s super-users or core community members take actions that adversely affect the smart contract, our customers who hold and transact in the affected crypto assets may experience decreased functionality and value of the applicable crypto assets, up to and including a total loss of the value of such crypto assets. Although we do not control these smart contracts, any such events could cause customers to seek damages against us for their losses, result in reputational damage to us, or in other ways adversely impact our business.

From time to time, we may encounter technical issues in connection with the integration of supported crypto assets and changes and upgrades to their underlying networks, which could adversely affect our business.

In order to support any crypto asset, a variety of front and back-end technical and development work is required to implement our wallet, custody, trading, and other solutions for our customers, and to integrate such supported crypto asset with our existing technical infrastructure. For certain crypto assets, a significant amount of development work is required and there is no guarantee that we will be able to support successfully any existing or future crypto asset. In addition, such integration may introduce software errors or weaknesses into our cryptocurrency exchanges or NFT marketplace, including our existing infrastructure. Even if such integration is initially successful, any number of technical changes, software upgrades, soft or hard forks, cybersecurity incidents, or other changes to the underlying blockchain network may occur from time to time, causing incompatibility, technical issues, disruptions, or security weaknesses to our cryptocurrency exchanges or NFT marketplace. If we are unable to identify, troubleshoot and resolve any such issues successfully, we may no longer be able to support such crypto asset, our customers’ assets may be frozen or lost, the security of our hot, warm, or cold wallets may be compromised, and our cryptocurrency exchanges, NFT marketplace and technical infrastructure may be affected, all of which could adversely impact our business.

If miners or validators of any supported crypto asset demand high transaction fees, our operating results may be adversely affected.

We charge miner fees when a customer sends certain crypto assets from their Coincheck account to a non- Coincheck account. We estimate the miner fee based on the cost that we will incur to process the withdrawal transaction on the underlying blockchain network. In addition, we also pay miner fees when we move crypto assets for various operational purposes, such as when we transfer crypto assets between our hot and cold wallets, for which we do not charge our customers. However, miner fees can be unpredictable. For instance, in 2021, Bitcoin miner fees increased from approximately $10 per transaction in January 2021 to over $60 per transaction in April 2021. Even though Bitcoin’s miner fees have since decreased, if the block rewards for miners on any blockchain network are not sufficiently high to incentivize miners, miners may demand higher transaction fees, or collude to reject low transaction fees and force users to pay higher fees. Although we generally attempt to pass miner fees relating to customer withdrawals through to our customers, we have in the past incurred, and expect to incur from time to time, losses associated with the payment of miner fees in excess of what we charge our customers, resulting in adverse impacts on our operating results.

The nature of our business requires the application of complex financial accounting and tax rules, and there is limited guidance from accounting standard setting bodies and taxing authorities. If financial accounting standards undergo significant changes or taxing authorities announce new tax rules, our operating results could be adversely affected.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the IFRS Foundation and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. In addition, there has been limited precedent for the financial accounting of crypto assets and related valuation and revenue recognition standards. As such, there remains significant uncertainty on how companies should account for crypto assets transactions, crypto assets and related revenue. Furthermore, there has been limited guidance from taxing authorities on treatment of crypto assets and revenue therefrom. Japanese tax audits or changes in the tax treatment of our business could result in the imposition of significant additional taxes. Uncertainties in or changes to regulatory or financial accounting standards could result in the need to change our accounting methods and restate our financial statements and impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and more generally impact our business, operating results, and financial condition.

Risks Relating to Government Regulation and Privacy Matters

Global regulation of crypto assets or crypto asset platforms may develop in ways that limit the potential for growth in usage and acceptance of crypto assets.

As crypto assets have grown in both popularity and market size, various local and foreign governmental organizations, consumer agencies and public advocacy groups have been examining the operations of crypto networks, users and platforms, with a focus on how crypto assets can be used to launder the proceeds of illegal activities and fund criminal or terrorist enterprises, and the safety and soundness of platforms and other service providers that hold crypto assets for users. Many of these entities have called for heightened regulatory oversight and have issued consumer advisories describing the risks posed by crypto assets to users and investors. Several jurisdictions have banned so-called initial coin offerings, such as China and South Korea, while Canada, Singapore, and Hong Kong have opined that token offerings may constitute securities offerings subject to local securities regulations. In September 2021, China issued a blanket ban on all payments and services utilizing crypto assets and other activity, such as mining, related to crypto assets. In addition, the Government of India has been holding consultation regarding draft legislation to regulate cryptocurrencies while the Indian Central Bank is of the view that cryptocurrencies should be banned. In May 2023, the Central Bank of Argentina announced a ban on the offering or solicitation of crypto transactions by payment service providers. To the extent that such developments adversely affect the adoption of and values of crypto assets, they may adversely affect our business and results of operations even if they occur in jurisdictions in which we do not operate directly.

Following the bankruptcy of Bahamas-based FTX Trading Ltd. in November 2022 and allegations of fraud and mismanagement of funds against its founder and former CEO, as well as financial difficulties experienced by other participants in the crypto asset markets, concern related to investor protection has heightened globally and there is a high likelihood of additional legislation, regulatory measures or administrative actions relating to crypto asset market participants in the United States and other jurisdictions. To the extent such developments result in severe limitations on or bans of crypto assets that we support, or lead to imposition of limitations or bans on other aspects of our business, such developments may adversely affect our business and results of operations.

We obtain and process a large amount of sensitive customer data. Any real or perceived improper use of, disclosure of, or access to such data could harm our reputation, as well as have an adverse effect on our business.

We obtain and process large amounts of sensitive data, including personal data related to our customers and their transactions, such as their names, addresses, copies of government-issued identification, trading data, tax identification, and bank account information. We face risks, including to our reputation, in the handling and protection of this data, and these risks will increase as our business continues to expand. In addition, Japanese laws and regulations, such as the Act on the Protection of Personal Information (“APPI”), governing privacy and data protection require us to safeguard our customers’, employees’, and service providers’ personal data and other important information. If we fail to comply with the regulations under the APPI, we may face recommendation and order from the Personal Information Protection Commission and be liable for fines.

We have administrative, technical, and physical security measures and controls in place and maintain a robust information security program. However, our security measures may be inadequate or breached as a result of third-party action, employee or service provider error, malfeasance, malware, phishing, hacking attacks, system error, trickery, advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security or otherwise, and, as a result, someone may be able to obtain unauthorized access to sensitive information, including personal data, on our systems. We could be the target of a cybersecurity incident, which could result in harm to our reputation and financial losses. Additionally, our customers have been and could be targeted in cybersecurity incidents like an account takeover, which could result in harm to our reputation and financial losses. Additionally, privacy and data protection laws are evolving, and it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data handling safeguards and practices that could result in fines, lawsuits, and other penalties, and significant changes to our or our third-party partners business practices, products and service offerings.

Our future success depends on the reliability and security of our cryptocurrency exchanges. To the extent that the measures we or our third-party business partners have taken prove to be insufficient or inadequate, we may become subject to litigation, breach notification obligations, or regulatory or administrative sanctions, which could result in significant fines, penalties, damages, harm to our reputation, or loss of customers. If our own confidential business information or sensitive customer information were improperly disclosed, our business could be adversely affected. Additionally, a party who circumvents our security measures could, among other effects, appropriate customer information or other proprietary data, cause interruptions in our operations, or expose customers to hacks, viruses, and other disruptions.

Risks Relating to Third Parties

Our current and future services are dependent on payment networks and acquiring processors, and any changes to their rules or practices could adversely impact our business.

We rely on banks and other payment processors to process customers’ payments in connection with the purchase of crypto assets on our cryptocurrency exchanges and we pay these providers fees for their services. From time to time, payment networks have increased, and may increase in the future, the interchange fees and assessments that they charge for transactions that use their networks. Payment networks have imposed, and may impose in the future, special fees on the purchase of crypto assets, including on our cryptocurrency exchanges, which could negatively impact us and significantly increase our costs. Our payment card processors may have the right to pass any increases in interchange fees and assessments on to us and may impose additional use charges which would increase our operating costs and reduce our operating income. We could attempt to pass these increases along to our customers, but this strategy might result in the loss of customers to our competitors that may not pass along the increases, thereby reducing our total revenue and earnings. If competitive practices prevent us from passing along the higher fees to our customers in the future, we may have to absorb all or a portion of such increases, thereby increasing our operating costs and reducing our earnings.

We may also be directly or indirectly liable to the payment networks for rule violations. Payment networks set and interpret their network operating rules and have alleged from time to time that various aspects of our business model violate these operating rules. If such allegations are not resolved favorably, they may result in significant fines and penalties or require changes in our business practices that may be costly and adversely affect our business. The payment networks could adopt new operating rules or interpret or reinterpret existing rules that we or our processors might find difficult or even impossible to follow, or costly to implement. As a result, we could lose our ability to give customers the option of using cards to fund their purchases or the choice of currency in which they would like their card to be charged. If we are unable to accept cards or are limited in our ability to do so, our business would be adversely affected.

We rely on third parties to perform certain key functions, and their failure to perform those functions could adversely affect our business, financial condition and results of operations.

We rely on certain third-party computer systems or third-party service providers, including cloud technology providers, internet service providers, payment services providers, market and third-party data providers, regulatory services providers, banking systems, communications facilities and other facilities to run our cryptocurrency exchanges. These providers are susceptible to operational, technological and security vulnerabilities, including security breaches, which may impact our business, and our ability to monitor our third-party service providers’ data security is limited. In addition, these third-party service providers may rely on subcontractors to provide services to us that face similar risks. Any interruption in these third-party services, or deterioration in the quality of their service or performance, could be disruptive to our business.

Any failures by, or security breaches of, our third-party service providers or their subcontractors that result in an interruption in service, unauthorized access, misuse, loss or destruction of data or other similar occurrences could interrupt our business, cause us to incur losses, result in decreased customer satisfaction and increase customer attrition, subject us to customer complaints, significant fines, litigation, disputes, claims, regulatory investigations or other inquiries and harm our reputation. In addition, we are legally obligated to provide guidance and supervision to our third-party service providers or their subcontractors, and if the situation described above occurs, we may be ordered by the JFSA to improve our business operations and undergo on-site inspection by the JFSA. Through contractual provisions and third-party risk management processes, we take steps to require that our providers, and their subcontractors, protect our data and information, including personal data. However, due to the size and complexity of our technology platform and services, the amount of data that we store and the number of customers, employees and third-party service providers with access to personal data, we, our third-party service providers and their subcontractors are potentially vulnerable to a variety of intentional and inadvertent cybersecurity breaches and other security-related incidents and threats, which could result in a material adverse effect on our business, financial condition and results of operation. Any contractual protections we may have from our third-party service providers may not be sufficient to adequately protect us against such consequences, and we may be unable to enforce any such contractual protections.

In addition, there is no assurance that our third-party service providers or their subcontractors will be able to continue to provide these services to meet our current needs in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet our needs in the future. An interruption in or the cessation of service by our third-party service providers or their subcontractors, coupled with our possible inability to make alternative arrangements in a smooth, cost-effective and timely manner, could have adverse effects on our business, financial condition and results of operations. Further, if there were deficiencies in the oversight and control of our third-party relationships, and if our regulators held us responsible for those deficiencies, it could have an adverse effect on our business, reputation and results of operations.

Our success depends in part upon continued distribution through app stores and effective operation with mobile operating systems, networks, technologies, products, hardware and standards that we do not control.

A substantial majority of our customers’ activity on our cryptocurrency exchanges occurs on mobile devices. There is no guarantee that popular mobile devices will remain compatible with the Coincheck app, or that mobile device customers will continue to use our products and services rather than those of our competitors. We are dependent on the interoperability of our app with popular mobile operating systems, networks, technologies, products, hardware and standards that we do not control, such as the Android and iOS operating systems. Any changes, bugs or technical issues in such systems or changes in our relationships with mobile operating system providers, device manufacturers or mobile carriers, or in their terms of service or policies that degrade the functionality of our app, reduce or eliminate our ability to distribute applications, give preferential treatment to competitive products, limit our ability to target or measure the effectiveness of applications, or impose fees or other charges related to the delivery of our application that could adversely affect customer usage of the Coincheck app.

We are also subject to the standard policies and terms of service of these operating systems, as well as policies and terms of service of the various application stores that make our application and experiences available to our developers, creators and customers. These policies and terms of service govern the availability, promotion, distribution, content and operation generally of applications and experiences on such operating systems and stores. Each provider of these operating systems and stores has broad discretion to change and interpret its terms of service and policies with respect to our cryptocurrency exchanges and those changes may be unfavorable to us and our developers’, creators’ and customers’ use of our cryptocurrency exchanges. If we were to violate, or an operating system provider or application store believes that we have violated, its terms of service or policies, that operating system provider or application store could limit or discontinue our access to its operating system or store. In some cases these requirements might not be clear or our interpretation of the requirements might not align with the interpretation of the operating system provider or application store, which could lead to inconsistent enforcement of these terms of service or policies against us, and could also result in the operating system provider or application store limiting or discontinuing access to its operating system or store. Any limitation or discontinuation of our access to any third-party platform or application store could adversely affect our business, financial condition or results of operations.

Additionally, in order to deliver a high-quality mobile experience for our customers, it is important that our products and services work well with a range of mobile technologies, products, systems, networks, hardware and standards that we do not control. We might not be successful in developing products that operate effectively with these technologies, products, systems, networks or standards. In the event that it is more difficult for our customers to access and use our app, or if our customers choose not to access or use our app on their mobile devices or use mobile products that do not offer access to our app, our customer growth and engagement could be harmed. In the event that our customers are adversely affected by these actions or if our relationships with such third parties deteriorate, our customer growth and engagement could be adversely affected and our business could be harmed.

We are exposed to credit risks due to our reliance on cryptocurrency exchange brokers, which may cause us to incur financial or reputational harm.

We are exposed to certain credit risks due to our reliance on third-party cryptocurrency exchange brokers where we execute cover transactions to hedge our exposure to specific crypto assets. Our counterparties in our hedging transactions (which we refer to as our cover counterparties) are composed of a relatively small number of financial institutions and cryptocurrency exchange brokers, some of which may have a limited amount of information disclosed. We borrow crypto assets from our customers and, in order to be able to hedge by executing cover transactions, hold a portion of borrowed crypto assets in our accounts with such cryptocurrency exchange brokers. If such counterparty should go bankrupt or retain such crypto asset for some other unanticipated reason, we would still be responsible for returning such crypto assets to our customers. We monitor the balance of our own positions held against an overall risk limit amount and also specific limit amounts set according to the characteristics of these counterparties on a daily basis, and if we obtain information that could lead to credit, legal or reputational concerns about the cryptocurrency exchange brokers we deal with, we take measures to avoid risks, including reducing the amount on deposit with the counterparty and transferring assets to alternative cover counterparties. If credit, legal or reputational concerns regarding all of the cryptocurrency exchange brokers we transact with for a particular crypto asset were to arise, we would then attempt to use our own Exchange platform or other OTC counterparties capable of netting settlement to execute cover transactions. If these alternatives were not feasible for a particular crypto asset, however, we may need to temporarily suspend the trading and handling of the affected crypto asset, which could adversely affect our results of operation and our business reputation. On March 24, 2023, Binance, one of our counterparties, suffered an outage and suspended the trading of all crypto assets for a number of hours. As of the same date, our crypto assets deposited with Binance had increased to ¥194 million due to a recovery in crypto asset prices and trading levels. Although we were able to successfully use alternative counterparties without disruption to our services in this instance, we may not be able to transfer assets, in future instances, to a suitable alternative counterparty in a timely manner. In the future, we may need to change counterparties if similar outages were to continue for a longer period of time, or if simultaneous disruptions affect more than one of our counterparties. Further, if Binance is no longer able to be used as a viable counterparty, including as a result of the CFTC enforcement action against Binance announced on March 27, 2023, or for any other reasons that may arise as a result of this enforcement action or additional legal or regulatory investigations, we may need to identify an alternative long-term cover counterparty with a capability to handle similar levels of transaction volume. If we determine that no such alternatives are feasible for a particular crypto asset, we would then need to temporarily suspend trading of such crypto asset. We are still obligated to complete transactions which have already been placed by customers and accepted by our system, even if we are unable to execute cover transactions.

We transact with both Japanese and international counterparties, and our largest single credit exposure relates to crypto assets we have deposited in order to transact with bitFlyer as of September 30, 2023. We also transact with OKX and Binance as cover counterparties, and although we previously transacted with Bittrex, we stopped transacting with them on December 5, 2023. The following table shows the amounts deposited with OKX, bitFlyer, Binance, Bittrex and all of our cover counterparties in total, as well as our cash and cash equivalents as of September 30, 2022, December 31, 2022, March 31, 2023, June 30, 2023 and September 30, 2023.

	As of September 30, 2022	As of December 31, 2022	As of March 31, 2023	As of June 30, 2023	As of September 30, 2023
	(in millions of yen except for percentage figures)
Amount deposited with OKX	¥2	¥58	¥647	¥92	¥88
Amount deposited with bitFlyer	289	216	195	213	101
Amount deposited with Binance	629	74	195	48	62
Amount deposited with Bittrex	177	77	50	0	0
Amount deposited with all of our cover counterparties	1,097	425	1,088	354	251
% of total equity	9.9%	4.0%	10.4%	3.5%	2.5%
Cash and cash equivalents	¥8,638	¥8,826	¥7,697	¥7,579	¥7,581

We have not suffered credit losses with respect to such counterparties to date, but there can be no assurance that any risk limitation measures we take will prove to be effective and there is a possibility that sudden changes in market conditions could lead to such counterparties having their credit rating downgraded, becoming insolvent or otherwise becoming unable to fulfill any obligations to us, which could have an adverse effect on our customers, business, reputation and results of operations.

Risks Relating to Intellectual Property

Our intellectual property rights are valuable, and any inability to protect them could adversely impact our business, operating results, and financial condition.

Our business depends in large part on our proprietary technology and our brand. We rely on, and expect to continue to rely on, a combination of trademark, trade dress, domain name, copyright, and trade secret and laws, as well as confidentiality and license agreements with our employees, contractors, consultants, and third parties with whom we have relationships, to establish and protect our brand and other intellectual property rights. However, our efforts to protect our intellectual property rights may not be sufficient or effective. Our proprietary technology and trade secrets could be lost through misappropriation or breach of our confidentiality and license agreements, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially similar to ours and that compete with our business.

We may be subject to claims for alleged infringement of proprietary rights of third parties.

In recent years, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity related to crypto assets, as well as litigation, based on allegations of infringement or other violations of intellectual property. Our use of third-party intellectual property rights also may be subject to claims of infringement or misappropriation. We cannot guarantee that our internally developed or acquired technologies and content do not or will not infringe the intellectual property rights of others. From time to time, our competitors or other third parties may claim that we are infringing upon or misappropriating their intellectual property rights, and we may be found to be infringing upon such rights. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our products or services or using certain technologies, force us to implement expensive work-arounds, or impose other unfavorable terms. We expect that the occurrence of infringement claims is likely to grow as the market for crypto assets grows and matures. Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, operating results, and financial condition.

Our cryptocurrency exchanges and NFT marketplace contain third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could harm our business.

Our cryptocurrency exchanges and NFT marketplace contain software modules licensed to us by third-party authors under “open source” licenses. We also make certain of our own software available to users for free under various open source licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the use of open source software also presents the risk of security vulnerability and the public availability of such software may make it easier for others to compromise our cryptocurrency exchanges and NFT marketplace.

Some open source licenses contain requirements that we make the source code available for modifications or derivative works we create based upon the type of open source software we use or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open source software to avoid subjecting our cryptocurrency exchanges and NFT marketplace to conditions we do not intend, we have not recently conducted an extensive audit of our use of open source software and, as a result, we cannot assure you that our processes for controlling our use of open source software in our cryptocurrency exchanges and NFT marketplace are, or will be, effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face litigation, infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our cryptocurrency exchanges and NFT marketplace, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, operating results, and financial condition. Moreover, the terms of many open source licenses have not been interpreted by domestic or foreign courts. As a result, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our cryptocurrency exchanges and NFT marketplace. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software.

Risks Relating to Coincheck’s Employees and Other Service Providers

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition.

We operate in a relatively new industry that is not widely understood and requires personnel with specialized knowledge and technical skills. We believe that our future success is highly dependent on the talents and contributions of our senior management team, members of our executive team, and other key employees in areas including systems design and engineering, risk management, finance, compliance and legal, and marketing. Our future success depends on our ability to attract, develop, motivate, and retain highly qualified and skilled employees. Due to the relatively recent emergence of markets for crypto assets, the pool of qualified talent is extremely limited, particularly with respect to executive talent, systems engineering, risk management, and financial regulatory expertise. We face intense competition for qualified individuals from numerous software and other technology companies. To attract and retain key personnel, we incur significant costs, including salaries and benefits and equity incentives. Even so, these measures may not be enough to attract and retain the personnel we require to operate our business effectively. The loss of even a few qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the operation of our business could adversely impact our operating results and impair our ability to grow.

In the event of employee or service provider misconduct or error, our business may be adversely impacted.

Employee or service provider misconduct or error could subject us to legal liability, financial losses, and regulatory sanctions and could seriously harm our reputation and negatively affect our business. Such misconduct could include engaging in improper or unauthorized transactions or activities, misappropriation of customer funds, failing to supervise other employees or service providers, compliance or harassment violations by our employees and improperly using confidential information. Employee or service provider errors, including mistakes in executing, recording, or processing transactions for customers, could expose us to the risk of material losses even if the errors are detected. Although we have implemented processes and procedures and provide training to our employees and service providers to reduce the likelihood of misconduct and error, these efforts may not be successful. Moreover, the risk of employee or service provider error or misconduct may be even greater for novel products and services. The rapid pace of development of markets for crypto assets and related regulatory frameworks can create a high risk of confusion among employees and service providers with respect to compliance obligations, particularly including confidentiality, data access, trading, and conflicts. It is not always possible to deter misconduct, and the precautions we take to prevent and detect inappropriate activity may not be effective in all cases. If we were found to have not met our regulatory oversight and compliance and other obligations, we could be subject to regulatory sanctions, financial penalties, and restrictions on our activities for failure to properly identify, monitor and respond to potentially problematic activity, which can seriously damage our reputation. Our employees, contractors, and agents could also commit errors that subject us to financial claims for negligence, as well as regulatory actions, or result in financial liability.

General Risk Factors

Public health crises, such as the COVID-19 pandemic, have had and could in the future have an adverse effect on our business, operating results, and financial condition.

Pandemics or disease outbreaks, such as the COVID-19 pandemic, have contributed and could continue to contribute to significant volatility, uncertainty and economic disruption in global financial markets, including the prices of crypto assets. During the peak of the COVID-19 pandemic, governments and businesses around the world imposed measures designed to reduce the transmission of COVID-19, including encouraging remote work and flexible working practices, which potentially expose technology-driven businesses like ours to heightened operational risks, including potentially increased cybersecurity risk if the security systems in place at our employees’ and service providers’ homes are less secure than those used in our offices, which could expose us to increased risks of data or financial loss and could disrupt our business operations. We also rely on third party service providers to perform certain functions. Any disruptions to a service provider’s business operations resulting from business restrictions, quarantines, or restrictions on the ability of personnel to perform their jobs could have an adverse impact on its ability to provide services to us. The extent to which fear of exposure to, or actual effects of, COVID-19, new variants, disease outbreaks, epidemics or a similar widespread health concern impacts our business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, but could result in continued uncertain economic conditions in Japan and globally.

We may be adversely affected by natural disasters and other catastrophic events that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Our business operations are subject to interruption by natural disasters, fire, power shortages, and other events beyond our control. Further, acts of terrorism, social unrest, and other geo-political events could cause disruptions in our business or the economy as a whole. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, we may be unable to continue our operations and may endure system interruptions, reputational harm, interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our reputation, financial condition and operating results.

We do not maintain insurance sufficient to compensate us for the potentially significant losses that could result from disruptions to our services, including as a result of cyberattacks. Additionally, all the aforementioned risks may be further increased if we do not implement a disaster recovery plan or disaster recovery plans of our service providers prove to be inadequate. To the extent natural disasters or other catastrophic events concurrently impact data centers we rely on in connection with private key restoration, customers will experience significant delays in withdrawing funds, or in the extreme we may suffer loss of customer funds.

Risks Related to Thunder Bridge and the Business Combination

There can be no assurance that PubCo’s ordinary shares will be approved for listing on Nasdaq or any other exchange or that PubCo will be able to comply with the continued listing standards of Nasdaq or any other exchange.

In connection with the closing of the Business Combination, we intend to list PubCo’s ordinary shares and warrants on Nasdaq under the symbols “CNCK” and “CNCKW,” respectively. PubCo’s continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, Nasdaq delists the Post-Combination Company’s shares from trading on its exchange for failure to meet the listing standards, the Post-Combination Company and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for the Post-Combination Company’s securities;

•        reduced liquidity for the Post-Combination Company’s securities;

•        a determination that the Post-Combination Company’s ordinary shares are a “penny stock” which will require brokers trading in the Post-Combination Company’s ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Post-Combination Company’s ordinary shares;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Nasdaq may delist Thunder Bridge’s securities from trading on its exchange, which could limit investors’ ability to make transactions in Thunder Bridge’s securities and subject Thunder Bridge to additional trading restrictions.

Thunder Bridge’s Class A Common Stock has been trading on Nasdaq since June 30, 2021. On October 24, 2023, Thunder Bridge received a notice from the staff of the Listing Qualifications Department (the “Listing Department”) of The Nasdaq Stock Market LLC (“Nasdaq”), stating that Thunder Bridge is not in compliance with Nasdaq Listing Rule 5450(a)(2), which requires Thunder Bridge to maintain at least 400 total holders for continued

listing on the Nasdaq Global Market. The notice stated that unless Thunder Bridge timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”), trading of Thunder Bridge’s Class A Common Stock on the Nasdaq Global Market would be suspended due to our non-compliance with Nasdaq Rule 5450(a)(2). Thunder Bridge timely requested a hearing before the Panel to request sufficient time to complete the Proposed Business Combination. Such hearing request resulted in a stay of the suspension or delisting action. There can be no assurance that Thunder Bridge will be able to satisfy Nasdaq’s continued listing requirements, obtain a favorable determination of the Panel on our ability to remain listed on the Nasdaq Global Market and maintain compliance with other Nasdaq listing requirements prior to or following the consummation of a business combination.

If Nasdaq delists Thunder Bridge’s securities from trading on its exchange and Thunder Bridge is not able to list its securities on another national securities exchange, Thunder Bridge expects its securities could be quoted on an over-the-counter market. If this were to occur, Thunder Bridge could face significant material adverse consequences, including:

•        a limited availability of market quotations for Thunder Bridge’s securities;

•        reduced liquidity for Thunder Bridge’s securities;

•        become subject to stockholder litigation;

•        likely losing any active trading market for Thunder Bridge’s securities, as Thunder Bridge’s securities may then only be traded on one of the over-the-counter markets, if at all;

•        a determination that Thunder Bridge’s Class A Common Stock are a “penny stock” which will require brokers trading in Thunder Bridge’s Class A Common Stock to adhere to more stringent rules, including being subject to the depositary requirements of Rule 419 of the Securities Act, and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because Thunder Bridge’s Class A Common Stock are listed on Nasdaq, a national securities exchange, Thunder Bridge’s Class A Common Stock qualify as covered securities under the statute. If Thunder Bridge were to no longer be listed on Nasdaq, Thunder Bridge’s Class A Common Stock may not qualify as covered securities under the statute, in which case we would be subject to regulation in each state in which Thunder Bridge offers its common stock.

Subsequent to the consummation of the Business Combination, the Post-Combination Company may be required to take write-downs or write-offs, or the Post-Combination Company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the Post-Combination Company’s financial condition, results of operations and the price of PubCo’s securities, which could cause you to lose some or all of your investment.

Although Thunder Bridge has conducted due diligence on Coincheck, this diligence may not reveal all material issues that may be present with Coincheck’s business. Factors outside of Coincheck’s and outside of Thunder Bridge’s control may, at any time, arise. As a result of these factors, the Post-Combination Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in the Post-Combination Company reporting losses. Even if Thunder Bridge’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the Post-Combination Company’s liquidity, the fact that the Post-Combination Company reports charges of this nature could contribute to negative market perceptions about the Post-Combination Company or its securities. In addition, charges of this nature may cause the Post-Combination Company to be unable to obtain future financing on favorable terms or at all.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Thunder Bridge’s securities or, following the Closing, PubCo’s securities, may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Thunder Bridge’s securities prior to the Closing may decline. The market values of PubCo’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Thunder Bridge’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of the Post-Combination Company’s securities could contribute to the loss of all or part of your investment. Currently, there is no public market for PubCo Ordinary Shares. Accordingly, the valuation ascribed to Coincheck may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for the Post-Combination Company’s securities develops and continues, the trading price of the Post-Combination Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Post-Combination Company’s control. Any of the factors listed below could have a material adverse effect on your investment in the Post-Combination Company’s securities and the Post-Combination Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Post-Combination Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Post-Combination Company’s securities may include:

•        actual or anticipated fluctuations in the Post-Combination Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        changes in the market’s expectations about the Post-Combination Company’s operating results;

•        success of competitors;

•        the Post-Combination Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Post-Combination Company or the industry in which Coincheck operates;

•        operating and share price performance of other companies that investors deem comparable to the Post-Combination Company;

•        the Post-Combination Company’s ability to market new and enhanced products and technologies on a timely basis;

•        changes in laws and regulations affecting the Post-Combination Company’s business;

•        the Post-Combination Company’s ability to meet compliance requirements;

•        commencement of, or involvement in, litigation involving the Post-Combination Company;

•        changes in the Post-Combination Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of the Post-Combination Company’s ordinary shares available for public sale;

•        any major change in the Post-Combination Company Board of Directors or management;

•        sales of substantial amounts of the Post-Combination Company’s ordinary shares by the Post-Combination Company’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Post-Combination Company’s securities irrespective of the Post-Combination Company’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Post-Combination Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Post-Combination Company could depress the Post-Combination Company’s share price regardless of the Post-Combination Company’s business, prospects, financial conditions or results of operations. A decline in the market price of the Post-Combination Company’s securities also could adversely affect the Post-Combination Company’s ability to issue additional securities and the Post-Combination Company’s ability to obtain additional financing in the future.

The unaudited pro forma financial information included herein may not be indicative of what PubCo’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what PubCo’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

Thunder Bridge has identified a material weakness in its internal controls over financial reporting as of December 31, 2023 relating to an ineffective control environment surrounding the lack of effectively designed controls to properly evaluate and assess certain period end expense accruals. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Thunder Bridge’s annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for Thunder Bridge to provide reliable financial reports and prevent fraud. Measures to remediate material weaknesses may be time-consuming and costly and there is no assurance that such measures will ultimately have the intended effects. If Thunder Bridge is unable to develop and maintain an effective system of internal control over financial reporting, Thunder Bridge may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Thunder Bridge and materially and adversely affect Thunder Bridge’s business and operating results. If Thunder Bridge identifies any new material weaknesses in the future, any such newly identified material weakness could limit Thunder Bridge’s ability to prevent or detect a misstatement of Thunder Bridge’s accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, Thunder Bridge may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in Thunder Bridge’s financial reporting and adversely affect Thunder Bridge’s business and operating results. Thunder Bridge cannot assure you that the measures Thunder Bridge has taken to date, or any measures Thunder Bridge may take in the future, will be sufficient to avoid potential future material weaknesses.

Thunder Bridge’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about Thunder Bridge’s ability continue as a “going concern.”

As of December 31, 2023, Thunder Bridge had $13,002 in cash outside of the Trust Account and a working capital deficit of approximately $5,960,000. Further, Thunder Bridge has incurred and expect to continue to incur significant professional costs to remain as a publicly traded company and to incur significant expenses in connection with Thunder Bridge’s initial business combination activities. In addition, if Thunder Bridge is unable to complete a business combination by July 2, 2024 (unless extended), Thunder Bridge’s board of directors would proceed to commence a voluntary liquidation and thereby a formal dissolution of Thunder Bridge. There is no assurance that Thunder Bridge will be able to consummate a business combination within the Combination Period. These factors, among others, raise substantial doubt about Thunder Bridge’s ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from the outcome of this uncertainty.

The Sponsor and Thunder Bridge’s executive officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Unlike many other blank check companies in which the founders, executive officers and directors agree to vote their Thunder Bridge Founder Shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor and Thunder Bridge’s executive officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with Thunder Bridge and, in the case of the Sponsor, the Sponsor Support Agreement, to vote any shares of Thunder Bridge Common Stock held by them in favor of the Business Combination. We expect that the Sponsor and Thunder Bridge’s executive officers and directors (and their permitted transferees) will own at least approximately 65.1% of the issued and outstanding shares of Thunder Bridge Common Stock at the time of any such stockholder vote. Accordingly, we would not need any of our Public Shares to be voted in favor of any of the Business Combination or other Stockholder Proposals to have such Stockholder Proposal approved and it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the majority of the votes cast by the Public Stockholders.

Thunder Bridge may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.

The Sponsor and Thunder Bridge’s executive officers and directors have agreed that Thunder Bridge must complete its initial business combination by July 2, 2024. Thunder Bridge may not be able to consummate an initial business combination within such time period. However, Thunder Bridge’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein.

If Thunder Bridge is unable to consummate its initial business combination within the required time period, it will, as promptly as reasonably possible but not more than ten business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), pro rata to the Public Stockholders by way of redemption and cease all operations except for the purposes of winding up of its affairs, as further described herein. This redemption of Public Stockholders from the Trust Account will be effected as required by function of Thunder Bridge’s amended and restated certificate of incorporation and prior to any voluntary winding up.

For illustrative purposes, based on funds in the Trust Account of approximately $37.3 million on December 31, 2023, the estimated per share redemption price would have been approximately $10.60.

The Sponsor or Thunder Bridge’s directors, executive officers or advisors or their respective affiliates may elect to purchase shares from Public Stockholders, which may influence the vote on the Business Combination and reduce the public “float” of Thunder Bridge Common Stock.

The Sponsor or Thunder Bridge’s directors, executive officers or advisors or their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Thunder Bridge’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Thunder Bridge’s directors, executive officers or advisors or their respective affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Thunder Bridge Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of Thunder Bridge’s securities on a national securities exchange.

Thunder Bridge may seek to further extend the date by which Thunder Bridge must consummate an initial business combination, which could have a material adverse effect on the amount held in our Trust Account and other adverse effects on Thunder Bridge.

Thunder Bridge may seek to further extend the date by which Thunder Bridge must consummate an initial business combination, which pursuant to the Thunder Bridge Charter, is currently July 2, 2024. Such an extension would require the approval of the Public Stockholders, who would be provided the opportunity to redeem all or a portion of their Public Shares. Any such redemptions will likely have a material adverse effect on the amount held in the Trust Account, our capitalization, principal stockholders and other impacts on Thunder Bridge or Thunder Bridge’s officers and directors, such as Thunder Bridge’s ability to maintain its listing on the Nasdaq Global Market.

If Thunder Bridge seeks to further extend the Combination Period, such extension would not be in compliance with Nasdaq rules, and unless Nasdaq were to grant Thunder Bridge an exemption, will likely lead Nasdaq to suspend trading in or delist Thunder Bridge’s securities.

Thunder Bridge’s securities are listed on the Nasdaq Global Market. Nasdaq IM-5101-2 requires that a SPAC complete one or more business combinations within 36 months of the effectiveness of its initial public offering registration statement, which, in Thunder Bridge’s case, would be July 2, 2024 (the “Nasdaq Deadline”). If Thunder Bridge were to seek to further extend the Combination Period beyond July 2, 2024, Thunder Bridge’s Combination Period would extend beyond the Nasdaq Deadline. Consequently, further extension of Thunder Bridge’s Combination Period does not comply with Nasdaq rules. There is a risk that, even if an extension were approved by Thunder Bridge’s stockholders, trading in Thunder Bridge’s securities may be suspended and Thunder Bridge may be subject to delisting by Nasdaq. Thunder Bridge cannot assure you that (i) Nasdaq will not delist Thunder Bridge’s securities in the event such an extension were approved and Thunder Bridge does not complete one or more Business Combinations by the Nasdaq Deadline, (ii) Thunder Bridge will be able to obtain a hearing with Nasdaq’s Hearings Panel to appeal the delisting determination, or (iii) Thunder Bridge’s securities will not be suspended pending the Hearing Panel’s decision.

If Nasdaq delists any of Thunder Bridge’s securities from trading and Thunder Bridge is unable to list Thunder Bridge’s securities on another national securities exchange, Thunder Bridge expects Thunder Bridge’s securities could potentially be quoted on an over-the-counter market. However, if this were to occur, Thunder Bridge could face significant material adverse consequences.

The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares in the event we complete an initial business combination. In addition, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event we complete an initial business combination, even if the business combination causes the trading price of the Post-Combination Company’s ordinary shares to materially decline.

The Sponsor invested an aggregate of $6,505,560 in us, comprised of the $25,000 purchase price for the Founder Shares and the $6,480,056 purchase price for the Private Placement Units. The amount held in our Trust Account was $37.3 million as of December 31, 2023, implying a value of $10.60 per Public Share.

The following table shows the Public Stockholders’ and our initial stockholders’ (including the Sponsor’s) investment per share and how these compare to the implied value of one Post-Combination Company ordinary share upon the completion of our initial business combination. The following table assumes that (i) our valuation is $[•] million (which is the amount we held in our Trust Account as of [•], 2024), (ii) no additional interest is earned on the funds held in the Trust Account, (iii) no Public Shares are redeemed in connection with our initial business combination and (iv) all Founder Shares are held by the Sponsor and independent directors upon completion of our initial business combination, and does not take into account other potential impacts on our valuation at the time of the initial business combination such as (a) the value of our Public Warrants and Private Placement Units contained, (b) the trading price of our common stock, (c) the initial business combination transaction costs (including payment of $8,278,474 of deferred underwriting commissions), (d) any equity issued or cash paid to the Coincheck Stockholders, (e) any equity issued to other third party investors, or (f) Coincheck’s business itself.

Public Shares held by Public Stockholders		3,517,087	shares
Founder Shares and Class B Share held by the Sponsor		5,913,196	shares
Shares underlying private placement units held by the Sponsor		648,055	shares
Total shares of common stock		10,078,338	shares
Total funds in trust at the initial business combination	$	[•]
Public Stockholders’ investment per Public Share(1)		$10.00
The Sponsor’s investment per Founder Share(2)		$0.004
Implied value per share of Post-Combination Company ordinary shares upon the initial business combination	$	[•]

____________

(1)      While the Public Stockholders’ investment is in both the Public Shares and the Public Warrants, for purposes of this table the full investment amount is ascribed to the Public Shares only.

(2)      The Sponsor’s total investment in the equity of the company, inclusive of the Founder Shares and the Sponsor’s $6,480,055 investment in the Private Placement Units, is $6,505,055. For purposes of this table, the full investment amount is ascribed to the Founder Shares only.

Based on these assumptions, each Post-Combination Company ordinary share would have an implied value of $[•] per share upon completion of our initial business combination, representing a [•]% decrease from the initial implied value of $10.00 per Public Share. While the implied value of $[•] per share upon completion of our initial business combination would represent a dilution to our Public Stockholders, this would represent a significant increase in value for the Sponsor relative to the price it paid for each Founder Share. At $[•] per share, the [•] Post-Combination Company ordinary shares that the Sponsor and our independent directors that hold Founder Shares would own upon completion of our initial business combination would have an aggregate implied value of $[•]. As a result, even if the trading price of the Post-Combination Company ordinary shares significantly declines, the value of the Founder Shares held by the Sponsor and independent directors will be significantly greater than the amount the Sponsor paid to purchase such shares. In addition, the Sponsor could potentially recoup its entire investment, inclusive of its investment in the Private Placement Units, even if the trading price of the Post-Combination Company ordinary shares after the initial business combination is as low as $[•] per share. As a result, the Sponsor and independent directors holding Founder Shares are likely to earn a substantial profit on their investment in us upon disposition of shares of Post-Combination Company ordinary shares even if the trading price of the Post-Combination Company ordinary shares declines after we complete our initial business combination. The Sponsor and independent directors holding Founder Shares may therefore be economically incentivized to complete an initial business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the Public Stockholders, rather than liquidating Thunder Bridge. This dilution would increase to the extent that Public Stockholders seek redemptions from the Trust Account for their Public Shares.

Public Stockholders who redeem their shares of Thunder Bridge Common Stock may continue to hold any Public Warrants they own, which results in additional dilution to non-redeeming holders upon exercise of the Public Warrants.

Public Stockholders who redeem their shares of Thunder Bridge Common Stock may continue to hold any Public Warrants they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Public Warrants. Assuming (i) all redeeming Public Stockholders acquired Public Units in the IPO and continue to hold the Public Warrants that were included in the Public Units, and (ii) maximum redemption of the shares of Thunder Bridge Common Stock held by the redeeming Public Stockholders, [•] Public Warrants would be retained by redeeming Public Stockholders with a value of $            , based on the market price of $            of the Public Warrants as of            , 2024. As a result, the redeeming Public Stockholders would recoup their entire investment and continue to hold Public Warrants with an aggregate market value of $            , while non-redeeming Public Stockholders would suffer additional dilution in their percentage ownership and voting interest of PubCo upon exercise of the Public Warrants held by redeeming Public Stockholders.

Thunder Bridge’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering Thunder Bridge’s board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, Thunder Bridge’s stockholders should be aware that the Sponsor and certain Thunder Bridge executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of Thunder Bridge’s stockholders generally. These interests include:

•        the beneficial ownership of the Sponsor, which is controlled by Gary A. Simanson, Thunder Bridge’s Chief Executive Officer, of an aggregate of 6,561,251 shares of Thunder Bridge Common Stock, consisting of:

•        5,913,195 Founder Shares and one Class B share retained by the Sponsor, out of 6,468,750 Founder Shares initially purchased by the Sponsor for an aggregate price of $25,000; and

•        648,055 shares of Thunder Bridge Common Stock underlying Private Placement Units purchased by the Sponsor at $10.00 per unit for an aggregate purchase price of $6,480,560;

all of which shares and warrants would become worthless if Thunder Bridge does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares (such waiver entered into in connection with the IPO for which the Sponsor received no additional consideration). Such shares and warrants have an aggregate market value of approximately $            million and $            million, respectively, based on the closing price of Thunder Bridge Common Stock of $            and the closing price of Thunder Bridge Warrants of $            on Nasdaq on            , 2024, the most recent practicable date;

•        the economic interests in the Sponsor held by certain of Thunder Bridge’s officers and directors, which gives them an indirect pecuniary interest in the shares of Thunder Bridge Common Stock and Thunder Bridge Warrants held by the Sponsor, and which interests would also become worthless if Thunder Bridge does not complete a business combination within the applicable time period.

•        Thunder Bridge’s board of directors are entitled to reimbursement for all out-of-pocket expenses incurred by them on Thunder Bridge’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; such out-of-pocket expenses are not expected to exceed $10,000;

•        the Sponsor and Thunder Bridge’s officers, directors or their affiliates have made, and may make additional, working capital loans prior to the Closing of the Business Combination, up to $1,500,000 of which are convertible into private units at a price of $10.00 per unit at the option of the lender, which may not be repaid if the Business Combination is not completed; the 150,000 units would have an aggregate market value of approximately $            , based on the last sale price of $            of the Thunder Bridge Public Units on Nasdaq on            , 2024;

•        the anticipated appointment of Gary A. Simanson, our Chief Executive Officer, and Allerd Derk Stikker as directors and officers of the Post-Combination Company; and

•        the continued indemnification of current directors and officers of Thunder Bridge and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may have influenced Thunder Bridge’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

There are risks to our stockholders, who are not affiliates of the Sponsor, of becoming stockholders of the Post-Combination Company through the Business Combination rather than acquiring securities of Coincheck directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of ordinary shares in connection therewith, investors will not receive the benefit of any outside independent review of Thunder Bridge’s and Coincheck’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

In addition, the Sponsor and certain of Thunder Bridge’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders generally. Such interests may have influenced Thunder Bridge’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “— Thunder Bridge’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus,” “— The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares in the event we complete an initial business combination. In addition, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event we complete an initial business combination, even if the business combination causes the trading price of the Post-Combination Company’s ordinary shares to materially decline” and “— Certain of our officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.”

Certain of our officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Until we consummate our initial business combination, we intend to engage in the business of identifying and combining with one or more businesses. The Sponsor and our officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.

Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as our director or officer and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating any legal obligation.

In the absence of the “corporate opportunity” waiver in our charter, certain candidates would not be able to serve as an officer or director. We believe we substantially benefit from having representatives who bring significant, relevant and valuable experience to our management, and, as a result, the inclusion of the “corporate opportunity” waiver in our amended and restated certificate of incorporation provides us with greater flexibility to attract and retain the officers and directors that we feel are the best candidates.

However, the personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause our directors and officers to prioritize a different business combination over finding a suitable acquisition target for our business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest, which could negatively impact the timing for a business combination. We are not aware of any such conflicts of interest and do not believe that any such conflicts of interest impacted our search for an acquisition target.

Deferred underwriting fees in connection with the IPO and payable at the consummation of our initial business combination will not be adjusted to account for redemptions by our Public Stockholders; if our Public Stockholders exercise their redemption rights, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase.

The underwriters in our IPO are entitled to deferred underwriting commissions totaling $8,278,474 upon the consummation of our initial business combination, such amounts being held in our Trust Account until the consummation of our initial business combination. Such amounts will not be adjusted to account for redemptions of Public Shares by our Public Stockholders. Accordingly, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase as the number of Public Shares redeemed increases. If no Public Stockholders of Thunder Bridge exercise redemption rights with respect to their Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination will represent [•]% of the aggregate proceeds from the IPO retained by Thunder Bridge taking into account such redemptions. If Public Stockholders of Thunder Bridge exercise redemption rights with respect to [•] Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination will represent [•]% of the aggregate proceeds from the IPO retained by Thunder Bridge taking into account such redemptions. If Public Stockholders of Thunder Bridge exercise redemption rights with respect to [•] Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination will represent [•]% of the aggregate proceeds from the IPO retained by Thunder Bridge taking into account such redemptions. If Public Stockholders of Thunder Bridge exercise redemption rights with respect to [•] Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination will represent [•]% of the aggregate proceeds from the IPO retained by Thunder Bridge taking into account such redemptions.

Thunder Bridge stockholders who do not redeem their shares of Thunder Bridge Common Stock will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of Thunder Bridge Common Stock in connection with the Business Combination, the percentage ownership of Public Stockholders who do not redeem their shares of Thunder Bridge Common Stock will be diluted. The percentage of the Post-Combination Company’s ordinary shares that will be owned by Public Stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of Public Stockholders under different redemption levels, based on the number of issued and outstanding shares of Thunder Bridge Common Stock and Coincheck ordinary shares on March 31, 2023, and based on the Post-Combination Company ordinary shares expected to be issued in the Business Combination, non-redeeming Public Stockholders, as a group, will own:

•        if there are no redemptions of Public Shares, 2.2% of the Post-Combination Company’s ordinary shares expected to be outstanding immediately after the Business Combination; and

•        if there are maximum redemptions of 100.0% of the outstanding Public Shares, none of the Post-Combination Company’s ordinary shares expected to be outstanding immediately after the Business Combination.

Because of this, Public Stockholders, as a group, will have less influence on the board of directors, management and policies of the Post-Combination Company than they now have on the board of directors, management and policies of Thunder Bridge. See “Certain Agreements Related to the Business Combination — Stockholders Agreement.”

The ownership percentage with respect to the Post-Combination Company following the Business Combination does not take into account the following potential issuances of securities, which will result in further dilution to Public Stockholders who do not redeem their Public Shares:

•        the issuance of up to 4,730,557 shares upon exercise of the Public Warrants at a price of $11.50 per share;

•        the issuance of up to 129,611 shares upon exercise of the placement warrants in the Private Placement Units held by the Sponsor at a price of $11.50 per share;

•        the issuance of up to 4,730,557 shares upon exercise of PubCo Warrants at a price of $11.50 per share;

•        the issuance of up to 2,412,384 restricted stock units issuable after the closing of the Business Combination;

•        the issuance of up to [•] shares under the Omnibus Incentive Plan; and

•        if the Sponsor, or Thunder Bridge’s officers, directors or their affiliates make any working capital loans prior to the closing of the Business Combination, they may convert up to $1,500,000 of those loans into Units to purchase 150,000 units at a price of $10.00 per unit.

If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding shares of Thunder Bridge Common Stock and Coincheck ordinary shares on March 31, 2023, and based on the Thunder Bridge Common Stock expected to be issued in the Business Combination, non-redeeming Public Stockholders, as a group, would own:

•        if there are no redemptions of Public Shares, 1.8% of the Post-Combination Company’s ordinary shares outstanding assuming all such shares were issued immediately after the Business Combination; and

•        if there are maximum redemptions of 100.0% of the outstanding Public Shares, none of the Post-Combination Company’s ordinary shares outstanding assuming all such shares were issued immediately after the Business Combination.

Thunder Bridge’s ability to successfully effect the Business Combination and the Post-Combination Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Coincheck, all of whom we expect to stay with the Post-Combination Company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

Thunder Bridge’s ability to successfully effect the Business Combination and the Post-Combination Company’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Coincheck. Although we expect key personnel to remain with the Post-Combination Company following the Business Combination, there can be no assurance that they will do so. It is possible that Coincheck will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Post-Combination Company.

Thunder Bridge’s board of directors did not obtain a fairness opinion in determining whether to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

In analyzing the Business Combination, Thunder Bridge’s management conducted significant due diligence on Coincheck. For a complete discussion of the factors utilized by Thunder Bridge’s board of directors in approving the business combination, see the section entitled, “The Business Combination — Thunder Bridge’s Board of Directors’ Reasons for the Approval of the Business Combination.” Thunder Bridge’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Coincheck’s fair market value was at least 80% of Thunder Bridge’s net assets (excluding any taxes payable on interest earned).

Notwithstanding the foregoing, Thunder Bridge’s board of directors did not obtain a fairness opinion to assist it in its determination. Thunder Bridge’s board of directors may be incorrect in its assessment of the Business Combination.

Unlike many blank check companies, Thunder Bridge does not have a specified maximum redemption threshold, except that in no event will Thunder Bridge redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. The absence of such a redemption threshold may make it easier for Thunder Bridge to consummate the Business Combination even if a substantial majority of Thunder Bridge’s stockholders do not agree.

Since Thunder Bridge has no specified percentage threshold for redemption contained in its amended and restated certificate of incorporation, its structure is different in this respect from the structure used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company’s public shares voted against a proposed business combination and elected to convert or redeem more than a specified maximum percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the amount of shares voted by their public stockholders electing conversion or redemption exceeded the maximum conversion or redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, Thunder Bridge may be able to consummate the Business Combination even if a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares. However, in no event will Thunder

Bridge redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of the Business Combination. If enough Public Stockholders exercise their redemption rights such that Thunder Bridge cannot satisfy the net tangible asset requirement, Thunder Bridge would not proceed with the redemption of Public Shares and the Business Combination, and instead may search for an alternate business combination. However, because the minimum cash requirements provided in the Business Combination Agreement may be waived by Coincheck, if Thunder Bridge did not proceed with the Business Combination in such situation, it may be in breach of its obligations under the Business Combination Agreement, which could have an adverse effect on its ability to consummate an alternate business combination.

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their securities, potentially at a loss.

Public Stockholders are entitled to receive funds from the Trust Account only (i) in the event of a redemption to Public Stockholders prior to any winding up in the event Thunder Bridge does not consummate its initial business combination or its liquidation, (ii) if they redeem their shares in connection with an initial business combination that Thunder Bridge consummates, or (iii) if they redeem their shares in connection with a stockholder vote to amend Thunder Bridge’s amended and restated certificate of incorporation (A) to modify the substance or timing of Thunder Bridge’s obligation to redeem 100% of the Public Shares if Thunder Bridge does not complete its initial business combination within 36 months from the closing of the IPO or (B) with respect to any other provision relating to Thunder Bridge’s pre-business combination activity and related stockholders’ rights. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their securities, potentially at a loss.

If third parties bring claims against Thunder Bridge, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

Thunder Bridge’s placing of funds in the Trust Account may not protect those funds from third-party claims against Thunder Bridge. Although Thunder Bridge has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with Thunder Bridge waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Thunder Bridge’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Thunder Bridge’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Thunder Bridge than any alternative.

Examples of possible instances where Thunder Bridge may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Thunder Bridge is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if Thunder Bridge is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its initial business combination, Thunder Bridge will be required to provide for payment of claims of creditors that were not waived that may be brought against Thunder Bridge within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to Thunder Bridge if and to the extent any claims by a third party (other than Thunder Bridge’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which Thunder Bridge has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay Thunder Bridge’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Thunder Bridge’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Thunder Bridge believes that the Sponsor’s only assets are securities of Thunder Bridge and, therefore, the Sponsor may not be able to satisfy those obligations. Thunder Bridge has not asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Thunder Bridge’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, Thunder Bridge may not be able to complete its initial business combination, and its stockholders would receive such lesser amount per share in connection with any redemption of their Public Shares. None of Thunder Bridge’s officers or directors will indemnify Thunder Bridge for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Thunder Bridge’s directors may decide not to enforce indemnification obligations against the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below $10.00 per Public Share and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Thunder Bridge’s independent directors would determine whether to take legal action against the Sponsor to enforce such indemnification obligations. It is possible that Thunder Bridge’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Thunder Bridge’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Public Stockholders may be reduced below $10.00 per Public Share.

Thunder Bridge’s stockholders may be held liable for claims by third parties against Thunder Bridge to the extent of distributions received by them.

Thunder Bridge’s amended and restated certificate of incorporation provides that Thunder Bridge will continue in existence only until 36 months from the closing of the IPO. As promptly as reasonably possible following the redemptions Thunder Bridge is required to make to the Public Stockholders in such event, subject to the approval of Thunder Bridge’s remaining stockholders and board of directors, Thunder Bridge would dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Thunder Bridge cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Thunder Bridge’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Thunder Bridge’s stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Thunder Bridge cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by Thunder Bridge.

If Thunder Bridge is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Thunder Bridge which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Thunder Bridge’s stockholders. Furthermore, because Thunder Bridge intends to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after expiration of the time Thunder Bridge has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from Thunder Bridge’s assets. Furthermore, Thunder Bridge’s board of directors may be viewed as having breached their fiduciary duties to Thunder Bridge’s creditors and/or may have acted in bad faith, and thereby exposing itself and Thunder Bridge to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Thunder Bridge cannot assure you that claims will not be brought against Thunder Bridge for these reasons.

We may amend the terms of the Thunder Bridge Warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding Public Warrants.

The Thunder Bridge Warrants were issued in registered form under the Thunder Bridge Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Thunder Bridge Warrant Agreement provides that the terms of the Thunder Bridge Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Thunder Bridge Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Thunder Bridge Warrants with the consent of a majority of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Thunder Bridge Warrants, convert the Thunder Bridge Warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of a Thunder Bridge Warrant.

PubCo may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

PubCo will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of PubCo Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date PubCo gives notice of redemption. If and when the Public Warrants become redeemable by PubCo, PubCo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. None of the Private Warrants will be redeemable by PubCo so long as they are held by their initial purchasers or their permitted transferees.

Historical trading prices for the Public Shares have varied between a low of approximately $9.55 per share on September 13, 2021 to a high of approximately $10.99 per share on June 16, 2023 but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the public warrants would become redeemable). In the event that PubCo elects to redeem all of the redeemable warrants as described above, PubCo will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by PubCo not less than 30 days prior to the redemption date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption by posting of the redemption notice to DTC. PubCo is not contractually obligated to notify investors when its warrants become eligible for redemption, and does not intend to so notify investors upon eligibility of the warrants for redemption.

Thunder Bridge will require Public Stockholders who wish to redeem their shares of Thunder Bridge Common Stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

Thunder Bridge will require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent prior to the expiration date set forth in the tender offer documents mailed to such holders, or in the event we distribute proxy materials, up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC’s DWAC System, at the holder’s option. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under our bylaws, we are required to provide at least 10 days’ advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than we anticipate for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.

Additionally, despite our compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.

We may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger or business combination agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Thunder Bridge’s or Coincheck’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, which may adversely affect Thunder Bridge’s or Coincheck’s or, if the Business Combination is completed but delayed, PubCo’s business, financial position and results of operations. We cannot predict whether any such lawsuits will be filed.

The Thunder Bridge Warrants are accounted for as liabilities and the changes in value of the Thunder Bridge Warrants could have a material effect on Thunder Bridge’s financial results.

The Thunder Bridge Warrants are accounted for as liabilities and the changes in value of the Thunder Bridge Warrants could have a material effect on Thunder Bridge’s financial results. As a result, included on Thunder Bridge’s balance sheet as of December 31, 2022 and December 31, 2021 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within the Thunder Bridge Warrants. Accounting Standards Codification (“ASC”) 815-40 provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of income. As a result of the recurring fair value measurement, Thunder Bridge’s financial statements and results of operations may fluctuate quarterly based on factors which are outside of its control. Due to the recurring fair value measurement, Thunder Bridge expects that it will recognize non-cash gains or losses on the Thunder Bridge Warrants for each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our common stock.

The Business Combination Agreement, Omnibus Incentive Plan, Sponsor Support Agreement, Company Support Agreement, Registration Rights Agreement, and Lock-Up Agreements each include a contractual pre-dispute jury trial waiver provision that may limit the ability of the respective signatories thereto, some of whom may be shareholders of the Post-Combination Company, to bring or demand a jury trial in any litigation for claims based upon, arising out of or related to such agreements or the transactions contemplated thereby.

If the Post-Combination Company were to oppose a jury trial demand based on a contractual pre-dispute jury trial waiver provision, the appropriate court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal laws, including in respect of U.S. federal securities laws claims. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the U.S. federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware and by the federal and state courts located in the State of Delaware (which respectively govern, and have exclusive jurisdiction over, matters arising under the Business Combination Agreement, Sponsor Support Agreement, Company Support Agreement, and Lock-Up

Agreements) and under the laws of the State of New York and by the federal and state courts located in New York County, New York (which respectively govern, and have exclusive jurisdiction over, matters arising under the Omnibus Incentive Plan and Registration Rights Agreement).

In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the aforementioned agreements that include a contractual pre-dispute jury trial waiver provision. Nevertheless, if the contractual pre-dispute jury trial waiver provisions are not permitted by applicable law, an action could proceed with a jury trial under the terms of the aforementioned agreements that include a contractual pre-dispute jury trial waiver provision. No condition, stipulation or provision of any of the aforementioned agreements serves as a waiver by any shareholder of compliance with the federal securities laws.

The contractual pre-dispute jury trial waiver provision may limit a shareholder’s ability to bring or demand a jury trial in any claim or cause of action that it seeks to bring based upon, arising out of or related to the aforementioned agreements or the transactions contemplated thereby, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the contractual pre-dispute jury trial waiver provision contained in the aforementioned agreements to be inapplicable or unenforceable in an action, the Post-Combination Company may incur additional costs associated with resolving such action, which could harm its business, results from operations and/or financial condition.

Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or non-performance by financial institutions, could adversely affect our business, financial condition or results of operations, or our prospects.

The funds in Thunder Bridge’s operating account and our trust account are held in banks or other financial institutions. Thunder Bridge’s cash held in non-interest bearing and interest-bearing accounts would exceed any applicable Federal Deposit Insurance Corporation (“FDIC”) insurance limits. Should events, including limited liquidity, defaults, non-performance or other adverse developments occur with respect to the banks or other financial institutions that hold Thunder Bridge’s funds, or that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, our liquidity may be adversely affected. For example, on March 10, 2023, the FDIC announced that Silicon Valley Bank had been closed by the California Department of Financial Protection and Innovation. Although we did not have any funds in Silicon Valley Bank or other institutions that have been closed, we cannot guarantee that the banks or other financial institutions that hold our funds will not experience similar issues.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on terms favorable to us in connection with a potential business combination, or at all, and could have material adverse impacts on our liquidity, our business, financial condition or results of operations, and Thunder Bridge’s prospects. Thunder Bridge’s business may be adversely impacted by these developments in ways that we cannot predict at this time, there may be additional risks that we have not yet identified, and Thunder Bridge cannot guarantee that we will be able to avoid negative consequences directly or indirectly from any failure of one or more banks or other financial institutions.

Market conditions, economic uncertainty or downturns could adversely affect our business, financial condition, operating results and our ability to consummate a Business Combination.

In recent years, the United States and other markets have experienced cyclical or episodic downturns, and worldwide economic conditions remain uncertain, including as a result of the COVID-19 pandemic, supply chain disruptions, the ongoing Ukraine-Russia conflict, the ongoing conflict between Israel and Hamas, the recent seizures and attacks on vessels travelling through the Red Sea, the Gulf of Aden, the Persian Gulf and the Arabian Sea by the Houthi and Iran, advances of ISIS and other terrorist organizations in the Middle East and Africa and political tension or conflicts in the Asia Pacific Region such as in the South China Sea and North Korea, instability in the U.S. and global banking systems, rising fuel prices, increasing interest rates or foreign exchange rates and high inflation and the possibility of a recession. A significant downturn in economic conditions may make it more difficult for us to consummate a Business Combination.

We cannot predict the timing, strength, or duration of any future economic slowdown or any subsequent recovery generally, or in any industry. If the conditions in the general economy and the markets in which we operate worsen from present levels, our business, financial condition, operating results and our ability to consummate a Business Combination could be adversely affected. For example, in January 2023, the outstanding national debt of the U.S. government reached its statutory limit. The U.S. Department of the Treasury (the “Treasury Department”) has announced that, since then, it has been using extraordinary measures to prevent the U.S. government’s default on its payment obligations, and to extend the time that the U.S. government has to raise its statutory debt limit or otherwise resolve its funding situation. The failure by Congress to raise the federal debt ceiling could have severe repercussions within the U.S. and to global credit and financial markets. If Congress does not raise the debt ceiling, the U.S. government could default on its payment obligations, or experience delays in making payments when due. A payment default or delay by the U.S. government, or continued uncertainty surrounding the U.S. debt ceiling, could result in a variety of adverse effects for financial markets, market participants and U.S. and global economic conditions. In addition, U.S. debt ceiling and budget deficit concerns have increased the possibility a downgrade in the credit rating of the U.S. government and could result in economic slowdowns or a recession in the U.S. Although U.S. lawmakers have passed legislation to raise the federal debt ceiling on multiple occasions, ratings agencies have lowered or threatened to lower the long-term sovereign credit rating on the United States as a result of disputes over the debt ceiling. The impact of a potential downgrade to the U.S. government’s sovereign credit rating or its perceived creditworthiness could adversely affect economic conditions, as well as our business, financial condition, operating results and our ability to consummate a Business Combination.

Cyber incidents or attacks directed at Thunder Bridge or third parties could result in information theft, data corruption, operational disruption and/or financial loss.

Thunder Bridge depends on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with whom Thunder Bridge may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of Thunder Bridge’s assets, proprietary information and sensitive or confidential data. As an early-stage company without significant investments in data security protection, Thunder Bridge may not be sufficiently protected against such occurrences. Thunder Bridge also lacks sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. Any of these occurrences, or a combination of them, could have material adverse consequences on Thunder Bridge’s business and lead to financial loss.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Thunder Bridge’s business, including Thunder Bridge’s ability to negotiate and complete Thunder Bridge’s initial Business Combination and results of operations.

Thunder Bridge is subject to laws and regulations enacted by national, regional and local governments. In particular, Thunder Bridge is required to comply with certain SEC and other legal requirements and numerous complex tax laws. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Thunder Bridge’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Thunder Bridge’s business, including Thunder Bridge’s ability to negotiate and complete Thunder Bridge’s initial Business Combination and results of operations.

On January 24, 2024, the SEC adopted new rules and regulations for SPACs, which will become effective on July 1, 2024 (the “2024 SPAC Rules”) requiring, among other matters, (i) additional disclosures relating to SPAC Business Combination transactions; (ii) additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and Business Combination transactions; (iii) additional disclosures regarding projections included in SEC filings in connection with proposed Business Combination transactions; and (iv) the requirement that both the SPAC and its target company be co-registrants for Business Combination registration statements.

In addition, the SEC’s adopting release provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose, and the activities of the SPAC and its management team in furtherance of such goals.

Compliance with the 2024 SPAC Rules and related guidance may (i) increase the costs of and the time needed to negotiate and complete an initial Business Combination and (ii) negatively affect Thunder Bridge’s ability to complete an initial Business Combination.

If Thunder Bridge is deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and Thunder Bridge’s activities may be restricted, which may make it difficult for us to complete Thunder Bridge’s initial Business Combination.

The SEC’s adopting release with respect to the 2024 SPAC Rules provided guidance relating to the potential status of SPACs as investment companies subject to regulation under the Investment Company Act and the regulations thereunder. Whether a SPAC is an investment company is dependent on specific facts and circumstances and we can give no assurance that a claim will not be made that we have been operating as an unregistered investment company.

If Thunder Bridge is deemed to be an investment company under the Investment Company Act, Thunder Bridge’s activities may be restricted, including (i) restrictions on the nature of Thunder Bridge’s investments; and (ii) restrictions on the issuance of securities, each of which may make it difficult for us to complete Thunder Bridge’s initial Business Combination.

In addition, Thunder Bridge may become subject to more burdensome requirements, including: (i) registration as an investment company; (ii) adoption of a specific form of corporate structure; and (iii) reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless Thunder Bridge can qualify for an exclusion, Thunder Bridge must ensure that Thunder Bridge is engaged primarily in a business other than investing, reinvesting or trading in securities and that Thunder Bridge’s activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of Thunder Bridge’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Thunder Bridge is mindful of the SEC’s investment company definition and guidance and intends to complete an initial Business Combination with an operating business, and not with an investment company, or to acquire minority interests in other businesses exceeding the permitted threshold.

Thunder Bridge does not believe that Thunder Bridge’s business activities will subject us to the Investment Company Act. To this end, the proceeds held in the Trust Account were initially invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended Business Combination. To mitigate the risk that Thunder Bridge might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that Thunder Bridge holds investments in the Trust Account, on June 22, 2023, Thunder Bridge instructed Continental, as trustee of the Trust Account, to liquidate the investments held in the Trust Account as of July 1, 2023, and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at JPMorgan Chase Bank, N.A.

Pursuant to the Trust Agreement, Continental is not permitted to invest in securities or assets other than as described above. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), Thunder Bridge intended to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Thunder Bridge’s Initial Public Offering was not intended for persons who were seeking a return on investments in government securities or investment securities. The Trust Account is intended solely as a temporary depository for funds pending the earliest to occur of: (i) the completion of Thunder Bridge’s initial Business Combination; (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend Thunder Bridge’s Amended and Restated Charter (x) in a manner that would affect the substance or timing of Thunder Bridge’s obligation to redeem 100% of Thunder Bridge’s Public Shares if Thunder Bridge does not complete Thunder Bridge’s initial Business Combination within the Combination Period; or (y) with respect to any other provision relating to the rights of holders of shares of Thunder Bridge’s Class A Common Stock or pre-initial Business Combination activity; or (iii) absent an initial Business Combination within the Combination Period, Thunder Bridge’s return of the funds held in the Trust Account to Thunder Bridge’s Public Stockholders as part of Thunder Bridge’s redemption of the Public Shares.

Thunder Bridge is aware of litigation claiming that certain SPACs should be considered investment companies. Although Thunder Bridge believes that these claims are without merit, Thunder Bridge cannot guarantee that Thunder Bridge will not be deemed to be an investment company and thus subject to the Investment Company Act. If Thunder Bridge were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which Thunder Bridge has not allotted funds and may hinder Thunder Bridge’s ability to complete an initial Business Combination or may result in Thunder Bridge’s liquidation. If Thunder Bridge is unable to complete Thunder Bridge’s initial Business Combination, Thunder Bridge’s Public Stockholders may receive only approximately $10.60 per Public Share upon the liquidation of Thunder Bridge’s Trust Account and Thunder Bridge’s Warrants will expire worthless.

Risks Relating to Tax Matters

A 1% U.S. federal excise tax may be imposed on us with respect to our redemptions of Public Shares (in connection with the Business Combination or other Thunder Bridge stockholder vote pursuant to which Thunder Bridge stockholders would have a right to submit their shares for redemption (a “Redemption Event”)).

Pursuant to the Inflation Reduction Act of 2022 (H.R. 5376), commencing in 2023, a 1% U.S. federal excise tax (the “Excise Tax”) is imposed on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The Excise Tax is imposed on the repurchasing corporation and not on its stockholders. Subject to certain exceptions and adjustments that could reduce the amount of any Excise Tax liability, redemptions of Public Shares are generally expected to be subject to the Excise Tax.

The Excise Tax is generally assessed at a rate of 1% of the fair market value (determined at the time of repurchase) of the repurchased shares, subject to the adjustment described in the following sentence. For purposes of calculating any Excise Tax liability, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. Based on the transactions currently contemplated by the Business Combination Agreement, we expect issuances in connection with the Business Combination to significantly reduce the amount of any Excise Tax otherwise incurred in connection with our redemptions.

Accordingly, although we do not currently expect to incur significant Excise Tax liability in connection with the Business Combination (including redemptions pursuant to the redemption rights described herein), the extent to which PubCo would be subject to the Excise Tax in connection with any Redemption Event would depend on a number of factors, including: (i) the fair market value of the redemptions and repurchases in connection with the Redemption Event and (ii) the content of any proposed or final regulations and other guidance from the U.S. Department of the Treasury. In addition, because the Excise Tax would be payable by PubCo (or Thunder Bridge) and not by the redeeming holders, the mechanics of any required payment of the Excise Tax remain to be determined. Any Excise Tax payable by PubCo (or Thunder Bridge) in connection with a Redemption Event may cause a reduction in the cash available to Thunder Bridge to complete an initial business combination and could affect Thunder Bridge’s ability to complete an initial business combination.

If Thunder Bridge were to fail to complete an initial business combination by July 2, 2024, repurchases in connection with Thunder Bridge’s liquidation, or that occur in the same taxable year as such liquidation, are currently expected to be exempt from the Excise Tax under interim guidance issued by the U.S. Department of the Treasury and the U.S. Internal Revenue Service (“IRS”).

The imposition of additional or higher taxes, whether resulting from a change of tax laws or a different interpretation or application of tax laws, could affect demand for our exchange services and/or may otherwise have a material adverse effect on our business, results from operations and/or financial condition.

Tax laws, regulations and treaties are complex and their application is often subject to interpretation. We may, periodically or on an ad hoc basis, be subject to tax audits or other investigations aimed at assessing our compliance with any direct and/or indirect taxes or levies. Tax authorities may not agree with our interpretations of, or the positions we have taken or intend to take on, tax laws, regulations or treaties applicable to us, our activities, services or transactions. In case of challenges by tax authorities, these may result in lengthy and costly proceedings, additional tax assessments, and the actual payment of additional taxes or levies, interest and/or penalties.

Unilateral or internationally agreed changes in tax laws or regulations or in the policies or positions of relevant tax authorities, including Japanese, U.S. or Dutch tax authorities, regarding the application, administration or interpretation of tax laws, regulations or treaties, could also increase the taxes or levies payable by us or in respect of our services or transactions, possibly even with retroactive effect. Notable international developments include the introduction of a re-allocation of profits and taxing rights among countries and a global minimum tax of 15% under the Two-Pillar Solution to Address the Tax Challenges of the Digitalization of the Economy, agreed upon by over 135 jurisdictions under the OECD/G20 Inclusive Framework on BEPS and the related developments in respect of implementation of such agreement in relevant tax laws and regulations. Further, the European Commission has published a draft directive laying down rules to prevent the misuse of shell entities for tax purposes (the so-called third anti-tax avoidance directive, or ATAD 3). If the directive would be adopted, companies that qualify as a shell company without being eligible for one or more exemptions or exclusions or their EU shareholders may face material adverse consequences. While it is currently uncertain if and in what form the directive would be adopted, we cannot rule out that ATAD 3 may be relevant to PubCo or additional measures need to be adopted by PubCo in that respect with associated costs and changes to our organization.

Further, the imposition of any new or additional taxes or levies on the services and products we offer or may offer in the future, or in respect of holding, entering into transactions or otherwise relating to crypto assets, could adversely affect the demand for our services and our results from operations.

Each of the above risks could have a material adverse impact on our business or organization, results from operations and/or financial condition.

If PubCo ceases to be a Dutch tax resident for the purposes of a tax treaty concluded by the Netherlands and in certain other events, we could potentially be subject to a proposed Dutch dividend withholding tax in respect of a deemed distribution up to our entire market value less paid-up capital insofar as it exceeds EUR 50 million.

Under a proposal of law currently pending before the Dutch parliament, the Emergency act conditional exit tax dividend withholding tax (Spoedwet conditionele eindafrekening dividendbelasting, “DWT Exit Tax”), PubCo will be deemed to have distributed an amount up to its entire market capitalization less recognized paid-up capital immediately before the occurrence of certain events, including if it ceases to be a Dutch tax resident for purposes of a tax treaty concluded by the Netherlands with another jurisdiction and becomes, for purposes of such tax treaty, exclusively a tax resident of that other jurisdiction which is a qualifying jurisdiction. A qualifying jurisdiction is a jurisdiction other than a member state of the EU/EEA which does not impose a withholding tax on distributions sufficiently similar to the Dutch dividend withholding tax, or that does impose such tax but that grants a step-up for earnings attributable to the period prior to it becoming exclusively a resident in such jurisdiction. This deemed distribution will be subject to a 15% tax insofar as it exceeds a franchise of EUR 50 million. The tax is payable by PubCo as a withholding agent. A full exemption applies insofar shareholders are resident in an EU/EEA member state or a state that has concluded a tax treaty with the Netherlands that contains a dividend article, provided PubCo submits a declaration confirming the satisfaction of applicable conditions by qualifying shareholders within one month following the taxable event. PubCo will be deemed to have withheld the tax on the deemed distribution and has a statutory right to recover this from its shareholders. Dutch resident shareholders qualifying for the exemption are entitled to a credit or refund, and non-Dutch resident shareholders qualifying for the exemption are entitled to a refund, subject to applicable statutory limitations, provided the tax has been actually recovered from them.

The DWT Exit Tax has been amended several times since the initial proposal of law and is still under discussion. It is therefore not certain whether the DWT Exit Tax will be enacted and if so, in what form. If enacted in its present form, the DWT Exit Tax will have retroactive effect as from 8 December 2021.

We may not be eligible for withholding tax relief benefits in respect of income received by us under relevant treaties for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital and may be required to adopt additional measures to claim such benefits under the relevant tax treaties.

Our ability to efficiently fund, realize investments and/or repatriate income or capital gains from jurisdictions in which we are or will be active may depend on our ability to claim benefits under relevant treaties for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital (“tax treaties”) concluded between the Netherlands and such jurisdictions. It depends on the provisions of the relevant tax treaty and the specific circumstances whether we would be entitled to tax treaty benefits (including, for example, the principal purpose test or any other provision of the Multilateral Instrument if applicable) and our entitlement to such benefits may change due to changes to the tax treaty or the interpretation or application thereof or relevant facts and circumstances. The ability to claim tax treaty benefits may necessitate restructuring our corporate structure and/or business operations, including changes to our management and organizational structure. This may result in additional complexity and costs. If we are not eligible to claim materially relevant tax treaty benefits, this could result in additional tax costs that may have an adverse impact on our ability to efficiently fund, realize investments and/or repatriate income or capital gains from the jurisdictions in which we are or will be active, and our after tax results and financial condition.

By way of example, under Japanese tax law, dividends paid by our subsidiary M1 GK to us are in principle subject to a 20.42% withholding tax, unless reduced by the tax treaty between Japan and the Kingdom of the Netherlands (the “Japan-NL tax treaty”). We believe we are currently a qualified person for purposes of the limitation on benefits clause of the Japan-NL tax treaty (the “LOB Clause”) and entitled to a reduced rate of 0% Japanese withholding tax on dividends paid by M1 GK. For our qualification as a qualified person we currently intend to rely on the so-called ‘indirect stock exchange test’ of the Japan-NL tax treaty a prerequisite of which is the voting power held by Monex Group, Inc. listed on the Tokyo Stock Exchange being at least 50%. In order to obtain withholding tax exemption in Japan under the Japan-NL Tax Treaty, a residency certificate issued by the competent Dutch tax authority must be submitted to the district director of the relevant tax office via M1 GK. If a residency certificate cannot be issued by the competent Dutch tax authority, we will not be entitled to exemption from Japanese withholding tax under the LOB Clause, but will be entitled to a reduction of the Japanese withholding tax rate to 5%. Changing circumstances, such as Monex Group, Inc.’s voting power dropping below 50% could necessitate restructuring of our corporate structure and/or business operations, including changes to our management and organizational structure, in order to continue to be a qualified person for purposes of claiming certain benefits under the Japan-NL tax treaty or otherwise result in us no longer being eligible to claim such benefits.

We operate so as to be treated exclusively as a resident of the Netherlands for tax purposes, but other jurisdictions may also claim taxation rights over us.

As a Dutch limited liability company incorporated under Dutch law, we are in principle deemed to be a tax resident of the Netherlands subject to Dutch corporate income tax on our worldwide income and obliged to withhold Dutch dividend withholding tax on (deemed) distributions to our shareholders. We intend to maintain our organizational and management structure in such a manner that we should be regarded to have our residence for tax purposes exclusively in the Netherlands and should not be regarded as a tax resident of any other jurisdiction. Because our group conducts most of its business operations outside of the Netherlands, other jurisdictions, including Japan, may also claim taxation rights over us, for instance by virtue of tax residency, having a permanent establishment or otherwise. Furthermore, changes to applicable laws or interpretations thereof may also result in us ceasing to be exclusively tax resident in the Netherlands. A failure to achieve or maintain exclusive tax residency in the Netherlands may result in material adverse tax consequences. The impact of this risk would differ depending on the jurisdictions and tax authorities involved and our ability to resolve double taxation issues, for instance through mutual agreement procedures and/or other dispute resolution mechanisms under an applicable tax treaty or the dispute resolution mechanism under the EU Arbitration Directive (in case of an EU jurisdiction).

There is uncertainty regarding the U.S. federal income tax consequences to holders of Thunder Bridge Common Stock who exercise their redemption rights.

There is some uncertainty regarding the U.S. federal income tax consequences to holders of Thunder Bridge Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of Thunder Bridge Common Stock following the redemption, and if so, the total number of shares of Thunder Bridge Common Stock held by the holder both before and after the redemption relative to all shares of Thunder Bridge Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s equity interest in Thunder Bridge or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section entitled “Material U.S. Federal Income Tax Considerations of the Redemption Rights and the Business Combination.”

Risks Relating to PubCo and its Shares Following the Business Combination

The Post-Combination Company may issue additional ordinary shares or other equity securities, which would dilute your ownership interests and may depress the market price of the Post-Combination Company’s ordinary shares.

The Post-Combination Company may issue additional ordinary shares or other equity securities of equal or senior rank in the future in connection with, among other things, financings, future acquisitions, repayment of outstanding indebtedness, employee benefit plans and exercises of outstanding options, warrants and other convertible securities, in a number of circumstances.

The Post-Combination Company’s issuance of additional ordinary shares or other equity securities of equal or senior rank would have the following effects:

•        Public Stockholders’ proportionate ownership interest in the Post-Combination Company will decrease;

•        the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

•        the relative voting strength of each previously outstanding share of Thunder Bridge Common Stock may be diminished; and

•        the market price of the Post-Combination Company’s ordinary shares may decline.

See “— Risks Relating to Thunder Bridge and the Business Combination — Thunder Bridge stockholders who do not redeem their shares of Thunder Bridge Common Stock will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.”

Following the consummation of the Business Combination, the Post-Combination Company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, the Post-Combination Company will face increased legal, accounting, administrative and other costs and expenses as a public company that Coincheck does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404 thereof, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Post-Combination Company to carry out activities Coincheck does not currently conduct. For example, the Post-Combination Company will adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Post-Combination Company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the Post-Combination Company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the Post-Combination Company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the Post-Combination Company Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Post-Combination Company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

If PubCo fails to maintain effective internal control over financial reporting, the price of PubCo Ordinary Shares may be adversely affected.

PubCo will be required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect PubCo’s public disclosures regarding its business, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in PubCo’s internal control over financial reporting, or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in PubCo’s internal control over financial reporting, or disclosure of management’s assessment of the PubCo’s internal control over financial reporting, may have an adverse impact on the price of PubCo Ordinary Shares.

The Post-Combination Company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business, operating results and financial condition.

Coincheck is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, the Post-Combination Company will be required to comply with the management certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in its annual report on Form 20-F for its first annual report that is filed with the SEC (subject to any change in applicable SEC rules). The Post-Combination Company will thereafter be required to comply with Section 404 in full (including an auditor attestation on management’s internal controls report) beginning with its annual report on Form 20-F for the fiscal year following its first annual report required to be filed with the SEC (subject to any change in applicable SEC rules). The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Coincheck as a privately-held company. For example, Section 404 of the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. Accordingly, the Post-Combination Company will be required to perform system and process evaluations and testing of internal controls over financial reporting to allow management to report annually on the effectiveness of internal control over financial reporting. This assessment requires disclosure of any material weaknesses in our internal control over financial reporting identified by management.

In connection with the preparation of its consolidated financial statements for the year ended March 31, 2023, Coincheck identified a material error and therefore restated its financial statements for the years ended March 31, 2021 and 2022 previously included in a prior amendment to this proxy statement/prospectus confidentially submitted to the SEC related to the accounting for marketplace transaction revenue recognition. As a result of this material error, Coincheck’s management has concluded that a material weakness exists, and therefore its internal control over financial reporting was not effective as of March 31, 2023. See “— Risks Related to Coincheck’s Business and Industry — We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may impair our and the Post-Combination Company’s ability to produce timely and accurate financial statements or comply with applicable laws and regulations, which may adversely affect investor confidence” and “Coincheck Management’s Discussion and Analysis of Financial Condition and Results of Operations — Correction of Errors and Restatement of Financial Statements” for further detail of the material weakness.

Compliance with Section 404 of the Sarbanes-Oxley Act requires the incurrence of substantial accounting expense and consumes significant management efforts. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the Post-Combination Company is not able to implement the additional requirements of Section 404(a) in a timely manner, with adequate compliance or is otherwise unable to conclude that internal control over its financial reporting is effective, or if its independent registered public accounting firm determines that it has a material weakness or significant deficiency in internal control over financial reporting, the Post-Combination Company could lose investor confidence in the accuracy and completeness of its financial reports, the market price of its securities could decline, and it could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict future access to the capital markets. In addition, if the Post-Combination Company is unable to meet the requirements of Section 404, it may not be able to remain listed on Nasdaq.

The Post-Combination Company will qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such the Post-Combination Company is exempt from certain provisions applicable to United States domestic public companies.

Because the Post-Combination Company will qualify as a foreign private issuer under the Exchange Act immediately following the consummation of the Business Combination, the Post-Combination Company is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

The Post-Combination Company will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, the Post-Combination Company intends to publish its results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information the Post-Combination Company is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, if you continue to hold the Post-Combination Company’s securities, you may receive less or different information about the Post-Combination Company than you currently receive about Thunder Bridge or that you would receive about a U.S. domestic public company.

The Post-Combination Company could lose its status as a foreign private issuer under current SEC rules and regulations if more than 50% of the Post-Combination Company’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of the Post-Combination Company’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of the Post-Combination Company’s assets are located in the United States; or (iii) the Post-Combination Company’s business is administered principally in the United States. If the Post-Combination Company loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, the Post-Combination Company would likely incur substantial costs in fulfilling these additional regulatory requirements and members of the Post-Combination Company’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled. See “Management of the Post-Combination Company Following the Business Combination — Foreign Private Issuer Status.”

The Post-Combination Company will be a Dutch public company with limited liability, and its shareholders may have rights different to those of shareholders of companies organized in the United States.

The rights of the shareholders of the Post-Combination Company may be different from the rights of shareholders of companies governed by the laws of U.S. jurisdictions. Following the Business Combination, the Post-Combination Company will be a Dutch public company with limited liability (naamloze vennootschap). Its corporate affairs will be governed by the Post-Combination Company Articles of Association. The rights of the Post-Combination Company’s shareholders and the responsibilities of members of its Board of Directors may be different from the rights of shareholders and the responsibilities of members of board of directors of companies governed by the laws of other jurisdictions including the United States. In the performance of its duties, the Post-Combination Company Board will be required by Dutch law to consider the Post-Combination Company’s interests, the interests of its affiliated enterprise and the interests of all of its stakeholders, including its shareholders and employees, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, the interests of shareholders.

Because we have no current plans to pay cash dividends on PubCo Ordinary Shares for the foreseeable future, you may not receive any return on investment unless you sell PubCo Ordinary Shares for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Post-Combination Company’s board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Post-Combination Company’s board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in Thunder Bridge Common Stock unless you sell Post-Combination Company ordinary shares for a price greater than that which you paid for it. See the section entitled “Price Range of Securities and Dividends.”

Our largest shareholder, Monex, will continue to exercise control over us after the Business Combination and may have interests that differ from or conflict with ours and exert influence over our management policies.

Following the Business Combination, we expect that Monex Group, Inc. will hold in the aggregate over 70% of the outstanding shares of our common stock immediately following the consummation of the Business Combination, assuming the Maximum Redemption Scenario. Accordingly, Monex may continue to exercise significant influence, including veto rights, over fundamental decisions that require shareholder approval such as the approval of mergers or other business combination transactions, the sale of businesses and amendments to our articles of incorporation. As a result, Monex may have the power effectively to prevent or delay change of control or other transactions that may otherwise benefit our shareholders, which may also prevent or discourage shareholder initiatives aimed at changing our management or strategy or otherwise exerting influence over us. In addition, Monex will exercise its voting power in its own interest, which may not be in line or even be in conflict with the interests of the remaining shareholders.

It may be difficult to enforce U.S. judgments against us.

Following the Business Combination, the Post-Combination Company will be a company incorporated under the laws of the Netherlands, and a substantial portion of its assets will be outside of the United States. Most of the Post-Combination Company’s directors and senior management and independent auditors will reside outside the United States, and all or a substantial portion of their respective assets may be located outside the United States. As a result, it may be difficult for U.S. investors to effect service of process within the United States upon these persons. It may also be difficult for U.S. investors to enforce within the United States judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts outside the United States would recognize or enforce judgments of U.S. courts obtained against the Post-Combination Company or its directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Therefore, it may be difficult to enforce U.S. judgments against the Post-Combination Company, its directors and officers and independent auditors.

There may not be an active trading market for PubCo’s ordinary shares, which would adversely affect the liquidity and price of our securities and make it difficult for you to sell PubCo’s ordinary shares.

Prior to the consummation of the Business Combination, there has not been a public trading market for PubCo’s ordinary shares. It is possible that after this Business Combination an active trading market will not develop or continue or, if developed, that any market will be sustained which would make it difficult for you to sell your PubCo Ordinary Shares at an attractive price or at all.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Post-Combination Company, its business, or its market, or if they change their recommendations regarding the Post-Combination Company’s securities adversely, the price and trading volume of the Post-Combination Company’s securities could decline.

The trading market for the Post-Combination Company’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Post-Combination Company, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on Coincheck.

If no securities or industry analysts commence coverage of the Post-Combination Company, the Post-Combination Company’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Post-Combination Company change their recommendation regarding the Post-Combination Company’s ordinary shares adversely, or provide more favorable relative recommendations about the Post-Combination Company’s competitors, the price of the Post-Combination Company’s ordinary shares would likely decline. If any analyst who may cover the Post-Combination Company were to cease coverage of the Post-Combination Company or fail to regularly publish reports on it, the Post-Combination Company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

The Post-Combination Company may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, the Post-Combination Company’s share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. The Post-Combination Company may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on the Post-Combination Company’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Post-Combination Company to significant liabilities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION
RIGHTS AND THE BUSINESS COMBINATION

The following is a discussion of certain U.S. federal income tax consequences for holders of shares of Thunder Bridge Common Stock and Public Warrants that either (a) participate in the Business Combination, or (b) elect to have their shares of Thunder Bridge Common Stock redeemed for cash. This discussion also addresses certain U.S. federal income tax consequences of owning and disposing of PubCo Ordinary Shares and PubCo Warrants. This discussion addresses only those Thunder Bridge security holders that hold their securities, and, if they participate in the Business Combination, will hold PubCo’s securities, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons subject to the alternative minimum tax;

•        persons holding shares of Thunder Bridge Common Stock or Public Warrants as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•        banks, insurance companies and other financial institutions;

•        brokers, dealers or traders in securities;

•        “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        tax-exempt organizations or governmental organizations;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to shares of Thunder Bridge Common Stock or Public Warrants being taken into account in an applicable financial statement;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        holders actually, or through attribution, owning 5% or more (by vote or value) of the Thunder Bridge Common Stock or, following the Business Combination, the PubCo Ordinary Shares;

•        regulated investment companies (RICs) or real estate investment trusts (REITs);

•        tax-qualified retirement plans; and

•        “qualified foreign pension funds,” as defined in Section 897(l)(2) of the Code, and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement is treated as a partnership (or other pass-through entity or arrangement) for U.S. federal income tax purposes, the tax treatment of the persons treated as partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities or arrangements) and the partners (or other owners) in such partnerships (or such other pass-through entities or arrangements) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Thunder Bridge Common Stock or Public Warrants that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States,

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•        an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of shares of Thunder Bridge Common Stock or Public Warrants, as the case may be, who or that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS, UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Treatment of PubCo

Treatment of PubCo as a Non-U.S. Corporation for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the law of the United States or of any state or the District of Columbia. Accordingly, under generally applicable U.S. federal income tax rules, PubCo, which is not created or organized in the United States or under the law of the United States or of any state but is instead a Dutch incorporated entity (and a tax resident of the Netherlands) would generally be classified as a non-U.S. corporation. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes.

The rules under Section 7874 of the Code are complex and require analysis of all relevant facts, and there is limited guidance as to their application. Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, be subject to U.S. federal income tax on its worldwide income) if (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (2) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities, and (3) the former stockholders of the acquired U.S. corporation hold at least 80%, or in certain circumstances 60%, as described below (by either vote or value) of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) as determined for purposes of Section 7874 of the Code (the “80% Ownership Test”). Where the non-U.S. acquiring corporation is a tax resident of a different jurisdiction than an acquired non-U.S. corporation acquired in connection with the acquisition of the U.S. corporation, the 80% Ownership Test will generally be satisfied if the shareholders of the acquired U.S. corporation receive at least 60% of the stock of the new non-U.S. acquiring corporation. Since PubCo is incorporated under the laws of the Netherlands, the 80% Ownership Test will generally be satisfied if the holders of Thunder Bridge Common Stock receive at least 60% of the stock of PubCo.

Based on the complex rules for determining share ownership under Section 7874 of the Code and certain factual assumptions, former holders of the Thunder Bridge Common Stock are expected to be treated as holding less than 60% (by both vote and value) of PubCo by reason of their former ownership of Thunder Bridge Common Stock, and therefore PubCo is not expected to satisfy the 80% Ownership Test. As a result, PubCo believes, and the remainder of this discussion assumes that, it will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, whether the 80% Ownership Test has been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury regulations relating to the 80% Ownership Test is subject to uncertainty, and there is limited guidance regarding their application. In addition, changes to the rules in Section 7874 of the Code or the Treasury regulations promulgated thereunder, or other changes in law, could adversely affect PubCo’s status as a non-U.S. entity for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

If it were determined that PubCo is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, PubCo would be liable for U.S. federal income tax on its income just like any other U.S. corporation, and holders of PubCo Ordinary Shares and PubCo Warrants would be treated as holders of stock and warrants of a U.S. corporation for U.S. federal income tax purposes.

Treatment of PubCo as a “Surrogate Foreign Corporation” for U.S. Federal Income Tax Purposes

In addition to the potential U.S. federal income tax consequences discussed above, Section 7874 of the Code can also apply to limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, cause dividends paid by the non-U.S. acquiring corporation to not be treated as “qualified dividend income,” and subject the U.S. affiliates (including the acquired U.S. corporation) of the non-U.S. acquiring corporation to additional taxes under Section 59A of the Code (as discussed below). These limitations will potentially apply if: (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (2) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities, and (3) the former stockholders of the acquired U.S. corporation hold at least 60% (but less than 80%), by either vote or value, of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (the “60% Ownership Test” and, together with the “80 Ownership Test,” the “Ownership Tests”).

If each condition is met, then the non-U.S. corporation would be treated as a “surrogate foreign corporation” and taxable income of the U.S. corporation (and any U.S. person considered to be related to the U.S. corporation pursuant to applicable rules) for any given year, within a period beginning on the first date the U.S. corporation’s properties were acquired directly or indirectly by the non-U.S. acquiring corporation and ending 10 years after the last date the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of such property that is either transferred or licensed as part of the acquisition or after the acquisition to a non-U.S. related person. In general, the effect of this provision is to deny the use of net operating losses, foreign tax credits or other tax attributes to offset the inversion gain. Further, such U.S. corporation must include, as base erosion payments that may be subject to a minimum tax, any amounts treated as reductions in gross income paid to a related foreign person within the meaning of Section 59A of the Code. Also, dividends paid by a surrogate foreign corporation would not qualify for a reduced rate of tax as “qualified dividend income,” discussed below under “— Certain U.S. Federal Income Tax Consequences of the Redemption to the Holders of Thunder Bridge Common Stock — U.S. Holders — Taxation of Redemption Treated as a Distribution” when such dividends are received by stockholders of the non-U.S. acquiring corporation.

Based on the complex rules for determining share ownership under Section 7874 of the Code and certain factual assumptions, former holders of the Thunder Bridge Common Stock are expected to be treated as holding less than 60% (by both vote and value) of PubCo by reason of their former ownership of Thunder Bridge Common Stock, and therefore PubCo is not expected to satisfy the 60% Ownership Test. Accordingly, the limitations and other rules described above are not expected to apply to PubCo or its U.S. affiliates, including Thunder Bridge, after the Business Combination. However, whether the 60% Ownership Test has been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury regulations relating to the 60% Ownership

Test is subject to uncertainty, and there is limited guidance regarding their application, such that any changes to the rules in Section 7874 of the Code or the Treasury regulations promulgated thereunder, or other changes in law, could adversely affect PubCo and its U.S. affiliates, including Thunder Bridge. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

Even if the IRS does not take a contrary position with respect to the Ownership Tests, PubCo may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following a Business Combination. For purposes of calculating the Ownership Tests with respect to a subsequent acquisition, Treasury regulations under Section 7874 of the Code would exclude certain shares of PubCo, making it more likely that Section 7874 of the Code would apply to such subsequent acquisition.

Certain U.S. Federal Income Tax Consequences of the Redemption to the Holders of Thunder Bridge Common Stock

U.S. Holders

Redemption of Thunder Bridge Common Stock.    In the event that a U.S. holder’s Thunder Bridge Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “The Stockholders Meeting of Thunder Bridge — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Thunder Bridge Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the Thunder Bridge Common Stock, the U.S. holder will be treated as described under “— Certain U.S. Federal Income Tax Consequences of the Redemption to the Holders of Thunder Bridge Common Stock — U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Thunder Bridge Common Stock” below. If the redemption does not qualify as a sale of the Thunder Bridge Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “— Certain U.S. Federal Income Tax Consequences of the Redemption to the Holders of Thunder Bridge Common Stock — U.S. Holders — Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of Thunder Bridge’s stock following the redemption (including any shares constructively owned by the U.S. holder as described in the following paragraph), and if so, the total number of shares of Thunder Bridge’s stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder) relative to all of Thunder Bridge’s shares outstanding both before and after the redemption, taking into account other transactions occurring in connection with the redemption (including the Business Combination). The redemption of Thunder Bridge Common Stock generally will be treated as a sale of the Thunder Bridge Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s equity interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Thunder Bridge Common Stock that could be acquired pursuant to the exercise of the Public Warrants. Moreover, any Thunder Bridge Common Stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Thunder Bridge’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Thunder Bridge Common Stock must, among other requirements, be less than 80% of the percentage of Thunder Bridge’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of Thunder Bridge Common Stock and the PubCo Ordinary Shares to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of Thunder Bridge Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Thunder Bridge.

Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Thunder Bridge will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “— Certain U.S. Federal Income Tax Consequences of the Redemption to the Holders of Thunder Bridge Common Stock — U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Thunder Bridge Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its Public Warrants or possibly to the basis of other stock constructively owned by it.

Notwithstanding the foregoing, if a U.S. holder exercises its redemption rights to receive cash from the Trust Account in exchange for a portion of its Thunder Bridge Common Stock and exchanges the remainder of such stock for PubCo Ordinary Shares in the Business Combination, such redemption may be treated as integrated with the Business Combination rather than as a separate transaction. In such case, cash received by such U.S. holder in the redemption may also be treated as taxable boot received in a “reorganization” (which, depending on the circumstances applicable to such U.S. holder, may be treated as capital gain or dividend income to the extent of Thunder Bridge’s accumulated earnings and profits, as described below) or a transaction governed by Section 351 of the Code. Under this characterization, such U.S. holder may be required to recognize more gain or income than if the redemption of Thunder Bridge Common Stock was treated as a separate transaction from the exchange pursuant to the Business Combination and the related transactions, and would not be entitled to recognize any loss with respect to its redeemed Thunder Bridge Common Stock. In addition, if a U.S. holder that elects to participate in a redemption with respect to all its Thunder Bridge Common Stock maintains its ownership of Public Warrants, such redemption also may be treated as integrated with the Business Combination rather than as a separate transaction (with the same taxation effects described above). If the IRS were to assert, and a court were to sustain such a contrary position, such U.S. holder may be required to recognize more gain or income than if the redemption of Thunder Bridge Common Stock was treated as a separate transaction from the exchanges pursuant to the Business Combination and the related transactions.

Gain or Loss on Redemption Treated as a Sale of Thunder Bridge Common Stock.    If the redemption qualifies as a sale of Thunder Bridge Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in its redeemed Thunder Bridge Common Stock. A U.S. holder’s adjusted tax basis in its Thunder Bridge Common Stock generally will equal the U.S. holder’s acquisition cost. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Thunder Bridge Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Thunder Bridge Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution.    If the redemption does not qualify as a sale of Thunder Bridge Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Thunder Bridge Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Thunder Bridge Common Stock as described above.

Dividends (including amounts treated as dividends paid pursuant to a redemption of Thunder Bridge Common Stock) that Thunder Bridge pays to a U.S. holder that is a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of Thunder Bridge Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends Thunder Bridge pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Thunder Bridge Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding.    In general, information reporting requirements will apply to dividends (including constructive dividends paid pursuant to a redemption of Thunder Bridge Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Thunder Bridge Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Redemption of Thunder Bridge Common Stock.    Subject to the discussions of backup withholding and FATCA below, the characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Thunder Bridge Common Stock pursuant to the redemption provisions described in the section entitled “The Stockholders Meeting of Thunder Bridge — Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Thunder Bridge Common Stock, as described under “— Certain U.S. Federal Income Tax Consequences of the Redemption to the Holders of Thunder Bridge Common Stock — U.S. Holders — Redemption of Thunder Bridge Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “— Certain U.S. Federal Income Tax Consequences of the Redemption to the Holders of Thunder Bridge Common Stock — Non-U.S. Holders — Gain on Redemption Treated as a Sale of Thunder Bridge Common Stock” and “— Certain U.S. Federal Income Tax Consequences of the Redemption to the Holders of Thunder Bridge Common Stock — Non-U.S. Holders — Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of Thunder Bridge Common Stock.    A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of Thunder Bridge Common Stock unless:

•        the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such gain is attributable);

•        the Non-U.S. holder is an individual who is treated as present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

•        Thunder Bridge Common Stock constitutes a U.S. real property interest by reason of Thunder Bridge’s status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, Thunder Bridge believes it is not and has not been at any time since its formation, and does not expect to be immediately after the Business Combination is completed, a USRPHC. The rest of this discussion assumes that Thunder Bridge is not, has not been, and will not be a USRPHC.

Taxation of Redemption Treated as a Distribution.    If the redemption does not qualify as a sale of Thunder Bridge Common Stock, a Non-U.S. holder generally will be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Thunder Bridge’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Thunder Bridge’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in Thunder Bridge Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Thunder Bridge Common Stock and will be treated as described under “— Certain U.S. Federal Income Tax Consequences of the Redemption to the Holders of Thunder Bridge Common Stock — Non-U.S. Holders — Gain on Redemption Treated as a Sale of Thunder Bridge Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we or an applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. holder’s Thunder Bridge Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax. A Non-U.S. holder may generally obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding.    Payments of dividends (including constructive dividends received pursuant to a redemption of Thunder Bridge Common Stock) on Thunder Bridge Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on Thunder Bridge Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Thunder Bridge Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of Thunder Bridge Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.    Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including amounts paid in redemption of Thunder Bridge Common Stock that are treated as dividends) paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from sales or other disposition proceeds of Thunder Bridge Common Stock. Non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA on the redemption of Thunder Bridge Common Stock.

IF YOU ARE A HOLDER OF THUNDER BRIDGE COMMON STOCK CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Certain U.S. Federal Income Tax Consequences of the Business Combination

U.S. Holders

Subject to the discussion below of Section 367(a) of the Code under “— Certain U.S. Federal Income Tax Consequences of the Business Combination — U.S. Holders — Additional Requirements for Tax Deferral,” the transfer by U.S. holders of their Thunder Bridge Common Stock to PubCo pursuant to the BCA, taken together with the related transactions, should qualify either as a transfer of property to a corporation under Section 351 of the Code or as a reorganization under Section 368 of the Code. Thunder Bridge has received the Tax Opinion from Nelson Mullins Riley & Scarborough, LLP (the “Tax Opinion”) which concludes that, subject to the limitations and qualifications set forth therein, in this Registration Statement, and Section 367(a) of the Code, the transfer by a U.S. holder of their shares of Thunder Bridge Common Stock to PubCo pursuant to the Business Combination Agreement, taken together with related transactions, should qualify as a transaction governed by Section 351 of the Code.

Receipt of the Tax Opinion is not a condition to the obligations of Thunder Bridge, Coincheck and other parties to the Business Combination Agreement to complete the transactions under the Business Combination Agreement. The Tax Opinion is based upon representations, warranties and covenants provided by Thunder Bridge, Coincheck and other relevant parties and certain assumptions (including those related to Section 367(a) of the Code), all of which must continue to be true and accurate as of the effective time of the Business Combination. In addition, the Tax Opinion is subject to certain qualifications and limitations as set forth in the Tax Opinion. If any of the assumptions, representations, warranties or covenants upon which the Tax Opinion is based are inconsistent with the actual facts, the Tax Opinion could be invalid. Also, given the complex nature of the tax rules applicable to the Business Combination and the related transactions and the absence of authorities directly on point or an advance ruling from the IRS, the conclusions stated in the Tax Opinion are not free from doubt, and there is a risk that the IRS could take a contrary position to those described in the Tax Opinion and that a court will agree with such contrary position in the event of litigation.

U.S. Holders Exchanging Only Thunder Bridge Common Stock for PubCo Ordinary Shares.    A U.S. holder that owns only shares of Thunder Bridge Common Stock but not Public Warrants and that exchanges such Thunder Bridge Common Stock for PubCo Ordinary Shares as a result of the Business Combination and related transactions generally should not recognize gain or loss. The aggregate tax basis of the PubCo Ordinary Shares received by such U.S. holder should be the same as the aggregate adjusted tax basis of the Thunder Bridge Common Stock exchanged therefor. The holding period of the PubCo Ordinary Shares received by such U.S. holder will include the period during which the shares of Thunder Bridge Common Stock exchanged therefor were held by such U.S. holder.

U.S. Holders whose Public Warrants Become PubCo Warrants.    Thunder Bridge and PubCo have agreed pursuant to the BCA to report the Business Combination as a reorganization under Section 368 of the Code. To qualify as a reorganization under Section 368 of the Code, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of stock of a corporation with no active business and only investment-type assets, such as Thunder Bridge, the qualification of the Business Combination as a reorganization under Section 368 of the Code is not free from doubt.

If the Business Combination is treated as a reorganization under Section 368 of the Code, a U.S. holder of Public Warrants that are converted to PubCo Warrants generally should not recognize gain or loss. The aggregate tax basis of the PubCo Warrants received by such U.S. holder should be the same as the aggregate adjusted tax basis of Public Warrants exchanged therefor. The holding period of the PubCo Warrants received by such U.S. holder will include the period during which Public Warrants exchanged therefor were held by such U.S. holder.

If the Business Combination and related transactions are treated as a transfer of property to a corporation under Section 351 of the Code but not as a reorganization under Section 368 of the Code, a U.S. holder that owns only Public Warrants but not Thunder Bridge Common Stock should recognize gain or loss upon the conversion of those Public Warrants to PubCo Warrants equal to the difference between the fair market value of the PubCo Warrants received and such U.S. holder’s adjusted tax basis in such U.S. holder’s Public Warrants. A U.S. holder’s tax basis in the PubCo Warrants received in the Business Combination will equal the fair market value of such PubCo Warrants. A U.S. holder’s holding period in the PubCo Warrants received in the Business Combination should begin on the day after the Business Combination.

If the Business Combination and related transactions are treated as a transfer of property to a corporation under Section 351 of the Code but not as a reorganization under Section 368 of the Code, the treatment of a U.S. holder that owns both Thunder Bridge Common Stock that are exchanged for PubCo Ordinary Shares and Public Warrants that are converted into PubCo Warrants in the Business Combination depends on whether the conversion of Public Warrants into PubCo Warrants in the Business Combination is treated as part of the transfer of property to a corporation under Section 351 of the Code or as a separate transaction. If the conversion of Public Warrants into PubCo Warrants is treated as a separate transaction, then the U.S. federal income tax treatment of the U.S. holder’s exchange of Thunder Bridge Common Stock for PubCo Ordinary Shares should be treated as described above under “— Certain U.S. Federal Income Tax Consequences of the Business Combination — U.S. Holders — U.S. Holders Exchanging Only Thunder Bridge Common Stock for PubCo Ordinary Shares,” and the U.S. federal income tax treatment of the conversion of Public Warrants for PubCo Warrants should generally be treated as described in the previous paragraph.

If the conversion of Public Warrants into PubCo Warrants in the Business Combination is treated as part of the transfer of property to a corporation under Section 351 of the Code, a U.S. holder would generally be treated as transferring each of (i) its Thunder Bridge Common Stock and (ii) its Public Warrants for a combination of PubCo Ordinary Shares and PubCo Warrants received by such U.S. holder in the Business Combination. The PubCo Warrants received by such U.S. holder in the Business Combination would be allocated ratably between the Thunder Bridge Common Stock and the Public Warrants in proportion to their relative fair market values, and the U.S. holder would generally recognize gain (but not loss) with respect to each share of its Thunder Bridge Common Stock and each of its Public Warrants equal to the lesser of (i) the excess (if any) of the fair market value of such share or warrant over such U.S. holder’s tax basis in such share or warrant or (ii) the fair market value of such PubCo

Warrants allocated to such share or warrant. Any loss realized by a U.S. holder would not be recognized. The holding period of the PubCo Ordinary Shares received by such U.S. holder should include the period during which the Thunder Bridge Common Stock exchanged therefor were held by such U.S. holder. A U.S. holder’s holding period in the PubCo Warrants received in the Business Combination should begin on the day after the Business Combination.

Gain, if any, described in the previous paragraphs that is recognized by a U.S. holder will generally be long-term capital gain to the extent it is allocated to exchanged Thunder Bridge Common Stock, or Public Warrants converted into PubCo Warrants, that were held by such U.S. holder for more than one year at the time of the Business Combination. Long-term capital gains recognized by a non-corporate U.S. holder generally would be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. It is unclear whether the redemption rights with respect to the Thunder Bridge Common Stock described in this proxy statement/prospectus could toll a U.S. holder’s holding period.

Alternative Treatment of the Business Combination.    If the Business Combination and related transactions are not treated as a transfer of property to a corporation under Section 351 of the Code or as a reorganization under Section 368 of the Code, the Business Combination will generally be treated as a taxable exchange of Thunder Bridge Common Stock and/or Public Warrants for PubCo Ordinary Shares and/or PubCo Warrants. A U.S. holder of Thunder Bridge Common Stock and/or Public Warrants would generally recognize gain or loss in an amount equal to the excess of (i) the fair market value of the PubCo Ordinary Shares (and, if such holder also holds Public Warrants that convert into PubCo Warrants, the converted PubCo Warrants) received over (ii) such holder’s adjusted tax basis in such Thunder Bridge Common Stock (and Public Warrants, if any).

Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. holder’s holding period for the Thunder Bridge Common Stock (and/or Public Warrants, as applicable) exceeded one year at the time of the Business Combination. Long-term capital gains recognized by a non-corporate U.S. holder generally would be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. It is unclear whether the redemption rights with respect to the Thunder Bridge Common Stock described in this proxy statement/prospectus could toll a U.S. holder’s holding period.

A U.S. holder’s holding period for the PubCo Ordinary Shares (and/or PubCo Warrants, as applicable) would begin on the day after the Business Combination and the U.S. holder’s tax basis in the PubCo Ordinary Shares and PubCo Warrants received in the exchange should equal the fair market value of such PubCo Ordinary Shares and PubCo Warrants at the time of the exchange.

U.S. holders of Thunder Bridge Common Stock or Public Warrants are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Business Combination, including with respect to its qualification as a “reorganization” under Section 368 of the Code, or, alternatively, as part of a tax-deferred transaction pursuant to Section 351 of the Code.

Additional Requirements for Tax Deferral.    Section 367(a) of the Code and the Treasury regulations promulgated thereunder impose certain additional requirements for qualifying for nonrecognition of gain under Section 351 or Section 368 of the Code with respect to transactions where a U.S. person transfers stock or securities (or is deemed to transfer stock or securities) in a U.S. corporation to a foreign corporation in exchange for stock or securities in a foreign corporation. U.S. holders of Thunder Bridge Common Stock will be deemed to transfer shares of such stock to PubCo in exchange for PubCo Ordinary Shares for purposes of the rules under Section 367(a) of the Code.

In general, for the Business Combination to meet these additional requirements, certain reporting requirements must be satisfied and each of the following conditions must be met: (i) no more than 50% of both the total voting power and the total value of the stock of PubCo is received in the exchange, in the aggregate, by “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership); (ii) no more than 50% of each of the total voting power and the total value of the stock of PubCo is owned, in the aggregate, immediately after the exchange by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of Thunder Bridge; (iii) either (A) the U.S. holder is not a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct ownership and ownership as a result of attribution rules) of PubCo or (B) the U.S. holder is a “five-percent transferee shareholder” of PubCo and enters into an agreement with the IRS to recognize gain on the transferred shares under certain circumstances; and (iv) the “active trade or business test” as defined in Treasury Regulations Section 1.367(a)-3(c)(3) is satisfied. The active trade or business test generally requires (A) PubCo, or any qualified subsidiary of PubCo, to be engaged in an “active trade or business” outside of the U.S. for the 36-month period immediately before the transfer and neither the transferors nor PubCo to have an intention to substantially dispose of or discontinue such trade or business and (B) the fair market value of PubCo to be at least equal to the fair market value of Thunder Bridge, as specifically determined for purposes of Section 367 of the Code, at the time of the transfer. It is currently expected that conditions (i) and (ii) will be met, and (iv) will be met as a result of the activities of Coincheck. As a result, it is expected that the Business Combination and related transactions will not be taxable under Section 367 of the Code on account of such conditions. It should be noted, however, that there is limited guidance regarding the application of these requirements to facts similar to the Business Combination. In addition, the determination of whether Section 367(a) of the Code will apply to holders of Thunder Bridge Common Stock and Public Warrants cannot be made until the Business Combination is completed. Accordingly, there can be no assurance that Section 367(a) of the Code will not apply to U.S. holders of Thunder Bridge Common Stock and/or Public Warrants that participate in the Business Combination.

If the exchange of Thunder Bridge Common Stock and/or the conversion of Public Warrants pursuant to the Business Combination, taken together with the related transactions, would otherwise qualify for nonrecognition treatment under Section 351 of the Code or Section 368 of the Code, but it is determined that Section 367(a) of the Code applies, then a U.S. holder of Thunder Bridge Common Stock and/or Public Warrants would generally recognize gain with respect to each share of Thunder Bridge Common Stock or Public Warrant in an amount equal to the excess, if any, of (i) the fair market value of the PubCo Ordinary Shares and/or PubCo Warrants received over (ii) such holder’s adjusted tax basis in such share of Thunder Bridge Common Stock or Public Warrant. Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. holder’s holding period for the Thunder Bridge Common Stock (and/or Public Warrants, as applicable) exceeded one year at the time of the Business Combination. Long-term capital gains recognized by a non-corporate U.S. holder generally would be eligible to be taxed at reduced rates. The U.S. holder would not recognize any loss in such holder’s Thunder Bridge Common Stock (and/or Public Warrants, if applicable) and would not be permitted to net any such losses against any gain recognized with respect to other shares of Thunder Bridge Common Stock (or Public Warrants, if any). It is unclear whether the redemption rights with respect to the Thunder Bridge Common Stock described in this proxy statement/prospectus could toll a U.S. holder’s holding period.

The rules dealing with Section 367(a) of the Code discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of these rules to your exchange of Thunder Bridge Common Stock and/or deemed exchange of Public Warrants under your particular circumstances, including, if you believe you will be a “five percent-transferee shareholder,” the possibility of entering into a “gain recognition agreement” under applicable Treasury regulations.

Information Reporting, Backup Withholding and Additional Reporting Requirements.    The information reporting and backup withholding requirements applicable to the sale or other taxable disposition of Thunder Bridge Common Stock, described above in “— Certain U.S. Federal Income Tax Consequences of the Redemption to the Holders of Thunder Bridge Common Stock — U.S. Holders — Information Reporting and Backup Withholding,” would apply to the Business Combination to the extent it results in a taxable exchange of Thunder Bridge Common Stock and/or Public Warrants (which would be treated similarly to Thunder Bridge Common Stock for this purpose).

Certain U.S. holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to PubCo. Substantial penalties may be imposed on a U.S. holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply.

Non-U.S. Holders

The U.S. federal income tax consequences of the Business Combination to Non-U.S. holders generally will correspond to the U.S. federal income tax consequences of the Business Combination to U.S. holders, as described under “— Certain U.S. Federal Income Tax Consequences of the Business Combination — U.S. Holders” above, although to the extent the Business Combination results in a taxable exchange of Thunder Bridge Common Stock or Public Warrants, the consequences would be similar to those described above under the heading “— Certain U.S. Federal Income Tax

Consequences of the Redemption to the Holders of Thunder Bridge Common Stock — Non-U.S. Holders — Gain on Redemption Treated as a Sale of Thunder Bridge Common Stock” and “— Certain U.S. Federal Income Tax Consequences of the Redemption to the Holders of Thunder Bridge Common Stock — Non-U.S. Holders — Information Reporting and Backup Withholding” for a Non-U.S. holder’s gain on the redemption of Thunder Bridge Common Stock and the related information reporting and backup withholding requirements.

Tax Consequences to Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants

U.S. Holders

Dividends and Other Distributions on PubCo Ordinary Shares.    Subject to the PFIC rules discussed below under the heading “— Tax Consequences to Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants — U.S. Holders — Passive Foreign Investment Company Rules,” distributions (including, for the avoidance of doubt and for the purpose of the balance of this discussion, deemed distributions) on PubCo Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of PubCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its PubCo Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the PubCo Ordinary Shares and will be treated as described below under the heading “— Tax Consequences to Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants — U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants.” The amount of any such distribution will include any amounts withheld, if any, by us (or another applicable withholding agent). It is not expected that PubCo will determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. holders should expect that a distribution will generally be treated as a dividend.

Amounts treated as dividends that PubCo pays to a U.S. holder that is a taxable corporation owning less than 10% of PubCo generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. holders, under tax laws currently in effect and subject to certain exceptions described below, dividends generally will be taxed at the lower applicable long-term capital gains rate only if PubCo Ordinary Shares are readily tradable on an established securities market in the United States or PubCo is eligible for benefits under an applicable tax treaty with the United States, and, in each case, PubCo is not treated as a PFIC (as defined below) with respect to such U.S. holder at the time the dividend was paid or in the preceding year and is not a “surrogate foreign corporation” (as described above under “— Treatment of PubCo — Treatment of PubCo as a ‘Surrogate Foreign Corporation’ for U.S. Federal Income Tax Purposes”), and provided certain holding period requirements are met. United States Treasury Department guidance indicates that PubCo Ordinary Shares, which are intended to be listed on Nasdaq, will be readily tradable on an established securities market in the United States. There can be no assurance, however, that PubCo Ordinary Shares will be considered readily tradable on an established securities market in the United States in later years or that PubCo will be eligible for the benefits of such a treaty. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” for purposes of investment interest deduction limitations will not be eligible for the reduced rates of taxation regardless of PubCo’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at the time. A U.S. holder may have foreign currency gain or loss, taxable as ordinary income, if the dividend is converted into U.S. dollars after the date of receipt.

Amounts taxable as dividends generally will be treated as income from sources outside the U.S. and will, depending on the circumstances of the U.S. holder, be “passive” or “general” category income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to such U.S. holder. The rules governing foreign tax credits are complex and U.S. holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. holder may, in certain circumstances, deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants.    Subject to the PFIC rules discussed below under the heading “— Tax Consequences to Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants — U.S. Holders — Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of PubCo Ordinary Shares or PubCo Warrants, a U.S. holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. holder’s adjusted tax basis in such PubCo Ordinary Shares or PubCo Warrant (determined as described above). A U.S. holder’s adjusted tax basis in the PubCo Ordinary Shares received in exchange for Thunder Bridge Common Stock and in the PubCo Warrants converted from Public Warrants is described above under “— Certain U.S. Federal Income Tax Consequences of the Business Combination — U.S. Holders.”

Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such PubCo Ordinary Share or PubCo Warrant exceeds one year. Long-term capital gain realized by a non-corporate U.S. holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Any gain or loss recognized on the sale, exchange or other taxable disposition of PubCo Ordinary Shares or PubCo Warrants generally will be U.S.-source income or loss for purposes of computing the foreign tax credit allowable to a U.S. holder.

Exercise, Lapse or Redemption of PubCo Warrants.    Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a PubCo Warrant, a U.S. holder generally will not recognize taxable gain or loss on the exercise of a PubCo Warrant. The U.S. holder’s tax basis in the PubCo Ordinary Share received upon exercise of a PubCo Warrant generally will be an amount equal to the sum of the U.S. holder’s adjusted tax basis in the PubCo Warrant and the exercise price of such PubCo Warrant. A U.S. holder’s adjusted tax basis in a PubCo Warrant that was converted from a Public Warrant is described under “— Certain U.S. Federal Income Tax Consequences of the Business Combination — U.S. Holders. It is unclear whether the U.S. holder’s holding period for the PubCo Ordinary Shares received upon exercise of the PubCo Warrants will begin on the date following the date of exercise or on the date of exercise of the PubCo Warrants; in either case, the holding period will not include the period during which the U.S. holder held the PubCo Warrants. If a PubCo Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such U.S. holder’s tax basis in the PubCo Warrant.

The tax consequences of a cashless exercise of a PubCo Warrant are not clear under current tax law. Subject to the PFIC rules discussed below, a cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the PubCo Ordinary Shares received would equal the holder’s basis in the PubCo Warrants. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the PubCo Ordinary Shares would commence on the date following the date of exercise or on the date of exercise of the PubCo Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the PubCo Ordinary Shares would include the holding period of the PubCo Warrants.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of PubCo Warrants having an aggregate fair market value equal to the exercise price for the total number of PubCo Warrants to be exercised, and the U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the PubCo Warrants deemed surrendered and the U.S. holder’s tax basis in such PubCo Warrants. In that case, a U.S. holder’s tax basis in the PubCo Ordinary Shares received would equal the sum of the U.S. holder’s tax basis in the PubCo Warrants exercised and the exercise price of such PubCo Warrants. It is unclear whether a U.S. holder’s holding period for the PubCo Ordinary Shares would commence on the date following the date of exercise or on the date of exercise of the PubCo Warrants; in either case, the holding period would not include the period during which the U.S. holder held the PubCo Warrants. There may also be alternative characterizations of any such taxable exchange that would result in similar tax consequences, except that a U.S. holder’s gain or loss would be short-term.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the PubCo Ordinary Shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If PubCo redeems PubCo Warrants for cash pursuant to the redemption provisions described in the section of this proxy statement/prospectus entitled “Description of the Post-Combination Company’s Securities — Warrants” or if PubCo purchases PubCo Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “— Tax Consequences to Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants — U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants.

Possible Constructive Distributions.    The terms of each PubCo Warrant provide for an adjustment to the number of PubCo Ordinary Shares for which the PubCo Warrant may be exercised or to the exercise price of the PubCo Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. Nevertheless, a U.S. holder of the PubCo Warrants would be treated as receiving a constructive distribution from PubCo if, for example, the adjustment increases PubCo Warrant holders’ proportionate interest in PubCo assets or earnings and profits (e.g., through an increase in the number of PubCo Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of PubCo Ordinary Shares which is taxable to such holders as described under “— Tax Consequences to Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants — U.S. Holders — Dividends and Other Distributions on PubCo Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holders of the PubCo Warrants received a cash distribution from PubCo equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules.    Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if PubCo is treated as a passive foreign investment company (a “PFIC”) for any taxable year during which the U.S. holder holds PubCo Ordinary Shares or PubCo Warrants. A non-U.S. corporation, such as PubCo, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For purposes of the PFIC income test and asset test described above, if PubCo owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, PubCo will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

Coincheck does not believe that PubCo will be treated as a PFIC for its current taxable year and does not expect to become one in the near future. However, PFIC status depends on the composition of PubCo’s (and its subsidiaries’) income and assets and the fair market value of its (and its subsidiaries’) assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. This conclusion is a factual determination, however, that must be made annually at the close of each taxable year and, thus, is subject to change. There can be no assurance that PubCo will not be treated as a PFIC for any taxable year.

If PubCo is a PFIC for any taxable year during which a U.S. holder owns PubCo Ordinary Shares or PubCo Warrants and the U.S. holder did not make the QEF or mark-to-market elections discussed below, PubCo or such non-U.S. subsidiary generally will continue to be a PFIC with respect to that U.S. holder for all succeeding years during which the U.S. holder owns PubCo Ordinary Shares or PubCo Warrants, even if it ceases to meet the thresholds set forth under the asset test or the income test above, unless the U.S. holder makes a “deemed sale” election with respect to its PubCo Ordinary Shares. If a U.S. holder makes a “deemed sale” election, it will be deemed to have sold PubCo Ordinary Shares at their fair market value and any gain from such deemed sale would be subject to the rules described in the following paragraphs. After the deemed sale election, so long as PubCo does not become a PFIC in a subsequent taxable year, PubCo Ordinary Shares with respect to which such election was made will not be treated as shares in a PFIC and, as a result, the U.S. holder will not be subject to the rules described below with respect to any “excess distribution” it receives from PubCo or any gain from an actual sale or other disposition of PubCo Ordinary Shares. U.S. holders are strongly urged to consult their tax advisors as to the possibility and consequences of making a deemed sale election if PubCo is and then ceases to be a PFIC and such an election becomes available.

If PubCo is a PFIC for any taxable year during which a U.S. holder holds PubCo Ordinary Shares, then, unless the U.S. holder makes either an applicable PFIC election (or elections), as further described below, for the first taxable year and each subsequent taxable year of PubCo in which it was treated as a PFIC, such U.S. holder generally will be subject to special adverse tax rules with respect to any “excess distribution” that it receives and any gain that it recognizes from a sale or other disposition, including certain pledges, of PubCo Ordinary Shares. For this purpose, distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. holder’s holding period for PubCo Ordinary Shares will be treated as an excess distribution. Under these rules:

•        the excess distribution or recognized gain will be allocated ratably over the U.S. holder’s holding period for PubCo Ordinary Shares;

•        the amount of the excess distribution or recognized gain allocated to the taxable year of distribution or gain, and to any taxable years in the U.S. holder’s holding period prior to the first taxable year in which PubCo was treated as a PFIC, will be treated as ordinary income; and

•        the amount of the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

If PubCo is a PFIC for any taxable year during which a U.S. holder holds PubCo Ordinary Shares and any of PubCo’s non-U.S. subsidiaries or other corporate entities in which PubCo owns equity interests is also a PFIC, the U.S. holder would be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. entity classified as a PFIC (each such entity, a lower-tier PFIC). Rules similar to those described above and below would apply to such shares. There can be no assurance that any of PubCo’s non-U.S. subsidiaries will not be classified as a PFIC for any taxable year. U.S. holders should consult their own tax advisors regarding the application of the PFIC rules to PubCo’s lower-tier PFICs (if any).

In general, if PubCo is determined to be a PFIC, a U.S. holder may avoid the adverse PFIC tax consequences described above in respect of PubCo Ordinary Shares (but not PubCo Warrants) by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so) to include in income its pro rata share of PubCo’s (and any lower-tier PFICs’) net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. holder in which or with which PubCo’s taxable year ends and each subsequent taxable year. A U.S. holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. holder has made a QEF election with respect to its PubCo Ordinary Shares (and any lower-tier PFICs), and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for PubCo’s (and each lower-tier PFIC’s) first taxable year as a PFIC in which the U.S. holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, such as the deemed sale election described above), any gain recognized on the sale of PubCo Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. U.S. holders should consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances. As discussed above, if PubCo is a PFIC for any taxable year, a U.S. holder of PubCo Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of PubCo’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally may not be treated as dividends when distributed to such U.S. holder. The tax basis of a U.S. holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if PubCo is not a PFIC for any taxable year, such U.S. holder will not be subject to the QEF inclusion regime with respect to PubCo Ordinary Shares for such a taxable year.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. In order to make a QEF election, a U.S. holder must receive a PFIC Annual Information Statement from PubCo (or the lower-tier PFIC, if applicable), which includes information about PubCo’s (or the lower-tier PFIC’s) ordinary earnings and net capital gain. If PubCo determines that it is a PFIC for any taxable year, PubCo will endeavor to provide a PFIC Annual Information Statement with respect to itself and any lower-tier PFIC subsidiaries for such taxable year. However, there can be no assurance that PubCo will know whether it is a PFIC or that it will provide the PFIC Annual Information Statement. A U.S. holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Alternatively, if PubCo is a PFIC and PubCo Ordinary Shares constitute “marketable stock,” a U.S. holder may avoid the adverse PFIC tax consequences discussed above if such U.S. holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) PubCo Ordinary Shares and each subsequent taxable year. Such U.S. holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its PubCo Ordinary Shares at the end of such year over its adjusted basis in its PubCo Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its PubCo Ordinary Shares over the fair market value of its PubCo Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in its PubCo Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its PubCo Ordinary Shares will be treated as ordinary income.

Currently, a mark-to-market election may not be made with respect to PubCo Warrants. Also, because a mark-to-market election cannot be made for any lower-tier PFICs that PubCo may own, if PubCo were a PFIC for any taxable year, a U.S. holder that makes the mark-to-market election may continue to be subject to the tax and interest charges under the general PFIC rules with respect to such U.S. holder’s indirect interest in any subsidiaries of PubCo that are PFICs.

The mark-to-market election is available only for “marketable stock” — generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq (on which PubCo Ordinary Shares are intended to be listed). If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless PubCo Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to PubCo Ordinary Shares under their particular circumstances.

The application of the PFIC rules to PubCo Warrants is unclear. Proposed Treasury regulations issued under the PFIC rules generally treat an “option” (which would include a PubCo Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury regulations issued under the PFIC rules provide that the QEF election does not apply to options and no mark-to-market election (discussed above) is currently available with respect to options. Therefore, if the proposed Treasury regulations are finalized in their current form, U.S. holders of PubCo Warrants would be subject to the PFIC rules described above, but would not be able to make any PFIC elections with respect to PubCo Warrants.

However, a U.S. holder may make a QEF election with respect to a PubCo Ordinary Share acquired upon the exercise of a PubCo Warrant and a QEF election previously made with respect to PubCo Ordinary Shares will apply to PubCo Ordinary Shares newly acquired upon exercise of a PubCo Warrant. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired PubCo Ordinary Shares (which under proposed regulations will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. holder held PubCo Warrants), unless the U.S. holder makes a purging election under the PFIC rules (such as the deemed sale election discussed above). U.S. holders should consult with their own tax advisors regarding the application of the PFIC rules to PubCo Warrants.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder may have to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the purging, QEF, and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of PubCo Ordinary Shares and PubCo Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to PubCo securities under their particular circumstances.

Information Reporting, Backup Withholding and Additional Reporting Requirements.    Dividend payments with respect to the PubCo Ordinary Shares and proceeds from the sale, exchange or redemption of the PubCo Ordinary Shares or PubCo Warrants may be subject to information reporting filed with the IRS unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Certain U.S. holders (and to the extent provided in IRS guidance, certain individual Non-U.S. holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to PubCo Ordinary Shares or PubCo Warrants, subject to certain exceptions (including an exception for PubCo Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold PubCo Ordinary Shares or PubCo Warrants. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of PubCo Ordinary Shares or PubCo Warrants.

Non-U.S. Holders

Dividends and Other Distributions on PubCo Ordinary Shares.    Subject to the discussion below concerning backup withholding, Non-U.S. holders generally will not be subject to U.S. federal income tax or withholding tax on dividends (including dividends with respect to constructive distributions, as described above under “— Tax Consequences to Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants — U.S. Holders — Possible Constructive Distributions”) received from PubCo on PubCo Ordinary Shares (or, with respect to constructive distributions, on PubCo Warrants) unless the income from such dividends is effectively connected with the conduct of a trade or business of the Non-U.S. holder in the United States and, if provided under an applicable income tax treaty, is attributable to a permanent establishment or a fixed base maintained by the Non-U.S. holder in the United States, in which case, a Non-U.S. holder will be subject to regular federal income tax on such dividend generally in the same manner as discussed in the section above under “— Tax Consequences to Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants — U.S. Holders — Dividends and Other Distributions on PubCo Ordinary Shares,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of such a Non-U.S. holder that is a corporation that are attributable to such dividend, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Gain or Loss on Sale, Taxable Exchange or other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants.    Subject to the discussion below concerning backup withholding, Non-U.S. holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of PubCo Ordinary Shares or PubCo Warrants, unless either:

•        the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such gain is attributable); or

•        the Non-U.S. holder is an individual who is treated as present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Exercise, Lapse or Redemption of PubCo Warrant.    The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a PubCo Warrant, the lapse of a PubCo Warrant held by a Non-U.S. holder, or PubCo’s redemption of PubCo Warrants for cash generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a PubCo Warrant by a U.S. holder, as described under “— Tax Consequences to Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants — U.S. Holders — Exercise, Lapse or Redemption of PubCo Warrants,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under the heading “— Tax Consequences to Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants — U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants” for a Non-U.S. holder’s gain on the sale or other disposition of PubCo Warrants.

Information Reporting and Backup Withholding.    Payments of dividends on PubCo Ordinary Shares and amounts received with respect to the sale or other disposition of PubCo Ordinary Shares or PubCo Warrants will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns may be filed with the IRS in connection with any payments of dividends on PubCo Ordinary Shares paid to the Non-U.S. holder or amounts received with respect to the sale or other disposition of PubCo Ordinary Shares or PubCo Warrants by the Non-U.S. holder, regardless of whether any tax was actually withheld.

Copies of information returns that are filed with the IRS may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE DISPOSITION OF THUNDER BRIDGE COMMON STOCK AND PUBLIC WARRANTS IN CONNECTION WITH THE BUSINESS COMBINATION, AND OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES AND PUBCO WARRANTS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

MATERIAL JAPANESE TAX CONSIDERATIONS OF ACQUIRING, OWNING OR
DISPOSING OF PUBCO ORDINARY SHARES OR PUBCO WARRANTS

PubCo Ordinary Shares and PubCo Warrants

The following discussion addresses certain Japanese tax consequences of acquiring, owning or disposing, as the case may be, of the PubCo Ordinary Shares, or the disposing or exercising, as the case may be, of the PubCo Warrants by Japanese and non-Japanese Holders. However, it does not present tax considerations for former Coincheck shareholders who will be owning PubCo Shares as a result of transactions in connection with the Business Combination.

This section is intended as general information only. Prospective holders of PubCo Ordinary Shares or PubCo Warrants should consult their own tax adviser regarding the Japanese tax consequences of any acquisition, holding or disposal of PubCo Ordinary Shares or PubCo Warrants.

Non-Japanese Holders

No particular tax consequences are expected to arise in Japan as a result of the acquiring, owning, exercising or disposing of the PubCo Ordinary Shares or the PubCo Warrants for a holder that is not a resident of Japan.

Japanese Holders

The following tax consequences are expected to arise in Japan for a holder that is a resident of Japan.

The merger between Thunder Bridge and Merger Sub may be interpreted as a transfer of Thunder Bridge shares by Thunder Bridge shareholders in exchange for PubCo Ordinary Shares, and the Thunder Bridge shareholders may be subject to taxation. Thunder Bridge shareholders may be taxed in Japan when exchanging their Public Warrants for PubCo Warrants. Japanese Holders who acquire PubCo shares or PubCo Warrants in exchange for Thunder Bridge shares or warrants through the merger should consult their own tax advisor for further information.

If a PubCo shareholder is an individual, dividends paid to the PubCo shareholder are taxable in Japan. As the dividends are paid by a foreign corporation, deduction for dividend cannot be claimed. When PubCo Ordinary Shares are transferred to third parties, shareholders will be taxed on the capital gains on transfer as they would be if they were investing in shares of a Japanese corporation, but they will also be taxed on foreign exchange gains. By filing a tax return, such shareholders may claim a foreign tax credit within certain credit limits for Dutch withholding tax.

If a PubCo shareholder is a corporation, and the PubCo Ordinary Shares held by the corporation are treated as “trading securities,” the valuation gain or loss at the end of the fiscal year is included in the amount of gain or loss for the purpose of calculating the Japanese corporate income tax for the fiscal year. When PubCo Ordinary Shares are transferred to third parties, Japanese corporate income tax will be imposed on gains on the transfer. The sale of PubCo Ordinary Shares in the U.S. public market does not affect the “taxable sales ratio” for Japanese consumption tax purposes since the transfer price is not taxable. If a share purchase agreement of PubCo Ordinary Shares is physically executed in Japan and the agreement specifies the price to be paid, then stamp tax will be imposed.

MATERIAL Dutch Tax Considerations of Acquiring, Owning or
Disposing of PUBCO Ordinary Shares or PUBCO Warrants

Taxation in the Netherlands

This section outlines the principal Dutch tax consequences of the acquisition, holding, settlement, redemption and disposal of the PubCo Ordinary Shares or PubCo Warrants. It does not present a comprehensive or complete description of all aspects of Dutch tax law which could be relevant to a holder of PubCo Ordinary Shares or PubCo Warrants. For Dutch tax purposes, a holder of PubCo Ordinary Shares or PubCo Warrants may include an individual or entity not holding the legal title to the PubCo Ordinary Shares or PubCo Warrants, but to whom, or to which, the PubCo Ordinary Shares or PubCo Warrants are, or the income from the PubCo Ordinary Shares or PubCo Warrants is, nevertheless attributed based either on this individual or entity owning a beneficial interest in the PubCo Ordinary Shares or PubCo Warrants or on specific statutory provisions. These include statutory provisions attributing PubCo Ordinary Shares or PubCo Warrants to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the PubCo Ordinary Shares or PubCo Warrants.

This section is intended as general information only. Prospective holders of PubCo Ordinary Shares or PubCo Warrants should consult their own tax adviser regarding the tax consequences of any acquisition, holding or disposal of PubCo Ordinary Shares or PubCo Warrants.

This section is based on Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date of the Prospectus, including the tax rates applicable on that date, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

Any reference in this section made to Dutch taxes, Dutch tax or Dutch tax law should be construed as a reference to any taxes of any nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities or to the law governing such taxes, respectively. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.

Any reference made to a treaty for the avoidance of double taxation concluded by the Netherlands includes the Tax Regulation for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk), the Tax Regulation for the State of the Netherlands (Belastingregeling voor het land Nederland), the Tax Regulations for the Netherlands and Curaçao (Belastingregeling Nederland Curaçao), the Tax Regulations for the Netherlands and St. Maarten (Belastingregeling Nederland Sint Maarten) and the Agreement between the Taipei Representative Office in the Netherlands and the Netherlands Trade and Investment Office in Taipei for the avoidance of double taxation.

This section does not describe any Dutch tax considerations or consequences that may be relevant where a holder of PubCo Ordinary Shares or PubCo Warrants:

(i)     is an individual and the income or capital gains derived by a holder of PubCo Ordinary Shares or PubCo Warrants from the PubCo Ordinary Shares or PubCo Warrants are attributable to employment activities, the income from which is taxable in the Netherlands;

(ii)    has a substantial interest (aanmerkelijk belang) or a fictitious substantial interest (fictief aanmerkelijk belang) in PubCo within the meaning of chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) (the “ITA”). Generally, a holder of PubCo Ordinary Shares or PubCo Warrants has a substantial interest in PubCo if the holder of PubCo Ordinary Shares or PubCo Warrants, alone or — in case of an individual — together with a partner for Dutch tax purposes, or any relative by blood or by marriage in the ascending or descending line (including foster-children) of the holder of PubCo Ordinary Shares or PubCo Warrants or the partner, owns or holds, or is deemed to own or hold shares or certain rights to shares, including rights to directly or indirectly acquire shares, directly or indirectly representing 5% or more of PubCo’s issued capital as a whole or of any class of PubCo Ordinary Shares or PubCo Warrants or profit participating certificates (winstbewijzen) relating to 5% or more of PubCo’s annual profits or 5% or more of PubCo’s liquidation proceeds;

(iii)   is an entity that, although it is in principle subject to Dutch corporate income tax under the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (the “CITA”), is not subject to Dutch corporate income tax or is fully or partly exempt from Dutch corporate income tax (such as a qualifying pension fund as described in Section 5 CITA and a tax exempt investment fund (vrijgestelde beleggingsinstelling) as described in Section 6a CITA), or is an entity that is not tax resident in the Netherlands and that has a function comparable to a tax exempt investment fund (vrijgestelde beleggingsinstelling) as described in Section 6a CITA;

(iv)   is an investment institution (beleggingsinstelling) as described in Section 28 CITA, or is an entity that is not tax resident in the Netherlands and that has a function comparable to an investment institution (beleggingsinstelling) as described in Section 28 CITA;

(v)    is required to apply the participation exemption (deelnemingsvrijstelling) with respect to the PubCo Ordinary Shares or PubCo Warrants (as described in Section 13 CITA). Generally, a holder of PubCo Ordinary Shares or PubCo Warrants is required to apply the participation exemption if it is subject to Dutch corporate income tax and it, or a related entity, holds an interest of 5% or more of the nominal paid-up share capital in PubCo;

(vi)   is an entity that is entitled or required to apply the dividend withholding tax exemption (inhoudingsvrijstelling) with respect to any profits derived from the PubCo Ordinary Shares (pursuant to Section 4 or Section 4a of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965) (the “DWTA”). Pursuant to Section 4 DWTA, a holder of PubCo Ordinary Shares may, in general terms, be entitled or required to apply a dividend withholding tax exemption if it holds an interest of 5% or more of the nominal paid-up share capital in PubCo. Pursuant to Section 4a DWTA, a holder of PubCo Ordinary Shares may, in general terms, be entitled to apply a dividend withholding tax exemption if such holder of PubCo Ordinary Shares (x) is an entity that is tax resident in the Netherlands that is not subject to Dutch corporate income tax, or (y) is an entity which is (a) a resident in a member state of the European Union (“EU”), or a state that is a party to the Agreement on the European Economic Area (“‘EEA”; Iceland, Liechtenstein or Norway) or, to the extent that it concerns shares that are held as a portfolio investment, another state that has been designated by means of a ministerial decree as a state with which the Netherlands can exchange information in line with the international standard on exchange of information, (b) is not subject to a profit tax levied by that state and (c) would not have been subject to Dutch corporate income tax had that entity been resident in the Netherlands, and such holder of PubCo Ordinary Shares has obtained a formal decision from the Dutch Tax Authorities stating that these requirements are met (kwalificatiebeschikking);

(vii)  is an entity that is related (gelieerd) to PubCo within the meaning of the Withholding Tax Act 2021 (Wet bronbelasting 2021). An entity is considered related if (i) it holds, directly or indirectly, a Qualifying Interest in PubCo, (ii) PubCo, directly or indirectly, holds a Qualifying Interest in the holder of PubCo Ordinary Shares or PubCo Warrants, or (iii) a third party holds, directly or indirectly, a Qualifying Interest in both PubCo and the holder of PubCo Ordinary Shares or PubCo Warrants. An entity is also considered related to PubCo if the entity is part of a collaborating group (samenwerkende groep) of entities that jointly directly or indirectly holds a Qualifying Interest in PubCo. The term Qualifying Interest means a directly or indirectly held interest — either by an entity individually or jointly if an entity is part of a collaborating group — that enables such entity or such collaborating group to exercise a definite influence over another entities’ decisions, such as PubCo or the holder of PubCo Ordinary Shares or PubCo Warrants as the case may be, and allows it to determine the other entities’ activities;

(viii) is an entity which is a resident of Aruba, Curaçao or Sint Maarten and fully or partly conducts a business through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in Bonaire, Sint Eustatius or Saba to which the PubCo Ordinary Shares or PubCo Warrants are attributable; and

(ix) is not considered the beneficial owner (uiteindelijk gerechtigde) of these PubCo Ordinary Shares or PubCo Warrants or the benefits derived from or realized in respect of these PubCo Ordinary Shares or PubCo Warrants.

This section also does not describe any Dutch tax considerations or consequences arising from the Dutch Minimum Tax Act 2024 (Wet minimumbelasting 2024; the Dutch implementation of Directive (EU) 2022/2523 of 14 December 2022 on ensuring a global minimum level of taxation for multinational enterprise groups and large-scale domestic groups in the European Union). Generally, such Dutch tax considerations or consequences may arise for a holder of PubCo Ordinary Shares or PubCo Warrants that is part of a multinational enterprise group which has at least one Dutch resident constituent entity (including permanent establishments situated in the Netherlands) or a large-scale domestic group, both within the meaning of the Dutch Minimum Tax Act 2024, provided that such a group has an annual revenue of at least €750,000,000 in its (consolidated) financial statements in at least two of the four reporting years immediately preceding the relevant (reporting) year. If a holder of PubCo Ordinary Shares or PubCo Warrants is part of such a multinational enterprise group or a large-scale domestic group, any benefits derived or deemed to be derived from the PubCo Ordinary Shares or PubCo Warrants, including any capital gains realized on any transfer of the PubCo Ordinary Shares or PubCo Warrants, may be subject to a (top-up) tax of up to 15% in the Netherlands.

Withholding Tax

Based on Dutch domestic law, PubCo is generally required to withhold Dutch dividend withholding tax at a rate of 15% from dividends distributed by it pursuant to the DWTA. Generally, PubCo is responsible for the withholding of such dividend withholding tax at source.

Dividends distributed by PubCo include, but are not limited to:

(i)     distributions of profits in cash or in kind, whatever they be named or in whatever form;

(ii)    proceeds from the liquidation of PubCo or proceeds from the repurchase of PubCo Ordinary Shares by PubCo, other than as a temporary portfolio investment (tijdelijke belegging), in excess of the average paid-in capital recognized for the purposes of the DWTA;

(iii)    the par value of the PubCo Ordinary Shares issued to a holder of PubCo Ordinary Shares or PubCo Warrants or an increase in the par value of the PubCo Ordinary Shares, to the extent that no related contribution, recognized for the purposes of the DWTA, has been made or will be made; and

(iv)   partial repayment of paid-in capital, that is,

•        not recognized for DWTA purposes, or

•        recognized for DWTA purposes, to the extent that PubCo has “net profits” (zuivere winst), unless (a) the general meeting of shareholders has resolved in advance to make this repayment, and (b) the par value of the PubCo Ordinary Shares concerned has been reduced by an equal amount by way of an amendment to the articles of association of PubCo. The term “net profits” includes anticipated profits that have yet to be realized.

In addition to the above, it cannot be excluded that proceeds of redemption of PubCo Warrants or proceeds of the repurchase of PubCo Warrants or an actual or deemed (including in connection with any cashless exercise of PubCo Warrants) full or partial cash settlement of PubCo Warrants fall within the scope of the expression “dividends distributed” and are therefore to such extent subject to Dutch dividend withholding tax at a rate of 15%. However, to date, no authoritative case law of the Dutch courts has been made publicly available in this respect.

The exercise of a PubCo Warrant will however in the view of PubCo not give rise to Dutch dividend withholding tax, except to the extent (i) the exercise price paid in cash per issued PubCo Ordinary Share is below the nominal value of a PubCo Ordinary Share (currently, the nominal value per PubCo Ordinary Share is €0.01 and the exercise price of a PubCo Warrant will be $11.50) and (ii) such difference is not charged against PubCo’s share premium reserve recognized for purposes of Dutch dividend withholding tax. If any Dutch dividend withholding tax due is not effectively withheld for the account of the relevant holder of PubCo Warrants, Dutch dividend withholding tax shall be due by PubCo on a grossed-up basis, meaning that the Dutch dividend withholding tax basis shall be equal to the amount referred to in the preceding sentence multiplied by 100/85. Exceptions and relief from Dutch dividend withholding tax may apply as set forth below.

If a holder of PubCo Ordinary Shares or PubCo Warrants is an individual that is resident or deemed to be resident in the Netherlands or is an individual that is not resident or deemed to be resident in the Netherlands, but for whom dividends distributed by PubCo or income deemed to be derived from the PubCo Ordinary Shares or PubCo Warrants is subject to income tax under the ITA, such holder of PubCo Ordinary Shares or PubCo Warrants is generally entitled to a credit for any Dutch dividend withholding tax against his Dutch tax liability and to a refund of any residual Dutch dividend withholding tax. Entities that are resident or deemed to be resident in the Netherlands and entities that are not resident or deemed resident in the Netherlands, but for which dividends distributed by PubCo are subject to corporate income tax under the CITA, can only credit Dutch dividend withholding tax up to the total amount of their Dutch corporate income tax liability without taking into account any credit for Dutch dividend withholding tax and gaming tax (kansspelbelasting). To the extent the aggregate of the Dutch dividend withholding tax and gaming tax exceeds the aggregate Dutch corporate income tax liability in respect of the relevant year, the excess is not refunded, but carried forward to future years subject to certain restrictions and conditions.

Depending on specific circumstances, a holder of PubCo Ordinary Shares or PubCo Warrants resident in a country other than the Netherlands and for whom dividends distributed by PubCo or income deemed to be derived from the PubCo Ordinary Shares or PubCo Warrants is not subject to tax under the ITA or the CITA may be entitled to exemptions from, reduction of, or full or partial refund of, Dutch dividend withholding tax under Dutch law, EU law, or treaties for the avoidance of double taxation.

A holder of PubCo Ordinary Shares or PubCo Warrants that is resident (i) in an EU member state, (ii) in a state that is a party to the Agreement on the European Economic Area (“EEA”; Iceland, Liechtenstein or Norway), or (iii) in a designated third state with which the Netherlands has agreed to an arrangement for the exchange of information on tax matters and for whom dividends distributed by PubCo or income deemed to be derived from the PubCo Ordinary Shares or PubCo Warrants is not subject to tax under the ITA or the CITA, may be entitled to a full or partial refund of Dutch dividend withholding tax incurred in respect of the PubCo Ordinary Shares or PubCo Warrants if the final tax burden in respect of the dividends distributed by PubCo of a comparable Dutch resident holder of PubCo Ordinary Shares or PubCo Warrants is lower than the withholding tax incurred by the non-Dutch resident holder of PubCo Ordinary Shares or PubCo Warrants. The refund is granted upon request, and is subject to conditions and limitations. No entitlement to a refund exists if the disadvantage for the non-Dutch resident holder of PubCo Ordinary Shares or PubCo Warrants is entirely compensated in his state of residence under the provisions of a treaty for the avoidance of double taxation concluded between his state of residence and the Netherlands.

A holder of PubCo Ordinary Shares or PubCo Warrants who is resident in the United States for purposes of the 1992 treaty for the avoidance of double taxation between the United States and the Netherlands, as amended most recently by the Protocol signed March 8, 2004 (the “US Treaty”) and who is entitled to the benefits of the US Treaty, will be entitled to an exemption from or a reduction of Dutch dividend withholding tax as follows:

(i)     if the US holder of PubCo Ordinary Shares or PubCo Warrants is an exempt pension trust as described in Article 35 of the US Treaty or an exempt organization as described in Article 36 of the US Treaty, the US holder of PubCo Ordinary Shares or PubCo Warrants is entitled to an exemption from Dutch dividend withholding tax; and

(ii)    if the US holder of PubCo Ordinary Shares or PubCo Warrants is a company that directly holds at least 10%, but less than 80% of the voting power in PubCo, the US holder of PubCo Ordinary Shares or PubCo Warrants will be entitled to a reduction of Dutch withholding tax to a rate of 5%.

A US holder of PubCo Ordinary Shares or PubCo Warrants that qualifies for an exemption from, or a reduction of, Dutch dividend withholding tax may generally claim (i) an exemption or reduction at source, or (ii) a refund, by making the requisite filings within three years after the end of the calendar year in which the Dutch dividend withholding tax was levied.

A holder of PubCo Ordinary Shares or PubCo Warrants who is resident in Japan for purposes of the treaty for the avoidance of double taxation between Japan and the Netherlands, signed on August 25, 2010 (the “Japan Treaty”) and who is entitled to the benefits of the Japan Treaty, will be entitled to an exemption from or a reduction of Dutch dividend withholding tax as follows:

(i)     all Japanese holders of PubCo Ordinary Shares or PubCo Warrants will be entitled to a reduction of Dutch dividend withholding tax to a rate of 10%; and

(ii)    if the Japanese holder of PubCo Ordinary Shares or PubCo Warrants is a qualifying pension fund as described in Article 3, paragraph 1, under (m), of the Japan Treaty, the Japanese holder of PubCo Ordinary Shares or PubCo Warrants is entitled to an exemption from Dutch dividend withholding tax, provided that such dividends are not derived from the carrying on of a business, directly or indirectly, by such qualifying pension fund.

A Japanese holder of PubCo Ordinary Shares or PubCo Warrants that qualifies for an exemption from, or a reduction of, Dutch dividend withholding tax may generally claim (i) an exemption or reduction at source, or (ii) a refund, by making the requisite filings within five years after the end of the calendar year in which the Dutch dividend withholding tax was levied.

According to Dutch domestic anti-dividend stripping rules, no credit against Dutch tax, exemption from, reduction, or refund of Dutch dividend withholding tax will be granted if the recipient of the dividends paid by PubCo is not considered to be the beneficial owner (uiteindelijk gerechtigde) of those dividends.

The DWTA provides for a non-exhaustive negative description of a beneficial owner. According to the DWTA, a holder of PubCo Ordinary Shares will not be considered the beneficial owner of the dividends if as a consequence of a combination of transactions:

(i)     a person other than the holder of PubCo Ordinary Shares or PubCo Warrants wholly or partly, directly or indirectly, benefits from the dividends;

(ii)    whereby this other person retains or acquires, directly or indirectly, an interest similar to that in the PubCo Ordinary Shares on which the dividends were paid; and

(iii)   that other person is entitled to a credit, reduction or refund of Dutch dividend withholding tax that is less than that of the holder of PubCo Ordinary Shares.

In general terms, the burden of proof with respect to beneficial ownership of dividends distributed by PubCo rests on the Dutch tax authorities. If, however, a holder of PubCo Ordinary Shares or PubCo Warrants would receive dividends, including dividends on the PubCo Ordinary Shares or PubCo Warrants, in a calendar year in respect of which an aggregate amount of EUR 1,000 in Dutch dividend withholding tax would be due based on the rate of 15%, the burden of proof with respect to beneficial ownership of such dividends rests on the holder of PubCo Ordinary Shares or PubCo Warrants.

Taxes on Income and Capital Gains

Residents of the Netherlands

The description of certain Dutch tax consequences in this section is only intended for the following holder of PubCo Ordinary Shares or PubCo Warrants:

(i)     individuals who are resident or deemed to be resident in the Netherlands (“Dutch Resident Individuals”); and

(ii)    entities or enterprises that are subject to the CITA and are resident or deemed to be resident in the Netherlands (“Dutch Resident Corporate Entities”).

Dutch Resident Individuals engaged or deemed to be engaged in an enterprise or in miscellaneous activities

Dutch Resident Individuals engaged or deemed to be engaged in an enterprise or in miscellaneous activities (resultaat uit overige werkzaamheden) are generally subject to income tax at statutory progressive rates with a maximum of 49.50% on any benefits derived or deemed to be derived from the PubCo Ordinary Shares or PubCo Warrants, including any capital gains realized on any disposal of the PubCo Ordinary Shares or PubCo Warrants, where those benefits are attributable to:

(i)     an enterprise from which a Dutch Resident Individual derives profits, whether as an entrepreneur (ondernemer) or by being co-entitled (medegerechtigde) to the net worth of this enterprise other than as an entrepreneur or shareholder; or

(ii)    miscellaneous activities, including activities which are beyond the scope of active portfolio investment activities (meer dan normaal vermogensbeheer).

Dutch Resident Individuals not engaged or deemed to be engaged in an enterprise or in miscellaneous activities

Generally, PubCo Ordinary Shares or PubCo Warrants held by a Dutch Resident Individual who is not engaged or deemed to be engaged in an enterprise or in miscellaneous activities, or who is so engaged or deemed to be engaged but the PubCo Ordinary Shares or PubCo Warrants are not attributable to that enterprise or miscellaneous activities, will be subject to an annual income tax imposed on a fictitious yield on the fair market value of the PubCo Ordinary Shares or PubCo Warrants on 1 January of each calendar year under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income or capital gains realized, the annual taxable benefit from a Dutch Resident Individual’s assets and liabilities taxed under this regime, including the PubCo Ordinary Shares or PubCo Warrants, is based on fictitious percentages applied to the fair market value of (i) bank savings, (ii) other assets, including the PubCo Ordinary Shares or PubCo Warrants, and (iii) liabilities.

Taxation only occurs if and to the extent the sum of the fair market value of bank savings and other assets minus the fair market value of the liabilities exceeds a certain threshold (heffingvrij vermogen). The tax rate under the regime for savings and investments is a flat rate of 36%.

For the calendar year 2024, the definitive fictitious percentages applicable to the first and third categories mentioned above (bank savings and liabilities) have not yet been determined. The definitive fictitious yield percentage applicable to the second category mentioned above (other assets, including the PubCo Ordinary Shares or PubCo Warrants) is 6.04% for the calendar year 2024.

Transactions in the three months periods before and after 1 January will for this purpose be ignored unless the holder of PubCo Ordinary Shares or PubCo Warrants can demonstrate that such transactions are implemented for other reasons than arbitration between fictitious yield percentages.

The fictitious percentages referred to above are considered by the Dutch government to be in compliance with a decision of the Dutch Supreme Court of 24 December 2021 (ECLI:NL:HR:2021:1963) regarding the incompatibility of the previous regime for savings and investments with the European Convention on Human Rights. Holders of PubCo Ordinary Shares or PubCo Warrants are nevertheless advised to consult their tax advisor on whether any tax levied under the current regime for savings and investments, including in respect of the PubCo Ordinary Shares or PubCo Warrants, is in accordance with this convention.

Dutch Resident Corporate Entities

Dutch Resident Corporate Entities are generally subject to corporate income tax at statutory rates up to 25.8% on any benefits derived or deemed to be derived from the PubCo Ordinary Shares or PubCo Warrants, including any capital gains realized on their disposal.

Non-Residents of the Netherlands

The description of certain Dutch tax consequences in this section is only intended for the following holders of PubCo Ordinary Shares or PubCo Warrants:

(i)     individuals who are not resident and not deemed to be resident in the Netherlands (“Non-Dutch Resident Individuals”); and

(ii)    entities that are not resident and not deemed to be resident in the Netherlands (“Non-Dutch Resident Corporate Entities”).

Non-Dutch Resident Individuals

A Non-Dutch Resident Individual will not be subject to any Dutch taxes on income or capital gains derived from the purchase, ownership and disposal or transfer of the PubCo Ordinary Shares or PubCo Warrants, other than withholding tax as described above, unless:

(i)     the Non-Dutch Resident Individual derives profits from an enterprise, whether as entrepreneur or by being co-entitled to the net worth of this enterprise other than as an entrepreneur or shareholder and this enterprise is fully or partly carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the PubCo Ordinary Shares or PubCo Warrants are attributable;

(ii)    the Non-Dutch Resident Individual derives benefits from miscellaneous activities carried on in the Netherlands in respect of the PubCo Ordinary Shares or PubCo Warrants, including activities which are beyond the scope of active portfolio investment activities; or

(iii)   the Non-Dutch Resident Individual is entitled to a share — other than by way of securities — in the profits of an enterprise, which is effectively managed in the Netherlands and to which the PubCo Ordinary Shares or PubCo Warrants are attributable.

Non-Dutch Resident Corporate Entities

A Non-Dutch Resident Corporate Entity will not be subject to any Dutch taxes on income or capital gains derived from the purchase, ownership and disposal or transfer of the PubCo Ordinary Shares or PubCo Warrants, other than withholding tax as described above, unless:

(i)     the Non-Dutch Resident Corporate Entity derives profits from an enterprise, which is fully or partly carried on through a permanent establishment or a permanent representative in the Netherlands to which the PubCo Ordinary Shares or PubCo Warrants are attributable; or

(ii)    the Non-Dutch Resident Corporate Entity is entitled to a share — other than by way of securities — in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, which is effectively managed in the Netherlands and to which the PubCo Ordinary Shares or PubCo Warrants are attributable.

Under certain specific circumstances, treaties for the avoidance of double taxation may restrict the extent to which Non-Dutch Resident Individuals and Non-Dutch Resident Corporate are subject to Dutch taxes in connection with the acquisition, holding, settlement, redemption, and transfer of the PubCo Ordinary Shares or PubCo Warrants.

Dutch Gift Tax or Inheritance Tax

No Dutch gift tax or inheritance tax is due in respect of any gift of the PubCo Ordinary Shares or PubCo Warrants by, or inheritance of the PubCo Ordinary Shares or PubCo Warrants on the death of, a holder of PubCo Ordinary Shares or PubCo Warrants, unless:

(i)     the holder of PubCo Ordinary Shares or PubCo Warrants is resident, or is deemed to be resident, in the Netherlands at the time of the gift or death of the holder of PubCo Ordinary Shares or PubCo Warrants;

(ii)    the holder of PubCo Ordinary Shares or PubCo Warrants dies within 180 days after the date of the gift of the PubCo Ordinary Shares or PubCo Warrants and was, or was deemed to be, resident in the Netherlands at the time of the holder of PubCo Ordinary Shares or PubCo Warrants’ death but not at the time of the gift; or

(iii)   the gift of the PubCo Ordinary Shares or PubCo Warrants is made under a condition precedent and the holder of PubCo Ordinary Shares or PubCo Warrants is resident, or is deemed to be resident, in the Netherlands at the time the condition is fulfilled.

Other Taxes and Duties

No other Dutch taxes, including taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by, or on behalf of, the holder of PubCo Ordinary Shares or PubCo Warrants by reason only of the purchase, ownership and disposal of the PubCo Ordinary Shares or PubCo Warrants.

Residency

A holder of PubCo Ordinary Shares or PubCo Warrants will not become a resident or deemed resident of the Netherlands by reason only of holding the PubCo Ordinary Shares or PubCo Warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of Coincheck and Thunder Bridge, adjusted to give effect to the Business Combination.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical unaudited balance sheet of Coincheck as of September 30, 2023 with the historical audited balance sheet of Thunder Bridge as of December 31, 2023, giving effect to the Business Combination as if it had been consummated on September 30, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2023 combines the historical unaudited statement of operations of Coincheck for the six months ended September 30, 2023 with the results of Thunder Bridge for the six months ended December 31, 2023. The results of Thunder Bridge for the six months ended December 31, 2023 were calculated as (i) the historical audited statement of operations of Thunder Bridge for the year ended December 31, 2023, less (ii) the historical unaudited statement of operations of Thunder Bridge for the six months ended June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2023 combines the historical audited statement of operations of Coincheck for the year ended March 31, 2023 with the results of Thunder Bridge for the year ended June 30, 2023. The results of Thunder Bridge for the year ended June 30, 2023 were calculated as (i) the historical audited statement of operations of Thunder Bridge for the year ended December 31, 2022 less (ii) the historical unaudited statement of operations of Thunder Bridge for the six months ended June 30, 2022, plus (iii) the historical unaudited statement of operations of Thunder Bridge for the six months ended June 30, 2023.

The unaudited pro forma statements of operations give effect to the Business Combination as if it had been consummated on April 1, 2022.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•        The historical unaudited financial statements of Coincheck as of and for the six months ended September 30, 2023, and the historical audited financial statements of Coincheck as of and for the year ended March 31, 2023; and,

•        The historical audited financial statements of Thunder Bridge as of and for the years ended December 31, 2023 and 2022, and the historical unaudited financial statements of Thunder Bridge as of and for the six months ended June 30, 2023 and 2022.

The historical financial statements of Coincheck have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of Japanese yen (“JPY”). The historical financial statements of Thunder Bridge have been prepared in accordance with US GAAP and in its presentation and reporting currency of U.S. dollars (“USD”).

The unaudited pro forma condensed combined financial information should also be read together with “Coincheck’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Thunder Bridge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

Prior to the Share Exchange Effective Time, PubCo has agreed to cause a restructuring to be implemented. At the Share Exchange Effective Time and on the terms and subject to the conditions set forth in the Business Combination Agreement, Coincheck will, and PubCo will cause M1 GK to, implement a share exchange (kabushiki koukan) under and in accordance with the applicable provisions of the Companies Act, pursuant to which the ordinary shares of Coincheck outstanding immediately prior to the Share Exchange Effective Time will be exchanged for PubCo Ordinary Shares.

At the Share Exchange Effective Time, the effect of the Share Exchange will be that, amongst others, Coincheck shareholders become holders of the PubCo Exchange Shares, and Coincheck will become a direct, wholly owned subsidiary of M1 GK, which, in turn, will be a wholly-owned subsidiary of PubCo.

Immediately following the Share Exchange Effective Time on the Closing Date, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the laws of the Netherlands, PubCo will (a) convert its legal form, without ceasing to exist, from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and (b) amend and restate its governing documents, which, as so amended and restated, will be the governing documents of PubCo until thereafter amended in accordance with the terms thereof and applicable law.

Following the Share Exchange Effective Time, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the DGCL, Thunder Bridge and Merger Sub will consummate the Merger, pursuant to which Merger Sub will be merged with and into Thunder Bridge, following which the separate corporate existence of Merger Sub will cease and Thunder Bridge will continue as the Surviving Corporation and, ultimately, as a direct, wholly owned subsidiary of PubCo.

At the Merger Effective Time, the effect of the Merger will be that, amongst others: (a) each Thunder Bridge Common Share issued and outstanding immediately prior to the Merger Effective Time will be exchanged for the right to receive one PubCo Ordinary Share, and (b) without any action on the part of any holder of Thunder Bridge Warrants, each Thunder Bridge Warrant that is outstanding immediately prior to the Merger Effective Time will, pursuant to and in accordance with the Warrant Agreement, automatically and irrevocably be modified to provide that such Thunder Bridge Warrant will no longer entitle the holder thereof to purchase the amount of Thunder Bridge Common Share(s) set forth therein and in substitution thereof such Thunder Bridge Warrant will entitle the holder thereof to acquire such number of PubCo Ordinary Shares per Thunder Bridge Warrant, subject to adjustments as provided in the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement if the Thunder Bridge Warrant was exercised prior to the Transactions.

In addition, PubCo will issue (i) 50,000,000 Earn-Out Shares to the equityholders of the Company, (a) 25 million of which will be issued prior to the Closing and held in escrow and subject to forfeiture, and (b) 25 million of which will be newly issued by PubCo upon satisfaction of such stock-price based performance thresholds and (ii) 2,365,278 Earn-Out Shares to the Thunder Bridge Sponsor, which will be held in escrow and subject to forfeiture, to be released upon the achievement of certain stock price performance thresholds of the Company within five years of the closing of the Business Combination, subject to adjustment as more fully described herein.

The Coincheck Shareholder earn out reflects a post-Closing ownership structure whereby the Coincheck Shareholders have agreed to defer a portion of their financial consideration to be subject to an earn-out that will only vest if future market prices of the Company’s common stock are achieved. Thunder Bridge and Coincheck agreed that the Coincheck Shareholder earn-out (and the corresponding Sponsor earn-out) would align the interests of the Coincheck Shareholders and the Thunder Bridge Sponsor with the interests of the other stockholders in the combined entity, including the non-redeeming holders of Public Shares.

Anticipated Accounting Treatment

The Business Combination will be accounted for similar to a capital reorganization. Under this method of accounting, Thunder Bridge will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Coincheck issuing shares at the Closing of the Business Combination for the net assets of Thunder Bridge as of the Closing Date, accompanied by a recapitalization. The net assets of Thunder Bridge will be stated at historical cost, with no goodwill or other intangible assets recorded.

This determination was primarily based on the expectation that the existing Coincheck stockholders have created and will control PubCo and its subsidiaries used to effect the Business Combination, will have a majority of the voting power of PubCo under the minimum and maximum redemption scenarios, and will comprise a majority of the governing body of PubCo.

The Business Combination is not within the scope of IFRS 3 since there is no change in control based on the continued control of PubCo by existing Coincheck stockholders and Thunder Bridge does not meet the definition of a business in accordance with IFRS 3; as such, the Business Combination is accounted for within the scope of IFRS 2. Any excess of fair value of Coincheck shares issued over the fair value of Thunder Bridge’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Business Combination as per the Business Combination Agreement. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the Closing.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the PubCo. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. Coincheck and Thunder Bridge have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemptions of Thunder Bridge Class A common stock into cash:

No Redemption Scenario.

•        This presentation assumes that no holders of Thunder Bridge Class A common stock exercise their redemption rights upon the Closing.

Maximum Redemption Scenario.

•        This presentation assumes the redemption of 3.5 million shares of Thunder Bridge Class A common stock, inclusive of interest earned on the Trust Account, resulting in a total aggregate redemption of ¥5,271 million from the Trust Account.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.

Unaudited Pro Forma Condensed Combined Balance Sheet
(in millions of yen)

	As of September 30, 2023	As of December 31, 2023	IFRS Conversion	Pro Forma Adjustments Assuming No Redemptions		Pro Forma Combined Assuming No Redemptions	Pro Forma Adjustments Assuming Maximum Redemptions		Pro Forma Combined Assuming Maximum Redemptions
	Coincheck (IFRS Historical)	Thunder Bridge (US GAAP Historical As Converted)
		(A)	(A)
ASSETS
Current assets
Cash and cash equivalents	7,581	2		5,271	(B)	1,254	(5,271)	(K)	(4,017)
				(11,353)	(D)
				(247)	(I)
Cash and marketable securities held in Trust Account – current	—	—				—			—
Cash segregated as deposits	38,177	—				38,177			38,177
Crypto assets held	19,298	—				19,298			19,298
Safeguard assets	296,999	—				296,999			296,999
Customer accounts receivable	508	—				508			508
Other financial assets	33	—				33			33
Other current assets	354	—				354			354
Assets held for sale	17	—				17			17
Prepaid expenses	—	1				1			1
Total current assets	362,967	3	—	(6,329)		356,641	(5,271)		351,370

Non-current assets
Property and equipment	294	—				294			294
Intangible assets	644	—				644			644
Crypto assets held	24	—				24			24
Other financial assets	579	—				579			579
Deferred tax assets	912	—				912			912
Other non-current assets	41	—				41			41
Cash and marketable securities held in Trust Account	—	5,271		(5,271)	(B)	—			—
Total non-current assets	2,494	5,271	—	(5,271)		2,494	—		2,494
Total assets	365,461	5,274	—	(11,600)		359,135	(5,271)		353,864

LIABILITIES AND EQUITY
Liabilities
Current liabilities
Deposits received	38,212	—				38,212			38,212
Crypto asset borrowings	19,142	—				19,142			19,142
Safeguard liabilities	296,999	—				296,999			296,999
Other financial liabilities	655	—				655			655
Income taxes payable	1	207				208			208
Excise taxes payable	—	293				293			293
Redemptions payable	—	—				—			—
Other current liabilities	110	—				110			110
Accounts payable and accrued expenses	—	235				235			235
Promissory note payable – related party	—	110				110			110
Total current liabilities	355,119	845	—	—		355,964	—		355,964

Unaudited Pro Forma Condensed Combined Balance Sheet — (Continued)
(in millions of yen)

	As of September 30, 2023	As of December 31, 2023	IFRS Conversion		Pro Forma Adjustments Assuming No Redemptions		Pro Forma Combined Assuming No Redemptions	Pro Forma Adjustments Assuming Maximum Redemptions		Pro Forma Combined Assuming Maximum Redemptions
	Coincheck (IFRS Historical)	Thunder Bridge (US GAAP Historical As Converted)
		(A)	(A)
Non-current liabilities
Other financial liabilities	—	—			57,095	(F)	57,095	(1,334)	(F)	55,761
Provisions	247	—					247			247
Warrant liability	—	55			(41)	(J)	14	(27)	(J)	(14)
Deferred underwriting fees payable	—	1,171			(1,171)	(D)	—			—
Class A common stock subject to possible redemption 3,517,097 shares at redemption value	—	—	5,237	(A)	(5,237)	(C)	—			—
Total non-current liabilities	247	1,226	5,237		50,646		57,356	(1,361)		55,995
Total liabilities	355,366	2,071	5,237		50,646		413,320	(1,361)		411,959

Commitments
Class A common stock subject to possible redemption 3,517,097 shares at redemption value	—	5,237	(5,237)	(A)			—			—

Equity
Class A Common Stock	—	—			57	(C)	2,059			2,059
					2,002	(E)
Coincheck – Common Stock	386	—			(386)	(E)	—			—
Capital surplus	478	—			5,180	(C)	13,979	1,334	(F)	10,136
					(1,616)	(E)		67	(G)
					2,010	(F)		27	(J)
					9,920	(G)		(5,271)	(K)
					(2,034)	(H)
					41	(J)
Retained earnings (accumulated deficit)	9,231	(2,034)			(10,182)	(D)	(70,223)	(67)	(G)	(70,290)
					(59,105)	(F)
					(9,920)	(G)
					2,034	(H)
					(247)	(I)
Total equity	10,095	(2,034)	—		(62,246)		(54,185)	(3,910)		(58,095)
Total liabilities and equity	365,461	5,274	—		(11,600)		359,135	(5,271)		353,864

Unaudited Pro Forma Condensed Combined Statement of Operations
(in millions of yen, except share and per share data)

	For the Six Months Ended September 30, 2023	For the Period July 1 through December 31, 2023		For the Six Months Ended September 30, 2023
	Coincheck (IFRS Historical)	Thunder Bridge (US GAAP Historical As Converted)	IFRS Conversion	Pro Forma Adjustments Assuming No Redemptions		Pro Forma Combined Assuming No Redemptions	Pro Forma Adjustments Assuming Maximum Redemptions	Pro Forma Combined Assuming Maximum Redemptions
		(AA)	(AA)
Revenue
Revenue	63,387	—				63,387		63,387
Other revenue	146	—				146		146
Total revenue	63,533	—	—	—		63,533	—	63,533

Expenses
Cost of sales	(60,938)	—				(60,938)		(60,938)
Selling, general and administrative expenses	(3,092)	—				(3,092)		(3,092)
Formation costs and other operating expenses	—	(98)				(98)		(98)
Operating profit	(497)	(98)	—	—		(595)	—	(595)

Other income (expenses)
Other income	77	—				77		77
Other expenses	(133)	—				(133)		(133)
Financial expenses	(1)	—				(1)		(1)
Change in fair value of warrant liability	—	78				78		78
Interest income	—	111		(111)	(BB)	—		—
Profit (loss) before income taxes	(554)	91	—	(111)		(574)	—	(574)
Income tax expenses	172	(67)				105		105
Net profit (loss)	(382)	24	—	(111)		(469)	—	(469)

Note: EPS included in Note 4 of Pro Formas.

Weighted-average shares outstanding, Class A ordinary shares
Basic	2,021,967	24,300,840				130,300,677		126,783,590
Diluted	2,021,967	24,300,840				130,300,677		126,783,590
Net income (loss) per Class A ordinary share
Basic	188.87	35.94				(3.60)		(3.70)
Diluted	188.87	35.94				(3.60)		(3.70)
Weighted-average shares outstanding, Class B ordinary shares
Basic		5,913,196
Diluted		5,913,196
Net income (loss) per Class B ordinary share
Basic		(17.97)
Diluted		(17.97)

Unaudited Pro Forma Condensed Combined Statement of Operations
(in millions of yen, except share and per share data)

	For the Year Ended March 31, 2023	For the Period July 1, 2022 through June 30, 2023		For the Year Ended March 31, 2023
	Coincheck (IFRS Historical)	Thunder Bridge (US GAAP Historical As Converted)	IFRS Conversion	Pro Forma Adjustments Assuming No Redemptions		Pro Forma Combined Assuming No Redemptions	Pro Forma Adjustments Assuming Maximum Redemptions		Pro Forma Combined Assuming Maximum Redemptions
		(AA)	(AA)
Revenue
Revenue	175,992	—				175,992			175,992
Other revenue	932	—				932			932
Total revenue	176,924	—	—	—		176,924	—		176,924

Expenses
Cost of sales	(169,604)	—				(169,604)			(169,604)
Selling, general and administrative expenses	(8,039)	—		(356)	(CC)	(28,565)	(67)	(EE)	(28,632)
				(68)	(DD)
				(9,920)	(EE)
				(10,182)	(FF)

Formation costs and other operating expenses	—	(348)				(348)			(348)
Operating profit	(719)	(348)	—	(20,526)		(21,593)	(67)		(21,660)

Other income (expenses)
Other income	45	—				45			45
Other expenses	(165)	—				(165)			(165)
Financial expenses	(7)	—				(7)			(7)
Change in fair value of warrant liability	—	33				33			33
Interest income	—	1,169		(1,169)	(BB)	—			—
Profit (loss) before income taxes	(846)	854	—	(21,695)		(21,687)	(67)		(21,754)
Income tax expenses	287	(146)		109	(CC)	271			271
				21	(DD)
Net profit (loss)	(559)	708	—	(21,586)		(21,416)	(67)		(21,483)

Note: EPS included in Note 4 of Pro Formas.

Weighted-average shares outstanding, Class A ordinary shares
Basic and diluted	2,021,967	23,652,784				130,300,677			126,783,590
Net income (loss) per Class A ordinary share
Basic and diluted	(276.39)	26.13				(164.36)			(169.45)
Weighted-average shares outstanding, Class B ordinary shares
Basic and diluted		6,561,252
Net income (loss) per Class B ordinary share
Basic and diluted		(7.26)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on September 30, 2023, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Business Combination had been consummated on April 1, 2022, in the case of the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with IFRS as issued by the IASB.

The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, Thunder Bridge will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Coincheck issuing shares at the Closing of the Business Combination for the net assets of Thunder Bridge as of the Closing Date, accompanied by a recapitalization. The net assets of Thunder Bridge will be stated at historical cost, with no goodwill or other intangible assets recorded.

This determination was primarily based on the expectation that the former equityholders of Coincheck will have a majority of the voting power of PubCo under the minimum and maximum redemption scenarios, and that persons designated by Coincheck will comprise a majority of the governing body of PubCo.

The Business Combination is not within the scope of IFRS 3 since there is no change in control based on the continued control of PubCo by existing Coincheck stockholders and Thunder Bridge does not meet the definition of a business in accordance with IFRS 3; as such, the Business Combination is accounted for within the scope of IFRS 2. Any excess of fair value of Coincheck shares issued over the fair value of Thunder Bridge’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

The pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as expenses (i.e., as a direct impact to retained earnings) and are assumed to be cash settled.

2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:

A.     The historical financial statements of Coincheck have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of Japanese yen. The historical financial statements of Thunder Bridge have been prepared in accordance with U.S GAAP and in its presentation and reporting currency of U.S Dollars. IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies.

Certain reclassifications were required to align Thunder Bridge’s accounting policies to those applied by Coincheck. The adjustment required to convert Thunder Bridge’s historical balance sheet from U.S. GAAP to IFRS or to align Thunder Bridge’s accounting policies to those applied by Coincheck was the reclassification of Thunder Bridge’s Class A common stock subject to redemption from mezzanine equity to non-current financial liabilities consistent with IAS 32.

The financial statements of the Thunder Bridge have been translated into Japanese yen for the purposes of presentation in the unaudited pro forma condensed combined financial statements (“As Converted”) using the following exchange rates:

•        The period end exchange rate as of December 31, 2023 of USD 1.00 to JPY 141.4300 for the unaudited pro forma condensed combined balance sheet as of September 30, 2023;

•        The average exchange rate for the period July 1, 2023 through December 31, 2023 of USD 1.00 to JPY 145.1823 for the unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2023;

•        The average exchange rate for the period July 1, 2022 through June 30, 2023 of USD 1.00 to JPY 138.2228 for the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2023.

B.      Represents the reclassification of Cash held in Trust Account that becomes available in conjunction with the business combination.

C.     Reflects the reclassification of 5,237 million yen of Thunder Bridge Class A common stock subject to possible redemption and the issuance of 3.5 million shares of common stock in PubCo.

D.     Represents transaction costs of 11,353 million yen. Deferred underwriting fees of 1,171 million yen were incurred and accrued for on Thunder Bridge’s balance sheet as of December 31, 2023.

E.      Represents the issuance by the Company of 122.6 million shares of common stock to the existing Coincheck stockholders as consideration for the reverse recapitalization.

F.      Represents the pro forma adjustment to record the Earn-Out Shares. The Earn-Out Shares are classified as liabilities in the unaudited pro forma condensed combined balance sheet and become issuable to existing Coincheck stockholders and Thunder Bridge Sponsor, respectively, upon achieving certain market share price milestones during the earn-out period as outlined in the Business Combination Agreement.

As disclosed within the Description of the Business Combination, the Post-Combination Company will issue (i) 50,000,000 Earn-Out Shares to the equityholders of the Company, (a) 25 million of which will be issued prior to the Closing and held in escrow and subject to forfeiture, and (b) 25 million of which will be newly issued by the Post-Combination Company upon satisfaction of such stock-price based performance thresholds and (ii) 2,365,278 Earn-Out Shares to the Thunder Bridge Sponsor, which will be held in escrow and subject to forfeiture, to be released upon the achievement of certain stock price performance thresholds of the Company within five years of the closing of the Business Combination.

In determining the fair value of the Earn-out Shares, a valuation assessment was performed for the purpose of determining an estimate of the financial liability using a Monte Carlo simulation using the following key assumptions: estimated volatility of 25.0% based on peer company data; risk-free rate of 4.12%; and beginning Post-Combination Company Share price of 1,553.04 on the valuation date (which is the valuation date close to the proximity to this filing and will be revised upon completion of the transactions). As the fair value determination utilizes an input of the unadjusted stock price under IFRS 2, the stock price value grant date is the date of shareholder approval (and the redemption rights are no longer present), the Earn-Out fair value could be subject to material changes within the final Monte Carlo fair value determination date upon closing of the transactions.

The Coincheck stockholders’ and Thunder Bridge Sponsor’s earn-out liabilities were recognized at their estimated fair values of 56,435 million yen and 2,670 million yen, respectively, as of March 6, 2024. This liability will be remeasured at fair value at the end of each reporting period, and subsequent changes in the fair value will be recognized in the Company’s statement of operations.

A portion of the value of the Sponsor Earn-Out Shares are recorded to equity. The portion to be classified as equity was calculated based on the ratio of the instrument to the total market capitalization attributable to Thunder Bridge shareholders, as per listing costs table presented at adjustment (G) under both the no redemption scenario and the maximum redemption scenario.

The offsetting accounting entry was directly reflected as a charge to retained earnings as the Earn-Out Shares represent a pro-rata dividend.

G.     The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, Thunder Bridge will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the expectation that the former equityholders of Coincheck will have a majority of the voting power of the combined company under the minimum and maximum redemption scenarios, and that persons designated by Coincheck will comprise a majority of the governing body of the combined company. Accordingly, for accounting purposes, the

Business Combination will be treated as the equivalent of Coincheck issuing shares for the net assets of Thunder Bridge accompanied by a recapitalization. The net assets of Thunder Bridge will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be deemed to be those of Coincheck.

The difference in the fair value of equity instruments deemed to have been issued by Coincheck, which is measured based on Thunder Bridge’s closing price per share on December 31, 2023 over the fair value of identifiable net assets of Thunder Bridge as of December 31, 2023 (mainly comprising net cash, derivative warrant liabilities and deferred underwriting fees payable), represents a service for listing of Coincheck and is accounted for as a share-based payment in accordance with IFRS 2. The IFRS 2 expense, which is a non-cash expense, is preliminarily estimated at 9,920 million yen based on Thunder Bridge’s identifiable net assets as of December 31, 2023 under the No Redemption scenario; and 9,987 million yen, resulting in an incremental adjustment of 67 million yen, based on Thunder Bridge’s identifiable net assets as of December 31, 2023 under the Maximum Redemption Scenario as illustrated below (in millions of yen except share and per share data).

	As of September 30, 2023
	Assuming No Redemption	Assuming Maximum Redemption
Fair value of equity instruments deemed to have been issued by Coincheck
Thunder Bridge Closing Price per share on December 30, 2023	1,480	1,480
Total number of Coincheck shares at Closing	130,300,677	126,783,590
Total Market Capitalization of combined group	192,800	187,596
Thunder Bridge shareholders’ ownership	5.4%	2.8%
Preliminary market capitalization calculation	10,454	5,250
Add: Earn-Out Shares issued to Sponsor	2,670	2,670
Add: Thunder Bridge warrants	55	55
Total market capitalization attributable to Thunder Bridge shareholders (a)	13,178	7,974

Fair Value of identifiable net assets of Thunder Bridge
Cash and cash equivalents	2	2
Prepaid expenses	1	1
Cash and marketable securities held in Trust Account	5,271	—
Accounts payable and accrued expenses	(235)	(235)
Income taxes payable	(207)	(207)
Excise taxes payable	(293)	(293)
Deferred underwriting fees payable	(1,171)	(1,171)
Promissory note payable – related party	(110)	(110)
Fair Value of identifiable net assets of Thunder Bridge as of September 30, 2023 (b)	3,258	(2,013)

Listing expenses (c) = (a) – (b)	9,920	9,987

H.     Reflects the elimination of Thunder Bridge’s historical accumulated deficit.

I.       Reflects the pro forma adjustment to record compensation expense and a related tax benefit associated with additional compensation to be paid to Coincheck executive officers and directors upon Closing, the net result of which is presented herein as an impact to accumulated deficit. The related nonrecurring expense incurred at Closing for this compensation was recorded via adjustment (CC).

J.       Represents the pro forma adjustment to record the reclassification of a portion of the value of Thunder Bridge’s legacy warrants from liability to equity. The portion to be classified as equity was calculated based on the ratio of these warrants to the total market capitalization attributable to Thunder Bridge shareholders, as per listing costs table presented at adjustment (G) under both the no redemption scenario and the maximum redemption scenario.

K.     Represents the pro forma adjustment to record the redemption of 3.5 million shares of common stock given a maximum redemption scenario, inclusive of interest earned on funds held in the Trust Account.

The Business Combination Agreement includes a minimum cash condition. This is a term that is defined contractually within the Business Combination Agreement. Pro forma combined cash does not approximate and is not an appropriate stand in for this amount, and, in the maximum redemption scenario, the combined entity may incur liabilities in excess of cash available to pay for transaction costs.

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2023 and for the year ended March 31, 2023 are as follows:

AA.  The historical financial statements of Coincheck have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of Japanese yen. The historical financial statements of Thunder Bridge have been prepared in accordance with U.S. GAAP and in its presentation and reporting currency of U.S. Dollars. IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies. However, it was determined that there were no adjustments required to convert Thunder Bridge’s historical statements of operations from U.S. GAAP to IFRS or to align Thunder Bridge’s accounting policies to those applied by Coincheck.

The financial statements of the Thunder Bridge have been translated into Japanese yen for the purposes of presentation in the unaudited pro forma condensed combined financial statements (“As Converted”) using the following exchange rates:

•        The period end exchange rate as of December 31, 2023 of USD 1.00 to JPY 141.4300 for the unaudited pro forma condensed combined balance sheet as of September 30, 2023; and

•        The average exchange rate for the period July 1, 2023 through December 31, 2023 of USD 1.00 to JPY 145.1823 for the unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2023; and

•        The average exchange rate for the period July 1, 2023 through June 30, 2023 of USD 1.00 to JPY 138.2228 for the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2023.

BB.   Reflects the elimination of interest earned on marketable securities held in the trust account.

CC.   Reflects the pro forma adjustment to record the nonrecurring compensation expense and tax benefit related to additional compensation to be paid to Coincheck executive officers and directors upon Closing. The balance sheet impact related to this compensation is presented as part of adjustment (I).

DD.   Reflects the pro forma adjustment to record the nonrecurring compensation expense and tax benefit related to additional compensation to be paid to Coincheck directors. This compensation expense is subject to a service period extending one year from Closing, at which time the compensation will be paid. This expense is considered to be nonrecurring as it will be fully recognized in the first year following Closing. Further, as the vesting period begins at Closing, there will be no balance sheet impact recorded as of Closing.

EE.   Reflects the IFRS 2 non-cash expenses derived from the excess of the fair value of equity instruments deemed to have been issued by Coincheck over the fair value of identifiable net assets of Thunder Bridge arisen from the assumed capital reorganization under the No Redemption and Maximum Redemption Scenario, as explained in adjustment (G) above. This amount is reflected as an adjustment to general and administrative expenses for the year ended March 31, 2023.

FF.    Reflects nonrecurring transaction costs incurred by Coincheck and Thunder Bridge including, but not limited to, advisory fees, legal fees, and registration fees. The balance sheet impact related to the cash settlement of these costs is presented at adjustment (D).

4. Net Profit per Share

Represents the net profit per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since April 1, 2022. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic net profit per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented.

During the Earn-Out Period, PubCo may issue up to 50.0 million Earn-Out Shares to the equityholders of the Company and 2.4 million Earn-Out Shares to Thunder Bridge Sponsor. Certain of these Earn-Out Shares are issued and outstanding from a legal perspective, but the Earn-Out Shares are not considered outstanding from an accounting perspective. Accordingly, due to the fact that the Earn-Out Shares are contingently issuable for accounting purposes based upon the common share price reaching specified thresholds that have not yet been achieved, the Earn-Out Shares have been excluded from basic and diluted pro forma net profit per share.

Coincheck plans to cash settle all of its stock options prior to Closing. As such, none of Coincheck’s historical stock options have been included as potentially dilutive shares for purposes of pro forma diluted EPS.

The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted profit per share (in millions of yen, except share and per share data):

	For the Six Months Ended September 30, 2023
	No Redemption Scenario	Max Redemption Scenario
Numerator
Pro forma net profit (loss) – basic and diluted	(469)	(469)

Denominator
Pro forma weighted average shares of Class A common stock outstanding – basic and diluted	130,300,677	126,783,590

Pro forma basic and diluted earnings (losses) per share	(3.60)	(3.70)
	For the Year Ended March 31, 2023
	No Redemption Scenario	Max Redemption Scenario
Numerator
Pro forma net profit (loss) – basic and diluted	(21,416)	(21,483)

Denominator
Pro forma weighted average shares of Class A common stock outstanding – basic and diluted	130,300,677	126,783,590

Pro forma basic and diluted earnings (losses) per share	(164.36)	(169.45)

The above calculation excludes the effects of dilutive shares from the computation of diluted net income per share as the effect would have an antidilutive impact. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net profit per share attributable to common shareholders of the combined entity is the same. The above excludes the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net profit per share attributable to common shareholders for the periods indicated because including them would have had an antidilutive effect:

As of September 30, 2023 and March 31, 2023
Private Placement Warrants	129,611
Public Warrants	4,730,557

THE STOCKHOLDERS MEETING OF THUNDER BRIDGE

Date, Time and Place of the Stockholders Meeting

The Stockholders Meeting will be held at [•] at [•] a.m. Eastern Time, on [•], 2024, or at such other date, time and place to which such meeting may be adjourned and also via live webcast at https://www.cstproxy.com/thunderbridgecapitalpartnersiv/2023 to consider and vote upon the Stockholder Proposals, as a virtual meeting.

Purpose of the Stockholders Meeting

At the Stockholders Meeting, Thunder Bridge is asking holders of its Class A common stock:

•        To consider and vote upon a proposal to adopt and approve the Business Combination. A copy of the BCA and the Amendment to the BCA are attached to this proxy statement/prospectus as Annex A and Annex A-1, respectively;

•        To consider and vote upon the Advisory Governance Proposals;

•        To consider and vote upon the approval of the Omnibus Incentive Plan. A copy of the Omnibus Incentive Plan is attached to this proxy statement/prospectus as Annex C; and

•        To consider and vote upon the Stockholder Adjournment Proposal, if it is presented at the Stockholders Meeting.

Recommendation of the Thunder Bridge Board

The Thunder Bridge Board unanimously recommends that stockholders:

•        Vote “FOR” the Business Combination Proposal;

•        Vote “FOR” each of the Advisory Governance Proposals;

•        Vote “FOR” the Omnibus Incentive Plan Proposal;

•        Vote “FOR” the Stockholder Adjournment Proposal, if it is presented at the Stockholders Meeting.

Record Date and Voting

Thunder Bridge has fixed 5:00 p.m. Eastern Time on [•], 2024, as the Record Date for determining the Thunder Bridge stockholders entitled to notice of and to attend and vote at the Stockholders Meeting.

As of 5:00 p.m. Eastern Time on such date, there were [•] shares of Class A common stock, of which 5,913,195 shares are Founder Shares and one share of Class B common stock, outstanding and entitled to vote. The shares of Class A common stock and the Class B common stock vote together as a single class, except in the election of directors, as to which only the Class B common stock votes, and each share is entitled to one vote per share at the Stockholders Meeting. The Sponsor owns 5,913,195 Founder Shares and one share of Class B common stock. Pursuant to the Insider Letter Agreement among Thunder Bridge, the Sponsor and Thunder Bridge’s directors and officers, (i) the 5,913,195 Founder Shares owned by the Sponsor and (ii) any other shares of common stock of Thunder Bridge owned by the Sponsor or Thunder Bridge’s officers and directors will be voted in favor of the Business Combination at the Stockholders Meeting.

Voting Your Shares

Each share of Thunder Bridge common stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your Thunder Bridge common stock at the Stockholders Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Thunder Bridge Board “FOR” the Business Combination Proposal, the Advisory Governance Proposals, the Omnibus Incentive Plan Proposal and the Stockholder Adjournment Proposal (if presented).

You Can Attend the Stockholders Meeting and Vote via Live Webcast.    If you choose to participate in the Stockholders Meeting, you can vote your shares electronically during the Stockholders Meeting via live webcast by visiting https://www.cstproxy.com/thunderbridgecapitalpartnersiv/2023. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Stockholders Meeting. Thunder Bridge recommends that you log in at least 15 minutes before the Stockholders Meeting to ensure you are logged in when the Stockholders Meeting starts.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Stockholders Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Thunder Bridge can be sure that the broker, bank or nominee has not already voted your shares.

Who Can Answer Your Questions About Voting Your Shares

If you are a holder of shares of Thunder Bridge common stock and have any questions about how to vote or direct a vote in respect of your securities, you may call Morrow Sodali LLC, Thunder Bridge’s proxy solicitor, at (800) 662-5200 (toll free) or (203) 658-9400 (collect), or email at THCP.info@investor.morrowsodali.com.

Quorum and Vote Required for the Thunder Bridge Proposals

A quorum of Thunder Bridge stockholders is necessary to hold the Stockholders Meeting. The presence, in person or by proxy, of Thunder Bridge stockholders representing a majority of the shares of common stock issued and outstanding on the Record Date and entitled to vote on the Stockholder Proposals to be considered at the Stockholders Meeting will constitute a quorum for the Stockholders Meeting.

Each of the Business Combination Proposal and the Omnibus Incentive Plan Proposal is interdependent upon the others and must be approved in order for Thunder Bridge to complete the Business Combination as contemplated by the BCA. The Business Combination Proposal requires the affirmative vote of a majority of the outstanding Thunder Bridge Common Stock. The Advisory Governance Proposals, the Omnibus Incentive Plan Proposal and the Stockholder Adjournment Proposal require the affirmative vote of a majority of the shares present to vote and entitled to vote thereon.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Stockholder Proposals.

Revocability of Proxies

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Thunder Bridge’s secretary in writing before the Stockholders Meeting that you have revoked your proxy; or

•        you may attend the Stockholders Meeting, revoke your proxy and vote in person as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Redemption Rights

If you are a holder of Public Shares, you have the right to demand that Thunder Bridge redeem your Public Shares in exchange for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of Thunder Bridge’s IPO, calculated as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. We refer to these rights to demand redemption of the Public Shares as “redemption rights.” Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor and each of Thunder Bridge’s officers and directors have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares that they may have acquired during or after Thunder Bridge’s IPO, in connection with the completion of Thunder Bridge’s initial business combination (such waiver entered into in connection with Thunder Bridge’s IPO for which the Sponsor and Thunder Bridge’s officers and directors received no additional consideration). These shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $37.3 million on December 31, 2023, the estimated per share redemption price would have been approximately $10.60. This is greater than the $10.00 IPO price of Thunder Bridge Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest will be net of taxes payable by Thunder Bridge), in connection with the liquidation of the Trust Account.

A holder of Public Shares may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a holder of Public Shares on the Record Date. If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that Thunder Bridge redeem your Public Shares for cash, and deliver your Public Shares to Continental Stock Transfer & Trust Company, Thunder Bridge’s transfer agent, physically or electronically using DTC’s DWAC System no later than two business days prior to the Stockholders Meeting. Any holder of Public Shares seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account, less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the Stockholders Meeting. If you deliver your shares for redemption to Thunder Bridge’s transfer agent and later decide prior to the Stockholders Meeting not to elect redemption, you may request that Thunder Bridge’s transfer agent return the shares (physically or electronically). You may make such request by contacting Thunder Bridge’s transfer agent at Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004, Attention [•]. You may have to give such instructions through your broker if your Public Shares are held by the broker in street name.

Any written demand of redemption rights must be received by Thunder Bridge’s transfer agent at least two business days prior to the vote taken on the Business Combination Proposal at the Stockholders Meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

If you are a holder of Public Shares (including through the ownership of Thunder Bridge Units) and you exercise your redemption rights, it will not result in the loss of any Thunder Bridge Warrants that you may hold (including those contained in any Thunder Bridge Units you hold). Your Thunder Bridge Warrants will become exercisable to purchase one ordinary share of the Post-Combination Company for a purchase price of $11.50 beginning the later of 30 days after consummation of the Business Combination or 12 months from the closing of the IPO.

Each Public Stockholder, together with any affiliate or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking Redemption Rights with respect to 15% or more of the Public Shares. Accordingly, any shares held by a Public Stockholder or “group” in excess of such 15% cap will not be redeemed by Thunder Bridge. Any Public Stockholder who holds less than 15% of the Public Shares may have all of the Public Shares held by him or her redeemed for cash.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Thunder Bridge Common Stock or Thunder Bridge Warrants in connection with the Business Combination.

Solicitation of Proxies

Thunder Bridge is soliciting proxies on behalf of the Thunder Bridge Board. This solicitation is being made by mail but also may be made by telephone or in person. Thunder Bridge and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Thunder Bridge will bear all of the costs of the solicitation, which Thunder Bridge estimates will be approximately $25,000 in the aggregate. Thunder Bridge has engaged Morrow Sodali LLC as proxy solicitor to assist in the solicitation of proxies.

Thunder Bridge will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Thunder Bridge will reimburse them for their reasonable expenses.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Stockholders Meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “— Revocability of Proxies.”

Stock Ownership

As of the Record Date, the Sponsor beneficially owned an aggregate of approximately [•]% of the outstanding shares of Thunder Bridge common stock. The Sponsor has agreed to vote all of its Founder Shares, Private Shares and any Public Shares acquired by it in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor has not acquired any Public Shares. As a result, we would not need any of the Public Shares sold in the IPO to be voted in favor of an initial business combination to have our initial business combination approved.

PROPOSALS TO BE CONSIDERED BY THUNDER BRIDGE’S STOCKHOLDERS

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

Thunder Bridge stockholders are being asked to approve the Business Combination described in this proxy statement/prospectus, including (i) adopting the Business Combination Agreement and (ii) approving the transactions described in this proxy statement/prospectus.

You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement. See the section titled “The Business Combination Agreement” for additional information and a summary of certain terms of the Business Combination Agreement.

The Business Combination may be consummated only if the Business Combination Proposal is approved by the affirmative vote of a majority of the outstanding Thunder Bridge Shares entitled to vote thereon.

Background of the Proposed Business Combination

The terms of the proposed Business Combination are the result of an extensive search by Thunder Bridge for a potential transaction and arms-length negotiations between representatives of Thunder Bridge and Coincheck. The following is a brief description of the background of these negotiations and the resulting proposed Business Combination.

Thunder Bridge is a blank check company incorporated on January 7, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Prior to the consummation of its IPO on July 2, 2021, neither Thunder Bridge, nor anyone on its behalf, had contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Thunder Bridge.

The following chronology summarizes the key meetings and events that led to the signing of the BCA. The following chronology does not purport to catalogue every conversation among representatives of Thunder Bridge, Coincheck and other parties.

After its IPO, Thunder Bridge’s officers and directors commenced an active search for prospective businesses and assets to acquire. In connection with the evaluating potential business combinations, members of Thunder Bridge management contacted and were contacted by, a number of individuals, entities, investment banks and private equity funds with respect to potential business combination opportunities.

Between July 2, 2021 and the date Thunder Bridge entered into a non-binding letter of intent with Coincheck, representatives of Thunder Bridge considered over 100 potential acquisition targets in a wide variety of industries and sectors, including payments, software, fintech, automotive, supply chain, semiconductors, lending and leasing, and executed non-disclosure agreements (“NDAs”) with approximately 30 companies (including Coincheck). Thunder Bridge conducted additional due diligence and/or held detailed discussions with the management teams and delivered two term sheets or indications of interest with potential acquisition targets other than Coincheck. Compared to Coincheck, Thunder Bridge did not consider the other alternative acquisition targets that it evaluated to be as compelling when taking into consideration their respective business prospects, strategy, management teams, structure, growth potential, likelihood of execution and valuation considerations.

On July 8, 2021, August 10, 2021, September 8, 2021, October 13, 2021 and November 11, 2021, Mr. Simanson and/or Mr. Kight gave the Thunder Bridge Board general updates on business combination discussions during the regularly scheduled meetings of the Thunder Bridge Board.

On September 23, 2021, representatives of J.P. Morgan Securities LLC (“JP Morgan”), acting as a financial advisor to Monex Group, reached out to Mr. Simanson regarding a potential business combination with Coincheck, a Japanese crypto marketplace.

On September 24, 2021, representatives of JP Morgan had a telephonic meeting with Mr. Simanson regarding the potential business combination opportunity. Thunder Bridge executed and delivered the NDA to Coincheck on September 29, 2021.

On September 24, 2021, representatives of Thunder Bridge reached out to Goldman Sachs & Co. LLC (“Goldman Sachs”), regarding a financial advisory role with regard to the transaction.

On September 30, 2021, Mr. Simanson had a telephonic meeting with Coincheck’s management team, including Mr. Oki Matsumoto, Chairman and CEO of Monex Group and Executive Director and Chairman of Coincheck; Satoshi Hasuo, Representative Director and President of Coincheck; Yo Nakagawa, Executive Director of Monex Group and Executive Director of Coincheck; and Keigo Takegahara, Executive Director of Coincheck. At the meeting, Coincheck presented a detailed presentation describing Coincheck’s market opportunity, investment highlights and financial outlook. After the call, Mr. Simanson decided to continue to pursue the Coincheck opportunity in addition to continuing to look at other ongoing and potential opportunities.

On October 1, 2021, Mr. Simanson and representatives of Thunder Bridge had a telephonic meeting with representatives of JP Morgan, where Mr. Simanson expressed an interest in pursuing discussions with Coincheck.

Between October 1, 2021, and January 5, 2022, representatives of Thunder Bridge and Coincheck continued discussions regarding the merits of a potential business combination and possible terms.

On November 5, 2021, Mr. Simanson provided to the management of Coincheck and its representatives a nonbinding term sheet for a proposed business combination involving Thunder Bridge and Coincheck.

On November 11, 2021, representatives of Thunder Bridge had a call with representatives of JP Morgan to discuss the nonbinding term sheet for a potential transaction between Thunder Bridge and Coincheck.

On November 18, 2021, Mr. Simanson provided to the management of Coincheck and its representatives an updated nonbinding term sheet for a proposed business combination involving Thunder Bridge and Coincheck.

On November 19, 2021, representatives of JP Morgan invited Mr. Simanson to a meeting with the management of Coincheck in New York City.

On November 30, 2021 representatives of JP Morgan provided summary feedback to representatives of Thunder Bridge regarding the nonbinding term sheet.

On December 1, 2021, Mr. Simanson met with Oki Matsumoto and select members of the Coincheck management team in the New York City offices of JP Morgan, to further discuss the merits of a business combination with Thunder Bridge.

On December 13, 2021, representatives of JP Morgan provided Mr. Simanson and representatives of Thunder Bridge feedback on Coincheck’s process and confirmed that Coincheck had decided to move forward with the proposal put forward by Thunder Bridge.

On December 14, 2021, representatives of Thunder Bridge reached out to Galaxy Digital Partners LLC (“Galaxy Digital”), regarding a financial advisory role with regard to the transaction.

On December 22, 2021, representatives of Coincheck and Thunder Bridge held a telephonic meeting to discuss the outstanding items in the nonbinding term sheet.

On January 5, 2022, representatives of Coincheck and Thunder Bridge executed the nonbinding term sheet for a proposed business combination between the parties.

On January 13, 2022 and February 10, 2022, Mr. Simanson provided initial information concerning the business combination with Coincheck to the Thunder Bridge Board, including the potential deal structure and due diligence plans.

On January 13, 2022, Thunder Bridge instructed its representatives to begin due diligence with respect to Coincheck. Thunder Bridge engaged the following third-party advisors in connection with its due diligence investigation of Coincheck: Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”) (legal due diligence), Mori Hamada & Matsumoto (legal due diligence), Grant Thornton LLP (“GT”) (tax, financial, and IT due diligence), Littler Mendelson P.C. (employment due diligence), and Ernst & Young (cybersecurity due diligence).

On January 13, 2022, JP Morgan, acting as financial advisor to Monex Group, provided Thunder Bridge’s third party diligence vendors access to Coincheck’s virtual data room. From January 13, 2022 through the date of this proxy statement/prospectus, Thunder Bridge’s representatives conducted extensive due diligence with respect to Coincheck.

Between January 13, 2022 and March 22, 2022, representatives of Thunder Bridge and Coincheck and their respective legal counsel and financial advisors held numerous conference calls to conduct due diligence, discuss tax structure, and negotiate the terms of the BCA and the ancillary documents thereto (the “Ancillary Documents”), and corresponded and held telephonic conferences regarding the BCA and this proxy statement/prospectus.

Between January 13, 2022 and March 20, 2022, representatives of GT and Thunder Bridge had multiple discussions with representatives of Coincheck’s advisors regarding the financial statements of Coincheck, accounting policies, financial reporting, systems, controls, adequacy of staffing and other matters.

Also as part of the continuing negotiations between Thunder Bridge and Coincheck, on January 19, 2022, Simpson Thacher & Bartlett LLP (“STB”), counsel to Coincheck, sent a draft merger agreement for the proposed transaction in order to incorporate the terms of the executed letter of intent and term sheet into the merger agreement. On January 27, 2022, Nelson Mullins sent its response to the draft merger agreement. Numerous discussions among the parties and their legal counsel followed, with Nelson Mullins and STB exchanging numerous drafts during the period from January 27, 2022 to March 21, 2022.

On February 22, 2022, Monex Group held a board meeting. In the meeting, representatives of JP Morgan discussed with the board of the directors the transaction status and provided its presentation regarding the transaction (including its valuation analysis).

On March 21, 2022 and March 22, 2022, Monex Group held board meetings and, after careful consideration, unanimously approved Coincheck to enter into certain agreements in connection with the Business Combination.

On March 10, 2022 and March 21, 2022, the Thunder Bridge Board met via video conference to discuss the Business Combination and Business Combination Agreement in detail, and the approval of the Business Combination Agreement and all of the transactions and Ancillary Documents contemplated by it, subject to completion of definitive documents. Also in attendance were representatives of Goldman Sachs, Galaxy Digital and Nelson Mullins. At both meetings, representatives of Goldman Sachs and Galaxy Digital discussed the valuation of Coincheck and the potential valuation of the combined companies, trends in the equity market and merger market, general industry trends for crypto assets and crypto exchanges. Representatives from Nelson Mullins summarized and explained the terms of the Business Combination Agreement and Ancillary Documents. At the March 21, 2022 meeting, after considering the proposed terms of the Business Combination and Ancillary Documents and asking questions to Thunder Bridge’s management, Goldman Sachs, Galaxy Digital and Nelson Mullins, and taking into account the other factors described below under the caption “— Thunder Bridge Board’s Reasons for the Approval of the Business Combination,” the Thunder Bridge Board unanimously approved the Business Combination Agreement and Ancillary Documents and determined that each of the Business Combination Agreement and the Ancillary Documents (and the transactions contemplated by such agreements) were advisable and in the best interests of Thunder Bridge and its stockholders. The Thunder Bridge Board further determined that it was advisable and in the best interests of Thunder Bridge and its stockholders to consummate the Business Combination and other transactions contemplated by the Business Combination Agreement and related agreements, and the Thunder Bridge Board directed that the Business Combination Agreement and the other Stockholder Proposals described in this proxy statement/prospectus be submitted to Thunder Bridge’s stockholders for approval and adoption, and recommended that Thunder Bridge’s stockholders approve and adopt the Business Combination Agreement and such other Stockholder Proposals.

On March 22, 2022, the Business Combination Agreement and ancillary agreements were executed by the parties. On the morning of March 22, 2022, Thunder Bridge issued a press release and filed a Current Report on Form 8-K with the SEC announcing the execution of the Business Combination Agreement and certain ancillary agreements.

On June 24, 2022, Thunder Bridge entered into an engagement letter with Barclays Capital Inc. (“Barclays”) for capital markets advisory services.

On July 21, 2022, Thunder Bridge entered into an engagement letter with BTIG, LLC (“BTIG”) for capital markets advisory services.

On July 29, 2022, Thunder Bridge entered into an engagement letter with KeyBanc Capital Markets Inc. (“KeyBanc Capital Markets”) for capital markets advisory services.

In May 2023, the parties to the BCA began discussing the need and advisability of entering into an amendment to the BCA in order to extend the deadline to consummate a business combination, subject to approval by the Thunder Bridge stockholders of an amendment to the Thunder Bridge Charter to extend Thunder Bridge’s liquidation deadline. On May 22, 2023, Mr. Simanson had a call with STB (counsel to Coincheck) and law firms Nelson Mullins and Ellenoff Grossman & Schole LLP, at which the BCA amendment and the Thunder Bridge stockholder meeting to vote on the extension and related proxy statement were discussed. The parties discussed adding the requirement that the Thunder Bridge common stock and warrants maintain listing on a national securities exchange, and an additional charter amendment to permit the conversion of Class B common stock into Class A common stock before the closing of the Business Combination at the option of the holder.

On May 24, 2023, STB delivered a draft BCA amendment, which Thunder Bridge shared with its board of directors. On May 26, 2023, Thunder Bridge’s board of directors met to discuss and approve the BCA amendment. On May 31, 2023, the parties announced the signing of the BCA amendment, and on June 21, 2023, the Thunder Bridge stockholders voted to approve the charter amendment, including the extension of Thunder Bridge’s liquidation from July 2, 2023 to July 2, 2024. In connection with the vote at the stockholders meeting, the holders of 20,135,697 shares of Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.28 per share, for an aggregate redemption amount of approximately $207.1 million.

On December 8, 2023, Goldman Sachs notified Thunder Bridge in writing that it resigned and was ceasing to act as Thunder Bridge’s financial advisor in connection with the Business Combination and terminated its engagement letter in connection therewith. At no time prior to or after its resignation did Goldman Sachs communicate or indicate to Thunder Bridge, and Thunder Bridge is not aware of any reason to believe, that the resignation was the result of any dispute or disagreement with Thunder Bridge, or any matters relating to Thunder Bridge’s businesses, operations, prospects, policies, procedures or practices, or the contents of this proxy statement/prospectus. Goldman Sachs did not provide a reason for its resignation and Thunder Bridge will not speculate as to its motivations for resigning.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination and to take actions and exercise their respective rights under the BCA to facilitate the completion of the Business Combination.

Thunder Bridge Board’s Reasons for the Approval of the Business Combination

On March 22, 2022, the BCA was executed by the parties, and the parties amended the BCA on May 31, 2023. In reaching its decision, the Thunder Bridge Board reviewed the results of Thunder Bridge management’s due diligence investigation, and the due diligence investigations of Thunder Bridge’s third party financial and legal advisors, and discussed the due diligence findings with Mr. Simanson and Thunder Bridge’s third party financial and legal advisors. The Thunder Bridge Board also received and reviewed presentations from, and discussed with, Thunder Bridge’s third party financial and legal advisors regarding the transaction structure, material terms of the Business Combination and various aspects of the due diligence.

The due diligence conducted by Thunder Bridge’s management and information received included:

•        An overview of the public markets in general, the crypto industry, and feedback from potential investors with respect to Coincheck;

•        Research on comparable companies and transactions;

•        A review of the transaction structure presented by Thunder Bridge’s management and Nelson Mullins;

•        A presentation by Mr. Simanson regarding Coincheck’s business and strategic direction and recent initiatives;

•        Financial, tax, accounting, and IT due diligence review, including a quality of earnings analysis prepared by GT;

•        Legal and regulatory diligence review conducted by Mori Hamada & Matsumoto and Nelson Mullins;

•        Labor, employment and employee benefit diligence review conducted by Littler Mendelson P.C.;

•        Cyber security diligence review conducted by Ernst & Young;

•        General industry research and analysis conducted by the management of Thunder Bridge;

•        Discussions with Thunder Bridge’s financial advisors regarding the terms of the Business Combination;

•        A financial, operational and documentation review by management of requested materials provided by Coincheck; and

•        Extensive meetings and calls with Coincheck’s management, Coincheck’s representatives and Coincheck’s customers regarding Coincheck’s operations, financial condition, strategy and prospects.

The Thunder Bridge Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Thunder Bridge Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors. This explanation of Thunder Bridge’s reasons for the Business Combination and all other information presented in this section is forward-looking. Therefore, you should read this explanation in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In the prospectus for the IPO, Thunder Bridge identified the following general criteria and guidelines that Thunder Bridge believed would be important in evaluating prospective target businesses:

•        History of free cash flow generation.    Thunder Bridge will seek to acquire one or more businesses or assets that have a history of, or potential for, strong, stable free cash flow generation, with predictable and recurring revenue streams.

•        Revenues and Enterprise Value.    Thunder Bridge will seek to acquire one or more businesses with annual revenues of approximately $150 million to $1.5 billion and an enterprise value of approximately $500 million to $3.0 billion.

•        Strong management team.    Thunder Bridge will seek to acquire one or more businesses or assets that have strong, experienced management teams or those that provide a platform for Thunder Bridge to assemble an effective and experienced management team. Thunder Bridge will focus on management teams with a proven track record of driving revenue growth, enhancing profitability and creating value for their stockholders.

•        Opportunities for add-on acquisitions.    Thunder Bridge will seek to acquire one or more businesses or assets that Thunder Bridge can grow both organically and through acquisitions. In addition, Thunder Bridge believes that its ability to source proprietary opportunities and execute transactions will help the business Thunder Bridge acquires grow through acquisitions, and thus serve as a platform for further add-on acquisitions.

•        Spin-offs/divestitures of non-core businesses or assets from larger companies.    Thunder Bridge will focus on one or more businesses or assets that are part of larger companies where the owners seek to divest or spin-off such businesses in order to free up capital to focus on core activities.

•        Defensible business niche.    Thunder Bridge will seek to acquire one or more businesses or assets that have a leading or niche market position and that demonstrate advantages when compared to their competitors, which may help to create barriers to entry against new competitors. Thunder Bridge anticipates that these barriers to entry will enhance the ability of these businesses or assets to generate strong profitability and free cash flow.

•        Diversified customer and supplier base.    Thunder Bridge will seek to acquire one or more businesses or assets that have a diversified customer and supplier base, which are generally better able to endure economic downturns, industry consolidation, changing business preferences and other factors that may negatively impact their customers, suppliers and competitors.

In considering the Business Combination, the Thunder Bridge Board concluded that Coincheck substantially met the above criteria. In particular, the Thunder Bridge Board considered the following positive factors:

•        Leading Middle-Market Business at an Attractive Valuation.    The Thunder Bridge Board took note of the fact that Coincheck is the market leading crypto exchange in Japan with a large and growing assessable market over the next five years. The Thunder Bridge Board also noted that Coincheck’s valuation was attractive relative to other prospective target companies.

•        Business Where Thunder Bridge Can Add Value.    The Thunder Bridge Board believed that Thunder Bridge’s management will be able to provide Coincheck with a comprehensive network of resources to support its human capital, performance improvement, strategic growth and capital markets initiatives. Thunder Bridge’s management has an established track record of executing acquisition and consolidation focused strategies. Coincheck’s growth is underpinned by its strong market leadership in the Japanese crypto market. This position provides Thunder Bridge with significant confidence in Coincheck’s growth trajectory over the next five years, and Thunder Bridge believes that Coincheck, under new public ownership, will be able to access more capital and more efficient capital to support its growth strategy to increase revenues and shareholder value. Thunder Bridge and Coincheck believe that the business combination can enable Coincheck to capitalize on its existing market leadership, extend its product offerings, and drive scale.

•        Large, growing customer base and defensible market position.    The Thunder Bridge Board took note of Coincheck’s large customer base, with more than 1.5 million verified customer accounts and 28% market share in Japan for retail users by number of verified accounts as of December 31, 2021. It also took note of Coincheck’s significant product expansion opportunities, which are both large and growing.

•        Strong Management Team.    The Thunder Bridge Board considered the expertise and strength of the Coincheck management team, including its Executive Director and Chairman, Oki Matsumoto, Representative Director and President, Satoshi Hasuo, and Executive Director, Yo Nakagawa.

•        Attractive Financial Profile.    Based on its review of Coincheck’s business, financial condition, results of operations, including Coincheck’s strong margins, the Thunder Bridge Board believed that Coincheck had an attractive financial profile with strong free cash generation.

•        Growth Opportunities.    Coincheck has built its business through strong execution of its organic growth strategy, and the Thunder Bridge Board believed that Coincheck is well-positioned for future growth through increased penetration of its existing product and expansion into new products.

•        Financial Terms of the Business Combination Agreement.    The Thunder Bridge Board took note of the post-Closing ownership structure whereby the existing ownership group of Coincheck, Monex Group, agreed to: (i) accept a significant portion of their financial consideration for the Business Combination in 147,587,617 shares of stock; (ii) defer a portion of their financial consideration to an earn-out of 25,000,000 shares of stock to be vested based on the future market prices of the Company’s common stock; and (iii) minimum twelve-month lock-up period with respect to the equity consideration received from the Business Combination. The Thunder Bridge Board also took note of the Sponsor’s agreement to deposit 2,365,278 shares (approximately 40% of the Sponsors shares) into escrow, subject to forfeiture to the extent certain market price thresholds of the Company’s common stock are not achieved.

•        Other Terms and Conditions of the Business Combination Agreement.    The Thunder Bridge Board took note of the board of directors of the continuing Company, consisting of nine individuals, five selected by Monex Group, two selected by Thunder Bridge, and two mutually agreed upon by the Monex Group and Thunder Bridge.

•        Pro Forma Ownership.    The Thunder Bridge Board took note of the fact that following completion of the Business Combination (assuming, among other things, that no Thunder Bridge shareholders exercise redemption rights with respect to their ordinary shares upon completion of the Business Combination and the other assumptions described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages”), at the time the Board considered the BCA, the Coincheck equityholders were expected to own approximately 83.0% of PubCo’s outstanding ordinary shares (assuming no redemptions), the current holders of Thunder Bridge common stock were expected to own approximately 13.3% of PubCo’s outstanding ordinary shares (assuming no redemptions), and Thunder Bridge Sponsor investors were expected to own 3.7% of PubCo’s outstanding ordinary shares (assuming no redemptions).

In making the recommendation, the Thunder Bridge Board also considered, among other things, the following potential deterrents to the Business Combination:

•        the risk that the announcement of the Business Combination and potential diversion of Coincheck’s management and employee attention may adversely affect Coincheck’s operations;

•        the risk that certain key employees of Coincheck might not choose to remain with the Company post-Closing;

•        the risk that the Thunder Bridge Board may not have properly valued Coincheck’s business;

•        the risks associated with the crypto asset and digital currency industries in general;

•        the risk associated with laws and regulations and a particular crypto asset’s status as a “security”;

•        the risk of competition in the industry, including the potential for new entrants;

•        the substantial expense and human resources necessary to operate a public company;

•        the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of Thunder Bridge’s stockholders;

•        the risk that Thunder Bridge does not have enough cash at closing or there are too many redemptions to meet the closing requirements of the BCA;

•        the risk of failure to satisfy the conditions to Closing (to the extent not waived by the parties);

•        the inability to maintain the listing of the Company’s securities on Nasdaq following the Business Combination;

•        the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination;

•        the potential conflicts of interest of the Sponsor and Thunder Bridge’s officers and directors in the Business Combination; and

•        the other risks described in the “Risk Factors” section of this proxy statement/prospectus.

The Thunder Bridge Board concluded that these risks could be managed or mitigated by Coincheck or were unlikely to have a material impact on the Business Combination or the Company, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to Thunder Bridge and its stockholders. The Thunder Bridge Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. The foregoing discussion of the material factors considered by the Thunder Bridge Board is not intended to be exhaustive, but does set forth the principal factors considered by the Thunder Bridge Board. Accordingly, after considering the foregoing potentially negative and potentially positive reasons, the Thunder Bridge Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, Thunder Bridge and its stockholders.

Certain Historical Financial Information Provided to the Thunder Bridge Board

Thunder Bridge and Coincheck do not as a practice make public projections as to future revenues, earnings or other results. For the purpose of considering the proposed Business Combination, the Thunder Bridge Board considered historical financial information and did not receive or rely on projections of financial performance of Coincheck.

The accompanying unaudited Coincheck historical financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of financial information, but, in the view of Coincheck’s management, was prepared on a reasonable basis, reflects the best then-currently available financial figures and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action, in each case at the time such information was provided to the Thunder Bridge Board, which may be different from the information currently available at the time of filing this proxy statement/prospectus. As such, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

The accompanying summary audited financial results for the year ended March 31, 2021 and the summary unaudited financial results for the nine months ended December 31, 2021 is the responsibility of Coincheck’s management. Neither GT, Thunder Bridge’s independent registered public accounting firm nor KPMG, Coincheck’s current independent registered public accounting firm, has audited, reviewed, examined, compiled, or applied agreed-upon procedures with respect to the accompanying unaudited summary estimated financial results for the nine months ended December 31, 2021, and accordingly, neither of them express an opinion or provide any other form of assurance on such information, and assume no responsibility for, and disclaim any association with, the unaudited financial information for the purpose of this proxy statement/prospectus. The GT and KPMG reports included in this proxy statement/prospectus relate solely to the previously issued financial statements.

The accompanying unaudited Coincheck historical financial information includes financial measures that were not calculated in accordance with IFRS, namely Number of Accounts, Marketplace Trading Volume, and EBITDA are non-IFRS financial measures. Number of Accounts, Marketplace Trading Volume, and EBITDA are non-IFRS financial measures and should not be considered as an alternative to operating income or net income as measures of operating performance or cash flows or as measures of liquidity. Non-IFRS measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to IFRS results.

The assumptions and estimates underlying the financial information provided to the Thunder Bridge Board are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement/prospectus. Accordingly, there can be no assurance that the historical results are indicative of the future performance of the Company.

Neither Thunder Bridge, Coincheck, nor any of their respective representatives or advisers, make any representation to any person with regard to the ultimate performance of Thunder Bridge, Coincheck or the Company.

The following graphic is an excerpt from Coincheck’s Investor Presentation, which was filed with the SEC by Thunder Bridge on March 22, 2022 on Form 8-K and set forth, on a Non-IFRS basis, Coincheck’s fiscal years ended March 31, 2020 and March 31 2021, as well as unaudited results for the nine-month period ended December 31, 2021 reviewed by the Thunder Bridge Board for purposes of its consideration of the Business Combination:

The above graphic includes historical EBITDA figures, which is a non-IFRS financial measure. A reconciliation is provided below for each non-IFRS financial measure to the most directly comparable financial measure stated in accordance with IFRS. Investors are encouraged to review the related IFRS financial measures and the reconciliation of these non-IFRS financial measures to their most directly comparable IFRS financial measures, and not to rely on any single financial measure to evaluate our business. See “Coincheck Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-IFRS Financial Measures” for details on our presentation of non-IFRS measures.

The following table presents a reconciliation of EBITDA to net profit in accordance with IFRS for the periods set forth in the graphic above. The above graphic and the following table also include (i) certain figures taken from the consolidated financial statements for the fiscal year ended March 31, 2020, which, while audited at the time of the filing of Coincheck’s Investor Presentation, are currently unaudited as a result of the correction of errors and restatement, and (ii) figures for the fiscal year ended March 31, 2021, which has been restated, both as described in more detail in “Coincheck Management’s Discussion and Analysis of Financial Condition and Results of Operations — Correction of Errors and Restatement of Financial Statements.”

	For the fiscal year ended March 31,		For the nine-month period ended December 31, 2021
	2020	2021 (as restated)
	(millions of yen)
Reconciliation of EBITDA:
Net profit for the year or the period	¥140	¥10,245	¥10,328
Add: Income tax expenses	69	3,430	4,572
Profit before income taxes	209	13,675	14,900
Add: interest expense	2	10	1
Add: Depreciation and amortization	563	409	331
EBITDA	¥774	¥14,094	¥15,232

Satisfaction of 80% Test

Pursuant to Nasdaq listing rules, the target business or businesses that Thunder Bridge acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the execution of a definitive agreement for Thunder Bridge’s initial business combination (such requirement, the “80% test”). As of the date of the execution of the BCA, the balance of the funds in the trust account was approximately $228 million (excluding $8.3 million of deferred underwriting commissions) and 80% thereof represents approximately $183 million. The Thunder Bridge Board determined that Coincheck’s enterprise value was $1,250 million, thus satisfying the 80% test.

Although the Thunder Bridge Board did not seek a third-party valuation, and did not receive any formal report, valuation or opinion from any third party in connection with the Business Combination, the Thunder Bridge Board has significant experience in managing and advising financial services and technology companies and valuing the securities of such companies. In reaching its conclusion that the implied enterprise value of Coincheck exceeded the 80% threshold, the Thunder Bridge Board evaluated the following sources of information: (i) Thunder Bridge’s due diligence of Coincheck’s business operations, (ii) Coincheck’s historical financial and other results set forth in “Summary Historical Consolidated Financial Information of Coincheck” and the historical financial statements of Coincheck elsewhere in this proxy statement/prospectus, (iii) the future growth potential of Coincheck, (iv) the trading performance and valuations of publicly-traded companies in similar and adjacent sectors, (v) the research and data related to Japanese retail user penetration, the global crypto economy and crypto related sectors in which Coincheck participates, (vi) the collective experience of the members of the Thunder Bridge Board in Coincheck’s sectors, in other financial technology sectors, and in public market transactions and (vii) discussions between the Thunder Bridge Board and its financial advisors regarding the opportunity with Coincheck.

In particular, the Thunder Bridge Board determined Coincheck’s Proposed Transaction Enterprise Value of $1,250 million represents approximately 3.5x trailing twelve-month revenue and approximately 5.4x trailing twelve-month EBITDA for the period ended December 31, 2021.

The Thunder Bridge Board compared Coincheck to Coinbase Global Inc. (COIN) (“Coinbase”), a leading U.S.-based cryptocurrency exchange listed via direct listing in April 2021. The Thunder Bridge Board determined that Coinbase was valued at approximately 6.2x revenue and 11.1x EBITDA for the year ended December 31, 2021. Accordingly, Coincheck’s Proposed Transaction Enterprise Value of $1,250 million reflects a lower observed revenue multiple and lower observed EBITDA multiple as compared to Coinbase, which supports the Thunder Bridge Board’s determination that the Business Combination with Coincheck presents an attractive business combination opportunity that is in the best interests of Thunder Bridge stockholders.

The Thunder Bridge Board also compared Coincheck to a group of publicly traded companies with significant exposure to cryptocurrency. The peer companies with significant exposure to cryptocurrency were Galaxy Digital Holdings Ltd (BRPHF), Voyager Digital Ltd (VYGVF), BC Group (0863.HK), and Eqonex Limited (EQOX). These peer companies had observed revenue and EBITDA financials for the year ended December 31, 2021. The Thunder Bridge Board determined that the peer companies with significant cryptocurrency exposure, for which multiples were calculable, were valued at range of 2.5x to 3.7x observed revenue for the year ended December 31, 2021 (Voyager and Galaxy, respectively) and approximately 6.4x EBITDA for the year ended December 31, 2021 (Galaxy). Accordingly, Coincheck’s Proposed Transaction Enterprise Value of $1,250 million reflects comparable revenue multiples and lower prospective EBITDA multiples for peer companies with significant cryptocurrency exposure, which support the Thunder Bridge Board’s determination that the Business Combination with Coincheck presents an attractive business combination opportunity that is in the best interests of Thunder Bridge stockholders.

The Thunder Bridge Board also considered a range of qualitative and quantitative factors such as the potential growth of the directly comparable and public cryptocurrency exchange (Coinbase) and companies with significant cryptocurrency exposure, Coincheck’s competitive position in the crypto assets and cryptocurrency exchange sectors, Coincheck’s observed revenue growth, profit margins and operating metrics, Coincheck’s future growth opportunity, potential industry consolidation, and other compelling aspects of the Business Combination.

Based on the analyses described above, the Thunder Bridge Board determined that the Business Combination with Coincheck satisfied the 80% test.

Application of these approaches and methodologies involves the use of historical financials, judgments, and assumptions that are highly complex and subjective, such as those regarding Coincheck’s potential future revenue, expenses, and potential future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions, or the relationships between those assumptions, impact our valuations as of each valuation date and may have a material impact on our valuation and anticipated results.

Certain Engagements in Connection with the Business Combination and Related Transactions

Goldman Sachs was engaged by Thunder Bridge to act as financial advisor and capital markets advisor to Thunder Bridge in connection with the Business Combination. Galaxy Digital was engaged by Thunder Bridge to act as financial advisor to Thunder Bridge in connection with the Business Combination. Barclays, BTIG, Cantor Fitzgerald, KBW, and KeyBanc Capital Markets were engaged by Thunder Bridge to act as capital markets advisors to Thunder Bridge in connection with the Business Combination. On December 8, 2023, Goldman Sachs notified Thunder Bridge in writing that it resigned and was ceasing to act as Thunder Bridge’s financial advisor in connection with the Business Combination and terminated its engagement letter in connection therewith. Each of Galaxy Digital, Barclays, BTIG, Cantor Fitzgerald, KBW and KeyBanc Capital Markets will receive compensation in connection therewith. JP Morgan was engaged by Monex Group to act as financial advisor in connection with the Business Combination, and will receive compensation in connection with its role as financial advisor to Monex Group.

Goldman Sachs had provided the Thunder Bridge board of directors with a disclosure letter describing certain of Goldman Sachs’ investment banking relationships with Coincheck and the significant shareholders of Coincheck and Thunder Bridge respectively, including Monex, which is a significant shareholder of Coincheck, and TBCP IV, LLC and Gary A. Simanson, each of whom is a significant shareholder of Thunder Bridge, and any other material relationships that Goldman Sachs has with Coincheck, Thunder Bridge and their respective significant shareholders.

In addition, Goldman Sachs (together with its affiliates), Galaxy Digital (together with its affiliates), Barclays (together with its affiliates), BTIG (together with its affiliates), Cantor Fitzgerald (together with its affiliates), KBW (together with its affiliates), KeyBanc Capital Markets (together with its affiliates) and JP Morgan (together with its affiliates) are each full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Goldman Sachs, Galaxy Digital, Barclays, BTIG, Cantor Fitzgerald, KeyBanc Capital Markets, KBW, JP Morgan and their respective affiliates may provide investment banking and other commercial dealings to Thunder Bridge, Coincheck and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of their business activities, JP Morgan, Galaxy Digital, Barclays, BTIG, Cantor Fitzgerald, KBW, KeyBanc Capital Markets and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Thunder Bridge or Coincheck or their respective affiliates. For example, on November 4, 2021, Galaxy Digital LP (“Galaxy Parent”), an affiliate of Galaxy Digital, entered into a share purchase agreement with Monex Group, Inc., pursuant to which Galaxy Parent agreed to purchase $50 million of Monex Group, Inc.’s common stock, in a private investment in public equity transaction (the “Galaxy-Monex PIPE Transaction”). In connection with the Galaxy-Monex PIPE Transaction, Galaxy Parent and Monex Group, Inc. concurrently entered into share purchase agreements with Quantum FinTech Acquisition Corporation (“Quantum”) and TradeStation Group, Inc. (“TradeStation”), a subsidiary of Monex Group, Inc., pursuant to which Galaxy Parent and Monex Group, Inc. will each provide $50 million of private investment in public equity financing to Quantum in connection with Quantum’s acquisition of TradeStation. JP Morgan, Goldman Sachs, Galaxy Digital, Barclays, BTIG, KBW, KeyBanc Capital Markets and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Interests of Thunder Bridge’s Directors and Officers in the Business Combination

When you consider the recommendation of the Thunder Bridge Board in favor of approval of the Business Combination Proposal, you should keep in mind that an argument could be made that Thunder Bridge’s directors and officers have interests in such proposal that are different from, or in addition to, those of Thunder Bridge stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        If Thunder Bridge does not complete a business combination transaction by July 2, 2024, Thunder Bridge will cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of the Thunder Bridge Board and Thunder Bridge’s remaining shareholders, dissolving and liquidating, subject in each case to its obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,913,195 Founder Shares owned by the Sponsor would be worthless because, following the Redemption of the Public Shares, Thunder Bridge would likely have few, if any, net assets and because the Sponsor and Thunder Bridge’s directors and officers have agreed, in the Insider Letter Agreement, to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if Thunder Bridge fails to complete a Business Combination within the required period. The Sponsor purchased the Founder Shares prior to Thunder Bridge’s IPO for an aggregate purchase price of $25,000, or approximately $0.004 per share. Such Founder Shares had an aggregate market value of $[•] million based upon the closing price of $[•] per share on Nasdaq on [•], 2024, the most recent closing price.

•        In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Thunder Bridge if and to the extent any claims by a vendor for services rendered or products sold to Thunder Bridge, or a prospective target business with which Thunder Bridge has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account below (i) $10.00 per public share (or such higher amount then held in trust) or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Thunder Bridge’s indemnity of the underwriters of Thunder Bridge’s IPO against certain liabilities, including liabilities under the Securities Act.

•        Following completion of the Business Combination, the Sponsor, Thunder Bridge’s officers and directors and their respective affiliates would be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial Business Combination, and repayment of any other loans, if any, and on such terms as to be determined by Thunder Bridge from time to time, made by the Sponsor, or certain of Thunder Bridge’s officers and directors to finance transaction costs in connection with an intended initial business combination. If Thunder Bridge fails to complete a Business Combination within the required period, the Sponsor and Thunder Bridge’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

•        In connection with the Business Combination Agreement, the Sponsor entered into the Sponsor Letter Agreement, pursuant to which the Sponsor agreed to subject 2,365,278 of its Founder Shares to vesting and forfeiture if certain stock price performance thresholds of the Post-Combination Company are not achieved within five years of the closing of the Business Combination, subject to vesting and release upon certain other specified events. For more information, please see the section entitled “— Related Agreements — Sponsor Letter Agreement.”

Board of Directors and Executive Officers After Completion of the Business Combination

The Post-Combination Company Board will initially be composed of nine members, and shall be composed as described in “Management of the Post-Combination Company following the Business Combination.”

For more information about the Post-Combination Company Board and officers following the completion of the Business Combination, please refer to the section entitled “Management of the Post-Combination Company Following the Business Combination.”

Anticipated Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, Thunder Bridge will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Coincheck issuing shares at the Closing of the Business Combination for the net assets of Thunder Bridge as of the Closing Date, accompanied by a recapitalization. The net assets of Thunder Bridge will be stated at historical cost, with no goodwill or other intangible assets recorded.

This determination was primarily based on the expectation that the existing Coincheck stockholders have created and will control the M1 GK used to effect the Business Combination, will have a majority of the voting power of PubCo under the minimum and Maximum Redemption Scenarios, and will comprise a majority of the governing body of PubCo.

The Business Combination is not within the scope of IFRS 3 since there is no change in control based on the continued control of PubCo by existing Coincheck stockholders and Thunder Bridge does not meet the definition of a business in accordance with IFRS 3; as such, the Business Combination is accounted for within the scope of IFRS 2. Any excess of fair value of Coincheck shares issued over the fair value of Thunder Bridge’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Regulatory Approvals Required for the Business Combination

The Business Combination requires that the parties make (i) all filings required by the antitrust, competition, and foreign investment laws, including advance notification with the Minister of Finance of Japan and the Minister of Economy, Trade and Industry of Japan and any other filings required under the FEFTA, (ii) all filings required under securities laws, and (iii) the filing of a certificate of merger in accordance with the General Corporation Law of the State of Delaware.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of shares of Thunder Bridge Common Stock or Thunder Bridge Warrants in connection with the Business Combination.

Dilution

The Sponsor invested an aggregate of $6,505,560 in us, comprised of the $25,000 purchase price for the Founder Shares and the $6,480,056 purchase price for the Private Placement Units. The amount held in our Trust Account was $37.3 million as of December 31, 2023, implying a value of $10.60 per Public Share.

The following table shows the Public Stockholders’ and our initial stockholders’ (including the Sponsor’s) investment per share and how these compare to the implied value of one Post-Combination Company ordinary share upon the completion of our initial business combination. The following table assumes that (i) our valuation is $37.3 million (which is the amount we held in our Trust Account as of December 31, 2023), (ii) no additional interest is earned on the funds held in the Trust Account, (iii) no Public Shares are redeemed in connection with our initial business combination and (iv) all Founder Shares are held by the Sponsor and independent directors upon completion of our initial business combination, and does not take into account other potential impacts on our valuation at the time of the initial business combination such as (a) the value of our Public Warrants and Private Placement Units contained, (b) the trading price of our common stock, (c) the initial business combination transaction costs (including payment of $8,278,474 of deferred underwriting commissions), (d) any equity issued or cash paid to the Coincheck Stockholders, (e) any equity issued to other third party investors, or (f) Coincheck’s business itself.

Public Shares held by Public Stockholders		3,517,087	shares
Founder Shares and Class B Share held by the Sponsor		5,913,196	shares
Shares underlying private placement units held by the Sponsor		648,055	shares
Total shares of common stock		10,078,338	shares
Total funds in trust at the initial business combination		$37,273,384
Public Stockholders’ investment per Public Share(1)		$10.00
The Sponsor’s investment per Founder Share(2)		$0.004
Implied value per share of Post-Combination Company ordinary shares upon the initial business combination	$	[•]

____________

(1)      While the Public Stockholders’ investment is in both the Public Shares and the Public Warrants, for purposes of this table the full investment amount is ascribed to the Public Shares only.

(2)      The Sponsor’s total investment in the equity of the company, inclusive of the Founder Shares and the Sponsor’s $6,480,055 investment in the Private Placement Units, is $6,505,055. For purposes of this table, the full investment amount is ascribed to the Founder Shares only.

Based on these assumptions, each Post-Combination Company ordinary share would have an implied value of $[•] per share upon completion of our initial business combination, representing a [•]% decrease from the initial implied value of $10.00 per Public Share. While the implied value of $[•] per share upon completion of our initial business combination would represent a dilution to our Public Stockholders, this would represent a significant increase in value for the Sponsor relative to the price it paid for each Founder Share. At $[•] per share, the [•] Post-Combination Company ordinary shares that the Sponsor and our independent directors holding Founder Shares would own upon completion of our initial business combination would have an aggregate implied value of $[•]. As a result, even if the trading price of the Post-Combination Company ordinary shares significantly declines, the value of the Founder Shares held by the Sponsor and independent directors will be significantly greater than the amount the Sponsor paid to purchase such shares. In addition, the Sponsor could potentially recoup its entire investment, inclusive of its investment in the Private Placement Units, even if the trading price of the Post-Combination Company ordinary shares after the initial business combination is as low as $[•] per share. As a result, the Sponsor and independent directors holding Founder Shares are likely to earn a substantial profit on their investment in us upon disposition of shares of Post-Combination Company ordinary shares even if the trading price of the Post-Combination Company ordinary shares declines after we complete our initial business combination. The Sponsor and independent directors holding Founder Shares may therefore be economically incentivized to complete an initial business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the Public Stockholders, rather than liquidating Thunder Bridge. This dilution would increase to the extent that Public Stockholders seek redemptions from the Trust Account for their Public Shares.

Public Stockholders who redeem their shares of Thunder Bridge Common Stock may continue to hold any Public Warrants they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Public Warrants. Assuming (i) all redeeming Public Stockholders acquired Public Units in the IPO and continue to hold the Public Warrants that were included in the Public Units, and (ii) maximum redemption of the shares of Thunder Bridge Common Stock held by the redeeming Public Stockholders, [•] Public Warrants would be retained by redeeming Public Stockholders with a value of $            , based on the market price of $            of the Public Warrants as of            , 2024. As a result, the redeeming Public Stockholders would recoup their entire investment and continue to hold Public Warrants with an aggregate market value of $            , while non-redeeming Public Stockholders would suffer additional dilution in their percentage ownership and voting interest of PubCo upon exercise of the Public Warrants held by redeeming Public Stockholders.

Thunder Bridge stockholders who do not redeem their shares of Thunder Bridge Common Stock will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management. Upon the issuance of Thunder Bridge Common Stock in connection with the Business Combination, the percentage ownership of Public Stockholders who do not redeem their shares of Thunder Bridge Common Stock will be diluted. The percentage of the Post-Combination Company’s ordinary shares that will be owned by Public Stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of Public Stockholders under different redemption levels, based on the number of issued and outstanding shares of Thunder Bridge Common Stock and Coincheck ordinary shares on March 31, 2023, and based on the Post-Combination Company ordinary shares expected to be issued in the Business Combination, non-redeeming Public Stockholders, as a group, will own:

•        if there are no redemptions of Public Shares, 2.2% of the Post-Combination Company’s ordinary shares expected to be outstanding immediately after the Business Combination;

•        if there are maximum redemptions of 100.0% of the outstanding Public Shares, none of the Post-Combination Company’s ordinary shares expected to be outstanding immediately after the Business Combination.

Because of this, Public Stockholders, as a group, will have less influence on the board of directors, management and policies of the Post-Combination Company than they now have on the board of directors, management and policies of Thunder Bridge. See “Certain Agreements Related to the Business Combination — Stockholders Agreement.”

The ownership percentage with respect to the Post-Combination Company following the Business Combination does not take into account the following potential issuances of securities, which will result in further dilution to Public Stockholders who do not redeem their Public Shares:

•        the issuance of up to 4,730,557 shares upon exercise of the Public Warrants at a price of $11.50 per share;

•        the issuance of up to 129,611 shares upon exercise of the placement warrants in the Private Placement Units held by the Sponsor at a price of $11.50 per share;

•        the issuance of up to 4,730,557 shares upon exercise of PubCo Warrants at a price of $11.50 per share;

•        the issuance of up to 2,412,384 restricted stock units issuable after the closing of the Business Combination;

•        the issuance of up to [•] shares under the Omnibus Incentive Plan; and

•        if the Sponsor, or Thunder Bridge’s officers, directors or their affiliates make any working capital loans prior to the closing of the Business Combination, they may convert up to $1,500,000 of those loans into Units to purchase 150,000 units at a price of $10.00 per unit.

If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding shares of Thunder Bridge Common Stock and Coincheck ordinary shares on March 31, 2023, and based on the Thunder Bridge Common Stock expected to be issued in the Business Combination, non-redeeming Public Stockholders, as a group, would own:

•        if there are no redemptions of Public Shares, 1.8% of the Post-Combination Company’s ordinary shares outstanding assuming all such shares were issued immediately after the Business Combination;

•        if there are maximum redemptions of 100.0% of the outstanding Public Shares, none of the Post-Combination Company’s ordinary shares outstanding assuming all such shares were issued immediately after the Business Combination.

Listing of PubCo’s Ordinary Shares

The Thunder Bridge Common Stock, Thunder Bridge Warrants and Thunder Bridge Units are currently listed on Nasdaq under the symbols “THCP,” “THCPW” and “THCPU,” respectively. PubCo intends to apply to list the PubCo’s Ordinary Shares and PubCo Warrants on the Nasdaq Global Market under the symbols “CNCK” and “CNCKW,” respectively, upon the closing of the Business Combination. Neither Thunder Bridge nor PubCo will have units traded following the closing of the Business Combination, at which time each unit will separate into its component securities.

Potential Actions to Secure Requisite Stockholder Approvals

In connection with the stockholder vote to approve the Business Combination, the Sponsor and the Thunder Bridge Board, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of Thunder Bridge Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Sponsor or the Thunder Bridge Board, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of Thunder Bridge Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or the Thunder Bridge Board, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Thunder Bridge for use in the Business Combination.

Vote Required for Approval

The Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of our common stock represented in person (which would include presence at a virtual meeting) or by proxy at the meeting and entitled to vote thereon at the Stockholders Meeting. Failure to vote by proxy or to vote in person (online) at the Stockholders Meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

Recommendation of the Thunder Bridge Board

THE THUNDER BRIDGE BOARD UNANIMOUSLY RECOMMENDS THAT THUNDER BRIDGE’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE BUSINESS COMBINATION AGREEMENT

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement and amendment to the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and to the complete text of the BCA Amendment, a copy of which is attached as Annex A-I to this proxy statement/prospectus. You are urged to read the Business Combination Agreement (including the BCA Amendment) in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure letters (the “Disclosure Letters”), which are not filed publicly, are subject to a contractual standard of materiality different from that generally applicable to stockholders, and were used for the purpose of allocating risk among the parties rather than to establish matters as facts. Thunder Bridge and PubCo do not believe that the Disclosure Letters contain information that is material to an investment decision that is not disclosed in this proxy statement/prospectus. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Thunder Bridge, PubCo or any other matter.

Structure of the Business Combination

At the Closing, upon the terms and subject to the conditions of the Business Combination Agreement, and in accordance with the DGCL, Merger Sub will merge with and into Thunder Bridge (the time of filing of the certificate of merger, or such later time as may be agreed in writing by Thunder Bridge and Merger Sub and specified in the Certificate of Merger, being the “Merger Effective Time”), with Thunder Bridge continuing as the surviving entity and as a wholly-owned subsidiary of PubCo.

The Business Combination

Pre-Closing Restructuring

Prior to 12:01 a.m. Japan Time on the Closing Date (the “Share Exchange Effective Time”), PubCo has agreed to cause a restructuring to be implemented. At the Share Exchange Effective Time and on the terms and subject to the conditions set forth in the Business Combination Agreement, Coincheck will, and PubCo will cause M1 GK to, implement a share exchange (kabushiki koukan) under and in accordance with the applicable provisions of the Companies Act, pursuant to which the ordinary shares of Coincheck outstanding immediately prior to the Share Exchange Effective Time will be exchanged (the “Share Exchange”) for PubCo Ordinary Shares (the “PubCo Exchange Shares”).

At the Share Exchange Effective Time, the effect of the Share Exchange will be, among others, that Coincheck shareholders become holders of the PubCo Exchange Shares, and Coincheck will become a direct, wholly-owned subsidiary of M1 GK, which, in turn, will be a wholly-owned subsidiary of PubCo as a result of the restructuring implemented by PubCo.

Immediately following the Share Exchange Effective Time on the Closing Date, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the laws of the Netherlands, PubCo will (a) convert its legal form, without ceasing to exist, from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and (b) amend and restate its governing documents, which, as so amended and restated, will be the governing documents of PubCo until thereafter amended in accordance with the terms thereof and applicable law.

Merger and Treatment of Thunder Bridge Shares and Thunder Bridge Warrants

Following the Share Exchange Effective Time, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the DGCL, Thunder Bridge and Merger Sub will consummate the Merger, pursuant to which Merger Sub will be merged with and into Thunder Bridge, following which the separate corporate existence of Merger Sub will cease and Thunder Bridge will continue as the surviving corporation and, ultimately, as a direct, wholly-owned subsidiary of PubCo.

At the Merger Effective Time, the effect of the Merger will be, among others, that: (a) each Thunder Bridge common share (a “Thunder Bridge Common Share”) issued and outstanding immediately prior to the Merger Effective Time will be exchanged for the right to receive one PubCo ordinary share (a “PubCo Ordinary Share”), and (b) without any action on the part of any holder of Thunder Bridge Warrants, each Thunder Bridge Warrant that is outstanding immediately prior to the Merger Effective Time will, pursuant to and in accordance with the warrant agreement dated June 29, 2021 by and between Thunder Bridge and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), automatically and irrevocably be modified to provide that such Thunder Bridge Warrant will no longer entitle the holder thereof to purchase the amount of Thunder Bridge Common Share(s) set forth therein and in substitution thereof such Thunder Bridge Warrant will entitle the holder thereof to acquire such number of PubCo Ordinary Shares per Thunder Bridge Warrant, subject to adjustments as provided in the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement if the Thunder Bridge Warrant was exercised prior to the Business Combination.

Coincheck Shareholder Earn Out

Immediately prior to the Merger Effective Time, each Coincheck shareholder (in this section a “Coincheck Shareholder”) will transfer to an escrow agent (in this section, the “Escrow Agent”), to hold on its behalf, each such Coincheck Shareholder’s pro rata share of 25,000,000 Coincheck earn out shares (the “Escrowed Coincheck Shareholder Earn Out Shares”) to be held in an escrow account (in this section, the “Escrow Account”) established pursuant to an escrow agreement to be entered into at or prior to the Closing by Thunder Bridge, the Sponsor, Monex (on behalf of itself and each other Coincheck Shareholder), PubCo and the Escrow Agent (in this section, the “Escrow Agreement”). Following the Closing, the Escrowed Coincheck Shareholder Earn Out Shares will be released and delivered, or newly issued, as applicable, pro rata to each Coincheck Shareholder as follows, upon the terms and subject to the conditions set forth in the BCA and the Escrow Agreement:

a)      Upon the occurrence of a first triggering event (“Triggering Event I”), being the first date on which the closing share price on any twenty (20) trading days within the preceding thirty (30) consecutive trading day period during the 5-year earn out period beginning on the Closing Date (the “Earn Out Period”) is greater than or equal to $12.50;

b)      In addition, 25,000,000 additional earn out shares will be newly issued by PubCo upon the occurrence of a second triggering event (“Triggering Event II”; each of Triggering Event I and Triggering Event II is a “Triggering Event”), being the first date on which the closing share price on any twenty (20) trading days within the preceding thirty (30) consecutive trading day period during the Earn Out Period is greater than or equal to $15.00; and

c)      If the conditions set forth in (a) and (b) have not been satisfied within the Earn Out Period, any Coincheck Shareholder Earn Out Shares remaining in the Escrow Account will be automatically released to PubCo for repurchase for no consideration and no Coincheck Shareholder will have any right to receive such Coincheck Shareholder Earn Out Shares or any benefit therefrom.

Any dividends or other distributions attributable to the Escrowed Coincheck Earn Out Shares will be held in escrow by the Escrow Agent and released to the relevant Coincheck Shareholder if and when the corresponding Escrowed Coincheck Earn Out Shares are released to such Coincheck Shareholder.

The Escrow Agent will vote all of the Escrowed Coincheck Earn Out Shares in accordance with the prior written instructions of the relevant Coincheck Shareholder and the Escrow Agent will take all other necessary or desirable actions in connection with the foregoing including, but not limited to, attendance at (annual) general meetings of PubCo in person or by proxy for purposes of obtaining a quorum, and voting and execution of written consents in lieu of meetings, such that the Escrowed Coincheck Earn Out Shares will be voted in accordance with the written instructions of the relevant Coincheck Shareholder.

Sponsor Earn Out

At the Closing, the Sponsor will deliver, or cause to be delivered, electronically through DTC, using DTC’s Deposit/Withdrawal At Custodian System, to the Escrow Agent, 2,365,278 of the PubCo Ordinary Shares (in this section, the “Sponsor Earn Out Shares”). Upon receipt of the Sponsor Earn Out Shares, the Escrow Agent will place the Sponsor Earn Out Shares in the Escrow Account.

Following the Closing, the Sponsor Earn Out Shares will be released and delivered as follows:

a)      Upon the occurrence of Triggering Event I, fifty percent (50%) of the Sponsor Earn Out Shares will be released from the Escrow Account and delivered to the Sponsor;

b)      Upon the occurrence of Triggering Event II, fifty percent (50%) of the Sponsor Earn Out Shares will be released from the Escrow Account and delivered to the Sponsor; and

c)      If the conditions set forth in (a) and (b) have not been satisfied within the Earn Out Period, any Sponsor Earn Out Shares remaining in the Escrow Account will be automatically released to PubCo for repurchase for no consideration and the Sponsor will not have any right to receive such Sponsor Earn Out Shares or any benefit therefrom.

If, during the Earn Out Period, there is a change of control transaction with respect to PubCo (or a successor thereof), (i) the Triggering Event I with respect to the Sponsor Earn Out Shares will be deemed to occur if the per share consideration paid in such change of control transaction is equal to or in excess of $12.50 but less than $15.00 and (ii) the Triggering Event I and the Triggering Event II with respect to the Sponsor Earn Out Shares will be deemed to simultaneously occur if the per share consideration paid in such change of control transaction is equal to or in excess of $15.00.

Any dividends or other distributions attributable to the Sponsor Earn Out Shares will be held in escrow by the Escrow Agent and released to the Sponsor if and when the corresponding Sponsor Earn Out Shares are released to the Sponsor.

The Escrow Agent will vote all of the Sponsor Earn Out Shares in accordance with the prior written instructions of the Sponsor and the Escrow Agent will take all other necessary or desirable actions in connection with the foregoing including, but not limited to, attendance at (annual) general meetings of PubCo in person or by proxy for purposes of obtaining a quorum, and voting and execution of written consents in lieu of meetings, such that the Sponsor Earn Out Shares will be voted in accordance with the written instructions of the Sponsor.

The parties agreed that the delivery of the Sponsor Earn Out Shares will be treated by the Sponsor as an adjustment to the Closing Thunder Bridge share consideration for tax purposes.

Closing

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the Closing will take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF) signatures) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the second (2nd) business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions in Article XII of the Business Combination Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing, provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing)) or (b) at such other place, time or date as Thunder Bridge and PubCo may mutually agree in writing.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of PubCo, Coincheck and Thunder Bridge, certain of which are subject to materiality and material adverse effect (as described further below) qualifiers. See “— Material Adverse Effect.”

Representations and Warranties of PubCo

PubCo has made representations and warranties relating to, among other things, company organization, due authorization, no conflict, governmental authorities and consents, capitalization of PubCo, M1 GK and Merger Sub, and brokers’ fees.

Representations and Warranties of Coincheck

Coincheck has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, current capitalization and capitalization of subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, compliance with laws, contracts, no defaults, company benefit plans, labor matters, taxes, insurance, permits, personal property and assets, real property, intellectual property and IT security, environmental matters, absence of changes, brokers’ fees, related party transactions, proxy/registration statement, and regulatory compliance.

Representations and Warranties of Thunder Bridge

Thunder Bridge has made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, governmental authorities and consents, financial ability and the Trust Account, brokers’ fees, SEC reports, financial statements, compliance with Sarbanes-Oxley, undisclosed liabilities, business activities, tax matters, capitalization, Nasdaq listing, related party transactions, Investment Company Act of 1940, as amended (the “Investment Company Act”), interest in competitors, proxy/registration statement, and no working capital loans.

Survival of Representations and Warranties

The representations and warranties of the respective parties to the Business Combination Agreement will not survive the Closing.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of PubCo, Coincheck, and Thunder Bridge are qualified in whole or in part by a material adverse effect standard (as described further below) for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a material adverse effect with respect to Coincheck and its subsidiaries (a “Material Adverse Effect”) means any effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Coincheck and its subsidiaries, taken as a whole or (b) prevents Coincheck from consummating the transactions contemplated by the Business Combination Agreement (the “Business Combination”).

However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect:

(i)     Any change in applicable laws or IFRS or any interpretation thereof,

(ii)    Any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally,

(iii)   The announcement or the execution of the Business Combination Agreement, the pendency or consummation of the Business Combination or the performance of the Business Combination Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees,

(iv)   Any effect generally affecting any of the industries or markets in which Coincheck or any of its subsidiaries operate or the economy as a whole,

(v)    The compliance with the terms of the Business Combination Agreement or the taking of any action required or contemplated by the Business Combination Agreement or with the prior written consent of Thunder Bridge or at the request of Thunder Bridge,

(vi)   Any earthquake, hurricane, disease outbreak, epidemic, pandemic, tsunami, tornado, flood, mudslide, wildfire or other natural disaster, act of God or other force majeure event,

(vii)  Any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Coincheck operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel,

(viii) Any failure of Coincheck and its subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided that this clause will not prevent a determination that any effect not otherwise excluded from the definition of Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in, or would reasonably be expected to result in, a Material Adverse Effect,

(ix)   COVID-19 or any COVID-19 Measures, or Coincheck’s or any of its subsidiaries’ compliance therewith,

(x)    Any cyberattack on or involving Coincheck or any of its subsidiaries, provided that such attack is not due to a breach of certain IT system and privacy representations and warranties of Coincheck and such attack causes a broad and extended disruption of Coincheck and its subsidiaries’ systems and services resulting in material adverse harm to Coincheck and its subsidiaries, taken as a whole, and

(xi)   Any matters set forth in Section 1.01 of the disclosure letter delivered by Coincheck to Thunder Bridge (the “Coincheck Disclosure Letter”).

Any changes in clauses (i), (ii), (vi) and (vii) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent (but only to the extent) that such changes have had a disproportionate and adverse impact on Coincheck and its subsidiaries, taken as a whole, as compared to other similarly situated competitors or comparable entities operating in Japan in the same industries in which Coincheck or its subsidiaries operate.

Covenants and Agreements

PubCo, Merger Sub, Coincheck, or M1 GK (the “Company Parties”) have made covenants relating to, among other things, conduct of business, inspection, no claims against the Trust Account, shareholder approval, indemnification and insurance, PubCo’s contemplated Nasdaq listing, and the incentive equity plan.

Thunder Bridge has made covenants relating to, among other things, conduct of the business, inspection, Thunder Bridge’s current Nasdaq listing and public filings, Section 16 matters, qualification as an Emerging Growth Company, shareholder litigation, and FIRPTA.

The Company Parties and Thunder Bridge have made joint covenants relating to, among other things, obtaining FEFTA and other regulatory approvals, support of the transaction, filing of this proxy statement/prospectus, the Thunder Bridge special meeting, exclusivity, tax matters, confidentiality and publicity, officers and board of directors, and post-closing cooperation.

Conduct of Business by Coincheck

Coincheck has agreed that from the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as required by the Business Combination Agreement or by applicable law, contemplated by the PubCo reorganization, set forth in Section 9.01 of the Coincheck Disclosure Letter or consented to in writing by

Thunder Bridge, use its reasonable efforts to operate its business in the ordinary course of business consistent with past practice (including recent past practice in light of COVID-19 measures). Without limiting the generality of the foregoing and subject to certain exceptions, Coincheck agreed that it will not, and it will cause its subsidiaries not to, during the Interim Period:

a)      Change or amend the governing documents of the Company Parties, other than changes that are not, individually or in the aggregate, material or adverse to Thunder Bridge;

b)      Issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than a permitted lien) on any shares of capital stock or any other equity or voting securities of any of the Company Parties or any of Coincheck’s subsidiaries, other than pursuant to the exercise of any option, or issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based or voting securities of any of the Company Parties, except for the issuance of options as provided for in any benefit plan;

c)      Except in the ordinary course of business consistent with past practice or as required by any benefit plan or applicable law, make any grant or promise of any severance or termination payment to any person, except severance or termination payments in connection with the termination of any employee in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any benefit plan regarding equity-based grants or compensation, or any plan, agreement, program, policy, trust, fund or other arrangement that would be such type of benefit plan if it were in existence as of the date of the Business Combination Agreement, other than to amend or replace any such benefit plan in the ordinary course of business if the cost of providing benefits thereunder is not materially increased;

d)      Other than in connection with certain obligations, make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of Coincheck or its subsidiaries, other than as may be required by applicable law, IFRS or regulatory guidelines;

e)      Adopt or enter into a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or reorganization of Coincheck or its subsidiaries;

f)      Directly or indirectly acquire by merging or consolidating with, or by purchasing substantially all of the assets of, or by purchasing all of or a substantial equity securities in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or person or division thereof, in each case, that would be material to Coincheck or its subsidiaries, taken as a whole, and other than in the ordinary course of business, which is deemed to include any acquisitions for aggregate consideration that does not exceed JPY 1,200,000,000;

g)      Issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness in excess of an aggregate amount equivalent to JPY 120,000,000 per fiscal quarter, except, in each case, in the ordinary course of business consistent with past practice, and, as to indebtedness, except as between the company and its subsidiaries;

h)      Enter into any agreement that materially restricts the ability of Coincheck or its subsidiaries to engage or compete in any line of business or enter into a new line of business, except where such restriction does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Coincheck and its subsidiaries, taken as a whole;

i)       Enter into, assume, assign, partially or completely amend any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement, other than as required by applicable law;

j)       Take any action reasonably likely to impede the intended income tax treatment;

k)      Take or omit to take any action that would result in the condition set forth in Section 9.01(j) of the Coincheck Disclosure Letter failing to be satisfied at the Closing;

l)       Enter into, modify in any material respect or terminate any contract that is (or would be if entered into prior to the date of the Business Combination Agreement) a material contract or lease, other than in the ordinary course of business or as required by law;

m)     Sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any lien (other than permitted liens) on, or otherwise dispose of, any material assets, rights or properties (including material owned intellectual property) of Coincheck, with certain exceptions;

n)      Settle any pending or threatened actions to the extent (i) such settlement includes an agreement to accept or concede injunctive relief restricting Coincheck or a subsidiary in a manner materially adverse to Coincheck or a subsidiary or (ii) to the extent such settlement involves a government authority or alleged criminal wrongdoing, in each case without first notifying Thunder Bridge of its intent to do so if such prior notification is legally permissible (as determined by Coincheck based on advice of counsel);

o)      Except in the ordinary course of business consistent with past practice, make, change or revoke any material tax election, adopt or change (or request any governmental authority to change) any accounting method or accounting period with respect to taxes, file any material amended tax return, settle or compromise any material tax liability or claim for a refund of any material amount of taxes, enter into any closing agreement or other binding written agreement with respect to any material tax, or enter into any material tax sharing or tax indemnification agreement or similar agreement (excluding commercial contracts not primarily relating to taxes);

p)      Fail to maintain in full force and effect material insurance policies covering Coincheck and the subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner materially detrimental to Coincheck and its subsidiaries;

q)      Enter into any related party transactions or amend in any material respect any existing related party transactions (excluding (i) any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of Coincheck or its subsidiaries in their capacity as an officer or director and (ii) any contracts between Coincheck or any of its subsidiaries, on the one hand, and Monex, on the other hand, that are entered into in the ordinary course of business); or

r)      Enter into any agreement, or otherwise become obligated, to do any action prohibited by subsections a) through q) above.

Covenants of the Company Parties

Pursuant to the Business Combination Agreement, each of the Company Parties has agreed, among other things, to:

a)      Subject to confidentiality obligations and similar restrictions that may be applicable and certain exceptions, afford to Thunder Bridge and its representatives reasonable access during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Company Parties and Coincheck’s subsidiaries and so long as permissible under applicable law, to their respective properties, assets, books, contracts, commitments, tax returns, records and appropriate officers and employees of the Company Parties and Coincheck’s subsidiaries and use its reasonable efforts to furnish such representatives with financial and operating data and other information concerning the business and affairs of the Company Parties; and

b)      Waive any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Thunder Bridge or any of its affiliates for any reason whatsoever, and not to seek recourse against the Trust Account at any time for any reason whatsoever.

Covenants of PubCo

Pursuant to the Business Combination Agreement and further to the above, PubCo has agreed, among other things, to:

a)      Prior to the Closing, as the sole shareholder of Merger Sub, deliver to Thunder Bridge the Merger Sub shareholder approval (A) in the form of a written consent executed by PubCo (pursuant to the Company Support Agreement) and (B) in accordance with the terms and subject to the conditions of Merger Sub’s governing documents;

b)      Accept that all rights provided in the governing documents of Thunder Bridge or in any other agreement to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time (including in respect of any matters arising in connection with the Business Combination Agreement and the Business Combination) in favor of each person who at the Merger Effective Time is, or at any time prior to the Merger Effective Time was, a director or officer of Thunder Bridge will survive the Merger and continue in full force and effect for a period of not less than six (6) years from the Merger Effective Time;

c)      During the Interim Period, prepare and submit to the Nasdaq Global Market a listing application, if required under the Nasdaq Global Market rules, covering the PubCo Ordinary Shares and warrants to be issued in connection with the Business Combination, and obtain approval for the listing of such PubCo Ordinary Shares and warrants, and for Thunder Bridge to reasonably cooperate with PubCo with respect to such listing; and

d)      Approve, and subject to approval, of PubCo’s general meeting, adopt an omnibus management incentive equity plan that reserves for issuance thereunder an aggregate number of PubCo Ordinary Shares equal to 7% of the outstanding PubCo Ordinary Shares immediately following the Merger Effective Time (the “Incentive Equity Plan”), and as soon as practicable in accordance with applicable law after the Merger Effective Time, file an effective registration statement on Form S-8 (or other applicable form) with respect to PubCo Ordinary Shares issuable under the Incentive Equity Plan. PubCo agrees to use reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

Covenants of Coincheck

Pursuant to the Business Combination Agreement and further to the above, Coincheck has agreed, among other things, to:

a)      Prior to the Closing, (i) obtain and deliver to Thunder Bridge the PubCo shareholder approval (A) in the form of a written consent executed by Monex (pursuant to the Company Support Agreement) and (B) in accordance with the terms and subject to the conditions of PubCo’s governing documents, and (ii) take all other action necessary or advisable to secure the PubCo shareholder approval; and

b)      In the event that Closing occurs after June 30, 2022, Coincheck agreed to using its commercially reasonable efforts to deliver to Thunder Bridge by no later than July 25, 2022, audited consolidated financial statements of Coincheck and its subsidiaries.

Conduct of Business of Thunder Bridge

Thunder Bridge has agreed that during the Interim Period, it will not, except as contemplated by the Business Combination Agreement, as required by applicable law (including COVID-19 measures), or as consented to by Coincheck in writing, and will cause each of its subsidiaries not to:

a)      Change, modify, supplement, restate or amend the trust agreement governing the Trust Account or the Thunder Bridge organizational documents;

b)      (A) Declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Thunder Bridge; (B) split, combine or reclassify any capital stock of, or other equity interests in, Thunder Bridge; or (C) other than in connection with the Thunder Bridge shareholder redemption or as otherwise required by Thunder Bridge’s organizational documents in order to consummate the Business Combination, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Thunder Bridge;

c)      Except in the ordinary course of business consistent with past practice, make, change or revoke any tax election, adopt or change (or request any governmental authority to change) any accounting method or accounting period with respect to taxes, file any amended tax return, settle or compromise any tax liability or claim for a refund of any amount of taxes, enter into any closing agreement or other binding written agreement with respect to any tax, or enter into any tax sharing or tax indemnification agreement or similar agreement (excluding commercial contracts not primarily relating to taxes);

d)      Enter into, renew, modify, supplement or amend any transaction or contract with an affiliate of Thunder Bridge, other than working capital loans;

e)      Waive, release, compromise, settle or satisfy any pending or threatened action or compromise or settle any liability;

f)      Incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, other than working capital loans not exceeding $1,500,000 in the aggregate;

g)      Offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Thunder Bridge or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) issuance of Thunder Bridge Common Shares in connection with the exercise of any Thunder Bridge Warrants outstanding on the date hereof or (y) issuance of Thunder Bridge Common Shares at not less than $10 per share on the terms set forth in the subscription agreements or amend, modify or waive any of the terms or rights set forth in, any Thunder Bridge Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

h)      Enter into any agreement, or otherwise become obligated, to take any action prohibited by subsections a) through g) above.

Additionally, during the Interim Period, Thunder Bridge has agreed that it will, and will cause its affiliates, including sponsor, to comply with, and continue performing under, as applicable, the Thunder Bridge organizational documents, the trust agreement, the Transaction Documents and all other agreements or contracts to which Thunder Bridge or its subsidiaries may be a party.

Covenants of Thunder Bridge

Pursuant to the Business Combination Agreement, Thunder Bridge has agreed, among other things, to:

a)      Subject to confidentiality obligations and similar restrictions that may be applicable and certain exceptions, afford to the Company Parties, their affiliates and representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operations of Thunder Bridge and its subsidiaries and so long as permissible under applicable law to their respective properties and assets, books, contracts, commitments, tax returns, records and appropriate officers and employees of Thunder Bridge and its subsidiaries, and to use its reasonable efforts to furnish such representatives with all financial and operating data and other information concerning the business and affairs of Thunder Bridge and its subsidiaries;

b)      During the Interim Period, use commercially reasonable efforts to ensure Thunder Bridge remains listed as a public company on, and for shares of Thunder Bridge Common Shares and Thunder Bridge Warrants (but, in the case of Thunder Bridge Warrants, only to the extent issued as of the date hereof) to be listed on, the Nasdaq Global Market;

c)      Use reasonable efforts to keep current, and timely file, all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities laws;

d)      Prior to the Merger Effective Time, take all reasonable steps as may be required (to the extent permitted under applicable law) to cause any acquisition or disposition of the Thunder Bridge Common Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Business Combination by each person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Thunder Bridge to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the no-action letter, dated January 12, 1999, issued by the SEC regarding such matters;

e)      During the Interim Period, (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and (b) not take any action that would cause Thunder Bridge to not qualify as an “emerging growth company” within the meaning of the JOBS Act;

f)      Promptly notify Coincheck of any litigation related to the Business Combination Agreement, the other Transaction Documents or any or the transactions contemplated hereby or thereby and keep Coincheck reasonably informed with respect to the status thereof, and to provide Coincheck the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, give good faith consideration to Coincheck’s advice with respect to such litigation and not settle any such litigation without prior written consent of Coincheck;

g)      On or before the Closing Date, provide PubCo with a duly executed certificate meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3); and

h)      Pay all transfer, documentary, sales, use, stamp, registration, value-added or other similar taxes incurred in connection with the Business Combination, and, at its own expense, to file all necessary tax returns with respect to all such taxes.

Joint Covenants of Thunder Bridge and Company Parties

In addition, Thunder Bridge and the Company Parties have agreed, among other things, to take, or as applicable refrain from taking, the actions set forth below:

a)      As soon as reasonably practicable after the date of the Business Combination Agreement, amongst others, (i) make all filings required by antitrust, competition, and foreign investment laws, including advance notification with the Ministry of Finance of Japan and the Ministry of Economy, Trade and Industry of Japan and any other filings required under FEFTA, (ii) notify certain governmental authorities of the Business Combination and consult with such governmental authorities to confirm there is no opposition to the Business Combination, and (iii) cooperate with each other regarding the same. Thunder Bridge and Company Parties have also agreed to request shortening of the waiting period prescribed by the FEFTA, and to cooperate with each other and with each governmental authority to complete lawfully the Business Combination as soon as practicable (but in any event prior to the termination date);

b)      (a) Use reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Business Combination, (b) use reasonable efforts to obtain all material consents and approvals of third parties that any of Thunder Bridge or the Company Parties or their respective affiliates are required to obtain in order to consummate the Business Combination, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of the other Party set forth in Article XII of the Business Combination Agreement or otherwise to comply with the Business Combination Agreement and to consummate the Business Combination as soon as practicable, and cause their respective subsidiaries to do the same;

c)      Use its reasonable best efforts to cause the proxy statement/registration statement to comply with the rules and regulations promulgated by the SEC, to have the proxy statement/registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the proxy statement/registration statement effective as long as is necessary to consummate the transactions contemplated by the Business Combination Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission;

d)      During the Interim Period, not take, and to direct their affiliates and representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any person concerning any merger, recapitalization or similar business combination transaction, or any sale of substantially all of the assets involving Coincheck and its subsidiaries, taken as a whole (each such acquisition transaction, but excluding the Business Combination, an “Acquisition Transaction”) or (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction;

e)      In the event that the Company Parties and Thunder Bridge agree to raise third party financing for purposes of consummating the Business Combination, cooperate, and cause their respective representatives to cooperate, with each other and their respective representatives in connection with raising such third party financing;

f)      Adopt the Business Combination Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a);

g)      Not make any public announcement or issue any public communication regarding the Business Combination Agreement or the Business Combination, or any matter related to the foregoing, without first obtaining each other’s prior consent; and

h)      Ensure that immediately following the Closing, PubCo’s board of directors consisting of nine (9) individuals, two (2) of which will be appointed upon a nomination by the Sponsor, five (5) of which will be appointed upon a nomination by Monex, and two (2) of which will be mutually agreed to by the Sponsor and Monex.

Closing Conditions

The consummation of the business combination is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. The affected party may (if legally permitted) waive with respect to itself any condition. Therefore, unless these conditions are satisfied or waived by the applicable parties to the Business Combination Agreement, the business combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such conditions to the consummation of the Business Combination.

Notwithstanding the foregoing, certain closing conditions may not be waived due to charter or organizational documents, applicable law or otherwise. The following closing conditions may not be waived: the absence of any law or order that would prohibit the consummation of the Business Combination; expiration of any applicable waiting period under FEFTA and any antitrust laws; receipt of the requisite consents by Thunder Bridge’s shareholders; and Thunder Bridge having at least $5,000,001 of net tangible assets following the exercise of any redemption rights.

Conditions to the Obligations of All Parties

The obligations of the parties to the Business Combination Agreement to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by PubCo (on behalf of the Company Parties) and Thunder Bridge:

a)      The applicable waiting period(s) under the FEFTA in respect of the Business Combination (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of a governmental authority) will have expired or been terminated, and no governmental authority having the power to regulate Coincheck shall have opposed, and failed to withdraw its opposition to, the Business Combination;

b)      There will not be in force any governmental order enjoining or prohibiting the consummation of the Business Combination;

c)      Thunder Bridge will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

d)      Necessary approvals will have been duly obtained by: (i) Thunder Bridge in accordance with the DGCL, the Thunder Bridge organizational documents and the rules and regulations of the Nasdaq Global Market, (ii) PubCo in accordance with the applicable law and PubCo’s governing documents, and (iii) Merger Sub in accordance with the DGCL and Merger Sub’s governing documents.

e)      The registration statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn.

f)      The PubCo Ordinary Shares to be issued in connection with the Business Combination will have been approved for listing on the Nasdaq Global Market.

g)      The PubCo reorganization will have been consummated.

Conditions to the Obligations of Thunder Bridge

The obligations of Thunder Bridge to consummate, or cause to be consummated, the business combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Thunder Bridge:

a)      Certain representations of PubCo contained in the Business Combination Agreement (including representations and warranties of PubCo with respect to its corporate organization, due authorization to enter into the Business Combination Agreement and consummate the Business Combination) will be true and correct (without giving any effect to materiality or Material Adverse Effect qualifiers) in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties express relate to an earlier date, which representations and warranties will have been true and correct in all material respects on and as of such date;

b)      The representations and warranties of PubCo with respect to PubCo’s and its subsidiaries’ current capitalization and of Coincheck with respect to Coincheck’s current capitalization and absence of changes since the last balance sheet date will be true and correct in all respects of the Closing Date. Other representations and warranties of Coincheck contained in the Business Combination Agreement will be true and correct (without giving effect to materiality or Material Adverse Effect qualifiers) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will have been true and correct at and as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to imminently result in, a Material Adverse Effect;

c)      The covenants and agreements of Coincheck to be performed as of or prior to the Closing will have been performed in all material respects;

d)      Coincheck will have delivered to Thunder Bridge a certificate signed by an officer of Coincheck, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in the foregoing clauses (a) through (c) have been fulfilled; and

e)      Thunder Bridge will have received a duly executed Lock-up Agreement from each of Coincheck’s shareholders other than Monex.

Conditions to the Obligations of the Company Parties

The obligation of the Company Parties to consummate, or cause to be consummated, the business combination is subject to the satisfaction of the following conditions any one or more of which may be waived in writing by Coincheck, on behalf of the Company Parties:

a)      Certain representations of Thunder Bridge contained in the Business Combination Agreement (including representations and warranties of Thunder Bridge with respect to its corporate organization and authorization to enter into the Business Combination Agreement and consummate the Business Combination) will be true and correct (without giving any effect to materiality or material adverse effect qualifiers) in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly related to an earlier date, which representations and warranties will have been true and correct in all material respects at and as of such date;

b)      Representations and warranties of Thunder Bridge with respect to its business activities and capitalization will be true and correct in all respects as of the Closing Date;

c)      Each of the other representations and warranties of Thunder Bridge contained in the Business Combination Agreement (without giving any effect to materiality or material adverse effect qualifiers) will be true and correct, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, any failure to be so true and correct that would not that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Thunder Bridge;

d)      The covenants of Thunder Bridge to be performed as of or prior to the Closing will have been performed in all material respects;

e)      The available cash of Thunder Bridge at Closing will not be less than one hundred million U.S. dollars ($100,000,000); and

f)      Thunder Bridge will have delivered to Coincheck a certificate signed by an officer of Thunder Bridge, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in the foregoing clauses a) through e) have been fulfilled.

Termination; Effectiveness

The Business Combination Agreement may be terminated and the Business Combination abandoned at any time prior to the Closing:

a)      By mutual written consent of Coincheck and Thunder Bridge.

b)      By written notice to Coincheck from Thunder Bridge if (i) there is any breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement on the part of a Company Party, such that the conditions regarding the accuracy of the Company Parties’ representations or warranties or compliance with covenants would not be satisfied at the Closing (a “Terminating Coincheck Breach”), except that, if any such Terminating Coincheck Breach is curable by a Company Party through the exercise of its reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Thunder Bridge provides written notice of such violation or breach and the Termination Date) after receipt by Coincheck of notice from Thunder Bridge of such breach, but only for so long as a Company Party continues to exercise such reasonable efforts to cure such Terminating Coincheck Breach (the “Coincheck Cure Period”), such termination will not be effective, and such termination will become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before July 2, 2024 (the “Termination Date”), (iii) the Thunder Bridge Common Shares or Thunder Bridge Warrants are delisted from the Nasdaq Global Market, or (iv) the consummation of the Merger is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable governmental order; provided, that the right to terminate the Business Combination Agreement under subsection (i), (ii) or (iii) will not be available if Thunder Bridge’s failure to fulfill any obligation under the Business Combination Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date.

c)      By written notice to Thunder Bridge from Coincheck if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Thunder Bridge, such that the conditions would not be satisfied at the Closing (a “Terminating Thunder Bridge Breach”), except that, if any such Terminating Thunder Bridge Breach is curable by Thunder Bridge through the exercise of its reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Coincheck provides written notice of such violation or breach and the Termination Date) after receipt by Thunder Bridge of notice from Coincheck of such breach, but only for so long as Thunder Bridge continues to exercise such reasonable efforts to cure such Terminating Thunder Bridge Breach (the “Thunder Bridge Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Thunder Bridge Breach is not cured within the Thunder Bridge Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the Thunder Bridge Common Shares or Thunder Bridge Warrants are delisted from the Nasdaq Global Market, or (iv) the consummation of the Merger is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable governmental order; provided, that the right to terminate the Business Combination Agreement under subsection (i), (ii) or (iii) shall not be available if the Company’s failure to fulfill any obligation under the Business Combination Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date.

d)      By written notice from Coincheck to Thunder Bridge if the special meeting has been held, Thunder Bridge shareholders have duly voted, and the Thunder Bridge shareholder approval has not been obtained (subject to any adjournment, postponement or recess of the meeting); or

e)      By written notice from Coincheck or Thunder Bridge, on the one hand, to Thunder Bridge or Coincheck, respectively, on the other hand, if the Closing has not occurred on or before the ninetieth (90th) day after the date on which the Registration Statement is declared effective and the conditions set forth in e) of “— Conditions to the Obligations of the Company Parties” have not been satisfied as of such date, but all of the other conditions to the Closing set forth in Article XII of the Business Combination Agreement, other than those conditions that by their nature are to be satisfied by actions taken at the Closing and, if applicable, any of the conditions set forth in clauses c) and d) of “— Conditions to the Obligations of All Parties,” have been satisfied or validly waived on or before such date.

Waiver; Amendments

Each provision in the Business Combination Agreement may only be waived in writing, at any time prior to the Closing, by any party by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized.

The Business Combination Agreement may only be amended or modified by a duly authorized agreement in writing executed in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement. The approval of the Business Combination Agreement by the stockholders of any of the parties will not restrict the ability of the board of directors (or other body performing similar functions) of any of the parties to terminate the Business Combination Agreement in accordance with the Business Combination Agreement or to cause such party to enter into an amendment to the Business Combination Agreement.

Fees and Expenses

Each party to the Business Combination Agreement will bear its own costs and expenses incurred in connection with the Business Combination Agreement, the other Transaction Documents and the transactions therein contemplated, and whether or not such transactions will be consummated, including all fees of its legal counsel, financial advisers and accountants. However, if the Closing occurs, then PubCo will (A) pay or reimburse all fees and expenses incurred by or on behalf of the Company Parties or Monex in connection with the Transaction, and (B) subject to the terms and conditions of the Business Combination Agreement, pay or reimburse Thunder Bridge for all unpaid fees and disbursements of Thunder Bridge for outside counsel and fees and expenses of Thunder Bridge or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Thunder Bridge in connection with Thunder Bridge’s IPO (including any deferred underwriters fees) or the Transactions.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Transaction Documents”), but does not purport to describe all of the terms of any of the Transaction Documents. The following summary is qualified in its entirety by reference to the complete text of each of the Transaction Documents. The full text of the Transaction Documents, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Transaction Documents in their entirety prior to voting on the proposals presented at the Stockholders Meeting.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement, in the form attached to this proxy statement/prospectus as Annex D, pursuant to which, among other things, the Sponsor agreed (i) to vote in favor of the Transactions; (ii) to deliver a duly executed copy of the Registration Rights Agreement on the date of Closing; (iii) to the lock-up restrictions set forth in the Sponsor Support Agreement; (iv) to waive its redemption rights in connection with the consummation of the Business Combination with respect to any Thunder Bridge Common Shares it may hold, and (v) not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Thunder Bridge, PubCo, Coincheck, Coincheck’s, PubCo’s or Thunder Bridge’s affiliates or any of their respective successors, assigns relating to the negotiation, execution or delivery of the Sponsor Support Agreement, the Business Combination Agreement or the consummation of the Business Combination.

In addition, the Thunder Bridge Sponsors agreed not to transfer any Thunder Bridge Warrants held by the Thunder Bridge Sponsor immediately following the Closing (other than any Thunder Bridge Warrants acquired in the public market) until the end of the lock-up warrants period, being the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is ninety (90) days after (and excluding) the Closing Date or any PubCo Ordinary Shares held by the Thunder Bridge Sponsor immediately following Closing (other than PubCo Ordinary Shares acquired in connection with any third party financing, in the public market or pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of PubCo Ordinary Shares occurs on or after the Closing) until the end of the lock-up ordinary shares period, being the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is three hundred and sixty-five (365) days after (and excluding) the Closing Date, except as follows:

i.       An aggregate of one-third of the Thunder Bridge Sponsor’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the last sale price of the lock-up shares is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period;

ii.      An aggregate of one-third of the Thunder Bridge Sponsor’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the last sale price of the lock-up shares is greater than or equal to $17.50 for any 20 trading days within any 30 consecutive trading day period; and

iii.     The remainder, being an aggregate of one-third of the Thunder Bridge Sponsor’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the last sale price of the lock-up shares is greater than or equal to $20.00 for any 20 trading days within any 30 consecutive trading day period.

The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, without any liability on the part of any party, upon the earlier to occur of (i) the termination of the Business Combination Agreement in accordance with its terms in circumstances where the Closing does not occur and (ii) the expiration of the lock-up period, provided, that (1) no such termination will relieve any party of any liability for fraud or willful and intentional breach of the Sponsor Support Agreement, and (2) certain provisions of the Sponsor Support Agreement will survive any such termination.

In addition, in the event that the parties mutually agree to pursue third party financing, Sponsor agrees to match such financing dollar for dollar up to $35 million.

Monex Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, Thunder Bridge, PubCo, and Monex entered into the Monex Support Agreement, in the form attached to this proxy statement/prospectus as Annex E, pursuant to which, among other things, Monex will not, prior to the Termination Date (except, in each case, pursuant to the Business Combination Agreement), (i) directly or indirectly sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), either voluntarily or involuntarily, any of its PubCo Ordinary Shares, (ii) enter into any contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its PubCo Ordinary Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii).

Monex also agreed not to transfer its PubCo Ordinary Shares, excluding any shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of stock occurs on or after the Closing, following the Closing (subject to certain exceptions) until the end of the lock-up ordinary shares period, being the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is three hundred and sixty-five (365) days after (and excluding) the Closing Date, except as follows:

i.       An aggregate of one-third of the shareholder’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the last sale price of the lock-up shares is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period;

ii.      An aggregate of one-third of the shareholder’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the last sale price of the lock-up shares is greater than or equal to $17.50 for any 20 trading days within any 30 consecutive trading day period; and

iii.     The remainder, being an aggregate of one-third of the shareholder’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the last sale price of the lock-up shares is greater than or equal to $20.00 for any 20 trading days within any 30 consecutive trading day period.

The Monex Support Agreement will terminate upon the earlier to occur of (A) the Merger Effective Time and (B) the termination of the Business Combination Agreement in accordance with its terms in circumstances where the Closing does not occur, and upon such termination, the Monex Support Agreement will become void and have no further force or effect, without any liability on the part of any party (provided, that no such termination will relieve any party of any liability for fraud or intentional and willful breach of the Monex Support Agreement prior to its termination, certain provisions of the Monex Support Agreement will survive any such termination, and Monex’s post-Closing lock-up obligation will survive any such termination until the expiration of the last lock-up period under the Monex Support Agreement).

Lock-Up Agreements

Contemporaneously with the execution and delivery of the Business Combination Agreement, and as a condition and inducement to Thunder Bridge’s willingness to enter into the Business Combination Agreement, Coincheck, PubCo and the equityholders party thereto (for purposes of this subsection, each, an “Equityholder”) executed and delivered the Lock-Up Agreements, in the form attached to this proxy statement/prospectus as Annex G, pursuant to which, among other things, each Equityholder (in his capacity as the stockholder of Coincheck) agreed to (i) deliver a duly executed copy of the Registration Rights Agreement on the Closing Date, and (ii) the lock-up restrictions in the Lock-Up Agreements.

Each Equityholder agreed not to transfer their respective PubCo Ordinary Shares, excluding any shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of stock occurs on or after the Closing, following the Closing

(subject to certain exceptions) until the end of the lock-up ordinary shares period, being the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is three hundred and sixty-five (365) days after (and excluding) the Closing Date, except as follows:

i.       An aggregate of one-third of the Equityholder’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the last sale price of the lock-up shares is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period;

ii.      An aggregate of one-third of the Equityholder’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the last sale price of the lock-up shares is greater than or equal to $17.50 for any 20 trading days within any 30 consecutive trading day period; and

iii.     The remainder, being an aggregate of one-third of the Equityholder’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the last sale price of the lock-up shares is greater than or equal to $20.00 for any 20 trading days within any 30 consecutive trading day period.

The Lock-Up Agreement will terminate upon the earlier to occur of (A) the expiration of the lock-up period and (B) the third early lock-up expiration time.

Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, the Thunder Bridge Sponsor, PubCo, Monex and certain other persons (collectively, the “Holders”) will enter into the Registration Rights Agreement, in the form attached to this proxy statement/prospectus as Annex F, pursuant to which, among other things, PubCo will agree to (i) file a Registration Statement within 20 business days following the Closing Date to permit the public resale under the Securities Act of all the securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in the Registration Rights Agreement, and (ii) cause such Registration Statement to be declared effective as soon as practicable after the filing thereof. The Registration Rights Agreement also permits up to 3 demand registrations for the Sponsor and its permitted assigns, demand rights for Monex and provides for underwritten takedowns and customary “piggy-back” registration rights.

PROPOSAL NOS. 2A-2F — THE ADVISORY GOVERNANCE PROPOSALS

Overview

Thunder Bridge stockholders are also being asked to vote on the governance provisions referred to below, which are included in the amended and restated articles of association of PubCo. Consistent with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis.

These provisions were specifically negotiated for by Thunder Bridge, Monex and Coincheck and, in the judgment of the Thunder Bridge Board, were essential to entering into the Business Combination Agreement and necessary to adequately address the needs of the Post-Combination Company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, PubCo intends that the articles of association in the form set forth on Annex B (the “Post-Combination Company Articles of Association”) will take effect shortly before consummation of the Business Combination and as soon as practicable after the Japanese Share Exchange, assuming adoption of the Business Combination Proposal.

Proposal 2A: Stockholder Meeting Quorum

Existing Thunder Bridge Charter

The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of Thunder Bridge representing a majority of the voting power of all outstanding shares of capital stock of Thunder Bridge entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Post-Combination Company Articles of Association

There are no quorum requirements unless provided otherwise by Dutch law.

Proposal 2B: Action by Written Consent

Existing Thunder Bridge Charter

Any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Thunder Bridge Class B Common Stock with respect to which action may be taken by written consent.

Post-Combination Company Articles of Association

Dutch law allows for shareholders’ resolutions to be adopted in writing without holding a shareholders’ meeting, provided that, among other things, (i) the articles of association expressly allow so, and (ii) the resolutions are adopted unanimously by all shareholders that are entitled to vote. The requirement of unanimity renders the adoption of shareholders’ resolutions without holding a meeting practically infeasible for publicly traded companies like the Post-Combination Company. Therefore, the Post-Completion Company Articles of Association do not allow shareholders’ resolutions to be adopted in writing.

Proposal 2C: Removal of Directors; Vacancies

Existing Thunder Bridge Charter

Subject to the contractual rights of any stockholder, in accordance with the DGCL, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all then outstanding capital stock of Thunder Bridge entitled to vote in the election of directors, voting together as a single class.

Post-Combination Company Articles of Association

Any and all of the directors may be removed at any time by a resolution of the general meeting adopted with a simple majority of votes cast.

In case of any vacancy on the Post-Combination Company’s board or the inability of a Post-Combination Company director to act, a replacement director may be appointed by the Board in respect of each such vacancy or director that is unable to act. A temporary director will hold office until the earlier of (i) his or her death, disability, retirement, resignation, disqualification or removal from the board, (ii) the end of the next annual general meeting (or such general meeting convened earlier to fill the vacancy) and (iii) such time as the vacancy, or inability of the director, in respect of which the replacement director was appointed is resolved.

Proposal 2D: Amendment of Certificate of Incorporation/Articles of Association

Existing Thunder Bridge Charter

An amendment to the Thunder Bridge Charter generally requires the approval of the Thunder Bridge Board of Directors and a majority of the combined voting power of the then outstanding shares of voting stock, voting together as a single class.

The affirmative vote of a majority of the Board is required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of Thunder Bridge required by applicable law or the Thunder Bridge Charter, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of Thunder Bridge entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

Post-Combination Company Articles of Association

The general meeting of the Post-Combination Company may only resolve upon a resolution to amend the Post-Combination Company’s articles of association at the proposal of the board. Such a resolution requires a simple majority of votes cast at the general meeting.

Proposal 2E: Stockholder/Shareholder Proposals

Existing Thunder Bridge Charter

Nominations of Persons for Election as Directors

At any Stockholders Meeting of the stockholders, only such business as is specified in the notice of such Stockholders Meeting given by or at the direction of the person or persons calling such meeting may come before such meeting.

Stockholder nominations of persons for election as directors may be made in the same manner as other stockholder proposals.

Proposals other than Nomination of Persons for Election as Directors

At an annual meeting of stockholders, an item of business may be conducted, and a proposal may be considered and acted upon, only if such item or proposal is brought before the meeting (i) by, or at the direction of, the Thunder Bridge Board of Directors, or (ii) by any Thunder Bridge Stockholder who is entitled to vote at the meeting and who has given timely notice thereof in writing to the Secretary of Thunder Bridge. To be timely, a stockholder’s notice must be delivered to or mailed and received by the Secretary not fewer than 90 days nor more than 120 days prior to the date Thunder Bridge’s proxy statement was released to the stockholders in connection with the previous year’s annual meeting. However, if Thunder Bridge did not hold an annual meeting the previous year, or if the date of the subject annual meeting date is more than 30 days before or more than 60 days after such anniversary date of the previous year’s annual meeting, then the deadline is 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by Thunder Bridge.

For a stockholder to cause a proposal to be included in Thunder Bridge’s proxy statement relating to a meeting of stockholders other than a regularly scheduled annual meeting, to be timely, the stockholder’s notice must be delivered to or mailed or received by the Secretary within a reasonable time before Thunder Bridge begins to print and mail its proxy materials. For a stockholder to cause a proposal that is not included in Thunder Bridge’s proxy statement to be brought before an annual meeting of the stockholders, the stockholder must include: (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of Thunder Bridge that are beneficially owned by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Post-Combination Company Articles of Association

At any general meeting, only such matters as specified in the agenda for the general meeting or as otherwise announced in a similar manner, with due observance of the statutory term of convocation, can be validly resolved upon, unless the resolution concerned is adopted unanimously in a meeting where the Post-Combination Company’s entire issued share capital is represented.

The agenda for a Post-Combination Company’s general meeting is set by the Board or by the person(s) convening the general meeting. The general meeting agenda must also include such other items as requested by one or more shareholders who alone or jointly represent at least three percent (3%) of the Post-Combination Company’s issued share capital, provided that the request is (a) made in writing, including by reproducible electronic means of communication, and (b) received by the Post-Combination Company no later than on the 60th day before the day of the general meeting concerned. The request may include a proposal for adoption of a resolution by the general meeting, provided that (i) the general meeting is authorized pursuant to Dutch law and the Post-Combination Company’s Articles of Association to resolve upon the subject matter, and (ii) the subject matter does not concern a matter that pursuant to the Post-Combination Company’s Articles of Association can only be resolved upon by the general meeting at the proposal of the Board. If, in connection with the foregoing, the requested matter cannot be included in the general meeting agenda as a voting item, the shareholder(s) meeting the relevant requirements set out above may still request the matter to be included on the agenda as a discussion item.

Proposal 2F: Composition of Board of Directors

Existing Thunder Bridge Charter

The board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms.

Post-Combination Company Articles of Association

The Post-Combination Company Articles of Association provide for a one-tier board, comprising executive directors and non-executive directors. The board of the Post-Combination Company will not comprise different classes of directors. Directors are subject to annual re-election.

Vote Required for Approval

The approval of the Advisory Governance Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Thunder Bridge Common Stock, represented at the Stockholders Meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the Stockholders Meeting. Accordingly, a Thunder Bridge stockholder’s failure to vote by proxy or to vote via the virtual meeting platform during the Stockholders Meeting, as well as an abstention from voting and a broker non-vote with regard to the Advisory Governance Proposal will have no effect on the Advisory Governance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposal.

As discussed above, a vote to approve the Advisory Governance Proposal is a non-binding, advisory vote, and therefore, is not binding on Thunder Bridge, PubCo, Coincheck or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Thunder Bridge and PubCo intend that the Post-Combination Company Articles of Association, in the form set forth on Annex B and containing the provisions noted above, will take effect shortly before consummation of the Business Combination and immediately after the Japanese Share Exchange.

Recommendation of the Thunder Bridge Board

THE THUNDER BRIDGE BOARD UNANIMOUSLY RECOMMENDS THAT THUNDER BRIDGE’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY GOVERNANCE PROPOSALS.

PROPOSAL NO. 3 — THE OMNIBUS INCENTIVE PLAN PROPOSAL

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” “Coincheck” or the “Company” refer to (i) Coincheck and PubCo, prior to the consummation of the Business Combination and to (ii) PubCo following the consummation of the Business Combination.

Overview

The Thunder Bridge Board approved and adopted the 2023 Omnibus Incentive Plan, which we refer to herein as the “Omnibus Incentive Plan,” which will be assumed and adopted by PubCo, effective as of the effective time of the Business Combination, subject to the approval of Thunder Bridge stockholders. The Thunder Bridge Board is seeking shareholder approval of the Omnibus Incentive Plan (i) in order for incentive stock options to meet the requirements of the Code and (ii) in order to comply with the Nasdaq Listing Rules.

The Thunder Bridge Board believes that the approval of Omnibus Incentive Plan by the Thunder Bridge stockholders will benefit the compensation structure and strategy of PubCo. PubCo’s ability to attract, retain and motivate top quality management, employees and non-employee directors is material to its success, and the Thunder Bridge Board has concluded that this would be enhanced by the ability to make grants under the Omnibus Incentive Plan. In addition, the Thunder Bridge Board believes that the interests of Thunder Bridge and the Thunder Bridge stockholders will be advanced if we can offer employees and non-employee directors the opportunity to acquire or increase their proprietary interests in PubCo.

Set forth below is a summary of the material terms of the Omnibus Incentive Plan, as such terms will be modified to reflect the Business Combination. This summary is qualified in its entirety by reference to the complete text of the Omnibus Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex C. We urge the Thunder Bridge stockholders to read the entire Omnibus Incentive Plan carefully before voting on this proposal.

If approved by the Thunder Bridge stockholders, the Omnibus Incentive Plan will become effective upon the consummation of the Business Combination.

Material Terms of the Omnibus Incentive Plan

Purpose.    The purpose of the Omnibus Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of PubCo Ordinary Shares, thereby strengthening their commitment to our enduring success and aligning their interests with those of our shareholders, and other stakeholders.

Eligibility.    Eligible participants are any (i) individual employed by PubCo or any of its subsidiaries, which shall be collectively referred to herein as the “PubCo Group”; (ii) director or officer of any member of the PubCo Group; or (iii) consultant or advisor to any member of the PubCo Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above, has been selected by the Committee (as defined below) to participate in the Omnibus Incentive Plan, and has entered into an award agreement. As of the date of this registration statement, there were approximately [•] such persons eligible to participate in the programs to be approved under the Omnibus Incentive Plan.

Administration.    The compensation committee (“Compensation Committee”) shall administer the Omnibus Incentive Plan. Subject to the provisions of the Omnibus Incentive Plan and applicable law, the Compensation Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Compensation Committee by the Omnibus Incentive Plan, to: (i) interpret, administer, reconcile any inconsistency in the Omnibus Incentive Plan; (ii) make recommendations to the Committee to correct any defect in, and/or supply any omission in any instrument or agreement relating to, or Awards granted under, the Omnibus Incentive Plan; (iii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Compensation Committee shall deem appropriate for the proper administration of the Omnibus Incentive Plan; (iv) make recommendations to the Board to adopt sub-plans; and (v) make any other determination and recommendation, and take any other action that the Compensation Committee deems necessary or desirable for the administration of the Omnibus Incentive Plan. Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the Omnibus Incentive Plan.

Subject to the provisions of the Omnibus Incentive Plan and applicable law, (A) the Board or (B) the non-executive directors of PubCo’s Board collectively (the “Committee”), as the case may be, are authorized to: (i) designate participants; (ii) determine the type or types of awards to be granted to a participant; (iii) determine the number of PubCo Ordinary Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent and under what circumstances awards may be settled in, or exercised for, cash, PubCo Ordinary Shares, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, PubCo Ordinary Shares, other securities, other awards, or other property and other amounts payable with respect to an award will be deferred either automatically or at the election of the participant or of the Committee; and (vii) correct any defect in, and/or supply any omission in any instrument or agreement relating to, or Awards granted under, the Omnibus Incentive Plan. Unless otherwise expressly provided in the Omnibus Incentive Plan, all designations, determinations, and other decisions under or with respect to the Omnibus Incentive Plan or any award or any documents evidencing awards granted pursuant to the Omnibus Incentive Plan are within the sole discretion of the Committee, may be made at any time, and are final, conclusive and binding upon all persons or entities, including, without limitation, us, any participant, any holder or beneficiary of any award and any of the Company’s shareholders.

Awards subject to the Omnibus Incentive Plan.    The Omnibus Incentive Plan provides that the total number of PubCo Ordinary Shares that may be delivered (i.e., the issuance of new PubCo Ordinary Shares and/or the transfer of PubCo Ordinary Shares already issued) under the Omnibus Incentive Plan is [•], or the Absolute Share Limit (as defined in the Omnibus Incentive Plan); provided, however, that the Absolute Share Limit shall, subject to the effectiveness of an issue authorization in respect of any increase as described hereafter, be increased on the first day of each fiscal year beginning with the 2023 fiscal year in an amount equal to the least of (x) [•] PubCo Ordinary Shares, (y) 7% of the total number of PubCo Ordinary Shares outstanding on the last day of the immediately preceding fiscal year, and (z) a lower number of PubCo Ordinary Shares as determined by the Company’s Board. Of this amount, the maximum number of PubCo Ordinary Shares for which incentive share options may be granted is [•]. Except for “Substitute Awards” (as described below), to the extent that an award expires or is canceled, forfeited, terminated, settled in cash, or otherwise is settled without delivery to the participant of the full number of PubCo Ordinary Shares to which the award related, the shares that were not delivered will again be available for grant under the Omnibus Incentive Plan. PubCo Ordinary Shares withheld in payment of the exercise price, or taxes relating to an award, and shares equal to the number of shares surrendered in payment of any exercise price, or taxes relating to an award, shall be deemed to constitute shares not delivered; provided, however, that such shares shall not become available for delivery if either: (i) the applicable shares are withheld or surrendered following the termination of the Omnibus Incentive Plan or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of the Omnibus Incentive Plan subject to shareholder approval under any then-applicable rules of the national securities exchange on which the PubCo Ordinary Shares are listed. No award may be granted under the Omnibus Incentive Plan after the tenth anniversary of the Effective Date (as defined in the Omnibus Incentive Plan), but awards granted before then may extend beyond that date. Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by PubCo or with which PubCo combines, or Substitute Awards, and such Substitute Awards will not be counted against the Absolute Share Limit, except that Substitute Awards intended to qualify as “incentive share options” will count against the limit on incentive share options described above.

Grants.    All awards granted under the Omnibus Incentive Plan will vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, attainment of Performance Conditions. For purposes of this proxy statement, “Performance Conditions” means specific levels of performance of any member of the PubCo Group (and/or one or more of its divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis on, without limitation, the following measures: (i) net earnings, net income (before or after taxes), adjusted net income after capital charges or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may be but are not required to be measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT and EBITDA) or earnings before taxes, interest, depreciation, amortization and restructuring costs (EBITDAR); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total shareholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) enterprise value; (xviii) sales; (xix) shareholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee satisfaction, employment practices and employee benefits or employee retention; (xxiii) supervision of litigation and information technology; (xxiv) objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations, divestitures of subsidiaries and/or other affiliates or joint ventures, other monetization or liquidity events relating to subsidiaries, or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets); (xxv) comparisons of continuing operations to other operations; (xxvi) market share; (xxvii) cost of capital, debt leverage, year-end cash position, book value, book value per share, tangible book value, tangible book value per share, cash book value or cash book value per share; (xxviii) strategic objectives; (xxix) non-financial objectives (including environmental and social objectives); or (xxx) any combination of the foregoing. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the performance of one or more members of the PubCo Group as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of the applicable member of the PubCo Group or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

Options.    Under the Omnibus Incentive Plan, the Committee may grant non-qualified share options and incentive share options with terms and conditions determined by the Committee that are not inconsistent with the Omnibus Incentive Plan; provided, that all share options granted under the Omnibus Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of the PubCo Ordinary Shares underlying such share options on the date such share options are granted (other than in the case of options that are Substitute Awards), and all share options that are intended to qualify as “incentive stock options” must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as “incentive stock options,” and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for share options granted under the Omnibus Incentive Plan will be ten years from the initial date of grant, or with respect to any share options intended to qualify as “incentive stock options,” such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified share option would expire at a time when trading of the PubCo Ordinary Shares is prohibited by PubCo’s insider trading policy (or “blackout period” imposed by us), the term will automatically be extended to the 30th day following the end of such period. The purchase price for the PubCo Ordinary Shares as to which a share option is exercised may be paid to us, to the extent permitted by law (i) in cash, check, cash equivalent and/or PubCo Ordinary Shares valued at the fair market value at the time the option is exercised; provided, that such PubCo Ordinary Shares are not subject to any pledge or other security interest and have been held by the participant for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles) or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation: (a) in other property having a fair market value on the date of exercise equal to the exercise price, (b) if there is a public market for the PubCo Ordinary Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which PubCo delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the PubCo Ordinary Shares otherwise deliverable upon the exercise of the option and to deliver promptly to PubCo Ordinary Shares an amount equal to the exercise price or (c) a “net exercise” procedure effected by withholding the minimum number of PubCo Ordinary Shares otherwise deliverable in respect of an option that is needed to pay the exercise price. Any fractional PubCo Ordinary Shares shall be settled in cash.

Share Appreciation Rights.    The Committee may grant SARs under the Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with the Omnibus Incentive Plan. The Committee may award SARs in tandem with or independent of any option. Generally, each SAR will entitle the participant upon exercise to an amount (in cash, PubCo Ordinary Shares or a combination of cash and shares, as determined by the Committee) equal to the product of (i) the excess of (a) the fair market value on the exercise date of one PubCo Ordinary Share over (b) the strike price per PubCo Ordinary Share covered by the SAR, times (ii) the number of PubCo Ordinary Share covered by the SAR, less any taxes that are statutorily required to be withheld. The strike price per PubCo Ordinary Share covered by a SAR will be determined by the Committee at the time of grant but in no event may such amount be less than 100% of the fair market value of a PubCo Ordinary Share on the date the SAR is granted (other than in the case of SARs granted in substitution of previously granted awards).

Restricted Stock and Restricted Stock Units.    The Committee may grant restricted PubCo Ordinary Shares or restricted share units, representing the right to receive, upon vesting and the expiration of any applicable restricted period, one PubCo Ordinary Shares for each restricted share unit, or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted PubCo Ordinary Shares, subject to the other provisions of the Omnibus Incentive Plan, the holder will generally have the rights and privileges of a shareholder as to such restricted PubCo Ordinary Shares, including, without limitation, the right to vote such restricted PubCo Ordinary Shares.

Other Stock-Based Awards and Other Cash-Based Awards.    The Committee may grant other equity-based or cash-based awards under the Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with the Omnibus Incentive Plan.

Effect of Certain Events on the Omnibus Incentive Plan and Awards.    In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, PubCo Ordinary Shares, other of PubCo’s securities or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of PubCo Ordinary Shares or other securities, issuance of warrants or other rights to acquire PubCo Ordinary Shares or other of the PubCo’s securities, or other similar corporate transaction or event that affects the PubCo Ordinary Shares (including a “Change in Control,” as defined in the Omnibus Incentive Plan); or (ii) unusual or nonrecurring events affecting PubCo, including changes in applicable rules, rulings, regulations, or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (i) or (ii), an “Adjustment Event”), the Committee will, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (a) the Absolute Share Limit, or any other limit applicable under the Omnibus Incentive Plan with respect to the number of awards which may be granted thereunder; (b) the number of other PubCo Ordinary Shares or other of PubCo’s securities (or number and kind of other securities or other property) which may be issued in respect of awards or with respect to which awards may be granted under the Omnibus Incentive Plan; and (c) the terms of any outstanding award, including, without limitation, (x) the number of PubCo Ordinary Shares or other of PubCo’s securities (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate; (y) the exercise price or strike price with respect to any award; or (z) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the FASB ASC Topic 718 (or any successor pronouncement thereto)), the Committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring. In connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following: (i) substitution or assumption of awards, acceleration of the exercisability of, lapse of restrictions on, or termination of, awards or a period of time for participants to exercise outstanding awards prior to the occurrence of such event (and any such award not so exercised will terminate upon the occurrence of such event); and (ii) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including, without limitation, any awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event) the value of such awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per PubCo Ordinary Shares received or to be received by other holders of PubCo Ordinary Shares in such event), including, without limitation, in the case of share options and SARs, a cash payment equal to the excess, if any, of the fair market value of the PubCo Ordinary Shares subject to the option or SAR over the aggregate exercise price or strike price thereof, or, in the case of restricted PubCo Ordinary Shares, restricted share units, or other equity-based awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award prior to cancellation of the underlying shares in respect thereof.

Amendment and Termination.    The PubCo’s Board may amend, alter, suspend, discontinue or terminate the Omnibus Incentive Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance or termination may be made without shareholder approval if (i) such approval is required under applicable law; (ii) it would materially increase the number of securities which may be delivered under the Omnibus Incentive Plan (except for adjustments in connection with certain corporate events); or (iii) it would materially modify the requirements for participation in the Omnibus Incentive Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent. The Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively (including after a Termination); provided, that, except as otherwise permitted in the Omnibus Incentive Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to such award will not to that extent be effective without such individual’s consent; provided, further, that without shareholder approval, except as otherwise permitted in the Omnibus Incentive Plan, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR; (ii) the Committee may not cancel any outstanding option or SAR and replace it with a new option or SAR (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the canceled option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the shareholder approval rules of any securities exchange or inter-dealer quotation system on which the Company’s securities are listed or quoted.

Dividends and Dividend Equivalents.    The Committee in its sole discretion may provide as part of an award dividends or dividend equivalents, on such terms and conditions as may be determined by the Committee in its sole discretion. Any dividends payable in respect of restricted share awards that remain subject to vesting conditions shall be retained by the PubCo and delivered to the participant within 15 days following the date on which such restrictions on such restricted share awards lapse and, if such restricted share is forfeited, the participant shall have no right to such dividends. Dividends attributable to restricted share units shall be distributed to the participant in cash or, in the sole discretion of the Committee, in PubCo Shares having a fair market value equal to the amount of such dividends, upon the settlement of the restricted share units and, if such restricted share units are forfeited, the participant shall have no right to such dividends.

Clawback or Repayment.    All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the PubCo’s Board or the Committee and as in effect from time to time and (ii) applicable law. Unless otherwise determined by the Committee, to the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay the PubCo any such excess amount.

Detrimental Activity.    If a participant has engaged in any detrimental activity, as defined in the Omnibus Incentive Plan, as determined by the Committee, the Committee may, in its sole discretion and to the extent permitted by applicable law, provide for one or more of the following: (i) cancellation of any or all of such participant’s outstanding awards or (ii) forfeiture and repayment to the Company on any gain realized on the vesting, exercise or settlement of any awards previously granted to such participant.

Tax Consequences.    The following is a brief summary of the principal U.S. federal income tax consequences of transactions under the Omnibus Incentive Plan based on current U.S. federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences.

Nonqualified Stock Options.    No taxable income is realized by a participant upon the grant of a share option. Upon the exercise of a nonqualified share option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the PubCo Ordinary Shares for which the option is exercised over the aggregate option exercise price. Income and payroll taxes are required to be withheld by the participant’s employer on the amount of ordinary income resulting to the participant from the exercise of a share option. The amount recognized as income by the participant is generally deductible by the participant’s employer for federal income tax purposes, subject to the possible limitations on deductibility of compensation paid to some executives under Section 162(m). The participant’s tax basis in PubCo Ordinary Shares acquired by exercise of a share option will be equal to the exercise price plus the amount taxable as ordinary income to the participant.

Upon a sale of the PubCo Ordinary Shares received by the participant upon exercise of the share option, any gain or loss will generally be treated for federal income tax purposes as long-term or short-term capital gain or loss, depending upon the holding period of that share. The participant’s holding period for shares acquired upon the exercise of a share option begins on the date of exercise of that share option.

Incentive Stock Options.    No taxable income is realized by a participant upon the grant or exercise of an incentive share option; however, the exercise of an incentive share option will give rise to an item of tax preference that may result in alternative minimum tax liability for the participant. If PubCo Ordinary Shares are delivered to a participant after the exercise of an incentive share option and if no disqualifying disposition of those shares is made by that participant within two years after the date of grant or within one year after the receipt of those shares by that participant, then:

•        upon the sale of those shares, any amount realized in excess of the option exercise price will be taxed to that participant as a long-term capital gain; and

•        the applicable member of the PubCo Group will be allowed no deduction.

If PubCo Ordinary Shares acquired upon the exercise of an incentive share option are disposed of prior to the expiration of either holding period described above, that disposition would be a “disqualifying disposition,” and generally:

•        the participant will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise, or, if less, the amount realized on the disposition of the shares, over the option exercise price; and

•        the applicable member of the PubCo Group will be entitled to deduct that amount.

Any other gain realized by the participant on that disposition will be taxed as short-term or long-term capital gain and will not result in any deduction to PubCo. If an incentive share option is exercised at a time when it no longer qualifies as an incentive share option, the option will be treated as a nonqualified option. Subject to some exceptions for disability or death, an incentive share option generally will not be eligible for the federal income tax treatment described above if it is exercised more than three months following a termination of employment.

Share Appreciation Rights.    Upon the exercise of a SAR, the participant will recognize compensation income in an amount equal to the cash received plus the fair market value of any PubCo Ordinary Shares received from the exercise. The participant’s tax basis in the PubCo Ordinary Shares received on exercise of the SAR will be equal to the compensation income recognized with respect to the PubCo Ordinary Shares. The participant’s holding period for shares acquired after the exercise of a SAR begins on the exercise date. Income and payroll taxes are required to be withheld on the amount of compensation attributable to the exercise of the SAR, whether the income is paid in cash or shares. Upon the exercise of a SAR, the participant’s employer will generally be entitled to a deduction in the amount of the compensation income recognized by the participant, subject to the requirements of Section 162(m) of the Code, if applicable.

Restricted Stock, Restricted Stock Units and Other Stock-Based Awards.    Restricted PubCo Ordinary Shares that are subject to a substantial risk of forfeiture generally result in income recognition by the participant in an amount equal to the excess of the fair market value of the shares over the purchase price, if any, of the restricted PubCo Ordinary Shares at the time the restrictions lapse. However, if permitted by the PubCo, a recipient of restricted PubCo Ordinary Shares may make an election under Section 83(b) of the Code to instead be taxed on the excess of the fair market value of the shares granted, measured at the time of grant and determined without regard to any applicable risk of forfeiture or transfer restrictions, over the purchase price, if any, of such restricted shares. A participant who has been granted PubCo Ordinary Shares that are not subject to a substantial risk of forfeiture for federal income tax purposes will realize ordinary income in an amount equal to the fair market value of the shares at the time of grant. A recipient of restricted share units, performance awards or other share-based awards (other than restricted shares) will generally recognize ordinary income at the time that the award is settled in an amount equal to the cash and/or fair market value of the shares received at settlement. In each of these cases, the applicable member of the PubCo Group will have a corresponding tax deduction at the same time the participant recognizes such income, subject to the limitations of Section 162(m) of the Code, if applicable.

Vote Required for Approval

The Omnibus Incentive Plan Proposal requires the affirmative vote of a majority of the issued and outstanding shares of our common stock represented in person (which would include presence at a virtual meeting) or by proxy at the meeting and entitled to vote thereon at the Stockholders Meeting.

Recommendation of the Thunder Bridge Board

THE THUNDER BRIDGE BOARD UNANIMOUSLY RECOMMENDS THAT THUNDER BRIDGE’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE OMNIBUS INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 4 — THE STOCKHOLDER ADJOURNMENT PROPOSAL

The Stockholder Adjournment Proposal

The Stockholder Adjournment Proposal, if adopted, will allow Thunder Bridge’s Board to adjourn the Stockholders Meeting to a later date or dates to permit further solicitation of proxies. The Stockholder Adjournment Proposal will only be presented to Thunder Bridge’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Stockholders Meeting to approve one or more of the proposals presented at the Stockholders Meeting or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to Closing of the Business Combination would not be satisfied. In no event will Thunder Bridge’s Board adjourn the Stockholders Meeting or consummate the Business Combination beyond the date by which it may properly do so under Thunder Bridge’s Charter and Delaware law.

Consequences if the Stockholder Adjournment Proposal is Not Approved

If the Stockholder Adjournment Proposal is not approved by Thunder Bridge’s stockholders, Thunder Bridge’s Board may not be able to adjourn the Stockholders Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Stockholders Meeting to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to Closing of the Business Combination would not be satisfied.

Vote Required for Approval

Approval of the Stockholder Adjournment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of Thunder Bridge Common Stock and Class B common stock entitled to vote and actually cast thereon at the Stockholders Meeting. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders Meeting, broker non-votes and abstentions will have no effect on the vote.

Adoption of the Stockholder Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Thunder Bridge Board

THE THUNDER BRIDGE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCKHOLDER ADJOURNMENT PROPOSAL.

INFORMATION ABOUT PubCo

The information provided below pertains to PubCo prior to the Business Combination. As of the date of this proxy statement/prospectus, PubCo has not conducted any material activities other than those incident to its formation and to the matters related to effectuating the Business Combination, such as the making of certain required SEC filings, the establishment of Merger Sub and the preparation of this proxy statement/prospectus. Upon the consummation of the Business Combination Agreement, PubCo will become the ultimate parent of Coincheck. For information about PubCo’s management and corporate governance following the Business Combination, see the section titled “Management of PubCo Following the Business Combination.”

Incorporation

PubCo was incorporated under the laws of Netherlands on February 18, 2022, solely for the purpose of effectuating the Business Combination.

PubCo was incorporated with an aggregate share capital of €0.01, representing one (1) ordinary share of a par value of €0.01. This one share is currently issued and outstanding with Monex. For descriptions of PubCo Securities, please see the section titled “Description of the Post-Combination Company’s Securities.” At the date of this proxy statement/prospectus, PubCo’s assets consisted of the par value contributed for its sole outstanding share.

Pursuant to its articles of association, PubCo’s corporate purpose is to participate in other businesses or whatever nature, to take any other interest in or conduct the management of those businesses, to attract financing, to finance affiliates and third parties, to provide security or assume liability for the obligations of third parties, and finally, all activities that in the broadest sense relate to or may promote these objects.

PubCo will, immediately after the consummation of the Business Combination, qualify as a foreign private issuer as defined in Rule 3b-4 under the Exchange Act and will immediately prior to the Business Combination change its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap).

As long as PubCo continues to qualify as a foreign private issuer under the Exchange Act, PubCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, PubCo will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

Memorandum and Articles of Association

At the consummation of the Business Combination, the Post-Combination Company Articles of Association shall be substantially in the form attached to this proxy statement/prospectus as Annex B. See section entitled “Description of the Post-Combination Company’s Securities.”

Principal Executive Office

The mailing address of PubCo is Hoogoorddreef 15, 1101 BA Amsterdam, the Netherlands. After the consummation of the Business Combination, its principal executive office shall be that of PubCo, located at Hoogoorddreef 15, 1101 BA Amsterdam, Netherlands and its telephone number is +31 20-522-2555.

Financial Year

PubCo has no material assets and does not operate any businesses. Accordingly, no financial statements of PubCo have been included in this proxy statement/prospectus.

PubCo’s financial year runs from April 1 until and including March 31. PubCo’s first financial year ends on March 31, 2023.

Subsidiaries

Merger Sub, a newly incorporated Delaware corporation, is a wholly-owned subsidiary of PubCo. As of the date of this proxy statement/prospectus, Merger Sub has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement.

Sole Shareholder

Prior to the consummation of the Share Exchange, the sole shareholder of PubCo entitled to vote at PubCo’s general meeting is Monex. Upon the consummation of the Business Combination, PubCo will, as a public company, be owned by the prior shareholders of Thunder Bridge that have not redeemed their shares and the prior holders of Coincheck Shares, which consist of Monex, and the founders of Coincheck, Koichiro Wada and Yusuke Otsuka.

Board of Directors

Prior to the consummation of the Business Combination, PubCo’s directors are Oki Matsumoto, Executive Chairman of PubCo, and Gary A. Simanson, Chief Executive Officer of PubCo. As of the consummation of the Business Combination, the number of directors of PubCo shall be increased to nine persons. Takashi Oyagi, Yo Nakagawa, Yuko Seimei, Allerd Derk Stikker,             ,            and              are expected to become the directors of PubCo. Immediately following the consummation of the Business Combination, a majority of the directors will be independent directors under Nasdaq listing rules.

Legal Proceedings

As of the date of this proxy statement/prospectus, PubCo was not party to any material legal proceedings. In the future, PubCo may become party to legal matters and claims arising in the ordinary course of business.

Properties

PubCo currently does not own or lease any physical property.

Employees

PubCo currently has no employees.

INFORMATION ABOUT COINCHECK

Unless the context otherwise requires, all references in this “Information About Coincheck” section to “we,” “us,” or “our” refer to Coincheck, Inc. and its subsidiaries prior to the consummation of the Business Combination.

Overview

Headquartered in Tokyo, Coincheck operates one of the largest multi-cryptocurrency marketplaces and crypto asset exchanges in Japan and is regulated by the JFSA. We are a leader in the Japanese crypto exchange industry, providing Marketplace and Exchange platforms on which diverse cryptocurrencies, including Bitcoin and Ethereum, are held and exchanged, and offering other retail-focused crypto services. We are also increasing Japanese users’ access to innovative digital products and solutions beyond cryptocurrencies, such as non-fungible tokens (“NFTs”), and seek to enable Japanese users to access the benefits of emerging new technologies. We are well positioned to benefit from increasing adoption of cryptocurrencies and other new technologies within the world’s third largest economy.

We estimate that 22.9% of cryptocurrency users in Japan have a verified Coincheck account, or approximately 1.9 million users as of September 30, 2023, based on data compiled by the JVCEA. We believe that our users choose Coincheck due to our trusted and recognized brand, robust product offering and strong customer service. Approximately 55% of these accounts are held by customers under 40 as of September 30, 2023, providing the opportunity for our business to grow alongside our customers as they reach their prime earning years. We believe that this, combined with our constant innovation and robust KYC/AML and compliance infrastructure, positions us to capitalize on the potential growth of the Japanese crypto economy.

We derive most of our total revenue from trading on our Marketplace platform business. We support trading in 26 different types of cryptocurrencies across all our Marketplace and Exchange platforms as of September 30, 2023, an increase from 19 different types of cryptocurrencies as of March 31, 2023. We also continue to be an innovator in the Japanese crypto economy to ensure that Japanese customers and institutions have broad access to the latest technological developments. We conducted Japan’s first IEO during 2021 and have launched a marketplace for NFTs, which we expect to have synergies with our other businesses. Our smartphone application is our main point of contact with our customers, and we believe it provides a user friendly experience with sophisticated UI/UX. To maintain the quality of customer experience we offer, we continuously invest in flexible system and software development, and engineers accounted for 30.9% of our staff as of September 30, 2023.

We believe our combination with Thunder Bridge Capital Partners IV, Inc. (NASDAQ: THCP) will enable us to access international capital markets, which will help us to finance accelerated growth through increased customer acquisition, additional innovation in crypto asset solutions, and increased opportunities for customers and institutions to more deeply access the crypto economy. Under the Coincheck Group holding company structure, we will have the ability to establish independent subsidiaries focused on crypto asset-adjacent business opportunities. We will also have the ability to enhance hiring and retention via equity compensation incentives to further support our competitiveness in our target markets.

We have identified several growth opportunities that may be pursued organically or accelerated through M&A or partnerships, including:

•        continuing to grow our customer base and revenue to retain our leading market position, to build on our first-of-its-kind IEO launch and to expand supported crypto asset coverage;

•        accelerating our development of NFT platforms in Japan, including by partnering with content creators and gaming companies;

•        building new Web3 services supporting the Coincheck crypto asset ecosystem both organically and through mergers and acquisitions;

•        capturing nascent and growing institutional interest, capitalizing on Coincheck’s trusted brand name within Japan and in the overall global crypto economy;

•        continuing to explore new financial service businesses that would appeal to our young customer base, such as payments and commerce enablement; and

•        seeking to provide and explore additional on-ramp services between fiat and crypto assets, and various user applications.

As of March 31, 2022 and 2023, and September 30, 2023, our consolidated customer assets (including NFTs) were ¥485 billion, ¥330 billion and ¥335 billion, respectively, and our marketplace trading volume was ¥568.4, ¥157.1 billion and ¥64.8 billion during the years ended March 31, 2022 and 2023, and the six months ended September 30, 2023, respectively.

Our Mission

Our mission is to increase the accessibility of new forms of investing and commerce for our highly-engaged customer base. With Japan as our first and only current market, we believe that in achieving our mission we will also contribute to the revitalization of the Japanese economy. In pursuit of our mission, we will continue to create crypto asset solutions that enable our users to access and transact utilizing crypto assets and blockchain technologies. Since the launch of our crypto exchange in 2014, we have provided our young, highly-engaged retail customer base with the opportunity to become familiar with crypto assets by offering a service that is easy to use for anyone, regardless of financial or technological literacy.

Our History

After our establishment in 2012 as ResuPress K.K., we launched our crypto asset trading service, “Coincheck” in 2014 and subsequently changed our corporate name to Coincheck, Inc. in 2017.

In April 2018, we were acquired by Monex Group, Inc., or Monex, for ¥3.6 billion. At the time of the acquisition, we were implementing ongoing improvements to our security systems to strengthen customer protection and corporate governance through more fully developed risk management systems following a cybersecurity incident in January 2018 in which our NEM hot wallet was hacked and we lost 526.3 million NEM, or ¥46.6 billion, of customer funds. Although we compensated customers who were adversely affected by the cybersecurity incident, we were subject to lawsuits relating to the calculation of the compensation provided. Some of these lawsuits have been resolved by judgement or alternative dispute resolutions but as of September 30, 2023 there are two remaining lawsuits demanding approximately ¥334 million.

In part as a response to this cybersecurity incident, as well as similar hacking incidents that occurred at other cryptocurrency exchanges at around the same time, we joined with the 16 domestic cryptocurrency exchanges in operation in Japan as of March 2018, to form the JVCEA in order to strengthen rules in the industry to prevent future incidents. In October 2018, the JFSA granted the cryptocurrency industry in Japan self-regulatory status, giving the JVCEA the ability to establish standardized operating procedures, including the ability to set guidelines on the crypto assets that may be traded by exchange operators. The JFSA also authorized the JVCEA to monitor and penalize Japanese cryptocurrency exchanges for noncompliance.

After the consummation of the acquisition, Monex worked closely with the JFSA to further implement heightened security measures and better corporate governance. As part of these initiatives, Monex also engaged a financial cybersecurity consulting firm to conduct a holistic review of our processes and system architecture, allowing us to further improve the security of our cryptocurrency exchanges. Under Monex’s control, we also appointed four new directors and three corporate auditors, as well as seven executive officers. These appointments helped to strengthen the supervisory function of the Board of Directors and to improve the independence of auditing matters through the expertise of outside members, and the clarification of this separation of supervision and execution of business matters in order to reinforce our overall management control system. Additionally, we amended our Bylaws in order to transition to become a company that has an audit and supervisory board and created a new management strategy and plan to focus on strengthening our security and governance in order to ensure customer protection and rebuild customer trust. Furthermore, we improved management of segregated customer assets by monitoring such assets on an ongoing basis as well as discussing and reporting them monthly at compliance committee meetings attended by external law firms and full-time audit and supervisory board members.

We also improved our risk management policies pursuant to which our risk committee monitors on a monthly basis the state of development and operation of our risk management system as a whole, including by monitoring our financial risk by confirming our positions on a daily basis, monitoring our credit risk by verifying our positions held against a limit amount determined with respect to each cover counterparty, and monitoring our liquidity risk by confirming the supply of each crypto asset and the corresponding number of transactions on a daily basis since October 2018. We also reviewed our risk assessment criteria for crypto assets and amended and restated our criteria for handling crypto assets in February and March 2018, and of the 13 types of crypto assets that were handled prior to the cybersecurity incident, we stopped the handling of four types of crypto assets based on our revised criteria.

In January 2019, after these significant improvements to our risk management and governance systems, we received a license as a crypto asset exchange service provider from the JFSA and registered with the Kanto Financial Bureau under the Payment Services Act. We are also a member of the Japan Cryptoasset Business Association. We intend to continue to actively work with all of our regulators to improve the regulatory standards of crypto assets in Japan, and our Representative Director and President, Satoshi Hasuo, currently serves as a director of the JVCEA. See “— Regulatory Environment.”

Our Market Opportunity

Crypto assets are becoming more accepted as a new asset class.

Since 2020, the number of institutional investors who regard crypto assets as a meaningful investment class has been expanding rapidly, mainly in North America. We believe the entry of traditional institutional investors is not to engage in speculative short-term trading, but because they increasingly accept the premise that crypto assets form part of a diversified asset portfolio to be held over the medium- to long-term. A significant development occurred in October 2021 when an exchange-traded fund (ETF) linked to Bitcoin futures, the ProShares Bitcoin Strategy ETF, began trading after approval by the United States Securities and Exchange Commission. The trading on the first day after listing exceeded $1 billion and this and future similar vehicles may have a major impact on the crypto asset market. In addition, traditional financial institutions such as Fidelity Investments and BNY Mellon have announced their entry into the custody business that could underpin broad-based investment in crypto assets. In Japan as well, Nomura has announced its entry into the crypto asset custody business and Mitsubishi UFJ Trust has also announced its intention to settle securities transactions by using blockchain for trading and cryptocurrency for payment, and we anticipate that the infrastructure for institutional investors in Japan that wish to conduct transactions in crypto assets will continue to improve over time. Following a high for the value of Bitcoin during November 2021, the value of Bitcoin and many other crypto assets decreased significantly during 2022, including declines seen in November 2022 following the Chapter 11 bankruptcy filing of FTX Trading Ltd., a Bahamas-based cryptocurrency exchange, and allegations of fraud and mismanagement of funds against its founder and former CEO, which has created heightened uncertainty about the markets for crypto assets and calls for improved global regulation. The FTX bankruptcy has highlighted risks and abusive market practices and led to financial difficulties at other global crypto asset market participants. In addition, in the United States, Coinbase announced that it received a “Wells Notice” from the SEC recommending an enforcement action alleging the violation of federal securities laws on March 22, 2023, while the CFTC filed an enforcement action against Binance alleging the violation of the Commodity Exchange Act and CFTC regulations on March 27, 2023. On June 5, 2023, the SEC filed a civil complaint in the U.S. District Court for the District of Columbia against Binance and other related entities, as well as Changpeng Zhao, Binance’s co-founder and CEO. The complaint consists of thirteen charges, including misleading investors and operating as an unregistered securities exchange, broker and clearing agency in violation of U.S. securities laws. Furthermore, on June 6, 2023, the SEC filed a complaint in the U.S. District Court for the Southern District of New York against Coinbase for operating as an unregistered securities exchange, broker and clearing agency, and for the unregistered offer and sale of securities in connection with its staking-as-a-service program. On November 2, 2023, Sam Bankman-Fried, the founder of FTX, was found guilty of all seven criminal counts of fraud against him, and on November 21, 2023, Binance and Changpeng Zhao, the co-founder and CEO of Binance, pled guilty to federal criminal charges that Binance violated and caused a financial institution to violate the Bank Secrecy Act, with Binance entering into a $4.3 billion settlement with the U.S. Justice Department in addition to the confiscation of certain assets and Changpeng Zhao stepping down as CEO and accepting an individual fine of $50 million. In reaction to these recent developments, over the long term we expect the legal and regulatory environment surrounding crypto assets to develop further in order to regulate intermediaries to ensure market integrity and user protection.

The cryptocurrency markets have grown significantly despite recent declines from highs reached in late 2021.

The total global market capitalization of crypto assets increased from approximately $1.1 billion to approximately $2.65 trillion between June 30, 2013 and March 31, 2024, equivalent to a CAGR of over 100%.

____________

(Source:  CoinMarketCap)

Based on a report entitled “Digital Currency and Securities Structure and Practice” in 2021 by KPMG Japan, Anderson Mori & Tomotsune, Foreign Law Joint Enterprise, Tomokazu Sekiguchi and Ken Kawai (pgs. 24-30), the following discussion summarizes recent developments in the cryptocurrency markets.

The crypto asset market experienced rapid expansion beginning in 2017, with a market capitalization of approximately ¥86.6 trillion globally on January 8, 2018, an increase of 50 times from a market capitalization of approximately ¥1.8 trillion exactly one year prior on January 8, 2017. During this period of growth, the market participants consisted mainly of individual investors, and with the exception of Japan, few countries had clear regulations surrounding crypto assets, whose legal status was not yet clearly defined. From a business perspective, the main focus was on crypto asset exchanges, which raised funds by issuing crypto assets and provided a secondary market for retail investors. During this period, the use of Bitcoin for payments, which was the original purpose of these exchanges, did not progress, and the market became dominated by speculative trading.

After this period of expansion, two of the most significant changes in the crypto asset market were the gradual development of laws and regulations surrounding crypto assets as well as the formation of the ecosystems necessary to conduct business with crypto assets, including the diversification of market participants. The diversification of market participants can be seen in the trends in the market capitalization of the crypto asset market. For example, the lowest market capitalization since early 2018 was approximately ¥10.7 trillion, which is approximately 8x higher than the market capitalization of approximately ¥1.8 trillion on January 8, 2017, just before the period of rapid expansion. In addition to the growth in market capitalization, one of the main features of the crypto asset market during this period was the increase in trading volume. For example, the 24-hour trading volume peaked at ¥6.9 trillion on January 5, 2018, but since 2019 the volume has continued to grow and has regularly exceeded ¥10 trillion, occasionally exceeding ¥30 trillion, surpassing the volume of transaction seen during the peak in 2018. Developments in crypto asset ecosystems include the entry of institutional investors and the creation of futures markets. Other improvements in the market include the development of related businesses, such as custody services for storing crypto assets, the composition of indexes based on crypto asset price information, the development of accounting and taxation systems and the increase of lawyers and other professionals knowledgeable in the area.

Following a high for the value of Bitcoin during November 2021, the value of Bitcoin and many other crypto assets traded on our Marketplace platform decreased significantly and remained low through September 30, 2022 and there has been a trend of declining trading volume. The prices of some crypto assets have recovered since November 2022 following the Chapter 11 bankruptcy filing of FTX and allegations of fraud and mismanagement of funds in November 2022. Although the price of Bitcoin increased to approximately ¥5,960,000 as of December 31, 2023 and has been on a general trend upwards since, with prices reaching record highs at approximately ¥10,800,000 as of March 31, 2024, the prices of many crypto assets have continued to remain highly volatile. Despite the volatility in prices, we believe the crypto asset markets continue to hold potential for future growth. There has been a structural shift in the market brought about by the spread of decentralized systems. As a result of this shift, we expect the legal and regulatory environment surrounding crypto assets to develop further in order to regulate intermediaries to ensure market integrity and user protection. It is not clear at this time what alternative legal and/or regulatory approach will be adopted, however it may result in direct regulation of end users. Alternatively, hybrid regulatory approaches may be adopted, where end users will be subject to direct regulation unless they engage in the crypto asset markets through regulated service providers which will themselves be subject to direct regulation.

The Japanese cryptocurrency market is a large and underpenetrated market, representing a compelling opportunity in East Asia.

Considerable transaction volume of cryptocurrencies on exchanges in Japan.

Japan’s domestic cryptocurrency market has had periods of strong transaction volume despite recent periods of volatility. In September 2023, the cash trading volume on domestic cryptocurrency exchanges, including our cryptocurrency exchanges, was approximately ¥0.4 trillion, after reaching much higher volumes during 2021. The below graph illustrates recent trends in trading volume:

____________

Source:   Created by us based on public information made available by the JVCEA.

Potential for growth in the number of registered accounts

According to the Japan Securities Dealers Association, the number of brokerage accounts held by individuals in Japan was approximately 34 million as of September 2023. However, according to the JVCEA, there were only approximately 8.2 million accounts engaged in trading of crypto assets, including both physical transactions and margin trading, as of September 30, 2023. We believe this shows real potential for growth in investment and trading of crypto assets by Japanese individuals.

While Japan is the 3rd largest global economy, only 7.7% of the Japanese population owns crypto assets as of February 2024 (versus 17% of the United States population as of January 2024), according to data from the JVCEA and Morning Consult. We believe that this shows the potential for further development of the Japanese crypto asset market. We believe that the Japanese public is highly engaged and willing to participate in the crypto asset revolution and encouraged by the country’s thoughtful crypto regulation model, which is designed around protecting the consumer. In addition, there is a large opportunity to cater to institutional demand in a market with significant regulatory, language, and cultural barriers to entry. Declines in crypto asset prices seen in 2022, negative publicity following the bankruptcy of FTX in November 2022, recent lawsuits filed against large crypto exchanges in June 2023, and recent settlements by crypto exchanges and convictions of prominent figures in the crypto industry in November 2023, have impacted our monthly users, which is on a declining trend since its peak in the first quarter of the fiscal year ended March 31, 2022. However, we have continued to see modest growth in our number of verified accounts through the six months ended September 30, 2023 (see “Coincheck Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments and Outlook”).

Selected Crypto Adoption Rankings

____________

Source:   The 2022 Geography of Cryptocurrency Report: Analysis of Geographic Trends in Cryptocurrency Adoption and Usage by Chainalysis, September 2022. Represents the index of crypto adoption in 146 countries dependent on on-chain cryptocurrency value received at centralized exchanges/from DeFi protocols, on-chain retail value received at centralized exchanges/from DeFi protocols and peer-to-peer exchange trade volume, ranging from 0 (lowest rank) to 1 (highest rank).

A well-developed, domestic regulatory environment for safe and secure trading.

While the legal status of crypto assets is unclear in many countries around the world, Japan was one of the first countries to define crypto assets in law and to introduce regulations for crypto asset exchanges, which serve as hubs for the trading and exchange of crypto assets in Japan. In April 2017, the revised Payment Services Act and the revised Act on Prevention of Transfer of Criminal Proceeds, which introduced a definition of virtual currency and a regulatory framework for virtual currency exchanges, came into effect, and cryptocurrency exchange businesses became subject to registration by the JFSA. The term “virtual currency” was later changed to “crypto assets” in accordance with the amendment to the Payment Services Act, which went into effect on May 1, 2020, although the requirements to qualify as a crypto asset remain unchanged. As a result, anti-money laundering (“AML”) and counter-terrorist financing (“CFT”) regulations began to be applied to cryptocurrency exchanges. Additionally, in order to protect users and enforce proper and reliable business practices, the JFSA’s administrative guidelines required cryptocurrency exchange companies to establish a system for examining how cryptocurrencies are handled and a system for appropriately verifying risks. In March 2018, the JVCEA was established and became a certified self-regulatory organization in October of the same year. The JVCEA formulates and publishes self-regulatory guidelines and rules in compliance with various JFSA guidelines to protect users and strengthen the AML/CFT system. Domestic cryptocurrency exchange companies and self-regulatory organizations are currently developing rules for AML/CFT systems and the establishment of an international framework of remittance rules is expected in the future in response to the Financial Action Task Force Recommendation 16 in the annual report of the Japan Financial Intelligence Center, an organization of the Japanese Police Agency. We believe that Japan’s robust regulatory environment has been developed ahead of other markets in the world, contributes to greater acceptance of crypto assets by Japanese individuals and places domestic exchanges in an advantageous position.

Our Strengths

We have a leading position in the Japanese retail market.

As of September 30, 2023, we had a significant share of the Japanese market, with 22.9% of domestic verified accounts, based on data provided by the JVCEA:

____________

Source:   Created by us based on public information made available by the JVCEA.

Our product and business strategy is driven in large part by our customer demographics, with broad token coverage, NFT support, and Web3 all appealing to millennials and later generations. One of our founding missions is to provide enhanced products and services to digital/mobile-native users in the crypto market. We provide our young, loyal retail customer base with exposure to crypto assets via a user-friendly crypto trading marketplace, mobile-native user interface (app), seamless KYC onboarding and a dedicated NFT marketplace. Our strong market position facilitates further brand recognition which helps us attract not only users, but also engineers and product developers. This allows us to continue to operate a consistent cycle of innovation and leadership. We also believe this brand recognition will be an advantage as we seek to develop the institutional market for crypto assets in Japan.

Our overall marketplace trading volume, and in particular our altcoin trading volume, grew dramatically as the global crypto asset industry saw growth in asset prices and trading volumes in 2021. During 2022, however, there were significant declines in the value of Bitcoin and many other crypto assets traded on our Marketplace platform and we have seen a declining trend in trading volume since then. The average share of trading volume of Bitcoin on all domestic platforms and exchanges during the six months ended September 30, 2023 was approximately 73% according to the JVCEA, while the share of trading volume of Bitcoin on our marketplace (excluding our exchange) during the same period was approximately 45%. Our high proportion of altcoin share, which is significantly higher than the industry average in Japan, demonstrates the uniqueness of our Marketplace platform and provides benefits for our profitability and customer stickiness.

The below graphics further illustrate our overall trading volume, as well as trading volume composition as a result of our unique cryptocurrency composition:

Trading volume (Exchange + Marketplace)

(JPY bn)
Trading volume (Exchange+Marketplace)
2,500
2,000
1,500
1,000
500
0
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
2019
2020
2021
2022
2023

____________

Source:   Coincheck internal data.

Trading Volume Composition by Currency (Apr.- Sep., 2023)

BTC
ETH
XRP
IOST
Other
11%
3%
14%
28%
45%
7%
7%
13%
73%
40%
21%
39%
Coincheck
Japan
Coinbase

____________

Source:   Amounts for Coincheck represent trading on our Marketplace platform, amounts for Japan are derived from JVCEA data that include all types of exchanges, and amounts for Coinbase are taken from their public disclosure.

We have a young, highly-engaged customer base.

We believe a key long-term advantage of our business is our young customer base, with nearly 55% of our users under 40 as of September 30, 2023. Our platform strongly aligns with our user base and with products and services that cater to a young demographic. As our users mature and grow their financial assets over time, we expect them to likewise grow their crypto assets with us. We also expect to deepen our relationships with our customers as we continue to innovate and launch more services to provide for their changing needs. Our customers in their 40s present a significant growth opportunity as well because they typically have greater assets and trade more frequently than our younger users.

The below graphics illustrate our users by age as of September 2023:

Users by age
6%
20%
13%
26%
35%
under 30
30s
40s
50s
over 60

____________

Source:   Coincheck data.

Our user-friendly platform and product offerings.

One of our key strengths is our ability to provide not only an intuitive and simple platform for first-time users who may be inexperienced in crypto asset trading, but also offer robust features for more experienced users through a web browser platform. As of September 30, 2023, our easy-to-use smartphone trading application was being used by over 90% of our customers, and we believe the proportion of customers taking advantage of the smartphone application will remain at a high level. This application was built with a focus on the user experience and targets digital/mobile-native customers that have very little experience in using a trading service. We designed our mobile application and web browser offerings independently, as they each provide very different functionalities. This helps ensure a variety of options for different kinds of customers.

The below image is an example of the interfaces of our two platforms:

Coincheck app

✓ **Mobile-native**
✓ **Convenient**
✓ **Over 90% of Coincheck users**

Coincheck desktop

✓ **Highly capable**
✓ **Deep insights**
✓ **Expert audience**

As of September 30, 2023, our Marketplace and Exchange platforms together currently support trading of 26 cryptocurrencies, an increase from 19 cryptocurrencies as of March 31, 2023, and we are continually seeking to expand our offerings to better meet the needs of our retail customer base.

We have a fast-growing product portfolio which is underpinned by robust technology.

Our Marketplace platform is built on industry-leading technology that prioritizes security, compliance and monitoring, as well as scalability and customer experience. We believe our marketplace will continue to drive our growth and revenue. We also continue to introduce new products, providing entry points for new users as well as innovative ways to engage our existing customer base and facilitate growth, such as our NFT and IEO businesses. Our Coincheck NFT Marketplace leverages our infrastructure while also presenting us with the opportunity to cross-sell to and from our core offering. In compliance with guidelines developed by the JVCEA, we conducted the first approved IEO in Japan, which 63,853 users applied to and was oversubscribed by 24 times.

Trusted brand.

We believe that we have a strong brand that is trusted by users, and that a strong trusted brand is critical in acquiring customers who are first-time crypto users and is a long-term advantage in our strategy to bring crypto assets to traditional financial institutions. Following our acquisition by Monex Group in April 2018, we strengthened our cybersecurity and governance and invested in the stability of our Marketplace and Exchange platforms. We have also played a constructive role in the JVCEA, which was granted self-regulatory status by the JFSA in October 2018 to set standardized operating procedures for cryptocurrency exchanges in Japan. Our Representative Director and President, Satoshi Hasuo, currently serves as a director of the JVCEA. As the first to provide other crypto services in addition to a crypto exchange, including the launch of an NFT platform and the first ever IEO in Japan, we believe our customers consider us the company of choice to begin using crypto assets safely.

We have a robust and historically profitable financial model.

We believe our historical growth and profitability, combined with re-investment in our platform and brand, position us to pursue further opportunities. We have historically had a strong financial profile, as reflected in our high revenue growth and positive net profit and EBITDA margins throughout various cycles in the market through the year ended March 31, 2022. Declines in the prices of crypto assets and trading volume led to a sharp decline in our total revenue in the year ended March 31, 2023. After taking measures to reduce our variable expenses in light of market conditions, we recorded a net loss of ¥559 million for the year ended March 31, 2023 and a net loss of ¥382 million for the six months ended September 30, 2023. We expect to continue to invest in new products and services to enable us to grow during various market cycles.

Our net profit was ¥10,245 million for the fiscal year ended March 31, 2021 and ¥9,795 million for the fiscal year ended March 31, 2022. However, we recorded a net loss of ¥559 million for the fiscal year ended March 31, 2023 and a net loss of ¥382 million for the six months ended September 30, 2023 amid difficult market conditions. We had EBITDA of ¥14,094 million for the fiscal year ended March 31, 2021 and ¥14,368 million for the fiscal year ended March 31, 2022, before declining to an EBITDA loss of ¥356 million for the year ended March 31, 2023 and a loss of ¥236 million for the six months ended September 30, 2023. See “Coincheck Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-IFRS Financial Measures — Reconciliation of EBITDA to Net Profit” for details on the reconciliation of EBITDA to net profit in accordance with IFRS.

Strong and experienced management team to support continued growth.

Our management team is comprised of experts from across the Monex Group and the crypto asset industry. We believe that our team gives us a competitive advantage over other exchanges and our corporate culture combines compliance and regulatory engagement with an innovation mindset that permeates throughout our company. We also continuously support the development of our management team with guidance from a seasoned group of directors.

Our Services

As a licensed cryptocurrency exchange services provider in Japan, our main business activity is opening accounts for retail investors in Japan to invest in cryptocurrency. We provide a Marketplace platform where users can buy and sell cryptocurrency, an Exchange platform targeted at more experienced users that mediates order books between such customers for a more limited number of cryptocurrency, and other ancillary services to drive retail engagement and broaden the use of cryptocurrencies.

Cryptocurrency Trading Services

We operate our trading services on a Marketplace platform and an Exchange platform, which target different types of customers. We do not offer margin trading to our customers.

Marketplace Platform

Our Marketplace platform is our core offering and enables customers to purchase and sell 23 different cryptocurrencies in yen or with other cryptocurrencies as of September 30, 2023, an increase from 17 different cryptocurrencies as of March 31, 2023. Our user-friendly smartphone application allows for comprehensive yet easy-to-use functionality for beginning customers. Although the Marketplace platform targets less experienced customers, our more experienced traders may also use the smartphone application or our more detailed web browser-based interface.

Transaction revenue from our Marketplace platform business is derived from transactions with users and cover counterparties. In the business, we buy and sell cryptocurrencies to users with a spread, which is the difference between the prices that customers buy or sell cryptocurrencies on its marketplace and the prices that the Company procures or sells to cover counterparties as transactions with users and a corresponding cover transaction are entered into within a short period of time in order to acquire broker-dealer margins. The spread is set/revised by us in a range of 0.1% to 5.0% for each cryptocurrency based on prevailing market conditions, including competitors’ offers. We hold the discretion to add a spread which might be higher than the above-mentioned range in instances where there is sudden market movement and shortage of liquidity in the market to ensure the execution of the transactions with customers. The price of cryptocurrencies, reflecting our bid-ask spreads, are displayed to our customers and generally updated every 10 seconds. Under our terms of service, a customer’s order is executed and settled immediately upon the customer’s acceptance of the quoted price and cannot be changed or canceled after that point. In order to ensure the execution and settlement of transactions with customers, we may utilize bid-ask spreads greater than this range in the event of sudden market movements and shortage of liquidity in the market. There are no defined limits on the fees we charge, but under the Japanese cabinet orders applicable to crypto asset exchange service providers and the guidelines of the JVCEA we are required to provide information about the fees we charge to our customers. We provide explanatory materials regarding our bid-ask spreads as well as fees for the completion of transfers and other services to customers at the time they open an account and also provide such information via our website and smartphone application.

Our trading operations system is designed to offset any open position created by transactions with customers of our Marketplace platform to limit our exposure to price risk with respect to the crypto assets traded. After we accept a customer’s sale or purchase order for a particular crypto asset, our system will:

•        first offset any other transactions by customers in the same crypto asset;

•        compare our total exposure to the subject crypto asset against policy thresholds we have set, currently a range from -¥4 million to +¥10 million for Bitcoin and a range from as low as -¥1.5 million to ¥9.5 million for each other crypto asset; and

•        execute a hedging or cover transaction with respect to the subject crypto asset when the threshold is exceeded with either a cover counterparty, meaning an outside exchange or other third party, or on our Exchange platform depending on where the highest liquidity is available.

The customer’s sale or purchase of the crypto assets is reflected in our database when the sale or purchase order is settled on our platforms, resulting in the transfer of control over the crypto assets. With respect to a sale order, we execute cover transactions by selling our crypto assets held on our Exchange platform or to a cover counterparty. We subsequently withdraw the corresponding crypto assets to be sold from the segregated cold wallet in which we maintain the customer’s crypto assets, normally within 24 hours. Depending on the customer’s order instructions (whether the sale is in exchange for another crypto asset or for fiat currency), we either deposit crypto assets acquired through the sale into the segregated cold wallet in which we maintain the customer’s crypto assets or fiat currency proceeds into the customer’s amounts on deposit with our trust bank custodian within the same timeframe. For a purchase order, we execute cover transactions by utilizing our crypto assets held, normally BTC, to acquire the crypto asset to be purchased. Depending on the customer’s order instructions, we subsequently withdraw either BTC from the segregated cold wallet in which we maintain the customer’s crypto assets or fiat currency from the customer’s amounts on deposit with our trust bank custodian. In addition, in order to hedge against price risk between the price of BTC and fiat currency, for a customer purchase order denominated in fiat currency, we will use fiat currency to purchase the corresponding amount of BTC needed to purchase such crypto asset and fulfill the customer’s purchase order and then deduct the applicable amount of fiat currency from the customer’s account. The crypto asset acquired on behalf of the customer will be deposited into the segregated cold wallet in which we maintain the customer’s crypto assets, normally within 24 hours.

Settlement of cover transactions usually occurs within 20 to 30 seconds of the initial buy/sell order transaction. In selecting cover counterparties, we conduct a credit investigation and KYC process before transacting with them. The bid-ask spread that we recognize for individual transactions does not change based on the manner of covering any open position created.

Exchange Platform

We also act as an intermediary to match sellers and purchasers on our Exchange platform between customers selling and other customers purchasing cryptocurrencies, where currently seven different types of cryptocurrencies can be traded as of September 30, 2023. We also place orders on our Exchange platform to execute cover transactions. Order books are created where sellers and purchasers share their respective trading prices, and once orders with similar trading prices and conditions are matched, these transactions are executed and settled immediately. Under our terms of service, a sales contract binding on both parties is formed as soon as a match is completed and the trade is immediately executed and settled. Although we provide a platform for customers to buy and sell cryptocurrencies in this manner, we historically have not charged commissions to retail customers of our Exchange platform. However, we began charging commissions of 0.05% or 0.1% for the purchase and sale of Ethereum Classic (“ETC”) and Palette Token (“PLT”) beginning August 10, 2022 for ETC and December 7, 2022 for PLT. We derive benefit from our Exchange platform by trading on it as a transacting party on the same basis as other users to cover positions created when operating our Marketplace platform at lower cost than would be incurred by trading through other means, and we differentiate ourselves from competition by generally not charging for the use of the platform. However, we do charge commissions for trading by certain corporate clients including competitors that also use our Exchange platform service to secure liquidity. Our Exchange platform is operated via a web browser-based version of our software to give experienced customers a high level of functionality to access deep markets in select cryptocurrencies.

The below summarizes the service details of both our Marketplace and Exchange platforms:

As of September 30, 2023, we support the following 26 cryptocurrencies across our Marketplace or Exchange platforms:

• Bitcoin (BTC)	• Monacoin (MONA)
• Ethereum (ETH)	• Stellar Lumens (XLM)
• Ethereum Classic (ETC)	• Quantum (QTUM)
• Bitcoin Cash (BCH)	• Basic Attention Token (BAT)
• Ripple (XRP)	• IOST (IOST)
• NEM (XEM)	• Enjin Coin (ENJ)
• Litecoin (LTC)	• Chiliz (CHZ)
• Lisk (LSK)	• Palette Token (PLT)
• The Sandbox (SAND)	• Polkadot (DOT)
• FiNANCiE (FNCT)	• Chainlink (LINK)
• Dai (DAI)	• Maker (MKR)
• Polygon (MATIC)	• Immutable (IMX)
• ApeCoin (APE)	• Axie Infinity (AXS)

The below summarizes what services are available for each supported cryptocurrency.

We continuously evaluate new cryptocurrencies for trading and we are required to confirm with the JVCEA that it has no objection prior to the introduction on our platforms of any cryptocurrencies being handled for the first time in Japan. In addition, our internal evaluation process requires any cryptocurrencies to be newly traded on our platforms to meet all of the following criteria prior to and after the introduction on our platforms, regardless of whether such cryptocurrencies have been handled by another Japanese exchange:

•        the asset is a “crypto asset” under the definition set out in Section 5 Article 2 of the Payment Services Act;

•        the currency is appropriate for us to introduce from user protection and public interest perspectives;

•        the stability of the chain is guaranteed;

•        equal purchasing opportunity is guaranteed;

•        the program is disclosed to the public and no material vulnerability has been identified;

•        the marketing materials do not include contents that are misleading;

•        the asset does not breach public policy (for example, whether the asset is similar to gambling);

•        the asset is compatible with cold wallets;

•        the transactions are traceable and do not remain confidential or anonymous from an AML and CFT perspective;

•        the asset is listed on exchanges of two or more companies that we partner with;

•        the asset is neither being used nor likely to be used in a manner that violates laws and regulations or public order and morals;

•        the asset is neither being used nor likely to be used in crimes, including money laundering and financing of terrorism;

•        the asset has no significant concerns or obstacles as to its transferability and traceability to record and update possessions;

•        the asset can properly be audited by an auditor;

•        the asset can be safely stored and transferred in the system or otherwise without difficulties;

•        the asset can properly and reliably fulfill obligations under the PSA; and

•        the transfer record of the asset can be traced without any difficulties.

We further evaluate the following risks to confirm that the asset has no exposure to any of them:

•        market risk: the risk of significant price decline due to oversupply and other factors;

•        credit risk: the risk that operation of the project may fail and the asset may substantively extinguish;

•        liquidity risk: the risk that holders are unable to transfer or redeem the asset due to low liquidity; and

•        other risks that are general to crypto assets or unique to certain assets, including hacking risk, risk of losing the asset due to falsification of records and reputation risk to us.

In addition, we also evaluate such cryptocurrencies from a commercial point of view by comprehensively considering a variety of factors including the industry trends, market penetration of such cryptocurrencies (determined based on factors including market capitalization and trading volume) and status of the JVCEA evaluation. Our Accounting & Listing Department reviews, verifies and revises the above evaluation criteria periodically or on an as-needed basis. Our internal process for the approval of such cryptocurrencies for trading is as follows: first, our Accounting & Listing Department and other key project members conduct an initial evaluation based on the above criteria; second, our Legal & Compliance Department conducts an additional review to determine whether it is appropriate that we handle such cryptocurrency; third, based on the results of this review, our Accounting & Listing Department formulates a proposal relating to the handling of such cryptocurrency and submits this proposal to our President Approval Committee; fourth, our President Approval Committee, which includes our President, Executive Director in charge of legal (CLO), Executive Director in charge of finance (CFO), Executive Director in charge of risk and Executive Director in charge of information technology (CTO), will review such proposal and if such cryptocurrency is determined to be appropriate for our handling, will approve such proposal through a resolution of the Committee; and finally, this resolution is reported to our Board of Directors. After this internal approval process is completed, the relevant internal departments in charge of the new cryptocurrency will develop the systems necessary to handle the cryptocurrency on our platforms and prepare brief explanatory materials for the benefit of our users after confirming that this operational framework has been established and is in working order. We conduct this internal approval process based on risk-based judgments.

As stated above, in addition to our internal approval process, we are required to confirm with the JVCEA, pursuant to the relevant regulations of the JVCEA, that it has no objection to the introduction of a new cryptocurrency on our platforms. Please refer to the “— Regulatory Environment” section for details on the rules governing the handling of new crypto assets in the JVCEA. We also provide advance notice to the JFSA of our intention to support trading of a new crypto asset. We understand that the decision by the JVCEA is final and we are not aware of any case in which the JVCEA has overturned its decision to date. Completion of this approval process and a determination of no objection by the JVCEA is not binding on a regulatory authorities or courts in Japan in the event of a subsequent legal proceeding.

Corporate Services

We offer several services which are uniquely tailored to meet the needs of our corporate clients, as detailed below.

Coincheck IEO

We launched our IEO business in 2021, which was the first of its kind in Japan, to support the creation of an environment in which Japanese companies, blockchain companies and blockchain communities can fundraise and further develop the industry, and cryptocurrency investors can participate in promising initiatives more safely and easily. IEOs enable crypto start-ups to raise money through a cryptocurrency exchange, such as ours. Generally, these start-ups are charged fees, including a certain proportion of tokens sold on the exchange, and the tokens initially sold on the exchange can be listed on the exchange after the IEO is completed. An IEO may be more secure and transparent for customers than other methods of fundraising, because exchanges such as ours perform a listing review of start-up projects and their sponsors before allowing fundraising to begin. In our review process, we comprehensively assess the issuer based on the following criteria:

•        uniqueness of issuer’s business model;

•        financial condition and internal control of the issuer;

•        sustainability of issuer’s business;

•        evaluation of technology (including robustness and versatility);

•        utility of the token; and

•        synergy of the token with industry trends and our existing businesses.

Furthermore, tokens introduced through our IEO business are also subject to substantially the same screening process by the CAESP and the JVCEA as applied to other crypto assets handled by the CAESP (See “Information about Coincheck — Regulatory Environment”). Therefore, we only support tokens that are approved to be traded as crypto assets (which do not fall under the category of either ERTR or ERTRIS) on our Marketplace platform. We have not set any criteria for the minimum size of an IEO and consider the potential size together with the above factors in evaluating a proposal.

Through our application platform, Coincheck IEO, our customers can apply for the desired purchase amount of tokens, and their account will then be debited for the yen amount required for the desired purchase. All tokens sold in the IEO are held in the issuer’s account opened with us prior to the start of the IEO subscription. After the subscription period and in the event of an oversubscription, a lottery will be conducted and settlement occurs to the account of the customer on the delivery date. After delivery of tokens to the subscribers is completed, the sales proceeds are transferred to a bank account designated by the issuer of the tokens.

For our IEOs, we only accept payment for tokens sold in yen and do not permit payment with cryptocurrencies at this time. Although we underwrite the tokens, if the total subscription amount falls below the total sales amount, we do not buy back any unsold tokens. Tokens sold through an IEO are transferred to the cryptocurrency account of the Coincheck customer and are treated like any other cryptocurrency held by such customer.

Our first IEO, the Hashpalette IEO, had a total subscription amount that exceeded the funding target of ¥931.5 million within 6 minutes of launch, was 24 times oversubscribed and received ¥22.4 billion in subscriptions from over 63,000 accounts.

We have also conducted a second IEO with Financie, Inc. to raise funds issuing Financie Tokens, which exceeded the funding target of ¥1,066 million within 60 minutes of launch, was approximately 19 times oversubscribed and received over ¥20.0 billion in subscriptions from approximately 25,000 accounts. Financie, Inc. is an established business which assists more than 100 individuals and organizations in issuing, selling and trading cryptocurrencies.

On July 20, 2023, we also publicly announced that we had entered into an agreement with Brilliantcrypto, Inc., a wholly owned subsidiary of COLOPL, Inc., to conduct an IEO in order to further collaborative efforts to create a new gaming experience and GameFi market. COLOPL, Inc. has been involved in GameFi businesses utilizing blockchain technology, and the new crypto assets that Brilliantcrypto plans to issue through our Coincheck IEO platform will be used in a blockchain-based game being developed by their team and will subsequently be traded on our Marketplace platform.

On March 4, 2024, we publicly announced that we had entered into an agreement with Fanpla, Inc. to conduct an IEO as part of a project that aims to connect artists and creators directly with fans to create a new platform for fan activities where both content creators and consumers can participate.

Account Management and Custody of Customer Crypto Assets

Our intuitive and easy-to-use customer interface design provides access to our Marketplace platform via a smartphone application to allow for a user-friendly crypto gateway for beginning customers. We also offer both our Marketplace and Exchange services via a web browser-based version of our software. Crypto assets have no physical presence because they are managed on a ledger using blockchain technology. However, key information such as transaction history and balance information can be accessed online through visual representations that illustrate transactions on these blockchain ledgers. Although we charge fees for depositing and withdrawing funds in yen to and from accounts, we do not charge any fees for basic account maintenance.

We provide custody for cryptocurrencies received from customers of our Marketplace and Exchange platforms in compliance with the regulations established under Japan’s Payment Services Act as described under “— Regulatory Environment — Regulations on Crypto Asset Exchange Service.” Those regulations require clear segregation of customer cryptocurrencies and our policy is to hold 100% of deposited customer crypto assets (other than crypto assets borrowed from customers) in secure cold wallets to minimize security risks so that our customers can trade safely and securely. Funds deposited by our customers are managed separately from our own funds through a money trust with JSF Trust and Banking Co., Ltd.

Cryptocurrencies we hold, including crypto assets borrowed from customers, are held in cold wallets, hot wallets or deposited with our cover counterparties, depending on market conditions. In accordance with our operational policy, most of our crypto assets are held in cold wallets and the amount of cryptocurrencies held in hot wallets is maintained at an amount equivalent to less than five percent of the total amount of crypto assets held in cold wallets (including, for this purpose, both customer crypto assets in custody and crypto assets we have borrowed from our customers). We determine the amount of crypto assets to hold based on the total size of our customer assets and recent trading levels. Our Accounting & Finance Department is responsible for monitoring and determining the appropriate amount, and our Dealing Department is then responsible for managing what amount of crypto assets to hold in hot wallets and to deposit with cover counterparties in accordance with our internal policies. Our policy from a security point of view is to hold the majority of our crypto assets in cold wallets and to hold in hot wallets only the amount of crypto assets we deem necessary in light of expected settlement transactions with cover counterparties and external transfer requests.

In addition to the above security measures, we have systems in place for the timely reporting of cybersecurity incidents to management. In accordance with our internal policies, when a cybersecurity incident occurs, a person currently designated as being in charge of incident responses will provide an initial incident report to our relevant personnel, including the Representative Director and the Executive Officer responsible for such matters, and thereafter report on subsequent updates concerning the incident and the results of the incident response. The person in charge of incident responses is designated as the person responsible for overall management of incidents from the Incident Detection or Response Department. Additionally, cybersecurity incidents are routinely reported to and discussed at our System Risk Committee. Material incidents above a certain internal threshold are also reported to and discussed at our Risk Committee, and we also have a system in place for reporting to our Management Committee and Board of Directors. Monthly reports made at meetings of the Board of Directors also include a discussion point related to security for which reporting and monitoring is conducted, including cybersecurity.

The following table shows the total amount of crypto assets held we recorded in current assets (substantially all of which are crypto assets borrowed from customers) as of March 31, 2022, September 30, 2022, March 31, 2023, June 30, 2023 and September 30, 2023, and amounts showing what portion of such crypto assets held were held by us in cold wallets, hot wallets or deposited in our accounts with counterparties. All the amounts shown as held in cold wallets, hot wallets and deposited with counterparties consist of borrowed crypto assets with the exception of NFTs included in the amounts held in hot wallets. Customer crypto assets held by us in cold wallets are recorded as safeguard assets and are not included in amounts of crypto assets held (current assets).

	As of March 31, 2022	As of September 30, 2022	As of March 31, 2023	As of June 30, 2023	As of September 30, 2023
	(in billions of yen)
Crypto assets held (current assets)	¥34.1	¥16.4	¥19.0	¥20.7	¥19.3
Amount held in cold wallets	27.9	13.4	15.8	18.1	17.5
Amount held in hot wallets	3.9	1.9	2.0	2.3	1.6
Amount deposited with counterparties	2.3	1.1	1.1	0.4	0.3

____________

(1)      For reference, customer crypto assets in custody in cold wallets and recorded as safeguard assets were ¥428.5 billion, ¥237.8 billion, ¥287.1 billion, ¥304.0 billion and ¥295.4 billion as of March 31, 2022, September 30, 2022, March 31, 2023, June 30, 2023 and September 30, 2023, respectively.

Other than NFTs we hold as inventory, all of our crypto assets held consist of crypto assets borrowed from our customers under the Coincheck Lending program described below under “— Additional Cryptocurrency-related Services.” We utilize such crypto assets in executing cover transactions in the course of operating our Marketplace platform. When there is a customer order for the sale or purchase of crypto assets on the Marketplace platform, we will accept the order and reflect the sale or purchase in the customer’s account. If not offset by other customer transactions, in order to cover the position created by the customer’s order we will utilize crypto assets held to sell or purchase the subject crypto assets in a cover transaction on a third-party exchange or on the Company’s Exchange platform. We will subsequently withdraw or deposit crypto assets corresponding to the customer’s order from or into the segregated cold wallets we maintain for custody of customer assets, normally within 24 hours. We utilize borrowed crypto assets to facilitate the prompt execution of cover transactions before we subsequently transfer the subject crypto assets to or from customers’ segregated cold wallets. We do not use borrowed crypto assets for proprietary trading or to enter into unhedged positions.

We maintain cold wallets and private key information for the custody of customer crypto assets at a secure storage facility we operate in Japan where access is strictly limited by multiple levels of security. Release of crypto assets we maintain from a cold wallet requires use of a private key on a computer that is stored in a fireproof safe in a dedicated cold wallet room in a building with a reinforced structure and modern earthquake-resistant features. Separate card key and PIN authorizations are needed to access the cold wallet room and opening of the fireproof safe. The private key in the computer is encrypted and requires a password for decryption. The decryption is performed by a tamper-proof program written to a DVD stored with the computer so that the private key stored in the computer is not directly displayed or disclosed to the person performing the authorization. These multiple safeguards are designed so that the participation of multiple trusted individuals is necessary for the release of crypto assets and no single individual is able to authorize release. Individuals entrusted with any role in the process are limited to senior management personnel of the Company with a tenure of longer than one year. Fewer than 10 members of management are authorized to participate in the release of the crypto assets, as per our internal guidelines, and although this number can be increased in line with updates to internal guidelines, we continue to limit the members of management so authorized for enhanced security. With respect to our crypto assets which we hold in a hot wallet, release is made using an automated program with the private key stored securely with our cloud services provider. Transfers are limited to wallets instructed by our trading counterparties. Access to the private key’s secure storage is limited to the same type of personnel as those who have access to our cold wallet storage and is also designed to require the approval of multiple individuals for any change to the program settings.

All access is logged and reviewed on a periodic basis and our protocols and internal controls over access to customer crypto assets are subject to assessment as part of our internal and external audit processes. Our Accounting & Finance Department conducts procedures to compare assets recorded on the blockchain to our internal database in order to monitor for the accuracy of our records. We also provide our independent auditors with the addresses of our cold and hot wallets to enable them to verify the existence of cryptocurrencies in the course of their audit procedures. We do not use an external wallet custodian.

Regarding NFTs, there are no clear legal regulations in Japan as of September 2023 on custody of NFTs, but according to our internal rules, we hold NFTs acquired by customers of our Coincheck NFT Marketplace in hot wallets on behalf of each customer.

Insurance Coverage

As is customary in the Japanese crypto industry, we do not have insurance for customer crypto assets in our custody or for our own crypto assets. Under our terms of service, in the case of loss or damage caused by our negligence, we are not liable for any damages caused to our corporate users and only liable for the direct damages caused to our individual users up to the amount of fees paid to us by such individual users. We are fully responsible for loss or damage incurred by our customers under Japanese law only when such damage or loss was caused by our gross negligence, willful misconduct or fraud. Under Japanese law, liability is limited to monetary compensation for actual damages, and no punitive damages or liability in excess of the amount of actual damages may be awarded.

Large-lot OTC Trading Service

We offer a large-lot trading service for cryptocurrencies in Japan supporting five cryptocurrencies (BTC, ETH, BCH, XRP and LTC). Customers who trade large amounts of cryptocurrencies (ten million yen or more) can buy and sell cryptocurrencies through block trades 24 hours a day, 365 days a year, at premium rates.

Additional Cryptocurrency-related Services

Our revenue from our Marketplace and Exchange platforms is highly influenced by the volatility of the cryptocurrency market. To increase the utility of cryptocurrencies to our customers and to generate asset-based revenue, we have steadily introduced additional services, including our Coincheck Periodic Purchase Plans service, our large-lot OTC trading service, a cryptocurrency lending service and Coincheck Electricity and Coincheck Gas.

Coincheck Periodic Purchases

Our Coincheck Periodic Purchases service is a cryptocurrency accumulation service and allows customers to automatically purchase a fixed amount of any cryptocurrency supported on our Marketplace platform periodically to support more stable asset building. Customers are able to choose between a monthly purchase plan and daily purchase plan. Our monthly purchase plan targets customers who prefer to make one single purchase each month, while our daily purchase plan targets customers who prefer to minimize timing risks associated with large, one-time purchases, allowing them to make daily purchases.

Coincheck Lending

In keeping with the provisions of the Cabinet Office Ordinance on Crypto Asset Exchanges and after consultation with the JFSA, we provide a service, Coincheck Lending, through which customers lend their cryptocurrencies to us for a contracted period of time. All cryptocurrencies supported on our Marketplace and Exchange platforms are eligible. Upon expiration of the contract period, we are required to return the borrowed crypto assets in kind under the terms of the agreement. Although there is no absolute limit to the amount of cryptocurrencies customers can lend to us, our customers are limited in the amount and size of loans they make up to the amount of cryptocurrencies they have deposited with us. Participation in Coincheck Lending by our customers is completely voluntary. As of September 30, 2023, we had borrowed approximately 6% of total customer crypto assets under the Coincheck Lending program, maintaining the same 6% which we had borrowed as of March 31, 2023.

Our customer crypto assets are held in custody in segregated cold wallets and thus are not accessible for immediate settlement. As a result, we need to hold crypto assets for our own account in order to facilitate prompt fulfillment of remittance requests and settlement of cover transactions. For example, when we receive a customer remittance request, we use our crypto assets held in order to remit the crypto assets and will subsequently withdraw the corresponding amount of crypto assets we have deducted from the remitting customer’s account from the segregated cold wallets we maintain for the custody of customer assets.

In order to acquire the crypto assets we use for these operational purposes, we borrow crypto assets from customers under the Coincheck Lending program in order to minimize price risk with respect to the underlying crypto assets. We are able to minimize price risk because the terms of the borrowing provide for the return of the subject crypto assets in kind as noted above. As of September 30, 2023, we recognized “crypto assets held (current assets)” of ¥19,298 million (which also includes some inventory of NFTs) and “crypto asset borrowings” of ¥19,142 million in the statement of financial position. The factors we consider in determining the amount of crypto assets to borrow and the manner in which we hold and utilize such crypto assets in our cover transactions are described above under the heading “— Account Management and Custody of Customer Crypto Assets.”

Customers can participate in amounts greater than ¥10,000, and select lending periods from 14 days, 30 days, 90 days, 180 days and 365 days, at an implied yield of 1%, 2%, 3%, 4% and 5% per year, respectively, which may be changed in the future subject to approval by our executive officers. The fee is paid to the user together with the return of the borrowed crypto assets at the expiration of the lending period. As of September 30, 2023, we had ¥19,142 million in crypto asset borrowings, an increase from ¥18,756 million in crypto asset borrowings as of March 31, 2023, and the top ten lenders accounted for approximately 12% of our crypto asset borrowings as of September 30, 2023, a slight decrease from 13% as of March 31, 2023. Under the borrowing agreements, there is no restriction on our use of the borrowed crypto assets during the relevant lending period. As of September 30, 2023, we held ¥19.3 billion of crypto assets in current assets, of which ¥17.5 billion were held in cold wallets, ¥1.6 billion were held in our hot wallets and ¥0.3 billion were deposited with counterparties.

Coincheck Electricity and Coincheck Gas

Coincheck Electricity is an electricity service we provide that offers two rate plans: a “Bitcoin payment” plan that allows customers to pay their electricity bills with Bitcoin, and a “Bitcoin grant” plan that gives customers Bitcoin after payment of electricity bills. We also offer Coincheck Gas, which operates in a similar manner to Coincheck Electricity to allow customers to pay gas bills.

Coincheck NFT Marketplace

A non-fungible token (“NFT”) is a digital item that is unique and non-interchangeable, unlike Bitcoin. In recent years, NFTs have been attracting attention not only as a means of exchanging items in blockchain games, but also to prove ownership of artwork and to appeal to fan communities. See “— Regulatory Environment — Non-Fungible Tokens” for information regarding the regulation in Japan for non-fungible tokens. Our Coincheck NFT Marketplace, the beta version of which began operations on March 24, 2021 and is offered only to Coincheck accountholders who submit an application, was the first off-chain NFT exchange platform in Japan operated by a crypto asset exchange company on which customers can buy and sell NFTs. Through the Coincheck NFT Marketplace, we handle NFTs that are popular globally, including The Sandbox, a blockchain game funded by Softbank’s Vision Fund 2, and Meebits, created by Larva Labs, the developer of CryptoPunks, one of the world’s most popular NFT projects. When trading NFTs, a sales commission is charged to the seller upon completion, and a withdrawal fee charged when the NFT is withdrawn by the holder. Sales commissions on Coincheck NFT Marketplace are paid in a cryptocurrency selected by the customer from 25 different types that are available on the platform as of September 30, 2023, an increase from 17 different types as of March 31, 2023. NFTs acquired by customers on the platform are not subject to the custody rules applicable to crypto assets under Japan’s Payment Services Act and are held in hot wallets by us on behalf of the customers. The sales screen for a particular NFT displays the price set by the seller in a selected cryptocurrency and the Japanese yen equivalent based on current market levels, as well as Ethereum equivalent if the seller selects a payment in cryptocurrency other than Ethereum. The sales screen also displays the past sales history, and the average price recorded on the Ethereum blockchain. If we observe trades at price levels substantially different from the recent trading history within Coincheck NFT Marketplace, we may suspend execution pending a hearing by our Legal & Compliance Department.

Our process for approving NFTs for listing on the Coincheck NFT Marketplace is conducted in three stages, with our NFT Business Development Department performing the initial review and the Legal & Compliance Department performing the secondary review prior to the final review by an internal review committee, based on the following criteria:

•        whether the NFT is a non-substitutable token recorded on the blockchain, or whether the token standard is ERC-721 or not, as we currently only support ERC-721;

•        whether the listing of the NFT on the Coincheck NFT Marketplace is regulated by any applicable laws or regulations, including a determination that the NFT is neither a crypto asset under the PSA or a form of security, or ERTRIS, under the FIEA;

•        whether the NFT itself breaches any applicable laws and rights (including whether any work is being used without the permission of the copyright holder);

•        whether the operating company of the NFT has any particular issues (including whether it engages with or is considered to be an anti-social force); and

•        whether the operating company of the NFT is in compliance with applicable laws and regulations in connection with the NFT.

Our internal review committee performs the final review by comprehensively evaluating the NFT from development and business perspectives.

Transfer Services

Our users can also send crypto assets to designated wallets and receive remittances from others directly to their Coincheck wallets.

Sharely

Due to the impact of the COVID-19 pandemic, we began to explore new opportunities that arose from the increased need for virtual meetings to help mitigate the spread of infection. In order to reduce the burden on businesses of holding general meetings while also encouraging retail investors located in remote areas to participate in such meetings, we utilized our expertise in user interface design, as well as our flexible and efficient development system to launch Sharely. Sharely targets Japanese public companies hosting shareholder meetings and provides a platform for virtual attendance at general meetings for shareholders, allowing users not only to attend these meetings, but also to vote and participate in Q&A sessions. In order to focus on improving the performance of our crypto asset business, we transferred our Sharely business to Excite Holdings Co., Ltd. on March 8, 2024, and we expect the impact on our financial results for the fiscal year ending March 31, 2024 to be limited.

Partnership with Circle

On February 27, 2024, we announced plans to partner with Circle Internet Financial, LLC (“Circle”) to aim to expand access for USDC, a digital dollar backed 100% by liquid cash and cash-equivalent assets, into the Japanese market. Our partnership with Circle and our initiative to incorporate USDC as part of our products and services that we offer is subject to obtaining an Electronic Payment Instrument Services license under the Payment Services Act that is required to offer stablecoins, such as USDC, in Japan.

Group Collaboration

We also seek to grow our customer base through collaboration with Monex Group companies in Japan in order to provide cryptocurrency trading exposure to equity investors, thereby increasing the potential number of cryptocurrency investors. In the past, shareholders of Monex Group as of a specified record date were eligible to receive an incentive of ¥500 value of Bitcoin if they establish a Coincheck account and register for the incentive within a specified period. We also offer a service for customers to convert “Monex Points” received from Monex, Inc. into certain cryptocurrencies at a rate of one point to ¥1 of value at current rates. Brokerage customers of Monex, Inc. are not automatically customers of Coincheck and need to establish an account with us in the normal manner if they wish to transact in crypto assets.

This group collaboration system is illustrated below:

Group Collaboration System with Monex Group Shareholder Benefits

Coincheck
BTC credit *
Convert Monex points to cryptocurrency
Monex Group Shareholder Benefit
Monex point credit
Monex, Inc.

* Shareholders credited at the end of September 2019 and the end of March 2020

We believe that by maintaining a complementary relationship with Monex, Inc., we will be able to further meet the broad range of user needs and offer more services in the future.

Our Customers

We only offer accounts for crypto asset exchange services to customers resident in Japan. In particular we appeal to a younger demographic, with nearly 55% of our users in their 30s and under as of September 30, 2023. In addition, we offer Coincheck NFT Marketplace to Coincheck accountholders who submit an additional application.

Account Opening Procedures

Only adults resident in Japan are eligible to open accounts to use our cryptocurrency exchanges. We do not open accounts for those under 18 years of age or over 75 years of age. We comply with KYC guidelines developed by the JVCEA in order to ensure compliance with Japanese laws and regulations.

Our KYC process is designed to obtain the necessary information from potential customers while enabling them to complete the process smoothly using their smartphone. The account opening process entails:

•        Account registration:    a customer initiates the account opening process by entering an email address and password, upon which a link is sent to the customer’s email.

•        Acceptance of terms:    after confirming eligibility as to age and residence in Japan and acceptance of the account terms, the customer registers a cellphone number and receives an SMS to enter a code to proceed to the identification verification process.

•        Identification verification:    the customer provides the additional personal information required, selects a form of identification for verification, uploads a picture of the chosen identification and also uploads a photo for verification.

•        Two-step verification:    once identification verification is completed, the customer is prompted to set up two-step verification to provide greater security when using the established account. We require two-step verification for customers to access their trading accounts.

•        Bank account registration:    once an account is approved, the customer is able to register the customer’s own bank account in Japan for deposit and withdrawal of funds. In order to register a remittance address, we require authentication by email address and SMS in addition to the use of identification, password and two-step verification at the time of login.

After an account is opened and the customer deposits yen into its account by bank transfer, such amount will be held at a segregated deposit with a trust bank. If the customer places a purchase order for a crypto asset on our Marketplace platform, we will instruct the trust bank to transfer the payment amount to our account. The purchased crypto asset will be credited to the customer’s account and held in a cold wallet to comply with regulatory requirements.

Our KYC procedures described above include screening to confirm that a prospective customer is not a person subject to international sanctions regimes in addition to confirming the prospective customer resides in Japan. Our KYC team also continues to check existing customers against a database of sanctioned persons on an ongoing basis; our policy is to freeze the applicable account and investigate further in the event of a match. When an existing customer requests the transfer of crypto assets externally, we also screen any such request against our blacklist which includes wallet addresses that are subject to OFAC sanctions as well as others that we determined inappropriate based on information from users, law enforcement and Chainalysis and will not make the requested transfer in the event of a match. For a customer request for the remittal of funds in Japanese yen, such a transfer can only be made to the customer’s bank account in Japan registered by the customer in connection with its account with us, and transfers will not be made to third parties.

Customer Acquisition and Marketing

We engage in advertising and promotion with the goal of raising awareness of Coincheck and our services and to grow our customer base. We utilize primarily digital marketing, both broad-based advertisements on platforms, such as Facebook and YouTube, and more targeted advertisements on search platforms as well as affiliated programs. In the two-year period ended March 31, 2022, we also used mass media campaigns such as television advertisements to raise our brand profile. During the fiscal year ended March 31, 2023 and the six months ended September 30, 2023, however, we suspended such mass media campaigns as a cost saving measure.

Data Collection Practices

We collect and analyze user data in compliance with relevant Japanese laws including the Act on the Protection of Personal Information and other applicable laws and regulations. We initially obtain personal information of our customers in order to complete the KYC procedures described above. Once a customer opens an account, we monitor all access by our customers via either our smartphone application or our website and obtain data relevant to the transactions, including the outstanding balance of assets and transaction history. We utilize commercially available services from companies such as TreasureData, Inc. to analyze user data that we obtain from our smartphone application or website. We utilize services and tools of TreasureData, Inc. to analyze the number of active users, rate of users that deposited cash in their accounts and users that have purchased cryptocurrencies.

Our Features

Our mission is “Making the Exchange of New Value Easier” and as such, we aim to provide easy to use services that are safe and secure, for individuals who are not highly skilled in the areas of finance and technology.

Ease of Use

In order to encourage new users who may not be highly skilled in finance and technology to utilize our cryptocurrency exchanges, we provide user friendly smartphone applications for iOS and Android enabling users to easily buy, sell, and trade crypto assets. Convenience is also an important factor in enabling participation and our users are able to access our cryptocurrency exchanges via any smartphone at any time. For our more advanced users who prefer more robust access to information, advanced trading tools and a more traditional experience, we offer access to our services through the web browser platform, Tradeview.

Opening an account on Coincheck is a simple and straightforward process, which can be completed in as little as one day. Crypto assets can then be traded easily from our smartphone application, and the process to purchase crypto assets is completed in just a few simple steps: first, users deposit yen into their account by bank transfer; second, from the home screen, users select the cryptocurrency they want to purchase and press a “buy” button; finally, users specify the purchase quantity in yen and press “buy” again to complete their purchase.

We also offer several additional useful features for trading, including a widget function that allows users to check price fluctuations in real time, a chat tool that allows users to communicate with other users participating in transactions, and a “buy/sell board” that displays transaction status in real time.

Trading in Small Amounts

We allow users to trade in amounts as small as ¥500 (or an amount equivalent to ¥500), making it easy for users to start trading. In addition, we enable users to send and receive crypto assets at a lower cost than the traditional remittance services offered by banks and other intermediaries for utilizing cash.

High Level of Security

We understand the importance of security and stability of transactions conducted on our cryptocurrency exchanges to ensure users can buy, sell, and trade crypto assets safely. The following describes in more detail several of our significant security measures:

Operational and Risk Management Systems

Under the supervision of our board of directors, we have established and continuously review operational and risk management systems to ensure the stability of our platforms, including:

•        System risk assessment

•        Information security management

•        Cyber security risk management

•        System planning, development, and operation management

•        External contractor management

•        Contingency plans

Although we comply with regulatory requirements relating to the safeguarding of customer crypto assets that we hold, these assets are not insured or guaranteed by any government or government agency, and we do not maintain any insurance for the recovery of any potential loss of such customer assets. For more information on the regulatory requirements related to customer assets, see “— Regulatory Environment — Regulations on Crypto Asset Exchange Service.”

Cover Counterparty Risk Management Policies

Our Dealing Department constantly monitors information with respect to our cover counterparties by reviewing real-time information about each cover counterparty, as well as the crypto asset community in general, on social media, including but not limited to X (formerly, Twitter), and other available news sources, such as CoinDesk and The Block. We also review public proof of reserve transactions on-chain and use on-chain analysis and research conducted by blockchain analytics platforms, such as Nansen and Defillama, to obtain additional information.

If we were to receive information that leads to credit concerns about a specific cover counterparty with which we transact, we would reduce the amount on deposit with such cover counterparty and transfer assets to another cover counterparty in order to permit uninterrupted execution of cover transactions. Moreover, if we were to receive information that could suggest reputational or legal concerns or put into question the ongoing viability regarding a cover counterparty, we would evaluate such information and concerns and, if we deem it necessary, take measures to transfer assets deposited with such cover counterparty to another cover counterparty and terminate the relationship with such cover counterparty.

If we were to receive information that leads to credit, legal or reputational concerns with cover counterparties for a particular crypto asset, we would first attempt to use our Exchange platform, or other OTC counterparties that are capable of netting settlement, to execute cover transactions. If we determine no such alternatives are feasible for a particular crypto asset, we would then temporarily suspend trading of the crypto asset.

Furthermore, in light of the market trends during the fiscal year ended March 31, 2023 (see “Coincheck Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments and Outlook”), we added a function to our internal system in the form of a Coincheck-initiated immediate withdrawal process on our administrator screen in December 2022. This Coincheck-initiated immediate withdrawal process allows us at our discretion to initiate the withdrawal of the balance of our crypto assets deposited with Binance to further ensure that crypto assets deposited with Binance are safeguarded. Although Binance has a daily withdrawal limit of $160 million USD (approximately ¥23.9 billion based on exchange rates as of September 29, 2023), the value of our crypto assets currently held on deposit with Binance is far below this withdrawal limit, and under our current internal policies, total assets held on deposit with Binance cannot exceed ¥200 million (approximately $1.34 million based on exchange rates as of September 29, 2023). We are not subject to any other restrictions with respect to this withdrawal process. However, it is possible that Binance could fail to, or be restricted from, fulfilling our withdrawal requests.

There is not a similar immediate withdrawal process in place for other cover counterparties because we believe that the amount of crypto assets deposited with other cover counterparties, and after taking other factors including any pending legal actions against those cover counterparties into consideration, do not warrant such a system at this time.

Competition

We operate in a highly regulated and competitive market in Japan. Markets relating to crypto assets have been growing quickly and, given the nascency of the crypto asset industry and the early-stage adoption of crypto assets in Japan, we expect the competitive landscape to be rapidly evolving. As of September 30, 2023, there were 29 crypto asset exchange service providers registered with the JFSA in Japan. Our competitors include independent providers in Japan, including bitFlyer, GMO Coin, Bitbank and Mercoin, as well as providers affiliated with foreign exchanges, including Huobi Japan. In addition, Binance announced that it has acquired Sakura Exchange BitCoin in November 2022 to enter the Japanese market and launched its initial services on its platform in August 2023, while Coinbase K.K. and Kraken shut down their services in Japan. We compete on factors including:

•        the quality of our user interface for both smartphone and PC users;

•        the security of our cryptocurrency exchanges and reliability of execution;

•        provision of information and brand strength, including our association with Monex Group; and

•        innovation to provide additional products and services of interest to our customers.

Employees

As of September 30, 2023, we had 233 full-time employees, (excluding directors, executive officers, audit and supervisory board members, contract employees, temporary employees, and temporary staff), 30.9% of which were engineers, allowing us to innovate rapidly to maintain our competitive edge. We work to identify, attract, and retain employees who are aligned with and will help us progress our mission.

In recognition of our positive work environment that supports flexibility, childbirth and childcare, and promotes work-life balance, in November 2021 we were awarded the “7th White Company Award” sponsored by the Japan Next Generation Enterprise Promotion Organization in the employee benefits category. This award recognizes noteworthy human resource systems and initiatives among companies that have obtained the White Company Certificate. This was our second time winning this award, following our recognition in the “Flexible Working Category” in the first half of 2021. Furthermore, in January 2023, our strong commitment towards improving our employees’ well-being was recognized, and we were awarded the “9th White Company Award” in the diversity and inclusion category.

Facilities

We lease office space for our headquarters in Tokyo, Japan. We believe that our facilities are adequate and suitable to meet our needs for our business as currently conducted.

Intellectual Property

We strive to acquire intellectual property rights related to the services we operate, and we recognize that the protection of our technology and intellectual property rights is an important aspect of our business. In order to prevent the infringement of not only our own intellectual property rights but also those of third parties, we conduct preliminary investigations throughout our company and with legal counsel. We rely on a combination of patents, trademarks, trade secrets, copyrights, confidentiality procedures, contractual commitments and other legal rights to establish and protect our intellectual property. We generally enter into agreements with our employees and consultants that contain confidentiality provisions to control access to our proprietary information.

Legal Proceedings

We are involved in litigation and other legal proceedings from time to time in connection with the ordinary course of our business. We are also party to lawsuits related to the cybersecurity incident we experienced in 2018. We do not believe these lawsuits or any other current litigation or other legal proceedings that we are a party to, if determined adversely to us, could potentially, individually or in the aggregate, have a material adverse impact on our business, financial condition or results of operations.

Regulatory Environment

Overview of Regulatory Framework in Japan

Japan has emerged as one of the largest cryptocurrency markets globally and was the first country to establish a regulatory framework for cryptocurrencies. In addition to enabling the registration of cryptocurrency exchange service providers wishing to provide cryptocurrency exchange services to residents in Japan, this framework seeks to protect customers and to prevent cryptocurrency-related money laundering and terrorism financing.

However, Japanese law does not have a unified legal framework for digital assets. The legal status of any given digital asset under Japanese law is determined in accordance with their functions and uses. In other words, whether a given digital asset constitutes a “security token” (i.e., ERTRs or ERTRISs under the FIEA) or a “crypto asset” will be objectively determined based on the functions and uses of the digital asset in question and the legal requirements it meets. More specifically, according to the Payment Services Act (the “PSA”) and public comments issued by the JFSA, the definition of crypto assets excludes ERTRs and ERTRISs. Therefore, to determine the legal status of any given digital asset, we will first examine whether it satisfies the legal requirements for the applicability of ERTRs or ERTRISs under the FIEA. If these legal requirements are not satisfied, we will then assess whether such digital asset satisfies the requirements for a crypto asset under the PSA.

In practice, when a crypto asset exchange service provider (“CAESP”) decides to newly handle a particular digital asset, it will go through the following three-step process:

(i)     The CAESP itself will examine the digital asset in question to confirm that it does not fall within the category of ERTRs or ERTRISs and is therefore a crypto asset.

(ii)    The results of the CAESP’s examination will be reported to the JVCEA, a self-regulatory organization. The JVCEA will then review the report to determine the correctness of the analysis therein.

(iii)   If the JVCEA determines that the analysis of the report is correct, it will provide its approval thereof, whereupon the CAESP will submit a notification of change to the JFSA by way of informing the JFSA that the relevant digital asset will be added to the crypto assets the CAESP is handling.

As mentioned above, the legal status of a digital asset will be determined based on its functions and uses. Accordingly, should there be any subsequent change to the functions or uses of the relevant digital asset, its legal status may change. However, there are no provisions in the PSA, other related laws and regulations, or the JVCEA’s self-regulatory rules that stipulate who has the authority to make decisions regarding changes in the legal status of digital assets handled by CAESPs, or the procedures for such changes. In addition, as of the date of this registration statement, there is no published case in which the handling of any digital asset by CAESPs was discontinued due to a change in the legal status of such digital asset. We believe that if either the JVCEA or the JFSA has concerns about the legal status under the PSA of a particular crypto asset handled by one or more CAESPs in Japan, there is a possibility that the JVCEA or the JFSA would consult with the affected CAESPs in order to determine the appropriate action to take. In the event a crypto asset were to no longer be supported, we believe the JVCEA’s procedures regarding discontinuation described below would apply.

According to Article 10, Paragraph 1 of the JVCEA “Regulations Concerning Handling of Crypto Assets,” when a CAESP discontinues the handling of digital assets it is handling, the CAESP must notify its users at least 30 days prior to the date of discontinuation through its website or other means of communication that are easily accessible to users, together with a public notice of discontinuation based on Article 63-20, Paragraph 3 of the PSA. In addition, according to Article 10, Paragraph 2 of the same regulation, when making such public notice, the CAESP must provide the following information to users:

(i)     The name of the digital assets to be discontinued (“Discontinued Digital Assets”);

(ii)    The date of discontinuation;

(iii)   The reason for discontinuation;

(iv)   The existence or non-existence of other CAESPs handling the Discontinued Digital Assets as of the date of notification and the name of such CAESPs;

(v)    The policy on the return of the Discontinued Digital Assets; and

(vi)   Information necessary to return the Discontinued Digital Assets to users.

Therefore, if a CAESP is no longer able to continue handling a digital asset handled by the CAESP due to a change in its legal status, the handling of such digital asset must be discontinued in compliance with the procedures stipulated in the above JVCEA self-regulatory rules.

Additionally, tokens (such as a NFTs) that have no economic function as a means of payment because of their unique characteristics, are not currently regulated under Japanese financial regulations.

Coincheck currently only handles cryptocurrencies, which fall under the category of crypto assets, and NFTs, which do not fall under the category of either crypto assets or ERTRISs. Therefore, Coincheck is only registered as a CAESP and not as a Type I FIBO. An outline of the regulations for CAESPs is as follows.

Regulations on Crypto Asset Exchange Service

Under the PSA, those who provide CAES are required to be registered with the JFSA. A person who conducts CAES without registration will be subject to criminal proceedings and punishment.

The term “crypto asset” is defined in the PSA as:

•        proprietary value that may be used to pay an unspecified person the price of any goods, etc. purchased or borrowed or any services provided and that may be sold to or purchased from an unspecified person (limited to that recorded on electronic devices or other objects by electronic means and excluding Japanese and other foreign currencies, currency denominated assets and electronic payment instruments (excluding currency denominated assets); the same applies in the following item) and that may be transferred using an electronic data processing system; or

•        proprietary value that may be exchanged reciprocally for proprietary value specified in the preceding item with an unspecified person and that may be transferred using an electronic data processing system.

Under Japanese law, “crypto assets” do not constitute a “security” as such term is defined in the FIEA.

The term CAES is defined in the PSA to mean any of the following acts carried out as a business:

(a)     sale or purchase of crypto assets, or the exchange of a crypto asset for another crypto asset;

(b)    intermediating, brokering or acting as an agent in respect of the activities listed in item (a);

(c)     management of customers’ money in connection with the activities listed in items (a) and (b); or

(d)    management of customers’ crypto assets for the benefit of another person.

Under the PSA, CAESPs are required to:

(a)     take the measures necessary to ensure the safe management of available information;

(b)    provide sufficient information to customers;

(c)     take the measures necessary for the protection of customers and the proper provision of services;

(d)    segregate the property of customers from their own property and subject the segregation to regular audits by a certified public accountant or audit firm; and

(e)     establish internal management systems to enable the provision of fair and appropriate responses to customer complaints, and implement measures for the resolution of disputes through alternative dispute resolution proceedings.

With respect to item (b), a CAESP is required to explain certain matters (such as the fact that the crypto assets do not constitute Japanese yen or any other foreign currency) to users in advance before conducting crypto asset trading for users.

Also, a CAESP is required to provide certain information to users in advance before providing CAES to users. Such information includes:

(i)     its trade name and address;

(ii)    its registration number;

(iii)   the content of transactions;

(iv)   an outline of every crypto asset it handles; and

(v)    its fees and other charges.

Additionally, when a CAESP receives cash or crypto assets from its users, it must provide the users with the following information without delay:

(i)     its trading name and registration number;

(ii)    the amount of cash or crypto assets received; and

(iii)   the date of receipt of such cash or crypto assets.

Furthermore, when a CAESP conducts crypto asset transactions with users on an ongoing basis, it must provide users, at least once every quarter, with records of its transactions with users, and the balances of the user’s cash and crypto assets that are managed by the service provider.

With respect to item (d) above, a CAESP that manages users’ fiat currency and crypto assets must segregate such property from its own property. For purposes of fiat currency management, such currency must be held in trust with a trust bank or trust company for protection against the CAESP’s bankruptcy. In the area of crypto asset management, stringent rules, as set forth below, have been put in place to protect users from leakages of crypto assets and from the bankruptcy of a CAESP:

•        a CAESP must manage users’ crypto assets deposited by users (“Deposited Crypto Assets”) and its own crypto assets in separate wallets;

•        a CAESP must manage at least 95% of the Japanese yen equivalent amount of the total Deposited Crypto Assets in wallets that are not connected to the Internet (so-called “cold wallets”);

•        a CAESP that manages less than 5% of the Japanese yen equivalent amount of the total Deposited Crypto Assets in a wallet other than a cold wallet (so-called “hot wallets”) must manage the same type and amount of its own crypto assets (“Redemption Guarantee Crypto Assets”) in a cold wallet to protect users against the risk of leakages of crypto assets from the hot wallets; and

•        users will have preference rights to repayment over the Deposited Crypto Assets and Redemption Guarantee Crypto Assets (Article 63-19-2 of the PSA). Such priority security interest is specifically stipulated in the PSA, because it is not clear whether bankruptcy segregation would be effective for Deposited Crypto Assets and Redemption Guarantee Crypto Assets in the event of the failure of such CAESP. Therefore, Article 63-19-2 of the PSA allows users the right to receive repayment of Deposited Crypto Assets and Redemption Guarantee Crypto Assets in advance of other creditors in preparation for the risk of failure of CAESPs.

If an individual affiliated with a CAESP fails to properly segregate users’ fiat currency or crypto assets, he/she will face punishment including imprisonment for not more than two years, a fine of not more than three million yen, or both, and the CAESP itself will also be subject to a fine of not more than three hundred million yen. In addition, if an individual affiliated with a CAESP, which is a legal entity, fails to hold Redemption Guarantee Crypto Assets in violation of the PSA or violates its obligation to segregate Redemption Guarantee Crypto Assets, he/she will face punishment including imprisonment for not more than two years, a fine of not more than three million yen, or both, and the CAESP itself will also be subject to a fine of not more than three hundred million yen.

Self-Regulatory Organization and Self-Regulatory Rules on Crypto Asset Exchange Service Providers

For purposes of securing proper implementation of CAES and protection of users of CAESPs, the JVCEA has been appointed as an approved self-regulatory organization under the PSA. The JVCEA establishes its own rules (the “SRO Rules”) and members of the JVCEA are required to comply with the SRO Rules in addition to the PSA and other applicable regulations.

The primary activities of the JVCEA are as follows:

•        establishing self-regulatory rules;

•        inspecting CAESPs and other members for compliance with the SRO Rules and applicable laws and regulations;

•        providing guidance, recommendations and rulings to its members;

•        providing business consulting services to its members;

•        handling complaints from users of its member services;

•        providing information to its members; and

•        conducting statistical surveys.

In particular, the SRO Rules regulate the policies and activities of its members in the following areas:

•        management and internal control;

•        management of system risks and cyber security;

•        anti-money laundering and counter-terrorism financing;

•        handling of new crypto assets;

•        management of advertisement or solicitation by crypto assets-related businesses; and

•        management of unfair transactions using Crypto Asset-Related Information (as defined below).

Under the PSA, the JVCEA, which is a certified fund settlement operators association, is under the guidance and supervision of the FSA (Articles 95 and 96 of the PSA). In addition, the governance of the JVCEA requires that self-regulatory rules be established with the involvement of numerous parties, including the board of directors, committees, and secretariat (Articles 39, 44, and 54 of the JVCEA Articles of Incorporation). Therefore, even the representative director of the JVCEA cannot establish self-regulatory rules that include the screening process and guidelines for crypto assets in a manner that favors individual companies.

In addition, according to Article 93 of the PSA, executives and employees of the JVCEA or those who have held these positions in the past, are obliged to keep the confidentiality of secrets obtained in connection with their duties, to prevent leaks, and to refrain from the use of information for any other purpose. Furthermore, in the event of a violation of these obligations, an individual would be subject to imprisonment for not more than one year or a fine of not more than ¥500,000 (Article 111 of the PSA).

Therefore, it is prohibited for Satoshi Hasuo, as a director of the JVCEA (who is also the Company’s Representative Director and President), to use information obtained in connection with his duties at the JVCEA for any purpose other than the association’s business, and to act against the interests of other member CAESPs.

The JVCEA Secretariat, which is established under the JVCEA Articles of Incorporation, handles most of the JVCEA’s business as a self-regulatory organization. The JVCEA secretariat does not disclose information regarding the operations of individual member CAESPs or information regarding examinations related to the handling of individual crypto assets, except when necessary or unavoidable, in order to avoid any conflict of interest due to such dual positions. Therefore, the possibility of information being shared with Satoshi Hasuo, as a director of the JVCEA, that could cause a conflict of interest is limited. In addition, the board of directors of the JVCEA has the authority to perform its duties, including making decisions on the execution of the JVCEA’s business. In this regard, directors of the JVCEA who have a special interest in a certain resolution may not participate in such resolution (Article 42, Paragraph 1 of the JVCEA Articles of Incorporation). For instance, if Satoshi Hasuo attempts to make a decision at a board meeting of the JVCEA that is favorable to the Company, the existence of his special interest will be examined at the relevant board meeting, and he may not be allowed to participate in the board’s resolution. Any conflict of interests among Satoshi Hasuo, the JVCEA and the Company is meant to be identified and addressed by this arrangement.

Under the PSA, a CAESP that proposes to handle a new crypto asset is required to notify the JFSA in advance. Additionally, the JVCEA requires all member CAESPs wishing to deal in a new crypto asset to first conduct an internal assessment of the new crypto asset and to submit an assessment report to the JVCEA for its review. As no new crypto asset can be handled if the JVCEA raises any objection (including the setting or modification of incidental conditions for handling of crypto assets, hereinafter referred to as the “JVCEA Pre-Assessment”), a member is effectively required to obtain the JVCEA’s approval before it can begin handling a new crypto asset.

Under the SRO Rules, member CAESPs must consider the characteristics of the crypto assets to be handled and carefully assess the appropriateness of handling such crypto assets if any of the following applies:

(a)     the crypto assets are being used or will likely be used in a manner that violates applicable laws and regulations or public order and morals;

(b)     the crypto assets are being used or will likely be used for criminal purposes; or

(c)     the crypto assets are used or will likely be used for money laundering or terrorist financing.

Additionally, the SRO Rules prohibit member CAESPs from handling crypto assets to which any of the following applies, based on assessment of the characteristics of the crypto assets to be handled and the system of the relevant member CAESPs themselves:

(a)     crypto assets in respect of which the transfer, updating, or maintenance of ownership records involves serious impediments or raises serious concerns;

(b)     crypto assets for which the member CAESP is unable or unwilling to arrange for the conduct of an appropriate audit by a chartered accountant or an audit firm;

(c)     crypto assets that cannot or will not be safely managed or disbursed by the relevant member CAESPs in a systematic or other manner; or

(d)     in addition to the above, crypto assets that make it impossible or impractical for the relevant member CAESPs to properly and reliably comply with their obligations under the PSA.

As of March 29, 2024, there are 90 types of crypto assets being handled by CAESPs.

In addition, as of December 26, 2022, the JVCEA SRO Rules were amended to establish (i) the Green List System which exempts certain member CAESPs (Green List Eligible Members) from the JVCEA Pre-Assessment for crypto assets designated by the JVCEA, and (ii) the Crypto Asset Self Check System (CASC System) which exempts certain member CAESPs (CASC Eligible Members) from the JVCEA Pre-Assessment except in specific cases. Under the Green List System, crypto assets that meet all of the following four criteria are designated by the JVCEA as “crypto assets widely handled in Japan” on its webpage and the JVCEA Pre-Assessment is not required for such crypto assets when a Green List Eligible Member handles them:

(a)     Crypto assets that have been handled by three or more member CAESPs;

(b)     Crypto assets that have been handled by one member CAESP for at least six months;

(c)     Crypto assets for which the JVCEA has not set ancillary conditions for handling; and

(d)     Crypto assets that have not been deemed inappropriate for the Green List System by the JVCEA for any other reason.

Taking into account the above, we note that the Green List System does not require the JVCEA Pre-Assessment only for “crypto assets widely handled in Japan,” while the JVCEA Pre-Assessment is still required for other crypto assets in the same manner as before (except for the CASC System). As of November 6, 2023, 26 tokens are designated by the JVCEA as “crypto assets widely handled in Japan” on its webpage.

Additionally, the JVCEA Pre-Assessment is required only with respect to crypto assets being handled for the first time in Japan. However, for other crypto assets, the JVCEA Pre-Assessment is not required for a Green List Eligible Member or a CAESP Eligible Member.

We are currently authorized by the JVCEA as a Green List Eligible Member and a CASC Eligible Member. We are still required to provide advance notice to the JFSA of our intention to support trading in a particular crypto asset. These steps are in addition to the other risk assessments and business judgments made by us.

Regulations on Anti-Money Laundering and Counter-Terrorism Financing on Crypto Asset Exchange Service Providers

To prevent crypto asset-related money laundering and terrorism financing, the Act on Prevention of Transfer of Criminal Proceeds (the “APTCP”) requires exchange providers to implement KYC and other preventative measures. The APTCP applies to registered CAESPs, and generally requires them to:

(a)     verify and record the identity of customers when conducting certain transactions (that is, to implement the KYC process);

(b)     record transactions with customers;

(c)     report suspicious transactions to the JFSA; and

(d)     take measures to keep information regarding customer verification up to date, provide education and training for employees, and develop other systems necessary for the proper conduct of the processes described in items (a) to (c).

Under the APTCP, CAESPs must conduct the KYC process when undertaking any of the following:

(a)     executing a master agreement with a customer for providing that customer with regular CAES, management and similar services in respect of his or her money or crypto assets;

(b)     transferring crypto assets into funds or exchanging them for other kinds of assets (or transactions similar thereto), where the receipt and payment of crypto assets exceeding ¥100,000 in value is involved; or

(c)     where the exchange provider manages a customer’s crypto assets, transferring the crypto assets at the customer’s request if their value exceeds ¥100,000.

Travel Rules under Japanese Law

Under the new travel rules introduced in accordance with the Revised Act on Prevention of Transfer of Criminal Proceeds (the “Revised APTCP”) which came into effect on June 1, 2023, CAESPs are required to notify other CAESPs located in Japan and the prescribed jurisdictions (collectively, the “VASPs”) of certain information (including information of the sender and recipient in connection with the transfer of crypto assets) (the “Transfer Information”) when sending crypto assets to another VASP according to Article 10-5 of the Revised APTCP.

The prescribed jurisdictions, designated by the JFSA, currently are the United States, Albania, Israel, Canada, the Cayman Islands, Gibraltar, Singapore, Switzerland, Serbia, the Republic of Korea, Germany, the Bahamas, the Bermuda Islands, the Philippines, Venezuela, Hong Kong SAR, Malaysia, Mauritius, Liechtenstein and Luxembourg.

The list of VASPs in the prescribed jurisdictions (the “Subject VASPs”) is researched and published by the JVCEA, and is subject to update approximately once every six months, and we are required to monitor the list and update its system in accordance with such periodic updates. Additionally, a new jurisdiction may also be added to the prescribed jurisdictions by the FSA from time to time.

Travel Rules Solutions

In order to send the Transfer Information to the Subject VASPs, an information transfer system (the “Transfer System”) must be utilized. Although various types of Transfer Systems are currently available to the VASPs in the market, none of them are compatible with other types of Transfer Systems. Accordingly, Transfer Information can only be exchanged between VASPs using the same Transfer System and, as a result, CAESPs can only transfer crypto assets to a Subject VASP that has adopted the same Transfer System.

Moreover, notifications of the Transfer Information are only available for transfers of crypto assets that are supported by the Transfer System. As a result, the crypto assets that can be transferred under the travel rules are limited to such crypto assets.

We have adopted a system called “Travel Rule Universal Solution Technology” (“TRUST”), which has been adopted by only one other CAESP in Japan, bitFlyer. Among the crypto assets handled by us, as of September 30, 2023, TRUST only supported BTC, ETH, BAT, ENJ, PLT, SAND, FNCT, CHZ, LINK, DAI, MKR, AXS, APE and IMX. From October 2023, TRUST also supports WBTC.

Impact on Business

As stated above, we are currently restricted from sending crypto assets to CAESPs in Japan other than bitFlyer under the new travel rules. In addition, some of the crypto assets we handle are currently not supported by TRUST. Although we have not observed any adverse impact to our businesses (including OTC trading services and exchange services) since the Revised APTCP came into effect, customers may stop using our services due to the inconvenience, which in turn may have an adverse impact on our business in the future.

Regulations on Initial Coin Offerings

There are various types of tokens issued by way of initial coin offerings (“ICOs”), and Japanese regulations applicable to ICOs vary according to the respective schemes. If a token falls within the definition of crypto asset, crypto asset regulations under the PSA will apply. In Japan, (i) if tokens issued via ICOs are already handled by Japanese or foreign exchanges, such tokens would constitute crypto assets under the PSA based on the rationale that exchange markets for such tokens must already be in existence, and (ii) (in cases where tokens are not yet handled by Japanese or foreign exchanges) if the token issuer does not impose substantial restrictions on the exchange of such tokens with Japanese or foreign fiat currencies or crypto assets, such tokens would likely also constitute crypto assets under the PSA.

In addition, the JVCEA has published SRO Rules and guidelines regarding ICOs for crypto asset-type tokens, entitled “Rules for Selling New Crypto Assets” (the “ICO Rules”). Under the ICO Rules, there are two types of ICOs, which can be described as follows: (i) a CAESP issues new tokens and sells such tokens by itself; or (ii) a token issuer delegates CAESPs to sell the newly issued tokens (IEOs). Under the ICO Rules, the following requirements have to be met for both types of ICO:

•        a system for the review of a targeted business that raises funds via ICO/IEO must be established;

•        information in respect of the token, the proposed use of proceeds raised from the ICO/IEO, and the like, must be disclosed;

•        management of funds (both fiat and crypto assets) raised from the ICO/IEO must be segregated;

•        there must be proper account processing and financial disclosure of funds raised from the ICO/IEO;

•        there must be assurance of the safety of the newly issued tokens, and the relevant blockchain, smart contract, wallet tool, and the like; and

•        there must be proper valuation of the newly issued tokens.

Furthermore, any tokens supported for trading on CAESPs through an IEO are subject to substantially the same screening process by such CAESPs and the JVCEA as applied to other crypto assets handled by the CAESPs to confirm that they do not fall within the category of ERTRs or ERTRISs.

Regulations governing Crypto Asset Derivatives Transactions

The FIEA regulates derivative transactions that use crypto assets as underlying assets (“Crypto Asset Derivatives Transactions”) for the purpose of protecting users and ensuring that such transactions are conducted appropriately. As Crypto Assets are included in the definition of “Financial Instruments” under the FIEA, the conduct of Over-the-Counter Derivatives Transactions relating to Crypto Assets (“OTC Crypto Asset Derivatives Transactions”) or related intermediary (baikai) or brokerage (toritsugi) activities constitute Type I financial instruments business. Accordingly, business operators engaging in OTC Crypto Asset Derivatives Transactions are required to undergo registration as Type I FIBOs.

Any entity that intends to be a Type I FIBO is required to meet certain asset requirements, including having:

(i)     a stated capital of at least ¥50 million;

(ii)    net assets of at least ¥50 million; and

(iii)   a capital-to-risk ratio of at least 120%.

Coincheck does not currently offer OTC Crypto Asset Derivatives Transactions.

Prohibitions Against Unfair Acts in Respect of Spot Trading of Crypto Assets or Crypto Asset Derivative Transactions

The FIEA contains the following prohibitions against unfair acts (the conduct of which is punishable by penalties) in respect of spot trading of crypto assets and Crypto Asset Derivative Transactions, regardless of the violating party:

•        prohibition against wrongful acts;

•        prohibition against dissemination of rumors, usage of fraudulent means, assault or intimidation; and

•        prohibition against market manipulation (including, but not limited to, conducting a false purchase and sale of crypto assets (i.e., wash trading of crypto assets)).

In addition, unfair transactions involving these crypto assets and Crypto Asset Derivative Transactions are also regulated by the JVCEA SRO Rules entitled “Regulations Concerning Prevention of Unfair Transactions in Crypto Asset Exchange Business” and “Regulations Concerning Prevention of Unfair Transactions in Crypto Asset Related Derivative Transaction Business.” Specifically, the JVCEA SRO Rules require CAESPs to establish the following systems and measures to prevent unfair transactions by CAESPs:

•        establishment of an “trade monitoring department” independent from an order management department;

•        establishment of internal rules to prevent unfair transactions (including, but not limited to, prohibition of front running); and

•        conducting transaction monitoring for unfair transactions based on the relevant internal rules.

These prohibitions and JVCEA SRO Rules are intended to enhance the protection of users and to prevent unjust enrichment.

Although insider trading of crypto assets and Crypto Asset Derivative Transactions is currently not regulated under the FIEA, insider trading of crypto assets is regulated under the Regulations Concerning the Establishment of a Management System for Crypto Asset-Related Information Pertaining to the Crypto Asset Exchange Business of the JVCEA SRO Rules, and insider trading of Crypto Asset Derivative Transactions is regulated under the Regulations Concerning the Establishment of a Management System for Crypto Asset-Related Information Pertaining to the Crypto Asset-Related Derivatives Transaction Business of the JVCEA SRO Rules. Specifically, the JVCEA SRO Rules define “Crypto Asset-Related Information” as a concept equivalent to insider information of crypto assets and Crypto Asset Derivative Transactions. The term “Crypto Asset Related Information” refers to the information regarding the crypto assets handled or to be handled by CAESPs or to the undisclosed information about such CAESPs, that is considered to influence decisions of their users to purchase or sell crypto assets with fiat currencies or to exchange them with other crypto assets. The JVCEA SRO Rules require CAESPs to establish the following systems and measures to prevent insider trading by CAESPs using Crypto Asset-Related Information:

•        establishment of an “information management department” independent from a sales department and an order management department, which oversees and manages the Crypto Asset-Related Information acquired by CAESPs;

•        establishment of internal rules to prevent inappropriate use of Crypto Assets-Related Information;

•        reporting of any acquisition of Crypto Asset-Related Information by officers or employees of CAESPs to the information management department;

•        proper management of Crypto Asset-Related Information;

•        prohibition of communication of Crypto Asset-Related Information by officers or employees of CAESPs to third parties for their own or third parties’ benefit;

•        prohibition of solicitation of transactions by officers and employees of CAESPs providing Crypto Asset-Related Information; and

•        prohibition of proprietary trading by officers and employees of CAESPs using Crypto Asset-Related Information.

To stay in compliance with the JVCEA SRO Rules, we have established internal rules with regard to information management as well as crypto asset trading restrictions, including Rules Concerning the Examination of Transactions to Prevent Unfair Trading and a Procedures Manual for Trade Screening, and monitor trading activities by our employees.

Non-Fungible Tokens

Under the current financial regulations in Japan, NFTs are not generally regulated and are not deemed crypto assets under the PSA. Therefore, NFTs are not subject to the custody rules applicable to crypto assets. In addition, NFTs would not constitute securities or ERTRISs, under the FIEA if their holders do not share in profits or receive dividends in respect of the NFTs. Our process for approving the listing of NFTs on Coincheck NFT Marketplace includes confirming that the NFTs are neither crypto assets under the PSA nor ERTRISs under the FIEA, but our determination is not binding on regulatory authorities or courts in Japan (see also “Risk Factors — Risks Relating to Coincheck’s Business and Industry — We also operate Coincheck NFT Marketplace, which may expose us to legal, regulatory, and other risks that could adversely affect our business, operating results, and financial condition.”).

COINCHECK MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Coincheck, Inc. and its subsidiaries prior to the Closing.

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. Our financial statements are prepared in accordance with IFRS, which differs in certain significant respects from accounting principles generally accepted in other jurisdictions, including U.S. GAAP and Japanese GAAP. Unless otherwise indicated, we present our information on a consolidated basis. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Forward-Looking Statements,” which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this proxy statement/prospectus.

Overview

We believe we are a leader in the Japanese cryptocurrency industry and are primarily engaged in providing a crypto asset marketplace for retail investors. We offer our customers a multi-currency crypto marketplace with a deep pool of liquidity for trading crypto assets through our user-friendly applications, along with an Exchange platform and several other retail-focused crypto services, such as Coincheck Periodic Purchases. We are headquartered in Tokyo and had a 27.1% market share by trading volume as of September 2023, according to the JVCEA and 22.9% of the market share for retail users by number of verified accounts in Japan. As of September 30, 2023, our number of verified accounts exceeds 1.86 million and approximately 55% of these accounts are held by customers in their 30s and under.

More than 90% of our total revenue in the years ended March 31, 2021, 2022, 2023 and the six months ended September 30, 2023 consisted of transaction revenue generated from trades of customers and cover counterparties on our Marketplace platform business, where we take a bid-ask spread on all customer trades on such platform and offer 23 different crypto assets as of September 30, 2023, an increase from 17 different crypto assets as of March 31, 2023. As of September 30, 2023, over 90% of our users utilize our mobile trading application for our marketplace, while the remaining users utilize our desktop trading application. We also operate an Exchange platform targeted at more experienced users that mediates order books between such users for a more limited number of crypto assets and for which we generally do not charge a commission on each transaction.

We believe that we are one of the leading innovators within the Japanese crypto markets. In 2021, we introduced an NFT platform and conducted the country’s first IEO.

The growth of crypto assets and crypto markets has come in waves aligned with crypto asset price cycles, which tend to be volatile and draw new customers, investments, and developers into the crypto ecosystem. For example, according to closing day pricing information from CoinMarketCap, as the price of Bitcoin increased from approximately ¥432,000 during March 2020 to over ¥3,000,000 in December 2020 to new all-time highs of over ¥7,500,000 in November 2021, we experienced a corresponding increase in the usage on our Marketplace platform. However, the price of Bitcoin fell to approximately ¥5,330,000 as of December 31, 2021 and was approximately ¥5,550,000 as of March 31, 2022 before falling further to approximately ¥3,800,000 as of March 31, 2023. These price trends and other uncertainties affecting the global crypto markets adversely affected trading volume on our Marketplace platform in the fiscal year ended March 31, 2023, contributing to a sharp decline in total revenue and recognition of a net loss for the fiscal year. Although the price of Bitcoin increased to approximately ¥5,960,000 as of December 31, 2023 and has been on a general trend upwards since, with prices reaching record highs at approximately ¥10,800,000 as of March 31, 2024, there have been a number of major crypto asset price cycles over the past decade and price cycles continue to be volatile.

Due to the highly volatile nature of crypto asset prices and trading activity, historically our operating results have fluctuated significantly from quarter to quarter in line with market sentiment and trading activity.

As of September 30, 2023, our customer assets were ¥335 billion and our marketplace trading volume during the six months ended September 30, 2023 was ¥64.8 billion.

For the fiscal year ended March 31, 2023, our total revenue was ¥176,924 million, our net loss was ¥559 million and EBITDA loss, a non-IFRS measure, was ¥356 million, and for the six months ended September 30, 2023, our total revenue was ¥63,533 million, our net loss was ¥382 million and EBITDA loss, a non-IFRS measure, was ¥236 million. See “— Key Business Metrics and Trends — Non-IFRS Financial Measures” below for information regarding our use of EBITDA and a reconciliation of net profit, the most directly comparable IFRS measure, for the year to EBITDA.

Recent Developments and Outlook

There were continued declines in the prices of Bitcoin and other cryptocurrencies supported on our Marketplace platform in the year ended March 31, 2023. For example, the price of Bitcoin fell by approximately 33% from approximately ¥5,670,000 as of April 1, 2022 to ¥3,781,000 as of March 31, 2023 according to closing day pricing information from CoinMarketCap although the Japanese yen depreciated against the U.S. dollar by approximately 8% during the same period. Lower transaction revenue from our Marketplace platform business attributable to the impact of declining prices resulted in a 74.4% decline in our total revenue for the year ended March 31, 2023 as compared to the prior year.

During the year ended March 31, 2023, the price of Bitcoin had fallen to approximately ¥2,360,000 as of November 30, 2022, as prices of many crypto assets declined significantly following the bankruptcy of FTX Trading Ltd., a Bahamas-based cryptocurrency exchange and subsequent allegations of fraud and mismanagement of funds by FTX and its founder and former CEO. The price of Bitcoin fell further to approximately ¥2,170,000 as of December 31, 2022, and although the price of Bitcoin has shown signs of recovery during the current calendar year and has been on a general upward trend reaching approximately ¥5,960,000 as of December 31, 2023, with prices reaching record highs at approximately ¥10,800,000 as of March 31, 2024, the prices of crypto assets remain highly volatile. We did not have any direct exposure to FTX or to other crypto-related businesses which have experienced recent financial difficulties, such as digital asset lender BlockFi, Celsius, Voyager and Three Arrows Capital and Genesis Trading. Continued declines in crypto asset prices, however, adversely affected our trading volume, investor sentiment in Japan and the amount of our customer assets, which had dropped from ¥279 billion as of September 30, 2022 to ¥210 billion as of December 31, 2022 before recovering to ¥344 billion as of March 31, 2023, ¥362 billion as of June 30, 2023 and ¥351 billion as of September 30, 2023 on a consolidated basis excluding NFTs (customer assets are derived from monthly data prepared for management for purposes of understanding internal performance metrics and such figures are not consistent with customer assets had they been prepared under IFRS). We believe the decline of the amount of customer assets held by us in December 2022 due to price declines had been offset in part by Japanese investors repatriating crypto assets to licensed crypto asset exchanges in Japan, such as ours, from offshore platforms following the FTX bankruptcy. We did not experience excessive redemptions or withdrawals during the year ended March 31, 2023 and we have not suspended redemptions or withdrawals of crypto assets. The quantity of Bitcoin held by our customers decreased by 19.3% to 29,916 and the quantity of Ethereum decreased by 10.4% to 221,525 between March 31, 2023 and September 30, 2023.

On March 27, 2023, the CFTC announced the filing of a civil enforcement action in the U.S. District Court for the Northern District of Illinois charging, among others, various entities that operate the Binance platform and Changpeng Zhao, the CEO of Binance, with numerous violations of the Commodity Exchange Act and CFTC regulations.

Based on these market trends during the fiscal year ended March 31, 2023, we experienced significant declines in trading volume on our Marketplace platform and our transaction revenue in the fiscal year ended March 31, 2023 as compared to the prior year, as well as further declines in the six months ended September 30, 2023. We did not experience difficulties in borrowing crypto assets from our customers or in executing hedging transactions which we refer to as cover transactions with our various cover or hedging counterparties in order to support the operation of our Marketplace platform.

Nevertheless, we evaluated our arrangements with cover counterparties to ensure that the operation of our Marketplace platform will not be adversely affected in the event of a change of circumstances, including but not limited to insolvency or regulatory enforcement, at such cover counterparty. In particular, we temporarily limited the amount of crypto assets we deposit with cover counterparties to the extent practicable. We also sought to diversify our options for placing cover transactions in order to limit our dependence on other exchanges by seeking market makers with which we can execute cover transactions without pre-funding deposits in order to reduce counterparty custody risk. Our specific actions in response to the above market conditions included:

•        Reducing crypto assets deposited with Binance to ¥74 million and crypto assets deposited with our cover counterparties to ¥425 million as of December 31, 2022 from ¥629 million and ¥1,097 million, respectively, as of September 30, 2022. As of March 31, 2023, crypto assets deposited with Binance increased to ¥195 million and crypto assets deposited with our cover counterparties increased to ¥1,088 million including ¥647 million deposited with OKX, with which we had the largest single credit exposure with as of March 31, 2023. As of September 30, 2023, crypto assets deposited with Binance decreased to ¥62 million and total crypto assets deposited with our cover counterparties decreased to ¥251 million.

•        Reducing crypto assets held (current assets) from ¥16,439 million as of September 30, 2022 to ¥11,167 million as of December 31, 2022, of which ¥8,999 million were held in cold wallets controlled by us. As of September 30, 2023, crypto assets held (current assets) increased to ¥19,298 million, of which ¥17,480 million were held in cold wallets.

•        We maintained cash and cash equivalents of ¥7.6 billion as of September 30, 2023 and ¥7.7 billion as of March 31, 2023, and in December 2022 entered into a ¥3 billion line of credit from Monex Finance Corporation, which currently is unused.

•        Testing and improving our trading system’s ability to switch between cover counterparties on short notice and working to introduce a price aggregator to add additional cover counterparties.

•        Established a risk limit of ¥200 million for the amount we can deposit with Binance.

On June 5, 2023, the SEC filed a civil complaint in the U.S. District Court for the District of Columbia against Binance and other related entities, as well as Changpeng Zhao, Binance’s co-founder and CEO. The complaint consists of thirteen charges, including misleading investors and operating as an unregistered securities exchange, broker and clearing agency in violation of U.S. securities laws. Furthermore, on June 6, 2023, the SEC filed a complaint in the U.S. District Court for the Southern District of New York against Coinbase for operating as an unregistered securities exchange, broker and clearing agency, and for the unregistered offer and sale of securities in connection with its staking-as-a-service program. On November 2, 2023, Sam Bankman-Fried, the founder of FTX, was found guilty of all seven criminal counts of fraud against him, and on November 21, 2023, Binance and Changpeng Zhao, the co-founder and CEO of Binance, pled guilty to federal criminal charges that Binance violated and caused a financial institution to violate the Bank Secrecy Act, with Binance entering into a $4.3 billion settlement with the U.S. Justice Department in addition to the confiscation of certain assets and Changpeng Zhao stepping down as CEO and accepting an individual fine of $50 million.

The full implications of the failure of FTX and subsequent conviction on charges of fraud and mismanagement of funds against its founder and former CEO on crypto asset markets, the civil enforcement action and civil complaint filed against Binance and its founder and CEO and subsequent settlement, the complaint filed against Coinbase as well as the development of global regulations remains uncertain.

On July 13, 2023, the U.S. District Court for the Southern District of New York ruled that sales of the XRP token to retail investors on cryptocurrency exchanges were not offers and sales of securities under U.S. federal securities, although the court also ruled that sales of the XRP token to hedge funds and other institutional investors and sophisticated buyers amounted to unregistered offers and sales of securities. The SEC has sought to appeal the ruling. A separate ruling in the same district court on July 31, 2023 denied a motion to dismiss the SEC’s allegations that Terraform Labs Pte. Ltd., which launched the TerraUSD and LUNA digital assets, defrauded investors and sold unregistered securities. On December 28, 2023, the court granted summary judgment for the SEC on its claims that Terraform Labs offered and sold crypto assets as unregistered securities. As a result of these cases and the high likelihood of further SEC appeals and regulatory actions, the regulatory framework applicable to cryptocurrencies and its development in the U.S. and globally remains uncertain and further developments could have negative effects on crypto asset markets.

The below table shows monthly operating data for the full calendar years 2022 and 2023 and the first month of the calendar year 2024 on a consolidated basis excluding NFTs:

	January 2022	February 2022	March 2022	April 2022	May 2022	June 2022
	(millions of yen, except number of verified accounts)
Exchange trading volume	¥267,775	¥267,740	¥323,390	¥247,033	¥323,442	¥289,704
Marketplace trading volume	¥23,608	¥17,921	¥25,047	¥18,822	¥26,171	¥19,007
Customer assets(1)	¥357,579	¥386,832	¥480,824	¥399,157	¥317,583	¥233,357
Number of verified accounts	1,568,892	1,594,032	1,620,025	1,643,603	1,676,509	1,705,307
	July 2022	August 2022	September 2022	October 2022	November 2022	December 2022
	(millions of yen, except number of verified accounts)
Exchange trading volume	¥300,918	¥244,844	¥210,837	¥181,739	¥224,326	¥86,479
Marketplace trading volume	¥12,639	¥11,335	¥11,190	¥8,120	¥11,917	¥7,597
Customer assets(1)	¥291,494	¥265,451	¥279,496	¥289,140	¥231,473	¥209,983
Number of verified accounts	1,718,174	1,730,890	1,749,692	1,758,732	1,770,108	1,775,420
	January 2023	February 2023	March 2023	April 2023	May 2023	June 2023
	(millions of yen, except number of verified accounts)
Exchange trading volume	¥127,100	¥155,880	¥246,434	¥161,783	¥149,721	¥180,541
Marketplace trading volume	¥8,269	¥8,208	¥13,818	¥10,699	¥7,873	¥11,659
Customer assets(1)	¥268,707	¥293,465	¥343,971	¥350,930	¥339,201	¥362,200
Number of verified accounts	1,784,789	1,791,980	1,802,203	1,810,351	1,820,242	1,830,148
	July 2023	August 2023	September 2023	October 2023	November 2023	December 2023
	(millions of yen, except number of verified accounts)
Exchange trading volume	¥153,038	¥135,468	¥107,179	¥196,954	¥264,854	¥291,973
Marketplace trading volume	¥14,361	¥11,061	¥9,140	¥16,366	¥18,190	¥24,101
Customer assets(1)	¥377,833	¥345,872	¥350,553	¥413,294	¥440,822	¥468,418
Number of verified accounts	1,844,687	1,855,980	1,864,765	1,872,825	1,884,184	1,898,785
January 2024
(millions of yen, except number of verified accounts)
Exchange trading volume	¥343,496
Marketplace trading volume	¥24,808
Customer assets(1)	¥476,128
Number of verified accounts	1,915,646

____________

(1)      Customer assets are prepared on a consolidated basis, excluding NFTs (customer assets are derived from monthly data prepared for management for purposes of understanding internal performance metrics and such figures are not consistent with customer assets had they been prepared under IFRS).

We operated miime, an on-chain NFT marketplace, from February 2021 when we acquired Metaps Alpha Inc. On October 21, 2022, we decided to discontinue operation of the miime service on November 21, 2022 and to transfer the shares of relevant subsidiary to our parent company, which was completed on January 25, 2023. The financial impact to our business as a result of this disposition is insignificant. From the time of acquisition of the miime service in February 2021 until the suspension of the service in November 2022, the total transaction volume on miime was ¥64.2 million and the total commissions received were ¥4.7 million.

Key Business Metrics and Trends

In addition to our financial results, we use the following business metrics to evaluate our business, measure our performance, identify trends affecting our business, and make strategic decisions.

Verified Users

Verified users represent users who have fully completed the applicable KYC procedures with us. Accordingly, there should only be one account per user. The verified user total is adjusted for accounts that are subsequently closed but not for those that are inactive. Our verified users increased sequentially for all quarters beginning from the three months ended June 30, 2019 until the three months ended September 30, 2022, primarily due to growth in our products and services and the overall increase in interest in BTC, Ethereum and other crypto assets in Japan. As of September 30, 2023, our number of verified accounts was approximately 1.9 million after deducting the number of closed accounts. Verified user metrics are used as a key performance indicator in our business management process because our current businesses principally serve retail users. We are able to compare our number of verified users against industry data compiled by the JVCEA to assess our competitive position. In addition, our definition of verified users may be revised in the future in accordance with any revisions in the KYC/AML procedures required in Japan.

Verified Users

KYC-verified users (cumulative)

(Users mm)
KYC-verified users (cumulative)
Market share (KYC-verified users)
2.0
1.8
1.6
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0.0
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
2019
2020
2021
2022
2023

____________

Source:   Public information made available by the JVCEA.

Monthly Users

Monthly users represent our verified users with at least one transaction on either our Marketplace or Exchange platforms, including the buying or selling of a crypto asset or the depositing or withdrawing of crypto assets or funds, in the prior calendar month and constitute the active transacting base of retail users on our cryptocurrency exchanges. Monthly users drive retail trading volume and growth in our monthly users has historically been correlated with both the price of Bitcoin, Ethereum and other crypto assets and volatility within the crypto asset market. We have aimed to expand our revenue opportunities by adding new cryptocurrencies to give more investment options and promote cryptocurrency trading for retail investors in recent years. Our number of monthly users is on a declining trend since its peak in the first quarter of the fiscal year ended March 31, 2022.

Monthly Users

Monthly users

(Users 'k)
250
200
150
100
50
0
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
2019
2020
2021
2022
2023

____________

Source:   Coincheck on internal data.

Customer Assets (by Currency)

Customer assets is a measure of the scale of total value held on our cryptocurrency exchanges as of the period indicated. We believe that customer assets reflect the trusted nature of our cryptocurrency exchanges and services. The value of our customer assets is driven by the price, quantity, and type of crypto assets held by customers. Customer assets include cash deposited by customers, which is segregated in a money trust with a trust bank, and customers’ crypto assets, for which we maintain custody and a corresponding safeguard liability is recorded in our statement of financial position.

Changes in the price and quantity, particularly for Bitcoin and Ethereum, or type of crypto asset held on our cryptocurrency exchanges can result in growth or decline in customer assets within a particular period. For example, we could see an increase in the quantity of assets held on our cryptocurrency exchanges — measured in units of crypto assets or fiat currencies — but the value of customer assets could decline if the corresponding price of a crypto asset declines. Conversely, customer assets can increase in a particular period despite a decline in the quantity of assets held on our cryptocurrency exchanges if the decline is offset by rising crypto asset prices.

Our ability to safeguard our customers’ crypto assets is also an important factor, since any inability to do so could result in our customers losing trust in our services, the withdrawal of customer assets or a reduction in the deposit of customer assets. We work continuously to comply with applicable safeguarding measures to ensure that customer assets are protected. For more information, see “Risk Factors — Risks Relating to Coincheck’s Business and Industry — Our

failure to safeguard and manage our customers’ fiat currencies and crypto assets could adversely impact our business, operating results, and financial condition” and “Information About Coincheck — Regulatory Environment — Regulations on Crypto Asset Exchange Service.” We provide custody services to our customers for their crypto assets. As of March 31, 2022 and 2023 and September 30, 2023, we recognized ¥429,264 million, ¥288,639 million and ¥296,999 million, respectively, of safeguard liabilities on our consolidated statement of financial position with respect to such custody obligations, which corresponds to the amount of crypto assets deposited by our customers excluding any crypto assets our customers have lent to us. In addition to such deposited crypto assets we hold in custody, total customer assets include fiat currency amounts deposited by customers.

Because the amount and value of our customer assets are driven by multiple factors, some of which are market-dependent, this metric has fluctuated in recent periods. For example, during our fiscal year ended March 31, 2022, we have seen decreases in our customer assets when crypto asset prices, in particular those of Bitcoin and Ethereum, declined between April and July, and increases when such crypto asset prices temporarily recovered in November 2021. According to closing day pricing information from CoinMarketCap, the price of Bitcoin and Ethereum reached their lowest levels during the fiscal year of approximately ¥3,260,000 and ¥196,000, respectively, in July 2021 while the price of Bitcoin and Ethereum reached their highest levels during the same fiscal year of approximately ¥7,667,000 and ¥546,000, respectively, in November 2021. However, despite these short-term fluctuations, our customer assets grew from ¥439 billion as of March 31, 2021 to ¥485 billion as of March 31, 2022, driven by growth in the price, quantity, and types of crypto assets we support. We also saw significant growth in other crypto assets during these periods, primarily XRP and IOST. As of March 31, 2022, ¥63 billion of customer assets consisted of XRP while ¥48 billion consisted of IOST. Due to sharp declines in the prices of many crypto assets, including Bitcoin and Ethereum, during the fiscal year ended March 31, 2023, our customer assets declined to ¥330 billion, which includes ¥45 billion of XRP and ¥14 billion of IOST, as of March 31, 2023. As of September 30, 2023, ¥46 billion of customer assets consisted of XRP while ¥11 billion consisted of IOST.

Customer Assets(1)

Customer assets by currency

(JPY bn)
BTC
ETH
XRP
IOST
Others (Crypto)
Fiat currency
600
500
400
300
200
100
0
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
2019
2020
2021
2022
2023

____________

(1)      Calculated by adding the amount of crypto assets prepared on a consolidated basis and the amount of NFTs (customer assets are derived from monthly data prepared for management for purposes of understanding internal performance metrics and such figures are not consistent with customer assets had they been prepared under IFRS).

Source:   Coincheck internal data.

Trading Volume (by Currency)

The trading volume of our customers is directly correlated with our revenue and is influenced by both the price and volatility of Bitcoin, Ethereum and other crypto assets. We have experienced periods of low and high trading volume, and therefore revenue, driven by periods of rising or declining crypto asset prices and/or lower or higher volatility within the crypto asset market. During periods of rising Bitcoin prices and higher volatility, we have generally observed higher trading volume on both our Marketplace and Exchange platforms.

There are a number of factors that contribute to changes in price and volatility of a given crypto asset, including, but not limited to, changes in the supply and demand for a particular crypto asset, crypto market sentiment, macroeconomic factors, utility of a particular crypto asset, and other events such as exchange outages or social media commentary. Market participation by well-known investors can also affect consumer sentiment. For example, over the course of 2020 and 2021 we observed institutions, such as Square, Inc., invest in Bitcoin at an accelerated rate.

Occasionally, planned network events such as an airdrop, where the network provides holders of a particular crypto asset with a reward, or a “halving,” when the reward for validating transactions for a crypto network is reduced by half, such as the incident that occurred with Bitcoin in May 2020, can lead to shifts in customer interest in a specific crypto asset. Event-driven changes in customer interest tend to be temporary, and as a result, our financial performance following such events may not be indicative of future operating performance or financial condition.

Trading volume on our Marketplace platform reached its highest level to date in the fourth quarter of the fiscal year ended March 31, 2021 as price levels of crypto assets, and interest from Japanese retail investors increased. Our trading volume declined in the fiscal year ended March 31, 2022, before declining more significantly over the fiscal year ended March 31, 2023.

The following table shows the trading volume by currency on our Marketplace platform for each quarter beginning with the three months ended June 30, 2019:

	For the three months ended
	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
	(billion yen)
BTC	¥15.6	¥15.7	¥8.0	¥14.5	¥14.8	¥17.6	¥31.4	¥78.1
ETH	3.5	1.9	1.0	4.1	1.5	4.0	6.1	29.6
XRP	9.3	5.1	3.7	6.4	2.2	5.1	29.1	22.1
IOST	0.0	0.0	0.0	0.0	0.0	3.0	3.1	65.1
ENJ	0.0	0.0	0.0	0.0	0.0	0.0	0.0	16.4
LTC	1.5	0.4	0.1	0.5	0.2	0.3	1.1	3.9
SAND	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
XLM	0.0	0.0	0.9	0.8	0.4	1.0	2.7	7.8
XEM	4.2	1.7	0.7	2.9	0.8	7.2	13.6	37.3
BCH	1.7	0.5	0.3	1.3	0.7	0.8	1.7	5.5
BAT	0.0	0.0	0.0	0.0	0.0	1.1	0.6	6.1
OMG	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
DOT	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
QTUM	0.0	0.0	0.0	0.3	0.2	1.0	0.4	3.4
MONA	2.2	0.7	0.1	1.7	0.5	0.7	0.6	2.9
LSK	1.1	0.5	0.2	2.6	0.4	0.8	0.7	4.0
ETC	0.5	0.2	0.1	0.9	0.3	0.3	0.0	0.0
FCT	1.1	0.4	0.5	1.2	0.3	0.4	0.3	1.7
Total	40.6	27.1	15.6	37.1	22.3	43.3	91.4	284.0

	For the three months ended
	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023	September 30, 2023
	(billion yen)
BTC	¥51.2	¥25.7	¥36.9	¥23.9	¥23.8	¥14.5	¥13.1	¥14.8	¥15.3	¥13.6
ETH	43.5	21.6	23.3	17.1	15.9	10.7	6.9	6.6	7.5	10.6
XRP	41.8	11.2	10.2	6.3	7.6	3.8	3.2	3.5	3.2	5.6
IOST	56.7	32.4	13.6	8.6	7.1	1.6	1.5	1.8	1.0	0.8
ENJ	15.6	4.0	9.9	3.1	2.7	0.9	0.5	0.7	0.4	0.3
LTC	3.8	1.8	1.6	0.7	0.5	0.3	0.5	0.6	0.5	0.7
SAND	0.0	0.0	0.0	0.0	0.8	0.7	0.5	0.6	0.4	0.4
XLM	6.7	1.7	1.9	1.0	1.0	0.5	0.4	0.4	0.3	0.5
XEM	15.0	5.1	3.9	1.6	1.6	0.5	0.3	0.3	0.2	0.2
BCH	8.6	2.0	2.3	1.1	0.7	0.4	0.2	0.2	0.5	0.7
BAT	3.5	0.8	2.6	0.8	0.6	0.2	0.1	0.2	0.1	0.1
OMG	9.0	3.6	5.5	1.3	0.8	0.3	0.1	0.2	0.3	0.2
DOT	0.0	0.0	0.0	0.0	0.0	0.1	0.2	0.2	0.1	0.1
QTUM	7.1	2.0	1.9	0.6	0.3	0.2	0.1	0.1	0.1	0.1
MONA	3.4	0.9	1.0	0.3	0.2	0.1	0.0	0.1	0.1	0.1
LSK	5.6	1.1	0.0	0.2	0.4	0.1	0.1	0.1	0.1	0.1
ETC	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
FCT	1.0	0.3	0.2	0.0	0.1	0.0	0.0	0.0	0.0	0.0
Total	272.7	114.4	114.7	66.6	64.0	35.2	27.6	30.3	30.2	34.6

IEO-related Revenue

We launched our IEO platform, Coincheck IEO, in July 2021, which is the first of its kind in Japan, and completed our first IEO under this platform shortly thereafter. We partnered with Hashpalette Inc. to complete the first IEO for Palette Token, an ERC-20 utility token that can be used on Palette, which is a blockchain platform for manga, anime, music and other forms of multimedia content. We charge fees to companies seeking to list on our exchange using our IEO platform, including a certain proportion of the tokens to be sold on the exchange. As a result, we recorded revenue of ¥2,547 million attributable to the IEO of Palette Token and ¥258 million attributable to the IEO of Financie Token in the year ended March 31, 2022 and 2023, respectively. Of the respective total revenue, commissions received from the issuer and subscribers, including the fair value of the tokens received as commission, were ¥304 million and ¥256 million and these amounts were recorded in commissions received for the year ended March 31, 2022 and 2023, respectively. Following completion of the IEO, we sold the crypto assets associated with the tokens received as commission over our Exchange platform and recognized ¥2,233 million and ¥2 million, which were recorded in transaction revenue for the year ended March 31, 2022 and 2023, respectively.

Factors Affecting Our Results of Operations

The success and historical growth of our business as well as our financial condition and operating results, have been and will continue to be, affected by a number of factors described in more detail below.

Price and volatility of crypto assets

More than 90% of our total revenue in the years ended March 31, 2021, 2022 and 2023 and in the six months ended September 30, 2023 consisted of transaction revenue generated from trades of customers and cover counterparties on our Marketplace platform business. As a result, our total revenue is highly correlated with the price and volatility of crypto assets. There are a number of factors that contribute to changes in crypto asset prices and volatility, including, but not limited to, changes in the supply and demand for a particular crypto asset, overall crypto market sentiment, macroeconomic factors, the utility of a particular crypto asset, and other events such as exchange outages, social media commentary, government policies, such as the Chinese government enacting various restrictions on crypto assets or geopolitical events, such as the Russia-Ukraine conflict.

Adoption of crypto assets and offering of new crypto assets

Our financial performance is dependent on the continued growth in interest and adoption of crypto assets by investors in Japan. Moreover, our growth strategy depends on our continued ability to add customers, expand the breadth of crypto assets on our cryptocurrency exchanges, and launch innovative products.

The number of crypto assets that are tradeable on our cryptocurrency exchanges has increased over time, and we offer 23 different crypto assets on our Marketplace platform as of September 30, 2023, an increase from 17 different crypto assets as of March 31, 2023. We only offer trading in crypto assets which have been approved for trading by crypto asset exchange service providers under the guidelines of the JVCEA. Our overall trading volume, and in particular our altcoin trading volume, grew dramatically from March 2020 to April 2021 as prices of crypto assets increased strongly, which drove our prior growth and profitability. While the average of Bitcoin and Ethereum trading volume of the total trading volume within the cryptocurrency industry as a whole in Japan (according to the JVCEA data that includes all types of exchanges) was approximately 58% and 17%, respectively, for the year ended March 31, 2022, 70% and 16%, respectively, for the year ended March 31, 2023, and 73% and 12%, respectively, for the six months ended September 30, 2023, our trading volume of Bitcoin and Ethereum on our Marketplace platform was 24% and 19%, respectively, for the year ended March 31, 2022, 42% and 26%, respectively, for the year ended March 31, 2023, and 45% and 28%, respectively, from April to September 2023. We believe that our high share of altcoin trading volume and market share, which is higher than the industry average within Japan and higher than other global cryptocurrency exchange platforms, demonstrates the uniqueness of our Marketplace platform and helps us to retain customers from switching to other trading marketplaces.

Over time, we have observed a positive trend in the total market capitalization of crypto assets which indicates increased adoption. However, these historical trends are not indicative of future adoption, and it is possible that the adoption of crypto assets and blockchain technology may slow, take longer to develop, or never be broadly adopted, which would negatively impact our business and operating results.

Offering leading technology and providing successful products and services

We believe that the development of new products and services to enhance the value proposition of our cryptocurrency exchanges for our customers is important in maintaining our existing customer base as well as reaching new customer segments. We are continually focused on having leading UI/UX design features and utilizing our mobile application to attract and engage retail users as customers’ first access point to trading of crypto assets.

We also focus on offering distinct trading services on our two separate platforms that target different segments of users, our primary Marketplace platform and our Exchange platform. Each of these platforms was designed independently, provides different functionalities and has different features. We are also focused on our easy-to-use infrastructure and plan to continue to develop new products and services, offer more crypto assets on our cryptocurrency exchanges, and continue to differentiate between our various customer segments with our optimized Marketplace and Exchange platforms. We believe that our Marketplace platform will continue to drive our growth and revenue, and we intend to launch products that complement our existing marketplace, such as our NFT and IEO product offerings. We believe that our NFT offerings can successfully leverage the existing customer base of our Marketplace platform.

Substantially all of our customers are retail users and we are currently aiming to introduce our products and services to institutional investors, such as insurance companies, to the extent that such companies begin investing in crypto assets in the future. However, we may not be able to introduce attractive products or services to such institutional users, or such institutions may choose to do business with our competitors. If we are able to successfully offer improved and new products and services, we believe that we will be able to both expand our user base to new types of customers and sell additional products and services to our existing customers, which will have a positive effect on our total revenue. Conversely, if we are unable to do so, our operating results may be negatively impacted.

Ability to competitively price our products and services

Our operating results also depend on our ability to competitively price our products and services. Similar to other financial products, as the crypto asset industry matures, we anticipate increased pressure on spreads and commission fees to emerge over time as new, and potentially larger and more established, financial institutions enter the market.

While we believe that we will be able to maintain our position as a trusted brand in Japan and continue to enhance our customer value proposition and grow our scale in order to offset the effects of any future fee pressure, if we are unable to do so or if fee pressure emerges more rapidly than we anticipate, our operating results may be adversely affected in the future.

Marketing

Our primary means of marketing is digital marketing, which allows us to respond flexibly to the impact of changes in the market price of crypto assets. We use television advertisements only to the extent investments can be collected within a reasonable period of time based on our analysis using estimated conversion ratio and other factors. Similarly in our marketing campaigns, we estimate the return of investment per campaign and make investments to the extent investments are estimated to be recoverable.

Our advertising and promotion expenses are directed towards customer acquisition and totaled ¥2,051 million, ¥5,606 million, ¥1,294 million and ¥282 million, for the fiscal years ended March 31, 2021, 2022 and 2023, and for the six months ended September 30, 2023, respectively, while the number of new accounts opened with us during these periods totaled 266,055, 415,525 and 182,178 and 62,562, respectively. In light of the adverse market environment, we reduced our advertising and promotion expenses during the fiscal year ended March 31, 2023 and the six months ended September 30, 2023. Within the advertisement and promotional expenses, web advertisement, affiliated programs, television advertising and campaign expenses respectively accounted for 24.1%, 40.5%, 34.7% and 0.1% for the fiscal year ended March 31, 2021, 37.4%, 38.6%, 23.4% and 0.5% for the fiscal year ended March 31, 2022, 16.0%, 73.3%, 0.2% and 9.2% for the fiscal year ended March 31, 2023 and 15.1%, 65.9%, 0.0% and 18.1% for the six months ended September 30, 2023.

We monitor our total marketing costs for customer acquisition (“MCC”), cost per acquisition (“CPA”) and customer payback to assess the effectiveness of our marketing. Relevant measures for recent periods are summarized below:

Revenue and Total Marketing Costs for Customer Acquisition (Marketplace platform)

____________

(1)      The exhibit above provides our total marketing costs for customer acquisition (“MCC”), cost per acquisition (“CPA”), and customer payback for the periods from April 2019 to September 2023. The left bar for each quarter details our total marketing costs, whereas the right bar for each quarter details our customer payback to date for the cohort of customers that were acquired within the quarter. The line above each set of bars provides our CPA for each given quarter. This number is derived by taking the MCC in a given period and dividing it by the total incremental customers that completed our KYC process in that respective quarter.

(2)      MCC and revenue in the exhibit above also include items that are recognized as deductions from sales for accounting purposes.

(3)      For example, for the three months ended June 2021, our total MCC was ¥1,441 million, which equated to approximately ¥9,579 in CPA for each customer that completed our KYC process in that quarter. This total MCC of ¥1,441 million should be viewed in context of the revenue generated from the month each customer completed our KYC process for that cohort of customers acquired during the three months ended June 2021, which is ¥3,523 million for those customers through to September 30, 2023. The left bar is static as that represents the total amount of marketing costs that were incurred during the three months ended June 2021. The right bar represents the total of cumulative revenue generated from the month each customer completed our KYC process to the end of September 2023 for the cohort of customers acquired during the three months ended June 2022. The gray portion of the stacked bar represents revenue generated in the first to third month for each customer post-acquisition, the light blue represents revenue generated in the fourth to sixth month for each customer post-acquisition, the purple represents revenue generated in the seventh to ninth month for each customer post-acquisition, and the light green represents revenue generated tenth month onwards for each customer post-acquisition.

Source: Coincheck internal data.

The markets for crypto assets are new and evolving, and the number of new accounts opened in a certain period is heavily influenced by a variety of external factors, including price trends of the cryptocurrencies supported on our cryptocurrency exchanges and media coverage regarding crypto asset markets. Because of the volatility in markets for crypto assets and the highly variable nature of our advertising and promotion expenses, these historical metrics may be of limited value in predicting future performance. We expect to continue to consider the latest market trends, our financial condition and other factors in addition to historical experience of marketing effectiveness in any given period in determining appropriate levels of marketing expenditures. In addition, we plan to continue to invest in the development of and market new products and services, including our services focused on NFTs and our Initial Exchange Offering service. To the extent we are able to successfully sell new products and services to our customers, our total revenue will be positively affected.

Regulation in Japan and international markets

Our financial prospects and continued growth depend in part on our ability to continue to operate in a manner compliant with applicable regulations. Our business is subject to the oversight of numerous regulatory agencies in Japan, including, but not limited to, JFSA and the JVCEA. We received our license as a crypto asset exchange service provider from the JFSA in January 2019.

Our strategy is to continue to invest significantly in our finance, legal, compliance, and security functions in order to remain at the forefront of crypto policy initiatives and regulatory trends in Japan. Mr. Satoshi Hasuo, our Representative Director and President, is also a director of the JVCEA and we also lead the regulatory working group of the JVCEA, which we believe demonstrates the strong regulatory trust that we have. However, as the industry matures, we may experience fluctuations in our operating results as a result of changes in the law and regulations that are applicable to our business, which may limit our ability to support new blockchains and crypto assets and offer our products and services.

We may in the future expand our services into markets outside of Japan. Given the rapid pace of change in the crypto exchange industry and the evolving regulatory environment globally, any such expansion could subject us to differing regulatory regimes and significant compliance costs as discussed under “Risk Factors — Risks Relating to Coincheck’s Business and Industry — If we expand our international activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to investigations and enforcement actions by non-Japanese regulators and governmental authorities.”

Impact of the COVID-19 Pandemic

COVID-19 has spread worldwide, resulting in government authorities implementing numerous measures to try to contain the disease, such as travel bans and restrictions, quarantines, shelter-in-place orders and shutdowns. The spread of COVID-19 has caused us to modify certain of our business practices, and we have taken measures that reduce the risk of infections, including teleworking, infection prevention measures and the promotion of vaccinations among our employees.

However, as all of our products and services do not require physical customer interaction, we believe that our ability to meet our customers’ needs has not been materially affected as a result of the COVID-19 pandemic. While the broader economic implications remain uncertain, the COVID-19 pandemic has, to date, not had any measurable material impact on our operating results. Because our primary source of revenue is generated from trading by retail customers in Japan, an economic downturn, whether due to the COVID-19 pandemic or other factors, adversely affecting consumer sentiment in Japan could negatively impact trading activity by our users.

Correction of Errors and Restatement of Financial Statements

Historically, regarding the revenue recognition of our transaction revenue, we presented revenue as the difference between the prices that customers buy or sell cryptocurrencies on our Marketplace platform and the fair value of the underlying cryptocurrencies at the time of delivery to a customer or cover counterparty. However, in connection with the preparation of our financial statements for the fiscal year ended March 31, 2023, we concluded that the price of selling cryptocurrencies to customers or cover counterparties and the associated cost of sales should have been presented on a gross basis. We corrected these errors from our fiscal year ended March 31, 2023, and reflected retrospectively in all previous periods presented, including in the unaudited interim consolidated financial statements as of September 30, 2022 and for the six months ended September 30, 2022.

In addition to the above errors, we also restated for certain marketing campaigns where we provide incentives when customers sign up to purchase crypto assets from us on a recurring basis, certain sales of NFTs which were previously presented net of sales, classification of crypto assets held and crypto asset borrowings in which the previous terms of use were unclear as to when the rights and obligations for the underlying crypto assets are transferred to the Group, the correction of the fair value hierarchy for safeguard assets and liabilities, an error made with regard to the classification of cash held at cover counterparties, and errors related to additions and disposals of cryptocurrencies to settle expenses.

As a result, our consolidated financial statements as of and for the fiscal years ended March 31, 2021 and 2022 have been restated to correct the following errors: (i) revenue recognition for transaction revenue, (ii) sales rebates, (iii) NFT transactions, (iv) fair value hierarchy for safeguard assets and liabilities, (v) classification of crypto asset borrowings and safeguard liabilities (crypto assets held and safeguard assets), (vi) cash and cash equivalents related to funds held at cover counterparties and (vii) additions and disposals of cryptocurrencies. See Note 2 to our audited consolidated financial statements included elsewhere within this proxy statement/prospectus for more information on this correction of errors.

In addition, our unaudited interim consolidated financial statements as of September 30, 2022 and for the six months ended September 30, 2022 have been restated to correct the following errors: (i) revenue recognition for transaction revenue, (ii) sales rebates, (iii) NFT transactions, (iv) classification of crypto asset borrowings and safeguard liabilities (crypto assets held and safeguard assets) and (v) cash and cash equivalents related to funds held at cover counterparties. See Note 2 to our unaudited interim consolidated financial statements included elsewhere within this proxy statement/prospectus for more information on this correction of errors.

As a result, the board of directors, after discussions with management, concluded that (i) the Company’s consolidated financial statements as of March 31, 2021 and 2020 and April 1, 2019, and for each of the years in the two-year periods ended March 31, 2021 (that included the audit report from KPMG AZSA LLC dated May 19, 2022) included in its Form F-4 confidentially filed with the SEC on May 19, 2022, (ii) the Company’s consolidated financial statements as of March 31, 2022 and 2021, and for each of the years in the three-year periods ended March 31, 2022 (that included the audit report from KPMG AZSA LLC dated July 29, 2022) included in its Amendment No. 1 to Form F-4 confidentially filed with the SEC on July 29, 2022, (iii) the Company’s consolidated financial statements as of March 31, 2022 and 2021, and for each of the years in the three-year periods ended March 31, 2022 (that included the audit report from KPMG AZSA LLC dated October 28, 2022) included in its Amendment No. 2 to Form F-4 confidentially filed with the SEC on October 31, 2022, (iv) the Company’s consolidated financial statements as of March 31, 2022 and 2021, and for each of the years in the three-year periods ended March 31, 2022 (that included the audit report from KPMG AZSA LLC dated January 23, 2023) and the Company’s unaudited interim consolidated financial statements as of September 30, 2022 and for the six months ended September 30, 2022 and 2021 included in its Amendment No. 3 to Form F-4 confidentially filed with the SEC on January 25, 2023 and (v) the Company’s consolidated financial statements as of March 31, 2022 and 2021, and for each of the years in the three-year periods ended March 31, 2022 (that included the audit report from KPMG AZSA LLC dated January 23, 2023) and the Company’s unaudited interim consolidated financial statements as of September 30, 2022 and for the six months ended September 30, 2022 and 2021 included in its Amendment No. 4 to Form F-4 confidentially filed with the SEC on April 10, 2023 should no longer be relied upon as a result of such restatement.

Components of Results of Operations

Total revenue

Total revenue consists of transaction revenue, commission received and other revenue. Our primary revenue stream is from our marketplace where 23 different types of cryptocurrencies can be traded as of September 30, 2023, an increase from 17 different types as of March 31, 2023, including BTC, Ethereum and other altcoins. However, our revenue is susceptible to significant ﬂuctuations as trading volumes in our marketplace depend on cryptocurrency market volatility and prices, which ultimately impacts how much revenue we earn.

Transaction revenue

Our Marketplace platform business is the main source of transaction revenue. Transaction revenue from our Marketplace platform business is derived from transactions with customers and cover counterparties.

Transaction revenue mainly refers to revenue from these sales transactions and is recognized at the time the transaction is processed and is directly correlated with the trading volume on our Marketplace platform, which has historically been influenced by the price of Bitcoin, Ethereum and the volatility of the cryptocurrency markets. We have experienced periods of low and high trading volume, and therefore transaction revenue, driven by periods of rising or declining Bitcoin prices and/or lower or higher cryptocurrency volatility. During periods of rising Bitcoin prices and higher volatility, we have generally observed higher trading volume on our Marketplace platform. For the years ended March 31, 2021, 2022 and 2023 and for the six months ended September 30, 2023, the average spread, or the difference between transaction revenue and cost of sales, for each transaction respectively was 4.33%, 4.05%, 3.45% and 3.39%, showing a declining trend due to the change in the mix of cryptocurrencies being traded, and had a total transaction volume of ¥441.0 billion, ¥568.4 billion, ¥157.1 billion and ¥64.8 billion, respectively, on our Marketplace platform.

For the fiscal year ended March 31, 2022 and 2023, we received cryptocurrencies in relation to our IEO business and sold them on the Exchange platform. The revenue was recognized as transaction revenue.

Over the long term, we expect further diversification of market participants, to add support for more cryptocurrencies, and for cryptocurrencies use cases to expand. We believe these factors will contribute to diversification in the composition of our trading volume and reduce the correlation to the price and volatility of specific cryptocurrencies.

As a result of the correction of errors and restatement of our financial statements described in “ — Correction of Errors and Restatement of Financial Statements” above, the relevant comparative amounts of transaction revenue have been restated to conform to the correction of the errors for the fiscal years ended March 31, 2021 and 2022 and for the six months ended September 30, 2022. The errors in revenue recognition of transaction revenue have been corrected by restating both revenue and cost of sales in the consolidated statements of profit or loss and other comprehensive income.

As a result of the transaction revenue errors, compared to the net presentation, revenue and cost of sales increased by ¥503,600 million, ¥662,434 million and ¥113,815 million for the fiscal years ended March 31, 2021 and 2022 and for the six months ended September 30, 2022, respectively.

See Note 2 to our consolidated financial statements and Note 2 to our unaudited interim consolidated financial statements included elsewhere within this proxy statement/prospectus for more information on the correction of errors.

Commission received

Our commission received revenue primarily consists of remittance fees, deposit and withdrawal fees, commissions received from the issuer and applicants in the IEO business, commissions that arise from transactions on the Coincheck NFT Marketplace and commissions that arise from transactions on our Exchange platform and other sources of similar revenue. On our Exchange platform, although we do not charge a commission to retail customers, we receive commissions from certain competitors for trading access.

Expenses

Expenses consist of cost of sales and selling, general and administrative expenses.

Cost of sales

Our cost of sales mainly consists of crypto assets once acquired from users and cover counterparties on the Marketplace platform or Exchange platform.

Previously, the cost of cryptocurrencies sold was offset with the selling price of cryptocurrencies on the Group’s Marketplace platform. Our cost of sales has been changed to present cryptocurrencies delivered to the customers as cost of sales since the fiscal year ended March 31, 2023 and reflected retrospectively in all previous periods presented. See Note 2 to our consolidated financial statements and Note 2 to our unaudited interim consolidated financial statements included elsewhere within this proxy statement/prospectus for more information on the correction of errors.

Selling, general and administrative expenses

Personnel expenses and advertising and promotion expenses are our biggest cost drivers. Our personnel expenses are expected to scale as our revenues grow. In addition, systems-related expenses are correlated with user numbers and trading volumes and are incurred in order to support our mobile and desktop web applications. We significantly expanded our advertising and promotion expenses to ¥5,606 million in the year ended March 31, 2022 from ¥2,051 million in the year ended March 31, 2021 as we expanded our web and affiliate advertising campaigns. However, in light of the adverse market environment, we reduced our advertising and promotion expenses in the year ended March 31, 2023 to ¥1,294 million, and further reduced them in the six months ended September 30, 2023 to ¥282 million.

Our other cost items are relatively fixed in nature, which we believe allow us to target significant operating leverage. We also believe we have been able to create an expense system capable of securing profits even in periods with low trading volume.

Selling, general and administrative expenses consist primarily of the following:

•        Personnel expenses.    Personnel expenses consist of the salaries, bonuses and incentives of our employees.

•        Advertising and promotion expenses.    Advertising and promotion expenses primarily include expenses incurred for the advertising of our products on various media, including television, press and internet (including social media and online video-sharing platforms).

•        Professional fees.    Professional fees consist of advisory fees in relation to the listing of the Company.

•        Communication expenses.    Communication expenses include cloud service expenses such as Amazon Web Services.

•        Subcontract expenses.    Subcontract expenses include outsourcing costs.

Selling, general and administrative expenses also include depreciation and amortization, business management service fees, transaction related costs, subcontract labor costs, tax expenses and other expenses.

Our selling, general and administrative expenses have been restated for the fiscal years ended March 31, 2021 and 2022 and for the six months ended September 30, 2022 to correct for errors in our presentation for sales rebates. See Note 2 to our consolidated financial statements and Note 2 to our unaudited interim consolidated financial statements included elsewhere within this proxy statement/prospectus for more information on the correction of errors.

Other Income and Expenses

Other income and expenses consist of other income, other expenses and financial expenses.

Other income

Other income consists primarily of exchange gain and gain on sale of crypto assets held.

Other expenses

Other expenses primarily consist of impairment loss of crypto assets held (non-current assets), loss on sales and disposals of intangible assets, and loss on sale of crypto assets (non-current assets).

Financial expenses

Financial expenses consist primarily of the derivative losses and interest expenses on leases for the year ended March 31, 2023.

Recent Quarterly Results

Our parent company, Monex Group, is a publicly listed company on the Tokyo Stock Exchange and includes our financial results within its consolidated financial information included as a part of its public reporting obligations. Monex Group reports its financial results on a quarterly basis.

We show our own consolidated financial information as well as the selected financial information for Monex Group’s Crypto Asset segment, as disclosed by the Monex Group, because the Monex Group segment results differ in certain key respects as a result of differing accounting treatments adopted by the Company and Monex Group and the difference of the scope of the reporting entity. In particular, we present the price of cryptocurrencies delivered to the customer as revenue under IFRS, while Monex Group continues to present revenue as the difference between the prices that customers buy or sell cryptocurrencies on its Marketplace platform and the fair value of the underlying cryptocurrencies at the time of delivery to a customer or cover counterparty. As a result of these differences, our total revenue for the nine months ended December 31, 2023 was ¥122,621 million compared to ¥4,924 million for Monex Group, our operating profit for the period was ¥77 million compared to ¥72 million for Monex Group and our net profit for the period was ¥15 million compared to ¥12 million for Monex Group.

The following table shows the selected financial information for the nine months ended December 31, 2023 for both us and for our parent company, Monex Group:

	For the nine months ended December 31, 2023
	Coincheck	Monex Group
	(in millions of yen)
Total revenue	¥122,621	¥4,924
Cost of sales	117,814	111
Selling, general and administrative expenses	4,730	4,739
Operating profit	77	72
Profit before income taxes	36	33
Income tax benefits	21	21
Net profit for the period	¥15	¥12

Historical Results of Operations

Comparison of the six months ended September 30, 2022 and 2023

The following table shows selected consolidated statement of profit or loss data for the six months ended September 30, 2022 and 2023:

	For the six months ended September 30,
	2022 (as restated)	2023
	(in millions of yen)
Consolidated statements of profit or loss:
Revenue:
Revenue	¥117,808	¥63,387
Other revenue	779	146
Total revenue	118,587	63,533
Expenses:
Cost of sales	(113,899)	(60,938)
Selling, general and administrative expenses	(4,538)	(3,092)
Total expenses	(118,437)	(64,030)
Operating profit (loss)	150	(497)
Other income and expenses:
Other income	9	77
Other expenses	(97)	(133)
Financial expenses	(1)	(1)
Profit (loss) before income taxes	61	(554)
Income tax benefits	14	172
Net profit (loss) for the year	¥75	¥(382)

Revenue.    Revenue was ¥63,387 million in the six months ended September 30, 2023, a decrease of ¥54,421 million, or 46.2%, from ¥117,808 million in the six months ended September 30, 2022. The decrease was due mainly to decreased transaction revenue due to lower trading volume.

Other revenue.    Other revenue was ¥146 million in the six months ended September 30, 2023, a decrease of ¥633 million, from ¥779 million in the six months ended September 30, 2022. The decrease was due mainly to a decrease of sales of NFTs.

Total revenue.    As a result of the foregoing, total revenue was ¥63,533 million in the six months ended September 30, 2023, a decrease of ¥55,054 million, or 46.4%, from ¥118,587 million in the six months ended September 30, 2022. The decrease was due mainly to decrease in transaction revenue due to the fall in trading volume on our Marketplace platform.

Cost of sales.    Cost of sales were ¥60,938 million in the six months ended September 30, 2023, a decrease of ¥52,961 million, or 46.5%, from ¥113,899 million in the six months ended September 30, 2022. This decrease was due mainly to a decrease in trading volume.

Selling, general and administrative expenses.    Selling, general and administrative expenses were ¥3,092 million in the six months ended September 30, 2023, a decrease of ¥1,446 million, or 31.9%, from ¥4,538 million in the six months ended September 30, 2022. The decrease was due mainly to a decrease in expenses overall in light of market conditions, including a ¥653 million decrease in advertising expenses and a ¥518 million decrease in professional fees.

Operating profit (loss).    As a result of the foregoing, operating loss was ¥497 million in the six months ended September 30, 2023, compared to an operating profit of ¥150 million in the six months ended September 30, 2022. The loss was due mainly to the decrease in total revenue due to the slow cryptocurrency market environment despite the decrease in our expenses.

Other income.    Other income was ¥77 million in the six months ended September 30, 2023, an increase of ¥68 million, from ¥9 million in the six months ended September 30, 2022. The increase was due mainly to increases in gain on sale of crypto assets and derivative income.

Other expenses.    Other expenses were ¥133 million in the six months ended September 30, 2023, an increase of ¥36 million from ¥97 million in the six months ended September 30, 2022. The increase was due mainly to an increase in loss on disposal of non-current assets.

Financial expenses.    Financial expenses were ¥1 million in the six months ended September 30, 2023, remained as the same as ¥1 million in the six months ended September 30, 2022.

Profit (loss) before income taxes.    As a result of the foregoing, loss before income taxes was ¥554 million in the six months ended September 30, 2023, after recognizing profit of ¥61 million in the six months ended September 30, 2022.

Income tax benefits.    Income tax benefits were ¥172 million in the six months ended September 30, 2023, an increase of ¥158 million from benefits of ¥14 million in the six months ended September 30, 2022. The increase was due mainly to an increase in deferred tax assets.

Net profit (loss) for the period.    As a result of the foregoing, net loss was ¥382 million in the six months ended September 30, 2023, after recognizing net profit of ¥75 million in the six months ended September 30, 2022.

Comparison of the year ended March 31, 2022 with the year ended March 31, 2023

The following table shows selected consolidated statement of profit or loss data for the years ended March 31, 2022 and 2023:

	For the year ended March 31,
	2022 (as restated)	2023
	(in millions of yen)
Consolidated statements of profit or loss:
Revenue:
Revenue	¥690,016	¥175,992
Other revenue	950	932
Total revenue	690,966	176,924
Expenses:
Cost of sales	(662,485)	(169,604)
Selling, general and administrative expenses	(14,638)	(8,039)
Total expenses	(677,123)	(177,643)
Operating profit (loss)	13,843	(719)
Other income and expenses:
Other income	96	45
Other expenses	(19)	(165)
Financial expenses	(2)	(7)
Profit (loss) before income taxes	13,918	(846)
Income tax benefits (expenses)	(4,123)	287
Net profit (loss) for the year	¥9,795	¥(559)

Revenue.    Revenue was ¥175,992 million in the year ended March 31, 2023, a decrease of ¥514,024 million, or 74.5%, from ¥690,016 million in the year ended March 31, 2022. The decrease was due mainly to decreased transaction revenue due to the lower trading volume.

Other revenue.    Other revenue was ¥932 million in the year ended March 31, 2023, a decrease of ¥18 million, from ¥950 million in the year ended March 31, 2022. The decrease was due mainly to a decrease in sales of NFTs.

Total revenue.    As a result of the foregoing, total revenue was ¥176,924 million in the year ended March 31, 2023, a decrease of ¥514,042 million, or 74.4%, from ¥690,966 million in the year ended March 31, 2022. The increase was due mainly to the decrease in transaction revenue due to the fall in trading volume on our Marketplace platform.

Cost of sales.    Cost of sales were ¥169,604 million in the year ended March 31, 2023, a decrease of ¥492,881 million, or 74.4%, from ¥662,485 million in the year ended March 31, 2022. This decrease was due mainly to a decrease in trading volume.

Selling, general and administrative expenses.    Selling, general and administrative expenses were ¥8,039 million in the year ended March 31, 2023, a decrease of ¥6,599 million, or 45.1%, from ¥14,638 million in the year ended March 31, 2022. The decrease was due mainly to decrease of ¥4,312 million and ¥1,495 million in advertising and promotion expenses and personnel expenses, respectively, as we took measures to reduce expenses in light of the adverse market conditions.

	For the year ended March 31,
	2022 (as restated)	2023
	(in millions of yen)
Selling, general and administrative expenses:
Personnel expenses	¥3,515	¥2,020
Advertising and promotion expenses	5,606	1,294
Professional fees	717	1,262
Communication expenses	627	873
Subcontract expenses	703	787
Depreciation and amortization	448	483
Business management service fees	1,427	363
Transaction related costs	697	297
Subcontract labor costs	371	280
Tax expenses	233	27
Other	294	353
Total of above selling, general and administrative expense items:	¥14,638	¥8,039

Operating profit (loss).    As a result of the foregoing, operating loss was ¥719 million in the year ended March 31, 2023, a decrease in profit of ¥14,562 million from an operating profit of ¥13,843 million in the year ended March 31, 2022. The change was due mainly to the decrease in total revenue due to the slow cryptocurrency market environment despite the decrease in our expenses.

Other income.    Other income was ¥45 million in the year ended March 31, 2023, a decrease of ¥51 million, or 53.1%, from ¥96 million in the year ended March 31, 2022. The decrease was due mainly to decreased gain on sale of crypto assets held.

Other expenses.    Other expenses were ¥165 million in the year ended March 31, 2023, an increase of ¥146 million from ¥19 million in the year ended March 31, 2022. The increase was due mainly to recording of impairment loss of crypto assets held (non-current assets), loss on sales and disposals of intangible assets and loss on sale of crypto assets (non-current assets).

Financial expenses.    Financial expenses were ¥7 million in the year ended March 31, 2023, an increase of ¥5 million from ¥2 million in the year ended March 31, 2022.

Profit (loss) before income taxes.    As a result of the foregoing, loss before income taxes was ¥846 million in the year ended March 31, 2023, after recognizing profit of ¥13,918 million in the year ended March 31, 2022.

Income tax benefits (expenses).    Income tax benefits were ¥287 million in the year ended March 31, 2023, a decrease in expense of ¥4,410 million from income tax expenses of ¥4,123 million in the year ended March 31, 2022. The decrease in income tax expenses was due mainly to our decreased profit for the period.

Net profit (loss) for the period.    As a result of the foregoing, net loss was ¥559 million in the year ended March 31, 2023, after recognizing net profit of ¥9,795 million in the year ended March 31, 2022.

Comparison of the year ended March 31, 2021 with the year ended March 31, 2022

The following table shows selected consolidated statement of profit or loss data for the years ended March 31, 2021 and 2022:

	For the year ended March 31,
	2021 (as restated)	2022 (as restated)
	(in millions of yen)
Consolidated statements of profit or loss:
Revenue:
Revenue	¥524,421	¥690,016
Other revenue	2	950
Total revenue	524,423	690,966
Expenses:
Cost of sales	(503,601)	(662,485)
Selling, general and administrative expenses	(7,136)	(14,638)
Total expenses	(510,737)	(677,123)
Operating profit (loss)	13,686	13,843
Other income and expenses:
Other income	17	96
Other expenses	(18)	(19)
Financial expenses	(10)	(2)
Profit (loss) before income taxes	13,675	13,918
Income tax benefits (expenses)	(3,430)	(4,123)
Net profit (loss) for the year	¥10,245	¥9,795

Revenue.    Revenue was ¥690,016 million in the year ended March 31, 2022, an increase of ¥165,595 million, or 31.6%, from ¥524,421 million in the year ended March 31, 2021. The increase was due mainly to increased transaction revenue due to the growth in trading volume on our Marketplace platform.

Other revenue.    Other revenue was ¥950 million in the year ended March 31, 2022, an increase of ¥948 million, from ¥2 million in the year ended March 31, 2021. The increase was due mainly to the sales of NFTs owned by our Group.

Total revenue.    As a result of the foregoing, total revenue was ¥690,966 million in the year ended March 31, 2022, an increase of ¥166,543 million, or 31.8%, from ¥524,423 million in the year ended March 31, 2021. The increase was due mainly to the increase in transaction revenue due to the rise in trading volume on our Marketplace platform.

Cost of sales.    Cost of sales were ¥662,485 million in the year ended March 31, 2022, an increase of ¥158,884 million, or 31.5%, from ¥503,601 million in the year ended March 31, 2021. This increase was due mainly to an increase in trading volume.

Selling, general and administrative expenses.    Selling, general and administrative expenses were ¥14,638 million in the year ended March 31, 2022, an increase of ¥7,502 million, or 105.1%, from ¥7,136 million in the year ended March 31, 2021. The increase was due mainly to increases of ¥3,555 million and ¥1,681 million in advertising and promotion expenses and personnel expenses, respectively.

	For the year ended March 31,
	2021 (as restated)	2022 (as restated)
	(in millions of yen)
Selling, general and administrative expenses:
Personnel expenses	¥1,834	¥3,515
Advertising and promotion expenses	2,051	5,606
Professional fees	108	717
Communication expenses	322	627
Subcontract expenses	328	703
Depreciation and amortization	409	448
Business management service fees	1,094	1,427
Transaction related costs	461	697
Subcontract labor costs	188	371
Tax expenses	222	233
Other	119	294
Total of above selling, general and administrative expense items:	¥7,136	¥14,638

Operating profit.    As a result of the foregoing, operating profit was ¥13,843 million in the year ended March 31, 2022, an increase of ¥157 million from ¥13,686 million in the year ended March 31, 2021. The increase was due mainly to the increase in total revenue due to the active cryptocurrency market environment despite the increase in our expenses.

Other income.    Other income was ¥96 million in the year ended March 31, 2022, an increase of ¥79 million, or 464.7%, from ¥17 million in the year ended March 31, 2021. The increase was due mainly to the gain on sale of crypto assets of ¥76 million.

Other expenses.    Other expenses were ¥19 million in the year ended March 31, 2022, an increase of ¥1 million from ¥18 million in the year ended March 31, 2021.

Financial expenses.    Financial expenses were ¥2 million in the year ended March 31, 2022, a decrease of ¥8 million from ¥10 million in the year ended March 31, 2021.

Profit before income taxes.    As a result of the foregoing, profit before income taxes was ¥13,918 million in the year ended March 31, 2022, an increase of ¥243 million from ¥13,675 million in the year ended March 31, 2021. The increase was due mainly to the increase in total revenue due to the active cryptocurrency market environment.

Income tax expenses.    Income tax expenses were ¥4,123 million in the year ended March 31, 2022, an increase of ¥693 million from ¥3,430 million in the year ended March 31, 2021. The increase was due mainly to our increased profit for the period.

Net profit.    As a result of the foregoing, net profit was ¥9,795 million in the year ended March 31, 2022, a decrease of ¥450 million from ¥10,245 million in the year ended March 31, 2021. The decrease was due mainly to the increase in income tax expenses.

Non-IFRS Financial Measures

In addition to our results determined in accordance with IFRS, we believe EBITDA, a non-IFRS measure, is useful in evaluating our operating performance. We use EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance. However, EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for our financial information presented in accordance with IFRS.

A reconciliation is provided below for each non-IFRS financial measure to the most directly comparable financial measure stated in accordance with IFRS. Investors are encouraged to review the related IFRS financial measures and the reconciliation of these non-IFRS financial measures to their most directly comparable IFRS financial measures, and not to rely on any single financial measure to evaluate our business.

The following tables present reconciliations of our non-IFRS financial measures.

Reconciliation of EBITDA to Net Profit

	For the fiscal year ended March 31,			For the six-month period ended September 30, 2023
	2021 (as restated)	2022 (as restated)	2023
	(millions of yen)
Reconciliation of EBITDA:
Net profit (loss) for the year or the period	¥10,245	¥9,795	¥(559)	¥(382)
Add: Income tax expenses (benefits)	3,430	4,123	(287)	(172)
Profit (loss) before income taxes	13,675	13,918	(846)	(554)
Add: interest expense	10	2	7	1
Add: Depreciation and amortization	409	448	483	317
EBITDA	¥14,094	¥14,368	¥(356)	¥(236)

Liquidity and Capital Resources

We finance our operations primarily with our cash flow from operating activities. Our fundamental principles are to build and maintain a financial base for the purpose of maintaining soundness and efficiency of operations and achieving sustainable growth. According to these principles, we plan on conducting capital investment, profit distribution and repayment of any loans based on our operating cash flows through the development and rendering of our crypto asset exchange services.

Cash and cash equivalents mainly consist of bank deposits. As of September 30, 2023, we had cash and cash equivalents of ¥7,581 million. As of September 30, 2023, we also had cash segregated as deposits of ¥38,177 million. In accordance with Japanese laws and regulations, from the year ended March 31, 2021, at least 100% of the legal tender deposited by customers shall be protected by trust companies. Therefore, cash deposited by customers is accounted for under different accounts depending on whether it is protected by trust companies or not. Please see Notes 11 and 12 to our consolidated financial statements as of and for the year ended March 31, 2023, included elsewhere in this prospectus. As disclosed above under “— Recent Developments and Outlook,” in light of uncertain market conditions, we entered into a ¥3 billion line of credit from Monex Finance Corporation in December 2022, which currently is unused after drawing down and subsequently repaying ¥3 billion in March 2023. We have also entered into a ¥3 billion subordinated loan agreement with Monex Finance Corporation in September 2023.

We believe our existing cash and cash equivalents will be sufficient to meet our working capital and capital expenditure needs for the foreseeable future. In the past, we have entered into related party loans with Monex Finance Corporation but have repaid all borrowings under these loans as of March 31, 2022. We also had ¥200 million outstanding of borrowings under a loan agreement with JSF Trust and Banking Co., Ltd. and ¥0.42 million outstanding of borrowings under a loan agreement with Japan Finance Corporation as of March 31, 2022, which have been fully repaid before the end of September 2022. We have made several short-term borrowings since October 2022 under a loan agreement with JSF Trust and Banking Co., Ltd., which all have been repaid within the same month.

We hold crypto assets on our consolidated statements of financial position principally to facilitate customer transaction on our Marketplace platform. These crypto assets consist principally of cryptocurrencies but also include NFTs. Because 100% of customer crypto assets (excluding crypto assets we have borrowed under the Coincheck Lending program) are held in segregated cold wallets and are not accessible for settlement purposes, our holding of crypto assets facilitates the prompt settlement of transactions, including requested remittances and trades executed with cover counterparties. As of March 31, 2023, we had ¥18,969 million of crypto assets held (current assets). These cryptocurrencies are held with the purpose of acquiring broker-traders’ margin and treated as inventories that are recorded at fair value as of the end of the reporting period. The fair value is measured at the transaction prices of main cryptocurrency exchanges. Almost all of these cryptocurrencies consist of cryptocurrencies we have borrowed from our customers. As of March 31, 2023, crypto asset borrowings totaled ¥18,756 million. We determine the amount of crypto assets to hold based on the total size of our customer assets and recent trading levels. Our Accounting & Finance Department is responsible for monitoring and determining the appropriate amount, and our Dealing

Department is then responsible for managing what amount of crypto assets to hold in hot wallets and to deposit with cover counterparties in accordance with our internal policies. Our policy from a security point of view is to hold the majority of borrowed customer crypto assets in cold wallets and to hold in hot wallets the amount of crypto assets we deem necessary in light of expected settlement transactions with cover counterparties and external transfer requests.

The following table shows the amounts held by crypto asset, as well as in hot wallets and cold wallets as of March 31, 2022, September 30, 2022, March 31, 2023 and September 30, 2023. Customer crypto assets held by us in cold wallets are recorded as safeguard assets and are not included in crypto assets held (current assets).

	As of March 31, 2022	As of September 30, 2022	As of March 31, 2023	As of September 30, 2023
	(in billions of yen)
BTC	¥19.8	¥9.7	¥11.8	¥12.6
ETH	6.7	2.7	3.3	3.2
XRP	3.4	2.2	2.2	2.2
IOST	1.4	0.4	0.4	0.2
ENJ	0.5	0.1	0.1	0.1
XEM	0.3	0.1	0.1	0.1
XLM	0.1	0.1	0.1	0.1
BCH	0.2	0.1	0.1	0.2
LTC	0.2	0.1	0.2	0.1
LSK	0.2	0.1	0.1	0.1
BAT	0.2	0.1	0.1	0.0
QTUM	0.2	0.1	0.1	0.0
OMG	0.1	0.1	0.1	0.0
MONA	0.1	0.0	0.0	0.0
Others	0.8	0.5	0.4	0.3
Total crypto assets held (current assets)	¥34.1	¥16.4	¥19.0	¥19.3
Amount held in cold wallets	27.9	13.4	15.8	17.5
Amount held in hot wallets	3.9	1.9	2.0	1.6
Amount deposited with counterparties	2.3	1.1	1.1	0.3

The following table shows the amount of borrowed crypto assets by crypto asset as of March 31, 2022, September 30, 2022, March 31, 2023 and September 30, 2023:

	As of March 31, 2022	As of September 30, 2022	As of March 31, 2023	As of September 30, 2023
	(in billions of yen)
BTC	¥19.8	¥9.6	¥11.8	¥12.6
ETH	6.7	2.7	3.3	3.2
XRP	3.4	2.2	2.2	2.2
IOST	1.4	0.4	0.4	0.2
ENJ	0.5	0.1	0.1	0.1
XEM	0.3	0.1	0.1	0.1
XLM	0.1	0.1	0.1	0.1
BCH	0.2	0.1	0.1	0.2
ETC	0.2	0.1	0.1	0.1
LSK	0.2	0.1	0.1	0.1
LTC	0.2	0.1	0.2	0.1
BAT	0.2	0.1	0.1	0.0
QTUM	0.2	0.1	0.1	0.0
OMG	0.1	0.1	0.1	0.0
MONA	0.1	0.0	0.0	0.0
Others	0.6	0.2	0.2	0.1
Total borrowed crypto assets	¥34.0	¥16.2	¥18.8	¥19.1

Accordingly, a substantial majority of borrowed customer assets are held in cold wallets controlled by us and are available to meet our obligation to return crypto assets at the end of the relevant borrowing period. We monitor the risk related to crypto assets held in hot wallets or deposited with cover counterparties closely, and our policy is to restrict such amounts to the level necessary to support our operations. In light of lower trading volume under recent market conditions and to minimize risk exposure, we have continued to reduce the amount of crypto assets held. As of September 30, 2023, our crypto assets held (current assets) were ¥19,298 million, of which crypto assets borrowed from customers accounted for ¥19,142 million. As of September 30, 2023, the aggregate of crypto assets held in hot wallets and crypto assets deposited with our cover counterparties was ¥1.8 billion, as compared to our cash and cash equivalents of ¥7.6 billion.

Borrowing cryptocurrencies from our customers enables us to facilitate trading on our Marketplace platform at a lower cost than procuring from alternate sources. The terms of the borrowing arrangements also limit our exposure to the price risk of the underlying crypto assets, because we return such crypto assets in kind at the end of the borrowing period. Both our crypto assets held in current assets and our crypto asset borrowings are reported at fair value so the impact of price changes in the underlying crypto assets are offset. We utilize borrowed crypto assets to facilitate the prompt execution of cover transactions before we subsequently transfer the subject crypto assets to or from customers’ segregated cold wallets. We do not use borrowed crypto assets for proprietary trading or to enter into unhedged positions. We have not experienced difficulties in borrowing crypto assets from our customers or in executing cover transactions with our cover counterparties in order to support the operation of our Marketplace platform. Nevertheless, in the event that borrowing from our customers becomes limited or unavailable, we would secure the crypto assets necessary to facilitate the operation of our Marketplace platform by borrowing from third parties. However, there is no guarantee that we would be able to find third parties to borrow enough amount of crypto assets from, in which case we will purchase and hold such crypto assets, exposing us to price fluctuation risk to the extent of such holdings. In our Marketplace platform trading operations, we limit our net open position at any given time by setting policy threshold amounts for each cryptocurrency supported and executing cover transactions when the relevant threshold is reached.

In principle, we have not invested into cryptocurrencies for our own account but we may do so in the future. In addition, we held ¥48 million of NFTs in current assets as of September 30, 2023, a decrease from ¥85 million as of March 31, 2023. These NFTs are held for sale and are treated as inventories which are recorded at cost at the initial recognition and are subsequently measured at the lower of cost or net realizable value. Furthermore, the ¥24 million of crypto assets we held for use included in non-current assets as of September 30, 2023 (a decrease from ¥43 million as of March 31, 2023) consisted of ¥23 million of Astar and ¥1 million of NFTs held for purposes other than sales (a decrease from ¥19 million as of March 31, 2023).

Under IFRS, there are no accounting standards related to the transactions of crypto assets. In order to determine the accounting treatment, we follow the requirements of IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors and refer to the Conceptual Framework for Financial Reporting and standards related to similar matters. In this context, we consider various factors to evaluate whether we have control for accounting purposes over crypto assets, and account for these transactions accordingly. See Note 13 to our consolidated financial statements included elsewhere within this proxy statement/prospectus for more information on our accounting treatment for our crypto assets held.

Under the Payment Services Act, we are defined as a CAESP and are subject to certain regulations of the management of the crypto assets of our customers. For example, we must segregate all such fiat currency and cryptocurrencies of our customers from our own property, keep any cryptocurrencies and our own assets in separate wallets and keep at least 95% of our customers’ cryptocurrencies in wallets that are not connected to the internet, or “cold wallets.” For more information on the regulations applicable to our business and our holdings of crypto assets, see “Information About Coincheck — Regulation.”

Accordingly, the cryptocurrencies deposited by customers are mainly held in such electronic wallets administered by us. Although we have the secret key that is necessary to dispose of cryptocurrencies deposited by customers, we are obliged to purchase and sell the cryptocurrencies at the instructions of the customers based on the contractual arrangement with the customers. In addition, we clearly distinguish between the wallets for our holdings of cryptocurrencies on our own account and the wallets for those deposited by customers and manage them separately.

As of September 30, 2023, we recorded ¥296,999 million of safeguard liabilities on our consolidated statements of financial position with respect to the obligation to safeguard our customers’ crypto assets, which included ¥155,153 million of Bitcoin, ¥60,224 million of Ethereum, ¥45,934 million of Ripple and ¥35,688 million of other crypto assets. Crypto assets that are deposited by customers and considered not to be controlled by us are not recognized as crypto assets in our consolidated statements of financial position. However, we recognize our obligation to safeguard customers’ crypto assets as safeguard liabilities in the consolidated statement of financial position and record corresponding safeguard assets in the consolidated statement of financial position. Because we safeguard customers’ cryptocurrencies in accordance with the requirements of the Payment Services Act, the Cabinet Office Ordinance on Virtual Currency Exchange Service Providers, and other laws and regulations, we estimate that the possibility of potential loss events is remote. Therefore, the corresponding safeguard assets were recognized at the same amount as the safeguard liabilities as of September 30, 2023. Please see Note 8 to our consolidated interim financial statements as of and for the six months ended September 30, 2023, included elsewhere in this prospectus.

Airdrops and forks are events that are unique to our business. As these events occur independently of our decision-making process, it is challenging for us to comprehensively understand and value each specific airdrop or fork. We have limited ability to predict whether the sale of cryptocurrencies received from airdrops or forks will be material to our future earnings, which is dependent on the future market viability and fair value of such cryptocurrencies. On the other hand, for airdrops and forks that may have a significant impact, we consider granting such crypto assets to our customers depending on the volume of cryptocurrencies deposited with us. When considering whether or not to grant such cryptocurrencies to customers, we first confirm that the cryptocurrencies can be transferred securely, and after such confirmation, we recognize the granted cryptocurrencies based on the active market price of such asset. Under our current policy, we do not monetize any cryptocurrencies granted through airdrops and forks that have not yet been granted to customers.

Our future capital requirements will depend on many factors, including market acceptance of crypto assets and blockchain technology, our growth, our ability to attract and retain customers on our cryptocurrency exchanges, the continuing market acceptance of products and services, the introduction of new products and services on our cryptocurrency exchanges, expansion of sales and marketing activities, and overall economic conditions. To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. In the event that additional financing is required from outside sources, there is a possibility we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be adversely affected.

Cash flows

The following tables show our consolidated cash flow data for the years ended March 31, 2021, 2022 and 2023, and for the six months ended September 30, 2022 and 2023.

	For the year ended March 31,			For the six months ended September 30,
	2021 (as restated)	2022 (as restated)	2023	2022 (as restated)	2023
	(in millions of yen)
Net cash provided by (used in) operating activities	¥1,034	¥7,403	¥(3,803)	¥(3,310)	¥199
Net cash (used in) investing activities	(269)	(219)	(749)	(440)	(176)
Net cash used in financing activities	(225)	(6,649)	(5,455)	(5,316)	(139)
Net increase (decrease) in cash and cash equivalents	540	535	(10,007)	(9,066)	(116)
Cash and cash equivalents at beginning of the period	16,629	17,169	17,704	17,704	7,697
Cash and cash equivalents at end of the year or the period	17,169	17,704	7,697	8,638	7,581

Comparison of the six months ended September 30, 2023 with the six months ended September 30, 2022

In the six months ended September 30, 2023, we had ¥199 million net cash provided by operating activities, ¥176 million net cash used in investing activities and ¥139 million net cash used in financing activities. As a result, cash and cash equivalents at the end of the six months ended September 30, 2023 decreased by ¥116 million to ¥7,581 million, from ¥7,697 million at the beginning of the same six-month period.

Net cash provided by operating activities increased by ¥3,509 million to ¥199 million in the six months ended September 30, 2023, from net cash used in operating activities of ¥3,310 million in the six months ended September 30, 2022. This increase was due primarily to an increase in crypto asset borrowings of ¥386 million (compared to a decrease of ¥17,869 million in the prior period), a decrease in deposits received of ¥2,846 million (compared to a decrease of ¥12,942 million in the prior period), and income taxes paid of ¥0 million (compared to ¥2,219 million in the prior period), partially offset by a decrease in cash segregated as deposits of ¥2,759 million (compared to a decrease in ¥11,634 million in the prior period), and an increase in crypto assets held (current assets) of ¥317 (compared to a decrease of ¥17,645 million in the prior period).

Net cash used in investing activities decreased by ¥264 million to ¥176 million in the six months ended September 30, 2023, from ¥440 million in the six months ended September 30, 2022. This decrease was due to the acquisition of guarantee deposits of ¥225 million recognized in the six months ended September 30, 2022 while there was no such acquisition in the six months ended September 30, 2023.

Net cash used in financing activities decreased by ¥5,177 million to ¥139 million in the six months ended September 30, 2023, from ¥5,316 million in the six months ended September 30, 2022. The decrease was due mainly to the payment of cash dividends of ¥5,000 million during the six months ended September 30, 2022 while no cash dividend was paid in the six months ended September 30, 2023.

Comparison of the year ended March 31, 2023 with the year ended March 31, 2022

In the year ended March 31, 2023, we had ¥3,803 million net cash used in operating activities, ¥749 million net cash used in investing activities and ¥5,455 million net cash used in financing activities. As a result, cash and cash equivalents at the end of the year ended March 31, 2023 decreased by ¥10,007 million to ¥7,697 million, from ¥17,704 million at the end of the year ended March 31, 2022.

Net cash used in operating activities increased by ¥11,206 million to ¥3,803 million in the year ended March 31, 2023, from net cash provided by operating activities of ¥7,403 million in the previous year. This increase was due to a loss before income taxes of ¥846 million (compared to a profit before income taxes of ¥13,918 million in the prior period), a decrease in deposits received of ¥15,287 million (compared to an increase of ¥5,950 million in the prior period), a decrease in crypto asset borrowings of ¥15,270 million (compared to an increase of ¥5,939 million in the prior period), partially offset by a decrease in cash segregated as deposits of ¥14,552 million (compared to an increase of ¥6,006 million in the prior period) and a decrease in crypto assets held (current assets) of ¥15,115 million (compared to an increase of ¥5,926 million in the prior period).

Net cash used in investing activities increased by ¥530 million to ¥749 million in the year ended March 31, 2023, from ¥219 million in the previous year. This increase was due in part to an increase in purchase of intangible assets of ¥298 million (compared to ¥182 million in the prior period), our payment for guarantee deposits of ¥225 million and sale of shares of subsidiary, net of cash and cash equivalents divested of ¥81 million.

Net cash used in financing activities decreased by ¥1,194 million to ¥5,455 million in the year ended March 31, 2023, from ¥6,649 million in the previous year. This decrease was due mainly to lower cash dividends paid of ¥5,000 million (compared to ¥7,000 million in the prior period) in the year ended March 31, 2022.

Comparison of the year ended March 31, 2022 with the year ended March 31, 2021

In the year ended March 31, 2022, we had ¥7,403 million net cash provided by operating activities, ¥219 million net cash used in investing activities and ¥6,649 million net cash used in financing activities. As a result, cash and cash equivalents at the end of the year ended March 31, 2022 increased by ¥535 million to ¥17,704 million, from ¥17,169 million at the end of the year ended March 31, 2021.

Net cash provided by operating activities increased by ¥6,369 million to ¥7,403 million in the year ended March 31, 2022, from net cash provided by operating activities of ¥1,034 million in the previous year. This increase was due mainly to a lower increase in cash segregated as deposits of ¥6,006 million (compared to ¥49,481 million in the prior period) and a lower increase in crypto assets held (current assets) of ¥5,926 million (compared to ¥25,645 million in the prior period), partially offset by a lower increase in deposits received of ¥5,950 million (compared to ¥35,876 million in the prior period) and a lower increase in crypto asset borrowings of ¥5,939 million (compared to an increase of ¥25,591 million in the prior period).

Net cash used in investing activities decreased by ¥50 million to ¥219 million in the year ended March 31, 2022, from ¥269 million in the previous year. This decrease was due in part to our receipt of ¥77 million in proceeds from sale of crypto assets held (non-current assets).

Net cash used in financing activities increased by ¥6,424 million to ¥6,649 million in the year ended March 31, 2022, from ¥225 million in the previous year. This increase was due mainly to cash dividends paid of ¥7,000 million in the year ended March 31, 2022.

Contractual Obligations and Commitments

The following table sets forth our aggregate annual maturities of loans and lease liabilities for the next several years, as of March 31, 2023:

	Carrying amount	Contractual cash flow	Within 1 year	Within 1 – 2 years	Within 2 – 3 years	More than three years
	(in millions of yen)
Lease liabilities	¥350	¥352	¥279	¥60	¥13	¥—
Total	¥350	¥352	¥279	¥60	¥13	¥—

We have no financial liabilities with a maturity over three years as of March 31, 2023.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with IFRS. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies reflect the more significant judgments, estimates and assumptions used in the preparation of our consolidated financial statements.

Crypto assets held

Our holdings of crypto assets that are considered to be controlled by us for accounting purposes are presented as a part of assets in our consolidated statements of financial position. On the other hand, our holdings of crypto assets that are deposited by customers and considered not to be controlled by us as a result of comprehensive consideration of the following matters are not recognized in our consolidated statements of financial position. However, we recognize the obligation to safeguard customers’ crypto assets as a safeguard liability in the consolidated statements of financial position and record a corresponding safeguard asset in the consolidated statements of financial position.

Crypto assets held (current assets) consist of cryptocurrencies for facilitating customer transactions and NFTs for sale and are recognized as inventories.

We determined that cryptocurrencies for facilitating customer transactions are accounted for under IAS 2 “Inventories.” Under IAS 2, such cryptocurrencies are initially recognized at the acquisition price and subsequently at fair value less costs to sell as these are held with the purpose of acquiring broker-traders’ margin. The changes in fair value less costs to sell are recognized in profit or loss in the period the change occurs.

We use third-party exchanges to measure the fair value of its cryptocurrency. We select the principal market, which is the exchange with the highest liquidity and highest volume of trades. If a principal market does not exist, we select the most advantageous market, one with high liquidity, high volume of trades, the most favorable spread, maximizing the amount that would be received to sell the asset or minimizing the amount that would be paid to transfer the liability, net of transaction costs. Judgment is required in determining which exchange serves as the principal market or advantageous market for each type of cryptocurrency. Management reviews each exchange at period end and subsequently accounts for the crypto assets at fair value less cost to sell. The fair values of the crypto assets are considered to be Level 1 fair value measurements, which are unadjusted quote prices in active markets that are accessible at the measurement date for identical, unrestricted assets. NFTs for sale are accounted for under IAS 2 “Inventories.” Under IAS 2, such NFTs are measured at cost at initial recognition and subsequently measured at the lower of cost or net realizable value.

Our crypto assets held (non-current assets) consist of cryptocurrencies that are not held for facilitating customer transactions and NFTs held for purposes other than sales. Cryptocurrencies held for our own use are mainly held and being exempted from paying certain commission. NFTs are intended for our own use. These crypto assets held (non-current assets) are recognized as intangible assets with indefinite useful lives and are initially measured at acquisition cost. Subsequent to initial recognition, crypto assets held (non-current assets) are not amortized and are reported at the acquisition cost less accumulated impairment losses. If there is an indication of impairment, the recoverable amount of the relevant asset is estimated. The recoverable amount of crypto assets held (non-current assets) is estimated at the same time each year or more frequently if there are indicators of impairment.

As of September 30, 2023, we hold ¥24 million of crypto assets for use included in non-current assets which mainly consisted of ¥23 million of Astar as well as ¥1 million of NFTs held for purposes other than sales.

We recognize cryptocurrencies received through airdrops or forks if the cryptocurrencies are expected to generate probable future benefit and if we are able to support the trading, custody, or withdrawal of these assets. We monitor information relating to material forks or air drops. We grant cryptocurrencies acquired through forks or air drops to customers as the expectation of future benefit increases, but we do not have a contractual commitment to support such grant. Cryptocurrencies resulting from hard forks or airdrops with respect to ETH, BCH and XLM have been supported on our Marketplace platform in the past and credited to customer accounts. Crypto assets resulting from hard forks or airdrops that are not supported but for which yen amounts were credited to our customers include ¥338 million with respect to BSV in 2019.

Crypto Asset Borrowings

We enter into contracts to borrow cryptocurrencies from our customers under the Coincheck Lending program. We record “crypto asset borrowings” with respect to our repayment obligation under the contracts. The corresponding cryptocurrencies received are recognized as inventories in the consolidated statements of financial position.

Crypto asset borrowings are initially measured at the fair value of the subject crypto assets as of the borrowing date. Subsequent to initial recognition, changes in fair value are recognized in profit or loss in the period in which the change occurs. In addition, the borrowing fee is calculated by multiplying the quantities of the borrowed crypto assets by the interest rate and recognized as an expense over the borrowing period.

Safeguard assets and liabilities

We have an obligation to safeguard customer crypto assets from loss or theft. Therefore, we recorded an obligation to safeguard customers’ crypto assets as a safeguard liability under current liabilities in the consolidated statements of financial position, which was measured at the fair value of the customers’ crypto assets being safeguarded. In measuring the safeguard liability, we use the principal market for each crypto asset which generally consists of major third-party exchanges with high volume and liquidity. The corresponding assets are recorded as safeguard assets, which are measured at the fair value of the customers’ crypto assets being safeguarded and considering the effects of potential loss events, if any. Since we estimate that the possibility of potential loss events is remote, a safeguard asset was recognized at the same amount as the safeguard liability.

Revenue recognition

Transaction revenue

Transaction revenue from our Marketplace platform business is derived from transactions with customers and cover counterparties.

We have a single performance obligation to deliver cryptocurrencies for transactions with customers or with cover counterparties. Revenue is recognized at the point of time when performance obligation is fulfilled in accordance with IFRS 15 Revenue from Contracts with Customers.

Contracts with customers and cover counterparties to purchase or sell cryptocurrencies are usually open-ended and can be terminated by either party without a termination penalty. Therefore, contracts are defined at the transaction level and do not extend beyond the service already provided. When we receive cryptocurrencies as non-cash consideration, we measure the received cryptocurrencies at fair value.

We have determined that we act as the principal in such transactions as we have the ability to direct the use of, and obtain substantially all of the remaining benefits from, the cryptocurrencies we hold as inventory. Additionally, we are primarily responsible for fulfilling the promise to provide cryptocurrencies to customers on our Marketplace platform pursuant to our terms of service, have inventory risk as we have no right to return unsold cryptocurrencies to the customers or cover counterparties from which we have purchased such cryptocurrencies, and set the price of the cryptocurrencies sold on our Marketplace platform.

Commission received

Commission received primarily includes revenue from remittance fees, deposit and withdrawal fees, commissions received from the issuer and the applicants in the IEO business, commissions that arise from transactions on the Coincheck NFT Marketplace and commissions that arise from transactions on the Exchange platform.

In accordance with IFRS 15 Revenue from Contracts with Customers, remittance fees are recognized as revenue when the performance obligation that arises from a customer order to remit cryptocurrency is satisfied. Commissions received from an issuer in the IEO business are recognized as revenue when the obligations to list the issuer’s tokens on its Marketplace platform are performed. The Company acts as a principal since it holds the primary responsibility to the issuers. Commissions received from the applicants in the IEO business are recognized as revenue when the obligations to deliver the issuer’s tokens to the applicants are performed. The Company acts as an agent to broker a transaction of orders participating in the issuer’s IEO and delivers tokens on behalf of the issuer. Commissions that arise from transactions on the Coincheck NFT Marketplace are recognized as revenue when the performance obligation of brokering transactions between customers is fulfilled. The Company acts as an agent since the performance obligation is to arrange to transfer NFTs of the selling party to the other party. Deposit and withdrawal fees are recognized as revenue when the performance obligations that arise from a customer order to deposit or to withdraw cryptocurrency is satisfied. In addition, commissions that arise from transactions on the Exchange platform are recognized in accordance with IFRS 15 Revenue from Contracts with Customers and are presented as part of commission received.

Income taxes

We recognize a valuation allowance on deferred tax assets when we determine that it is more likely than not that some portion or all of a deferred tax asset will not be realized. We recognize the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount, if greater than 50%, likely to be realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Interest and penalties, if any, related to income tax matters are accrued in the income tax expense line item in the period they are incurred.

Changes in Accounting Policies

There are no new or amended accounting standards and interpretations issued and not yet adopted that would be expected to have a significant impact on our consolidated financial statements.

Quantitative and Qualitative Disclosure about Market Risks

Market risk is the risk associated with the effect of changes in market factors on the value of the assets and liabilities held on our balance sheet, including interest rates, prices of crypto assets, or volatilities such as market volatility or product liquidity.

Interest Rate Risk

We had cash and cash equivalents, including cash segregated as deposits, of ¥48,633 million as of March 31, 2023. Although we are technically exposed to declines in interest rates due to fluctuations in market interest rates as we invest cash segregated as deposits for capital investment, given the current near-zero investment yield for interest rates in Japan, we believe that there is minimal risk for further interest rate reductions. In addition, the majority of our loans are under fixed interest rates. As our cash and cash equivalents exceed our interest-bearing debt, the impact of interest rate fluctuation risk on our profit or loss is immaterial. Therefore, we consider that our interest rate risk is immaterial and have not performed a sensitivity analysis.

Market Price Risk of Cryptocurrencies

We generate substantially all of our total revenue from transactions on our Marketplace platform business in connection with the purchase, sale and purchase of cryptocurrencies by our customers and cover counterparties. On such trades, we act as the counterparty and charge a spread on each purchase or sale on our Marketplace platform. We also monitor our net open position for each cryptocurrency that is traded on our Marketplace platform and strive to keep the quantity and amount of each cryptocurrency held to the same level of those borrowed.

Credit Risk

Spot transactions are traded within the limit of the amounts received in advance from customers. Therefore, we do not take excessive credit risks with any specific customers and do not have significant credit risk concentration because we have a large retail customer base.

Our cash, cash equivalents, cash segregated as deposits, and cryptocurrencies for facilitating customers transactions are exposed to credit risk because they are deposited in financial institutions and cryptocurrency exchange brokers in which marketplace we execute cover transactions with cover counterparties. Although credit risk is concentrated since we use a small number of financial institutions and cryptocurrency exchange brokers, credit risk is limited as they are deposited in highly creditworthy financial institutions and our cryptocurrency exchange brokers are well-known domestic and overseas exchange brokers. In addition, customer accounts receivable is mainly due from credit card companies, which are payment processors, for settlement of funds from customers. Since a small number of payment processors are used, credit risk is concentrated. However, as the settlement period is short, credit risk is limited.

As part of the risk management process, we evaluate the financial soundness of financial institutions and cryptocurrency exchange brokers before selecting them and subsequently reviewing them periodically. In addition, if we obtain information related to credit uncertainty, such as a downgrade of the credit rating of financial institutions or cryptocurrency exchange brokers, we take the necessary measures by collaborating with all divisions concerned to avoid such risks.

Liquidity Risk

Our liquidity risk is the risk of an entity being unable to settle obligations using cash, other financial assets or other means. We finance the funds necessary for our operations by obtaining loans from financial institutions and related parties. Cryptocurrencies received from borrowings contribute to securing adequate liquidity, as they can be used as our own assets and are used in settlement with cryptocurrency exchange brokers. We regularly monitor the status and outlook of cash flows and reduce our liquidity risks.

CERTAIN COINCHECK RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Coincheck from time to time engages in transactions with related parties, including intra-group transactions. These related parties include entities and individuals that may be capable of exercising control or significant influence over Coincheck, including other companies controlled by Monex Group. In addition, members of our Board and our audit and supervisory board and their respective families may also be considered related parties. Transactions with related parties for the most part are commercial transactions undertaken in the ordinary course of business and on commercial terms that are normal in the respective markets, considering the characteristics of the goods or services involved. Please see Note 32 to our consolidated financial statements as of and for the year ended March 31, 2023, included elsewhere in this prospectus for further details on our related party transactions.

Transactions with our related companies include:

•        interest-bearing loans amounting to a total of ¥2 billion with Monex Finance Corporation, all of which have been fully repaid as of March 31, 2021;

•        a currently unused line of credit for a total of up to ¥3 billion with Monex Finance Corporation;

•        a subordinated loan agreement for a total of up to ¥3 billion with Monex Finance Corporation;

•        certain cross-selling transactions with Monex Securities for the buying and selling of held crypto assets;

•        currency forward transactions with Monex, Inc. to purchase $2.0 million in exchange for Japanese yen settling on October 31, 2023 (as of September 30, 2023); and

•        an agreement with our parent company, Monex Group, Inc., for the provision of business management services, which we intend to terminate in advance of the closing of the Business Combination.

We have entered into an agreement with our parent company, Monex Group, Inc., for guidance and support on general management and other consulting services for which we pay an annual business management service fee. The services provided by Monex include support for our registration as a crypto asset exchange business and negotiation with the Financial Services Agency necessary for continuing such registration, assistance in cyber security risk management and maintaining relationships with relevant financial institutions.

Under the business management service fee agreements, the consideration payable from January 1, 2021 is calculated as 5% of Coincheck’s total revenue net of cost of sales (variable fees). For the fiscal years ended March 31, 2021, 2022 and 2023, we paid a total of ¥1,094 million, ¥1,427 million and ¥363 million, respectively, in these business management service fees. We intend to terminate this agreement in advance of the closing of the Business Combination.

Certain Voting Agreements

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement, in the form attached to this proxy statement/prospectus as Annex D, pursuant to which, among other things, the Sponsor agreed (i) to vote in favor of the Transactions; (ii) to deliver a duly executed copy of the Registration Rights Agreement on the date of Closing; (iii) to the lock-up restrictions set forth in the Sponsor Support Agreement; (iv) to waive its redemption rights in connection with the consummation of the Business Combination with respect to any Thunder Bridge Common Shares it may hold, and (v) not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Thunder Bridge, PubCo, Coincheck, Coincheck’s, PubCo’s or Thunder Bridge’s affiliates or any of their respective successors, assigns relating to the negotiation, execution or delivery of the Sponsor Support Agreement, the Business Combination Agreement or the consummation of the Business Combination.

Monex Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, Thunder Bridge, PubCo and Monex entered into the Monex Support Agreement, in the form attached to this proxy statement/prospectus as Annex E, pursuant to which, among other things, Monex (in its capacity as the sole shareholder of PubCo) agreed to (i) vote in favor of the PubCo Restructuring and PubCo Reorganization, in each case as contemplated by the Business Combination Agreement and the Transactions, (ii) deliver a duly executed copy of the Registration Rights Agreement on the Closing Date, and (iii) the lock-up restrictions in the Monex Support Agreement. In addition, PubCo (in its capacity as the sole shareholder of Merger Sub) agreed to deliver a written consent approving the Business Combination Agreement and the transactions contemplated thereby.

Lock-Up Agreements

Contemporaneously with the execution of the Business Combination Agreement, Coincheck, PubCo and the equityholders party thereto (for purposes of this paragraph, each, an “Equityholder”) entered into Lock-Up Agreements, in the form attached to this proxy statement/prospectus as Annex G, pursuant to which, among other things, each Equityholder (in his capacity as the stockholder of Coincheck) agreed to (i) deliver a duly executed copy of the Registration Rights Agreement on the Closing Date, and (ii) the lock-up restrictions in the Lock-Up Agreements.

Registration Rights Agreement

Pursuant to the Business Combination Agreement certain Thunder Bridge stockholders who will receive PubCo Ordinary Shares, the Thunder Bridge Sponsor, PubCo and Monex (collectively, the “Holders”) have agreed to enter into the Registration Rights Agreement at Closing, in the form attached to this proxy statement/prospectus as Annex F, pursuant to which, among other things, PubCo will (i) file a registration statement within 20 days following the Closing Date to permit the public resale under the Securities Act of all the securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act on the terms and conditions specified in the Registration Rights Agreement, and (ii) cause such registration statement to be declared effective as soon as practicable after the filing thereof. The Registration Rights Agreement also permits underwritten takedowns and provides for customary “piggy-back” registration rights.

Promissory Note

On September 29, 2023, Monex loaned Thunder Bridge Acquisition, LLC, an affiliate of Thunder Bridge (the “Borrower”), an amount of $1,200,000, to be used as funding by the Borrower, any of its affiliates, or any of their respective shareholders in connection with the transactions contemplated under the Business Combination Agreement. In consideration thereof, the Borrower issued an unsecured promissory note to Monex with a principal amount equal to the amount of such loan, bearing interest at a rate of 8.0% per annum calculated based on a 360-day year, and payable in full on demand at any time on or after the earlier of (i) July 2, 2024 and (ii) the date of termination of the Business Combination Agreement. Upon the occurrence of any default on the part of the Borrower under such promissory note, interest shall accrue on the unpaid amount from the due date to the date of actual payment at 10.0% per annum.

INFORMATION ABOUT Thunder Bridge

Unless the context otherwise requires, all references in this “Information About Thunder Bridge” section to “we,” “us,” or “our” refer to Thunder Bridge Capital Partners IV, Inc. prior to the consummation of the Business Combination.

We are a blank check company formed under the laws of the State of Delaware on January 7, 2021. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as a “target business.” We may pursue a business combination opportunity in any business or industry we choose. Prior to executing the Business Combination Agreement, our efforts have been primarily limited to organizational activities as well as activities related to our IPO.

On February 8, 2021, we issued an aggregate of 6,468,750 shares of Class B common stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. The Founder Shares that the Sponsor owns, on an as-converted basis, represent 20% of our issued and outstanding shares after the IPO. On June 29, 2023, 5,913,195 shares of Class B common stock held by the Sponsor were converted into 5,913,195 shares of Class A common stock.

On January 20, 2021, the Sponsor committed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was payable on the earlier of December 31, 2021 or the completion of the IPO. On July 2, 2021, the $150,000 outstanding under the Note was repaid in full.

On July 2, 2021, we consummated our IPO of 22,500,000 Thunder Bridge Units at an offering price of $10.00 per Thunder Bridge Unit, with each Thunder Bridge Unit consisting of one share of Thunder Bridge Common Stock and one-fifth of one Thunder Bridge Warrant, resulting in gross proceeds of $225,000,000 (before underwriting discounts and commissions and offering expenses). In connection with the IPO, we paid our underwriter, Morgan Stanley, underwriting discounts and commissions of $4,730,557 and agreed to pay deferred underwriting commissions of $8,278,474 at the closing of the Business Combination. Each whole Thunder Bridge Warrant entitles the holder to purchase one share of Thunder Bridge Common Stock at a price of $11.50 per share, subject to adjustment. Each Thunder Bridge Warrant will become exercisable on the later of 30 days after the completion of the initial business combination or 12 months from the closing of the IPO and will expire five years after the completion of the initial business combination, or earlier upon redemption or liquidation.

Simultaneously with the consummation of the IPO, we sold 625,000 Private Placement Units in a private placement transaction at a purchase price of $10.00 per Private Placement Unit to the Sponsor, resulting in gross proceeds to us of approximately $6,250,000. Each Unit sold in the private placement is identical to the Thunder Bridge Units sold in the IPO, except that: (a) the Private Placement Units are not transferable, assignable or salable until 30 days after the consummation of Thunder Bridge’s initial business combination except to permitted transferees, and (b) the Private Placement Units, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by us, (ii) may be exercised by the holders on a cashless basis and (iii) will be entitled to registration rights.

On August 9, 2021 the underwriters exercised the over-allotment option in part and purchased an additional 1,152,784 Over-Allotment Units. The Over-Allotment Units were sold at a price of $10.00 per unit, generating gross proceeds of $11,527,840. Simultaneously with the closing of the over-allotment, Thunder Bridge sold an additional 23,055 Private Placement Units to the Sponsor at a price of $10.00 per Unit, generating gross proceeds of $230,550. In connection with the partial exercise of the over-allotment option and the expiration of the over-allotment option on August 9, 2021, 555,554 shares of Class B common stock were forfeited for no consideration.

The proceeds from the sale of the Thunder Bridge Units were added to the proceeds from the IPO held in the Trust Account. An aggregate of $10.00 per Thunder Bridge Unit sold in the IPO was held in the Trust Account and may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions of Rule 2a-7 promulgated under the Investment Company Act which invest only on direct U.S. government treasury obligations. As of December 31, 2023, approximately $37.3 million of the IPO proceeds was held in the Trust Account. We may withdraw from the Trust Account interest earned on the funds held therein necessary to pay our income or other taxes, if any. Except as described in the section entitled “Thunder Bridge Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and our redemption of 100% of the outstanding Public Shares upon our failure to consummate a business combination within the required time period.

On June 21, 2023, Thunder Bridge’s shareholders voted to amend the Thunder Bridge Charter to extend the date on which Thunder Bridge is required to liquidate from July 2, 2023 to July 2, 2024, and to permit the conversion of the Thunder Bridge Class B common stock into shares of Class A common stock. In connection with the vote to amend the Thunder Bridge Charter, the holders of 20,135,697 shares of Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.28 per share, for an aggregate redemption amount of approximately $207.1 million. The remaining proceeds from our IPO and simultaneous private placement, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Initial Business Combination

The target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting commissions held in trust and taxes payable) at the time of the execution of a definitive agreement for our initial business combination, although we may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. Our board of directors determined that this test was met in connection with the Business Combination with Coincheck as described in the section entitled “Proposal No. 1 — The Business Combination Proposal — Satisfaction of 80% Test” above.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing the Public Stockholders with the right to have their Public Shares redeemed for cash upon consummation of the Business Combination. Public Stockholders electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. The Public Stockholders are not required to vote for or against the Business Combination to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

The Sponsor and our officers and directors have agreed (1) to vote any shares of Thunder Bridge Common Stock owned by them in favor of any proposed business combination, (2) not to redeem any shares of Thunder Bridge Common Stock in connection with a stockholder vote to approve a proposed initial business combination and (3) not to sell any shares of Thunder Bridge Common Stock in any tender in connection with a proposed initial business combination. The Sponsor and our officers and directors own Founder Shares and Placement Shares representing approximately 65.1% of the outstanding shares of Thunder Bridge Common Stock. Accordingly, if we seek stockholder approval of our initial business combination, the agreement by our Sponsor and our officers and directors to vote in favor of our initial business combination will increase the likelihood that we will receive the requisite stockholder approval for such initial business combination. As a result, we would not need any of the Public Shares sold in the IPO to be voted in favor of an initial business combination to have our initial business combination approved, assuming all of the outstanding shares of Thunder Bridge Common Stock vote.

Permitted Purchases of Our Securities

Neither the Sponsor, our executive officers, directors, director nominees nor their affiliates have indicated any intention to purchase Thunder Bridge Units or shares of Thunder Bridge Common Stock from persons in the open market or in private transactions. However, if we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, the Sponsor, our directors, director nominees, executive officers, advisors or any of their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. None of the funds held in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions. There is no limit on the number of shares or warrants such persons may purchase, or any restriction on the price that they may pay. Any such price per share may be different than the amount per share a Public Stockholder would receive if it elected to redeem its shares in connection with our initial business combination. However, such persons have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions.

In the event the Sponsor, our directors, director nominees, executive officers, advisors or any of their affiliates determine to make any such purchases of Public Shares at the time of a stockholder vote relating to our initial business combination, such purchases could have the effect of influencing the vote necessary to approve such transaction. If any of the Sponsor, our directors, director nominees, executive officers, advisors or any of their affiliates engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares or if such purchases are prohibited by Regulation M under the Exchange Act. We cannot currently determine whether any of our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as that would be dependent upon several factors, including but not limited to the timing and size of any such purchase. Depending on the circumstances, any of our insiders may decide to make purchases of our securities pursuant to a Rule 10b5-1 plan or may determine that acting pursuant to such a plan is not required under the Exchange Act.

The Sponsor, our executive officers, directors, director nominees and their affiliates anticipate that they may identify the stockholders with whom they may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that the Sponsor, our executive officers, directors, director nominees or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the business combination.

We do not currently anticipate that purchases of our Public Shares or Public Warrants by the Sponsor, our directors, director nominees, executive officers, advisors or any of their affiliates, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Neither the Sponsor, our directors, director nominees, officers, advisors nor any of their affiliates will purchase shares of Thunder Bridge Common Stock if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption Rights for Public Stockholders

We will provide the Public Stockholders with the right to redeem their Public Shares into a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the IPO, calculated as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor and each of our officers and directors have agreed to waive their redemption rights with respect to their Founder Shares, Private Shares and any Public Shares that they may have acquired during or after the IPO, in connection with the completion of Thunder Bridge’s initial business combination. These shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $37.3 million on December 31, 2023, the estimated per share redemption price would have been approximately $10.60. This is greater than the $10.00 IPO price of Thunder Bridge Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest will be net of taxes payable by Thunder Bridge), in connection with the liquidation of the Trust Account.

Redemption of Public Shares and Liquidation if No Initial Business Combination

Our amended and restated certificate of incorporation, as further amended on June 22, 2023, provides that we will have until July 2, 2024 to complete an initial business combination. If, as a result of the termination of the Business Combination Agreement or otherwise, Thunder Bridge is unable to complete a business combination by July 2, 2024, Thunder Bridge’s amended and restated certificate of incorporation provides that Thunder Bridge will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to Thunder Bridge but net of taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Thunder Bridge’s remaining stockholders and the Thunder Bridge Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Thunder Bridge Warrants, which will expire worthless if we fail to complete our initial business combination prior to July 2, 2024.

The Sponsor and our officers and directors have agreed that they will not propose any amendment to our amended and restated certificate of incorporation that would affect the Public Stockholders’ ability to convert or sell their shares to us in connection with a business combination or affect the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete a business combination by July 2, 2024 unless we provide the Public Stockholders with the opportunity to redeem their Public Shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us but net of franchise and income taxes payable, divided by the number of then outstanding Public Shares. This redemption right will apply in the event of the approval of any such amendment, whether proposed by the Sponsor, executive officers, directors or any other person.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of 100% of our outstanding Public Shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. If we are unable to complete an initial business combination prior to July 2, 2024, it is our intention to redeem our Public Shares as soon as reasonably possible following that date, and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of 100% of our Public Shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

We are required to seek to have all third parties (including any vendors or other entities we engage after the closing of the IPO) and any prospective target businesses enter into agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the Trust Account to the Public Stockholders. Nevertheless, GT, our independent registered public accounting firm, and the underwriters in the IPO, will not execute agreements with us waiving such claims to the monies held in the Trust Account. Furthermore, there is no guarantee that other vendors, service providers and prospective target businesses will execute such agreements. Nor is there any guarantee that, even if they execute such agreements with us, they will not seek recourse against the Trust Account. The Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but we cannot assure you that it will be able to satisfy its indemnification obligations if it is required to do so. We have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. Therefore, we believe it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally, the agreement the Sponsor entered into specifically provides for two exceptions to the indemnity it has given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims for indemnification by the underwriters in the IPO against certain liabilities, including liabilities under the Securities Act. As a result, if we liquidate, the per-share distribution from the Trust Account could be less than $10.00 due to claims or potential claims of creditors.

If we do not consummate an initial business combination prior to July 2, 2024, we anticipate notifying the trustee (the “Trustee”) of the Trust Account to begin liquidating such assets promptly after such date and anticipate it will take no more than ten business days to effectuate such distribution. The holders of the Founder Shares have waived their rights to participate in any liquidation distribution from the Trust Account with respect to such shares. There will be no distribution from the Trust Account with respect to the Thunder Bridge Warrants, which will expire worthless. We will pay the costs of any subsequent liquidation from our remaining assets outside of the Trust Account.

If we are unable to complete an initial business combination and expend all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the initial per-share redemption price would be $10.00. As discussed above, the proceeds deposited in the Trust Account could become subject to claims of our creditors that are in preference to the claims of Public Stockholders.

The Public Stockholders are entitled to receive funds from the Trust Account only in the event of our failure to complete a business combination within the required time period, if the stockholders seek to have us convert or purchase their respective shares upon a business combination which is actually completed by us or upon certain amendments to our amended and restated certificate of incorporation prior to consummating an initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return to the Public Stockholders at least $10.00 per share.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after July 2, 2024 if we do not consummate an initial business combination by that date, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby expose itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Facilities

Our executive offices are located at 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066 and our telephone number is (202) 431-0507. We consider our current office space adequate for our current operations.

Employees

We currently have two officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary, in the exercise of their respective business judgement, to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination. We do not have an employment agreement with any member of our management team.

Directors and Executive Officers

Our current officers and directors are as follows:

Name	Age	Title
Gary A. Simanson	63	President, Chief Executive Officer and Director
William A. Houlihan	68	Chief Financial Officer
David E. Mangum	58	Director
Mary Anne Gillespie	71	Director
Robert Hartheimer	66	Director
Stewart J. Paperin	75	Director
Allerd D. Stikker	61	Director

Gary A. Simanson has been our President, Chief Executive Officer and Director since our inception. Mr. Simanson is founder of Thunder Bridge Capital, LLC and has served as its Chief Executive Officer since 2017. In addition to serving in that capacity, Mr. Simanson serves as head of its Investment Committee, Credit Committee, Enterprise Risk Committee, Loan Review and other executive committees and is responsible for sourcing and establishing strategic loan asset purchase relationships and equity opportunities within the financial services and FinTech industries. From 2020 until December 2023, he was an executive officer, president and director of Thunder Bridge Capital Partners III Inc. From 2019 until 2021, he was an executive officer and director of Thunder Bridge Acquisition II, Ltd. (NASDAQ: THBR). From 2018 to 2019 he was an officer and director of Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRG), a blank check company which in July 2019 consummated its initial Business Combination with Hawk Parent Holdings, LLC, or Repay, an omnichannel payments technology provider. From 2015 through June 2017, Mr. Simanson founded and managed Endeavor Capital Management, L.L.C., Endeavor Capital Advisors, L.L.C., Endeavor Capital Fund, LP, and Endeavor Equity Fund, LP (collectively, “Endeavor”), targeting debt and equity investments in the marketplace lending industry. Prior to founding Endeavor, Mr. Simanson served as an advisor and then as a Director, President and Chief Executive Officer of First Avenue National Bank from 2013 to 2015, restructuring its balance sheet, lending practices, underwriting procedures, special credits, ALCO, corporate governance, enterprise risk, IT, retail delivery, and achieving strong regulatory results. He has been Managing Director of First Capital Group, L.L.C., an investment banking advisory firm specializing in the financial industry and bank mergers and acquisitions, strategic planning, capital raising and enterprise risk management from 1997 to the present. In such capacity, Mr. Simanson has both initiated and advised on bank mergers and acquisitions, capital raising transactions, enterprise risks and strategic initiatives around the country and has spoken nationally and internationally on enterprise risk, bank mergers and acquisitions, and also on the emerging marketplace lending and global FinTech industry, including the uses of blockchain for international asset selection and verification and income stream allocation and treasury management. Mr. Simanson previously served as the financial expert for the Audit Committee and as a member of the board of directors of First Guaranty Bancshares, Inc., with $1.4 billion in assets, and its wholly-owned subsidiary First Guaranty Bank; and as a Senior Advisor to the Chairman of Alpine Capital Bank and its related companies, operating in the commercial banking, investment advisory, merchant banking and portfolio investment areas. He was Founder, Vice Chairman and Chief Strategic Officer of Community Bankers Trust Corporation, a $1.2 billion in assets bank holding company for Essex Bank (NASDAQ NMS “ESXB”) and previously served as its President, Chief Executive and Chief Financial Officer,

and as a Director since its inception in 2005 to 2011, overseeing its public offering in 2006 as a special purpose acquisition company, Community Bankers Acquisition Corp, its bank acquisitions and shareholder reformulation in 2008, and its failed bank acquisitions from the FDIC in 2008 and 2009. In addition to serving as managing director of First Capital Group, Mr. Simanson also served as Senior Vice President concentrating in bank mergers and acquisitions and capital markets with FTN Financial Capital Markets, a wholly owned investment banking and financial services subsidiary of First Horizon National Corporation (NYSE: FHS) from 1998 to 1999. From 1992 to 1995, Mr. Simanson was Associate General Counsel at Union Planters Corporation, then a NYSE-traded bank holding company (presently Regions Financial Corporation (NYSE: RF)), where his duties included the negotiation and preparation of all bank merger and acquisition transaction documents, transaction due diligence, member of integration committee, preparation of all regulatory filings, registration statements and other securities filings and other bank regulatory matters. From 1989 to 1992, he was a practicing attorney, beginning his career with Milbank, Tweed, Hadley & McCloy, LLP, specializing in the securities, bank regulatory and bank merger and acquisition areas. Mr. Simanson is licensed to practice law in the states of New York and Colorado. Mr. Simanson received his B.A. degree, majoring in Economics, from George Washington University. He earned his M.B.A., majoring in Finance, from George Washington University and holds a J.D. from Vanderbilt University. We believe that Mr. Simanson is well-qualified to serve as a member of our Board of Directors due to his extensive banking, financial and advisory experience.

William A. Houlihan has been our Chief Financial Officer since inception. From 2019 until 2021, he was an executive officer of Thunder Bridge Acquisition II, Ltd. (NASDAQ: THBR), a blank check company which in June 2021 consummated a business combination with indie Semiconductor, an automotive technology Company, with the combined companies now operating as Indie Semiconductor (NASDAQ:INDI). From 2020 until December 2023, he was an executive officer of Thunder Bridge Capital Partners III Inc. (NASDAQ:THCP), a blank check company. From 2018 to 2019 he was an officer of Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRG), a blank check company which in July 2019 consummated its initial business combination with Hawk Parent Holdings, LLC, or Repay, an omnichannel payments technology provider, with the combined companies now operating as Repay Holdings (NASDAQ:RPAY). He served from 2012 to 2023 as a director and audit committee chairman for MAXEX, LLC, a privately-owned residential mortgage loan trading business. He has served since 2009 as a director and financial expert on the audit committee of Avem Health Partners, previously known as First Physicians Capital Group, or “FPCG”, a privately-owned health care investment company, which was registered with the SEC prior to completion of a going-private transaction in 2015, from 2013 to 2014 as non-executive chairman of its board of directors and since 2013 as the chairman of its audit committee. Since 2013 he has served as a director and audit committee Chairman of Lument Finance Trust (NYSE: LFT), a mortgage REIT. From 2021 to 2022, he served as a director of Angel Pond Holdings Corporation (NYSE: POND), a blank check company, which in December 2022 consummated a business combination with MariaDB, a cloud database company, with the combined companies now operating as MariaDB (NYSE:MRDB). He served from 2013 to 2015 as lead independent director and chairman of the audit committee of Tiptree, Inc. (NASDAQ:TIPT), or Tiptree, a financial services holding company; and from 2010 to 2013 as lead independent director and chairman of the audit committee for Care Investment Trust (OTCQX: CVTR), a healthcare REIT which merged with Tiptree in 2013. From 2003 to 2010, he was a director of SNL Financial, a privately owned financial information company, and in addition, from 1998 to 2012 he was a director and shareholder of a family-owned commercial real estate investment partnership. He served from 2013 to 2014 as the chief financial officer for Amalgamated Bank, a privately owned bank. From 2001 through 2008, Mr. Houlihan was a private investor while he served as transitional Chief Financial Officer for several distressed financial services companies: Sixth Gear, Inc. from 2007 to 2008; Sedgwick Claims Management Services from 2006 until 2007; Metris Companies from 2004 to 2006; and Hudson United Bancorp from 2001 to 2003. From 1981 until 2000, and for short-term periods in 2004 and 2007, Mr. Houlihan worked for a number of investment banking companies, including Goldman Sachs (NYSE:GS), Bear Stearns, Keefe Bruyette & Woods, J.P. Morgan (NYSE:JPM) and UBS (NYSE:UBS). He also held several auditing and accounting positions from 1977 through 1981. In addition, he was licensed as a Certified Public Accountant, but his license is currently inactive. From 2017 to 2021, he was an adjunct professor for the Feliciano School of Business at Montclair State University. Mr. Houlihan received a B.S., magna cum laude, in Accounting from Manhattan College and received his M.B.A. in Finance from New York University Graduate School of Business.

On March 13, 2015, Mr. Houlihan settled an administrative proceeding brought by the SEC regarding his alleged failure to file on a timely basis required Schedule 13D amendments and Section 16(a) reports relating to his beneficial ownership of securities of FPCG. Mr. Houlihan is a member of the board of directors of FPCG and a greater than 10% beneficial owner of FPCG securities. In the settlement, Mr. Houlihan did not admit or deny the SEC’s allegations, consented to the entry of a cease and desist order requiring him not to cause any violation of Sections 13(d)(2) and 16(a) of the Exchange Act, and agreed to pay a civil penalty of $15,000 to the SEC.

David E. Mangum has served as one of our directors since July 2021. Since 2019, Mr. Mangum has been a Senior Advisor at General Atlantic, a global growth equity firm. From 2020 until December 2023, he was a director of Thunder Bridge Capital Partners III Inc. From 2020 until its sale in 2024, Mr. Magnum was a director of EngageSmart, Inc. (NYSE:ESMT), a provider of vertically tailored engagement and integrated payments solutions. From 2019 until 2021, he was a director of Thunder Bridge Acquisition II, Ltd. (NASDAQ: THBR). From 2014 until September 2018, he was President and Chief Operating Officer of Global Payments, Inc., (NYSE:GPN), a global payment technology and software company. During this time, he helped lead the transformation of the company from a payment processor to a technology services and software company; prior to this he served in increasingly senior roles at Global Payments, including as Senior Executive Vice President and Chief Financial Officer from 2011 to 2014 and Executive Vice President and Chief Financial Officer from 2008 to 2011. Before this, from 2007 to 2008, he served as Executive Vice President, Fiserv Corp. (NASDAQ:FISV), a financial services technology provider which acquired CheckFree Corporation, provider of financial electronic commerce solutions in 2007. During this time, Mr. Mangum co-led the strategic integration process of CheckFree Corporation into Fiserv Corp. Prior to this acquisition, Mr. Mangum had been Executive Vice President and Chief Financial Officer or CheckFree Corporation (NASDAQ:CKFR) from 2000 to 2007 and its Senior Vice President, Finance and Accounting, from 1999 to 2000. There, he helped direct finance and administrative activities including M&A, investor relations, internal audit and enterprise risk management. Mr. Mangum received his B.A. from Carleton College. We believe that Mr. Mangum is well-qualified to serve on our Board of Directors because of his extensive experience in the financial services industry, as well as broad operational and public company experience.

Mary Anne Gillespie has served as one of our directors since July 2021. Ms. Gillespie has been the Executive Vice President of Sales/Product Marketing at EIS Group, a provider of digital-ready, customer-centered core insurance systems, since 2015. From 2020 until December 2023, she was a director of Thunder Bridge Capital Partners III Inc. From 2019 until 2021, she was a director of Thunder Bridge Acquisition II, Ltd. (NASDAQ: THBR). From 2018 to 2019 she was an officer, and then a director, of Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRG), a blank check company which in July 2019 consummated its initial business combination with Hawk Parent Holdings, LLC, or Repay, an omnichannel payments technology provider. She has 36 years of multichannel customer engagement experience. She has executed sales strategies and market growth in national and global territories for companies ranging from start-up to $9 billion in revenue across a broad range of industries. Ms. Gillespie previously served as Executive Vice President at TAS Group, a provider of software solutions for electronic money, payment systems, capital markets and ERP, from 2011 to 2012 and Vice President of Merchant Sales at PayPal (NASDAQ: PYPL) from 2007 to 2009. Prior to those positions, she was Vice President of Sales at Guidewire Software, a software publisher, from 2005 to 2007. Earlier, she worked in several roles at Oracle Corporation (NYSE:ORCL) leading to Senior Vice President of Sales. Ms. Gillespie received an M.B.A. degree from the University of New Hampshire and a B.A. degree from Saint Mary’s College in Notre Dame, Indiana. We believe that Ms. Gillespie is well-qualified to serve on our Board of Directors because of her extensive experience sales, marketing and customer engagement.

Robert Hartheimer has served as one of our directors since February 2021 and is chairman of our Audit Committee. From 2020 until December 2023, Mr. Hartheimer was a director of Thunder Bridge Capital Partners III Inc. (NASDAQ: TBCPU). Mr. Hartheimer also served as a director of Thunder Bridge Acquisition II, Ltd. (NASDAQ: THBR) from 2019 until it consummated its initial business combination with Indi Semiconductor (NASDAQ: INDI) in 2021. From 2018 until 2019 he was a director of Thunder Bridge Acquisition Ltd. (NASDAQ: TPRG), a blank check company (SPAC) which in July 2019 consummated its business combination with Hawk Parent Holdings, LLC, or Repay, an omnichannel payments technology provider. Upon such consummation Mr. Hartheimer remained with the combined company, Repay Holdings Corporation (NASDAQ: RPAY), as a director and chairman of Repay’s audit committee. In addition to Mr. Hartheimer’s service as a director of Thunder Bridge IV and Repay, he is an independent director of CardWorks, a consumer lender and servicer, since 2017. Mr. Hartheimer is chairman of the audit committees of each of these four companies and chair of CardWorks’ compliance/risk committee. Mr. Hartheimer has been a director of ten U.S. companies in the last 26 years; six public companies, two private and two subsidiaries of public companies. These include three banks, one consumer lender and credit card servicer, two payments companies, two SPACs which successfully acquired businesses, two SPACs in search of an acquisition and one investment management business. In addition to his current role as chairman of three audit committees and one compliance/risk committee, he chaired audit Committees at four past companies and chaired compliance/risk committees at two companies. Mr. Hartheimer has been a financial services and bank regulatory consultant for the past 21 years currently with both his own firm and the Klaros Group as a Senior Advisor. In the past Mr. Hartheimer was a Managing Director at Promontory Financial Group. In 2016 Mr. Hartheimer founded, along with three co-founders, Jasper, a U.S. based credit card issuer and he served various roles including Chief Regulatory and Compliance Officer until 2022. In 1991, Mr. Hartheimer joined the Federal Deposit Insurance Corporation, where he and a small team created the Division of Resolutions to analyze and sell failed banks. He went on to serve as the Director of that division and was responsible for the sale of 200 banks in four years. Mr. Hartheimer’s other past positions include over 14 years in senior roles at investment banks, including Merrill Lynch, Smith Barney and Friedman Billings Ramsey. We believe that Mr. Hartheimer is well-qualified to serve on our Board of Directors because of his extensive experience in the financial services industry, the bank regulatory community and investment banking.

Stewart J. Paperin has served as one of our directors since July 2021. From 2020 until December 2023, he was a director of Thunder Bridge Capital Partners III Inc. From 2019 until 2021, he was a director of Thunder Bridge Acquisition II, Ltd. (NASDAQ: THBR). From 2018 to 2019 he was a director of Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRG), a blank check company which in July 2019 consummated its initial business combination with Hawk Parent Holdings, LLC, or Repay, an omnichannel payments technology provider. Mr. Paperin currently serves as the managing member of Leopard Rock Property Group, a real property development and investment firm located in Los Angeles and San Diego, California. Mr. Paperin served as Executive Vice President of the Soros Foundation, a worldwide private philanthropic foundation, from 1996 to 2013, where he oversaw financial, administrative and economic development activities. From 1996 to 2005, Mr. Paperin served as a Senior Advisor and portfolio manager for Soros Fund Management LLC, a financial services company, and from 2005 to 2014, he served as a consultant to Soros Fund Management LLC. From 1996 to 2007, Mr. Paperin served as a Director of Penn Octane Corporation (NASDAQ: POCC), a company engaged in the purchase, transportation and sale of liquefied petroleum gas. Prior to joining the Soros organizations, Mr. Paperin served as President of Brooke Group International, an investment firm concentrated on the former Soviet Union, from 1990 to 1993, and as Senior Vice President and Chief Financial Officer of Western Union Corporation, a provider of money transfer and message services, which was controlled by Brooke Group, from 1988 to 1990. Prior to Western Union Corporation, Mr. Paperin served as Chief Financial Officer of Timeplex Corporation, a telecommunications equipment provider, from 1986 to 1988 and of Datapoint Corporation, a computer equipment manufacturer, from 1985 to 1986. Prior to Datapoint Corporation, Mr. Paperin served as a financial officer of Pepsico Corporation (NYSE: PEP) from 1980 to 1985 and as a management consultant at Cresap McCormick & Paget from 1975 to 1980. Mr. Paperin has been a director of ARMOUR REIT since 2009. Mr. Paperin served as a member of Enterprise’s board of directors, ARMOUR’s predecessor from its inception in 2007 to its merger with ARMOUR in 2009. Mr. Paperin was also a director of JAVELIN from 2012 until the merger in 2016. Mr. Paperin also served as a member of the board of directors of Community Bankers Acquisition Corp., a blank check company formed to acquire an operating business in the banking industry (NYSE MKT LLC: BTC). In May 2016, Mr. Paperin was named as a defendant in his capacity as a former director of JAVELIN, together with all other directors, in a consolidated class action filed in the Circuit Court for Baltimore City, Maryland, alleging, among other claims, breaches of fiduciary duty, aiding and abetting breaches of fiduciary duty and waste in connection with JAVELIN’s merger with ARMOUR and related transactions (the “JAVELIN Transactions”). The plaintiffs in the case were seeking equitable relief, including, among other relief, to enjoin consummation of the JAVELIN Transactions, or rescind or unwind the JAVELIN Transactions if already consummated, and award costs and disbursements, including reasonable attorneys’ fees and expenses. On June 27, 2016, the defendants in the case filed a motion to dismiss the complaint for failing to state a claim upon which relief can be granted. A hearing was held on the motion on March 3, 2017. In the two-year period since the hearing date, the court has not issued an order on the motion to dismiss. Mr. Paperin holds an M.S. in Management, and a B.A. in Economics Management from the State University of New York at Binghamton, and was awarded an Honorary Doctor of Humane Letters by the State University of New York. We believe that Mr. Paperin is well-qualified to serve on our Board of Directors because of his extensive experience in the financial services industry, the bank regulatory community and investment banking.

Allerd D. Stikker has served as one of our directors since July 2021. From 2020 until December 2023, he was a director of Thunder Bridge Capital Partners III Inc. From 2019 until 2021, he was a director of Thunder Bridge Acquisition II, Ltd. (NASDAQ: THBR). From 2018 to 2019 he was a director of Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRG), a blank check company which in July 2019 consummated its initial business combination with

Hawk Parent Holdings, LLC, or Repay, an omnichannel payments technology provider. Mr. Stikker started his career as a banking consultant in the United States. After moving back to Europe, he became active within the oil and gas sector and was subsequently employed in the financial services sector as Chief Financial Officer for IMC B.V. After a sabbatical period, he joined the BXR Group, an international private investment group, in 2008 as Chief Financial Officer with responsibility for its real estate division and served as Chief Operating Officer of BXR Group from 2011 until 2014. He was Chief Executive Officer of BXR Group from 2014 until 2018. Currently Mr. Stikker serves as advisor to BXR Group. During his tenure at BXR, Mr. Stikker served on numerous boards and in many occasions as chairman, such as Green Gas International, a methane processor, Advanced World Transport, a railway transporter in Eastern Europe, Tower Group A/S, a real estate investor in the German residential market and BXR Group BV, the entity within BXR that makes all major decisions. Mr. Stikker has an M.B.A. and a B.A. in Business Administration from George Washington University. We believe that Mr. Stikker is well-qualified to serve on our Board of Directors due to his extensive experience in the financial services industry, the bank regulatory community and investment banking.

Advisors

Peter “Pete” J. Kight is a senior special advisor. Since 2020 he has been a senior special advisor of Thunder Bridge Capital Partners III Inc. From 2019 until 2021, he was a senior special advisor of Thunder Bridge Acquisition II, Ltd. (NASDAQ: THBR) which consummated its initial business combination with Indie Semiconductor, an automotive chip and software company that focuses on sensors for advanced driver assistance systems in June 2021, whereupon he became a director of Indie Semiconductor (NASDAQ: INDI). From 2018 to 2019 he was a director of Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRG), a blank check company which in July 2019 consummated its initial business combination with Hawk Parent Holdings, LLC, or Repay, an omnichannel payments technology provider; upon such consummation, Mr. Kight remained with the combined company, Repay Holdings Corporation (NASDAQ: RPAY) as chairman of the board of directors. Mr. Kight has 34 years of industry experience. He has been an angel investor and advisor to Commerce Ventures, a Silicon Valley based venture capital firm focused on investing in innovations in the retail and financial services industries, since 2012. Mr. Kight previously served as a Co-Chairman and Managing Partner at Comvest Partners, a mid-market private investment firm, from 2010 – 2013, and then as a Senior Advisor at Comvest Partners from 2013 to 2015. He was the Founder, Chairman, and Chief Executive Officer of CheckFree Corporation (NASDAQ: CKFR), a provider of financial services technology, from 1981 until it was acquired by Fiserv (NASDAQ: FISV) in 2007. Mr. Kight then served as director and vice chairman of Fiserv following Fiserv’s acquisition of CheckFree from 2007 to 2012 (Vice chairman from 2007 to 2010). Mr. Kight joined the board of directors of Blackbaud (NASDAQ: BLKB), a supplier of software and services specifically designed for nonprofit organizations, in 2014. Mr. Kight has served on the board of directors of Huntington Bancshares Incorporated (NASDAQ: HBAN), a regional bank holding company, since 2012. Mr. Kight previously served on the boards of directors of Akamai Technologies, Inc. (NASDAQ: AKAM), a distributor of computing solutions and services, from 2004 to 2012, Manhattan Associates, Inc., (NASDAQ: MANH) a provider of supply chain planning and execution solutions, from 2007 to 2011 and Kabbage, Inc., a technology-driven SME lending company, from 2015 to November 2017. Mr. Kight is also a member of the board of directors Urjanet, Inc., a data analytics company focused primarily on energy, utility, and financial transaction data, from 2016 to present. Mr. Kight is also a member of the board of directors of Bill.com (NYSE: BILL), a financial process automation company, from 2019 to present. From 2015 until 2018, he was a member of the board of directors of Insightpool, LLC, a marketing data analytics business focused on earned influence marketing analytics. He holds more than a dozen patents and publications for electronic banking and payment systems.

JAM Special Opportunity Ventures (“JSOV”) is a special advisor to the Company. Since 2020 it has been a special advisor of Thunder Bridge Capital Partners III Inc. JSOV is an affiliate of Jacobs Asset Management (“JAM”), a registered investment advisor controlled by Seymour “Sy” Jacobs. Sy Jacobs is the founding and managing member of JAM, the management company of a hedge fund and private investment vehicles. Prior to founding JAM in 1995, Mr. Jacobs spent 12 years as a research analyst covering specialty financial services and bank stocks at Alex. Brown and Sons, Mabon Nugent, L.F. Rothschild and Co., and Salomon Brothers, Inc. He earned his Bachelor of Arts, magna cum laude, from the University of Michigan and his MBA at New York University. Mr. Jacobs also serves as Chairman of Venture for America, a non-profit whose mission is to revitalize American cities and communities through entrepreneurship.

Our senior special advisor and special advisor (i) assist us in sourcing and negotiating with potential business combination targets, (ii) provide business insights when we assess potential business combination targets and (iii) upon our request, provide business insights as we work to create additional value in the businesses that we acquire. In this regard, he fulfils some of the same functions as our board members. Additionally, aside from payments to an affiliate for advisory services described elsewhere in this prospectus, our senior special advisor has no employment or compensation arrangements with us. Moreover, our senior special advisor and our special advisor are not under any fiduciary obligations to us nor will he perform board or committee functions, nor does he have any voting or decision-making capacity on our behalf. He also is not required to devote any specific amount of time to our efforts or be subject to the fiduciary requirements to which our board members are subject. Accordingly, if our senior special advisor or special advisor becomes aware of a business combination opportunity which is suitable for any of the entities to which he has fiduciary or contractual obligations, he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We may modify or expand our roster of advisors as we source potential business combination targets or create value in businesses that we may acquire.

Number and Terms of Office of Officers and Directors

We have six directors. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the Nasdaq Global Market. The term of office of our first class of directors, consisting of Mr. Paperin and Ms. Gillespie, will expire at our first annual meeting of stockholders. The term of office of our second class of directors, consisting of Messrs. Stikker and Mangum, will expire at the second annual meeting of stockholders. The term of office of our third class of directors, consisting of Mr. Simanson and Hartheimer, will expire at the third annual meeting of stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Paperin, Stikker, Mangum and Hartheimer and Ms. Gillespie are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and rules require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter approved by our board of directors and has the composition and responsibilities described below.

Audit Committee

Messrs. Hartheimer, Stikker and Paperin serve as members of our audit committee, and Mr. Allison chairs the audit committee. Under the listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Hartheimer, Stikker and Paperin meet the independent director standard under Nasdaq listing standards and under Rule 10A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that each qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing the relationships between the independent registered public accounting firm, or its affiliates, and Thunder Bridge to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Mr. Mangum and Ms. Gillespie serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Mr. Mangum and Ms. Gillespie are independent and Ms. Gillespie chairs the compensation committee.

We have adopted a compensation committee charter, that details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq Global Market and the SEC.

Director Nominations

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Code of Ethics, Corporate Governance Guidelines and Committee Charters

We have adopted a code of ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. We have filed a copy of our code of ethics, our audit committee charter, our compensation committee charter and our nominating and corporate governance committee charter as exhibits to our registration statement for our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of our code of ethics will be provided without charge upon request from us.

Conflicts of Interest

Certain of our officers and directors presently have fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity, including Thunder Bridge. Accordingly, if any of our officers or directors become aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity, including Thunder Bridge. Thunder Bridge does not believe, however, that the fiduciary duties or contractual obligations of Thunder Bridge’s officers or directors have materially affected or will materially affect Thunder Bridge’s ability to complete an initial business combination.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Individual(1)	Entity	Entity’s Business	Affiliation
Gary A. Simanson(2)	Thunder Bridge Capital, LLC	Investment	Officer/Director
	First Capital Group, LLC	Investment	Managing Director
	Thunder Bridge Capital Partners III Inc.	Blank Check	Officer and Director
William A. Houlihan(3)	Lument Finance Trust	Mortgage REIT	Director
	MAXEX, LLC	Insurance and Trading	Director
	First Physicians Capital Group	Investment services	Director
	Angel Pond Holdings Corporation	Blank Check	Director
	Thunder Bridge Capital Partners III Inc.	Blank Check	Officer
David E. Mangum	Thunder Bridge Capital Partners III Inc.	Blank Check	Director
Mary Anne Gillespie	Thunder Bridge Capital Partners III Inc.	Blank Check	Director
Robert Hartheimer(4)	Lending Club Asset Management	Investment Management	Director
	CardWorks	FinTech	Director
	Hartheimer, LLC	Consulting	Managing Member
	Repay Holdings Corporation	Payments	Director
	Thunder Bridge Capital Partners III Inc.	Blank Check	Director
Stewart J. Paperin(5)	Leopard Rock Property Group	Real estate investment	Managing Member
	ARMOUR Residential REIT	REIT	Director
	Javelin Mortgage REIT	REIT	Director
	Silvaris Corp.	Trader	Director
	Thunder Bridge Capital Partners III Inc.	Blank Check	Director
Allerd D. Stikker	Thunder Bridge Capital Partners III Inc.	Blank Check	Director

____________

(1)      Each of the entities listed in this table has priority and preference relative to our company with respect to the performance by each individual listed in this table of his obligations and the presentation by each such individual of business opportunities.

(2)      Mr. Simanson has a fiduciary duty with respect to each of the listed entities.

(3)      Mr. Houlihan has a fiduciary duty with respect to each of the listed entities.

(4)      Mr. Hartheimer has a fiduciary duty with respect to each of the listed entities.

(5)      Mr. Paperin has a fiduciary duty with respect to each of the listed entities.

Potential investors should also be aware of the following other potential conflicts of interest:

•        None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•        In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•        Our initial stockholders have agreed to waive their redemption rights with respect to any Founder Shares and Placement Shares and any Public Shares held by them in connection with the consummation of our initial business combination. Additionally, our initial stockholders have agreed to waive their redemption rights with respect to any Founder Shares and placement shares held by them if we fail to consummate our initial business combination within 24 months after the closing of our initial public offering. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the placement units held in the trust account will be used to fund the redemption of our public shares, and the placement securities will expire worthless. With certain limited exceptions, the Founder Shares will not be transferable, assignable by our sponsor until the earlier of: (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last reported sale price of our Thunder Bridge Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. With certain limited exceptions, the Placement Shares and Placement Warrants and the Thunder Bridge Class A Common Stock underlying such warrants, will not be transferable, assignable or saleable by our sponsor or its permitted transferees until 30 days after the completion of our initial business combination. Since our sponsor and officers and directors may directly or indirectly own common stock and warrants following this offering, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•        Our Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our sponsor or an affiliate of our sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. The units would be identical to the Private Placement Units.

Executive Compensation

None of our officers have received any cash compensation for services rendered to us. From the date of the IPO, we have agreed to pay an affiliate of our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support and to pay an affiliate of our Chief Executive Officer a sum of $20,000 per month for advisory services related to our search for an initial business combination, and reimbursement of expenses. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. We may reimburse the Sponsor and our officers and directors for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. We may repay non-interest bearing loans which may be made by our Sponsor or an affiliate of our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. The units would be identical to the Private Placement Units. Except as set forth above in this paragraph, no compensation of any kind, including any finder’s fee, reimbursement fee, consulting fee or monies in respect of any payment of a loan, will be paid by us to our Sponsor, officers, directors or any affiliate of our Sponsor, officers or directors, prior to, or in connection with any services rendered to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is) except that we may pay our Sponsor or its affiliates, partners or employees, a fee for financial advisory services rendered in connection with our identification, negotiation and consummation of our initial business combination; the amount of any fee we pay to our Sponsor or its affiliates, partners or employees, will be based upon the prevailing market for similar services for such transactions at such time, and will be subject to the review of our audit committee pursuant to the audit committee’s policies and procedures relating to transactions that may present conflicts of interest. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors, advisors and both our and their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to the public stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely that the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential initial business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Audit Fees

GT acts as our independent registered public accounting firm. The following is a summary of fees paid or to be paid to GT for services rendered.

Audit Fees.    Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by GT in connection with regulatory filings. The aggregate fees billed by GT for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the year ended December 31, 2022 and the period from January 7, 2021 (Date of Inception) through December 31, 2021 totaled approximately $47,250 and $36,750, respectively. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees.    Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. During the year ended December 31, 2022 and the period from January 7, 2021 (Date of Inception) through December 31, 2021 audit-related fees paid or payable to GT totaled $825,000 and $0, respectively.

Tax Fees.    We did not pay GT for tax planning and tax advice for the year ended December 31, 2022 and the period from January 7, 2021 (Date of Inception) through December 31, 2021.

All Other Fees.    We did not pay GT for other services for the year ended December 31, 2022 and the period from January 7, 2021 (Date of Inception) through December 31, 2021.

Pre-Approval Policy

Our audit committee was formed upon the consummation of our IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

THUNDER BRIDGE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to the “Company,” “us,” “our” or “we” refer to Thunder Bridge Capital Partners IV Inc. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited Condensed Consolidated financial statements and related notes included herein.

Overview

The Company is a blank check company incorporated as a Delaware corporation for the purpose of effecting a Business Combination with one or more businesses. The Company intends to effectuate its initial Business Combination using cash from the proceeds of the IPO and the Private Placement, the proceeds of the sale of our securities in connection with our initial Business Combination, our shares, debt or a combination of cash, stock and debt.

The issuance of additional shares of Class A common stock in a Business Combination:

•        may significantly dilute the equity interest of investors;

•        may subordinate the rights of holders of shares of common stock if preference shares are issued with rights senior to those afforded our shares of common stock;

•        could cause a change of control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•        may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•        may adversely affect prevailing market prices for our shares of Class A common stock and/or warrants.

Similarly, if the Company issues debt securities, it could result in:

•        default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        the Company’s immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        the Company’s inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•        the Company’s inability to pay dividends on our shares of common stock;

•        using a substantial portion of the Company’s cash flow to pay principal and interest on the Company’s debt, which will reduce the funds available for dividends on the Company’s shares of common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on the Company’s flexibility in planning for and reacting to changes in the Company’s business and in the industry in which the Company operates;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on the Company’s ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of the Company’s strategy and other purposes and other disadvantages compared to the Company’s competitors who have less debt.

Recent Developments

On March 28, 2024, we issued the 2024 Promissory Note to the Sponsor in the principal amount of up to $1,000,000 (the “2024 Promissory Note”). The 2024 Promissory Note bears no interest and is repayable in full upon the earlier of (i) the date of the consummation of the initial Business Combination, and (ii) the date of our liquidation. As of the date of this proxy statement/prospectus, we have borrowed $887,500 under the 2024 Promissory Note.

On March 25, 2022, we issued a promissory note, representing a Working Capital Loan from the Sponsor, of up to $1,500,000 (as amended and restated, the “WCL Promissory Note”). As of the date of this proxy statement/prospectus, we have borrowed an additional $115,000 under the WCL Promissory Note in 2024 and $0 remains available to borrow under the WCL Promissory Note.

On October 24, 2023, we received the Total Shareholders Notice from the Listing Qualifications Department of Nasdaq notifying us that we are not in compliance with Nasdaq Listing Rule 5450(a)(2), which requires us to maintain at least 400 total holders for continued listing on the Nasdaq Global Market. We have provided Nasdaq with a plan to regain compliance. If the plan is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the Total Shareholders Notice to evidence compliance. If Nasdaq does not accept our plan, we will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

The Total Shareholders Notice has no immediate effect on the listing of our securities, and our securities continue to trade on the Nasdaq Global Market.

We have provided Nasdaq with our plan to meet the requirements under Nasdaq Listing Rule 5450(a)(2), and will evaluate available options to regain compliance. However, there can be no assurance that we will be able to regain compliance under Nasdaq Listing Rule 5450(a)(2), or will otherwise be in compliance with other Nasdaq listing criteria.

On October 26, 2023, we filed a Current Report on Form 8-K to disclose our receipt of the Total Shareholders Notice in accordance with Nasdaq Listing Rule 5810(b).

On December 8, 2023, Goldman Sachs notified Thunder Bridge in writing that it resigned and was ceasing to act as Thunder Bridge’s financial advisor in connection with the Business Combination and terminated its engagement letter in connection therewith. At no time prior to or after its resignation did Goldman Sachs communicate or indicate to Thunder Bridge, and Thunder Bridge is not aware of any reason to believe, that the resignation was the result of any dispute or disagreement with Thunder Bridge, or any matters relating to Thunder Bridge’s businesses, operations, prospects, policies, procedures or practices, or the contents of this proxy statement/prospectus. Goldman Sachs did not provide a reason for its resignation and Thunder Bridge will not speculate as to its motivations for resigning.

Extension of Our Combination Period and Founder Share Conversion

We initially had until July 2, 2023, 24 months from the closing of the Initial Public Offering, to consummate our initial Business Combination. On June 21, 2023, we held the 2023 Special Meeting, at which our stockholders approved, among other things, the Charter Amendment Proposals. In connection with the vote to approve the Charter Amendment Proposals, the holders of 20,135,697 shares of Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.28 per share, for an aggregate redemption amount of approximately $207.1 million.

Following approval of the Founder Share Amendment Proposal, on June 29, 2023, we issued an aggregate of 5,913,195 shares of Class A common stock to the Sponsor upon the conversion of an equal number of shares of Class B common stock held by the Sponsor as Founder Shares. The 5,913,195 shares of Class A common stock issued in connection with the Founder Share Conversion are subject to the same restrictions as applied to the Class B common stock before the Founder Share Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the Registration Statement. Following the Founder Share Conversion and the Redemptions, there were 10,078,337 shares of Class A common stock issued and outstanding and one share of Class B Common Stock issued and outstanding. As a result of the Founder Share Conversion and the Redemptions, the Sponsor holds approximately 65.1% of the issued and outstanding Class A common stock.

Results of Operations

For the years ended December 31, 2023 and 2022, we had net income of $4,095,236 and a loss from operations of $1,389,821, and had a net income of $2,862,308 and a loss from operations of $3,075,258, respectively. For the years ended December 31, 2023 and 2022, we had a provision for income tax of $1,210,504 and $674,439, respectively. Our entire activity from inception to July 2, 2021 was in preparation for our Initial Public Offering. Since the consummation of our Initial Public Offering through December 31, 2023, our activity has been limited to the evaluation of potential initial Business Combination candidates, and consummating the initial Business Combination, and we will not be generating any operating revenues until the closing and completion of our initial Business Combination. We are incurring increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

Factors That May Adversely Affect our Results of Operations

Our results of operations and our ability to complete an initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. We cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial Business Combination.

Liquidity, Capital Resources and Going Concern

As indicated in the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus, we had $13,002 held outside the Trust Account that is available to us to fund our working capital requirements and $37,273,384 held inside the Trust Account as of December 31, 2023.

Prior to the consummation of our Initial Public Offering, our only sources of liquidity were an initial purchase of Founder Shares for $25,000 by the Sponsor, and a total of $100,000 of loans and advances by the Sponsor pursuant to the IPO Promissory Note.

On July 2, 2021, we consummated our Initial Public Offering in which we sold 22,500,000 Units at a price of $10.00 per Unit generating gross proceeds of $225,000,000 before underwriting fees and expenses. Simultaneously with the consummation of our Initial Public Offering, we consummated the Private Placement of 625,000 Placement Units, generating gross proceeds, before expenses, of $6,250,000. Each Placement Unit consists of one Placement Share and one fifth of one Placement Warrant. Each whole Placement Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $11.50 per whole share.

On August 9, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 1,152,784 Units, generating gross proceeds of $11,527,840 and consummated a sale of an additional 23,055 Placement Units to the Sponsor at a price of $10.00 per Placement Unit, generating gross proceeds of $230,550. Following the closing, an additional $11,527,840 of proceeds was placed in the Trust Account. In connection with the partial exercise of the over-allotment option and the expiration of the over-allotment option, 555,554 shares of Class B Common Stock were forfeited for no consideration.

In connection with our Initial Public Offering and the exercise of the over-allotment option, we incurred offering costs of $12,793,700 (including an underwriting fee of $4,730,557 and deferred underwriting commissions of $8,278,474). Other incurred offering costs consisted principally of formation and preparation fees related to our Initial Public Offering. A total of $236,527,840, comprised of $231,797,283 of the proceeds from the Initial Public Offering and the underwriters’ exercise of the over-allotment option and $4,730,557 of the proceeds of the Private Placement, was placed in the Trust Account, established for the benefit of our Public Stockholders.

Prior to the closing of our Initial Public Offering, the Sponsor loaned us an aggregate of $100,000 under the IPO Promissory Note. Such loans and advances were non-interest bearing and payable on the earlier of December 31, 2021 or the completion of our Initial Public Offering. The loans of $100,000 were fully repaid upon the consummation of our Initial Public Offering on July 2, 2021.

On March 25, 2022, we issued the WCL Promissory Note, representing a Working Capital Loan from the Sponsor to us, of up to $1,500,000. At December 31, 2023 and 2022 there was $781,000 and $206,000 outstanding under the WCL Promissory Note, respectively, and $115,000 and $1,294,000, respectively, remained available under the WCL Promissory Note to finance transaction costs in connection with the initial Business Combination.

On June 22, 2023, we instructed Continental to liquidate the investments held in the Trust Account as of July 1, 2023, and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at JPMorgan Chase Bank, N.A., with Continental continuing to act as trustee, until the earlier of the consummation of our initial Business Combination or our liquidation. As a result, at December 31, 2023, the assets held in the Trust Account were invested in an interest-bearing demand deposit account at a bank.

As of December 31, 2023 and 2022, we had a working capital deficit of approximately $5,960,000 and $2,854,000, respectively, including approximately $13,000 and $32,000 in our operating bank account, respectively.

Our liquidity needs to date have been satisfied through a contribution of $25,000 from the Sponsor to cover certain expenses in exchange for the issuance of the Founder Shares, an advance from an affiliate of the Sponsor of the payment of certain formation and operating costs on our behalf, the proceeds from the consummation of the Private Placement not held in the Trust Account and the advances made on the WCL Promissory Note.

In connection with our assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern” (“ASC 205-40”), we have evaluated our liquidity and financial condition and determined that it is probable we will not be able to meet our obligations over the period of one year from the issuance date of the financial statements contained elsewhere in this proxy statement/prospectus. In addition, while our plans to seek additional funding or to consummate an initial Business Combination, there is no guarantee we will be able to borrow such funds from our Sponsor, an affiliate of the Sponsor, or certain of our officers and directors in order to meet our obligations through the earlier of the consummation of an initial Business Combination or one year from this filing. We have determined that the uncertainty surrounding our liquidity condition raises substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from the outcome of this uncertainty.

Contractual Obligations

At December 31, 2023 and 2022, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

The underwriters of the Initial Public Offering were paid a cash underwriting fee of 2% of gross proceeds of the Initial Public Offering and the over-allotment option, or $4,730,557. In addition, the underwriters are entitled to aggregate deferred underwriting commissions of $8,278,474 consisting of 3.5% of the gross proceeds of the Initial Public Offering. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete an initial Business Combination, subject to the terms of the underwriting agreement by and between us and Morgan Stanley & Co. LLC.

We have entered into the Administrative Services Agreement with First Capital Group, LLC, an affiliate of our Sponsor, pursuant to which we pay a total of $10,000 per month for office space, administrative and support services to such affiliate. Upon completion of our initial Business Combination or our liquidation, we will cease paying these monthly fees. Accordingly, in the event the consummation of our initial Business Combination takes the maximum 36 months, an affiliate of our Sponsor will be paid a total of $360,000 ($10,000 per month) for office space, administrative and support services. As of December 31, 2023 and 2022, we had incurred a total of $120,000 and $120,000, respectively under the Administrative Services Agreement.

We have entered into the Advisory Agreement with an affiliate of our Chief Executive Officer, pursuant to which we pay a total of $20,000 per month for advisory services relating to our search for and consummation of an initial Business Combination. Upon completion of our initial Business Combination or our liquidation, we will cease paying these monthly fees. Accordingly, in the event the consummation of our initial Business Combination takes the maximum 36 months, an affiliate of our Chief Executive Officer will be paid a total of $720,000 ($20,000 per month) for such advisory services and will be entitled to be reimbursed for any out-of-pocket expenses. As of December 31, 2023 and 2022, we had incurred a total of $240,000 and $240,000, respectively, under the Advisory Agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires our Management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Liquidity and Going Concern Consideration

In connection with our assessment of going concern considerations in accordance with ASC 205-40, we have until July 2, 2024 to consummate a Business Combination. It is uncertain that we will be able to consummate a Business Combination by this time. If we do not complete our Business Combination within the Combination Period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Common Stock sold as part of the Units in the Initial Public Offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable and less up to $100,000 of such net interest which may be distributed to us to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Board of Directors, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the Initial Public Offering price per Unit in the Initial Public Offering. In addition, if we fail to complete our Business Combination by July 2, 2023, there will be no redemption rights or liquidating distributions with respect to the Warrants, which will expire worthless. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after July 2, 2023. The amount of time remaining to finalize a Business Combination does raise substantial doubt in our Company as a going concern.

In addition, at December 31, 2023 and 2022, we had current liabilities of $5,977,615 and $3,007,077, respectively, and working capital (deficit) of $(5,959,611) and ($2,853,838) , respectively. These amounts include accrued expenses owed to professionals, consultants, advisors and others who are working on seeking a Business Combination. Such work is continuing after December 31, 2023 and amounts are continuing to accrue. In order to finance ongoing operating costs, the Sponsor or an affiliate of the Sponsor may provide us with additional working capital under the Working Capital Loans.

In connection with the vote to approve the Charter Amendment Proposals, the 2023 Redemptions and during 2023, generally, we received a total of $1,565,444 from Continental, the trustee of the Trust Account, from the excess interest in the Trust Account, pursuant to our letters of instructions requesting a withdrawal sufficient to meet any potential estimated tax obligations. We anticipate continuing to make payments on our operating expenses, including taxes as they become due and payable through a combination of cash held on the balance sheet and advances from the WCL Promissory Note. We estimate as of December 31, 2023, income taxes payable of $1,460,954. As of December 31, 2023, our cash balances are insufficient to pay our estimated income tax obligation. The Sponsor has advised us that it is prepared to honor advances to meet our income tax obligations, less any cash held on our balance sheet, as they become due. During 2023 and 2022, we made payments for operating expenses, including taxes, as well as other expenses and obligations, including repayment of advances made on the WCL Promissory Note.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income (Loss) Per Share of Common Stock

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. We have two classes of shares, which are referred to as Class A Common Stock and Class B Common Stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per Common Stock is computed by dividing net income (loss) by the weighted average number of Common Stock outstanding during the period.

The calculation of diluted income (loss) per share does not consider the effect of the Public Warrants issued in connection with the Initial Public Offering and the sale of the Placement Warrants, because the exercise of the Placement Warrants is contingent upon the occurrence of future events.

The following table reflects the calculation of basic and diluted net income (loss) per share:

	For the Years December 31,
	2023		2022
	Redeemable	Non-redeemable	Redeemable	Non-redeemable
Basic and diluted net income (loss) per share
Numerator:
Allocation of net income (loss) including accretion of temporary equity to redemption value	$(1,801,727)	$(882,744)	$(6,822)		$(1,893)
Accretion of redeemable common stock to redemption value	4,708,811	—	2,871,023		—
Excise taxes on stock redemption	2,070,896	—	—		(1,893)
Net income (loss)	$4,977,980	$(882,744)	$2,864,201	$
Denominator:
Basic and diluted weighted average common shares outstanding	13,391,853	6,561,252	23,652,784		6,561,252
Basic and diluted net income (loss) per share	$0.37	$(0.13)	$0.12		$—

Fair Value of Financial Instruments

The fair value of our assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet of the financial statements contained elsewhere in this proxy statement/prospectus, primarily due to their short term nature.

Offering Cost

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date of the financial statements contained elsewhere in this proxy statement/prospectus that are directly related to our Initial Public Offering. Offering costs amounting to $13,427,731 were charged to stockholders’ equity on the financial statements contained elsewhere in this proxy statement/prospectus upon the completion of our Initial Public Offering.

Income Taxes

We account for income taxes under FASB ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. We recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense on the financial statements contained elsewhere in this proxy statement/prospectus. There were no unrecognized tax benefits as of December 31, 2023 and 2022. We are currently not aware of any issues under review that could result in significant payments, accruals or material deviation from our position.

We have identified the United States as our only “major” tax jurisdiction.

Shares Subject to Possible Redemption

We account for our shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). Shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value on the financial statements contained elsewhere in this proxy statement/prospectus. Conditionally redeemable shares of Common Stock (including shares of Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity on the financial statements contained elsewhere in this proxy statement/prospectus. At all other times, shares are classified as stockholders’ equity on the financial statements contained elsewhere in this proxy statement/prospectus. Our shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2023 and 2022, shares subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of our balance sheets of the financial statements contained elsewhere in this proxy statement/prospectus.

Derivative Financial Instruments

We account for derivative financial instruments in accordance with FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value upon issuance and remeasured at each reporting date, with changes in the fair value reported in the statements of operations of the financial statements contained elsewhere in this proxy statement/prospectus. The classification of derivative financial instruments is evaluated at the end of each reporting period.

Warrants

We account for the Public Warrants and Placement Warrants as liability-classified instruments based on an assessment of the Warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the Warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the Warrants meet all of the requirements for equity classification under ASC 815, including whether the Warrants are indexed to our own Common Stock and whether the Warrant holders could potentially require “net cash settlement” in a circumstance outside of our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of Warrant issuance and as of each subsequent reporting period while the Warrants are outstanding. Because we do not control the occurrence of events, such as a tender offer or exchange, that may trigger cash settlement of the Warrants where not all of the stockholders also receive cash, the Warrants do not meet the criteria for equity treatment thereunder, as such, the Warrants must be recorded as derivative liability on the financial statements contained elsewhere in this proxy statement/prospectus.

For issued or modified Warrants that meet all of the criteria for equity classification, the Warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified Warrants that do not meet all the criteria for equity classification, the Warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the Warrants are recognized as a non-cash gain or loss on the statements of operations on the financial statements contained elsewhere in this proxy statement/prospectus.

CERTAIN Thunder Bridge RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On February 8, 2021, Thunder Bridge issued an aggregate of 6,468,750 Founder Shares to the Sponsor, which is controlled by Gary A. Simanson, for an aggregate purchase price of $25,000 in cash, or approximately $0.003 per share. In connection with the partial exercise of the over-allotment option and the expiration of the over-allotment option on August 9, 2021, 555,554 shares of Class B common stock were forfeited for no consideration. Such shares had an aggregate market value of approximately $[•] million, based on the last sale price of $[•] per share on Nasdaq on [•], 2024.

The Sponsor has agreed not to transfer, assign or sell its Founder Shares until one year after the date of the consummation of the initial business combination, subject to early release as follows:

i.       An aggregate of one-third of the Thunder Bridge Sponsor’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the last sale price of the lock-up shares is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period;

ii.      An aggregate of one-third of the Thunder Bridge Sponsor’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the last sale price of the lock-up shares is greater than or equal to $17.50 for any 20 trading days within any 30 consecutive trading day period; and

iii.     The remainder, being an aggregate of one-third of the Thunder Bridge Sponsor’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the last sale price of the lock-up shares is greater than or equal to $20.00 for any 20 trading days within any 30 consecutive trading day period.

In addition, the Sponsor purchased an aggregate of 648,055 Private Placement Units, for a purchase price of $6,480,550, or $10.00 per unit. Such Private Placement Units had an aggregate market value of approximately $[•] million based on the last sale price of $[•] per unit on Nasdaq on [•], 2024. Thunder Bridge’s charter, as amended on June 22, 2023, requires Thunder Bridge to complete an initial business combination prior to July 2, 2024. If the Business Combination is not completed and Thunder Bridge is forced to wind up, dissolve and liquidate in accordance with its charter, the 5,913,195 Founder Shares currently held by Thunder Bridge’s Sponsor and the Private Placement Units purchased by the Sponsor will be worthless (as the holders have waived liquidation rights with respect to such shares). Certain of Thunder Bridge’s officers and directors hold economic interests in the Sponsor, which gives them an indirect pecuniary interest in the shares of Thunder Bridge Common Stock and Thunder Bridge Warrants held by the Sponsor.

In January 2021, Thunder Bridge issued an unsecured promissory note to the Sponsor, pursuant to which Thunder Bridge could borrow up to an aggregate principal amount of $300,000 to be used for a portion of the expenses of the IPO. This loan was non-interest bearing, unsecured and due at the earlier of December 31, 2021 or the closing of the IPO. The loan would be repaid upon the closing of the IPO out of the offering proceeds not held in the Trust Account. On March 2, 2021, the $150,000 outstanding under the promissory note was repaid.

To finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Thunder Bridge’s officers and directors may, but are not obligated to, provide non-interest bearing loans to Thunder Bridge as may be required (“Working Capital Loans”). If Thunder Bridge completes a business combination, Thunder Bridge will repay the Working Capital Loans out of the proceeds of the Trust Account. In the event that a business combination does not close, Thunder Bridge may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into units at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. On March 25, 2022, the Company executed a Working Capital Loan in the form of a promissory note to the Sponsor to loan funds to the Company up to $1,500,000 (the “Promissory Note”). On May 24, 2022, the Sponsor advanced $200,000 under the Promissory Note. At December 31, 2023 there was $781,000 outstanding under the Promissory Note.

Thunder Bridge agreed to pay an affiliate of the Sponsor up to an amount of $10,000 per month for office space, secretarial and administrative support and pay an affiliate of our Chief Executive Officer a total of $20,000 per month for advisory services relating to our search for and consummation of an initial business combination. In the years ended December 31, 2023 and December 31, 2022, Thunder Bridge has paid $120,000 and $120,000, respectively, for such administrative support, and $240,000 and $240,000, respectively, for such advisory services.

On March 22, 2022, concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor, Coincheck and Thunder Bridge entered into the Sponsor Support Agreement. See “Certain Agreements Related to the Business Combination — Sponsor Support Agreement.”

Contemporaneously with the Closing, Thunder Bridge and the Holders will enter into the Registration Rights Agreement. See “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”

The Sponsor and Thunder Bridge’s officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred by them in connection with activities on Thunder Bridge’s behalf, such as identifying potential target businesses, performing due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. Thunder Bridge’s audit committee will review and approve all reimbursements and payments made to the Sponsor, officers, directors or their affiliates. There is no limit on the amount of such reimbursement by Thunder Bridge, but such out-of-pocket expenses are not expected to exceed $10,000 in connection with the Business Combination. To the extent such expenses exceed the available proceeds not deposited in the Trust Account and interest earned on the funds in the Trust Account that Thunder Bridge is entitled to withdraw, such expenses would not be reimbursed by Thunder Bridge unless it consummates an initial business combination.

The current directors and officers of Thunder Bridge will continue to be indemnified and directors’ and officers’ liability insurance will continue after the Business Combination.

Other than the foregoing, no compensation or fees of any kind will be paid to the Sponsor, members of Thunder Bridge’s management team or their respective affiliates, for services rendered prior to or in connection with the consummation of the initial business combination.

The Public Stockholders are expected to elect Gary A. Simanson and Allerd Derk Stikker to serve as directors of the Post-Combination Company after the Closing of the Business Combination. As such, in the future they may receive cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors.

All ongoing and future transactions between Thunder Bridge and any of its officers and directors or their respective affiliates will be on terms believed by Thunder Bridge to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of Thunder Bridge’s uninterested “independent” directors or the members of its board who do not have an interest in the transaction, in either case who had access, at Thunder Bridge’s expense, to its attorneys or independent legal counsel. Thunder Bridge will not enter into any such transaction unless its disinterested “independent” directors determine that the terms of such transaction are no less favorable to Thunder Bridge than those that would be available to it with respect to such a transaction from unaffiliated third parties.

Related Party Policy

Thunder Bridge’s Code of Ethics requires it to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Related-party transactions are defined as transactions in which (1) the amount involved exceeds $120,000, (2) Thunder Bridge or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of shares of Thunder Bridge Common Stock, or (c) immediate family member of the persons referred to in clauses (a) and (b). Conflict of interest include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving Thunder Bridge.

Thunder Bridge’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Thunder Bridge enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to Thunder Bridge than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he or she is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Thunder Bridge also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, Thunder Bridge has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless it has obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, stating that the business combination is fair to its unaffiliated stockholders from a financial point of view. Thunder Bridge will also need to obtain approval of a majority of its disinterested independent directors. The Thunder Bridge Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination.

MANAGEMENT OF THE POST-COMBINATION COMPANY FOLLOWING
THE BUSINESS COMBINATION

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” or the “Company” refer to PubCo following the consummation of the Business Combination.

Board Structure

At the date of this document, PubCo is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid). Upon consummation of the Business Combination, PubCo will have been converted into a Dutch public limited liability company (naamloze vennootschap) and our business and affairs will be managed under the direction of the PubCo Board with a one-tier board structure consisting of one or more executive directors and one or more non-executive directors, with the majority of the Post-Combination Company Board being non-executive directors. There are no family relationships among any of PubCo’s directors.

Management and Board of Directors

The following table sets forth the names, ages and positions of Oki Matsumoto, Gary A. Simanson and the director nominees, who will be appointed to the PubCo Board effective as of the Closing Date. The following information concerning the management of PubCo is based on the provisions of the Post-Combination Company Articles of Association, the form of which is attached as Annex B to this document, and which are expected to be in effect in such form as of the consummation of the Business Combination. However, the PubCo Articles of Association may be changed at any time prior to consummation of the Business Combination by mutual agreement of Thunder Bridge and Coincheck or after consummation of the Business Combination by amendment in accordance with their terms. If the PubCo Articles of Association are amended, the below summary may cease to accurately reflect the PubCo Articles of Association as so amended.

Name	Age	Position
Oki Matsumoto	60	Executive director with the title Executive Chairman
Gary A. Simanson	63	Executive director with the title Chief Executive Officer
Takashi Oyagi	54	Executive director
Yo Nakagawa	58	Executive director
Yuko Seimei	46	Non-executive director
Allerd Derk Stikker	58	Non-executive director
		Non-executive director
		Non-executive director
		Non-executive director

Oki Matsumoto is the founder of Monex, and Chairman of the Board and the Representative Executive Officer of Monex Group, Inc., and currently serves as an outside director of Mastercard, Incorporated, (since 2016), and as International Board member and Vice Chair of Human Rights Watch. He is also Chairman of Coincheck and Chairman of the Board of Directors of TradeStation Group, Inc., each a subsidiary of Monex. Mr. Matsumoto served as an outside director of the Tokyo Stock Exchange from 2008 to 2013 and as a former member, Economic Counsel to the Prime Minister of Japan. He began his career at Salomon Brothers, then joined Goldman Sachs & Co. LLC (1990-1998), where he held several leadership positions, including General Partner (1994-1998) before he founded Monex, Inc., a Japanese online brokerage firm, in 1999. Mr. Matsumoto has a bachelor’s degree in Law from the University of Tokyo.

Gary A. Simanson has been the President, Chief Executive Officer and Director of Thunder Bridge since its inception. Mr. Simanson is founder of Thunder Bridge Capital, LLC and has served as its Chief Executive Officer since 2017. In addition to serving in that capacity, Mr. Simanson serves as head of its Investment Committee, Credit Committee, Enterprise Risk Committee, Loan Review and other executive committees and is responsible for sourcing and establishing strategic loan asset purchase relationships and equity opportunities within the financial services and FinTech industries. Since 2020 he has been an executive officer and director of Thunder Bridge Capital Partners III Inc. From 2019 until 2021, he was an executive officer and director of Thunder Bridge Acquisition II, Ltd. (NASDAQ: THBR). From 2018 to 2019 he was an officer and director of Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRG), a blank check company which in July 2019 consummated its initial business combination with Hawk Parent Holdings, LLC, or Repay, an omnichannel payments technology provider. From 2015 through June 2017, Mr. Simanson founded and managed Endeavor Capital Management, L.L.C., Endeavor Capital Advisors, L.L.C., Endeavor Capital Fund, LP, and Endeavor Equity Fund, LP (collectively, “Endeavor”), targeting debt and equity investments in the marketplace lending industry. Prior to founding Endeavor, Mr. Simanson served as an advisor and then as a Director, President and Chief Executive Officer of First Avenue National Bank from 2013 to 2015, restructuring its balance sheet, lending practices, underwriting procedures, special credits, ALCO, corporate governance, enterprise risk, IT, retail delivery, and achieving strong regulatory results. He has been Managing Director of First Capital Group, L.L.C., an investment banking advisory firm specializing in the financial industry and bank mergers and acquisitions, strategic planning, capital raising and enterprise risk management from 1997 to the present. In such capacity, Mr. Simanson has both initiated and advised on bank mergers and acquisitions, capital raising transactions, enterprise risks and strategic initiatives around the country and has spoken nationally and internationally on enterprise risk, bank mergers and acquisitions, and also on the emerging marketplace lending and global FinTech industry, including the uses of blockchain for international asset selection and verification and income stream allocation and treasury management. Mr. Simanson previously served as the financial expert for the Audit Committee and as a member of the board of directors of First Guaranty Bancshares, Inc., with $1.4 billion in assets, and its wholly-owned subsidiary First Guaranty Bank and as a Senior Advisor to the Chairman of Alpine Capital Bank and its related companies, operating in the commercial banking, investment advisory, merchant banking and portfolio investment areas. He was Founder, Vice Chairman and Chief Strategic Officer of Community Bankers Trust Corporation, a $1.2 billion in assets bank holding company for Essex Bank (NASDAQ NMS “ESXB”) and previously served as its President, Chief Executive and Chief Financial Officer, and as a Director since its inception in 2005 to 2011, overseeing its public offering in 2006 as a special purpose acquisition company, Community Bankers Acquisition Corp, its bank acquisitions and shareholder reformulation in 2008, and its failed bank acquisitions from the FDIC in 2008 and 2009. In addition to serving as managing director of First Capital Group, Mr. Simanson also served as Senior Vice President concentrating in bank mergers and acquisitions and capital markets with FTN Financial Capital Markets, a wholly-owned investment banking and financial services subsidiary of First Horizon National Corporation (NYSE: FHS) from 1998 to 1999. From 1992 to 1995, Mr. Simanson was Associate General Counsel at Union Planters Corporation, then a NYSE-traded bank holding company (presently Regions Financial Corporation (NYSE: RF)), where his duties included the negotiation and preparation of all bank merger and acquisition transaction documents, transaction due diligence, member of integration committee, preparation of all regulatory filings, registration statements and other securities filings and other bank regulatory matters. From 1989 to 1992, he was a practicing attorney, beginning his career with Milbank, Tweed, Hadley & McCloy, LLP, specializing in the securities, bank regulatory and bank merger and acquisition areas. Mr. Simanson is licensed to practice law in the states of New York and Colorado. Mr. Simanson received his B.A. degree, majoring in Economics, from George Washington University. He earned his M.B.A., majoring in Finance, from George Washington University and holds a J.D. from Vanderbilt University. Mr. Simanson is well-qualified to serve as a member of our Board of Directors due to his extensive banking, financial and advisory experience.

Takashi Oyagi is a founding member of Monex, Executive Officer and Chief Financial Officer of Monex Group, Inc. (and also serves on Monex’s board of directors) and is the Director and Chief Strategic Officer of TradeStation Group, Inc. Mr. Oyagi served as a Director in the Global Markets Division of Deutsche Bank Securities, Inc., in New York (2004-2007), and in the Asian Special Situation Group at Goldman Sachs (Japan) Ltd. (1998-1999). He began his career in finance in 1991 at Bank of Japan. Mr. Oyagi has a bachelor’s degree in Law from the University of Tokyo and an MBA degree from the University of Chicago.

Yo Nakagawa is a Senior Executive Director of Monex Group, Inc., Expert Director of Coincheck, Inc. and Monex International Limited (Hong Kong). He served as a Director at Mimura Strategic Partners (2005-2011) and as the Chief Operating Officer at Fujimaki Japan (2002-2005). Mr. Nakagawa began his career at JP Morgan in 1998. He has a bachelor’s degree in Economics from Keio University.

Yuko Seimei is the Representative Executive Officer, and Chief Executive Officer of Monex Group, Inc. (and also serves on Monex’s board of directors). Ms. Seimei is also the Representative Director and President of Monex, Inc. and Director of TradeStation Group, Inc. She served as the Representative Director of Monex-Saison-Vanguard Investment Partners, Inc. (currently Monex Asset Management, Inc.) (2017-2018) and as the Representative Director of Monex Ventures, Inc. (2016-2018). Ms. Seimei began her career in 2001 at The Sanwa Bank, Ltd. (currently MUFG Bank, Ltd.). Ms. Seimei has a bachelor’s degree in Economics from Kyoto University.

Allerd Derk Stikker is an advisor of BXR Group and is a director of a number of portfolio companies of BXR Group. Mr. Stikker joined BXR Group in 2008, initially as Chief Financial Officer of its real estate division. From 2011 to 2014 Mr. Stikker served as Chief Operating Officer and from 2014 until 2018 Chief Executive Officer of BXR Group. He started his career as a banking consultant in the United States and became the Chief Financial Officer of IMC, a Dutch financial institution, after returning to Europe. A Dutch citizen, Mr. Stikker holds an MBA and a B.A. in Business Administration from the George Washington University.

Foreign Private Issuer Status

At the time of the Closing, the majority of our outstanding voting securities are directly and indirectly owned of record by non-U.S. residents. In addition, U.S. residents do not comprise a majority of our executive officers or directors, and most of our assets are located, and our business is principally administered, outside of the United States. As a result, after the Closing, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on September 29, 2023. For so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and imposing liability for insiders who profit from trades made within a short period of time;

•        the rules under the Exchange Act requiring the filing with the SEC of an annual report on Form 10-K (although we will file annual reports on a corresponding form for foreign private issuers), quarterly reports on Form 10-Q containing unaudited financial and other specified information (although we will file semi-annual reports on a current reporting form for foreign private issuers), or current reports on Form 8-K, upon the occurrence of specified significant events; and

•        Regulation Fair Disclosure or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

Accordingly, there may be less publicly available information concerning our business than there would be if we were a U.S. public company. Additionally, certain accommodations in the Nasdaq corporate governance standards allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards. The Post-Combination Company Articles of Association do not require shareholder approval for the issuance of authorized but unissued shares, including (i) in connection with the acquisition of stock or assets of another company; or (ii) in connection with certain private placements. To this extent, our practice varies from the requirements of the corporate governance standards of the Nasdaq, which generally requires an issuer to obtain shareholder approval for the issuance of securities in connection with such events. While we do not currently intend to rely on any other home country accommodations, for so long as we qualify as a foreign private issuer, we may take advantage of them.

Controlled Company Exception

After the Closing, Monex will continue to hold more than a majority of the voting power of PubCo Ordinary Shares eligible to vote in the election of our directors. As a result, we will be a “controlled company” within the meaning of the Nasdaq corporate governance standards (the “corporate governance standards”). Under the corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company.”

As a “controlled company,” we may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of the Post-Combination Company Board consist of independent directors, (2) that the Post-Combination Company Board have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that the Post-Combination Company Board have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For so long as we qualify as a controlled company, we may take advantage of these exemptions. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our PubCo Ordinary Shares continue to be listed on the Nasdaq, we will be required to comply with the corporate governance standards within the applicable transition periods or rely on an alternate exemption including those available to a foreign private issuer.

Board Committees

We anticipate that, effective as per the Closing, the Post-Combination Company Board will establish the following standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. The Post-Combination Company Board may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by the Post-Combination Company Board.

Audit Committee

Following the Closing, we expect our audit committee will consist of         ,          and         , with          serving as chair and          serving as the audit committee financial expert. Our audit committee is responsible for, among other things:

•        selecting and preparing the nomination of our independent auditors, and determining the audit and non-audit services to be performed by our independent auditors;

•        assisting the Post-Combination Company Board in evaluating the qualifications, performance and independence of and the relation with our independent auditors;

•        assisting the Post-Combination Company Board in monitoring the quality and integrity of our financial statements and our accounting and financial reporting, including any published interim reports, related press releases and other related corporate communications;

•        assisting the Post-Combination Company Board in monitoring our compliance with legal and regulatory requirements;

•        assisting the Post-Combination Company Board with its compliance with recommendations and observations of our internal and independent auditors;

•        reviewing the adequacy and effectiveness of our internal control over financial reporting processes;

•        assisting the Post-Combination Company Board in monitoring the performance of our internal audit function;

•        monitoring the performance of our internal audit function;

•        reviewing with management and our independent auditors our annual and quarterly financial statements;

•        assisting the Post-Combination Company Board with the Post-Combination Company’s financing;

•        assisting the Post-Combination Company Board with the application by the Post-Combination Company of information and communication technology, including risks relating to cybersecurity;

•        assisting the Post-Combination Company Board with the Post-Combination Company’s policy on tax planning adopted by management;

•        assisting the Post-Combination Company Board with the Post-Combination Company’s policy on reservations and dividends;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•        preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.

The SEC rules and Nasdaq rules require us to have one independent audit committee member upon the listing of our PubCo Ordinary Shares on Nasdaq, a majority of independent directors within 90 days of the effective date of the registration statement and all independent audit committee members within one year of the effective date of the registration statement.         ,          and          qualify as independent directors under the Nasdaq listing standards and the independence standards of Rule 10A-3 of the Exchange Act.

Compensation Committee

Following the Closing, we expect our compensation committee will consist of          and         , with          serving as chair. The compensation committee is responsible for, among other things:

•        submitting clear and understandable proposals to the Post-Combination Company Board concerning the remuneration policy to be pursued with regard to the Post-Combination Company Board;

•        reviewing and proposing corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other non-executive directors, proposing our CEO’s compensation level based on such evaluation, within the limits of the Post-Combination Company’s remuneration policy;

•        to propose to the Post-Combination Company Board any amendments to the remuneration policy to be pursued by the Company as the compensation committee deems necessary or appropriate;

•        reviewing and recommendations to the Post-Combination Company Board with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives and other benefits;

•        reviewing and recommending the compensation of the Post-Combination Company Board, within the limits of the Post-Combination Company’s remuneration policy;

•        submitting a proposal, in accordance with the remuneration policy, concerning the compensation of individual executive directors, which proposal will in any event (a) cover the compensation structure, the amount of the fixed and variable remuneration components, the performance criteria used, the scenario analyses that are carried out and the pay ratios within the Post-Combination Company and its affiliated enterprise and (b) take into account the executive directors’ view on the proposal, including with regard to the amount and structure of their own compensation (having considered the items referred to above in the second bullet point under the heading “Compensation Committee”);

•        preparing the remuneration report in accordance with Section 3.4.1 of the DCGC;

•        reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules;

•        preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•        reviewing and making recommendations with respect to our equity compensation plans.

Nominating and Corporate Governance Committee

Following the Closing, we expect our nominating and corporate governance committee will consist of          and         , with          serving as chair. The nominating and corporate governance committee is responsible for, among other things:

•        drawing up the selection criteria and appointment procedures for directors of the Post-Combination Company;

•        assisting the Post-Combination Company Board in identifying prospective director nominees and making proposals to the non-executive directors for the nomination and re-nomination of directors, as applicable, to be appointed by the general meeting of the Post-Combination Company Board, taking into account the profile of non-executive directors;

•        overseeing the evaluation of the Post-Combination Company Board and management;

•        the periodic assessment of the size and composition of the Post-Combination Company Board and as appropriate, making proposals for a composition profile of the Post-Combination Company Board;

•        the periodic assessment of the performance of individual directors and reporting on this to the Post-Combination Company Board;

•        drawing up a plan for the succession of directors;

•        supervision of the policy on the selection and appointment criteria for senior management;

•        reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and

•        recommending members for each committee of the Post-Combination Company Board.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serve, or have served during the last completed fiscal year as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on the Post-Combination Company Board or our compensation committee. We are party to certain transactions with our parent company as described in “Certain Coincheck Relationships and Related Person Transactions.”

Code of Business Conduct and Ethics

We will adopt a new Post-Combination Company Code that applies to all of our officers, directors and employees and a new Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, each of which will be posted on our website. Our Code of Business Conduct and Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website. The information contained on, or accessible from, our website is not part of this prospectus by reference or otherwise.

Compensation of Directors and Officers

In the year ended March 31, 2022, Coincheck paid an aggregate of ¥894 million in cash compensation and benefits in kind (including ¥442 million of stock option settlements made in March 2022), which includes performance-based bonuses, to its executive directors and officers as a group. Coincheck paid aggregate cash compensation of ¥36 million to its independent directors in the year ended March 31, 2022.

In addition to cash compensation, Coincheck also provides a short-term incentive plan where certain percentages of the pre-tax net income are added to the compensation pool and is considering providing a mid- to long-term stock incentive plan to its employees that are at the level of executive officer and above. Coincheck does not provide any retirement plan or similar benefits to its executive directors and officers or independent directors.

Employment Agreements and Indemnification Agreements

PubCo will enter into indemnification agreements with each of its directors and executive officers. Under these agreements, PubCo may agree to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of PubCo.

Share Incentive Plans

Coincheck has granted stock options as equity-settled share-based compensation. Share-based compensation awards are granted to Coincheck’s directors, employees and non-employees, including officers and independent contractors, based on the terms resolved at Coincheck’s shareholders’ meeting or Board of Directors’ meeting. In principle, the subject directors, employees and non-employees have continued to be either a director, an audit and supervisory board member, an employee of Coincheck, or one who has a continuous contractual relationship with Coincheck when exercising share acquisition rights. However, such share acquisition rights are subject to certain restrictions, including the right of refusal by Coincheck through resolution of Board of Directors.

The following table sets forth the details Coincheck’s issued and outstanding stock options as of September 30, 2023:

Name	Number of shares issuable upon exercise of outstanding stock options	Grant date	Exercise Price (Yen)	Final date for exercise
3rd series	9,618	June 1, 2018	2,777	May 31, 2028
4th series	132,500	June 1, 2018	2,777	November 30, 2025
5th series	23,178	August 11, 2018	2,777	August 10, 2028
6th series	23,427	September 14, 2019	2,777	September 13, 2029
7th series	30,027	January 1, 2021	3,489	December 31, 2030
8th series	13,652	January 1, 2021	3,489	December 31, 2024

Prior to the Closing of the Business Combination, Coincheck determined to (i) request the holders of the outstanding 1st series stock options to exercise all of their options, (ii) buyback all the Coincheck shares owned by minority shareholders (excluding those owned by Koichiro Wada and Yusuke Otsuka) and redeem and cancel the non-exercisable portions of the outstanding 4th series stock options and all of the 8th series stock options at fair market value and (iii) acquire and cancel all of the 3rd series stock options, 5th series stock options, 6th series stock options and 7th series stock options. All of Coincheck’s issued and outstanding stock options were acquired and immediately canceled on April 15, 2022. Koichiro Wada and Yusuke Otsuka, owners of exercisable portions of 4th series stock options (the “Exercisable Stock Options”), exercised these options prior to the intra-group restructuring so that their shares of Coincheck will be exchanged for shares of PubCo pursuant to the Business Combination.

The following table sets forth the ownership of Coincheck shares upon exercise of the Exercisable Stock Options and completion of the other transactions described above:

Name	Number of shares held:	Percentage of issued and outstanding shares
Monex Group, Inc.	1,799,467	89.00%
Koichiro Wada	160,000	7.91%
Yusuke Otsuka	62,500	3.09%

Omnibus Incentive Plan

In addition, in connection with the Business Combination, the Thunder Bridge Board expects to approve and adopt the 2023 Omnibus Incentive Plan, which we refer to herein as the “Omnibus Incentive Plan,” which will be assumed and adopted by PubCo, effective as of the effective time of the Business Combination, subject to the approval of Thunder Bridge shareholders. Please see “Stockholder Proposal 3: The Omnibus Incentive Plan Proposal” for additional information.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS

General

Thunder Bridge is incorporated under the laws of the State of Delaware, and the rights of Thunder Bridge Stockholders are governed by the laws of the State of Delaware, including the DGCL, the amended and restated certificate of incorporation of Thunder Bridge, as amended on June 22, 2023 (the “Thunder Bridge Charter”) and the bylaws of Thunder Bridge (the “Thunder Bridge Bylaws”). As a result of the Business Combination, Thunder Bridge Stockholders who receive ordinary shares of the Post-Combination Company will become Post-Combination Company shareholders. It is anticipated that the Post-Combination Company will be a public limited liability company (naamloze vennootschap), organized under the laws of The Netherlands. The rights of Post-Combination Company stockholders will be governed by Dutch law, including Book 2 of the Dutch Civil Code (the “DCC”) and the Dutch Corporate Governance Code (the “DCGC”), as amended from time to time, the Post-Combination Company Articles of Association, and the nomination and voting agreement between Monex, the Sponsor and the Post-Combination Company (the “Nomination and Voting Agreement”).

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Thunder Bridge Stockholders under the Thunder Bridge Charter and the Thunder Bridge Bylaws (left column), and the rights of Post-Combination Company stockholders under the Post-Combination Company Articles of Association (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Post-Combination Company Articles of Association, which are attached to this proxy statement/prospectus as Annex B, the full text of the Thunder Bridge Charter and the Thunder Bridge Bylaws, and the relevant provisions of the DGCL, DCC and DCGC. References in this section to the Post-Combination Company Articles of Association are references to the articles of association of the Post-Combination Company as they will be in effect upon consummation of the Business Combination. However, the Proposed Articles of Association may be amended at any time prior to the consummation of the Business Combination by mutual agreement between the relevant parties or after the consummation of the Business Combination by amendment in accordance with their terms. If the Post-Combination Company Articles of Association are amended, the below summary may cease to accurately reflect the Post-Combination Company’s articles of association as so amended.

Thunder Bridge	Post-Combination Company
Authorized Capital Stock

Thunder Bridge Common Stock.    Thunder Bridge is currently authorized to issue 220,000,000 shares of common stock (the “Common Stock”), including (i) 200,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and (ii) 20,000,000 shares of Class B Common Stock (the “Class B Common Stock”). As of December 31, 2023, there were 6,561,251 shares of Thunder Bridge Class A common stock outstanding and one share of Thunder Bridge Class B common stock outstanding.

The Proposed Articles of Association will provide for an authorized share capital of EUR [•], divided into [•] ordinary shares with a nominal value of EUR 0.01 each.

Thunder Bridge Preferred Stock.    Thunder Bridge is currently authorized to issue 1,000,000 shares of preferred stock (the “Preferred Stock”). As of December 31, 2023, there were no shares of Thunder Bridge preferred stock outstanding.

The Post-Combination Company’s share capital will not comprise any preferred stock or similar securities.

Thunder Bridge	Post-Combination Company
Conversion Rights

Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) at any time prior to the initial Business Combination at the option of the holder or automatically upon the closing of the initial Business Combination.

Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or equity-linked securities (as defined below), are issued or deemed issued in excess of the amounts sold in the Company’s initial public offering of securities (the “Offering”) and related to the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the initial Business Combination at a ratio for which:

•   the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise), in each case by the Corporation, related to or in connection with the consummation of the initial Business Combination (excluding any securities issued or issuable to any seller in the initial Business Combination, and any private placement-equivalent units and their underlying securities issued to the Sponsor or its affiliates upon conversion of loans to the Corporation) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination; and

•   the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination

The term “equity-linked securities” means any debt or equity securities of Thunder Bridge that are convertible into, exercisable or exchangeable for Class A Common Stock issued in connection with the initial Business Combination, including but not limited to a private placement of equity or debt.

The conversion ratio is to be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of the Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

The Post-Combination Company’s share capital will comprise of only one class of shares. Hence, the Post-Combination Company Articles of Association will not provide for any conversion rights.

Thunder Bridge	Post-Combination Company
Conversion Rights

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock. The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

Stockholder Voting

The holder of each share of Thunder Bridge Common Stock:

•   Except as otherwise required by law or the Thunder Bridge Charter (including any Preferred Stock Designation), exclusively possess all voting power with respect to Thunder Bridge.

•   Except as otherwise required by law or the Thunder Bridge Charter (including any Preferred Stock Designation), are entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

•   Except as otherwise required by law or the Thunder Bridge Charter, at any annual or special meeting of the stockholders of Thunder Bridge, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or the Thunder Bridge Charter (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to the Thunder Bridge Charter (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Amended and Restated Certificate (including any preferred stock designation (the “Preferred Stock Designation”)) or the DGCL.

Except as provided otherwise by Dutch law, the Post-Combination Company Articles of Association, shareholders of the Post-Combination Company will have exclusive voting power with respect to their Post-Combination Company shares. Pursuant to the Post-Combination Company Articles of Association, each share confers the right to case one vote.

Resolutions of the general meeting of the Post-Combination Company will be adopted by a simple majority of the votes cast, unless the Post-Combination Company Articles of Association or Dutch law provide otherwise.

Thunder Bridge	Post-Combination Company
Stockholder Voting

Except as otherwise required by law or the Thunder Bridge Charter (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, Thunder Bridge shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of the Thunder Bridge Charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock.

Supermajority Voting Provisions
See “Voting.”	See “Voting.” The Post-Combination Company Articles of Association do not provide for any supermajority voting provisions.
Cumulative Voting

Delaware law allows for cumulative voting only if provided for in the Thunder Bridge Charter; however, the Thunder Bridge Amended and Restated Certificate of Incorporation does not authorize cumulative voting.

The concept of cumulative voting does not exist under Dutch law.
Dividends, Distributions and Stock Repurchases

The holders of Thunder Bridge Common Stock, are entitled to receive, when and as declared by the Thunder Bridge Board of Directors, out of any assets of Thunder Bridge legally available therefor, such dividends as may be declared from time to time by the Thunder Bridge Board of Directors and share equally on a per share basis in such dividends and distributions.

Distributions may be made to the extent the Post-Combination Company’s shareholders’ equity exceeds the sum of the paid-up and called-up part of the share capital and the reserves which must be maintained by Dutch law or the Post-Combination Company Articles of Association.

The Post-Combination Company Articles of Association provide that the board may determine that any amount out of the profits will be added to the reserves. The profits remaining after the board has resolved on any reservations, will be at the disposal of the general meeting. The general meeting may, at the proposal of the board, resolve to make a distribution out of the remaining profits. The board, or the general meeting at the proposal of the board, may resolve that a distribution is made in kind or in the form of shares in the Post-Combination Company.

The board of the Post-Combination Company, or the general meeting at the proposal of the board, will have the power to declare one or more interim distributions, subject to certain provisions of Dutch law and certain conditions set forth in the Post-Combination Company Articles of Association.

Thunder Bridge	Post-Combination Company
Liquidation

Upon any Liquidation, whether voluntary or involuntary, subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them.

Pursuant to the Post-Combination Company Articles of Association, the Post-Combination Company may only be dissolved by a resolution of the general meeting adopted at the proposal of the board. A resolution to dissolve the Post-Combination Company requires a simple majority of votes cast at the general meeting.

If the Post-Combination Company would be dissolved and liquidated, the liquidation will be effected by the board, unless the general meeting resolves otherwise at the proposal of the board. During liquidation, the provisions of the Post-Combination Company Articles of Association (or any amendment thereto) will remain in force as long as possible.

If the Post-Combination Company would be dissolved and liquidated, the surplus assets of the Post-Combination Company remaining after all debts have been satisfied will be for the benefit of the shareholders in proportion to the aggregate nominal value of the shares held by each of them, in accordance with the provisions of Dutch law.

Stockholder Rights Plan

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

Thunder Bridge does not have a stockholder rights plan currently in effect, but under the DGCL, the Thunder Bridge Board of Directors could adopt such a plan without stockholder approval.

Under Dutch law, various protective measures for a Dutch company against takeovers are possible and permissible within the boundaries set by Dutch statutory law and Dutch case law. It is not anticipated that the Post-Combination Company adopts any protective measures.

See “Certain Anti-Takeover Provisions of Dutch Law; Response time based on the DCGC and DCC” under the description of the Post-Combination Company’s Securities, beginning on page 317, for more information on certain response times that may be invoked by the board of the Post-Combination Company.

Preemptive Rights

The Thunder Bridge Charter and the Thunder Bridge Bylaws do not provide holders of Thunder Bridge Capital Stock with preemptive rights. Thus, as a general matter, if additional shares of Thunder Bridge Capital Stock are issued, the current holders of Thunder Bridge Capital Stock will own a proportionately smaller interest in a larger number of outstanding shares of Thunder Bridge Capital Stock to the extent that they do not participate in the additional issuance.

Subject to restrictions in the Post-Combination Company Articles of Association, holders of Post-Combination Company shares have preemptive rights in relation to newly issued shares or grants to of rights to subscribe for shares under Dutch law.

Thunder Bridge	Post-Combination Company
Preemptive Rights

Under the Post-Combination Company Articles of Association and with due observance of the Dutch law, the preemptive right in respect of newly issued Post-Combination Company shares or grants of rights to subscribe for such shares may be restricted or excluded by a resolution of the general meeting, following a proposal to that end by the board. Pursuant to Dutch law and the Post-Combination Company Articles of Association, the general meeting may designate the board as corporate body authorized to resolve upon the limitation or exclusion of preemptive rights in respect of newly issued shares or grants of rights to subscribe for shares. Such designation can be made and extended, in each case for a period not exceeding five years. If the board is designated in accordance with the above, the general meeting shall not have the right described in the first sentence of this paragraph.

Number and Qualification of Directors

The Thunder Bridge Board of Directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board. No reduction of the authorized number of directors will have the effect of removing any director before that director’s term of office expires. No director need be a stockholder of Thunder Bridge or a resident of the State of Delaware. Each director must be at least 18 years of age.

Subject to the approval of the Post-Combination Company’s general meeting, the board of the Post-Combination Company will determine the number of executive directors and non-executive directors on the board, provided the majority of the board will consist of non-executive directors. No shareholding or age requirements apply to directors of the Post-Combination Company.

Structure of Board; Election of Directors

The Board is divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I expires at the first annual meeting of the stockholders Thunder Bridge; the term of the initial Class II Directors expires at the second annual meeting of the stockholders of Thunder Bridge; and the term of the initial Class III Directors expires at the third annual meeting of the stockholders of Thunder Bridge.

At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of Thunder Bridge, each of the successors elected to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

Subject to any contractual rights of stockholders, in accordance with the DGCL, or the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

The board of the Post-Combination Company will have a one-tier board structure and consist of one or more executive directors and one or more non-executive directors. The board of the Post-Combination Company will not be divided into classes of directors.

Pursuant to the Post-Combination Company Articles of Association, the directors will be appointed by the Post-Combination Company’s general meeting upon a non-binding (non-exclusive) nomination by the board. In accordance with Dutch law, executive directors may not participate in the board’s deliberations and decision-making process regarding such nomination.

A resolution to appoint a director will require a majority of votes cast at the general meeting. Unless resolved otherwise by the Post-Combination Company’s general meeting at the proposal of the board, directors will be subject to annual re-election and will be appointed for a term ending at the close of the first annual general meeting of the Post-Combination Company held following their appointment.

Thunder Bridge	Post-Combination Company
Structure of Board; Election of Directors

Notwithstanding any of the foregoing, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in the Thunder Bridge Charter (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to of the foregoing unless expressly provided by such terms.

Supplementary to the Post-Combination Company Articles of Association, Monex, the Sponsor and the Post-Combination Company will agree in the Nomination and Voting Agreement that, (i) until the second anniversary of the Closing Date, the Sponsor shall have a right to nominate two directors (each, a “Sponsor Nominee”) to the board of the Post-Combination Company, without such nomination right being subject to a minimum holding requirement or any other terms and conditions, and (ii) from the second anniversary until the third anniversary of the Closing Date, for as long as the Sponsor beneficially owns, together with its affiliates (the “Sponsor Group”), such number of Post-Combination Company’s ordinary shares that is equal to fifty percent (50%) of the number of Post-Combination Company’s ordinary shares held by the Sponsor Group immediately after the consummation of the Business Combination (the “Minimum Holding Requirement”), the Sponsor shall have a right to nominate one Sponsor Nominee to the board of the Post-Combination Company. The board will nominate the Sponsor Nominee(s) for appointment by the Post-Combination Company’s general meeting in accordance with the preceding paragraph. Monex will agree to vote its Post-Combination Company shares in favor of the appointment of a Sponsor Nominee. The Sponsor’s right to nominate Sponsor Nominee(s) shall terminate with immediate effect as per the third anniversary of the consummation of the Business Combination. In addition, if and when the Sponsor Group, during the period from the second anniversary to the third anniversary of the Closing Date, no longer satisfies the Minimum Holding Requirement, the Sponsor’s nomination right shall lapse as well.

Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing Thunder Bridge’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

The Thunder Bridge Board of Directors may exercise all such powers and authority of Thunder Bridge and do all such lawful acts and things as are not by statute or the Thunder Bridge Charter or the Thunder Bridge Bylaws directed or required to be exercised or done solely by the stockholders.

Under Dutch law, the executive directors are primarily responsible for all day-to-day operations of the Post-Combination Company and the non-executive directors are responsible for the oversight of, amongst other things, (i) the executive directors’ policy and performance of duties and (ii) the Post-Combination Company’s general affairs and its business, and the non-executive directors should render advice and direction to the executive directors. The board has a collective duty and must act in the best interest of the company and its affiliated enterprise, taking into account the interests of all stakeholders, including the shareholders. The directors must act reasonably and fair and the board does not have an exclusive duty towards to Post-Combination Company’s shareholders.

Directors have a duty of care when making decisions and adopting resolutions and must properly perform their duties vis-à-vis the Post-Combination Company and all its stakeholders (including employees, creditors and shareholders).

Thunder Bridge	Post-Combination Company
Duties of Directors

Directors of the Post-Combination Company must seek to avoid conflicts of interest. Pursuant to the Post-Combination Company Articles of Association and Dutch law, the relevant director shall not participate in the deliberation and decision-making process of a certain matter if he or she has a direct or indirect personal interest that conflicts with the interests of the company or of the business connected with it. A director with such a conflict of interest is expected to promptly notify the other directors of his or her conflict. If it becomes apparent that such director was indeed involved in the decision-making process, then such decision may be nullified (subject to certain restrictions).

If the board of the Post-Combination Company would be unable to adopt a resolution as a result of all directors being unable to participate in the deliberations and decision-making process due to a conflict of interest, that resolution may nevertheless be adopted by the board and the previous paragraph will in that case not apply.

Directors with a conflict of interest remain authorized to represent the Post-Combination Company, with due observance of the Post-Combination Company Articles of Association. However, the relevant director may under certain circumstances be held liable for any damage suffered by the Post-Combination Company as a consequence of entering into a certain transaction or legal act.

Removal of Directors

Subject to the contractual rights of any stockholder, in accordance with the DGCL, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Thunder Bridge entitled to vote generally in the election of directors, voting together as a single class.

The Post-Combination Company’s general meeting may at all times suspend or dismiss a director of the Post-Combination Company. Pursuant to the Post-Combination Articles of Association, a resolution to suspend or dismiss a director will require a majority of the votes cast in a general meeting. The board may at all times resolve to suspend an executive director.

Monex, the Sponsor and the Post-Combination Company will agree in the Nomination and Voting Agreement that until the second anniversary of the Closing Date and for as long as the Sponsor Group satisfies the Minimum Holding Requirement during the period from the second anniversary to the third anniversary of the Closing Date, the relevant parties will exercise their rights such that a Sponsor Nominee will only be suspended or dismissed if so requested in writing by the Sponsor, except when not suspending the Sponsor Nominee would be in breach of the board’s fiduciary duties or, in connection with a dismissal, in the case of fraud or willful misconduct in the performance of the Sponsor Nominee’s office as director.

Thunder Bridge	Post-Combination Company
Compensation of Directors

Under Dutch law, the Post-Combination Company must have a remuneration policy for the board. Pursuant to the Post-Combination Company Articles of Association, the remuneration policy is adopted by the general meeting, with a simple majority of votes cast, upon a proposal of the board.

Pursuant to the Post-Combination Company Articles of Association, (i) the remuneration of the executive directors shall be determined by the board of the Post-Combination Company, and (ii) the remuneration of the non-executive directors shall be determined by the non-executive directors, in each case in accordance with the aforementioned remuneration policy. Under Dutch law, executive directors are not authorized to participate in the deliberations and decision-making process regarding the determination of the remuneration of executive directors.

Vacancies on the Board of Directors

Except as otherwise provided by law or in the Thunder Bridge Charter, any vacancy occurring in the Thunder Bridge Board of Directors (whether caused by resignation, death, or otherwise) may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). A director elected to fill any vacancy will hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred or until his or her successor shall have been elected and qualified.

Pursuant to the Post Combination Company Articles of Association, in case of any vacancy on the board or the inability to act of a director, a temporary director may be designated by the board. The temporary replacement will hold office until the earlier of (i) his death, disability, retirement, resignation, disqualification or dismissal from the board, (ii) the end of the next annual general meeting (or such general meeting convened earlier to fill the vacancy) and (ii) such time as the vacancy, or inability of the director, in respect of which he or she was designated as temporary replacement, is resolved.

In the event that the seats of all non-executive directors or all directors on the board are vacant, or if all non-executive directors or all directors are unable to act and the board has not provided a temporary replacement, the general meeting may temporarily entrust the performance of the duties of the non-executive directors or the directors, as the case may be, to one or more individuals who shall, without delay, proceed with taking the required measures to fill the vacancies.

Monex, the Sponsor and the Post-Combination Company will agree in the Nomination and Voting Agreement that if a vacancy on the board is a result of a Sponsor Nominee ceasing to be in the office, or if the Sponsor Nominee is unable to act, provided that, if such vacancy or inability to act arises during the period from the second anniversary to the third anniversary of the Closing Date, the Sponsor Group satisfies the Minimum Holding Requirement, the Sponsor Nominee shall be replaced by the board by a replacement director nominated in writing by the Sponsor, whose identity shall be subject to the board’s approval in its discretion.

Thunder Bridge	Post-Combination Company
Limitation of Liability of Directors and Officers

To the fullest extent permitted by the DGCL, as it existed on the date of the Thunder Bridge Charter or as it is thereafter amended, a director of Thunder Bridge will not be personally liable to Thunder Bridge or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such provision will not adversely affect a director of Thunder Bridge with respect to any conduct of such director occurring prior to such amendment or repeal.

Under Dutch law, the directors of the Post-Combination Company may be held jointly and severally liable vis-a-vis the Post-Combination Company for damages in the event of improper performance of their duties. In addition, they may be held liable towards third parties for any action that may give rise to tort pursuant to the DCC. This applies equally to the Post-Combination Company’s executive directors and non-executive directors.

The general meeting of the Post-Combination Company may resolve to annually discharge the directors, to release them from any loss, damage or right to compensate arising out of or in connection with the exercise of their duties and which appear from the annual report and annual accounts of the Post-Combination Company or as otherwise disclosed to the general meeting.

The Post-Combination Company Articles of Association will also include a provision on indemnification. See “Indemnification of Directors, Officers, Employees and Agents.”

Indemnification of Directors, Officers, Employees and Agents

Thunder Bridge will indemnify and hold harmless each person who is or was serving as a director or officer of Thunder Bridge or who, serving as a director or officer of Thunder Bridge, is or was serving at the request of Thunder Bridge as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which the person is a party or is threatened to be made a party because of such service, and will make advances of expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, to the fullest extent permitted by law; provided that no such indemnity will be made in respect of any matter as to which a director or officer has been adjudged to be liable to Thunder Bridge, unless and only to the extent that the court where such action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

If, after the effective date of the Thunder Bridge Charter, the DGCL is amended to authorize further indemnification of directors or officers, then directors and officers of Thunder Bridge will be indemnified to the fullest extent permitted by the DGCL.

Pursuant to the Post-Combination Company Articles of Association and unless Dutch law provides otherwise, the Post-Combination Company will be required to indemnify any and all of the directors, officers, former directors, former officers and any person who may have served at its request as a director or officer of a subsidiary of the Post-Combination Company, who were or are made a party or are threatened to be made a party or are involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in that regard or any inquiry or investigation that could lead to such an action, suit or proceeding (a “Proceeding”), against any and all liabilities, damages, documented expenses (including attorney’s fees), financial effects of judgements, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them.

Notwithstanding the Post-Combination Company’s obligation to indemnify and hold harmless as referred to above, no indemnification will be made (i) in respect of any claim, issue or matter as to which any of the above-mentioned indemnified persons will be adjudged in a final and non-appealable decision to be liable for gross negligence or willful misconduct in the performance of such person’s duty to the Post-Combination Company or (ii) to the extent that the costs or the capital losses of the above-mentioned indemnified persons are paid by another party or are covered by an insurance policy and the insurer has paid out these costs or capital losses.

The indemnification described above will not be exclusive of any other rights to which those indemnified may be entitled to.

Thunder Bridge	Post-Combination Company
Amendment to Certificate of Incorporation

Under Delaware law, an amendment to the Thunder Bridge Charter generally requires the approval of the Thunder Bridge Board of Directors and a majority of the combined voting power of the then outstanding shares of voting stock, voting together as a single class.

In addition, see “Voting.”

The concept of a certificate of incorporation and separate bylaws does not exist under Dutch law. See “Amendment of Bylaws/Articles of Association” in relation to amendments to the Post-Combination Company Articles of Association.

Amendment of Bylaws/Articles of Association

The affirmative vote of a majority of the Board is required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of Thunder Bridge required by applicable law or the Thunder Bridge Charter, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of Thunder Bridge entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

The general meeting may resolve to amend the Post-Combination Company Articles of Association, but only at the proposal of the board. A resolution to amend the Post-Combination Company Articles of Association requires a simple majority of the votes cast at the general meeting.

Quorum

Board of Directors.     A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board.

Stockholders.    The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of Thunder Bridge representing a majority of the voting power of all outstanding shares of capital stock of Thunder Bridge entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Board.    See “Manner of Acting by Board.”

Shareholders.    The Proposed Articles of Association do not provide for quorum requirements generally applicable to general meetings of the Post-Combination Company. Resolutions of the general meeting of the Post-Combination Company may be adopted irrespective of the issued share capital present or represented at such general meeting, unless Dutch law or the Post-Combination Company Articles of Association stipulate otherwise. Under Dutch law and the Post-Combination Company Articles of Association, certain resolutions can only be adopted by a two/thirds majority of the votes cast if less than half of the issued share capital is present or represented at the general meeting.

Stockholder Action by Written Consent

To the extent permitted by the DGCL, the taking of action by stockholders without a meeting by less than unanimous written consent of all stockholders entitled to vote on the action is permitted. The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Apart from a transitional provision applicable until the Post-Combination Company’s shares are listed, the Post-Combination Company Articles of Association do not provide for the adoption of resolutions by the general meeting outside a meeting as such resolutions would under Dutch law require unanimous written consent by all shareholders entitled to vote, which would practically not be feasible.

Thunder Bridge	Post-Combination Company
Special Stockholder Meetings

Special meetings may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person.

The Post-Combination Company must hold an annual general meeting at least once a year, within six (6) months after the end of the financial year. Other general meetings will be held if and when required by Dutch law and otherwise as often as the board deems necessary. Notwithstanding the following paragraph, general meetings will be convened by the board.

Pursuant to Dutch law and the Post-Combination Company Articles of Association, one or more shareholders solely or jointly representing at least 10% of the issued share capital of the Post-Combination Company may request the board to convene a general meeting. If the board does not take the steps necessary to ensure that the requested general meeting could be held within six weeks after the request, the requesting shareholder(s) may be authorized by the Dutch court to convene a general meeting, subject to the fulfillment of certain requirements.

Notice of Stockholder Meetings

Thunder Bridge must give, in any manner permitted by law, not less than 10 nor more than 60 days before the date of any meeting of stockholders, written notice stating the place, day, and time of the meeting, and the record date for determining stockholders entitled to vote at the meeting, and if such date is different from the record date for determining stockholders entitled to notice of the meeting, to each stockholder of record entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting.

In the case of a Stockholders Meeting, the written notice shall also state with reasonable clarity the purpose or purposes for which the meeting is called and the general nature of the business proposed to be transacted at the meeting.

The Post-Combination Company Articles of Association provide that general meetings of the Post-Combination Company will be convened by the board in such manner as is required to comply with Dutch law and the applicable stock exchange regulations, no later than on the 15th day prior to the day of the meeting.

When convening a general meeting, the board of the Post-Combination Company will be allowed to determine that persons with the right to vote or attend such meeting will be considered those persons who have these rights at the 28th day prior to the day of the meeting and are registered as such in a register to be designated by the board for such purpose, regardless of whether these persons will have these rights at the date of the meeting.

The convening notice must state the place, date and time of the meeting and instructions on the manner of participation, and must contain the agenda for the meeting.

Inspection of Books and Records; Stockholder Lists

Inspection.    Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from Thunder Bridge’s stock ledger, a list of its stockholders and its other books and records.

Shareholders will be provided in a timely manner with all information that the shareholders reasonably require for the exercise of their powers during a general meeting of the Post-Combination Company, unless doing so would be contrary to an overriding interest of the Post-Combination Company or its stakeholders. In such case, the Post-Combination Company must give reasons to the shareholders for not providing the information on the basis of an overriding interest. In principle, shareholders have no right to obtain specific information they would like to receive outside a general meeting.

Thunder Bridge	Post-Combination Company
Inspection of Books and Records; Stockholder Lists

Voting List.    Thunder Bridge will cause to be prepared an alphabetical list of the names of all of its stockholders who are entitled to vote at a stockholders meeting or any adjournment thereof; provided, however, if the record date for determining stockholders entitled to vote is less than 10 days before the meeting date, the list will reflect the stockholders entitled to vote as of the 10th day before the meeting date. The list will be arranged in alphabetical order and show the address and the number and class of shares registered in the name of each stockholder. The stockholders’ list must be available for inspection by any stockholder, beginning at least 10 days prior to the meeting, and continuing through the meeting, during ordinary business hours at the principal place of business of Thunder Bridge. Such list will be produced and kept open at the time and place of the meeting. During such period, and during the whole time of the meeting, the stockholders’ list will be subject to the inspection of any stockholder, or the stockholder’s agent or attorney, for any purpose germane to the meeting. In cases where the record date for determining stockholders entitled to vote is fewer than 10 days prior to the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date.

Pursuant to the Proposed Articles of Association and Dutch law, the board of the Post-Combination Company must keep a shareholders’ register. The board may appoint a registrar to keep the register on its behalf. The register must be regularly updated. If a shareholder so requests, the board will need to provide such shareholder, free of charge, with written evidence of the information in the shareholders register concerning the shares registered in the shareholder’s name.

Choice of Forum

The Thunder Bridge Charter provides that unless Thunder Bridge consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action brought by or on behalf of Thunder Bridge, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Thunder Bridge’s directors, officers or stockholders to Thunder Bridge or Thunder Bridge’s stockholders, (iii) any action arising under the Thunder Bridge Charter, Thunder Bridge Bylaws or the DGCL or (iv) any action asserting a claim against Thunder Bridge governed by the internal affairs doctrine. In addition, the Thunder Bridge Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of Thunder Bridge’s capital stock will be deemed to have notice of and consented to the exclusive forum provisions in the Thunder Bridge Charter.

In line with market practice for Dutch listed companies, the Post-Combination Company Articles of Association do not provide for a choice of forum in relation to disputes relating to the Post-Combination Company Articles of Association, or any other corporate disputes concerning the Post-Combination Company.

DESCRIPTION OF THE POST-COMBINATION COMPANY’S SECURITIES

This section of the proxy statement/prospectus includes a description of the material terms of the Post-Combination Company Articles of Association, the Nomination and Voting Agreement and of applicable Dutch law. Note that, as such, the below is subject to the Dutch principles and statutory requirements of reasonableness and fairness as laid down in article 2:8 of the DCC, as a consequence of which, the below may in certain circumstances be non-applicable or, on the contrary, additional rules may apply. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the full text of the Post-Combination Company Articles of Association, which are attached as Annex B to this proxy statement/prospectus. We urge you to read the full text of the Post-Combination Company Articles of Association.

Post-Combination Company Overview

PubCo was incorporated on February 18, 2022, as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) governed by Dutch law. PubCo has its corporate seat in Amsterdam, the Netherlands, and its registered office is at Hoogoorddreef 15, 1101 BA Amsterdam, the Netherlands. PubCo is registered in the Trade Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 85546283.

At the date of this proxy statement/prospectus, PubCo is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid). Upon consummation of the Business Combination, PubCo will have been converted into a Dutch public limited liability company (naamloze vennootschap). In connection with this conversion, the Post-Combination Company Articles of Association will come in effect, pursuant to which, among other things, PubCo’s name will change into the Post-Combination Company’s name: Coincheck Group N.V.

The below is a description of the material terms of the PubCo Ordinary Shares as those terms will exist as of the consummation of the Business Combination. Unless indicated otherwise, the description set forth below assumes that PubCo’s legal form has already been converted into a Dutch public limited company (naamloze vennootschap) and that PubCo is governed by the Post-Combination Company Articles of Association.

Share Capital

Authorized share capital

Under Dutch law, the authorized share capital of a public limited liability company is the maximum capital that the company may issue without amending the Post-Combination Company Articles of Association. At least one fifth of the authorized share capital must at all times be issued. Pursuant to the Post-Combination Company Articles of Association, as of the consummation of the Business Combination, PubCo’s authorized share capital will amount to €[•], divided into [•] ordinary shares with a nominal value of €0.01 each.

Issued share capital

At the date of this proxy statement/prospectus, PubCo’s issued share capital consists of one PubCo Ordinary Share, with a nominal value of €0.01. PubCo’s issued share capital will as a result of the transactions contemplated by the Business Combination Agreement be increased by the aggregate number of PubCo Ordinary Shares to be received by the holders of Coincheck Shares and the holders of Thunder Bridge shares.

Upon the consummation of the Business Combination, all issued and outstanding PubCo Ordinary Shares will have been fully paid-up.

Form of PubCo Ordinary Shares

All PubCo Ordinary Shares will be held in registered form. No share certificates will be issued.

Issuance of shares

Under Dutch law, shares may in principle be issued and rights to subscribe for shares (e.g., stock options) may be granted pursuant to a resolution of the general meeting or another corporate body of the company authorized for that purpose by the company’s general meeting. The Post-Combination Company Articles of Association provide that PubCo Ordinary Shares may be issued and rights to subscribe for such shares may be granted pursuant to a resolution adopted by (i) the Post-Combination Company’s general meeting at the proposal of the Post-Combination Company’s Board, or (ii) if so authorized by the Post-Combination Company’s general meeting, by the Post-Combination Company Board. For as long as, and to the extent that the authorization referred to under (ii) is effective, PubCo’s general meeting will not have the power to resolve to issue PubCo Ordinary Shares or grant rights to subscribe for such shares.

Pursuant to Dutch law, the authorization referred to under (ii) may be granted, and subsequently extended, in each case for a period not exceeding five years. The authorization cannot be withdrawn, unless determined otherwise at the time of the authorization. The resolution to authorize the Post-Combination Company Board as corporate body authorized to issue PubCo Ordinary Shares and grant rights to subscribe for shares must state the maximum number of shares that may be issued under the authorization.

No general meeting resolution or resolution of the Post-Combination Company Board is required for the issuance of shares pursuant to the exercise of previously granted rights to subscribe for shares.

It is anticipated that, prior to the Business Combination, in line with market practice for Dutch listed companies, the Post-Combination Company Board will be irrevocably authorized, for a period of 18 months following the Closing Date, as corporate body authorized to issue PubCo Ordinary Shares and grant rights to subscribe for such shares up to 10% of the Post-Combination Company’s issued share capital as of [•].

Preemptive rights

Pursuant to Dutch law and the Post-Combination Company Articles of Association, each shareholder will have a preemptive right in proportion to the aggregate amount of its PubCo Ordinary Shares upon the issuance of new PubCo Ordinary Shares or the grant of rights to subscribe for such shares, except in cases where PubCo Ordinary Shares are issued or rights thereto are granted: (i) to employees of PubCo or a company within the PubCo group, (ii) against payment other than in cash, or (iii) to persons exercising a previously granted right to subscribe for PubCo Ordinary Shares.

Pursuant to the Post-Combination Company Articles of Association, the preemptive rights in respect of newly issued PubCo Ordinary Shares or rights to subscribe for such shares, may be restricted or excluded by a resolution of the Post-Combination Company Board if and insofar as it has been designated as corporate body authorized for that purpose by the PubCo general meeting. The Post-Combination Company Board may only be designated in accordance with the preceding sentence to the extent that it is also designated as corporate body authorized to resolve upon the issuance of PubCo Ordinary Shares and grant of rights to subscribe for such shares. The designation may be granted, and subsequently extended, in each case for a period not exceeding five years, and cannot be withdrawn, unless determined otherwise at the time of designation.

If the Post-Combination Company Board is not designated as described above, the PubCo general meeting may resolve to limit or exclude the preemptive rights in respect of issuances of PubCo Ordinary Shares and grant rights to subscribe for shares, but only at the proposal of the Post-Combination Company Board. A resolution of the PubCo general meeting to limit or exclude preemptive rights or to designate the Post-Combination Company Board as corporate body authorized to resolve upon the exclusion or limitation or preemptive rights, requires a two/thirds majority of votes cast in a general meeting if less than half of the issued share capital is represented at the meeting concerned. If half of the issued share capital or more is represented at the general meeting, the resolution may be adopted with a simple majority of votes cast.

It is anticipated that, prior to the Business Combination, in line with market practice for Dutch listed companies, the Post-Combination Company Board will be irrevocably designated, for a period of 18 months following the Closing Date, as corporate body authorized to limit or exclude preemptive rights in respect of issuances of PubCo Ordinary Shares and grants rights to subscribe for such shares up to 10% of the Post-Combination Company’s issued share capital as of [•].

Purchase and Repurchase of PubCo Ordinary Shares

Pursuant to Dutch law, PubCo nor its subsidiaries may subscribe for PubCo Ordinary Shares to be issued. PubCo and its subsidiaries may acquire (repurchase) PubCo Ordinary Shares, subject to the applicable provisions and restrictions of Dutch law and the Post-Combination Company Articles of Association, to the extent that: (i) the PubCo Ordinary Shares are fully paid-up, (ii) if the PubCo Ordinary Shares are repurchased for valuable consideration, such repurchase would not cause PubCo’s shareholders’ equity (eigen vermogen) to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves that PubCo must maintain pursuant to Dutch law and the Post-Combination Company Articles of Association, and (iii) immediately after the acquisition of such PubCo Ordinary Shares, PubCo, together with its subsidiaries, would not hold, as shareholders or pledgees, shares having an aggregate nominal value that exceeds 50% of PubCo’s issued share capital. In addition, PubCo nor its subsidiaries may hold more than one-tenth of its issued share capital for more than three years after it was converted into a public limited liability company (naamloze vennootschap) or after it acquired its own shares (i) for no consideration or (ii) under universal succession of title (algemene titel).

PubCo may only acquire PubCo Ordinary Shares if the PubCo general meeting has authorized the Post-Combination Company Board to do so. Such an authorization may be granted for a maximum period of 18 months and must specify the number of PubCo Ordinary Shares that may be acquired, the manner in which they may be acquired and the relevant price range. No authorization is required for the acquisition of PubCo Ordinary Shares for no valuable consideration or under universal succession of title, or if the PubCo Ordinary Shares are acquired by PubCo with the intention of transferring them to PubCo employees or employees within the PubCo group pursuant to an applicable arrangement.

It is anticipated that, prior to the Business Combination, in line with market practice for Dutch listed companies, the Post-Combination Company Board will be irrevocably authorized, for a period of 18 months following the Closing Date, to have PubCo acquire fully paid-up PubCo Ordinary Shares up to the maximum number of 10% of PubCo’s issued share capital in the aggregate.

PubCo cannot derive any right to any distribution or any voting rights from any repurchased PubCo Ordinary Shares. PubCo subsidiaries that have acquired PubCo Ordinary Shares will not be entitled to exercise their voting rights or to receive any dividends on such shares.

See “Material Dutch Tax Considerations of Acquiring, Owning or Disposing of PubCo Ordinary Shares or PubCo Warrants — Withholding Tax” beginning on page 128 of this proxy statement/prospectus for a summary of the Dutch dividend withholding tax regime applicable to the repurchase of PubCo Ordinary Shares by PubCo.

Capital reduction

PubCo’s general meeting may resolve to reduce PubCo’s issued share capital by (i) cancelling PubCo Ordinary Shares, or (ii) reducing the nominal value of the PubCo Ordinary Shares through an amendment of the Post-Combination Company Articles of Association (provided that the nominal value of a PubCo Ordinary Share cannot be less than EUR 0.01 under Dutch law). In either case, the reduction would be subject to applicable statutory provisions, including the observance of a two-month creditor opposition period.

A resolution to cancel PubCo Ordinary Shares may only relate to PubCo Ordinary Shares held by PubCo itself or in respect of which PubCo holds the depositary receipts. A resolution to reduce PubCo’s issued share capital requires a majority of at least two/thirds of the votes cast at the PubCo general meeting if less than half of the issued share capital is represented at the meeting concerned. If half of the issued share capital or more is represented at the general meeting, the resolution may be adopted with a simple majority of votes cast.

Transfer of shares

Pursuant to Dutch law and the Post-Combination Company Articles of Association, the PubCo Ordinary Shares are freely transferable. Under Dutch law and the Post-Combination Company Articles of Association, the transfer of PubCo Ordinary Shares (other than in book-entry form) or the creation of a right in rem on such shares will require a written deed for that purpose and, unless PubCo is a party to the deed, written acknowledgement by or proper service upon PubCo to be effective.

Pursuant to the Post-Combination Company Articles of Association, for as long as one or more PubCo Ordinary Shares are listed and admitted to trading on a regulated foreign stock exchange, the Post-Combination Company Board may resolve, in accordance with applicable Dutch law, that the laws of the State of New York, United States of America, rather than Dutch law shall apply to the property law aspects of the PubCo Ordinary Shares included in the part of the shareholders’ register kept outside the Netherlands by the relevant transfer agent appointed by the Post-Combination Company Board for that purpose.

Discriminating provisions

There are no provisions in the Post-Combination Company Articles of Association that discriminate against a shareholder because of its ownership of a certain number of PubCo Ordinary Shares.

Distributions

PubCo may only make distributions (whether interim or annual) on the PubCo Ordinary Shares if its equity exceeds the sum of its paid-up and called-up capital and the reserves it must maintain pursuant to Dutch law and the Post-Combination Articles of Association. See “Material Dutch Tax Considerations of Acquiring, Owning or Disposing of PubCo Ordinary Shares or PubCo Warrants — Withholding Tax” beginning on page 128 of this proxy statement/prospectus for a summary of the Dutch dividend withholding tax regime applicable to distributions made by PubCo.

PubCo does not anticipate making any distributions on PubCo Ordinary Shares in the foreseeable future.

Distribution of dividends

Pursuant to Dutch law and the Post-Combination Company Articles of Association, the distribution of dividends may only take place after the adoption of PubCo’s annual accounts which show that the distribution is permitted. The Post-Combination Company Board may resolve to reserve all or part of PubCo’s profits. Any profits remaining after the reservation referred to in the previous sentence shall be at the disposal of the general meeting. The PubCo general meeting may, at the proposal of the Post-Combination Company Board, resolve to distribute the remaining profits to PubCo’s shareholders. The Post-Combination Company Board, or the PubCo general meeting at the proposal of the Post-Combination Company Board, may resolve that (part of) the distribution is made in kind, including in the form of PubCo Ordinary Shares, or in a currency other than the Euro.

PubCo will adopt a policy on reservation and distribution of its profits.

Interim distributions

Subject to the provisions of Dutch law and the Post-Combination Articles of Association, the Post-Combination Company Board, or the PubCo general meeting at the proposal of the Post-Combination Company Board, may resolve upon interim distributions on the PubCo Ordinary Shares to be charged to PubCo’s freely distributable reserves. For this purpose, the Post-Combination Company Board must prepare an interim statement of assets and liabilities, reflecting that (i) the capital requirements set out above are met, and (ii) PubCo has sufficient funds available for distribution. Interim distribution may be made in cash or in kind, including in the form of PubCo Ordinary Shares.

General Meetings

Location

PubCo general meetings are held in Amsterdam, Haarlemmermeer (which includes Schiphol Airport), The Hague or Rotterdam, the Netherlands.

Annual general meeting

PubCo must hold at least one PubCo general meeting per year. This annual general meeting must be held within six months after the end of PubCo’s financial year.

Other general meetings

In addition to the annual general meeting, a general meeting must also be held within three months after the Post-Combination Company board has determined it to be likely that PubCo’s equity has decreased to an amount equal to or lower than half of its paid-up and called-up capital, in order to discuss the measures to be taken if so required. If the Post-Combination Company Board fails to hold such general meeting in a timely manner, each shareholder or other person entitled to attend the PubCo general meeting may be authorized by the Dutch court to convene a general meeting.

Furthermore, additional PubCo general meetings are also held whenever required under Dutch law or considered appropriate by the Post-Combination Company Board. Pursuant to Dutch law and the Post-Combination Company Articles of Association, one or more shareholders solely or jointly representing at least 10% of the issued share capital of the Post-Combination Company may also request the board to convene a general meeting. If the board does not take the steps necessary to ensure that the requested general meeting could be held within six weeks after the request, the requesting shareholder(s) may, at their request, be authorized by the Dutch court to convene a general meeting, subject to the fulfillment of certain requirements.

Convocation

PubCo’s general meeting shall be convened by a notice, which includes the location, day and time of the meeting as well as an agenda stating the items to be discussed, which in case of the annual general meeting must in any case include the adoption of PubCo’s annual accounts, the appropriation of profits and losses and proposals relating to the Post-Combination Company board, including the appointment and reappointment of directors and filling of any vacancies. In addition, the agenda for a Post-Combination Company general meeting must contain such items as the board or the person(s) convening the meeting determine.

Pursuant to Dutch law and the Post-Combination Company Articles of Association, one or more shareholders solely or jointly representing at least 3% of the issued share capital of the Post-Combination Company, have the right to request the inclusion of additional items on the agenda of a general meeting. Such requests must be made in writing, substantiated and received no later than on the 60th before the day of the relevant general meeting. No resolutions shall be adopted on items other than those that have been included in the agenda. Under the Post-Combination Company Articles of Association, certain agenda items can only be put on the agenda as a voting item by the board of the Post-Combination Company. However, shareholders that meet the relevant requirements set out above may still request the inclusion of such items on the agenda as a discussion item.

Notice

PubCo will give notice of each general meeting by publication on its website and, to the extent required by applicable law, in a Dutch daily nationally distributed newspaper, and in any other manner that may be required to follow in order to comply with Dutch law and applicable Nasdaq and SEC requirements. The Post-Combination Company Articles of Association and Dutch law provide that general meetings of the Post-Combination Company will be convened by the board, no later than on the 15th day prior to the day of the meeting.

Record date

Pursuant to Dutch law and the Post-Combination Company Articles of Association, the board of the Post-Combination Company may determine a record date (registratiedatum) of 28 calendar days prior to the day of the general meeting to establish which shareholders and persons with meeting rights are entitled to attend and, if applicable, vote at the PubCo general meeting. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the notice of the general meeting. The Post-Combination Company Articles of Association provide that a shareholder must notify PubCo in writing of his or her identity and his or her intention to attend (or be represented at) the general meeting, such notice to be received by PubCo on the date set by the Post-Combination Company Board in accordance with the Post-Combination Company Articles of Association and as set forth in the convening notice.

Chair

Pursuant to the Post-Combination Company Articles of Association, PubCo general meetings will be presided over by the Executive Chairperson. If the Executive Chairperson is absent or unable to preside over the general meeting, the Lead Non-Executive Director, or in case of his or her absence or inability, the Vice-Chairperson will preside. If all of the aforementioned are absent or unable to act, the general meeting will be presided by any other person designated for that purpose by the Post-Combination Company Board. The chair of the general meeting appoints a secretary of the general meeting.

Shareholder decision-making

Voting rights

Pursuant to the Post-Combination Company Articles of Association, each PubCo Ordinary Share confers the right to cast one vote at the general meeting. The voting rights attached to any PubCo Ordinary Shares held by PubCo or its direct or indirect subsidiaries are suspended. Nonetheless, the holders of a right of usufruct or a pledge on PubCo Ordinary Shares in favor of a party other than PubCo or a direct or indirect subsidiary are not excluded from the right to vote such shares, if the right of usufruct or right of pledge was created prior to the time the shares concerned were acquired by PubCo or any of its subsidiaries. PubCo may not exercise voting rights for PubCo Ordinary Shares in respect of which it or any of its subsidiaries has a right of usufruct or pledge. The holder of a usufruct or pledge on shares shall have the voting rights attached thereto if so provided for when the usufruct or pledge was created. PubCo Ordinary Shares which are not entitled to be voted on pursuant to the foregoing will not be taken into account for the purpose of determining the number of shares on which votes may be cast or the amount of share capital that is present or represented at a general meeting.

Under the Post-Combination Company Articles of Association, blank votes (votes where no choice has been made), abstentions and invalid votes shall not be counted as votes cast. However, shares in respect of which a blank vote or invalid vote has been cast and shares in respect of which the person with meeting rights who is present or represented at the meeting has abstained from voting, are counted when determining the part of the issued share capital that is present or represented at a PubCo general meeting.

Majority requirements

Unless Dutch law or the Post-Combination Company provide otherwise, all resolutions adopted at a PubCo general meeting will be adopted by a simple majority of votes cast. In the event of a tied vote, the proposal concerned will be rejected.

Quorum requirements

The Proposed Articles of Association do not provide for quorum requirements generally applicable to general meetings of the Post-Combination Company. Resolutions of the general meeting of the Post-Combination Company may be adopted irrespective of the issued share capital present or represented at such general meeting, unless Dutch law or the Post-Combination Company Articles of Association stipulate otherwise. Under Dutch law and the Post-Combination Company Articles of Association, certain resolutions can only be adopted by a two/thirds majority of the votes cast if less than half of the issued share capital is present or represented at the general meeting.

Major transactions

Pursuant to Dutch law and the Post-Combination Company articles of association, resolutions of the Post-Combination Company Board concerning a material change in PubCo’s identity, character or business are subject to the approval of the PubCo general meeting. Aforementioned changes include: (i) a transfer of all or virtually all of PubCo’s business to a third party, (ii) the entry into or termination of a long-term cooperation of PubCo or of a subsidiary with another entity or company, or as a fully liable partner of a limited partnership or partnership, if this cooperation or termination thereof is of significant importance to PubCo, and (iii) the acquisition or disposal of an interest in the capital of a company by PubCo or by a subsidiary with a value of at least one/third of the value of PubCo’s assets, according to the balance sheet with explanatory notes or, if PubCo prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes as reflected in PubCo’s most recently adopted annual accounts.

Amendment of Articles of Association, legal merger and demerger

The PubCo general meeting may only resolve upon (i) an amendment of the Post-Combination Articles of Association, and (ii) a legal merger or legal demerger to which PubCo is a party, at the proposal of the Post-Combination Company Board. A resolution to amend the Post-Combination Company Articles of Association or to effect a legal merger or legal demerger, requires a simple majority of the votes cast in the general meeting.

Dissolution and liquidation

The PubCo general meeting may only resolve upon the dissolution of PubCo at the proposal of the Post-Combination Company Board. A resolution to dissolve PubCo requires a simple majority of the votes cast in the general meeting. If PubCo is dissolved, its liquidation will be carried out by the Post-Combination Company Board, unless the general meeting decides otherwise at the proposal of the Post-Combination Company Board.

If PubCo is dissolved and its assets are liquidated, any assets remaining after all PubCo’s debts have been settled will be for the benefit of PubCo’s shareholders in proportion to the aggregate nominal value of the PubCo Ordinary Shares held by each of them.

Board of Directors

Board structure and composition

Pursuant to the Post-Combination Articles of Association, PubCo will have a one-tier board comprised of one or more executive directors and one or more non-executive directors. Subject to the approval of the PubCo general meeting, the Post-Combination Company Board will determine the number of executive and non-executive directors serving on the board, provided that the majority will consist of non-executive directors.

The Post-Combination Company Board will initially be composed of nine members, and shall be composed as described in “Management of the Post-Combination Company following the Business Combination.”

Independence

As of the Business Combination, at least three directors on the Post-Combination Company Board shall qualify as independent under the listing rules of Nasdaq. Furthermore, the majority of the non-executive directors shall qualify as independent within the meaning of the DCGC.

Nomination and appointment

Pursuant to the Post-Combination Company Articles of Association, the directors will be appointed by the Post-Combination Company’s general meeting upon a non-binding (non-exclusive) nomination by the board. In accordance with Dutch law, executive directors may not participate in the board’s deliberations and decision-making process regarding such nomination. A resolution to appoint a director will require a majority of votes cast at the general meeting.

Supplementary to the nomination provisions laid down in the Post-Combination Company Articles of Association, it will be agreed in the Nomination and Voting Agreement that, (i) until the second anniversary of the Closing Date, the Sponsor shall have a right to nominate two directors, each a Sponsor Nominee, to the board of the Post-Combination Company without such nomination right being subject to a minimum holding requirement or any other terms and conditions, and (ii) from the second anniversary until the third anniversary of the Closing Date, for as long as the Sponsor Group satisfies the Minimum Holding Requirement, the Sponsor shall have a right to nominate one Sponsor Nominee, to the board of the Post-Combination Company. The board will nominate the Sponsor Nominees for appointment by the Post-Combination Company’s general meeting in accordance with the preceding paragraph. Monex will agree to vote its Post-Combination Company shares in favor of the appointment of a Sponsor Nominee. The Sponsor’s right to nominate Sponsor Nominees shall terminate with immediate effect as per the third anniversary of the consummation of the Business Combination. In addition, if and when the Sponsor Group, during the period from the second anniversary until the third anniversary of the Closing Date, no longer satisfies the Minimum Holding Requirement, the Sponsor’s nomination right shall lapse as well.

Term of appointment

Unless resolved otherwise by the Post-Combination Company’s general meeting at the proposal of the board, directors will be subject to annual re-election and will be appointed for a term ending at the close of the first annual general meeting of the Post-Combination Company held following their appointment.

Suspension and dismissal

The Post-Combination Company’s general meeting may at all times suspend or dismiss a director of the Post-Combination Company. Pursuant to the Post-Combination Articles of Association, a resolution to suspend or dismiss a director will require a majority of the votes cast in a general meeting. The board may at all times resolve to suspend an executive director.

Additionally, the Nomination and Voting Agreement will stipulate that until the second anniversary of the Closing Date and for as long as the Sponsor Group satisfies the Minimum Holding Requirement during the period from the second anniversary until the third anniversary of the Closing Date, the relevant parties will exercise their rights such that a Sponsor Nominee will only be suspended or dismissed if so requested in writing by the Sponsor, other than, in relation to a suspension, when not suspending the Sponsor Nominee would be in breach of the board’s fiduciary duties or, in connection with a dismissal, in the case of fraud or willful misconduct in the performance of the Sponsor Nominee’s office as director.

Vacancies and inability to act

Pursuant to the Post-Combination Company Articles of Association, in case of any vacancy on the board or the inability to act of a director, a temporary director may be designated by the board. The temporary replacement will hold office until the earlier of (i) his death, disability, retirement, resignation, disqualification or dismissal from the board, (ii) the end of the next annual general meeting (or such general meeting convened earlier to fill the vacancy) and (ii) such time as the vacancy, or inability of the director, in respect of which he or she was designated as temporary replacement, is resolved.

In the event that the seats of all non-executive directors or all directors on the board are vacant, or if all non-executive directors or all directors are unable to act and the board has not provided a temporary replacement, the general meeting may temporarily entrust the performance of the duties of the non-executive directors or the directors, as the case may be, to one or more individuals who shall, without delay, proceed with taking the required measures to fill the vacancies.

Additionally, the Nomination and Voting Agreement will provide that if a vacancy on the board is a result of a Sponsor Nominee ceasing to be in the office, or if the Sponsor Nominee is unable to act, provided that, if the vacancy or inability to act arises during the period from the second anniversary until the third anniversary of the Closing Date, the Sponsor Group satisfies the Minimum Holding Requirement, the Sponsor Nominee shall be replaced by the board with a replacement director nominated in writing by the Sponsor, whose identity shall be subject to the board’s approval in its discretion.

Board duties

The executive directors serving on the Post-Combination Company Board will primarily be responsible for all day-to-day management and operations of PubCo. The non-executive directors will, among other things, supervise the executive directors’ policy and performance of duties and PubCo’s general affairs and its business, and will render their advice and direction to the executive directors. The non-executive directors will furthermore perform any duties allocated to them under or pursuant to Dutch law or the Post-Combination Company Articles of Association. The executive directors will timely provide the non-executive directors with all information they need in order to properly carry out their duties.

The Post-Combination Company Board may allocate its duties and powers among its members and the committees of the board in or in accordance with the board regulations or otherwise in writing.

Titles and roles

The Post-Combination Company Board may in its discretion grant its members titles. The members of the initial Post-Combination Company Board will have the titles as reflected opposite their names in section “Management of the Post-Combination Company following the Business Combination.” The non-executive director that is granted the title Lead Non-Executive Director will have the responsibilities of the chair (voorzitter) as referred to under Dutch law.

Board Committees

The Post-Combination Company Board will have the following standing committees: (i) Audit Committee, (ii) Compensation Committee, and (iii) Nominating and Corporate Governance Committee. The Board may from time to time by resolution establish and maintain other committees (whether standing or ad hoc). The regulations applicable to the committees of the Post-Combination Company Board will be laid down in committee charters.

Liability of directors

Pursuant to Dutch law, each member of the Post-Combination Company Board may be held jointly and severally liable to PubCo for damages in the event of improper or negligent performance of his or her duties. Furthermore, directors may be held liable to third parties based on tort pursuant to certain provisions of the DCC. All members of the Post-Combination Company Board will be jointly and severally liable for failure of one or more co-directors. An individual director will only be exempt from liability if he or she proves that he or she cannot be held culpable for the mismanagement and that he or she has not been negligent in seeking to prevent the consequences of the mismanagement. In this regard a member of the Post-Combination Company Board may, however, refer to the allocation of tasks among the directors.

Board Regulations

Pursuant to the Post-Combination Company Articles of Association, the Post-Combination Company Board shall adopt regulations dealing with its internal organization, the manner in which decisions are taken, the place and manner in which meetings are held, the composition, duties and organization of its committees and any other matters concerning the Post-Combination Company Board, its members and its committees.

Board decision-making

Pursuant to the Post-Combination Company Articles of Association, unless the board regulations provide otherwise, the Post-Combination Company Board may only adopt resolutions at a meeting if the majority of the members entitled to vote is present or represented, and resolutions will be adopted by a majority of the votes cast. Each member of the Post-Combination Company Board shall have one vote in the board’s decision-making. In case of a tied vote, the Executive Chairperson shall have a casting vote.

Conflict of interest

A member of the Post-Combination Company Board will not participate in the board’s deliberations and decision-making process if such director has a direct or indirect personal conflict of interest with PubCo and its associated business enterprise. If the Post-Combination Company Board is unable to adopt a resolution as a result of all directors being unable to participate in the deliberations and decision-making process due to a conflict of interest, the resolution may nevertheless by adopted by the Post-Combination Company Board.

Representation

The Post-Combination Company Board as a whole and the Executive Chairperson individually are authorized to represent PubCo. The Post-Combination Company Board may authorize one or more persons, whether or not employees by PubCo, to represent PubCo, whether or not on a continuing basis.

Warrants

PubCo Warrants

At the Merger Effective Time, pursuant to the Warrant Assumption Agreement, Thunder Bridge will assign to PubCo all of Thunder Bridge’s right, title and interest in and to the Warrant Agreement, with any amendments thereto, if any, in relation to the public Thunder Bridge Warrants and PubCo will assume, and agree to pay, perform, satisfy and discharge in full, all of Thunder Bridge’s liabilities and obligations in respect of the public Thunder Bridge Warrants under the Warrant Agreement, with any amendments thereto, if any, in relation to the public Thunder Bridge Warrants arising from and after the Merger Effective Time.

The PubCo Warrants will be governed by the Warrant Agreement, as modified and amended by the Warrant Assumption Agreement. Immediately following the completion of the Business Combination, there will be [•] PubCo Warrants outstanding and [•] PubCo Private Warrants outstanding. Only whole PubCo Warrants may be exercised at a given time by warrant holders. Each whole PubCo Warrant entitles the holder thereof to purchase one (1) PubCo Ordinary Share at a price of $11.50 per share, subject to adjustments as described in Section 4 of the Warrant Agreement (as amended).

PubCo Warrants may be exercised only during the period commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement, and terminating at 5:00 p.m., Eastern Time on the earlier to occur of: (i) the date that is five (5) years after the date on which the Business Combination is completed, (ii) the liquidation of PubCo, or (iii) the redemption date as provided in the Warrant Agreement (as amended).

The exercise price and number of Ordinary Shares issuable on exercise of the PubCo Warrants will be adjusted in certain circumstances described in the Warrant Agreement (as amended), including in the event of a share dividend, extraordinary dividend of PubCo’s recapitalization, reorganization, merger or consolidation.

At the Merger Effective Time, each outstanding Public Warrant will be converted to and become a PubCo Warrant giving the holder the right to purchase one PubCo Ordinary Share, subject on the same terms and conditions as the Public Warrants.

Redemption of Public Warrants when the price per PubCo Ordinary Share equals or exceeds $18.00

Pursuant to the Warrant Agreement, with any amendments thereto, if any, once the PubCo Warrants become exercisable, they may be redeemed (i) in whole and not in part, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, (iv) if, and only if, the last reported sale price of PubCo Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-day trading period ending three days before sending the notice of redemption to each warrant holder, and (v) if, and only if, there is an effective registration statement covering the shares issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

When the PubCo Warrants become redeemable, PubCo will be able to exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

See “Material Dutch Tax Considerations of Acquiring, Owning or Disposing of PubCo Ordinary Shares or PubCo Warrants — Withholding Tax” beginning on page 128 of this proxy statement/prospectus for a summary of the Dutch dividend withholding tax regime potentially applicable to the redemption of PubCo Warrants.

Redemption of warrants when the price per PubCo Ordinary Share equals or exceeds $10.00

Once the PubCo Warrants become exercisable, they may be redeemed (i) in whole and not in part, (ii) at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that warrant holders will be able to exercise their warrants on a cashless basis prior to redemption and receive a specified number of PubCo Ordinary Shares based on the redemption date and the “fair market value” of the PubCo Ordinary Shares,

(iii) if, and only if, the last reported sale price of PubCo Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three days before sending the notice of redemption to each warrant holder, and (iv) if the last reported sale price of the PubCo Ordinary Shares is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three days before sending the notice of redemption to each warrant holder, the PubCo Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding PubCo Warrants.

For purposes of the foregoing, “fair market value” of the PubCo Ordinary Shares means the volume weighted average price of PubCo Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. PubCo will provide the warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

PubCo Private Placement Warrants

At the Merger Effective Time, each outstanding private placement Thunder Bridge Warrant will be exchanged for the issuance by PubCo of one PubCo Private Placement Warrant governed by the Warrant Assumption Agreement giving the holder the right to purchase one PubCo Ordinary Share, subject to the same terms and conditions as those of the private placement Thunder Bridge Warrants as were in effect immediately prior to the Warrant Assumption Agreement.

The PubCo Private Placement Warrants are identical in terms to the PubCo Warrants, except that so long as the PubCo Private Placement Warrants are held by the Thunder Bridge Sponsor or its permitted transferees, the PubCo Private Placement Warrants (and the PubCo Ordinary Shares issuable upon exercise of these warrants) may not be transferred, assigned or sold until 30 days after the Closing, subject to certain limited exceptions. Additionally, the PubCo Private Placement Warrants may be exercised by the holders on a cashless basis and will not be redeemable (subject to certain limited exceptions), so long as they are held by the Thunder Bridge Sponsor or its permitted transferees. If the PubCo Private Placement Warrants are held by someone other than the Thunder Bridge Sponsor or its permitted transferees, such warrants will be redeemable and exercisable by such holders on the same basis as the PubCo Warrants.

The foregoing description of the PubCo Warrants is qualified in its entirety by reference to the full text of the Warrant Agreement and the Warrant Assumption Agreement.

Listing of Securities

PubCo intends to apply to list the PubCo Ordinary Shares and the PubCo Warrants on Nasdaq under the symbols “CNCK” and “CNCKW” respectively, upon the closing of the Business Combination.

Transfer Agent and Registrar

PubCo will list the PubCo Ordinary Shares in registered form and such PubCo Ordinary Shares, through the transfer agent, will be uncertificated. PubCo has appointed Continental Stock Transfer & Trust Company as its agent in New York to maintain PubCo’s shareholders’ register on behalf of the Post-Combination Company Board, and to act as transfer agent and registrar for the PubCo Ordinary Shares. The PubCo Ordinary Shares will be traded on Nasdaq in book-entry form.

The warrant agent for the PubCo Warrants is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Dutch Law

No arrangement of protective measures in the Post-Combination Company Articles of Association

Under Dutch law, various protective measures for a Dutch company against takeovers are possible and permissible within the boundaries set by Dutch statutory law and Dutch case law. It is not anticipated that PubCo adopts any protective measures.

Response Times based on the DCGC and DCC

In accordance with the DCGC, a shareholder may only request the inclusion of an item on the agenda after consulting the board of the Post-Combination Company in that respect. If one or more shareholders intend to request that an item be put on the agenda for a general meeting that may result in a change in the Post-Combination Company’s strategy, pursuant to the DCGC, the board may invoke a response time of a maximum of 180 days until the day of the general meeting.

Furthermore, under Dutch law, a statutory response time of 250 days applies. If the shareholder(s’) request entails a proposal for a change to the composition of the board or of corresponding provisions in the Proposed Articles of Association, the board may invoke a 250-day response time. During this time, the general meeting cannot vote on the requested proposals; the proposals may however be discussed during the general meeting at the request of the relevant shareholder(s). The board must use the 250-day response time to collect the information it needs in order to come to a prudent decision regarding the shareholder(s’) request(s). The board must prepare a report on the policy and course of action pursued during the timeout, and this report must be placed on the Post-Combination Company’s website. The report must also be placed on the agenda of the first general meeting held after the response time has ended as a discussion item.

Limitation on Liability and Indemnification of Directors and Officers

See “Limitation of Liability of Directors and Officers” and “Indemnification of Directors, Officers, Employees and Agents” under the comparison of Corporate Governance and Stockholders’ rights, beginning on page 302 for more information.

The Post-Combination Company may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties. The description of indemnity herein is merely a summary of the provisions in the Post-Combination Company Articles of Association described above, and such description shall not limit or alter the mentioned provisions in the Post-Combination Company Articles of Association or other indemnification agreements to be entered into.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the consummation of the Business Combination, the Post-Combination Company will have, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to [•] ordinary shares issued and outstanding. All of the Post-Combination Company’s ordinary shares issued to the Thunder Bridge stockholders in connection with the Business Combination will be freely transferable by persons other than by affiliates of Sponsor, Thunder Bridge, the Post-Combination Company or the Company without restriction or further registration under the Securities Act. Additionally, Coincheck’s shareholders will receive 147,587,616 ordinary shares of the Post-Combination Company and 25,000,000 ordinary shares of the Post-Combination Company in escrow subject to forfeiture, all of which will be subject to the lock-up agreement described below. Sales of substantial amounts of the ordinary shares of the Post-Combination Company in the public market could adversely affect prevailing market prices of the ordinary shares of the Post-Combination Company. Prior to the Business Combination, there has been no public market for the ordinary shares of the Post-Combination Company. The Post-Combination Company has applied for listing of its ordinary shares on Nasdaq, but there can be no assurance that a regular trading market will develop for the ordinary shares of the Post-Combination Company.

Lock-up Agreements

Contemporaneously with the execution and delivery of the Business Combination Agreement, and as a condition and inducement to Thunder Bridge’s willingness to enter into the Business Combination Agreement, Coincheck, PubCo and the equityholders party thereto (for purposes of this subsection, each an “Equityholder”) executed and delivered Lock-Up Agreements in the form attached to this proxy statement/prospectus as Annex G, pursuant to which, among other things, each Equityholder (in his capacity as the stockholder of Coincheck) agreed to (i) deliver a duly executed copy of the Registration Rights Agreement on the Closing Date, and (ii) the lock-up restrictions in the Lock-Up Agreements.

Each Equityholder agreed not to transfer their respective PubCo Ordinary Shares, excluding any shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act or pursuant to a subscription agreement where the issuance of stock occurs on or after the Closing, following the Closing (subject to certain exceptions), except as follows:

•        An aggregate of one-third of the Equityholder’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the closing price of the lock-up shares is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period;

•        An aggregate of one-third of the Equityholder’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the last sale price of the lock-up shares is greater than or equal to $17.50 for any 20 trading days within any 30 consecutive trading day period; and

•        The remainder, being an aggregate of one-third of the Equityholder’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the last sale price of the lock-up shares is greater than or equal to $20.00 for any 20 trading days within any 30 consecutive trading day period.

The Lock-Up Agreement will terminate upon the earlier to occur of (A) the expiration of the lock-up period and (B) the third early lock-up expiration time.

Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, certain Thunder Bridge stockholders who receive PubCo Ordinary Shares, the Thunder Bridge Sponsor, PubCo and Monex (collectively, the “Holders”) will enter into the Registration Rights Agreement, pursuant to which, among other things, PubCo will agree to (i) file a Registration Statement within 20 days following the Closing Date to permit the public resale under the Securities Act of all the securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in the Registration Rights Agreement, and (ii) cause such Registration Statement to be declared effective as soon as practicable after the filing thereof. The Registration Rights Agreement also permits underwritten takedowns and provides for customary “piggy-back” registration rights.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of the Post-Combination Company or Post-Combination Company Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of the Post-Combination Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Post-Combination Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of the Post-Combination Company or Post-Combination Company Warrants for at least six months but who are the Post-Combination Company’s affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        one percent (1%) of the total number of ordinary shares of the Post-Combination Company then issued and outstanding; or

•        the average weekly reported trading volume of the ordinary shares of the Post-Combination Company during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by the Post-Combination Company’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Post-Combination Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•        at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after consummation of the Business Combination, reflecting its status as an entity that is not a shell company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THUNDER BRIDGE

The following table sets forth information regarding (i) the actual beneficial ownership of Thunder Bridge Common Stock as of [•], 2024 and (ii) the expected beneficial ownership of the Post-Combination Company ordinary shares immediately following the Closing, assuming that no Public Shares are redeemed, and alternatively that 3,517,087 Public Shares are redeemed, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of Thunder Bridge Common Stock or of Post-Combination Company ordinary shares;

•        each of our current executive officers and directors;

•        each person who will become an executive officer or director of the Post-Combination Company post-Business Combination; and

•        all executive officers and directors of Thunder Bridge as a group pre-Business Combination and all executive officers and directors of the Post-Combination Company post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, Thunder Bridge believes that all persons named in the table have sole voting and investment power with respect to all shares of Thunder Bridge Common Stock beneficially owned by them.

The beneficial ownership of shares of Thunder Bridge Common Stock pre-Business Combination is based on 10,078,338 shares of Thunder Bridge Common Stock (including 3,517,087 Public Shares and 5,913,195 Founder Shares) issued and outstanding as of [•], 2024.

The beneficial ownership information below excludes the shares underlying the Public Warrants and the Private Warrants because those securities are not exercisable within 60 days of this proxy statement/prospectus and are contingent upon the consummation of the Business Combination. The beneficial ownership information below also excludes the Company Earn-Out Shares, and the shares expected to be issued or reserved under the Omnibus Incentive Plan.

The expected beneficial ownership of shares of the Post-Combination Company ordinary shares post-Business Combination, assuming none of the Public Shares are redeemed has been determined based upon the following: (i) that no Public Stockholders exercise their redemption rights (no redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of Thunder Bridge Common Stock (pre-Business Combination) or the Post-Combination Company ordinary shares (post-Business Combination), (iii) that 147,587,616 Post-Combination Company ordinary shares are issued to Coincheck equityholders in the Business Combination (which includes 25,000,000 Escrowed Company Earn-Out Shares), (iv) an aggregate of 10,078,338 Post-Combination Company ordinary shares are issued to Thunder Bridge stockholders and the sponsor, in the Business Combination, and (v) there will be an aggregate of 157,665,954 Post-Combination Company ordinary shares issued and outstanding at Closing.

The expected beneficial ownership of shares of the Post-Combination Company ordinary shares post-Business Combination assuming the maximum number of Public Shares have been redeemed, has been determined based on the following: (i) that holders of 3,517,087 Public Shares exercise their redemption rights (maximum redemption scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of Thunder Bridge Common Stock (pre-Business Combination) or the Post-Combination Company ordinary shares (post-Business Combination), (iii) that 147,587,616 Post-Combination Company ordinary shares are issued to Coincheck equityholders in the Business Combination (which includes 25,000,000 Escrowed Company Earn-Out Shares), (iv) an aggregate of 10,078,338 Post-Combination Company ordinary shares are issued to Thunder Bridge stockholders and the sponsor, and (v) there will be an aggregate of 154,148,867 Post-Combination Company ordinary shares issued and outstanding at Closing.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

After the Business Combination
	Before the Business Combination			Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of shares of Thunder Bridge Common Stock		%	Number of shares of Post-Combination Company Ordinary Shares	%	Number of shares of Post-Combination Company Ordinary Shares	%
TBCP IV, LLC(2)	6,561,251	(3)	65.1%	6,561,251	4.2%	6,561,251	4.3%
Gary A. Simanson(2)	6,561,251	(3)	65.1%	6,561,251	4.2%	6,561,251	4.3%
William A. Houlihan	—		—	—	—	—	—
David E. Mangum	—		—	—	—	—	—
Mary Anne Gillespie	—		—	—	—	—	—
Robert Hartheimer	—		—	—	—	—	—
Stewart J. Paperin	—		—	—	—	—	—
Allerd D. Stikker	—		—	—	—	—	—
All pre-Business Combination directors and officers as a group (7 persons):	6,561,251		65.1%	6,561,251	4.2%	6,561,251	4.3%

Directors and Executive Officers of Post-Combination Company Post-Business Combination
Oki Matsumoto					%		%
Gary A. Simanson
Takashi Oyagi
Yo Nakagawa
Yuko Seimei					%		%
Allerd Derk Stikker

			%		%		%
All post-Business Combination directors and executive officers as a group (9 individuals)			%		%		%

Five Percent Holders:
Monex Group, Inc.					%		%
Koichiro Wada
					%		%

____________

*        Less than 1%

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066.

(2)      Mr. Simanson, our President and Chief Executive Officer, may be deemed to beneficially own shares held by our sponsor by virtue of his control over our sponsor, as its managing member. Mr. Simanson disclaims beneficial ownership of our securities held by our sponsor other than to the extent of his pecuniary interest in such shares. Each of Thunder Bridge’s officers and directors is a member of the Sponsor. Upon the closing of the Business Combination, the shares of Class A common stock will automatically convert into PubCo Ordinary Shares.

(3)      Interests shown consist of 5,913,195 Founder Shares, classified as shares of Class A common stock, one share of Class B common stock and 648,055 shares of Thunder Bridge Class A Common Stock underlying the Private Placement Units. Founder Shares will automatically convert into PubCo Ordinary Shares on a one-for-one basis at the closing of the Business Combination.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Thunder Bridge

Market Price of Thunder Bridge Common Stock, Warrants and Units

The Thunder Bridge Common Stock, Thunder Bridge Warrants and Thunder Bridge Units are currently listed on Nasdaq under the symbols “THCP,” “THCPW” and “THCPU,” respectively. PubCo intends to apply to list the PubCo Ordinary Shares and PubCo Warrants on the Nasdaq Global Market under the symbols “CNCK” and “CNCKW,” respectively, upon the Closing. All outstanding Thunder Bridge Units will be separated into their component securities immediately prior to the Closing. Accordingly, Thunder Bridge will not have any units following consummation of the Business Combination, and therefore there will be no Nasdaq listing of the Thunder Bridge Units following the consummation of the Business Combination.

The closing price of the Thunder Bridge Common Stock, Thunder Bridge Warrants and Thunder Bridge Units on March 21, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was $9.65, $0.50 and $9.8517, respectively. As of            , 2024, the record date for the Stockholders Meeting, the closing price for the Thunder Bridge Common Stock, Thunder Bridge Warrants and Thunder Bridge Units was $            , $            and $            , respectively.

Holders

As of            , 2024, the record date for the Stockholders Meeting, there were [•] holders of record of Thunder Bridge Units, [•] holders of record of Thunder Bridge Common Stock, and [•] holders of record of Thunder Bridge Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Thunder Bridge Units, Thunder Bridge Common Stock and Thunder Bridge Warrants are held of record by banks, brokers and other financial institutions.

Dividends

Thunder Bridge has not paid any cash dividends on the Thunder Bridge Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Post-Combination Board at such time. The Post-Combination Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements. See “Material Dutch Tax Considerations of Acquiring, Owning or Disposing of PubCo Ordinary Shares or PubCo Warrants — Withholding Tax” beginning on page 128 of this proxy statement/prospectus for a summary of the Dutch dividend withholding tax regime applicable to dividends distributed by PubCo.

ADDITIONAL INFORMATION

Other Matters

The Thunder Bridge Board is aware of no other matter that may be brought before the Stockholders Meeting. Under Delaware law, only business that is specified in the notice of Stockholders Meeting to stockholders may be transacted at the Stockholders Meeting.

As of the date of this proxy statement/prospectus, the Thunder Bridge Board does not know of any matters that will be presented for consideration at the Stockholders Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Stockholders Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

Legal Matters

The validity of the Post-Combination Company ordinary shares to be issued in connection with the Business Combination will be passed upon by De Brauw Blackstone Westbroek N.V. The validity of the assumed warrants under New York law has been passed on by Simpson Thacher & Bartlett LLP.

Experts

The financial statements of Coincheck, Inc., as of March 31, 2023, March 31, 2022 and April 1, 2021 and for each of the three years in the period ended March 31, 2023, included in this proxy statement/prospectus have been so included in reliance on the report of KPMG AZSA LLC, an independent registered public accounting firm, included herein, given on the authority of said firm as experts in auditing and accounting. The audit report contains an explanatory paragraph that states that the 2022 and 2021 financial statements have been restated to correct a misstatement.

The audited financial statements of Thunder Bridge Capital Partners IV, Inc., included in this proxy statement/prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, Thunder Bridge and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Thunder Bridge will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Stockholders may notify Thunder Bridge of their requests by calling or writing Thunder Bridge at its principal executive offices at (202) 431-0507 and 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the Thunder Bridge Common Stock and the warrant agent for the Thunder Bridge Warrants is Continental Stock Transfer & Trust Company. Thunder Bridge has agreed to indemnify Continental Stock Transfer & Trust Company in its role as both transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

Thunder Bridge files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Thunder Bridge’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Thunder Bridge has been supplied by Thunder Bridge, and all such information relating to Coincheck has been supplied by Coincheck. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Thunder Bridge Capital Partners IV, Inc.
9912 Georgetown Pike
Suite D203
Great Falls, Virginia 22066
Telephone: (202) 431-0507
Attention: Chief Executive Officer

Proxy Solicitor:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Telephone: Toll-Free (800) 662-5200 or (203) 658-9400
Email: THCP.info@investor.morrowsodali.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Thunder Bridge Capital Partners IV, Inc.

Opinion on the financial statements

We have audited the accompanying balance sheets of Thunder Bridge Capital Partners IV, Inc. (a Delaware corporation) (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s working capital deficit and dependency on a completion of a business combination raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

Philadelphia, Pennsylvania

April 1, 2024

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
BALANCE SHEETS

	December 31,
	2023	2022
ASSETS
Current assets:
Cash	$13,002	$32,022
Prepaid expenses	5,002	121,217
Total current assets	18,004	153,239
Cash and marketable securities held in Trust Account	37,273,384	239,770,045
Total assets	$37,291,388	$239,923,284

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,664,765	$2,126,638
Income taxes payable	1,460,954	674,439
Excise taxes payable	2,070,896	—
WCL Promissory Note payable – related party, at fair value	781,000	206,000
Total current liabilities	5,977,615	3,007,077
Warrant liability	390,110	927,321
Deferred underwriting fee payable	8,278,474	8,278,474
Total liabilities	14,646,199	12,212,872

Commitments

Shares subject to possible redemption, 3,517,086 and 23,652,784 shares at redemption value at December 31, 2023 and 2022, respectively.	37,025,930	239,406,682

Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none outstanding	—	—
Class A Common Stock, $0.0001 par value; 200,000,000 shares authorized; 6,561,250 and 648,055 outstanding (excluding 3,517,086 and 23,652,784 shares subject to possible redemption) as of December 31, 2023 and 2022, respectively	656	65
Class B Common Stock, $0.0001 par value; 20,000,000 shares authorized; 1 and 5,913,196 issued and outstanding as of December 31, 2023 and 2022, respectively	—	591
Additional paid in capital	—	—
Accumulated deficit	(14,381,397)	(11,696,926)
Total stockholders’ equity (deficit)	(14,380,741)	(11,696,270)
Total liabilities and stockholders’ equity (deficit)	$37,291,388	$239,923,284

See accompanying notes to the financial statements.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2023	2022
Operating expenses	$1,389,821	$3,075,258
Loss from operations	(1,389,821)	(3,075,258)
Other income (loss):
Interest income	6,158,350	3,409,917
Change in fair value of warrant liability	537,211	3,202,088
Income (loss) before income taxes	5,305,740	3,536,747
Provision for income taxes	1,210,504	674,439
Net income	$4,095,236	$2,862,308
Weighted average shares outstanding redeemable Class A Common Stock	13,391,853	23,652,784
Basic and diluted net income per share, redeemable Class A Common Stock	$0.37	0.12
Weighted average shares outstanding non-redeemable Class A and Class B Common Stock	6,561,252	6,561,252
Basic and diluted net income (loss) per share, non-redeemable Class A and Class B Common Stock	$(0.13)	$—

See accompanying notes to the financial statements.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	648,056	$65	5,913,196	$591	$—	$(11,688,211)	$(11,687,555)
Common Stock subject to redemption	—	—	—	—	—	(2,871,023)	(2,871,023)
Net Income	—	—	—	—	—	2,862,308	2,862,308
Balance – December 31, 2022	648,056	65	5,913,196	591	—	(11,696,926)	(11,696,270)
Conversion of Class B Common Stock to Class A Common Stock	5,913,195	591	(5,913,195)	(591)	—	—	—
Common Stock subject to redemption	20,135,697	2,014	—	—	207,087,549	—	207,089,563
Common Stock redeemed	(20,135,697)	(2,014)	—	—	(207,087,549)	(4,708,811)	(211,798,374)
Excise tax imposed on Common Stock redemptions	—	—	—	—	—	(2,070,896)	(2,070,896)
Net Income	—	—	—	—	—	4,095,236	4,095,236
Balance – December 31, 2023	6,561,251	$656	1	$—	$—	$(14,381,397)	$(14,380,741)

See accompanying notes to the financial statements.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022
Cash flow from operating activities:
Net income	$4,095,236	$2,862,308
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned in Trust Account	(6,158,350)	(3,409,917)
Change in fair value of warrant liability	(537,211)	(3,202,088)
Changes in operating assets and liabilities:
Prepaid expenses	116,215	252,726
Accounts payable and accrued expenses	(461,869)	2,279,738
Income taxes payable	786,515	308,439
Net cash used in operating activities	(2,159,464)	(908,794)

Cash flows from investing activities:
Proceeds from redemption of Trust Account	208,655,007	175,531
Net cash provided by investing activities	208,655,007	175,531

Cash flows from financing activities:
Redemption of Common Stock	(207,089,563)	—
Proceeds from WCL Promissory Note payable – related party	1,179,000	206,000
Repayments of WCL Promissory Note payable – related party	(604,000)	—
Net cash (used in) provided by financing activities	(206,514,563)	206,000
Net change in cash	(19,020)	(527,263)
Cash at the beginning of the period	32,022	559,285
Cash at the end of the period	$13,002	$32,022

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Income taxes	$368,989	$—
Supplemental disclosures of noncash investing and financing activities:
Excise tax liabilities accrued for Common Stock redemptions	$2,070,896	$—

See accompanying notes to the financial statements.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Thunder Bridge Capital Partners IV, Inc. (the “Company”) is a blank check company incorporated in Delaware on January 7, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2023, the Company had not yet commenced any operations. All activity for the years ended December 31, 2023 and 2022 related to the Company’s formation, the initial public offering that was consummated by the Company on July 2, 2021 (the “Initial Public Offering”), and subsequent to the completion of the Initial Public Offering, identifying a target company for and consummating a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Registration Statement on Form S-1 for the Initial Public Offering, initially filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2021, as amended (File No. 333-254359) was declared effective on June 29, 2021 (the “Registration Statement”). On July 2, 2021, the Company consummated the Initial Public Offering of 22,500,000 units (“Units” and, with respect to the (i) shares of Class A Common Stock (as defined below) included in the Units offered, the “Public Shares” and (ii) redeemable warrants included in the Units offered, the “Public Warrants”), generating gross proceeds of $225,000,000 (see Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 625,000 units (the “Private Placement Units”) at a price of $10.00 per unit in a private placement to TBCP IV, LLC (the “Sponsor”), generating gross proceeds of $6,250,000 (the “Private Placement”) (see Note 4). The Private Placement Units consist of one share of Class A Common Stock (the “Private Placement Shares”), and one-fifth of one redeemable warrant (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”). Each whole Private Placement Warrant entitles the holder to purchase one share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), at an exercise price of $11.50 per whole share.

Following the closing of the Initial Public Offering on July 2, 2021, an amount of $225,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Units in the Private Placement was placed in an U.S.-based trust account (“Trust Account”), which were initially invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, on June 22, 2023, the Company instructed Continental Stock Transfer & Trust Company (“Continental”) to liquidate the investments held in the Trust Account, as of July 1, 2023, and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at JPMorgan Chase Bank, N.A, with Continental continuing to act as trustee, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to the Company’s stockholders, as described below.

Transaction costs of the Initial Public Offering and the Private Placement amounted to $12,793,700 consisting of (i) $4,500,000 of underwriting fees, (ii) 8,278,474 of deferred underwriting fees (see Note 6) and (iii) $418,700 of other costs.

On August 9, 2021, the underwriters of the Initial Public Offering exercised the over-allotment option in part and purchased an additional 1,152,784 units (the “Over-Allotment Units”), generating gross proceeds of $11,527, (the “Over-Allotment”). In conjunction with the Over-Allotment, the Company consummated a sale of an additional 23,055 Private Placement Units to the Sponsor at a price of $10.00 per unit, generating gross proceeds of $230,550. Following the Over-Allotment, an additional $11,527,840 of proceeds was placed in the

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Trust Account. In connection with the partial exercise of the over-allotment option and the expiration of the over-allotment option, 555,554 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock,” together with the Class A Common Stock, the “Common Stock”) were forfeited for no consideration.

The Company’s executive officers and directors (“Management”) has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The rules of the Nasdaq Stock Market LLC (“Nasdaq”) provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which Public Stockholders may seek to redeem their Public Shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the amended and restated certificate of incorporation of the Company currently in effect, as amended (the “Amended and Restated Charter”), provides that, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.59 per share, as of December 31, 2023, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters of the Initial Public Offering (see Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Warrants. These shares of Class A Common Stock have been recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”).

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to the Amended and Restated Charter, offer such redemption pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Sponsor has agreed (i) to vote its Founder Shares (as defined in Note 5), the Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (ii) not to propose an amendment to the Amended and Restated Charter with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (iii) not to redeem any shares (including the Founder Shares) and Private Placement Units (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Charter relating to stockholders’ rights of pre-Business Combination activity and (iv) that the Founder Shares and Private Placement Units (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the Trust Account assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The Company completed its Initial Public Offering, at which time, capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. Additionally, the Sponsor executed the WCL Promissory Note (as defined in Note 5) to loan the Company up to $1,500,000. Through December 31, 2023, the Company has borrowed $1,385,000 and repaid $604,000 under the WCL Promissory Note, and $115,000 remains available to finance transaction costs in connection with the initial Business Combination

Extension of the Combination Period

The Company initially had until July 2, 2023, 24 months from the closing of the Initial Public Offering, to consummate its initial Business Combination (the “Combination Period”). On June 21, 2023, the Company held a special meeting of its stockholders in lieu of an annual meeting of stockholders (the “2023 Special Meeting”) at which its stockholders approved, among other things, an amendment to the Amended and Restated Charter to (i) extend the Combination Period to July 2, 2024 (or such earlier date as determined by the Company’s board of directors (the “Board of Directors”)) (the “Extension Amendment Proposal”) and (ii) provide for the right of a holder of shares of Class B Common Stock, to convert such shares into shares of Class A Common Stock on a one-for-one basis prior to the closing of a Business Combination (the “Founder Share Amendment Proposal” and

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

together with the Extension Amendment Proposal, the “Charter Amendment Proposals”). In connection with the vote to approve the Charter Amendment Proposals, the holders of 20,135,697 shares of Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.28 per share (the “Redemptions”), for an aggregate redemption amount of approximately $207.1 million. The Redemptions were effected on July 3, 2023. As a result of the Founder Share Conversion (as defined in Note 5) and the Redemptions, as of December 31. 2023, there were 10,078,337 shares of Class A Common Stock issued and outstanding.

If the Company has not completed a Business Combination by the end of the Combination Period, pursuant to the Amended and Restated Charter, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board of Directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under the Delaware General Corporation Law (the “DGCL”) to provide for claims of creditors and the requirements of applicable law. The underwriters of the Initial Public Offering have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023 (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the Excise Tax. Whether and to what extent the Company would be subject to the Excise Tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the Excise Tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the Excise Tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In connection with the stockholders’ vote at the 2023 Special Meeting, Public Stockholders exercised their right to redeem 20,135,697 shares of Common Stock for a total of $207,089,563. The Excise Tax should be recognized in the period incurred, that is when the repurchase occurs. Any reduction in the tax liability due to a subsequent stock issuance, or an event giving rise to an exception, that occurs within a tax year should be recorded in the period of such stock issuance or event giving rise to an exception. As of December 31, 2023, the Company recorded $2,070,896 of Excise Tax liability calculated as 1% of shares redeemed on July 3, 2023.

Nasdaq Notice

On October 24, 2023, the Company received a letter (the “Total Stockholders Notice”) from the Listing Qualifications Department of Nasdaq (the “Nasdaq Staff” notifying the Company that it is not in compliance with Nasdaq Listing Rule 5450(a)(2), which requires the Company to maintain at least 400 total holders for continued listing on the Nasdaq Global Market (the “Total Stockholders Rule”). The Total Stockholders Notice stated that the Company had until December 8, 2023 to provide Nasdaq with a plan to regain compliance. The Total Stockholders Notice had no immediate effect on the listing of our securities, and our securities continue to trade on the Nasdaq Global Market.

On October 26, 2023, the Company filed a Current Report on Form 8-K to disclose its receipt of the Total Stockholders Notice in accordance with Nasdaq Listing Rule 5810(b).

On December 8, 2023, the Company submitted its plan to meet the requirements under the Total Stockholders Rule. On December 13, 2023, the Company received a letter from the Nasdaq Staff granting the Company until April 22, 2024 to file documentation with Nasdaq from the Company’s transfer agent, or independent source, that demonstrates that its Common Stock has a minimum of 400 total holders. In the event the Company does not satisfy these terms, the Nasdaq Staff will provide the Company with a written notification that its securities will be delisted. At that time, the Company may appeal the Nasdaq Staff’s determination to a Listing Qualifications Panel.

The Company intends to continue with its plan to meet the requirements and regain compliance under the Total Stockholders Rule. However, there can be no assurance that it will be able to regain compliance under the Total Stockholders Rule, or will otherwise be in compliance with other Nasdaq listing criteria.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Correction of an Immaterial Error in Previously issued Financial Statements

During the three months ended December 31, 2023, the Company determined that it had made an error when calculating its December 31, 2022 accrual for legal fees in connection with its proposed Business Combination. Accordingly, the Company recorded an adjustment and concurrently corrected for an underaccrual of income taxes as of December 31, 2022 and revised the December 31, 2022 balances presented herein. The below table shows the line items impacted and compares the amounts as previously stated to the revised amounts included in “Item 1. Business” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (this “Report”).

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The balance sheet amounts shown below are as of December 31, 2022. The income statement amounts are for the year ended December 31, 2022.

	As Stated	Revised	Change
Balance Sheet
Accounts payable and accrued expenses	$1,596,449	$2,126,638	$530,189
Income taxes payable	308,439	674,439	366,000
Accumulated deficit	(10,800,737)	(11,696,926)	(896,189)

Income Statement
Formation costs and other operating expenses	$2,545,069	$3,075,258	$530,189
Loss from operations	(2,545,069)	(3,075,258)	(530,189)
Provision for income taxes	308,439	674,439	366,000
Net income	$3,758,497	$2,862,308	(896,189)

Basic and diluted net income per share, redeemable Class A Common Stock	$0.15	$0.12	$(0.03)
Basic and diluted net income (loss) per share, non-redeemable Class A and Class B Common Stock	$0.03	$—	$(0.03)

Liquidity and Capital Resources

As of December 31, 2023, the Company had a working capital deficit of approximately $5,960,000, including approximately $13,000 in its operating bank account.

The Company’s liquidity needs to date have been satisfied through (i) a contribution of $25,000 from the Sponsor to cover certain expenses in exchange for the issuance of the Founder Shares, (ii) an advance from an affiliate of the Sponsor of the payment of certain formation and operating costs on behalf of the Company and (iii) the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, as of December 31, 2023 and 2022, there was $781,000 and $206,000, respectively, outstanding under the WCL Promissory Note (see Note 5).

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern” (“ASC 205-40”), the Company has evaluated its liquidity and financial condition and determined that it is probable the Company will not be able to meet its obligations over the period of one year from the issuance date of the accompanying financial statements. In addition, while the Company plans to seek additional funding or to consummate an initial Business Combination, there is no guarantee the Company will be able to borrow such funds from its Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors in order to meet its obligations through the earlier of the consummation of an initial Business Combination or one year from this filing. The Company has determined that the uncertainty surrounding its liquidity condition raises substantial doubt about its ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In connection with the vote to approve the Charter Amendment Proposals and the Redemptions, the Company received $988,100 from Continental, the trustee of the Trust Account, from the excess interest in the Trust Account, pursuant to the Company’s letter of instructions requesting a withdrawal sufficient to meet any potential estimated tax obligations. The Company anticipates continuing to make payments on its operating expenses, including taxes as they become due and payable through a combination of cash held on the balance sheet and advances from the Working Capital Loans (as defined in Note 5). The Company estimates as of December 31, 2023, income taxes payable of $1,460,954. As of December 31, 2023, the Company’s cash balances are insufficient to pay its estimated income tax obligation. The Sponsor has advised the Company that it is prepared to honor advances to meet the Company’s income tax obligations, less any cash held on the Company’s balance sheet, as they become due.

During 2023 and 2022, the Company made payments for operating expenses, including taxes, as well as other expenses and obligations, including repayment of advances made on the WCL Promissory Note.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the accompanying financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires Management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the accompanying financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

The Company had $13,002 and $32,022 in cash and no cash equivalents as of December 31, 2023 and 2022, respectively.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

Offering Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs are charged against the carrying value of Class A Common Stock or the statement of operations based on the relative value of the Class A Common Stock and the Public Warrants to the proceeds received from the Units sold upon the completion of the Initial Public Offering. Accordingly, offering costs in the aggregate of $13,427,731 were recognized, $269,805 of which was allocated to the Warrants and immediately expensed included in formation costs and other operating expenses, and $13,157,926 was allocated to Class A Common Stock, reducing the carrying amount of such shares.

Cash Held in Trust Account

At December 31, 2022, the assets held in the Trust Account were invested in a money market fund.

On June 22, 2023, the Company instructed Continental to liquidate the investments held in the Trust Account as of July 1, 2023, and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at JPMorgan Chase Bank, N.A., with Continental continuing to act as trustee, until the earlier of the consummation of the Business Combination or liquidation. As a result, at December 31, 2023, the assets held in the Trust Account were invested in an interest-bearing demand deposit account at a bank.

Shares Subject to Possible Redemption

All of the Class A Common Stock sold as part of the Units in the Initial Public Offering contain a redemption feature that allows for the redemption of such shares (i) in connection with the Company’s liquidation, (ii) if there is a shareholder vote or tender offer in connection with the Business Combination and (iii) in connection with certain amendments to the Amended and Restated Charter. In accordance with ASC 480, conditionally redeemable Class A Common Stock (including Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, such shares are classified as stockholders’ equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Accordingly, as of December 31, 2023 and December 31, 2022, 3,517,086 and 23,652,784 shares of Class A Common Stock, respectively, representing the Public Shares, subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ equity (deficit) section of the accompanying balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares of Common Stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares of Common Stock are affected by charges against shares of Common Stock and accumulated deficit.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income (Loss) Per Share of Common Stock

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has two classes of shares, the (i) Class A Common Stock subject to possible redemption and non-redeemable Class A Common Stock and (ii) Class B Common Stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per share of Common Stock is computed by dividing net income (loss) by the weighted average number of Common Stock outstanding during the period.

The calculation of diluted net income (loss) per share does not consider the effect of the Public Warrants issued in connection with the Initial Public Offering and the sale of the Private Placement Warrants in the Private Placement, because the exercise of the Warrants is contingent upon the occurrence of future events.

The following tables reflect the calculation of basic and diluted net income (loss) per share:

	For the Years Ended December 31,
	2023	2022
Net Income	$4,095,236	$2,862,308
Accretion of redeemable common stock to redemption amount	(4,708,811)	(2,871,023)
Excise taxes on stock redemption	(2,070,896)	—
Net income (loss) including accretion of temporary equity to redemption value and excise taxes on stock redemption	$(2,684,471)	$(8,715)
	For the Years December 31,
	2023		2022
	Redeemable	Non- redeemable	Redeemable	Non- redeemable
Basic and diluted net income (loss) per share
Numerator:
Allocation of net income (loss) including accretion of temporary equity to redemption value	$(1,801,727)	$882,744)	$(6,822)	$(1,893)
Accretion of redeemable Common Stock to redemption value	4,708,811		2,871,023	—
Excise taxes on stock redemption	2,070,896	—	—	—
Net income (loss)	$4,977,980	$(882,744)	$2,864,201	$(1,893)
Denominator:
Basic and diluted weighted average Common Stock outstanding	13,391,853	6,561,252	23,652,784	6,561,252
Basic and diluted net income (loss) per share	$0.37	$(0.13)	$0.12	$—

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and Management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value upon issuance and remeasured at each reporting date, with changes in the fair value reported in the accompanying statements of operations. The classification of derivative financial instruments is evaluated at the end of each reporting period.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the accompanying balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrants

The Company accounts for the Warrants as liability-classified instruments based on an assessment of the Warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the Warrants (i) are freestanding financial instruments pursuant to ASC 480, (ii) meet the definition of a liability pursuant to ASC 480, and (iii) meet all of the requirements for equity classification under ASC 815, including whether the Warrants are indexed to the Company’s own Common Stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of Warrant issuance and as of each subsequent reporting period while the Warrants are outstanding. Because the Company does not control the occurrence of events, such as a tender offer or exchange, that may trigger cash settlement of the Warrants where not all of the stockholders also receive cash, the Warrants do not meet the criteria for equity treatment thereunder, as such, the Warrants must be recorded as derivative liability.

For issued or modified Warrants that meet all of the criteria for equity classification, the Warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified Warrants that do not meet all the criteria for equity classification, the Warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the Warrants are recognized as a non-cash gain or loss on the accompanying statements of operations.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying financial statements.

Subsequent Events

Management of the Company evaluates events that have occurred after the balance sheet date December 31, 2023 through the date the accompanying financial statements were issued. Based upon the review, Management did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the accompanying financial statements, except as follows:

On March 28, 2024, the Company issued a promissory note to the Sponsor in the principal amount of up to $1,000,000 (the “2024 Promissory Note”). The 2024 Promissory Note bears no interest and is repayable in full upon the earlier of (i) the date of the consummation of the initial Business Combination, and (ii) the date of the Company’s liquidation. As of the date of the Report, the Company has borrowed $887,500 under the 2024 Promissory Note.

As of the date of the Report, the Company has borrowed an additional $115,000 under the WCL Promissory Note in 2024 and $0 remains available to borrow under the WCL Promissory Note.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. INITIAL PUBLIC OFFERING

On July 2, 2021, the Company consummated its Initial Public Offering of 22,500,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one Public Share and one-fifth of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $11.50 per whole share (see Note 7).

On August 9, 2021, the underwriter of the Initial Public Offering exercised the over-allotment option in part and purchased an additional 1,152,784 Over-Allotment Units at $10.00 per Over-Allotment Unit.

NOTE 4. PRIVATE PLACEMENT

On July 2, 2021, simultaneously with the Initial Public Offering, the Sponsor purchased an aggregate of 625,000 Private Placement Units at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $6,250,000 in the Private Placement. On August 9, 2021, in connection with the Over-Allotment, the Company consummated a sale of an additional 23,055 Private Placement Units to the Sponsor at a price of $10.00 per Private Placement Unit, generating gross proceeds of $230,550.

Each Private Placement Unit is identical to the Units offered in the Initial Public Offering, except there will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Shares or Private Placement Warrants, which will expire worthless if the Company does not consummate a Business Combination within the Combination Period. The Company recorded the excess of the fair value of the Private Placement Warrants over the proceeds of $1,250 as a financing expense upon the closing of the Initial Public Offering.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On February 8, 2021, the Company issued an aggregate of 6,468,750 shares of Class B Common Stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. The Founder Shares included an aggregate of up to 843,750 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). On August 9, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 1,152,784 Over-Allotment Units. In connection with the partial exercise of the over-allotment option and the expiration of the over-allotment option on August 9, 2021, 555,554 shares of Class B Common Stock were forfeited by the Sponsor for no consideration.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (i) one year after the completion of a Business Combination or (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

On June 29, 2023, following the approval of the Founder Share Amendment Proposal by the Company’s stockholders at the 2023 Special Meeting, the Company issued an aggregate of 5,913,195 shares of Class A Common Stock to the Sponsor upon the conversion of an equal number of shares of Class B Common Stock held by the Sponsor as Founder Shares (the “Founder Share Conversion”). The 5,913,195 shares of Class A Common Stock issued in connection with the Founder Share Conversion are subject to the same restrictions as applied to the Class B Common Stock before the Founder Share Conversion, as described above. As a result of the Founder Share Conversion and the Redemptions, the Sponsor holds approximately 65.1% of the issued and outstanding shares of Class A Common Stock at December 31, 2023.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into units at a price of $10.00 per unit. The units will be identical to the Private Placement Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. On March 25, 2022, the Company issued a promissory note, representing a Working Capital Loan from the Sponsor, of up to $1,500,000 (as amended and restated, the “WCL Promissory Note”). At December 31, 2023 and 2022 there was $781,000 and $206,000 outstanding under the WCL Promissory Note, respectively. Through December 31, 2023, the Company had borrowed $1,385,000 and repaid $604,000 of the total advanced, so that $115,000 remained available to finance transaction costs in connection with the initial Business Combination.

The fair value of the WCL Promissory Note as of December 31, 2023 and 2022 was $781,000 and $206,000, respectively, with changes in fair value recorded to the accompanying statements of operations. For the years ended December 31, 2023 and 2022, there were no changes in fair value recorded to the accompanying statements of operations.

Administrative Support Agreement

The Company entered into an agreement, whereby, commencing on July 2, 2021, through the earlier of the consummation of a Business Combination or the Company’s liquidation, the Company pays an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. The Company had incurred and paid $120,000 and $120,000 for the years ended December 31, 2023 and 2022, respectively.

Advisory Agreement

The Company entered into an agreement, whereby, commencing on July 2, 2021, through the earlier of the consummation of a Business Combination or the Company’s liquidation, the Company pays an affiliate of its Chief Executive Officer a monthly fee of $20,000 for advisory services related to its search for and consummation of its Business Combination. The Company had incurred and paid $240,000 and $240,000 for the years ended December 31, 2023 and 2022, respectively.

NOTE 6. COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Units and any units that may be issued upon conversion of the Working Capital Loans (and in each case holders of their component securities, as applicable) are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS (cont.)

Underwriting Agreement

The Company granted the underwriters of the Initial Public Offering a 45-day option to purchase up to 3,375,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On August 9, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 1,152,784 Over-Allotment Units.

The underwriters were paid a cash underwriting discount of two percent (2.00%) of the gross proceeds of the Initial Public Offering and the exercise of the Over-Allotment, or $4,730,557. In addition, the underwriters are entitled to a deferred fee of three and half percent (3.5%) of the gross proceeds of the Initial Public Offering and the Over-Allotment, or $8,278,474. The deferred fee was placed in the Trust Account and will be paid in cash upon the closing of a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (i) 30 days after the consummation of a Business Combination or (ii) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A Common Stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, it will use its best efforts to file with the SEC, and within 60 business days following the Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the Warrants and to maintain a current prospectus relating to those shares of Class A Common Stock until the Warrants expire or are redeemed. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A Common Stock and equity-linked securities) for any 20 trading days within a 30-trading day period commencing no earlier than the date the Warrants become exercisable and ending on the third business day before the date on which the Company sends the notice of redemption to the warrant holders.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. WARRANTS (cont.)

In addition, once the Public Warrants become exercisable, the Company may redeem the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.10 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder, provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares of Class A Common Stock to be determined by reference to a formula set out in the warrant agreement, dated June 29, 2021, by and between the Company and Continental (the “Warrant Agreement”);

•        if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class Common Stock and equity-linked securities) for any 20 trading days within a 30-trading day period commencing no earlier than the date the Warrants become exercisable and ending on the third business day before the date on which the Company sends the notice of redemption to the warrant holders (the “30-day Reference Period”); and

•        if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A Common Stock and equity-linked securities) for any 20 trading days within the 30-day Reference Period, the Private Placement Warrants are also concurrently redeemed at the same price and terms as the outstanding Public Warrants (provided that the redemption may be on a cashless basis).

If and when the Public Warrants become redeemable by the Company, it may exercise its redemption rights even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws; provided, that the Company will use its best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the Public Warrants were offered by the Company in the Initial Public Offering.

The exercise price and number of shares of Class A Common Stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of the Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (i) the Company issues additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Board of Directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (iii) the volume weighted average trading price of the Common Stock during the 20 trading day period starting on

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. WARRANTS (cont.)

the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will and the shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees (other than in the case the Public Warrants are redeemed for $0.10 as described above). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Warrant Agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A Common Stock in the Business Combination is payable in the form of common equity in the successor entity, and if the holders of the warrants properly exercise the Warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the Warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the Warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

At December 31, 2023 and 2022, there were (i) 4,730,557 whole Public Warrants outstanding with a fair value of $378,445 and $898,806, respectively, and (ii) 129,611 Private Placement Warrants outstanding with a fair value of $11,665 and $28,514, respectively.

The Company accounts for the 4,730,557 Public Warrants and the 129,611 Private Placement Warrants issued and outstanding in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the Warrants do not meet the criteria for equity treatment thereunder, each Warrant must be recorded as a derivative liability.

The Company believes that the adjustments to the exercise price of the Warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under ASC 815 – 40, and thus the Warrants are not eligible for an exception from derivative accounting. The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company classifies each Warrant as a liability at its fair value and the Warrants have been allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the Warrant liability will be adjusted to fair value, with the change in fair value recognized in the accompanying statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the Warrants will be reclassified as of the date of the event that causes the reclassification.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At December 31, 2023 and 2022, there were no shares of preferred stock issued or outstanding.

Class A Common Stock

The Company is authorized to issue up to 200,000,000 shares of Class A Common Stock. Holders of the Class A Common Stock are entitled to one vote for each share. At December 31, 2022, there were 648,055 shares of Class A Common Stock issued and outstanding (excluding 23,652,784 share of Class A Common Stock subject to possible redemption). In connection with the 2023 Special Meeting and the vote to approve the Charter Amendment Proposals, holders of 20,135,697 shares of Class A Common Stock elected to redeem their shares from the Trust Account for approximately $10.28 per share, or an aggregate of approximately $207.1 million. These shares were subsequently redeemed on July 3, 2023. As a result of the Founder Share Conversion and the Redemptions, as of December 31, 2023, there were 6,561,251 shares of Class A Common Stock issued and outstanding (excluding 3,517,087 shares of Class A Common Stock subject to possible redemption).

Class B Common Stock

The Company is authorized to issue up to 20,000,000 shares of Class B Common Stock. Holders of the Class B Common Stock are entitled to one vote for each share. At December 31, 2022, there were 5,913,196 shares of Class B Common Stock issued and outstanding. On June 29, 2023, following the approval of the Founder Share Amendment Proposal by the Company’s stockholders at the 2023 Special Meeting, the Company issued an aggregate of 5,913,195 shares of Class A Common Stock to the Sponsor upon the conversion of an equal number of shares of Class B Common Stock held by the Sponsor as Founder Shares. The 5,913,195 shares of Class A Common Stock issued in connection with the Founder Share Conversion are subject to the same restrictions as applied to the Class B Common Stock before the Founder Share Conversion (see Note 5). Following the Founder Share Conversion and the Redemptions, at December 31, 2023, there were 10,078,337 shares of Class A Common Stock issued and outstanding and one share of Class B Common Stock issued and outstanding and the Sponsor holds approximately 65.1% of the issued and outstanding shares of Class A Common Stock.

Holders of Class A Common Stock and Class B Common Stock vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law; provided that only holders of Class B Common Stock have the right to vote for the election of directors prior to the Business Combination.

The shares of Class B Common Stock will automatically convert into shares of Class A Common Stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A Common Stock, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B Common Stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of Common Stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A Common Stock and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any Private Placement-equivalent units and its underlying securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company). As a result of the 2023 Special Meeting and the stockholders’ approval of the Founder Share Amendment Proposal, holders of Founder Shares may also elect to convert their shares of Class B Common Stock into an equal number of shares of Class A Common Stock, subject to adjustment as provided above, at any time.

The Company may issue additional Common Stock or preferred stock to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS

“Fair value” is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        “Level 1”, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        “Level 2”, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        “Level 3”, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2023 and 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2023	December 31, 2022
Assets:
Cash and marketable securities held in Trust Account(1)	1	$37,273,384	$239,770,045

Liabilities:
Public Warrants	1	$378,445	$898,806
Private Placement Warrants	2	11,665	28,514
WCL Promissory Note payable – related party, at fair value	3	781,000	206,000

____________

(1)      Measured at fair value on a recurring basis.

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within Warrant liabilities on the accompanying balance sheets. The Warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of Warrant liabilities in the accompanying statements of operations.

Initial Measurement

The Company established the initial fair value for the Warrants on July 2, 2021, the date of the Initial Public Offering, using a Monte Carlo simulation and Black-Scholes Merton formula for the Private Placement Warrants and the Public Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Public Share and one-fifth of one Public Warrant), and (ii) the sale of Private Placement Units, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to shares of Class A Common Stock subject to possible redemption based on their relative fair values at the initial measurement date. The Private Placement Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants and Public Warrants were as follows:

Input	July 2, 2021
Risk-free interest rate	1.11%
Expected term to consummate the Business Combination (years)	6.49
Expected Volatility	14.1%
Exercise Price	$11.5
Stock price	$9.70

The Company’s use of a Monte Carlo simulation and Black-Scholes Merton formula required the use of subjective assumptions:

•        The risk-free interest rate assumption was based on the 6.0 year yield the yield on the Treasury notes as of the Valuation Date that matched the time period to consummate the Business Combination as of each Valuation Date.

•        The expected term was simulated out daily over the expected remaining life of the Public Warrants. The specific remaining life was based on Management’s estimated time to consummate the Business Combination as well as the five-year contractual period that begins once the transaction closes.

•        The expected volatility assumption was based on the implied volatility from a set of comparable publicly-traded Warrants as determined based on the size and proximity of other similar business combinations. An increase in the expected volatility, in isolation, would result in an increase in the fair value measurement of the Warrant liabilities and vice versa.

•        The fair value of the Units, which each consist of one Public Share and one-fifth of one Public Warrant, represents the closing price on the measurement date as observed from the ticker “THCP”. Based on the applied volatility assumption and the expected term to a Business Combination noted above, the Company determined that the risk neutral probability of exceeding the $18.00 redemption value by the start of the exercise period for the Warrants resulted in a nominal difference in value between the Public Warrants and Private Placement Warrants across the valuation dates utilized in the Monte Carlo simulation model.

Therefore, the resulting valuations for the two classes of Warrants were determined to be equal. On July 2, 2021, the Private Placement Warrants and Public Warrants were determined to be $1.00 and $1.01 per Warrant for aggregate values of $4.5 million and $126 thousand, respectively.

Subsequent Measurement

The warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2023 and 2022, is classified as Level 1 due to the use of an observable market quote in an active market under the ticker “THCPW”. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is classified as Level 2, due to the use of observable inputs.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows at the subsequent measurement date:

	December 31,
Input	2023	2022
Risk-free interest rate	3.84%	3.99%
Expected term (years)	5	5
Expected term to consummate the Business Combination (years)	0.50	0.55
Expected Volatility	24.0%	25.6%
Exercise Price	11.50	11.50
Stock price	10.22	9.95

As of December 31, 2023 and 2022, the aggregate values of the Private Placement Warrants and Public Warrants were approximately $390,000 and $927,000, respectively.

The following table presents the changes in the fair value of Warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2021	$111,465	$4,020,973	$4,132,469
Change in valuation inputs and other assumptions	(82,951)	(3,122,167)	(3,205,118)
Fair value as of December 31, 2022	28,514	898,806	927,321
Change in valuation inputs and other assumptions	(16,849)	(520,361)	(537,210)
Fair value as of December 31, 2023	$11,665	$378,445	$390,110

NOTE 10. BUSINESS COMBINATION

On March 22, 2022, the Company entered into a business combination agreement (as amended, the “Coincheck Business Combination Agreement”), by and among the Company, Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“PubCo”), M1 Co G.K., a Japanese limited liability company (“HoldCo”), Coincheck Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Coincheck, Inc., a Japanese joint stock company (godo kaisha) (“Coincheck”). On May 31, 2023, the Company, PubCo, HoldCo, Merger Sub and Coincheck entered into an amendment to the Coincheck Business Combination Agreement, extending the Termination Date (as defined in the Coincheck Business Combination Agreement) from July 2, 2023 to July 2, 2024, and providing an additional termination right for the Company and for Coincheck, if at any time prior to Closing (as defined in the Coincheck Business Combination Agreement), the Common Stock or Warrants are delisted on the Nasdaq Global Market, subject to an available cure period.

If the Coincheck Business Combination Agreement is approved by the Company’s stockholders, and the transactions contemplated by the Coincheck Business Combination Agreement are consummated, (i) Coincheck equityholders will conduct a share exchange pursuant to which they will receive shares of PubCo and Coincheck will become a wholly owned subsidiary of PubCo and (ii) the Company will merge with and into a wholly-owned subsidiary of PubCo, with the Company continuing as the surviving corporation and a wholly owned subsidiary of PubCo, with Company stockholders and warrantholders receiving identical numbers of securities of PubCo (collectively, the “Coincheck Business Combination”).

As consideration for the Coincheck Business Combination, Coincheck equityholders will receive approximately $1.25 billion in PubCo securities, valued at $10.00 per ordinary share, as well as the contingent right to receive up to 50 million PubCo ordinary shares as an earn out, with 25 million ordinary shares to be awarded if the closing price of PubCo ordinary shares equals or exceeds $12.50 for 20 out of 30 consecutive trading days, and 25 million ordinary shares to be issued if the closing price of PubCo ordinary shares equals or exceeds $15.00 for 20 out of 30 consecutive trading days.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 10. BUSINESS COMBINATION (cont.)

The consummation of the Coincheck Business Combination is subject to customary closing conditions, as well as a minimum cash condition of $100 million, after giving effect to any redemptions by Company stockholders, and third-party financing, if any.

The foregoing description of the Coincheck Business Combination Agreement is subject to and qualified in its entirety by reference to the full text of the (i) Coincheck Business Combination Agreement, a copy of which is filed with this Report, to which the accompanying financial statements and these notes form a part, and (ii) amendment to the Coincheck Business Combination Agreement, a copy of which is filed with this Report. Other than as specifically discussed, this Report does not give effect to the proposed Coincheck Business Combination.

NOTE 11. INCOME TAXES

As of December 31, 2023 and December 31, 2022, the Company’s net deferred tax assets are as follows:

	December 31, 2023	December 31, 2022
Deferred tax asset:
Organizational costs/Startup expenses	$1,189,400	$793,986
Net operating loss carryover	—	—
Total deferred tax asset	1,189,400	793,986
Valuation allowance	(1,189,400)	(793,986)
Deferred tax asset, net of allowance	$—	$—

The income tax benefit for the years ended December 31, 2023 and 2022 consists of the following:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Federal:
Current	$1,210,504	674,439

State:
Current	—	—
Income tax provision	$1,210,504	$674,439

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and December 31, 2021, consists of the following:

	December 31, 2023	December 31, 2022
Statutory federal income tax rate	21.00%	21.0%
Change in fair value of Warrant liabilities	(2.2)%	(19.0)%
Change in valuation allowance	6.3%	22.5%
Effective Tax Rate	24.1%	24.5%

The Company will file taxes in the U.S. Federal jurisdiction.

The Company does not have any net operating loss carryovers at 2023 and 2022, respectively.

The Company is subject to taxation in the United States. As of December 31, 2023, the Company has no tax years under examination by the Internal Revenue Services. The U.S. federal tax returns for tax years 2022, 2021 and 2020 remain open to examination by the tax authorities.

The Company has established a full valuation allowance for its deferred tax assets for the years ended December 31, 2023 and 2022, as it is more likely than not that these assets will not be realized in the foreseeable future. The valuation allowance increased by 395,414 from 2022 to 2023 and increased by $703,434 from 2021 to 2022.

COINCHECK, INC.
CONDENSED INTERIM STATEMENTS OF PROFIT OR LOSS
AND OTHER COMPREHENSIVE INCOME (UNAUDITED)

(Millions of yen)
		For the six months ended September 30,
	Notes	2022 As restated Note 2	2023
Revenue:
Revenue	6	¥117,808	¥63,387
Other revenue	6	779	146
Total revenue	6	118,587	63,533

Expenses:
Cost of sales		(113,899)	(60,938)
Selling, general and administrative expenses		(4,538)	(3,092)
Total expenses		(118,437)	(64,030)
Operating profit (loss)		150	(497)

Other income and expenses:
Other income		9	77
Other expenses		(97)	(133)
Financial expenses		(1)	(1)
Profit (loss) before income taxes		61	(554)
Income tax benefits	9	14	172
Net profit (loss) for the period		75	(382)
Other comprehensive income:
Other comprehensive income for the period, net of tax		—	—
Total comprehensive income (loss) for the period attributable to owners of the Company		¥75	¥(382)

Earnings (loss) per share:		(Yen )	(Yen )
Basic earnings (loss) per share		¥37.11	¥(188.87)
Diluted earnings (loss) per share		37.11	(188.87)

The accompanying notes are an integral part of these condensed interim financial statements (unaudited).

COINCHECK, INC.
CONDENSED INTERIM STATEMENTS OF
FINANCIAL POSITION (UNAUDITED)

(Millions of yen)
	Notes	As of March 31, 2023	As of September 30, 2023
Assets
Current assets:
Cash and cash equivalents	11	¥7,697	¥7,581
Cash segregated as deposits	11	40,936	38,177
Crypto assets held	7,12	18,969	19,298
Safeguard assets	8,13	288,639	296,999
Customer accounts receivable	11	439	508
Other financial assets	11	668	33
Other current assets		610	354
Assets held for sale		—	17
Total current assets		357,958	362,967
Non-current assets:
Property and equipment		644	294
Intangible assets		601	644
Crypto assets held	7	43	24
Other financial assets	11	579	579
Deferred tax assets	9	739	912
Other non-current assets		53	41
Total non-current assets		2,659	2,494
Total assets		¥360,617	¥365,461
Liabilities and equity
Liabilities:
Current liabilities:
Deposits received	11	¥41,058	¥38,212
Crypto asset borrowings	10,12	18,756	19,142
Safeguard liabilities	8,12	288,639	296,999
Other financial liabilities	11	1,289	655
Income taxes payable		1	1
Other current liabilities		80	110
Total current liabilities		349,823	355,119
Non-current liabilities:
Other financial liabilities	11	92	—
Provisions		225	247
Total non-current liabilities		317	247
Total liabilities		350,140	355,366
Equity:
Common stock		386	386
Capital surplus		478	478
Retained earnings		9,613	9,231
Total equity		10,477	10,095
Total liabilities and equity		¥360,617	¥365,461

The accompanying notes are an integral part of these condensed interim financial statements (unaudited).

COINCHECK, INC.
CONDENSED INTERIM STATEMENTS OF
CHANGES IN EQUITY (UNAUDITED)

(Millions of yen)
	Notes	Common stock	Capital surplus	Retained earnings	Total equity
Balance as of April 1, 2022		¥386	¥478	¥15,172	¥16,036
Net profit for the period		—	—	75	75
Transactions with owners:
Cash dividends	13	—	—	(5,000)	(5,000)
Total transactions with owners		—	—	(5,000)	(5,000)
Balance as of September 30, 2022		¥386	¥478	¥10,247	¥11,111

Balance as of April 1, 2023		¥386	¥478	¥9,613	¥10,477
Net loss for the period		—	—	(382)	(382)
Transactions with owners:
Cash dividends	13	—	—	—	—
Total transactions with owners		—	—	—	—
Balance as of September 30, 2023		¥386	¥478	¥9,231	¥10,095

The accompanying notes are an integral part of these condensed interim financial statements (unaudited).

COINCHECK, INC.
CONDENSED INTERIM STATEMENTS OF
CASH FLOWS (UNAUDITED)

(Millions of yen)
		For the six months ended September 30,
	Notes	2022 As restated Note 2	2023
Cash flows from operating activities:
Profit (loss) before income taxes		¥61	¥(554)
Adjustments for:
Depreciation and amortization		219	317
Impairment loss of crypto assets held (non-current assets)	7	59	4
Loss on sale of property and equipment		—	3
Loss on disposal of intangible assets		—	38
Net gain on sale of crypto assets held (non-current assets)		—	(15)
Decrease in cash segregated as deposits		11,634	2,759
(Increase) decrease in crypto assets held (current assets)		17,645	(317)
(Increase) decrease in customer accounts receivable		71	(69)
(Increase) decrease in other financial assets		(154)	635
Decrease in other current assets		614	256
Decrease in crypto assets held (non-current assets)		211	—
Decrease in deposits received		(12,942)	(2,846)
Increase (decrease) in crypto asset borrowings		(17,869)	386
Decrease in other financial liabilities		(215)	(454)
Increase (decrease) in other current liabilities		(415)	30
Other, net		(9)	27
Cash provided by (used in) operating activities		(1,090)	200
Interest income received		0	0
Interest expenses paid		(1)	(1)
Income taxes paid		(2,219)	(0)
Net cash provided by (used in) operating activities		(3,310)	199

Cash flows from investing activities
Purchase of property and equipment		(52)	(3)
Proceeds from sale of property and equipment		—	1
Purchase of intangible assets		(117)	(161)
Purchase of crypto assets held (non-current assets)		(25)	—
Payment of guarantee deposits		(225)	—
Purchase of other financial assets (non-current assets)		(22)	(13)
Other, net		1	—
Net cash used in investing activities		(440)	(176)

Cash flows from financing activities
Proceeds from short-term loans		1,200	400
Repayments of short-term loans		(1,400)	(400)
Repayments of long-term loans		(0)	—
Repayments of lease obligations		(116)	(139)
Cash dividends paid	13	(5,000)	—
Net cash used in financing activities		(5,316)	(139)

Net increase (decrease) in cash and cash equivalents		(9,066)	(116)
Cash and cash equivalents at the beginning of period		17,704	7,697
Cash and cash equivalents at the end of period		¥8,638	¥7,581

The accompanying notes are an integral part of these condensed interim financial statements (unaudited).

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

1.      Reporting entity

Coincheck, Inc. (the “Company”) is a limited company domiciled in 3-6 Maruyamacho, Shibuya-ku, Tokyo, Japan, which was founded in 2012. The Company became a subsidiary of Monex Group, Inc. in April 2018. The Company had a wholly owned subsidiary, Coincheck Technologies, Inc. (“CCT”), which was acquired in February 2021 and was sold to Monex Group, Inc. in January 2023. Therefore, the Company had no subsidiary for the six months ended September 30, 2023. The condensed interim financial statements for the six months ended September 30, 2022, consist of the Company and its subsidiary, while the interim financial statements for the six months ended September 30, 2023, consist of standalone financial information of the Company. The Group, which refers to the Company collectively with its subsidiary for the six months ended September 30, 2022 and the Company on a standalone basis for the six months ended September 30, 2023, is primarily engaged in providing end-to-end crypto asset exchange services, and the Group offers customers a multi-currency crypto marketplace with a deep pool of liquidity for trading crypto assets through its user-friendly applications. The Group provides a marketplace platform where customers can buy and sell cryptocurrencies, and an exchange platform where trades in Bitcoin and other cryptocurrencies are conducted via a matching engine. Moreover, the Group provides several other retail-focused crypto services, such as lending of cryptocurrencies.

2.      Correction of errors

The financial statements for the six months ended September 30, 2022 have been restated to correct the following errors.

(1)    Revenue recognition for transaction revenue

The Group corrected errors made with regard to revenue recognition for transaction revenue. Historically, the Group presented revenue as the difference between the prices that customers buy or sell cryptocurrencies on the Group’s Marketplace platform and the fair value of the underlying cryptocurrencies at the time of delivery to a customer or cover counterparty. During the year ended March 31, 2023, the Group concluded that the prices of selling cryptocurrencies to customers or cover counterparties and the associated cost of sales should have been presented on a gross basis.

The relevant comparative amounts have been restated to conform to the correction of the errors for the six months ended September 30, 2022. The errors in revenue recognition of transaction revenue have been corrected by restating revenue and cost of sales in the consolidated statements of profit or loss and other comprehensive income.

As a result of correcting the presentation of revenue transactions, revenue and cost of sales increased by 113,815 million yen for the six months ended September 30, 2022.

For the restatements related to Note 6 “Revenue” for the six months September 30, 2022, see Note 2(6)(c).

(2)    Sales rebates

The Group has certain marketing campaigns where the Group provides incentives when customers sign up to purchase crypto assets from the Group on a recurring basis. The restatement reclassifies these amounts as consideration payable to customers which decreases revenue.

The errors in presentation for sales rebates have been corrected by restating revenue, other revenue, and selling, general and administrative expenses in the consolidated statements of profit or loss and other comprehensive income for the six months ended September 30, 2022.

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

2.      Correction of errors (cont.)

As a result of the sales rebates’ errors, revenues decreased by 8 million yen and other revenue decreased by 29 million yen with a corresponding increase of 37 million yen to selling, general and administrative expenses for the six months ended September 30, 2022.

For the restatements related to Note 6 “Revenue” for the six months ended September 30, 2022, see Note 2(6)(c).

(3)    NFT transactions

The Group restated for errors made with regard to sales of NFTs. Other revenue, which mainly refers to sales of NFTs owned by the Group was previously presented net of cost of sales in the consolidated statements of profit or loss and other comprehensive income. To more appropriately reflect the nature of NFT transactions for the Group, revenue and cost of sales are now presented separately for the six months ended September 30, 2023.

As a result of the errors in presentation of sales of NFTs, cost of sales totaling 84 million yen have been corrected from other revenue to cost of sales and presented separately for the six months ended September 30, 2022. Other revenue has been restated to 84 million yen for the six months ended September 30, 2022.

For the restatements related to Note 6 “Revenue” for the six months ended September 30, 2022, see Note 2(6)(c).

(4)    Classification of crypto asset borrowings and safeguard liabilities (crypto assets held and safeguard assets)

The Group restated for errors made with regard to the classification of crypto asset borrowings with users. Upon revising the Group’s terms of use for crypto asset borrowings in March 2023, the Group determined that it incorrectly classified certain crypto assets as crypto assets held with a corresponding crypto borrowing. However, the previous terms of use were unclear as to when the rights and obligations for the underlying crypto assets are transferred to the Group. Upon revision of the terms of use, the Group concluded that the associated crypto assets held and crypto asset borrowings should have been classified as safeguard assets and safeguard liabilities within the consolidated statements of financial position. The relevant comparative amounts have been restated to conform to the change in classification as of September 30, 2023. Restatements to the consolidated statements of cash flows for the six months ended September 30, 2022 are shown below.

(5)    Cash and cash equivalents related to funds held at cover counterparties

The Group’s consolidated statement of financial position as of September 30, 2022 has been restated for an error made with regard to the classification of cash held at cover counterparties. Historically, the Group recorded certain deposits that meet the definition of cash and cash equivalents within other financial assets on the consolidated statement of financial position. It was determined that the deposits were considered demand deposits that require presentation within cash and cash equivalents. As such, the Group concluded that the cash held at cover counterparties should have been classified as cash and cash equivalents within the consolidated statement of financial position. Restatements to the consolidated statements of cash flows for the six months ended September 30, 2022 are shown below.

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

2.      Correction of errors (cont.)

(6)    Restatements of the consolidated financial statements for the six months ended September 30, 2022

(a)     Restatement of the consolidated statements of profit or loss and other comprehensive income

The restatements of revenue, other revenue, cost of sales and selling, general and administrative expenses within the consolidated statement of profit or loss and other comprehensive income for the six months September 30, 2022 are shown as follows:

(Millions of yen)
	For the six months ended September 30, 2022
	As reported	Restatements	As restated
Revenue (*1)	¥4,001	¥113,807	¥117,808
Other revenue (*2)	725	54	779
Cost of sales (*3)	—	(113,899)	(113,899)
Selling, general and administrative expenses (*1), (*2)	(4,575)	37	(4,538)
Operating profit	¥151	¥(1)	¥150

_________

Notes:

(*1)    Consists of the following error corrections:

(a)      113,815 million yen for the restatement of revenue recognition for transaction revenue.

(b)      (8) million yen for the restatement of sales rebates.

(*2)    Consists of the following error corrections:

(a)      (29) million yen for the restatement of sales rebates.

(b)      84 million yen for the restatement of NFT transactions.

(c)      (1) million yen for rounding adjustments.

(*3)    Consists of the following error corrections:

(a)      (113,815) million yen for the restatement of revenue recognition for transaction revenue.

(b)      (84) million yen for the restatement of NFT transactions.

(b)    Restatements related to the consolidated statement of cash flows

The restatements related to the consolidated statement of cash flows for the six months ended September 30, 2022 are shown as follows:

(Millions of yen)
	For the six months ended September 30, 2022
	As reported	Restatements	As restated
(Increase) decrease in crypto assets held (current assets) (*4)	¥19,321	¥(1,676)	¥17,645
Increase in other financial assets (*5)	(475)	321	(154)
Increase (decrease) in crypto asset borrowings (*6)	(19,546)	(1,677)	(17,869)
Increase (decrease) in other current liabilities (*7)	(414)	(1)	(415)
Cash provided by (used in) operating activities	(1,411)	321	(1,090)
Net cash provided by (used in) operating activities	(3,631)	321	(3,310)

Net increase (decrease) in cash and cash equivalents (*5)	(9,387)	321	(9,066)
Cash and cash equivalents at the beginning of period (*5)	17,253	451	17,704
Cash and cash equivalents at the end of period (*5)	¥7,866	¥772	¥8,638

_________

Note:

(*4)    (1,676) million yen for the restatements of the classification of crypto assets as of September 30, 2022 and March 31, 2022.

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

2.      Correction of errors (cont.)

(*5)    321 million yen for the restatements of cash and cash equivalents related to funds held at cover counterparties as of September 30, 2022 and March 31, 2022, which were 772 million yen and 451 million yen, respectively.

(*6)    Consists of the following error corrections:

(a)      (1,676) million yen for the restatements of the classification of crypto asset borrowings as of September 30, 2022 and March 31, 2022.

(b)      (1) million yen for rounding adjustments of crypto asset borrowings as of September 30, 2022 and March 31, 2022.

(*7)    (1) million yen for the rounding adjustments of other current liabilities as of September 30, 2022 and March 31, 2022.

(c)     Restatements related to the notes to the consolidated financial statements

The restatements related to Note 6 “Revenue” for the six months ended September 30, 2022 are shown as follows:

(Millions of yen)
	For the six months ended September 30, 2022
	As reported	Restatements	As restated
Revenue
Transaction revenue	¥3,580	¥113,808	¥117,388
Commission received	421	(1)	420
Sub-total	4,001	113,807	117,808
Other revenue	725	54	779
Total	¥4,726	¥113,861	¥118,587

3.      Basis of preparation of financial statements

(1)    Compliance with International Financial Reporting Standards

The condensed interim financial statements for the six months ended September 30, 2023 have been prepared in accordance with the International Accounting Standards (“IAS”) 34 Interim Financial Reporting as issued by the International Accounting Standards Board (“IASB”), and should be read in conjunction with the Group’s annual consolidated financial statements as of and for the year ended March 31, 2023 since they do not include all the information required in the annual consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by IASB.

(2)    Approval of the condensed interim financial statements

The condensed interim financial statements were authorized for issuance on April 19, 2024 by Chief Financial Officer (“CFO”) Keigo Takegahara.

(3)    Basis of measurement

The condensed interim financial statements are prepared on a historical cost basis, except for certain assets and liabilities recorded at fair value mainly including crypto assets held (current assets), crypto asset borrowings, safeguard assets, and safeguard liabilities.

(4)    Functional currency and presentation currency

The condensed interim financial statements are presented in Japanese yen, which is the functional currency of the Company. All amounts have been rounded to the nearest million Japanese yen, unless otherwise indicated.

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

3.      Basis of preparation of financial statements (cont.)

(5)    Use of judgements, estimates and assumptions

The preparation of financial statements in accordance with IFRS requires management to make certain judgments, estimates, and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

These estimates and underlying assumptions are reviewed on a continuous basis. Changes in these accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

The condensed interim financial statements are prepared based on the same judgments and estimations as well as the accounting estimates and assumptions applied and described in the annual consolidated financial statements as of and for the year ended March 31, 2023

4.      Significant accounting policies

Significant accounting policies adopted for the condensed interim financial statements for the six months ended September 30, 2023, are consistent with those adopted and described in the annual consolidated financial statements as of and for the year ended March 31, 2023, except for the new or amended accounting standards and interpretations as stated below.

(1)    New or amended accounting standards and interpretations adopted during the six months ended September 30, 2023

The Group has applied the following new or amended accounting standards and interpretations in the period commencing on April 1, 2023. The adoption of new or amended accounting standards and interpretations listed below have no impact on the amounts recognized in prior periods and are not expected to have material impact on the condensed interim financial statements for the six months ended September 30, 2023.

Standards	Name of Standards	Effective date (The fiscal year beginning on or after)	Adoption date of the Group	Content
IAS 1	Presentation of Financial Statements	January 1, 2023	March 2024	Amendments to disclosure of accounting policies
IAS 8	Accounting Policies, Changes in Accounting Estimates and Errors	January 1, 2023	March 2024	Improvement of disclosure of accounting policies and clarification of distinction between accounting policies and accounting estimates
IAS 12	Income Taxes	January 1, 2023	March 2024	Clarification of accounting for deferred taxes on leases and decommissioning obligations
IFRS 17	Insurance Contracts	January 1, 2023	March 2024	A comprehensive new accounting standard for insurance contracts

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

4.      Significant accounting policies (cont.)

(2)    New or amended accounting standards and interpretations issued that have not yet applied during the period, but applied for the year ended March 31, 2024

The new or amended accounting standards and interpretations issued that have not yet applied during the period, but applied for the year ended March 31, 2024, are as follows. They had no material impact on the Group’s consolidated financial statements for the year ended March 31, 2024.

Standards	Name of Standards	Effective date (The fiscal year beginning on or after)	Adoption date of the Group	Content
IAS 12	Income Taxes	May 23, 2023 (*1)	March 2024	Amendments to International Tax Reform- Pillar Two Model Rules

_________

Note:

(*1)    The amendments of IAS 12 regarding international tax reform — Pillar Two Model Rules is effective are required for annual reporting periods beginning on or after 1 January 2023, but are not required for any interim period ending on or before 31 December 2023.

(3)    New or amended accounting standards and interpretations issued but not yet applied

The new or amended accounting standards and interpretations issued but not yet applied for the six months ended September 30, 2023 and the year ended March 31, 2024, are as follows. The Group is evaluating the impact of applying the new or amended accounting standards.

Standards	Name of Standards	Effective date (The fiscal year beginning on or after)	Adoption date of the Group	Content
IAS 1	Presentation of Financial Statements	January 1, 2024	March 2025	Amendments to classification of liabilities as current or non-current
IAS7;	Statement of Cash Flows;	January 1, 2024	March 2025	Amendments to disclosure of supplier finance arrangements
IFRS7	Financial Instruments: Disclosures
IFRS 16	Leases	January 1, 2024	March 2025	Amendments to lease liability in a sale and leaseback
IAS 21	The Effects of Changes in Foreign Exchange Rates	January 1, 2025	March 2026	Amendments to lack of exchangeability
IFRS 10;	Consolidated Financial Statements;	Not determined	Not determined	Amendment of accounting for sale or contribution of assets between an investor and its associates or joint ventures
IAS 28	Investments in Associates and Joint Ventures
IFRS 18	Presentation and Disclosure in Financial Statements	January 1, 2027	March 2028	Replacement of IAS 1 and helping to achieve comparability of the financial performance of similar entities

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

5.      Segment information

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (the “CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Group’s President is the Group’s CODM. The CODM reviews financial information for purposes of making operating decisions, allocating resources, and evaluating financial performance. While the Group does have revenue from multiple services, no measures of profitability by service are available, so discrete financial information is not available for each such component. As such, the Group has determined that it operates as one operating segment and one reportable segment.

6.      Revenue

Prior year amounts have been restated to reflect the correction of errors discussed in Note 2(6)(c).

Revenue breakdowns by revenue from contracts with customers for the six months ended September 30, 2022 and September 30, 2023 are as follows:

(Millions of yen)
	For the six months ended September 30,
	2022 As restated	2023
Revenue
Transaction revenue (*1)	¥117,388	¥63,143
Commission received (*2)	420	244
Sub-total	117,808	63,387
Other revenue (*3)	779	146
Total	¥118,587	¥63,533

_________

Notes:

(*1)    Transaction revenue mainly refers to the revenue from sales of crypto assets to customers and cover counterparties.

(*2)    Commission received refers to remittance fees, deposit and withdrawal fees, commissions that received from the issuer and the applicants in the IEO business, commissions that arise from transactions on the NFT Marketplace and commissions that arise from transactions on the cryptocurrency exchange platform and other.

(*3)    Other revenue are mainly related to sales of NFTs owned by the Group.

The Group manages its business in one operating and reportable segment: Crypto Asset.

7.      Crypto assets held

Under IFRS, there are no accounting standards related to the transactions of crypto assets. However, cryptocurrencies holdings were discussed by the International Financial Interpretations Committee (“IFRIC”) with in the June 2019 Agenda Decision (“Agenda Decision”). The Agenda Decision did not specifically address the activity of crypto assets by entity. Thus, in order to determine the accounting treatment, the Group follows the requirements of IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors and refers to the “Conceptual Framework for Financial Reporting” and standards related to similar matters. In this context, the Group considers various factors to evaluate whether the Group has control for accounting purposes over crypto assets, and accounts for these transactions accordingly.

The Group’s holdings of crypto assets that are considered to be controlled by the Group for accounting purposes are presented as a part of assets in the statements of financial position. On the other hand, the Group’s holdings of crypto assets deposited by customers and considered not to be controlled by the Group are not recognized in the statements of financial position. However, the Group recognizes the obligation to safeguard crypto assets deposited by customers as Safeguard liabilities in the statements of financial position

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

7.      Crypto assets held (cont.)

and records corresponding Safeguard assets in the statements of financial position (Note 8 “Safeguard assets/Safeguard liabilities”). The amounts of crypto assets deposited by customers not recognized in the statements of financial position were 288,639 million yen and 296,999 million yen as of March 31, 2023 and September 30, 2023, respectively. These amounts are calculated based on the fair value at the end of the reporting period.

Crypto assets deposited by customers include cryptocurrencies and NFTs. Crypto assets deposited by customers are mainly held in electronic wallets administered by the Group in the same way as the Group’s holdings of crypto assets in its own accounts. Although the Group has the private keys that are necessary to dispose of crypto assets deposited by customers, the Group is obliged to purchase and sell crypto assets under the instructions of the customers based on the contractual arrangement with the customers, and the use of the private keys without permission from customers is strictly prohibited. Additionally, in terms of cryptocurrencies, following the requirements of the “Payment Services Act,” “Cabinet Office Order on Virtual Currency Exchange Service Providers” and other laws and regulations, the Group segregates cryptocurrencies deposited by customers from those of the Group in its own accounts, and manages each of the customers’ balances. In addition, the Group clearly distinguishes between the wallets for the Group’s holdings of cryptocurrencies in its own accounts and the wallets for those deposited by customers and manages them separately. Regarding NFTs, there are no clear legal regulations in Japan as of September 30, 2023 and all NFTs, including those held by the Group and those deposited by customers, are held in hot wallets. NFTs deposited by customers are recorded on the Group’s database and internal records in the account of the depositing customers. Therefore, the economic benefits and risks related to crypto assets deposited by customers belong, in principle, to the customers, and the Group is not exposed to risks of significant changes in the fair value of these crypto assets. On the other hand, legal rights of crypto assets are not entirely clear, and there is a possibility that crypto assets deposited by customers may be dealt with in the same manner as crypto assets of the Group in its own accounts at the liquidation of the Group, but in terms of cryptocurrencies, Article 63-19-2 of the “Payment Services Act” issued by the Financial Services Agency of Japan allows customers the right to receive repayment of Deposited Crypto Assets and Redemption Guarantee Crypto Assets as defined by the “Payment Services Act” in advance of other creditors in preparation for the bankruptcy risk of the Group.

The accounting policies and balances of the Group’s crypto assets by holding purpose are as follows:

(1)    Crypto assets held (current assets)

(a)     Cryptocurrencies for facilitating customer transactions

Out of the holdings of cryptocurrencies that are considered to be controlled by the Group for accounting purposes (including those borrowed/deposited based on the loan agreements with customers), cryptocurrencies for facilitating customer transactions, are recognized as inventories in the statements of financial position according to provisions of IAS 2 Inventories as the Group has the ability to direct the use of these cryptocurrencies and the economic benefits resulting from sales attribute to the Group. As of March 31, 2023, and September 30, 2023, the carrying amounts were 18,884 million yen and 19,250 million yen, respectively. These amounts are calculated based on the fair value at the end of the reporting period. See Note 12 “Fair value measurement.”

(b)    NFTs for sale

NFTs for sale are recognized as inventories in the statements of financial position according to provisions of IAS 2 Inventories as the Group has the ability to direct the use of these NFTs and economic benefits resulting from sales attribute to the Group. The carrying amounts as of March 31, 2023 and September 30, 2023, which were measured at the lower of cost or net realizable value, were 85 million yen and 48 million yen, respectively.

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

7.      Crypto assets held (cont.)

(2)    Crypto assets held (non-current assets)

Crypto assets held (non-current assets) are recognized as intangible assets with indefinite useful lives which are not amortized. There is no foreseeable limit to the period over which the future cash flows of crypto assets held (non-current assets) would be generated as the future cash flows cannot be reliably estimated. The useful lives of crypto assets held (non-current assets) are regarded as indefinite accordingly. They are reported at the acquisition cost less accumulated impairment losses. The carrying amounts as of March 31, 2023 and September 30, 2023 were 43 million yen and 24 million yen, respectively.

During the six months ended September 30, 2022 and September 30, 2023, the Group recorded impairment losses of 59 million yen and 4 million yen for NFTs held for the purposes other than sale in “Other expenses” in the condensed interim statements of profit or loss and other comprehensive income for the six months ended September 30, 2022 and September 30, 2023, respectively. The impairment losses primarily resulted from the decrease in the recoverable amount of the individual NFTs. Impairment losses are calculated by deducting the recoverable amount from the carrying amount. The recoverable amount of the impaired NFTs was measured at fair value less costs of disposal amounted to 17 million yen and 4 million yen as of September 30, 2022 and September 30, 2023. The fair value is measured based on the recent transaction prices at the Group or other NFT marketplaces and is classified as Level 2 in the fair value hierarchy.

During the six months ended September 30, 2022, no accumulated impairment losses were derecognized. During the six months ended September 30, 2023, the Group derecognized the accumulated impairment loss of 7 million yen due to the sale of the impaired NFTs.

The accumulated impairment loss of March 31, 2023 and September 30, 2023 were 69 million yen and 66 million yen, respectively.

8.      Safeguard assets/Safeguard liabilities

In addition to the control assessment of crypto assets deposited by customers as described in Note 7 “Crypto assets held,” the Group implemented the requirements of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin 121, Accounting for obligations to safeguard crypto-assets an entity holds for platform users (“SAB 121”), and recognized the obligation to safeguard its crypto assets deposited by customers as Safeguard liabilities and recorded corresponding Safeguard assets in the statements of financial position.

The Group managed its crypto assets deposited by customers in the manner described in Note 7 “Crypto assets held” and estimated that the probability of occurrence of any potential loss events is remote. Therefore, safeguard assets were recognized at the same amount as safeguard liabilities.

These amounts are calculated based on the fair value at the end of the reporting period. See Note 12 “Fair value measurement.”

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

8.      Safeguard assets/Safeguard liabilities (cont.)

The nature and quantity of crypto assets that the Group is responsible for safeguarding for its customers are as follows:

	As of March 31, 2023		As of September 30, 2023
Ticker	Quantity	Millions of yen	Quantity	Millions of yen
BTC (*1)	37,055.48	¥140,541	29,916.45	¥155,153
ETH (*2)	247,352.55	60,397	221,525.49	60,224
XRP (*3)	640,324,214.25	45,293	510,779,991.01	45,934
Others (*4)	—	42,408	—	35,688
Total	—	¥288,639	—	¥296,999

_________

(*1)    The first system of global, decentralized, scarce, digital money as initially introduced in a white paper titled Bitcoin: A Peer-to-Peer Electronic Cash System by Satoshi Nakamoto.

(*2)    A decentralized global computing platform that supports smart contract transactions and peer-to-peer applications, or “Ether,” the native crypto assets on the Ethereum network.

(*3)    The native crypto assets on the XRP ledger, a decentralized global system developed by Ripple Labs Inc. for the purpose to support payment settlement system by blockchain.

(*4)    The crypto assets with the balance less than 10% of the total are disclosed in the “Others” category. Within the “Others” category, crypto assets with the highest yen value, were IOST amounting to 14,318 million yen and 10,857 million yen as of March 31, 2023 and September 30,2023, respectively.

9.      Deferred taxes and income tax expenses

(Millions of yen)
	As of March 31, 2023	Recognized through profit or loss	As of September 30, 2023
Deferred tax assets:
Tax losses carried forward	¥494	¥180	¥674
Accrued enterprise tax	—	1	1
Accrued expenses	58	(11)	47
Accrued paid leave	17	—	17
Crypto assets held (non-current assets)	12	(8)	4
Leasehold improvements	45	(9)	36
Asset retirement obligations	25	18	43
Impairment loss of crypto assets held (non-current assets)	21	(4)	17
Unrealized profit of crypto assets held (non-current assets)	23	(18)	5
Provisions for crypto assets held (current assets)	27	6	33
Other	17	18	35
Total deferred tax assets	¥739	¥173	¥912

In the year ended March 31, 2023 and the six months ended September 30, 2023, the Group did not make profit in the end and recognized tax losses. The Group fully recognized deferred tax assets in respect of unused tax losses as of March 31, 2023 and September 30, 2023, respectively, because the Group estimates that it would be probable to generate sufficient future taxable profits in the future considering the long-term market trend and by reference to the operating results in the past years when the crypto currency market was active.

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

10.    Crypto asset borrowings

The Group enters into borrowing agreements with customers under the Coincheck Lending program. The Group has a control over crypto assets borrowed/deposited under the program as such the repayment obligation with respect to the crypto assets borrowed/deposited is recorded as “Crypto asset borrowings,” and the corresponding crypto assets received are recognized as inventories in the statements of financial position.

Crypto asset borrowings are initially measured at the fair value of the crypto assets borrowed/deposited. Subsequent to initial recognition, changes in fair value of crypto asset borrowings are recognized in profit or loss in the corresponding period. See Note 12 Fair value measurement.”

The interest expenses related to crypto asset borrowings for the six months ended September 30, 2022 and September 30, 2023 were 26 million yen and 14 million yen, respectively, which were included in “Transaction related costs” of “Selling, general and administrative expenses” in the condensed interim statements of profit or loss and other comprehensive income. The interest expenses related to crypto asset borrowings for the six months ended September 30, 2022 and September 30, 2023 were included in “Cash flows from operating activities” in the condensed interim statements of cash flows.

11.    Financial instruments

The fair values of financial assets and liabilities are determined as below. Information about the fair value hierarchy is described in Note 12 “Fair value measurement.”

(a)     Cash and cash equivalents

Since cash and cash equivalents mainly consist of bank deposits, the carrying amount approximates its fair value.

(b)    Cash segregated as deposits

The fair value of cash segregated as deposits is measured by each invested asset pursuant to its nature. The carrying amount approximates its fair value.

(c)     Customer accounts receivable, Other financial assets, Deposits received and Other financial liabilities

The carrying amount of instruments with short-term maturity approximates its fair value. The fair value of instruments with long-term maturity is measured using future cash flows discounted by a rate reflecting the counterparty or the Group’s credibility, which is a reasonable approximation of the carrying amount.

12.    Fair value measurement

(1)    Fair value hierarchy

When measuring the fair value of an asset or a liability, the Group uses observable market data as far as possible. Fair values are categorized into different levels in the fair value hierarchy based on the inputs used in the valuation techniques as follows:

Level 1:	Quoted prices without adjustments in an active market for identical assets or liabilities.
Level 2:	Fair value measured by using inputs other than the quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.
Level 3:	Fair value measured by using unobservable inputs for the assets or liabilities.

The level of fair value hierarchy is determined by the lowest level input that is significant to the measurement of the fair value.

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

12.    Fair value measurement (cont.)

(2)    Fair value hierarchy of assets and liabilities measured at fair value on a recurring basis

Fair value hierarchy of assets and liabilities measured at fair value on a recurring basis in the statements of financial position is as follows:

As of March 31, 2023

(Millions of yen)
	Level 1	Level 2	Level 3	Total
Crypto assets held (current assets) (*1)	¥18,884	¥—	¥—	¥18,884
Safeguard assets (*2)	—	288,639	—	288,639
Total	¥18,884	¥288,639	¥—	¥307,523

Crypto asset borrowings	¥18,756	¥—	¥—	¥18,756
Safeguard liabilities (*2)	—	288,639	—	288,639
Total	¥18,756	¥288,639	¥—	¥307,395

As of September 30, 2023

(Millions of yen)
	Level 1	Level 2	Level 3	Total
Crypto assets held (current assets) (*1)	¥19,250	¥—	¥—	¥19,250
Safeguard assets (*2)	—	296,999	—	296,999
Total	¥19,250	¥296,999	¥—	¥316,249

Crypto asset borrowings	¥19,142	¥—	¥—	¥19,142
Safeguard liabilities (*2)	—	296,999	—	296,999
Total	¥19,142	¥296,999	¥—	¥316,141

There were no transfers between levels for the six months ended September 30, 2022 and September 30, 2023.

_________

(*1)    Crypto assets held (current assets) consist of cryptocurrencies for facilitating customer transactions.

(*2)    The Group has an obligation to safeguard customer crypto assets, such as cryptocurrencies and NFTs, from loss or theft, and the Group records its obligation as safeguard liabilities in the statements of financial position. The Group also recognize corresponding assets as safeguard assets in the statements of financial position. In order to measure Safeguard liabilities and safeguard assets, the Group refers to quoted prices of the crypto assets traded in markets, which consist of major third-party exchanges for cryptocurrencies and the Group’s marketplace or other markets for NFTs. The prices are observable in those markets. Accordingly, the fair value of both safeguard liabilities and safeguard assets are classified as Level 2 in the fair value hierarchy under IFRS13.

(3)    Fair value hierarchy of assets and liabilities measured at fair value on a non-recurring basis

The assets measured at fair value on a non-recurring basis as of March 31, 2023 and September 30, 2023 were NFTs held for the purposes other than sale amounting to 17 million yen and 4 million yen, respectively, which was classified as Level 2 in the fair value hierarchy. For details, see Note 7 (2) “Crypto assets held (non-current assets).” There were no liabilities measured at fair value on a non-recurring basis as of March 31, 2023 and September 30, 2023, respectively.

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

13.    Dividends

Dividends declared and paid in the six months ended September 30, 2022 are as follows:

Resolution date	Type of shares	Total amount of dividends (Millions of yen)	Dividend per share (Yen)	Record date	Effective date
June 16, 2022	Common share	¥5,000	¥2,473	March 31, 2022	June 20, 2022

There are no dividends declared and paid in the six months ended September 30, 2023.

14.    Commitments and contingencies

(1)    Purchase commitments

The Group entered into a new lease contract for a new office building which is planned to be moved in December 2023. The contractual commitment amount related to the lease contract was 1,929 million yen as of March 31, 2023 and September 30, 2023, respectively.

(2)    Commitment line borrowings contract

The Company entered into a commitment line borrowing contract as a debtor with Monex Finance Corporation for the purpose of stable operating capital in the year ended March 31, 2023 and in the six month ended September 30, 2023. The balances of unused portions of the commitment line available are as follows:

(Millions of yen)
	As of March 31, 2023	As of September 30, 2023
Total amount of commitment line borrowing	¥3,000	¥6,000
Balance of executed commitment line	—	—
Balance of unexecuted commitment line	¥3,000	¥6,000

(3)    Contingencies

In general, litigation has uncertainties, and therefore it is difficult to make a reliable estimate on the financial impact of potential outflows embodying economic benefits. Provisions are not recognized if it is not likely to generate potential outflows embodying economic benefits or if the financial impact cannot be estimated reliably. The possibility of any outflows in settlements regarding the lawsuits in dispute with the Group is remote.

The main lawsuits in dispute with the Group are as follows.

(Civil lawsuits related to the NEM hacking incident)

The Company suspended almost all crypto asset trading immediately after the hacking incident occurred, and paid compensations by cash to the customers in the equivalent amount which was calculated using the average NEM price of the trading suspension period. Nevertheless, some plaintiffs advocated that the Company should compensate them for the opportunity losses arising from price fluctuations during the trading suspension period, and the compensation amount should be calculated using the price at the time of the hacking incident. As of the date of issuance of the condensed interim financial statements, some of plaintiffs’ claims have been dismissed or settled by judgement and/or alternative dispute resolutions but other cases are ongoing.

15.     Events after the reporting date

There were no events after the reporting date and till the date of issuance of the condensed interim financial statements that would require adjustment to these condensed interim financial statements or disclosure.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Coincheck, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Coincheck, Inc. and a subsidiary (the Company) as of March 31, 2023, March 31, 2022 and April 1, 2021, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended March 31, 2023, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2023, March 31, 2022 and April 1, 2021, and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 2023, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.

Correction of Misstatements

As discussed in Note 2 to the consolidated financial statements, the 2022 and 2021 financial statements have been restated to correct misstatements.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Assessment of the existence of crypto assets held by the Company for its own account and for customers

As discussed in Notes 4(4), 13 and 14 to the consolidated financial statements, as of March 31, 2023 the Company has JPY18,969 million of crypto assets held (current assets) and JPY 288,639 million of safeguard assets and JPY 288,639 million of safeguard liabilities related to crypto assets deposited by customers with the Company. Crypto assets held by the Company for its own account and crypto assets deposited by customers are mainly held in digital wallets administered by the Company and the Company has access to the private keys associated with those digital wallets. If a private key is lost, destroyed or otherwise compromised, the Company would lose access to the crypto asset. If the Company loses access to a crypto asset held by it for its own account, the Company would have to derecognize the crypto asset held. If the Company loses access to a crypto asset held for customers, the Company would have to reflect this in the measurement of the safeguard asset.

We identified the assessment of the existence of crypto assets held by the Company for its own account and for customers as a critical audit matter. A high degree of auditor judgment was involved in determining the nature and extent of the procedures performed and audit evidence obtained to assess the existence of those crypto assets. In addition, information technology (IT) professionals with specialized skills and knowledge were needed to assist in the performance of certain audit procedures.

The following are the primary procedures we performed to address the critical audit matter. We involved IT professionals with specialized skills and knowledge who assisted in:

•        evaluating the design and testing the operating effectiveness of certain internal controls over the process involving transactions of crypto assets. This included controls related to the management of access of employees to the crypto assets trading operation system, operation logs of privileged activities including modifying data and programs and changing roles and authorities of employees within the system, the transfer of crypto assets and the reconciliation of the crypto assets held by the Company with balances recorded on the blockchain;

•        comparing the Company’ records of certain crypto assets held by the Company for its own account and for customers to the records on public blockchains using software audit tools;

•        assessing whether unusual transfers took place by analyzing transactional patterns of the blockchain addresses related to digital wallets administered by the Company; and

•        assessing whether crypto asset transactions instructed by us and executed by the Company were recorded in the blockchain and in the crypto assets trading operation system as intended.

We evaluated the sufficiency and appropriateness of audit evidence obtained by assessing the results of procedures performed over the existence of crypto assets.

/s/ KPMG AZSA LLC

We have served as the Company’s auditor since 2018.

Tokyo, Japan
April 19, 2024

COINCHECK, INC.
CONSOLIDATED STATEMENTS OF PROFIT OR LOSS
AND OTHER COMPREHENSIVE INCOME

	(Millions of yen)
		For the year ended March 31,
	Notes	2021 As restated Note 2	2022 As restated Note 2	2023
Revenue:
Revenue	8	¥524,421	¥690,016	¥175,992
Other revenue	8	2	950	932
Total revenue	8	524,423	690,966	176,924

Expenses:
Cost of sales		(503,601)	(662,485)	(169,604)
Selling, general and administrative expenses	9,21	(7,136)	(14,638)	(8,039)
Total expenses		(510,737)	(677,123)	(177,643)
Operating profit (loss)		13,686	13,843	(719)

Other income and expenses:
Other income	10	17	96	45
Other expenses	10	(18)	(19)	(165)
Financial expenses		(10)	(2)	(7)
Profit (loss) before income taxes		13,675	13,918	(846)
Income tax (expenses) benefits	20	(3,430)	(4,123)	287
Net profit (loss) for the year		10,245	9,795	(559)
Other comprehensive income:
Other comprehensive income for the year, net of tax		—	—	—
Total comprehensive income (loss) for the year attributable to owners of the Company	30	¥10,245	¥9,795	¥(559)

Earnings (loss) per share:				(Yen )
Basic earnings (loss) per share	30	¥5,749.01	¥5,337.34	¥(276.39)
Diluted earnings (loss) per share	30	5,289.93	5,040.50	(276.39)

The accompanying notes are an integral part of these consolidated financial statements.

COINCHECK, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	(Millions of yen)
		As of April 1, 2021 As restated Note 2	As of March 31,
			2022 As restated Note 2	2023
	Notes
Assets
Current assets:
Cash and cash equivalents	5,11,25	¥17,169	¥17,704	¥7,697
Cash segregated as deposits	5,12,25	49,482	55,488	40,936
Crypto assets held	5,13,26	28,158	34,084	18,969
Safeguard assets	14,26	388,329	429,264	288,639
Customer accounts receivable	5,15,25	527	590	439
Other financial assets	5,16,25	14	17	668
Other current assets		581	1,077	610
Total current assets		484,260	538,224	357,958
Non-current assets:
Property and equipment	17,19	681	361	644
Intangible assets	18	384	471	601
Crypto assets held	13,26	27	293	43
Other financial assets	5,16,25	311	314	579
Deferred tax assets	20	443	437	739
Other non-current assets		23	27	53
Total non-current assets		1,869	1,903	2,659
Total assets		¥486,129	¥540,127	¥360,617
Liabilities and equity
Liabilities:
Current liabilities:
Deposits received	12,25	¥50,410	¥56,360	¥41,058
Crypto asset borrowings	5,21,26	28,087	34,026	18,756
Safeguard liabilities	14,26	388,329	429,264	288,639
Other financial liabilities	5,19,22,25	1,443	1,463	1,289
Income taxes payable		3,810	2,232	1
Other current liabilities	23	769	686	80
Total current liabilities		472,848	524,031	349,823
Non-current liabilities:
Other financial liabilities	5,19,22,25	239	—	92
Provisions	24	60	60	225
Total non-current liabilities		299	60	317
Total liabilities		473,147	524,091	350,140
Equity:
Common stock	29	101	386	386
Capital surplus	29	504	478	478
Retained earnings	29	12,377	15,172	9,613
Total equity		12,982	16,036	10,477
Total liabilities and equity		¥486,129	¥540,127	¥360,617

The accompanying notes are an integral part of these consolidated financial statements.

COINCHECK, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	(Millions of yen)
	Notes	Common stock	Capital surplus	Retained earnings	Total equity
Balance as of April 1, 2020		¥101	¥454	¥2,132	¥2,687
Net profit for the year		—	—	10,245	10,245
Transactions with owners:
Issuance of common share	29,32	0	0	—	0
Recognition of share acquisition rights	27,28,29	—	50	—	50
Total transactions with owners		0	50	—	50
Balance as of March 31, 2021		¥101	¥504	¥12,377	¥12,982
Net profit for the year		—	—	9,795	9,795
Transactions with owners:
Cash dividends	29	—	—	(7,000)	(7,000)
Issuance of common share	29,32	285	285	—	570
Recognition of share acquisition rights	27,28,29	—	60	—	60
Exercise of share acquisition rights	28,29	—	(178)	—	(178)
Cancellation of share acquisition rights	28,29,32	—	(193)	—	(193)
Total transactions with owners		285	(26)	(7,000)	(6,741)
Balance as of March 31, 2022		¥386	¥478	¥15,172	¥16,036
Net loss for the year		—	—	(559)	(559)
Transactions with owners:
Cash dividends	29	—	—	(5,000)	(5,000)
Total transactions with owners		—	—	(5,000)	(5,000)
Balance as of March 31, 2023		¥386	¥478	¥9,613	¥10,477

The accompanying notes are an integral part of these consolidated financial statements.

COINCHECK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Millions of yen)
	For the year ended March 31,
	Notes	2021 As restated Note 2	2022 As restated Note 2	2023
Cash flows from operating activities:
Profit (loss) before income taxes		¥13,675	¥13,918	¥(846)
Adjustments for:
Depreciation and amortization	9,17,18	409	448	483
Impairment loss of crypto assets held (non-current assets)	10,13	—	—	69
(Gain) loss on sale or disposal of property and equipment		(3)	3	0
(Gain) loss on disposal of intangible assets	10,18	—	—	37
Net gain on sale of crypto assets held (non-current assets)		—	(72)	(16)
Share-based payment expenses	27,28	34	60	—
(Increase) decrease in cash segregated as deposits		(49,481)	(6,006)	14,552
(Increase) decrease in crypto assets held (current assets)		(25,645)	(5,926)	15,115
(Increase) decrease in customer accounts receivable		(485)	(63)	151
Increase in other financial assets		(7)	(3)	(651)
(Increase) decrease in crypto assets held (non-current assets)		—	(196)	215
(Increase) decrease in other current assets		(282)	(496)	447
Increase (decrease) in deposits received		35,876	5,950	(15,287)
Increase (decrease) in crypto asset borrowings		25,591	5,939	(15,270)
Increase (decrease) in other financial liabilities		766	(369)	(12)
Increase (decrease) in other current liabilities		671	(83)	(572)
Other, net		(9)	(6)	5
Cash provided by (used in) operating activities		1,110	13,098	(1,580)
Interest income received		0	1	0
Interest expenses paid	34	(10)	(2)	(3)
Income taxes paid		(66)	(5,694)	(2,220)
Net cash provided by (used in) operating activities		1,034	7,403	(3,803)

Cash flows from investing activities
Purchase of property and equipment		(24)	(39)	(93)
Proceeds from sale of property and equipment		2	—	—
Purchase of intangible assets		(172)	(182)	(298)
Purchase of crypto assets held (non-current assets)		(27)	(75)	(16)
Proceeds from sale of crypto assets held (non-current assets)		—	77	17
Payments for guarantee deposits		—	—	(225)
Purchase of other non-current assets		—	—	(53)
Acquisition of subsidiary, net of cash acquired	6	(49)	—	—
Sale of shares of subsidiary, net of cash and cash equivalents divested	33	—	—	(81)
Other, net		1	0	0
Net cash used in investing activities		¥(269)	¥(219)	¥(749)

COINCHECK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — (continued)

	(Millions of yen)
	For the year ended March 31,
	Notes	2021 As restated Note 2	2022 As restated Note 2	2023
Cash flows from financing activities
Proceeds from short-term loans	22,34	¥—	¥1,600	¥1,800
Repayments of short-term loans	22,34	—	(1,400)	(2,000)
Repayments of long-term loans	22,34	(6)	(2)	(0)
Proceeds from loans from related party	22,32,34	2,000	—	3,000
Repayments of loans from related party	22,32,34	(2,000)	—	(3,000)
Repayments of lease obligations	22,34	(236)	(238)	(255)
Proceeds from issuance of share acquisition rights	32	16	—	—
Proceeds from exercise of share acquisition rights	28,29	0	392	—
Cash dividends paid	29	—	(7,000)	(5,000)
Other, net		1	(1)	—
Net cash used in financing activities		(225)	(6,649)	(5,455)

Net increase (decrease) in cash and cash equivalents		540	535	(10,007)
Cash and cash equivalents at the beginning of year	11	16,629	17,169	17,704
Cash and cash equivalents at the end of year	11	¥17,169	¥17,704	¥7,697

The accompanying notes are an integral part of these consolidated financial statements.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.      Reporting entity

Coincheck, Inc. (the “Company”) is a limited company domiciled in 3-6 Maruyamacho, Shibuya-ku, Tokyo, Japan, which was founded in 2012. The Company became a subsidiary of Monex Group, Inc. in April 2018. The Company had a wholly owned subsidiary, Coincheck Technologies, Inc. (“CCT”), which was acquired in February 2021 and was sold to Monex Group, Inc. in January 2023. Therefore, the Company has no subsidiary as of March 31, 2023. The consolidated financial statements consist of the Company and its subsidiary (collectively, the “Group”). The Group is primarily engaged in providing end-to-end crypto asset exchange services, and the Group offers customers a multi-currency crypto marketplace with a deep pool of liquidity for trading crypto assets through its user-friendly applications. The Group provides a marketplace platform where customers can buy and sell cryptocurrencies, and an exchange platform where trades in Bitcoin and other cryptocurrencies are conducted via a matching engine. Moreover, the Group provides several other retail-focused crypto services, such as lending of cryptocurrencies.

2.      Correction of errors

The financial statements as of March 31, 2021 and March 31, 2022 and the years then ended have been restated to correct the following errors. The consolidated statement of financial position as of April 1, 2021, which was substantially the same as the balances as of March 31, 2021, was prepared in accordance with IAS1. The restatements related to the consolidated statement of financial position as of April 1, 2020 in Note 2(8)(b), which was substantially the same as the balances as of March 31, 2020, were prepared in accordance with IAS8.

(1)    Revenue recognition for transaction revenue

The Group corrected errors made with regard to revenue recognition for transaction revenue. Historically, the Group presented revenue as the difference between the prices that customers buy or sell cryptocurrencies on the Group’s Marketplace platform and the fair value of the underlying cryptocurrencies at the time of delivery to a customer or cover counterparty. During the year ended March 31, 2023, the Group concluded that the prices of selling cryptocurrencies to customers or cover counterparties and the associated cost of sales should have been presented on a gross basis.

The relevant comparative amounts have been restated to conform to the correction of the errors for the years ended March 31, 2021 and March 31, 2022. The errors in revenue recognition of transaction revenue have been corrected by restating revenue and cost of sales in the consolidated statements of profit or loss and other comprehensive income.

As a result of correcting the presentation of revenue transactions, revenue and cost of sales increased by 503,600 million yen and 662,434 million yen for the years ended March 31, 2021 and March 31, 2022, respectively.

For the restatements related to Note 8 “Revenue” for the years ended March 31, 2021 and March 31, 2022, see Note 2(8)(d)(ii).

(2)    Sales rebates

The Group has certain marketing campaigns where the Group provides incentives when customers sign up to purchase crypto assets from the Group on a recurring basis. The restatement reclassifies these amounts as consideration payable to customers which decreases revenue.

The errors in presentation for sales rebates have been corrected by restating revenue and selling, general and administrative expenses in the consolidated statements of profit or loss and other comprehensive income for the years ended March 31, 2021 and March 31, 2022.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Correction of errors (cont.)

As a result of the sales rebates’ errors, revenues decreased by 4 million yen and 139 million yen with a corresponding increase to selling, general and administrative expenses for the years ended March 31, 2021 and March 31, 2022, respectively.

For the restatements related to Note 8 “Revenue” for the years ended March 31, 2021 and March 31, 2022, see Note 2(8)(d)(ii). For the restatements related to Note 9 “Selling, general and administrative expenses” for the years ended March 31, 2021 and March 31, 2022, see Note 2(8)(d)(iii).

(3)    NFT transactions

The Group restated for errors made with regard to sales of NFTs. Other revenue, which mainly refers to sales of NFTs owned by the Group was previously presented net of cost of sales in the consolidated statements of profit or loss and other comprehensive income. To more appropriately reflect the nature of NFT transactions for the Group, revenue and cost of sales are now presented separately for the year ended March 31, 2023.

As a result of the errors in presentation of sales of NFTs, cost of sales totaling 0 million yen and 51 million yen have been corrected from other revenue to cost of sales and presented separately for the years ended March 31, 2021 and March 31, 2022, respectively. Other revenue has been restated to 2 million yen and 950 million yen for the years ended March 31, 2021 and March 31, 2022, respectively.

For the restatements related to Note 8 “Revenue” for the years ended March 31, 2021 and March 31, 2022, see Note 2(8)(d)(ii).

(4)    Fair value hierarchy for safeguard assets and liabilities

The Group’s classification of safeguard assets and liabilities within Note 26 “Fair value measurement” has been restated within the fair value hierarchy table. Historically, the Group presented safeguard assets and liabilities within Level 1 of the fair value hierarchy as the Group conflated the underlying crypto assets with the obligation to safeguard customer crypto assets. As of March 31, 2023, the Group concluded that the safeguard assets and liabilities should have been classified within Level 2 of the fair value hierarchy.

The relevant comparative amounts have been restated to conform to the change in classification of the safeguard assets and liabilities as of March 31, 2023. As a result of the classification errors, safeguard assets and liabilities within Level 1 decreased by 385,578 million yen and 424,926 million yen as of March 31, 2021 and March 31, 2022, respectively. Safeguard assets and liabilities within Level 2 increased by 385,578 million yen and 424,926 million yen as of March 31, 2021 and March 31, 2022, respectively. Refer to Note 26 “Fair value measurement” for more information.

(5)    Classification of crypto asset borrowings and safeguard liabilities (crypto assets held and safeguard assets)

The Group restated for errors made with regard to the classification of crypto asset borrowings with users. Upon revising the Group’s terms of use for crypto asset borrowings in March 2023, the Group determined that it incorrectly classified certain crypto assets as crypto assets held with a corresponding crypto asset borrowing. However, the previous terms of use were unclear as to when the rights and obligations for the underlying crypto assets are transferred to the Group. Upon revision of the terms of use, the Group concluded that the associated crypto assets held and crypto asset borrowings should

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Correction of errors (cont.)

have been classified as safeguard assets and safeguard liabilities within the consolidated statements of financial position. The relevant comparative amounts have been restated to conform to the change in classification as of March 31, 2023.

As a result of the classification errors, crypto assets held and crypto asset borrowings decreased by 427 million yen, 2,751 million yen and 3,565 million yen as of April 1, 2020, March 31, 2021 and March 31, 2022, respectively. Safeguard assets and safeguard liabilities increased by 427 million yen, 2,751 million yen and 3,565 million yen as of April 1, 2020, March 31, 2021 and March 31, 2022, respectively. Due to the change in classification within the fair value hierarchy for safeguard assets and liabilities described previously, the restated amounts for crypto asset borrowings resulted in a decrease in crypto assets held and crypto asset borrowings within Level 1 decreased by 427 million yen, 2,751 million yen and 3,565 million yen as of April 1, 2020, March 31, 2021 and March 31, 2022, respectively. Safeguard assets and liabilities within Level 2 increased by 427 million yen, 2,751 million yen and 3,565 million yen as of April 1, 2020, March 31, 2021 and March 31, 2022, respectively. Restatements to the consolidated statements of cash flows for the year ended March 31, 2021 and March 31, 2022 are shown below.

For the restatements related to Note 14 “Safeguard assets/Safeguard liabilities” as of March 31, 2022, see Note 2(8)(d)(i) and (iv).

(6)    Cash and cash equivalents related to funds held at cover counterparties

The Group’s consolidated statement of financial position as of March 31, 2022 has been restated for an error made with regard to the classification of cash held at cover counterparties. Historically, the Group recorded certain deposits that meet the definition of cash and cash equivalents within other financial assets on the consolidated statement of financial position. It was determined that the deposits were considered demand deposits that require presentation within cash and cash equivalents. As such, the Group concluded that the cash held at cover counterparties should have been classified as cash and cash equivalents within the consolidated statement of financial position.

As a result of the classification error, compared to the previous presentation, other financial assets decreased by 451 million yen and cash and cash equivalents increased by 451 million yen as of March 31, 2022. Restatements to the consolidated statements of cash flows for the year ended March 31, 2022 are shown below.

For the restatements related to Note 16 “Other financial assets” as of March 31, 2022, see Note 2(8)(d)(v).

(7)    Additions and disposals of Cryptocurrencies

The Group’s additions and disposals of cryptocurrencies within Note 13 “Crypto assets held” have been restated for movements of cryptocurrencies from inventory to intangible assets to settle for expenses. While the Group ordinally classifies cryptocurrencies as inventory because they are held for sale in the ordinary course of business, the Group sometimes uses cryptocurrencies to settle expenses. Such cryptocurrencies are reclassified to intangible assets before disposed for settlements, and should have been included in additions and disposals for crypto assets held within Note 13 “Crypto assets held.”

The additions and disposals have been restated by 744 million yen, respectively, for the year ended March 31, 2022 to reflect reclassifications from inventory to crypto assets held. Refer to Note 13 for more information.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Correction of errors (cont.)

(8)    Restatement of the consolidated financial statements for the annual periods affected

(a)     Restatement of the consolidated statements of profit or loss and other comprehensive income

The restatements of revenue, other revenue, cost of sales and selling, general and administrative expenses within the consolidated statements of profit or loss and other comprehensive income for the annual periods affected are shown as follows:

			(Millions of yen)
	For the year ended March 31, 2022
	As reported	Restatements	As restated
Revenue (*1)	¥27,721	¥662,295	¥690,016
Other revenue (*2)	899	51	950
Cost of sales (*2)	—	(662,485)	(662,485)
Selling, general and administrative expenses (*1)	(14,777)	139	(14,638)
Operating profit	¥13,843	¥—	¥13,843

_________

Notes:

(*1)    Consists of the following error corrections:

(a)      662,434 million yen for the restatement of revenue recognition for transaction revenue.

(b)      (139) million yen for the restatement of the sales rebates.

(*2)    Consists of the following error corrections:

(a)      (662,434) million yen for the restatement of revenue recognition for transaction revenue.

(b)      (51) million yen for the restatement of NFT transactions.

			(Millions of yen)
	For the year ended March 31, 2021
	As reported	Restatements	As restated
Revenue (*3)	¥20,824	¥503,597	¥524,421
Other revenue (*4)	2	0	2
Cost of sales (*3) (*4)	—	(503,601)	(503,601)
Selling, general and administrative expenses (*3)	(7,140)	4	(7,136)
Operating profit	¥13,686	¥—	¥13,686

_________

Notes:

(*3)    Consists of the following error corrections:

(a)      503,600 million yen for the restatement of revenue recognition for transaction revenue.

(b)      (4) million yen for the restatement of the sales rebates.

(c)      1 million yen for rounding adjustments reflected against cost of sales.

(*4)    0 million yen for the restatement of NFT transactions.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Correction of errors (cont.)

(b)    Restatements related to the consolidated statements of financial position

The restatements related to the consolidated statements of financial position for the annual periods affected are shown as follows:

			(Millions of yen)
	As of March 31, 2022
	As reported	Restatements	As restated
Cash and cash equivalents (*5)	¥17,253	¥451	¥17,704
Crypto assets held (*6)	37,649	(3,565)	34,084
Safeguard assets (*6)	425,699	3,565	429,264
Other financial assets (*5)	468	(451)	17
Total current assets	538,224	—	538,224
Total assets	¥540,127	¥—	¥540,127

Crypto asset borrowings (*6)	¥37,592	¥(3,566)	¥34,026
Safeguard liabilities (*6)	425,699	3,565	429,264
Other current liabilities (*6)	685	1	686
Total current liabilities	524,031	—	524,031
Total liabilities	¥524,091	¥—	¥524,091

_________

Notes:

(*5)    451 million yen for the restatement of cash and cash equivalents related to funds held at cover counterparties.

(*6)    Consists of the following error corrections:

(a)      (3,565) million yen for the restatement of the classification of crypto asset borrowings and safeguard liabilities (crypto assets held and safeguard assets).

(b)      (1) million yen for rounding adjustments reflected against other current liabilities.

			(Millions of yen)
	As of March 31, 2021
	As reported	Restatements	As restated
Cash and cash equivalents (*7)	¥17,169	¥0	¥17,169
Crypto assets held (*8)	30,910	(2,752)	28,158
Safeguard assets (*8)	385,578	2,751	388,329
Other financial assets (*7)	14	(0)	14
Other current assets (*8)	580	1	581
Total current assets	484,260	—	484,260
Total assets	¥486,129	¥—	¥486,129

Crypto asset borrowings (*8)	¥30,839	¥(2,752)	¥28,087
Safeguard liabilities (*8)	385,578	2,751	388,329
Other financial liabilities (*8)	1,442	1	1,443
Total current liabilities	472,848	—	472,848
Total liabilities	¥473,147	¥—	¥473,147

_________

Notes:

(*7)    0 million yen for the restatement of cash and cash equivalents related to funds held at cove counterparties.

(*8)    Consists of the following error corrections:

(a)      (2,751) million yen for the restatement of the classification of crypto asset borrowings and safeguard liabilities (crypto assets held and safeguard assets).

(b)      (1) million yen for rounding adjustments reflected against other current assets and other financial liabilities.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Correction of errors (cont.)

			(Millions of yen)
	As of April 1, 2020
	As reported	Restatements	As restated
Cash and cash equivalents (*9)	¥16,629	¥0	¥16,629
Crypto assets held (*10)	2,932	(427)	2,505
Safeguard assets (*10)	54,781	428	55,209
Other financial assets (*9)	6	(0)	6
Other current assets (*10)	286	(1)	285
Total current assets	74,676	—	74,676
Total assets	¥76,010	¥—	¥76,010

Crypto asset borrowings (*10)	¥2,923	¥(427)	¥2,496
Safeguard liabilities (*10)	54,781	428	55,209
Other current liabilities (*10)	99	(1)	98
Total current liabilities	73,040	—	73,040
Total liabilities	¥73,323	¥—	¥73,323

_________

Notes:

(*9)    0 million yen for the restatement of cash and cash equivalents related to funds held at cover counterparties.

(*10)  Consists of the following error corrections:

(a)      427 million yen for the restatement of the classification of crypto asset borrowings and safeguard liabilities (crypto assets held and safeguard assets).

(b)      1 million yen for rounding adjustments reflected against other current assets and other current liabilities.

(c)     Restatements related to the consolidated statements of cash flows

The restatements related to the consolidated statements of cash flows for the annual periods affected are shown as follows:

			(Millions of yen)
	For the year ended March 31, 2022
	As reported	Restatements	As restated
(Increase) decrease in crypto assets held (current assets) (*11)	¥(6,739)	¥813	¥(5,926)
Increase in other financial assets (*12)	(454)	451	(3)
(Increase) decrease in other current assets (*13)	(497)	1	(496)
Increase (decrease) in crypto asset borrowings (*14)	6,753	(814)	5,939
Increase (decrease) in other current liabilities (*13)	(84)	1	(83)
Other, net (*14)	(5)	(1)	(6)
Cash provided by (used in) operating activities	12,647	451	13,098
Net cash provided by (used in) operating activities	6,952	451	7,403

Net increase (decrease) in cash and cash equivalents (*12)	84	451	535
Cash and cash equivalents at the beginning of year (*7)	17,169	0	17,169
Cash and cash equivalents at the end of year (*5)	¥17,253	¥451	¥17,704

_________

Notes:

(*11)  813 million yen for the restatements of the classification of crypto assets as of March 31, 2022 and March 31, 2021.

(*12)  451 million yen for the restatement of cash and cash equivalents related to funds held at cover counterparties as of March 31, 2022 and March 31, 2021.

(*13)  1 million yen for the rounding adjustments of other current assets and other current liabilities as of March 31, 2022 and March 31, 2021, respectively.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Correction of errors (cont.)

(*14)  Consists of the following error corrections:

(a)      (813) million yen for the restatements of the classification of crypto asset borrowings as of March 31, 2022 and March 31, 2021.

(b)      (1) million yen for rounding adjustments reflected against other current assets and other current liabilities as of March 31, 2022 and March 31, 2021, respectively.

			(Millions of yen)
	For the year ended March 31, 2021
	As reported	Restatements	As restated
(Increase) decrease in crypto assets held (current assets) (*15)	¥(27,970)	¥2,325	¥(25,645)
Increase in other financial assets (*16)	(7)	0	(7)
(Increase) decrease in other current assets (*17)	(280)	(2)	(282)
Increase (decrease) in crypto asset borrowings (*18)	27,916	(2,325)	25,591
Increase (decrease) in other current liabilities (*19)	670	1	671
Other, net (*19)	(10)	1	(9)
Cash provided by (used in) operating activities	1,110	0	1,110
Net cash provided by (used in) operating activities	1,034	0	1,034

Net increase (decrease) in cash and cash equivalents (*16)	540	0	540
Cash and cash equivalents at the beginning of year (*9)	16,629	0	16,629
Cash and cash equivalents at the end of year (*7)	¥17,169	¥0	¥17,169

_________

Notes:

(*15)  2,325 million yen for the restatements of the classification of crypto assets as of March 31, 2021 and April 1, 2020.

(*16)  0 million yen for the restatement of cash and cash equivalents related to funds held at cover counterparties.

(*17)  1 million yen for rounding adjustments of other current assets as of March 31, 2021 and April 1, 2020.

(*18)  (2,325) million yen for the restatements of the classification of crypto asset borrowings as of March 31, 2021 and April 1, 2020.

(*19)  1 million yen for rounding adjustments reflected against other current assets as of March 31, 2021 and April 1, 2020, respectively.

(d)    Restatements related to the notes to the consolidated financial statements

(i)     The restatements related to Note 5 “Financial risk management” as of March 31, 2022 are shown as follows:

(1)    Credit risk

								(Millions of yen)
	As reported			Restatements			As restated
	Not credit- impaired	Credit- impaired	Total	Not credit- impaired	Credit- impaired	Total	Not credit- impaired	Credit- impaired	Total
Gross carrying amount
Cash and cash equivalents	¥17,253	¥—	¥17,253	¥451	¥—	¥451	¥17,704	¥—	¥17,704
Cash segregated as deposits	55,488	—	55,488	—	—	—	55,488	—	55,488
Crypto assets held (current assets)	2,312	—	2,312	—	—	—	2,312	—	2,312
Customer accounts receivable	590	—	590	—	—	—	590	—	590
Other financial assets	782	—	782	(451)	—	(451)	331	—	331
Total gross carrying amount	76,425	—	76,425	—	—	—	76,425	—	76,425
Impairment loss allowance	—	—	—	—	—	—	—	—	—
Total net carrying amount	¥76,425	¥—	¥76,425	¥—	¥—	—	¥76,425	¥—	¥76,425

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Correction of errors (cont.)

(2)    Liquidity risk

					(Millions of yen)
	As of March 31, 2022
	As reported
	Carrying amount	Contractual cash flows	Within one year	From one year to two years	From two years to three years	More than three years
Crypto asset borrowings	¥37,592	¥37,592	¥37,592	¥—	¥—	¥—
Other financial liabilities
– Loans	200	200	200	—	—	—
– Lease liabilities	239	240	240	—	—	—
– Other	1,024	1,024	1,024	—	—	—
Total other financial liabilities	1,463	1,464	1,464	—	—	—
				—	—	—
Cash and cash equivalents	17,253	17,253	17,253	—	—	—
Crypto assets held (current assets)	37,633	37,633	37,633	—	—	—
					(Millions of yen)
	As of March 31, 2022
	Restatements
	Carrying amount	Contractual cash flows	Within one year	From one year to two years	From two years to three years	More than three years
Crypto asset borrowings	¥(3,566)	¥(3,566)	¥(3,566)	¥—	¥—	¥—
Other financial liabilities
– Loans	—	—	—	—	—	—
– Lease liabilities	—	—	—	—	—	—
– Other	—	—	—	—	—	—
Total other financial liabilities	—	—	—	—	—	—

Cash and cash equivalents	451	451	451	—	—	—
Crypto assets held (current assets)	(3,565)	(3,565)	(3,565)	—	—	—

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Correction of errors (cont.)

					(Millions of yen)
	As of March 31, 2022
	As restated
	Carrying amount	Contractual cash flows	Within one year	From one year to two years	From two years to three years	More than three years
Crypto asset borrowings	¥34,026	¥34,026	¥34,026	—	—	—
Other financial liabilities
– Loans	200	200	200	—	—	—
– Lease liabilities	239	240	240	—	—	—
– Other	1,024	1,024	1,024	—	—	—
Total other financial liabilities	1,463	1,464	1,464	—	—	—
				—	—	—
Cash and cash equivalents	17,704	17,704	17,704	—	—	—
Crypto assets held (current assets)	34,068	34,068	34,068	—	—	—

(ii)    The restatements related to Note 8 “Revenue” for the years ended March 31, 2021 and March 31, 2022 are shown as follows:

		(Millions of yen)
	For the year ended March 31, 2022
	As reported	Restatements	As restated
Revenue
Transaction revenue	¥26,142	¥662,295	¥688,437
Commission received	1,579	—	1,579
Sub-total	27,721	662,295	690,016
Other revenue	899	51	950
Total	¥28,620	¥662,346	¥690,966
			(Millions of yen)
	For the year ended March 31, 2021
	As reported	Restatements	As restated
Revenue
Transaction revenue	¥19,959	¥503,597	¥523,556
Commission received	865	—	865
Sub-total	20,824	503,597	524,421
Other revenue	2	0	2
Total	¥20,826	¥503,597	¥524,423

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Correction of errors (cont.)

(iii)   The restatements related to Note 9 “Selling, general and administrative expenses” for the years ended March 31, 2021 and March 31, 2022 are shown as follows:

			(Millions of yen)
	For the year ended March 31, 2022
	As reported	Restatements	As restated
Personnel expenses	¥3,515	¥—	¥3,515
Advertising and promotion expenses	5,746	(140)	5,606
Professional fees	717	—	717
Communication expenses	627	—	627
Subcontract expenses	703	—	703
Depreciation and amortization	448	—	448
Business management service fees	1,427	—	1,427
Transaction related costs	697	—	697
Subcontract labor costs	371	—	371
Tax expenses	233	—	233
Other	293	1	294
Total	¥14,777	¥(139)	¥14,638
			(Millions of yen)
	For the year ended March 31, 2021
	As reported	Restatements	As restated
Personnel expenses	¥1,834	¥—	¥1,834
Advertising and promotion expenses	2,055	(4)	2,051
Professional fees	108	—	108
Communication expenses	322	—	322
Subcontract expenses	328	—	328
Depreciation and amortization	409	—	409
Business management service fees	1,094	—	1,094
Transaction related costs	461	—	461
Subcontract labor costs	188	—	188
Tax expenses	222	—	222
Other	119	—	119
Total	¥7,140	¥(4)	¥7,136

(iv)   The restatements related to Note 14 “Safeguard assets/Safeguard liabilities” as of March 31, 2022 are shown as follows:

Ticker	As of March 31, 2022
	As reported		Restatements		As restated
	Quantity	Millions of yen	Quantity	Millions of yen	Quantity	Millions of yen
BTC	30,133.29	¥170,640	261.51	¥1,480	30,394.80	¥172,120
ETH	210,422.27	86,268	2,460.19	1,009	212,882.46	87,277
XRP	617,608,990.02	62,359	3,599,677.35	363	621,208,667.37	62,722
IOST	8,506,512,082.04	48,171	32,467,507.84	184	8,538,979,589.88	48,355
Others	—	58,261	—	529	—	58,790
	—	¥425,699	—	¥3,565	—	¥429,264

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Correction of errors (cont.)

(v)    The restatements related to Note 16 “Other financial assets” as of March 31, 2022 are shown as follows:

			(Millions of yen)
	As of March 31, 2022
	As reported	Restatements	As restated
Current portion:
Deposits and guarantee deposits	¥451	¥(450)	¥1
Trade receivables	—	—	—
Other	17	(1)	16
Sub-total	468	(451)	17
Non-current portion:
Deposits and guarantee deposits	314	—	314
Other	0	—	0
Sub-total	314	—	314
Total	¥782	¥(451)	¥331

3.      Basis of preparation of financial statements

(1)     Compliance with International Financial Reporting Standards

The consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

(2)     Approval of financial statements

The Group’s consolidated financial statements were authorized for issuance on April 19, 2024 by Chief Financial Officer (“CFO”) Keigo Takegahara.

(3)     Basis of measurement

The consolidated financial statements are prepared on a historical cost basis, except for certain assets and liabilities recorded at fair value mainly including crypto assets held (current assets), crypto asset borrowings, safeguard assets, safeguard liabilities, and share-based payments.

(4)     Functional currency and presentation currency

The consolidated financial statements are presented in Japanese yen, which is the functional currency of the Company. All amounts have been rounded to the nearest million Japanese yen, unless otherwise indicated.

(5)     Use of judgements, estimates and assumptions

The preparation of consolidated financial statements in accordance with IFRS requires management to make certain judgments, estimates, and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.      Basis of preparation of financial statements (cont.)

These estimates and underlying assumptions are reviewed on a continuous basis. Changes in these accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

(i)     Significant judgements

Information about judgments that are made in the process of applying accounting policies and that have significant effect on the amounts reported in the consolidated financial statements is as follows:

•        Transaction revenue (Note 4 (13) “Revenue and expenses”)

•        Crypto assets held (Note 13 “Crypto assets held”)

•        Safeguard assets/Safeguard liabilities (Note 14 “Safeguard assets/Safeguard liabilities”)

•        Crypto asset borrowings due to customers (Note 21 “Crypto asset borrowings”)

(ii)    Significant estimates and assumptions

Information about accounting estimates and assumptions that have significant effects on the amounts reported in the consolidated financial statements is as follows:

•        Recoverability of deferred tax assets (Note 20 “Deferred taxes and income tax expenses”)

4.      Significant accounting policies

The Group has consistently applied the following accounting policies to all periods presented in these consolidated financial statements, except if mentioned otherwise.

(1)    Basis of consolidation

(a)     Business combinations

Business combinations are accounted for by applying the acquisition method on the date that control is obtained (the “acquisition date”). An investor controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Except for the following items, identifiable assets and liabilities of acquired companies are measured at fair value on the acquisition date.

•        Deferred tax assets and liabilities are measured in accordance with IAS 12 Income Taxes

•        Assets and liabilities relating to employee benefit agreements are measured in accordance with IAS 19 Employee Benefits

Goodwill is measured at the fair value of the consideration transferred including the amount of non-controlling interests in the acquiree recognized on the acquisition date minus the net amount (ordinarily fair value) of identifiable acquired assets and assumed liabilities recognized on the acquisition date. If this amount is negative, it is immediately recognized in profit or loss.

Acquisition-related costs for business combinations other than costs relating to the issuance of debt or equity securities are recognized as an expense when the costs are incurred.

(b)    Changes in interests that do not result in loss of control

Changes in interests that do not result in loss of control are accounted for within equity. The carrying amount of the Group’s interests and non-controlling interests are adjusted to reflect changes in interests in subsidiaries. No goodwill is recognized in the adjustments.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.      Significant accounting policies (cont.)

(c)     Loss of control

If control of a subsidiary is lost as a result of disposal of the Group’s investment, a gain or loss on the disposal is calculated and recognized as the difference between the total of the fair value of the consideration received and remaining interests and the carrying amount of the assets including goodwill and liabilities.

(d)    Subsidiaries

Subsidiaries are entities controlled by the Group. The financial statements of subsidiaries are included in the consolidated financial statements from the date the Group obtains control until the date control is lost. The accounting policies of subsidiaries are adjusted where necessary to ensure conformity with the accounting policies applied by the Group.

(e)     Transactions eliminated in consolidation

Intragroup assets and liabilities, equity, revenue, expenses and cash flows relating to the transactions within the Group are eliminated when the consolidated financial statements are prepared.

(2)    Foreign currency transactions

Foreign currency transactions are translated into the respective functional currency of the Group using the exchange rate on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies on the closing date of the year are translated to the respective functional currency using the exchange rates at the end of the reporting period. Non-monetary assets and liabilities measured based on historical cost that are denominated in foreign currencies are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities in foreign currencies that are measured at fair value are translated into the functional currency using the exchange rates on the date when fair value was measured. Exchange differences are recognized in profit or loss except when those arising from non-monetary assets or liabilities whose gains or losses are recognized in other comprehensive income.

(3)    Financial instruments

(a)     Recognition of financial assets and financial liabilities

Transactions of financial assets and financial liabilities are recognized when the Group becomes a party to the contractual provisions of the financial instruments.

(b)    Classification and measurement of financial assets

Financial assets are classified into the following categories on initial recognition.

(i)     Financial assets measured at amortized cost

Financial assets shall be measured at amortized cost if both of the following conditions are met:

•        The financial assets are held within a business model whose objective is to hold financial assets in order to collect contractual cash flows; and

•        The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets measured at amortized cost are initially recognized at its fair value plus transaction costs directly attributable to the acquisition. Subsequent to the initial recognition, they are measured at amortized cost using the effective interest method.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.      Significant accounting policies (cont.)

(ii)    Financial assets measured at fair value through profit or loss (“FVTPL”)

Financial assets other than financial assets measured at amortized cost are classified as financial assets measured at FVTPL.

Financial assets measured at FVTPL are initially recognized at fair value and attributable transaction costs are recognized as profit or loss when incurred. Subsequent to the initial recognition, they are measured at fair value, and gains and losses arising from changes in fair value are recognized as profit or loss.

(c)     Impairment of financial assets

For financial assets measured at amortized cost, an allowance for expected credit losses is recognized. At the end of each reporting period, the Group assesses whether the credit risk on each financial asset has increased significantly since initial recognition. If the credit risk has not increased significantly since initial recognition, the Group recognizes the loss allowance at an amount equal to the 12-month expected credit losses. Meanwhile, if the credit risk has increased significantly since initial recognition, the Group recognizes the loss allowance at an amount equal to the lifetime expected credit losses.

There is a rebuttable presumption that the credit risk on a financial asset has increased significantly since initial recognition when contractual payments are more than 30 days past due. Financial assets, all or part of which cannot be collected or are presumed difficult to be collected or financial assets that are more than 90 days past due are defined to be default.

Credit losses are measured as the present value of the difference between all contractual cash flows that are due to the Group in accordance with the contract and all the cash flows that the Group expects to receive, discounted at the original effective interest rate, and expected credit loss is the weighted average of the credit losses with the probability of the default occurring used as the weights.

The Group directly reduces the gross carrying amount of a financial asset when it has no reasonable expectations of recovering the contractual cash flows on a financial asset in its entirety or a portion thereof.

For financial assets measured at amortized cost, expected credit loss is recognized as an allowance for doubtful accounts. The provision and the reversal of a loss allowance are recognized in profit or loss as an impairment gain or loss.

(d)    Classification and measurement of financial liabilities

(i)     Financial liabilities measured at amortized cost

Financial liabilities measured at amortized cost are initially recognized at fair value minus directly attributable transaction costs. Subsequent to the initial recognition, they are measured at amortized cost using the effective interest method.

(ii)    Financial liabilities measured at FVTPL

Financial liabilities measured at FVTPL are initially recognized at fair value and attributable transaction costs are recognized as profit or loss when incurred. Subsequent to the initial recognition, they are measured at fair value, and gains and losses arising from changes in fair value are recognized as profit or loss.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.      Significant accounting policies (cont.)

(e)     Derecognition of financial assets and financial liabilities

The Group derecognizes a financial asset when (i) the contractual rights to the cash flows from the financial asset expire or (ii) it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred. The Group derecognizes a financial liability when its contractual obligations are discharged or cancelled or expired.

(f)     Fair value measurement

The fair value of financial assets and financial liabilities is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date.

(g)    Cash and cash equivalents

Cash and cash equivalents in the consolidated statements of financial position and consolidated statements of cash flows comprise cash and short-term, highly liquid investments that are readily convertible to a known amount with an insignificant risk of change in value.

(h)    Cash segregated as deposits

Cash segregated as deposits includes cash deposited in trust accounts, and accordingly, cash segregated as deposits is reported as such in the consolidated statements of financial position.

(i)     Customer accounts receivable

Customer accounts receivable is mainly due from credit card companies, which are payment processors, for settlement of funds from customers.

Customer accounts receivable is recognized initially at the amount of consideration that is unconditional, when they are recognized at fair value. The Group holds the customer accounts receivable with the objective of collecting the contractual cash flows and therefore measures them subsequently at amortized cost.

(4)    Crypto assets

(a)     Crypto assets held

Crypto assets held (current assets) consist of cryptocurrencies for facilitating customer transactions and NFTs for sale and are recognized as inventories. Cryptocurrencies for facilitating customer transactions are recognized at acquisition price at initial recognition, and at fair value less costs to sell subsequent to the initial recognition since these are held with the purpose of acquiring broker-traders’ margin. Subsequent to the initial recognition, changes in fair value are recognized in profit or loss in the period in which the change occurs. The Group uses major third-party exchanges with high volume and liquidity to measure the fair value of its cryptocurrency. The exchange selected by the Group for each cryptocurrency offers the highest volume and liquidity of trades (i.e., principal market). If a principal market does not exist (e.g., when the volume and liquidity of trades are similar between two or more different markets), the Group uses the most advantageous market. The most advantageous market offers high volume, liquidity of trades and the most favorable spread, maximizing the amount that would be received to sell the asset, net of transaction costs or minimizing the amount that would be paid to transfer the liability. The fair value is measured by using a mid-market pricing of the principal market or the most advantageous market. Substantially all of cryptocurrencies held by the Group consist of crypto assets borrowed/deposited from customers under the Coincheck Lending program.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.      Significant accounting policies (cont.)

NFTs for sale are measured at cost at the initial recognition and subsequently measured at the lower of cost or net realizable value. The net realizable value is estimated based on expected selling price less reasonably predictable costs of completion and disposal with the consideration of NFT market trend etc. In addition, with respect to the cost of sales, NFTs are calculated based on specific identification of cost.

Crypto assets held (non-current assets) consist of cryptocurrencies that are not held for facilitating customer transactions and NFTs held for purposes other than sale. Cryptocurrencies held for own use are mainly held for being exempted from paying certain commission. NFTs are intended for the Group’s own use. These crypto assets held (non-current assets) are recognized as intangible assets with indefinite useful lives and are initially measured at acquisition cost. The measurement subsequent to the initial recognition uses the cost model, and crypto assets held (non-current assets) are not amortized and are reported at the acquisition cost less accumulated impairment losses.

Crypto assets held (non-current assets) are subject to impairment tests at the same time each year and when there are indications of impairment. The Group considers that there is an indication of impairment when the value of assets such as market price is significantly decreasing, or when significant changes with an adverse effect have taken place during the period in the technological or market environment of each crypto asset. The impairment test is performed by comparing their carrying amount with their recoverable amount for each acquisition price for cryptocurrencies and individual NFTs.

The recoverable amount of crypto assets held (non-current assets) is estimated as fair value less cost of disposal. The fair value less cost of disposal is measured based on the quoted price of crypto assets less transaction fees. In addition, with respect to the cost of selling, cryptocurrencies are calculated based on the first-in, first-out basis and NFTs are calculated based on specific identification of cost.

The Group recognizes cryptocurrencies received through airdrops or forks if the cryptocurrencies are expected to generate probable future benefit and if the Group is able to support the trading, custody, or withdrawal of these assets.

(b)    Crypto asset borrowings

Crypto asset borrowings (Note 21) are recorded as the contractual repayment obligation with respect to crypto assets borrowed/deposited from the Group’s customers under the Coincheck Lending program. Crypto asset borrowings are initially measured at the fair value of the subject crypto assets as the Group incurs an obligation to return the same type and the same amount of crypto assets borrowed/deposited from customers. Subsequent to initial recognition, changes in fair value of crypto asset borrowings are recognized in profit or loss in the period in which the changes occur because the fair value of the crypto assets fairly demonstrates the obligation to return the crypto assets borrowed/deposited from its customers. In addition, the borrowing fee is calculated by multiplying the quantities of the borrowed crypto assets by the interest rate and recognized as an expense over the borrowing period.

(c)     Safeguard assets/Safeguard liabilities

The Group has an obligation to safeguard customer crypto assets from loss or theft. Therefore, the Group records an obligation to safeguard crypto assets deposited by customers as safeguard liabilities under current liabilities in the consolidated statements of financial position, which is measured at the fair value of the crypto assets deposited by customers being safeguarded. Crypto assets deposited by customers to the Group include cryptocurrencies and NFTs. In measuring the

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.      Significant accounting policies (cont.)

safeguard liabilities related to cryptocurrencies, the Group primarily uses transaction prices at the principal market for each cryptocurrency which generally consists of major third-party exchanges with high volume and liquidity. In measuring the safeguard liabilities related to NFTs, the Group primarily uses prices of recent trades at the Group’s marketplace or other NFT marketplaces. The corresponding assets are recorded as safeguard assets, which are measured at the fair value of crypto assets deposited less the effects of potential loss events, if any.

(5)    Property and equipment

(a)     Recognition and measurement

Property and equipment are measured using the cost model and are reported at the acquisition cost less accumulated depreciation and accumulated impairment losses. Acquisition costs include costs directly related to the acquisition of assets and costs for dismantling and removing. The costs for dismantling and removing are included in the cost of property and equipment.

(b)    Depreciation

Depreciation is calculated based on the depreciable amount. The depreciable amount is calculated as the acquisition cost of an asset less its residual value.

Property and equipment are depreciated over the estimated useful life of each part of a property item, and depreciation is recognized in profit or loss applying the straight-line method. The straight-line method is applied because it is considered to most closely reflect the expected pattern of consumption of the future economic benefits embodied in the asset.

The estimated useful lives of major property and equipment are as follows:

— Leasehold improvements: 2 to 4 years

— Equipment and fixtures: 2 to 14 years

Leasehold improvements are depreciated by the straight-line method over the term of the lease (including reasonably certain options periods) or the estimated useful life of the improvements, whichever is shorter.

Depreciation methods, useful lives, and residual values are reviewed at each reporting date, and adjustments are made when required.

(6)    Intangible assets

(a)     Internally generated intangible assets

The Group recognizes software development costs as intangible assets if the development costs can be reliably determined, implementation is technologically feasible, there is a high probability for generating future economic benefit, and there are adequate resources to develop and use them. Subsequent to the initial recognition, internally generated intangible assets are measured at the acquisition cost less accumulated amortization and accumulated impairment losses.

(b)    Amortization

Amortization is based on the acquisition cost of an asset less its residual value.

Amortization of intangible assets is recognized in profit or loss applying the straight-line method over the estimated useful life from the time when the asset is available for use.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.      Significant accounting policies (cont.)

The estimated useful lives of major intangible assets are as follows:

— Internally generated intangible assets: 3 to 5 years

Amortization methods, useful lives, and residual values are reviewed at each reporting date, and adjustments are made when required.

The Group considers the useful life of intangible assets to be indefinite only if there is no foreseeable limit to the period over which the intangible assets are expected to generate net cash inflows for the Group based on analysis of all relevant factors. Intangible assets with indefinite useful lives are not amortized and are subject to impairment tests at the same time each year and when there are indications of impairment.

(7)    Leases

The Group assesses whether a contract is or contains a lease at the inception of the contract. The Group recognizes a right-of-use asset and its corresponding lease liability at the lease commencement date.

A right-of-use asset is measured at cost at the commencement date. Subsequently, the Group measures a right-of-use asset applying the cost model. A right-of-use asset is measured at cost less any accumulated depreciation and any accumulated impairment losses. The right-of-use asset is depreciated using the straight-line method over the estimated useful life of the asset or the relevant lease term, whichever is shorter. The Group determines the lease term as the sum of the non-cancellable period and the periods covered by an option to extend (or terminate) the lease term if the lessee is reasonably certain to exercise (or not exercise) the option. The estimated useful lives of right-of-use assets are approximately 3 to 4 years.

The Group measures a lease liability at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if such rate cannot be readily determined, the Group’s incremental borrowing rate. Subsequently, the lease liability is measured by adjusting the carrying amount to reflect interest on the lease liability and/or the lease payment. When reassessing or modifying a lease, the Group remeasures the carrying amount of the lease liability and accordingly adjusts the carrying amount of the related right-of-use asset.

For short-term leases and leases of low-value assets, the Group recognizes the lease payments associated with those leases as an expense on a straight-line basis over the lease term.

(8)    Impairment of non-financial assets

Non-financial assets, except for crypto assets held (non-current assets) (Note 4 (4)(a)) are reviewed for impairment at the end of each reporting period or if there is an indication of impairment and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If any such indication exists, the asset’s recoverable amount is estimated. An impairment loss is recognized in the consolidated statements of profit or loss and other comprehensive income if the asset’s carrying amount is greater than its estimated recoverable amount. The recoverable amount is estimated as the higher of the asset’s fair value less costs to sell and value in use.

For the purposes of conducting impairment reviews, assets are grouped into cash-generating units to which the assets belong.

An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.      Significant accounting policies (cont.)

(9)    Employee benefits

(a)     Short-term employee benefits

Short-term employee benefits including salaries, bonuses and paid annual leave that are expected to be settled wholly within 12 months after the end of the reporting periods, are expensed as the related service is provided. A liability is recognized at the amounts expected to be paid when the liabilities are settled if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by employees and the obligation can be estimated reliably.

(b)    Termination benefits

Termination benefits are expensed at the earlier of when the Group can no longer withdraw the offer of those benefits and when the Group recognizes costs for a restructuring. If benefits are not expected to be settled wholly within 12 months of the reporting date, then they are discounted to their present value.

(10)  Share-based payments

The Group provides equity-settled share-based payment plans that allocate restricted stock to the directors, employees and non-employees. The amounts of equity-settled share-based payments are measured at the fair value of the grant date, which are recognized in profit or loss as well as in equity over the vesting period.

(11)  Provisions

Provisions are recognized when the Group has legal and constructive obligations because of past events, there is a high probability that an outflow of resources embodying economic benefits will be required to settle those obligations, and the amounts of those obligations can be reasonably estimated. Provisions are discounted to the present value of the estimated future cash flows using a pre-tax rate that reflects the time value of money and the risks specific to the relevant liabilities.

The unwinding of the discount is recognized in profit or loss.

(12)  Equity

Common shares issued by the Company are classified as equity, and the proceeds from issuance of common shares are included in common stock and capital surplus.

(13)  Revenue and expenses

The Group earns revenue from sales of crypto assets and remittance fees, deposit and withdrawal fees, and other revenue that mainly derives from the sale of NFTs.

Revenues that arise from contracts with customers are recognized applying the five-step approach of IFRS 15 Revenue from Contracts with Customers, as shown below. Major components of revenue include revenues from commissions received for executing transactions and those from transactions of crypto assets. Besides, consideration received from customers do not include significant financing components, because the Group receives payments from its customers soon after it fulfills its performance obligations. Commission received refers to remittance fees, deposit and withdrawal fees, commissions received from the issuer and the applicants in the IEO business, commissions that arise from transactions on the NFT Marketplace and commissions that arise from transactions on the cryptocurrency exchange platform and other.

Step 1: Identify the contracts with a customer

Step 2: Identify the performance obligations in the contract

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.      Significant accounting policies (cont.)

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

Details of revenue and revenue recognition criteria for each of major revenue items recorded in the consolidated statements of profit or loss and other comprehensive income are summarized as follows:

(a)     Transaction revenue

Transaction revenue is mainly derived from sales transactions with the Group’s customers, which includes cover counterparties in sale cover transactions. When the Group trades with customers on its marketplace platform, the Group adds a bid-ask spread to the prices of the Group’s cover transactions. The spread is set/revised by the Group in a range of 0.1% to 5.0% for each cryptocurrency based on prevailing market conditions, including competitors’ offers. The Group has the discretion to add a spread that might be higher than the above-mentioned range in instances where there are sudden market movements and shortage of liquidity in the market to ensure the execution of the transactions with customers. Furthermore, the spreads are applied to all transactions with customers regardless of whether the positions made by those transactions are offset before the execution of cover transactions.

The Group has a single performance obligation in its contracts with customers to deliver cryptocurrencies for transactions with customers. Revenue is recognized at the point of time when this performance obligation is fulfilled by transferring control of the cryptocurrencies to the customer in accordance with IFRS 15 Revenue from Contracts with Customers. Contracts are defined at the transaction level and do not extend beyond the delivery of the cryptocurrency. When the Group receives cryptocurrencies as non-cash consideration, the Group measures received cryptocurrencies at fair value.

The Group determined that is acts as the principal in such transactions as it controls (i.e., has the ability to direct the use of, and obtain substantially all of the remaining benefits from) the cryptocurrencies it holds as inventory before they are transferred to Group customers. Specifically, the Group has the ability to decide to hold the crypto assets to balance our inventory level or sell the crypto assets to customers or cover counterparties, decide to whom they will be sold, and prevent others from directing the use of the assets. The Group is also entitled to substantially all of the economic benefits of the assets through sales of the assets. Additionally, the Group is primarily responsible for fulfilling the promise to provide cryptocurrencies to customers on its marketplace platform pursuant to its terms of service, has inventory risk as the Group has no right to return unsold cryptocurrencies to customers or cover counterparties from which it has purchased such cryptocurrencies, and sets the price of the cryptocurrencies it sells on its marketplace platform.

(b)    Commission received

Commission received primarily includes revenue from remittance fees, deposit and withdrawal fees, commissions that are received from the issuer and the applicants in the IEO business, commissions that arise from transactions on the NFT Marketplace and commissions that arise from transactions on the cryptocurrency exchange platform.

In accordance with IFRS 15 Revenue from Contracts with Customers, remittance fee is recognized as revenue when the performance obligation that arises from a customer order to remit cryptocurrencies is satisfied.

Deposit and withdrawal fees are recognized as revenue when the customer’s order to deposit or to withdraw cryptocurrencies are fulfilled, resulting in the performance obligation being satisfied.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.      Significant accounting policies (cont.)

The IEO business recognizes commission revenue when the issuer’s tokens are listed on its marketplace platform. The Group acts as a principal as it holds the primary responsibility to the issuers. Commissions received from the applicants in the IEO business are recognized as revenue when the obligations to deliver the issuer’s tokens to the applicants are performed. The Group acts as an agent to broker a transaction of orders participating in the Issuer’s IEO and delivers tokens on behalf of the issuer.

Commissions that arise from transactions on the NFT Marketplace are recognized as revenue when the performance obligation of brokering transactions between customers is fulfilled. The Group acts as an agent since the performance obligation is to arrange to transfer NFTs of the selling party to the other party.

Commissions that arise from transactions on the cryptocurrency exchange platform are recognized as revenue when the performance obligation of brokering transactions between customers is fulfilled. The Group acts as an intermediary between customers for orders to buy or sell crypto assets and receives a brokerage fee. The Group does not control the underlying crypto assets before these are transferred to other customers. The Group acts as an agent to broker a transaction of orders to transfer crypto assets of the selling party to the other party.

Sales of crypto assets by the Group to the customer on the Group’s marketplace platform result in the Group recognizing transaction revenue in accordance with the revenue recognition policy described at (a) Transaction revenue.

(c)     Other revenue

Other revenue mainly refers to sales of NFTs owned by the Group on the NFT Marketplace. In accordance with IFRS15 Revenue from Contracts with Customers, sales revenue of NFTs are recognized as revenue when the performance obligation of delivering the NFTs to the customer is fulfilled. The Group acts as a principal since the Group has the ability to decide the price and is responsible for inventory risk.

(14)  Income taxes

Income tax expenses include current taxes and deferred taxes. They are recognized in profit or loss except to the extent that they relate to a business combination, or items recognized directly in equity.

Current taxes are the estimated taxes to be paid or refunded relating to taxable income or losses for the reporting period by applying the enacted tax rate or the substantively enacted tax rate at the end of the reporting period, adjusted for estimated taxes to be paid or refunded for prior years.

Deferred tax assets and liabilities are recognized with respect to the temporary difference between the carrying amount and the tax bases of assets and liabilities. Deferred tax assets and liabilities are not recognized with respect to the temporary differences arising from the initial recognition of assets and liabilities in transactions (other than business combinations) that affect neither the accounting profit nor the taxable profit (tax loss) and the temporary differences arising from investments in subsidiaries, if the Group can control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not be reversed in the foreseeable future.

Deferred tax assets and liabilities are calculated using the tax rate that is expected to be applied at the time when the temporary difference is reversed based on tax laws that are enacted or substantively enacted by the end of the reporting period. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible differences can be utilized. Deferred tax assets are reassessed at the end of each reporting period and recognized to the extent that it is probable that future taxable profit will allow the deferred tax asset to be recovered.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.      Significant accounting policies (cont.)

Deferred tax assets and liabilities are set off when the Group has a legally enforceable right to set off deferred tax assets against deferred tax liabilities, and the deferred tax assets and deferred tax liabilities relate to corporate income taxes levied by the same taxation authority on either the same taxable entity or different taxable entity, which intends to settle the deferred tax assets and liabilities on a net basis or to realize the assets and liabilities simultaneously.

(15)  Earnings per share

Basic earnings per share are calculated as profit attributable to the Company’s ordinary shareholders, divided by the weighted-average number of common shares outstanding during the reporting period.

Diluted earnings per share (earnings per share after adjustment for potential shares) are calculated after adjustment for the dilutive effects of all potential common shares.

(16)  Segment information

Operating segments are components of business activities from which revenue is earned and expenses are incurred including revenue and expenses relating to transactions with other operating segments. Discrete financial information for operating results of all operating segments is available and is regularly reviewed by the Group’s President to make decisions about resources to be allocated to each segment and assess business performance.

Segment operating results reported to the President include items directly attributable to the segment and items allocated to the segment based on reasonable grounds.

(17)  New accounting pronouncement

(a)     New or amended accounting standards and interpretations adopted during the year ended March 31, 2023

The Group has applied the following new or amended accounting standards and interpretations in the period commencing on April 1, 2022. The adoption of new or amended accounting standards and interpretations listed below have no impact on the amounts recognized in prior periods and are not expected to have material impact on the consolidated financial statements for the year ended March 31, 2023.

Standards	Name of Standards	Effective date (The fiscal year beginning on or after)	Adoption date of the Group	Content
IAS 16	Property, Plant and Equipment	January 1, 2022	March 2023	Prohibition of deducting proceeds before intended use from the acquisition cost of property, plant and equipment
IAS 37	Provisions, Contingent Liabilities and Contingent Assets	January 1, 2022	March 2023	Amendment for what costs an entity should include in assessing whether a contract is an onerous contract
IFRS 3	Business Combinations	January 1, 2022	March 2023	Amendment of reference to “Financial Reporting Conceptual Framework” in IFRS 3
IFRS 9	Financial Instruments	January 1, 2022	March 2023	Clarification of fees in “10 per cent” Test for derecognition of financial liabilities

(b)    New or amended accounting standards and interpretations issued that have not yet applied during the year, but applied for the year ended March 31, 2024

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.      Significant accounting policies (cont.)

The new or amended accounting standards and interpretations issued that have not yet applied during the year, but applied for the year ended March 31, 2024 are as follows. They had no material impact on the Group’s consolidated financial statements for the year ended March 31, 2024.

Standards	Name of Standards	Effective date (The fiscal year beginning on or after)	Adoption date of the Group	Content
IAS 1	Presentation of Financial Statements	January 1, 2023	March 2024	Amendments that require disclosure of material accounting policies rather than significant accounting policies
IAS 8	Accounting Policies, Changes in Accounting Estimates and Errors	January 1, 2023	March 2024	Improvement of disclosure of accounting policies and clarification of distinction between accounting policies and accounting estimates
IAS 12	Income Taxes	January 1, 2023	March 2024	Clarification of accounting for deferred taxes on leases and decommissioning obligations
IFRS 17	Insurance Contracts	January 1, 2023	March 2024	A comprehensive new accounting standard for insurance contracts
IAS 12	Income Taxes	May 23, 2023	March 2024	Amendments to International Tax Reform – Pillar Two Model Rules

(c)     New or amended accounting standards and interpretations issued but not yet applied

The new or amended accounting standards and interpretations issued but not yet applied for the years ended March 31, 2023 and March 31, 2024, are as follows. The Group is evaluating the impact of applying the new or amended accounting standards.

Standards	Name of Standards	Effective date (The fiscal year beginning on or after)	Adoption date of the Group	Content
IAS 1	Presentation of Financial Statements	January 1, 2024	March, 2025	Amendments to classification of liabilities as current or non-current
IAS7;	Statement of Cash Flows;	January 1, 2024	March, 2025	Amendments to disclosure of supplier finance arrangements
IFRS7	Financial Instruments: Disclosures
IFRS 16	Leases	January 1, 2024	March, 2025	Amendments to lease liability in a sale and leaseback
IAS 21	The Effects of Changes in Foreign Exchange Rates	January 1, 2025	March, 2026	Amendments to lack of exchangeability
IFRS 10;	Consolidated Financial Statements;	Not determined	Not determined	Amendment of accounting for sale or contribution of assets between an investor and its associates or joint ventures
IAS 28	Investments in Associates and Joint Ventures
IFRS 18	Presentation and Disclosure in Financial Statements	January 1, 2027	March, 2028	Replacement of IAS 1 and helping to achieve comparability of the financial performance of similar entities

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.      Financial risk management

The principal risks arising from cryptocurrencies and financial instruments to which the Group is exposed in the course of its business activities include credit risk, liquidity risk, market risk and operational risk.

This note presents information about the impact of each risk on the Group, policies on the identification, analysis and assessment of risk and capital management in the Group.

(1)    Organizations for managing risks arising from cryptocurrencies and financial instruments

To limit risks that have an impact on the Group’s management within an acceptable range, risks are appropriately identified, analyzed and assessed, and appropriate management organizations are designed to respond to each risk.

The Group establishes rules for managing all risks that affect operations. Those risks arising from cryptocurrencies and financial instruments are managed in accordance with specific management policies and management structures determined by the executive officer responsible for overseeing the departments that manage the risks.

Regarding the risk management of the Group, each supervisory department manages the risk for each risk classification. The head of each supervisory department regularly reports to the risk management department, and the risk management department organizes the contents of the reports received. After that, a risk committee meeting is held, and the President monitors the situation and periodically reports to the Board of Directors.

(a)     Credit risk

Credit risk is the risk of financial loss arising from the nonperformance of a counterparty to an agreement. Credit risk arises primarily from risks related to customers and other counterparties.

The carrying amounts of financial assets after impairment are presented in the consolidated statements of financial position and are the amounts of maximum exposure of the Group to financial asset credit risks.

(Risks relating to customer transactions)

Spot transactions are traded within the limit of the amounts received in advance from customers. Therefore, the Group does not take excessive credit risks with any specific customers.

The Group does not have significant credit risk concentration because it has a large retail customer base.

(Risks relating to other counterparties)

The Group’s cash, cash equivalents, cash segregated as deposits, and cryptocurrencies for facilitating customer transactions are exposed to credit risk because they are deposited in financial institutions and/or cryptocurrency exchange brokers. Those financial institutions are highly credit worthy, and the cryptocurrency exchange brokers are well-established domestic and overseas exchange brokers. Thus, although the credit risk is concentrated in a small number of counterparties, it is considered to be limited. In addition, customer accounts receivable is mainly due from credit card companies, which are payment processors, for settlement of funds from customers. There is also a concentration of credit risk related to customer accounts receivable, as the Group uses a small number of payment processors. However, since the settlement period is short, the credit risk associated with those processors is considered to be limited.

As part of the risk management process, the Group evaluates the financial positions of financial institutions before selecting them and subsequently reviews them on a periodic basis. In selecting and dealing with cryptocurrency exchange brokers, the Group monitors the up-to-date information of such brokers via social media and other news sources in order to be informed about any changes

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.      Financial risk management (cont.)

in their businesses. In addition, if the Group obtains information related to their credit uncertainty, such as a downgrade of their credit ratings, necessary measures are taken by collaborating with all divisions concerned to avoid such risks.

Prior year amounts have been restated to reflect the correction of errors discussed in Note 2(8)(d)(i).

The exposure to credit risk of the Group is as follows:

			(Millions of Yen)
	As of March 31, 2022 As restated
	Impairment loss allowance measured at lifetime expected credit losses
	Not credit-impaired	Credit-impaired	Total
Gross carrying amount
Cash and cash equivalents	¥17,704	¥—	¥17,704
Cash segregated as deposits	55,488	—	55,488
Crypto assets held (current assets) (*1)	2,312	—	2,312
Customer accounts receivable	590	—	590
Other financial assets (*2)	331	—	331
Total gross carrying amount	76,425	—	76,425
Impairment loss allowance	—	—	—
Total net carrying amount	¥76,425	¥—	¥76,425
			(Millions of Yen)
	As of March 31, 2023
	Impairment loss allowance measured at lifetime expected credit losses
	Not credit-impaired	Credit-impaired	Total
Gross carrying amount
Cash and cash equivalents	¥7,697	¥—	¥7,697
Cash segregated as deposits	40,936	—	40,936
Crypto assets held (current assets) (*1)	1,088	—	1,088
Customer accounts receivable	439	—	439
Other financial assets (*2)	1,247	—	1,247
Total gross carrying amount	51,407	—	51,407
Impairment loss allowance	—	—	—
Total net carrying amount	¥51,407	¥—	¥51,407

_________

Note:

(*1)    Crypto assets held (current assets) mainly consist of crypto assets deposited with cover counterparties.

(*2)    Other financial assets mainly consist of deposits and guarantee deposits as well as trade receivables. See Note 16 “Other financial assets.”

(b)    Liquidity risk

Liquidity risk is the risk of the Group being unable to settle obligations using cash, crypto assets held (current assets), other financial assets or other means.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.      Financial risk management (cont.)

The Group finances the funds necessary for operations by obtaining loans from financial institutions and related parties. Cryptocurrencies received from borrowings contribute to securing adequate liquidity, as they can be used as the Group’s own assets or in settlement with cryptocurrency exchange brokers. The Group regularly monitors the status and outlook of cash flows and reduces liquidity risks.

The maturity analysis of financial liabilities and the corresponding financial assets for managing liquidity risk are as follows. As described in Note 13 “Crypto assets held,” crypto assets held (current assets), cryptocurrencies for facilitating customer transactions are included in the following tables. The contractual cash flows below reflect cash flows presented on an undiscounted cash flow basis, including contractual interest payments.

Prior year amounts have been restated to reflect the correction of errors discussed in Note 2(8)(d)(i).

As of March 31, 2022

(As restated)

					(Millions of yen)
	Carrying amount	Contractual cash flows	Within one year	From one year to two years	From two years to three years	More than three years
Crypto asset borrowings	¥34,026	¥34,026	¥34,026	¥—	¥—	¥—
Other financial liabilities (*1):
– Loans	200	200	200	—	—	—
– Lease liabilities	239	240	240	—	—	—
– Other	1,024	1,024	1,024	—	—	—
Total other financial liabilities	1,463	1,464	1,464	—	—	—

Cash and cash equivalents	17,704	17,704	17,704	—	—	—
Crypto assets held (current assets)	34,068	34,068	34,068	—	—	—

There were no financial liabilities with maturity over one year as of March 31, 2022.

As of March 31, 2023

					(Millions of yen)
	Carrying amount	Contractual cash flows	Within one year	From one year to two years	From two years to three years	More than three years
Crypto asset borrowings	¥18,756	¥18,756	¥18,756	¥—	¥—	¥—
Other financial liabilities (*1):
– Lease liabilities	350	352	279	60	13	—
– Other	1,031	1,031	1,031	—	—	—
Total other financial liabilities	1,381	1,383	1,310	60	13	—

Cash and cash equivalents	7,697	7,697	7,697	—	—	—
Crypto assets held (current assets)	18,884	18,884	18,884	—	—	—

There were no financial liabilities with maturity over one year other than lease liabilities as of March 31, 2023.

_________

Note:

(*1)    Other financial liabilities mainly consist of lease liabilities, accrued expenses, and other payables. See Note 22 “Other financial liabilities.”

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.      Financial risk management (cont.)

In addition, the Group entered into a commitment line borrowing contract of 3,000 million yen with Monex Finance Corporation to manage liquidity risk. The commitment line has a maturity of March 31, 2024 having been extended by one year on March 31, 2023. The purpose of the commitment line is for general business use. There were no drawdowns on the commitment line of 3,000 million yen as of March 31, 2022, and March 31, 2023, respectively. See Note 31 (2) “Commitment line borrowings contract.”

(c)     Market risk

Market risk is the risk of fluctuations in the fair value of cryptocurrencies or future cash flows as a result of changes in market price. The object of market risk management is to manage and control market risk exposure within acceptable parameters while optimizing the return. Market risk mainly includes price fluctuation risk of cryptocurrencies.

The Group holds cryptocurrencies in order to facilitate customer transactions. The Group also monitors net open position for each cryptocurrency that is traded on its marketplace platform. In order to limit the price fluctuation risk within a certain level, the Group strives to sustain its cryptocurrencies in approximately the same quantity and amount as the crypto asset borrowings.

(d)    Operational risk

The Group is exposed to operational risk arising from a wide variety of factors associated with business processes, personnel, technology and infrastructure, and from external factors other than credit, market and liquidity risks, such as changes in legal and regulatory requirements. Especially, if any of the private keys relating to the Group’s hot or cold wallets containing cryptocurrencies for its own accounts or for customers is lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, the Group will lose access to the cryptocurrencies in the related wallet and there will be a devastating impact on the Group’s operation. Furthermore, the Group cannot provide assurance that the wallet will not be hacked or compromised. Cryptocurrency and blockchain technologies have been, and may in the future be, subject to security breaches, hacking, or other malicious activities. The customers’ ability to access or sell their cryptocurrencies could be affected adversely due to any loss of private keys relating to, or hack or other compromise of, digital wallets used to store cryptocurrencies deposited by customers.

(2)    Capital management

The fundamental principles of the Group’s capital management are to build and uphold a steady financial base for the purpose of maintaining soundness and efficiency of operations and achieving sustainable growth. According to these principles, the Group conducts capital investment, profit distribution such as dividends, and repayment of loans based on steady operating cash flows through the development and rendering of competitive crypto asset exchange services.

For the capital management, the Group calculates and monitors the financial soundness index at the end of each month as the record date in accordance with the “Rules on Financial Management for Crypto-Asset Exchange Service Providers” and related guidelines, which are self-regulatory rules established by the Japan Virtual and Crypto assets Exchange Association. The financial soundness index is the ratio of the non-fixed equity amount to the sum of the market risk equivalent amount, the counterparty risk equivalent amount, and the basic risk equivalent amount, based on the calculation method stipulated in the related guidelines.

The Group is not subject to any capital restrictions.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.      Business combination

For the year ended March 31, 2021

Acquisition of Metaps Alpha Inc.

The Company intended to provide an on-chain (*1) NFT marketplace in addition to the off-chain (*2) NFT marketplace already offered by the Company considering that this would help develop the business quickly in Japan and overseas. As a result, the Company decided to acquire Metaps Alpha Inc. because it had offered an on-chain NFT marketplace called “miime” since September 2019. The expected synergies were to respond to the trend of transition from off-chain to on-chain in a timely manner as well as expand the number of products provided.

On February 12, 2021, the Company acquired 100% of the outstanding shares of Metaps Alpha Inc. for 80 million yen in cash. The company name of Metaps Alpha Inc. was subsequently changed to Coincheck Technologies, Inc.

The total net cash outflow of the acquisition was 49 million yen, which represents the initial cash consideration transferred of 80 million yen less cash acquired from CCT of 31 million yen.

The following represents the fair value of the identifiable assets acquired and the liabilities assumed at the acquisition date.

(Millions of yen)
Fair value
Cash and cash equivalents	¥31
Other financial assets (current assets)	5
Other current assets	0
Intangible assets	8
Crypto assets held (non-current assets)	8
Deferred tax assets	37
Other non-current assets	0
Deposits received	(1)
Other financial liabilities (current liabilities)	(8)
Income taxes payable	(0)
Total identifiable net assets acquired	¥80

Fair value of consideration	¥80

_________

Notes:

(*1)  On-chain signifies a transaction that is recorded as data on the blockchain.

(*2)  Off-chain signifies a transaction that is not recorded on the blockchain.

The Group recorded revenue of 1 million yen and net loss of 6 million yen of CCT since the acquisition date in the consolidated statements of profit or loss and other comprehensive income for the year ended March 31, 2021.

Pro forma information

The following pro forma financial information is based on estimates and assumptions that the Group believed were reasonable and presents the combined results of the operations of the Company and CCT as if the acquisition of CCT had occurred as of April 1, 2020. The pro forma financial information is not necessarily indicative of what the consolidated results of operations would have been had the respective acquisition been

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.      Business combination (cont.)

completed on April 1, 2020. In addition, the pro forma financial information does not purport to project the future results of operations of the Group. The pro forma financial information includes revenue of 9 million yen and net loss of 69 million yen of CCT for the year ended March 31, 2021.

(Millions of yen)
For the year ended March 31, 2021
Revenue	¥524,431
Net profit	10,181

For the year ended March 31, 2022 and March 31, 2023

There were no acquisitions of subsidiaries or non-controlling interests.

7.      Segment information

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (the “CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Group’s President is the Group’s CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. While the Group does have revenue from multiple services, no measures of profitability by service are available, so discrete financial information is not available for each such component. As such, the Group has determined that it operates as one operating segment and one reportable segment.

8.      Revenue

(1)    Revenue breakdown

Prior year amounts have been restated to reflect the correction of errors discussed in Note 2(8)(d)(ii).

Revenue breakdowns by revenue from contracts with customers for the years ended March 31, 2021, March 31, 2022 and March 31, 2023 are as follows:

			(Millions of yen)
	For the year ended March 31,
	2021 As restated	2022 As restated	2023
Revenue
Transaction revenue (*1)	¥523,556	¥688,437	¥174,937
Commission received (*2)	865	1,579	1,055
Sub-total	524,421	690,016	175,992
Other revenue (*3)	2	950	932
Total	¥524,423	¥690,966	¥176,924

_________

Notes:

(*1)    Transaction revenue mainly refers to the revenue from sales of crypto assets to customers and cover counterparties.

(*2)    Commission received refers to remittance fees, deposit and withdrawal fees, commissions that received from the issuer and the applicants in the IEO business, commissions that arise from transactions on the NFT Marketplace and commissions that arise from transactions on the cryptocurrency exchange platform and other.

(*3)    Other revenue are mainly related to sales of NFTs owned by the Group.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.      Revenue (cont.)

The Group manages its business in one operating and reportable segment: Crypto Asset.

(2)    Contract balance

For the years ended March 31, 2022 and March 31, 2023, there were no significant contract assets or contract liabilities.

For the years ended March 31, 2021, March 31, 2022 and March 31, 2023, there was no revenue recognized for performance obligations fulfilled (or partially fulfilled) in the past.

(3)    Transaction price allocated to the remaining performance obligations

The Group does not have any important contracts in which the projected initial contract period was longer than one year.

(4)    Assets recognized from the costs to obtain or fulfill contracts with customers

The Group does not have any significant costs to obtain or fulfill contracts with customers.

9.      Selling, general and administrative expenses

Prior year amounts have been restated to reflect the correction of errors discussed in Note 2(8)(d)(iii).

Selling, general and administrative expenses consist of the following:

			(Millions of yen)
	For the year ended March 31,
	2021 As restated	2022 As restated	2023
Personnel expenses	¥1,834	¥3,515	¥2,020
Advertising and promotion expenses	2,051	5,606	1,294
Professional fees	108	717	1,262
Communication expenses	322	627	873
Subcontract expenses	328	703	787
Depreciation and amortization	409	448	483
Business management service fees	1,094	1,427	363
Transaction related costs	461	697	297
Subcontract labor costs	188	371	280
Tax expenses	222	233	27
Other	119	294	353
Total	¥7,136	¥14,638	¥8,039

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.    Other income and expenses

Other income and expenses consist of the following:

				(Millions of yen)
		For the year ended March 31,
	Note	2021	2022	2023
Other income
Exchange gain		¥—	¥—	¥12
Gain on sale of crypto assets held		—	76	16
Other		17	20	17
Total		¥17	¥96	¥45
Other expenses
Impairment loss of crypto assets held (non-current assets)	13	¥—	¥—	¥69
Impairment loss of intangible assets	18	—	—	9
Loss on sales and disposals of intangible assets	18	—	—	37
Loss on sale of crypto assets (non-current assets)		—	—	28
Loss on disposal of subsidiary	33	—	—	5
Exchange loss		12	8	—
Other		6	11	17
Total		¥18	¥19	¥165

11.    Cash and cash equivalents

Cash and cash equivalents mainly consist of bank deposits. They are demand deposits and held for the purpose of meeting short-term cash commitments. Cash and cash equivalents in the consolidated statements of cash flows equals cash and cash equivalents in the consolidated statements of financial position.

The Group separately manages legal tender deposited by customers from its own. In accordance with Japanese laws and regulations, from the year ended March 31, 2021, all legal tender deposited by customers shall be safeguarded by trust companies. Accordingly, cash deposited by customers is accounted for under “Cash segregated as deposits” (see Note 12) as of March 31, 2022 and March 31, 2023 because it is neither cash nor cash equivalents.

12.    Cash segregated as deposits

Cash segregated as deposits represents separately managed cash deposited by customers. The balances of cash segregated as deposits as of March 31, 2022 and March 31, 2023 were 55,488 million yen and 40,936 million yen, respectively, which were less than the corresponding liability of “Deposits received” in the consolidated statements of financial position of 56,360 million yen and 41,058 million yen as of March 31, 2022 and March 31, 2023, respectively, because it generally takes several days to deposit the funds received from customers in the trust account, while the Group recognizes the entire amount of the deposits as liability immediately after the transactions are authorized.

13.    Crypto assets held

Under IFRS, there are no accounting standards related to the transactions of crypto assets. However, cryptocurrencies holdings were discussed by the International Financial Interpretations Committee (“IFRIC”) with in the June 2019 Agenda Decision (“Agenda Decision”). The Agenda Decision did not specifically address the activity of crypto assets by entity. Thus, in order to determine the accounting treatment, the Group follows the requirements of IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors and

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.    Crypto assets held (cont.)

refers to the “Conceptual Framework for Financial Reporting” and standards related to similar matters. In this context, the Group considers various factors to evaluate whether the Group has control for accounting purposes over crypto assets, and accounts for these transactions accordingly.

The Group’s holdings of crypto assets that are considered to be controlled by the Group for accounting purposes are presented as a part of assets in the consolidated statements of financial position. On the other hand, the Group’s holdings of crypto assets deposited by customers and considered not to be controlled by the Group are not recognized in the consolidated statements of financial position. However, the Group recognizes the obligation to safeguard crypto assets deposited by customers as Safeguard liabilities in the consolidated statements of financial position and records corresponding Safeguard assets in the consolidated statements of financial position (Note 14 “Safeguard assets/Safeguard liabilities”). The amounts of crypto assets deposited by customers not recognized in the consolidated statements of financial position were 429,264 million yen (as restated) and 288,639 million yen as of March 31, 2022 and March 31, 2023, respectively. The amount as of March 31, 2022 has been restated as crypto assets held were restated as of March 31, 2022. Refer to Note 2(5) for further detail. These amounts are calculated based on the fair value at the end of the reporting period.

Crypto assets deposited by customers include cryptocurrencies and NFTs. Crypto assets deposited by customers are mainly held in electronic wallets administered by the Group in the same way as the Group’s holdings of crypto assets in its own accounts. Although the Group has the private keys that are necessary to dispose of crypto assets deposited by customers, the Group is obliged to purchase and sell crypto assets under the instructions of the customers based on the contractual arrangement with the customers, and the use of the private keys without permission from customers is strictly prohibited. Additionally, in terms of cryptocurrencies, following the requirements of the “Payment Services Act,” “Cabinet Office Order on Virtual Currency Exchange Service Providers” and other laws and regulations, the Group segregates cryptocurrencies deposited by customers from those of the Group in its own accounts, and manages each of the customers’ balances. In addition, the Group clearly distinguishes between the wallets for the Group’s holdings of cryptocurrencies in its own accounts and the wallets for those deposited by customers and manages them separately. Regarding NFTs, there are no clear legal regulations in Japan as of March 2023 and all NFTs, including those held by the Group and those deposited by customers, are held in hot wallets. NFTs deposited by customers are recorded on the Group’s database and internal records in the account of the depositing customers. Therefore, the economic benefits and risks related to crypto assets deposited by customers belong, in principle, to the customers, and the Group is not exposed to risks of significant changes in the fair value of these crypto assets. On the other hand, legal rights of crypto assets are not entirely clear, and there is a possibility that crypto assets deposited by customers may be dealt with in the same manner as crypto assets of the Group in its own accounts at the liquidation of the Group, but in terms of cryptocurrencies, Article 63-19-2 of the “Payment Services Act” issued by the Financial Services Agency of Japan allows customers the right to receive repayment of Deposited Crypto Assets and Redemption Guarantee Crypto Assets as defined by the “Payment Services Act” in advance of other creditors in preparation for the bankruptcy risk of the Group.

The accounting policies and balances of the Group’s crypto assets by holding purpose are as follows:

(1)    Crypto assets held (current assets)

(a)     Cryptocurrencies for facilitating customer transactions

Out of the holdings of cryptocurrencies that are considered to be controlled by the Group for accounting purposes (including those borrowed/deposited based on the loan agreements with customers), cryptocurrencies for facilitating customer transactions, are recognized as inventories in the consolidated statements of financial position according to provisions of IAS 2 Inventories as the Group has the ability to direct the use of these cryptocurrencies and the economic benefits resulting from sales attribute to the Group. Prior year amounts have been restated to reflect the correction of errors discussed in Note 2(5). As of March 31, 2022, and March 31, 2023, the

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.    Crypto assets held (cont.)

carrying amounts were 34,068 million yen (as restated) and 18,884 million yen, respectively. These amounts are calculated based on the fair value at the end of the reporting period. See Note 26 “Fair value measurement.”

(b)    NFTs for sale

NFTs for sale are recognized as inventories in the consolidated statements of financial position according to provisions of IAS 2 Inventories as the Group has the ability to direct the use of these NFTs and economic benefits resulting from sales attribute to the Group. The carrying amounts as of March 31, 2022 and March 31, 2023, which were measured at the lower of cost or net realizable value, were 16 million yen and 85 million yen, respectively.

(2)    Crypto assets held (non-current assets)

Crypto assets held (non-current assets) are recognized as intangible assets with indefinite useful lives which are not amortized. There is no foreseeable limit to the period over which the future cash flows of crypto assets held (non-current assets) would be generated as the future cash flows cannot be reliably estimated. The useful lives of crypto assets held (non-current assets) are regarded as indefinite accordingly. They are reported at the acquisition cost less accumulated impairment losses. The carrying amounts as of March 31, 2022 and March 31, 2023 were 293 million yen and 43 million yen, respectively.

During the year ended March 31, 2021 and March 31, 2022, no impairment losses were recognized as there was no indication of an impairment as of March 31, 2021 and March 31, 2022. The recoverable amount of crypto assets held (non-current assets) exceeded the carrying amounts as of March 31, 2021 and March 31, 2022.

During the year ended March 31, 2023, the Group recorded impairment losses of 69 million yen for NFTs held for the purposes other than sale in “Other expenses” in the consolidated statements of profit or loss and other comprehensive income. The impairment losses primarily resulted from the decrease in the recoverable amount of the individual NFTs. Impairment losses are calculated by deducting the recoverable amount from the carrying amount. The recoverable amount of the impaired NFTs was measured at fair value less costs of disposal amounted to 17 million yen as of March 31, 2023. The fair value is measured based on the recent transaction prices at the Group or other NFT marketplaces and is classified as Level 2 in the fair value hierarchy.

Prior year amounts have been restated to reflect the correction of errors discussed in Note 2(7).

The changes in crypto assets held (non-current assets) are as follows:

	Cryptocurrencies (As restated)	NFT	(Millions of yen)
			Total
As of March 31, 2021	¥17	¥10	¥27
Additions (not by business combination)	1,464	70	1,534
Disposals	(1,260)	(8)	(1,268)
As of March 31, 2022	221	72	293
Additions (not by business combination)	1,073	95	1,168
Impairment losses	—	(69)	(69)
Disposals	(1,270)	(79)	(1,349)
As of March 31, 2023	¥24	¥19	¥43

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14.    Safeguard assets/Safeguard liabilities

In addition to the control assessment of crypto assets deposited by customers as described in Note 13 “Crypto assets held,” the Group implemented the requirements of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin 121, Accounting for obligations to safeguard crypto-assets an entity holds for platform users (“SAB 121”), and recognized the obligation to safeguard its crypto assets deposited by customers as Safeguard liabilities and recorded corresponding Safeguard assets in the consolidated statements of financial position.

The Group managed its crypto assets deposited by customers in the manner described in Note 13 “Crypto assets held” and estimated that the probability of occurrence of any potential loss events is remote. Therefore, safeguard assets were recognized at the same amount as safeguard liabilities.

These amounts are calculated based on the fair value at the end of the reporting period. See Note 26 “Fair value measurement.”

Prior year amounts have been restated to reflect the correction of errors discussed in Note 2(8)(d)(iv).

The nature and quantity of crypto assets that the Group is responsible for safeguard for its customers are as follows:

	As of March 31,
	2022 As restated		2023
Ticker	Quantity	Millions of yen	Quantity	Millions of yen
BTC (*1)	30,394.80	¥172,120	37,055.48	¥140,541
ETH (*2)	212,882.46	87,277	247,352.55	60,397
XRP (*3)	621,208,667.37	62,722	640,324,214.25	45,293
IOST (*4)	8,538,979,589.88	48,355	9,934,740,806.12	14,318
Others (*5)	—	58,790	—	28,090
	—	¥429,264	—	¥288,639

_________

(*1)    The first system of global, decentralized, scarce, digital money as initially introduced in a white paper titled Bitcoin: A Peer-to-Peer Electronic Cash System by Satoshi Nakamoto.

(*2)    A decentralized global computing platform that supports smart contract transactions and peer-to-peer applications, or “Ether,” the native crypto assets on the Ethereum network.

(*3)    The native crypto assets on the XRP ledger, a decentralized global system developed by Ripple Labs Inc. for the purpose to support payment settlement system by blockchain.

(*4)    The native crypto assets on the IOS blockchain, a decentralized global computing platform developed by Internet of Service Foundation Ltd. for the purpose to improve scalability of existing blockchain.

(*5)      The crypto assets with the balance less than 10% of the total are disclosed in the “Others” category. Within the “Others” category, crypto assets with the highest yen value, was 8,849 million yen of ENJ as of March 31, 2022, and it was 3,622 million yen of XEM as of March 31, 2023.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15.    Customer accounts receivable

Customer accounts receivable is mainly due from credit card companies, which are payment processors, for settlement of funds from customers. There are no overdue customer accounts receivables as of March 31, 2022 and March 31, 2023. For allowance for doubtful receivables, see Note 5 (1) (a) “Credit risk.”

16.    Other financial assets

Prior year amounts have been restated to reflect the correction of errors discussed in Note 2(8)(d)(v).

Other financial assets consist of the following:

		(Millions of yen)
	As of March 31,
	2022 As restated	2023
Current portion:
Deposits and guarantee deposits (*1)	¥1	¥140
Trade receivables (*2)	—	489
Other	16	39
Sub-total	17	668
Non-current portion:
Deposits and guarantee deposits (*1)	314	539
Other	0	40
Sub-total	314	579
Total	¥331	¥1,247

_________

(*1)    Deposits and guarantee deposits (current assets) mainly consist of the deposits paid to the financial institutions for foreign exchange transactions. Deposits and guarantee deposits (non-current assets) mainly consist of the guarantee deposits paid to the lessors for leased properties.

(*2)    Trade receivables consist of receivables arising from unsettled cryptocurrency transactions.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17.    Property and equipment

The changes in the acquisition cost, accumulated depreciation and accumulated impairment losses of property and equipment are as follows:

			(Millions of yen)
	Right-of-use assets	Leasehold improvements	Equipment and fixtures	Total
Acquisition cost
As of March 31, 2021	¥986	¥389	¥161	¥1,536
Additions	—	3	33	36
Sales and disposals	—	(1)	(29)	(30)
As of March 31, 2022	986	391	165	1,542
Additions	549	64	30	643
Sales and disposals	—	—	(6)	(6)
As of March 31, 2023	¥1,535	¥455	¥189	¥2,179

Accumulated depreciation and accumulated impairment losses
As of March 31, 2021	¥(508)	¥(246)	¥(101)	¥(855)
Depreciation (charged to profit or loss)	(236)	(72)	(34)	(342)
Depreciation (charged to intangible assets)	(11)	—	—	(11)
Sales and disposals	—	1	26	27
As of March 31, 2022	(755)	(317)	(109)	(1,181)
Depreciation (charged to profit or loss)	(262)	(53)	(32)	(347)
Depreciation (charged to intangible assets)	(13)	—	—	(13)
Sales and disposals	—	—	6	6
As of March 31, 2023	¥(1,030)	¥(370)	¥(135)	¥(1,535)

Carrying amount
As of March 31, 2021	¥478	¥143	¥60	¥681
As of March 31, 2022	231	74	56	361
As of March 31, 2023	505	85	54	644

_________

Notes:

(*1)    Depreciation on property and equipment is generally included in “Selling, general and administrative expenses” in the consolidated statements of profit or loss and other comprehensive income, except when it is attributable to “Internally generated intangible assets” which represents amounts capitalized as software. When attributable to “Internally generated intangible assets,” such amounts are recognized in “Intangible assets” in the consolidated statements of financial position.

(*2)    The assets recognized corresponding to asset retirement obligations are included in “Right-of-use assets.” An addition of asset retirement obligation of 165 million yen was recorded for the leased office building due the remeasurement during the year ended March 31, 2023.

(*3)    There were no property and equipment with restricted ownership or pledged as collateral as of March 31, 2022 and March 31, 2023.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.    Intangible assets

The changes in acquisition cost, accumulated amortization and accumulated impairment losses of intangible assets are as follows:

			(Millions of yen)
	Internally generated intangible assets	Others	Total
Acquisition cost
As of March 31, 2021	¥508	¥3	¥511
Additions (not by business combination)	182	—	182
Additions (charged through depreciation of property and equipment)	11	—	11
As of March 31, 2022	701	3	704
Additions (not by business combination)	299	—	299
Additions (transferred from property and equipment)	13	—	13
Sales and disposals	(51)	—	(51)
As of March 31, 2023	¥962	¥3	¥965

Accumulated amortization and accumulated impairment losses
As of March 31, 2021	¥(125)	¥(2)	¥(127)
Amortization	(105)	(1)	(106)
As of March 31, 2022	(230)	(3)	(233)
Amortization	(136)	(0)	(136)
Sales and disposals	14	—	14
Impairment losses	(9)	—	(9)
As of March 31, 2023	¥(361)	¥(3)	¥(364)

Carrying amount
As of March 31, 2021	¥383	¥1	¥384
As of March 31, 2022	471	0	471
As of March 31, 2023	601	0	601

Intangible assets with definite useful lives are amortized over their useful lives.

The amortization of intangible assets is included in “Selling, general and administrative expenses” in the consolidated statements of profit or loss and other comprehensive income.

There were no intangible assets with restricted ownership or that are pledged as collateral as of March 31, 2022 and March 31, 2023.

Crypto assets held (non-current assets) recognized as intangible assets are described in Note 13 “Crypto assets held.”

19.    Leases

The Group leases office buildings for management and operation purposes.

(1)    Right-of-use assets

Right-of-use assets related to leased properties are presented as property and equipment. See Note 17 “Property and equipment.”

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19.    Leases (cont.)

(2)    Lease liabilities

Lease liabilities consist of the following:

		(Millions of yen)
	As of March 31,
	2022	2023
Current portion	¥239	¥258
Non-current portion	—	92
Total	¥239	¥350

Lease liabilities are included in “Other financial liabilities” in the consolidated statements of financial position. The balances of lease liabilities by maturity are presented in Note 5 “Financial risk management.”

(3)    Amounts recognized in the consolidated statements of profit or loss and other comprehensive income

Amounts recognized in the consolidated statements of profit or loss and other comprehensive income are as follows:

			(Millions of yen)
	For the year ended March 31,
	2021	2022	2023
Interest expenses on lease liabilities	¥3	¥2	¥3
Expenses pertaining to short-term leases	—	—	3
Expenses pertaining to leases of low-value assets that are not short-term leases expenses	12	12	14

(4)    Amounts recognized in the consolidated statements of cash flows

The total cash outflows for leases for the years ended March 31, 2021, March 31, 2022 and March 31, 2023 were 251 million yen, 252 million yen and 275 million yen, respectively.

20.    Deferred taxes and income tax expenses (benefits)

(1)    Deferred taxes

			(Millions of yen)
	As of March 31, 2021	Recognized through profit or loss	As of March 31, 2022
Deferred tax assets:
Tax losses carried forward	¥37	¥(3)	¥34
Accrued enterprise tax	140	(56)	84
Accrued bonuses	103	37	140
Accrued expenses	61	6	67
Accrued paid leave	12	2	14
Crypto assets held (non-current assets)	29	(14)	15
Leasehold improvements	45	12	57
Asset retirement obligations	14	4	18
Other	2	6	8
Total deferred tax assets	¥443	¥(6)	¥437

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20.    Deferred taxes and income tax expenses (benefits) (cont.)

			(Millions of yen)
	As of March 31, 2022	Recognized through profit or loss	As of March 31, 2023
Deferred tax assets:
Tax losses carried forward	¥34	¥460	¥494
Accrued enterprise tax	84	(84)	—
Accrued bonuses	140	(140)	—
Accrued expenses	67	(9)	58
Accrued paid leave	14	3	17
Crypto assets held (non-current assets)	15	(3)	12
Leasehold improvements	57	(12)	45
Asset retirement obligations	18	7	25
Impairment loss of crypto assets held (non-current assets)	—	21	21
Unrealized profit of crypto assets held (non-current assets·)	—	23	23
Provisions for crypto assets held (current assets)	—	27	27
Other	8	9	17
Total deferred tax assets	¥437	¥302	¥739

Deferred tax assets and deferred tax liabilities presented in the consolidated statements of financial position are as follows:

		(Millions of yen)
	As of March 31,
	2022	2023
Deferred tax assets	¥437	¥739
Deferred tax liabilities	—	—
Net deferred tax assets	¥437	¥739

In the year ended March 31, 2021, the Group’s marketplace trading volume grew dramatically as the crypto asset industry saw growth in crypto asset prices and trading volumes since late 2020, which was contributed by the oversupply of legal tender under the impact of COVID-19 and the preference on crypto assets by investors as a measure against inflation. As a result, the operating results far exceeded the original business plan and the Group generated adequate taxable profits fully utilize the unrecognized tax loss carryforward as of April 1, 2020. Considering the Group’s business situation and the market conditions of crypto assets in the year ended March 31, 2021 comprehensively, the Group estimated that stable profits could be generated from crypto asset transactions in future years. Therefore, providing that the Group could estimate that it would be probable to generate sufficient future taxable profits, deferred tax assets in respect of unused tax loss acquired in business combination and deductible temporary differences as of March 31, 2021 were recognized.

In the year ended March 31, 2022, the Group’s revenue increased significantly due to the increase in the number of customer accounts in the marketplace compared with the year ended March 31, 2021. In addition, the size of new business, such of NFT, etc., has expanded gradually, which contributed to the increase in other revenue. The Group estimates that it would be probable to generate sufficient future taxable profits from crypto asset and NFT transactions against temporary deductible tax differences. Therefore, deferred tax assets in respect of unused tax loss acquired in business combination and deductible temporary differences as of March 31, 2022 was fully recognized.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20.    Deferred taxes and income tax expenses (benefits) (cont.)

In the year ended March 31, 2023, the Group did not make profit in the end and recognized tax losses. The Group fully recognized deferred tax assets in respect of unused tax losses as of March 31, 2023, because the Group estimates that it would be probable to generate sufficient future taxable profits in the future considering the long-term market trend and by reference to the operating results in the past years when the crypto currency market was active.

(2)    Income tax expenses (benefits)

Income tax expenses (benefits) consist of the following:

			(Millions of yen)
	For the year ended March 31,
	2021	2022	2023
Current tax expenses
Reporting period	¥3,836	¥4,140	¥15
Adjustment related to prior years	—	(23)	—
Sub-total	3,836	4,117	15
Deferred tax expenses (benefits)
Origination and reversal of temporary differences	(363)	8	188
(Origination) and reversal of tax losses carried forward	—	2	(459)
Recognition of previously unrecognized deductible temporary differences	(43)	(4)	(31)
Sub-total	(406)	6	(302)
Total	¥3,430	¥4,123	¥(287)

Current taxes include the amount of benefits arising from previously unrecognized tax loss carryforward and temporary differences of prior years that are used to reduce the current taxes. As a result, the current tax expenses decreased by 791 million yen for the year ended March 31, 2021. There were no changes in current tax expenses for the years ended March 31,2022 and March 31, 2023.

Corporate tax, inhabitant tax and deductible enterprise tax are levied to the Group, and the statutory tax rate in Japan calculated based on these taxes was 30.6% for the years ended March 31, 2021, March 31, 2022 and March 31, 2023.

Reconciliation between the statutory effective tax rate and the average effective tax rate in the consolidated statements of profit or loss and other comprehensive income is as follows:

			(%)
	For the year ended March 31,
	2021	2022	2023(*1)
Statutory effective tax rate	30.6	30.6	30.6
Utilization of previously unrecognized deferred taxes	(6.4)	(0.1)	—
Adjustment related to prior years	—	(0.2)	—
Non-deductible expenses	0.5	0.3	(0.8)
Tax incentives	—	(0.7)	—
Other (*2)	0.4	(0.2)	4.1
Average effective tax rate	25.1	29.7	33.9

_________

Notes:

(*1)    For the year ended March 31, 2023, the Company recognized loss before income taxes and consequently, reconciling items shown in the table which increase Income tax expenses are presented as negative amounts and reconciling items which reduce Income tax expenses are presented as positive amounts.

(*2)    For the year ended March 31, 2023, other mainly consists of recognition of previously unrecognized deductible temporary differences.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21.    Crypto asset borrowings

The Group enters into borrowing agreements with customers under the Coincheck Lending program. The Group has a control over crypto assets borrowed/deposited under the program as such the repayment obligation with respect to the crypto assets borrowed/deposited is recorded as “Crypto asset borrowings,” and the corresponding crypto assets received are recognized as inventories in the consolidated statements of financial position.

Crypto asset borrowings are initially measured at the fair value of the crypto assets borrowed/deposited. Subsequent to initial recognition, changes in fair value of crypto asset borrowings are recognized in profit or loss in the corresponding period. See Note 26 “Fair value measurement.”

The interest expenses related to crypto asset borrowings for the years ended March 31, 2021, March 31, 2022 and March 31, 2023 were 119 million yen, 124 million yen, and 49 million yen, respectively, which were included in “Transaction related costs” of “Selling, general and administrative expenses” in the consolidated statements of profit or loss and other comprehensive income. The interest expenses related to crypto asset borrowings for the years ended March 31, 2021, March 31, 2022 and March 31, 2023 are included in “Cash flows from operating activities” in the consolidated statements of cash flows.

22.    Other financial liabilities

Other financial liabilities consist of the following:

			(Millions of yen)
		As of March 31,
	Note	2022	2023
Current portion:
Accrued expenses		¥611	¥879
Lease liabilities	19	239	258
Other payables due to parent company	32	61	43
Other payables due to third parties		345	102
Loans (*1)		200	—
Other		7	7
Sub-total		1,463	1,289
Non-current portion:
Lease liabilities	19	—	92
Sub-total		—	92
Total		¥1,463	¥1,381

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

22.    Other financial liabilities (cont.)

_________

Note:

(*1)    The terms and conditions of outstanding loans are as follows:

	Nominal interest rate	Maturity		(Millions of yen)
			As of March 31, 2022
			Principal	Carrying amount
Bank loan	1.50%	From August 23, 2021 to August 26, 2021	¥200	¥—
Bank loan	1.50%	From September 21, 2021 to September 24, 2021	200	—
Bank loan	1.50%	From October 22, 2021 to October 27, 2021	200	—
Bank loan	1.50%	From November 18, 2021 to November 25, 2021	200	—
Bank loan	1.50%	From December 21, 2021 to December 24, 2021	200	—
Bank loan	1.50%	From January 21, 2022 to January 25, 2022	200	—
Bank loan	1.50%	From February 22, 2022 to February 25, 2022	200	—
Bank loan	1.50%	From March 29, 2022 to April 1, 2022	200	200
Bank loan	1.30%	From June 15, 2016 to June 15, 2021	15	—
Bank loan	1.35%	From August 5, 2015 to June 30, 2022	10	0
Total			¥1,625	¥200
	Nominal interest rate	Maturity		(Millions of yen)
			As of March 31, 2023
			Principal	Carrying amount
Bank loan	1.50%	From March 29, 2022 to April 1, 2022	¥200	¥—
Bank loan	1.50%	From April 26, 2022 to May 2, 2022	200	—
Bank loan	1.50%	From May 24, 2022 to May 27, 2022	200	—
Bank loan	1.50%	From June 28, 2022 to July 1, 2022	200	—
Bank loan	1.50%	From July 22, 2022 to July 26, 2022	200	—
Bank loan	1.50%	From August 24, 2022 to August 26, 2022	200	—
Bank loan	1.40%	From September 26, 2022 to September 28, 2022	200	—
Bank loan	1.40%	From October 21, 2022 to October 25, 2022	200	—
Bank loan	1.49%	From March 9, 2023 to March 15, 2023	200	—
Bank loan	1.48%	From March 20, 2023 to March 23, 2023	200	—
Loan from related party	0.84%	From March 10, 2023 to March 15, 2023	3,000	—
Bank loan	1.35%	From August 5, 2015 to June 30, 2022	10	—
Total			¥5,010	¥—

All the loans listed above have fixed interest rates terms.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.    Other current liabilities

Prior year amounts have been restated to reflect the correction of errors discussed in Note 2(8)(b) for rounding adjustments reflected against crypto asset borrowings.

Other current liabilities consist of the following:

		(Millions of yen)
	As of March 31,
	2022 As restated	2023
Accrued bonuses	¥499	¥—
Tax payables	126	6
Accrued paid leave	45	54
Advance payments and other	16	20
Total	¥686	¥80

24.    Provisions

Provisions consist of asset retirement obligations.

The Group recognizes provisions for asset retirement obligations to settle future obligations for dismantling, removing and restoring the leased buildings to return them to the state they were initially received in according to the lease contracts. The probable amount to be paid in the future is estimated and recognized based on prior experience. The provisions have been calculated using the risk-free rate in Japan at the commencement of the leases. These expenses are expected to be paid in the future and might be affected by future business plans of the Group. The provision recorded as of March 31, 2021, March 31, 2022 and March 31, 2023 were 60 million yen, 60 million yen and 225 million yen, respectively.

An increase in the asset retirement obligation of 165 million yen was recorded for the year ended March 31, 2023. See Note 17 “Property and equipment.”

There were no provisions reversed or used for the years ended March 31, 2022 and March 31, 2023.

25.    Financial instruments

The fair values of financial assets and liabilities are determined as below. Information about the fair value hierarchy is described in Note 26 “Fair value measurement.”

(a)     Cash and cash equivalents

Since cash and cash equivalents mainly consist of bank deposits, the carrying amount approximates its fair value.

(b)    Cash segregated as deposits

The fair value of cash segregated as deposits is measured by each invested asset pursuant to its nature. The carrying amount approximates its fair value.

(c)     Customer accounts receivable, Other financial assets, Deposits received and Other financial liabilities

The carrying amount of instruments with short-term maturity approximates its fair value. The fair value of instruments with long-term maturity is measured using future cash flows discounted by a rate reflecting the counterparty or the Group’s credibility, which is a reasonable approximation of the carrying amount.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

26.    Fair value measurement

(1)    Fair value hierarchy

When measuring the fair value of an asset or a liability, the Group uses observable market data as far as possible. Fair values are categorized into different levels in the fair value hierarchy based on the inputs used in the valuation techniques as follows:

Level 1:  Quoted prices without adjustments in an active market for identical assets or liabilities.

Level 2:  Fair value measured by using inputs other than the quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.

Level 3:  Fair value measured by using unobservable inputs for the assets or liabilities.

The level of fair value hierarchy is determined by the lowest level input that is significant to the measurement of the fair value.

(2)    Fair value hierarchy of assets and liabilities measured at fair value on a recurring basis

Prior year amounts have been restated to reflect the correction of errors discussed in Note 2(4).

Fair value hierarchy of assets and liabilities measured at fair value on a recurring basis in the consolidated statements of financial position is as follows:

As of March 31, 2022

(As restated)

	Level 1	Level 2	Level 3	(Millions of yen) Total
Crypto assets held (current assets) (*1)	¥34,068	¥—	¥—	¥34,068
Safeguard assets (*2)	—	429,264	—	429,264
Total	¥34,068	¥429,264	¥—	¥463,332

Crypto asset borrowings	¥34,026	¥—	¥—	¥34,026
Safeguard liabilities (*2)	—	429,264	—	429,264
Total	¥34,026	¥429,264	¥—	¥463,290

As of March 31, 2023

	Level 1	Level 2	Level 3	(Millions of yen) Total
Crypto assets held (current assets) (*1)	¥18,884	¥—	¥—	¥18,884
Safeguard assets (*2)	—	288,639	—	288,639
Total	¥18,884	¥288,639	¥—	¥307,523

Crypto asset borrowings	¥18,756	¥—	¥—	¥18,756
Safeguard liabilities (*2)	—	288,639	—	288,639
Total	¥18,756	¥288,639	¥—	¥307,395

There were no transfers between levels for the years ended March 31, 2022 and March 31, 2023.

_________

(*1)    Crypto assets held (current assets) consist of cryptocurrencies for facilitating customer transactions.

(*2)    The Group has an obligation to safeguard customer crypto assets, such as cryptocurrencies and NFTs, from loss or theft, and the Group records its obligation as safeguard liabilities in the consolidated statements of financial position. The Group also recognize corresponding assets as safeguard assets in the consolidated statements of financial position. In order to measure safeguard liabilities and safeguard assets, the Group refers to quoted prices

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

26.    Fair value measurement (cont.)

of the crypto assets traded in markets, which consist of major third-party exchanges for cryptocurrencies and the Group’s marketplace or other markets for NFTs. The prices are observable in those markets. Accordingly, the fair value of both safeguard liabilities and safeguard assets are classified as Level 2 in the fair value hierarchy under IFRS13.

(3)    Fair value hierarchy of assets and liabilities measured at fair value on a non-recurring basis

As of March 31, 2022

There was no assets or liabilities measured at fair value on a non-recurring basis as of March 31, 2022.

As of March 31, 2023

The assets measured at fair value on a non-recurring basis as of March 31, 2023 were NFTs held for the purposes other than sale amounting to 17 million yen which was classified as Level 2 in the fair value hierarchy. For details, see Note 13 (2) “Crypto assets held (non-current assets).” There were no liabilities measured at fair value on a non-recurring basis as of March 31, 2023.

27.    Employee benefits

Employee benefit expenses are as follows:

	Note			(Millions of yen)
		For the year ended March 31,
		2021	2022	2023
Wages and salaries		¥1,733	¥3,332	¥2,009
Social security contributions		215	281	244
Equity-settled share-based payments	28	34	60	—
Other		23	23	29
Total		¥2,005	¥3,696	¥2,282

These expenses are included in “Selling, general and administrative expenses” and “Other expenses” in the consolidated statements of profit or loss and other comprehensive income and in “Intangible assets” in the consolidated statements of financial position.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

28.    Share-based payments

(1)    Details of the stock option plans

The Company granted stock options as equity-settled share-based compensations. Share-based compensation awards were granted to the Company’s directors, employees and non-employees based on the terms resolved at the Company’s shareholders’ meeting or Board of Directors’ meeting. Share-based compensation awards were accounted for as equity-settled share-based compensations and the increase of equity based on such awards is recognized as capital surplus. The details of the Company’s stock option plans for the years ended March 31, 2021 and March 31, 2022 are as follows:

Name	Number of shares granted	Grant date	Due date for exercise
1st series stock option (*1)	166,000	December 27, 2016	December 26, 2026
3rd series stock option (*1)	33,716	June 1, 2018	May 31, 2028
4th series stock option (*2)	265,000	June 1, 2018	November 30, 2025
5th series stock option (*1)	27,081	August 11, 2018	August 10, 2028
6th series stock option (*1)	36,286	September 14, 2019	September 13, 2029
7th series stock option (*1)	32,697	January 1, 2021	December 31, 2030
8th series stock option (*3)	13,652	January 1, 2021	December 31, 2025

There were no stock option plans issued for the year ended March 31, 2023.

_________

Notes:

(*1)    Vesting condition

Share acquisition rights cannot be exercised until the Company is listed on any of the stock exchanges or acquired by another company. In principle, the subject directors, employees and non-employees need to remain either a director, audit and supervisory board member, employee of the Company, or one who has the continuous contractual relationship with the Company when exercising share acquisition rights. However, such share acquisition rights are subject to certain restrictions, including the right of refusal by the Company through resolution of Board of Directors.

The 1st series stock option became exercisable after the Company was acquired by Monex Group, Inc. in April 2018. The 3rd, 5th, 6th and 7th series stock options are non-exercisable as of the date of issuance of the consolidated financial statements. There were no stock options as of March 31, 2022 and March 31, 2023 due to the acquisition and cancellation of stock options in March 2022.

(*2)    Vesting condition

The amount of the share acquisition rights exercisable by an entitled person is limited as prescribed in “i” through “iii” below. Fractional points, if any, of the exercisable share acquisition rights are rounded down.

i.        from December 1, 2021 through November 30, 2022: 50% of the allocated amount of share acquisition rights

ii.       from December 1, 2022 through November 30, 2023: 80% of the allocated amount of share acquisition rights along with the share acquisition rights exercised in the period “i” above

iii.      from December 1, 2023 through November 30, 2025: 100% of the allocated amount of share acquisition rights along with the share acquisition rights exercised in the period “i” and “ii” above

In principle, the subject directors, employees and non-employees need to remain a director, audit and supervisory board member, employee of the Company, or one who has the continuous contractual relationship with the Company when exercising share acquisition rights. However, such share acquisition rights are subject to certain restrictions, including the right of refusal by the Company through resolution of Board of Directors.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

28.    Share-based payments (cont.)

(*3)    Vesting condition

The amount of the share acquisition rights exercisable by an entitled person is limited as prescribed in “i” through “iii” below. Fractional points, if any, of the exercisable share acquisition rights are rounded down.

i.        from July 1, 2022 through May 31, 2023: 25% of the allocated amount of share acquisition rights

ii.       from June 1, 2023 through May 31, 2024: 75% of the allocated amount of share acquisition rights along with the share acquisition rights exercised in the period “i” above

iii.      from June 1, 2024 through December 31, 2025: 100% of the allocated amount of share acquisition rights along with the share acquisition rights exercised in the period “i” and “ii” above

In principle, the subject directors, employees and non-employees need to remain a director, audit and supervisory board member, employee of the Company, or one who has the continuous contractual relationship with the Company when exercising share acquisition rights. However, such share acquisition rights are subject to certain restrictions, including the right of refusal by the Company through resolution of Board of Directors.

(*4)    Acquisition and cancellation of stock options

According to the resolution made at the extraordinary Board of Directors’ meeting held on March 22, 2022, the Company acquired all of the unexercised free share acquisition rights and the unexercised paid share acquisition rights and cancelled the relevant share acquisition rights immediately after the acquisition on April 15, 2022. Accordingly, the Company reversed all of the unexercised share acquisition rights and recorded other current liabilities amounting to 193 million yen for the unexercised paid share acquisition rights and legal capital reserves amounting to 148 million yen for unexercised free share acquisition rights as of March 22, 2022, respectively.

(2)    Fair value of stock options granted during the reporting periods

The inputs used in the measurement of the fair values at the grant date of equity-settled share-based compensation plans are as follows:

Name	For the year ended March 31, 2021
	7th series stock option	8th series stock option
	Black-Scholes	Black-Scholes
Valuation method used	model	model
Fair value at grant date (Yen)	¥1,995	¥1,193
Key inputs and assumptions:
Weighted-average stock price (Yen)	3,489	3,489
Weighted-average exercise price (Yen)	3,489	3,489
Volatility of stock price (*1)	50.00%	44.46%
Estimated residual period	10 years	4 years
Dividend yield	0%	0%
Risk-free interest rate	0.035%	(0.126)%

_________

Note:

(*1)    Volatility of stock price is calculated based on the past volatility of similarly situated public companies depending on the estimated residual period.

No other features of the option grant were incorporated into the measurement of fair value as of March 31, 2021.

No new stock option was granted for the year ended March 31, 2022 and March 31, 2023.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

28.    Share-based payments (cont.)

(3)    Reconciliation of outstanding stock options

Activity of options outstanding under the Company’s stock option plans is as follows:

	For the year ended March 31,
	2021		2022		2023
	Number of shares	Weighted- average exercise price (Yen)	Number of shares	Weighted- average exercise price (Yen)	Number of shares	Weighted- average exercise price (Yen)
Beginning balance – Unexercised	440,811	¥2,152	479,885	¥2,282	232,402	¥2,911
Granted	46,349	3,489	—	—	—	—
Forfeited	(5,275)	2,784	(8,983)	2,985	(232,402)	¥2,911
Exercised	(2,000)	225	(238,500)	1,643	—	—
Ending balance – Unexercised	479,885	2,282	232,402	2,911	—	—
Ending balance – Exercisable	106,000	225	—	—	—	—

The unexercised options as of March 31, 2022 are as follows:

Range of exercise price (Yen)	Number of shares	Weighted-average exercise price (Yen)	Weighted-average residual years (Year)
¥2,777	188,723	¥2,777	4.6
3,489	43,679	3,489	7.2
Total	232,402	2,911	5.1

The unexercised options as of March 31, 2022 were acquired and cancelled by the Company on April 15, 2022. See Note 28 (1) (*4) “Acquisition and cancellation of stock options.”

There was no unexercised option as of March 31, 2023 as no new stock option was granted for the year ended March 31, 2023 after the acquisition and cancellation of stock options in March 2022.

(4)    Stock options exercised during the reporting periods

Weighted-average stock prices at the date exercised, for those stock options that were exercised during the reporting periods are as follows:

For the year ended March 31, 2021
Name	Number of shares exercised	Weighted- average stock price at exercise (Yen)
1st series stock option	2,000	¥3,489
For the year ended March 31, 2022
Name	Number of shares exercised	Weighted- average stock price at exercise (Yen)
1st series stock option	106,000	¥3,489
4th series stock option	132,500	¥3,489

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

28.    Share-based payments (cont.)

Since the Company was an unlisted company as of March 31, 2023, weighted-average stock prices at exercise for the years ended March 31, 2021 and March 31, 2022 were calculated based on the exercise prices of stock options.

There was no stock option exercised during the year ended March 31, 2023 as no new stock option was granted for the year ended March 31, 2023 after the acquisition and cancellation of stock options in March 2022.

(5)    Expenses pertaining to share-based payment agreements

Expenses pertaining to share-based payment agreements are as follows:

	Note			(Millions of yen)
		For the year ended March 31,
		2021	2022	2023
Expenses pertaining to share-based payment agreements	27	¥34	¥60	¥—

Expenses pertaining to share-based compensations are included in “Selling, general and administrative expenses” in the consolidated statements of profit or loss and other comprehensive income.

29.    Equity

(1)    The number of shares authorized and issued are as follows:

	(Number of shares)
	As of March 31,
	2022	2023
Number of shares authorized
Common share	200,000,000	200,000,000
	Note	(Number of shares)
		For the year ended March 31,
		2022	2023
Number of shares issued
Beginning balance		1,783,467	2,021,967
Exercise of stock options	28	238,500	—
Ending balance		2,021,967	2,021,967

During the year ended March 31, 2022, 106,000 and 132,500 common shares were issued as a result of the exercise of stock options arising from the 1st and 4th series stock option plans granted the Company’s directors, employees and non-employees, respectively. Stock options were exercised at 225 yen per share and 2,777 yen per share for the 1st and 4th series stock option plans, respectively. The issuance of these shares resulted in an increase in common stock and capital surplus of 285 million yen, respectively, as well as increase in cash and cash equivalents of 392 million yen and reversal of share acquisition rights of 178 million yen.

During the year ended March 31, 2023, there were no changes in the numbers of shares issued.

(2)    Common stock

All shares are no-par value shares and all shares issued are paid in. Shareholders of common share have the right to receive declared dividends and one voting right per share at shareholders’ meetings.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

29.    Equity (cont.)

(3)    Capital surplus

Under the Japanese Companies Act (the “Companies Act”), capital surplus consists of legal capital surplus and share acquisition rights. The Companies Act requires the amounts that are not recorded as common stock at stock issuance to be included in legal capital surplus. Legal capital surplus can be transferred to common stock by resolution at shareholders’ meetings. Share acquisitions rights are recognized for share-based payment plans. See Note 28 “Share-based payments.”

(4)    Retained earnings

Retained earnings include legal earnings reserved and other retained earnings. The Companies Act requires one-tenth of dividends paid to be reserved as legal capital surplus or legal retained earnings reserves to the extent that the aggregate amount of legal capital surplus and legal earnings reserved become one-fourth of the amount of common stock. The Companies Act provides that the legal retained earnings reserve of the Company is restricted and unable to be used for dividend payments and is excluded from the calculation of the profit available for dividend. The amounts of statutory retained earnings available for dividend payments to shareholders of the Company were 15,759 million yen and 10,273 million yen as of March 31, 2022 and March 31, 2023, respectively. In accordance with customary practice in Japan, the dividend distributions from retained earnings are not accrued in the financial statements for the corresponding period which dividend record date falls in but recorded in the subsequent accounting period after being approved by shareholders.

(5)    Dividends

There are no dividends paid for the years ended March 31, 2021.

Dividends declared and paid in the year ended March 31, 2022 are as follows:

Resolution date	Type of shares	Total amount of dividends (Millions of yen)	Dividend per share (Yen)	Record Date	Effective date
June 24, 2021	Common share	¥7,000	¥3,925	March 31, 2021	June 25, 2021

Dividends declared and paid in the year ended March 31, 2023 are as follows:

Resolution date	Type of shares	Total amount of dividends (Millions of yen)	Dividend per share (Yen)	Record date	Effective date
June 16, 2022	Common share	¥5,000	¥2,473	March 31, 2022	June 20, 2022

30.    Earnings per share

The basis for calculating basic earnings (loss) per share and diluted earnings (loss) per share for the years ended March 31, 2021 March 31, 2022 and March 31, 2023 are as follows:

		(Millions of yen)
	For the year ended March 31,
	2021	2022	2023
Net profit (loss) for the year attributable to owners of the Company
Basic and diluted	¥10,245	¥9,795	¥(559)

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

30.    Earnings per share (cont.)

	(Thousands of shares)
	For the year ended March 31,
	2021	2022	2023
Weighted average number of shares
Basic	1,782	1,835	2,022
Adjustment (*1) (*2)	155	108	—
Diluted	1,937	1,943	2,022

_________

Notes:

(*1)    Represents the effects of stock options on issue. Since the Company was an unlisted company as of March 31, 2021 and March 31, 2022, the number of dilutive potential shares is calculated using the exercise price of the stock option issued, which approximates the average market price of the Company. Terms and conditions of the stock options are described in Note 28 “Share-based payments.” There were no stock options as of March 31, 2023 due to acquisition and cancellation of stock options in March 2022.

(*2)    The 3rd, 5th, 6th and 7th stock option series were excluded in the calculation due to their vesting conditions, which cannot be exercised until the Company was listed on any of the stock exchanges or acquired by another company as of March 31, 2021 and March 31, 2022.

31.    Commitments and contingencies

(1)    Purchase commitments

There were no significant contractual commitments relating to purchase of property and equipment as of March 31, 2022.

The Group entered into a new lease contract for a new office building which is planned to be moved in December 2023. The contractual commitment amount related to the lease contract was 1,929 million yen as of March 31, 2023.

(2)    Commitment line borrowings contract

There was no commitment related to commitment line borrowings contract as of March 31, 2022.

The Company entered into a commitment line borrowing contract as a debtor with Monex Finance Corporation for the purpose of stable operating capital in the year ended March 31, 2023. The balances of unused portions of the commitment line available are as follows:

		(Millions of yen)
	As of March 31,
	2022	2023
Total amount of commitment line borrowing	¥—	¥3,000
Balance of executed commitment line	—	—
Balance of unexecuted commitment line	¥—	¥3,000

(3)    Contingencies

In general, litigation has uncertainties, and therefore it is difficult to make a reliable estimate on the financial impact of potential outflows embodying economic benefits. Provisions are not recognized if it is not likely to generate potential outflows embodying economic benefits or if the financial impact cannot be estimated reliably. The possibility of any outflows in settlements regarding the lawsuits in dispute with the Group is remote.

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

31.    Commitments and contingencies (cont.)

The main lawsuits in dispute with the Group are as follows.

(Civil lawsuits related to the NEM hacking incident)

The Company suspended almost all crypto asset trading immediately after the hacking incident occurred, and paid compensations by cash to the customers in the equivalent amount which was calculated using the average NEM price of the trading suspension period. Nevertheless, some plaintiffs advocated that the Company should compensate them for the opportunity losses arising from price fluctuations during the trading suspension period, and the compensation amount should be calculated using the price at the time of the hacking incident. As of the date of issuance of the consolidated financial statements, some of plaintiffs’ claims have been dismissed or settled by judgement and/or alternative dispute resolutions but other cases are ongoing.

32.    Related parties

(1)    Related party transactions

Transactions and balances with related parties are as follows:

As of and for the year ended March 31, 2021

(Millions of yen)
Type of related party	Name of related party	Detail of transaction	Transaction amount	Outstanding balance as of March 31, 2021 (*1)
Key management	The managing directors of the Group	Payment of share acquisition rights	¥16	¥—
		Exercise of share acquisition rights	0	—
		Transaction revenue (*2)	3	—
Parent company	Monex Group, Inc.	Business management service fee (*3)	1,094	244
Subsidiaries of parent company	Monex Finance Corporation	Proceeds from loans	2,000	—
		Repayments of loans	2,000	—
		Interest expenses	7	—
	Monex, Inc.	Provision of sales service	8	1

As of and for the year ended March 31, 2022

(Millions of yen)
Type of related party	Name of related party	Detail of transaction	Transaction amount	Outstanding balance as of March 31, 2022 (*1)
Key management	The managing directors of the Group	Exercise of share acquisition rights	¥570	¥—
		Transaction revenue (*2)	0	—
		Cancellation of share acquisition rights (*4)	193	193
Parent company	Monex Group, Inc.	Business management service fee (*3)	1,427	61
Subsidiaries of parent company	Monex, Inc.	Provision of sales service	18	2

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

32.    Related parties (cont.)

As of and for the year ended March 31, 2023

(Millions of yen)
Type of related party	Name of related party	Detail of transaction	Transaction amount	Outstanding balance as of March 31, 2023 (*1)
Key management	The managing directors of the Group	Transaction revenue (*2)	¥0	¥—
Parent company	Monex Group, Inc.	Business management service fee (*3)	363	43
Subsidiaries of parent company	Monex Finance Corporation	Proceeds from loans (*5)	3,000	—
		Repayments of loans (*5)	3,000	—
		Interest expense	0	—
		Commitment line (*5)	3,000	—
	Monex, Inc.	Provision of sales service	23	2

_________

Notes:

(*1)    There is no outstanding balance of collateral or guarantee.

(*2)    Certain of the Group’s managing directors purchase or sell crypto assets on the Group’s marketplace platform. The transactions for the years ended March 31, 2021, March 31, 2022 and March 31, 2023 were made on terms equivalent to those that prevail in arm’s length transactions. The Group recognized the corresponding transaction revenue of 3 million yen, 0 million yen and 0 million yen for the years ended March 31, 2021, March 31, 2022 and March 31, 2023, respectively.

(*3)    Business management service fee represents the considerations for guidance and support on general management and other consulting services provided by Monex Group, Inc., the parent company of the Company. The services include support on registration of cryptocurrency exchange business and negotiation with the Financial Services Agency necessary for continuing registration, assistance in cyber security risk management and maintaining relationship with relevant financial institutions. According to the business management service fee agreements, the considerations for the nine months period ended December 31, 2020 were calculated by the sum of 5% of the Company’s total revenue net of cost of sales (variable fees) and 50,000 yen per person multiplied by the headcount of the Company’s employees (fixed fees). The considerations from January 1, 2021 to March 31, 2023 were calculated based on 5% of the Company’s total revenue net of cost of sales (variable fees).

(*4)    The Company acquired and cancelled the unexercised share acquisition rights as of March 31, 2022 on April 15, 2022. See Note 28 (1) (*4) “Acquisition and cancellation of stock options.”

(*5)    The Company entered into a commitment line contract as a debtor with Monex Finance Corporation in the year ended March 31, 2023 for the purpose of stable operating capital with maximum commitment line amount of 3,000 million yen. During the year ended March 31, 2023, the proceeds from the overdraft agreement and the corresponding repayments were 3,000 million yen, respectively. There was no executed balance under the commitment line agreement as of March 31, 2023. See Note 31 (2) “Commitment line borrowings contract.”

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

32.    Related parties (cont.)

(2)    Compensations for the Group’s key management personnel

Key management personnel are defined as the managing directors and audit and supervisory board members of the Group.

The compensations for key management personnel are as follows:

			(Millions of yen)
	For the year ended March 31,
	2021	2022	2023
Short-term employee benefits	¥268	¥144	¥83
Share-based compensations	0	2	—
Total	¥268	¥146	¥83

(3)    Subsidiary

The Company had acquired all of the CCT shares in February 2021 and sold them to Monex Group, Inc. in January 2023. See Note 6 “Business combination” and Note 33 “Disposal of a subsidiary,” respectively. There is no subsidiary of the Company as of March 31, 2023.

33.    Disposal of a subsidiary

For the year ended March 31, 2021 and March 31, 2022

There was no disposal of a subsidiary.

For the year ended March 31, 2023,

The Company entered into a sales and purchases agreement to sell 100% of the CCT shares to Monex Group, Inc. for a total consideration of 0 million yen. The sale transaction was completed on January 25, 2023.

The carrying amounts of the net assets of CCT as of the date when CCT was disposed, cash consideration, and loss on disposal of subsidiary are as follows:

(Millions of yen)
For the year ended March 31, 2023
Current assets	¥81
Non-current assets	0
Current liabilities	(76)
Total net assets sold	5

Cash consideration	0
Loss on disposal of subsidiary	¥5

The cash flow in respect of the disposal of shares of CCT is as follows:

(Millions of yen)
For the year ended March 31, 2023
Cash consideration	¥0
Cash and cash equivalents divested	(81)
Net cash outflow due to sale of shares of subsidiary	¥(81)

COINCHECK, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

34.    Supplemental cash flow information

(1)    Reconciliation of liabilities arising from financing activities

The changes in liabilities to cash flows arising from financing activities are as follows:

			(Millions of yen)
	Loans	Lease liabilities	Total
As of April 1, 2020	¥8	¥457	¥465
Proceeds from loans from related party	2,000	—	2,000
Repayments of loans from related party	(2,000)	—	(2,000)
Repayments of long-term loans	(6)	—	(6)
Repayments of lease obligations	—	(236)	(236)
Total changes from financing cash flows	(6)	(236)	(242)
Modification of lease term	—	256	256
Interest expenses	7	3	10
Interest expenses paid	(7)	(3)	(10)
Total liability-related other changes	—	256	256
As of March 31, 2021	¥2	¥477	¥479
Proceeds from short-term loans	1,600	—	1,600
Repayments of short-term loans	(1,400)	—	(1,400)
Repayments of long-term loans	(2)	—	(2)
Repayments of lease obligations	—	(238)	(238)
Total changes from financing cash flows	198	(238)	(40)
Interest expenses	0	2	2
Interest expenses paid	(0)	(2)	(2)
Total liability-related other changes	—	—	—
As of March 31, 2022	¥200	¥239	¥439
Proceeds from short-term loans	1,800	—	1,800
Repayments of short-term loans	(2,000)	—	(2,000)
Repayments of long-term loans	(0)	—	(0)
Repayments of lease obligations	—	(255)	(255)
Proceeds from loans from related party	3,000	—	3,000
Repayments of loans from related party	(3,000)	—	(3,000)
Total changes from financing cash flows	(200)	(255)	(455)
Modification of lease term	—	253	253
New lease contracts	—	113	113
Interest expenses	1	2	3
Interest expenses paid	(1)	(2)	(3)
Total liability-related other changes	—	366	366
As of March 31, 2023	¥—	¥350	¥350

(2)    Major non-cash transaction

The Group had non-cash additions of right-of-use assets pertaining to modification of lease term amounting to 256 million yen, nil and 365 million yen respectively, for the years ended March 31, 2021, March 31, 2022 and March 31, 2023.

35.     Events after the reporting date

There were no events after the reporting date and till the date of issuance of the consolidated financial statements that would require adjustment to these consolidated financial statements or disclosure.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.,

COINCHECK GROUP B.V.,

M1 CO G.K.,

COINCHECK MERGER SUB, INC.,

and

COINCHECK, INC.

dated as of

March 22, 2022

Annex A-i

Annex A-ii

Annex A-iii

EXHIBITS

Exhibit A — Term Sheet for Amended and Restated PubCo Governing Documents
Exhibit B — Sponsor Support Agreement
Exhibit C — Form of Registration Rights Agreement
Exhibit D — Lock-Up Agreements
Exhibit E — Form of Certificate of Merger

Annex A-iv

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of March 22, 2022, by and among Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (“Thunder Bridge”), Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“PubCo”), M1 Co G.K., a Japanese limited liability company (godo kaisha) (“HoldCo”), Coincheck Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha) (the “Company”). Thunder Bridge, PubCo, HoldCo, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Thunder Bridge is a blank check company incorporated in Delaware for the purpose of entering into a Business Combination with one or more businesses or entities;

WHEREAS, PubCo is a newly formed private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that was formed in the Netherlands for purposes of consummating the Transactions;

WHEREAS, PubCo’s issued share capital amounts to one PubCo Ordinary Share, with a nominal value of EUR 0.01, which PubCo Ordinary Share is held by Monex Group, Inc. (“Monex”);

WHEREAS, HoldCo is a newly formed limited liability company (godo kaisha) that was formed in Japan for purposes of consummating the Transactions;

WHEREAS, 100% of the membership interests of HoldCo are held by Monex;

WHEREAS, Merger Sub is a newly formed corporation and direct, wholly owned subsidiary of PubCo, formed in Delaware for the sole purpose of the Merger;

WHEREAS, prior to the PubCo Subscription (defined below), Monex will advance a loan in the amount of EUR 1,475,876.16 (the “HoldCo Loan Amount”) to HoldCo (the “HoldCo Loan Advancement”);

WHEREAS, following the HoldCo Loan Advancement and prior to the HoldCo Contribution (defined below), HoldCo will subscribe for, and PubCo will issue to HoldCo, a number of new PubCo Ordinary Shares equal to 147,587,616 (the “PubCo Exchange Shares”), in exchange for an aggregate subscription price payable to PubCo by HoldCo equal to USD 1,475,876,160 (the “Aggregate PubCo Share Consideration”), of which Aggregate PubCo Share Consideration (i) an amount equal to the HoldCo Loan Amount will be paid in cash to satisfy the payment obligation on the PubCo Exchange Shares (the “PubCo Subscription Cash Consideration”) and (ii) an amount equal to the Aggregate PubCo Share Consideration minus the HoldCo Loan Amount will remain outstanding in the form of a short-term note (the “PubCo Subscription Note Consideration”) (the “PubCo Subscription”);

WHEREAS, following the PubCo Subscription and prior to the PubCo Subscription Consideration Contribution (defined below), Monex will transfer all of the outstanding equity interests of HoldCo to PubCo as an in-kind contribution in respect of the one PubCo Ordinary Share held by it, whereby HoldCo will become a wholly owned subsidiary of PubCo (the “HoldCo Contribution”);

WHEREAS, following the HoldCo Contribution but prior to the HoldCo Loan Repayment (defined below), PubCo will contribute (i) the PubCo Subscription Cash Consideration to HoldCo in cash, and (ii) the PubCo Subscription Note Consideration to HoldCo as an in-kind contribution, in respect of all of the outstanding equity interests of HoldCo held by it (the “PubCo Subscription Consideration Contribution”, and together with the HoldCo Loan Advancement, the PubCo Subscription and the HoldCo Contribution, the “PubCo Restructuring”);

WHEREAS, following the PubCo Restructuring but prior to the Share Exchange Effective Time, HoldCo will repay the HoldCo Loan Amount to Monex (the “HoldCo Loan Repayment”);

WHEREAS, at the Share Exchange Effective Time and after the PubCo Restructuring, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Laws of the Netherlands, the Companies Act of Japan (Act No. 109 of 2006) (the “Companies Act”) and other applicable Laws, HoldCo and the

Annex A-1

Company will implement a share exchange (kabushiki koukan) under the Companies Act, pursuant to which the Company Ordinary Shares outstanding immediately prior to the Share Exchange Effective Time will be exchanged for the PubCo Exchange Shares on the Closing Date (the “Share Exchange”);

WHEREAS, as a result of the Share Exchange, the Company Shareholders will hold all of the PubCo Exchange Shares, and the Company will become a direct, wholly owned subsidiary of HoldCo;

WHEREAS, following the Share Exchange Effective Time and prior to the Closing, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Laws of the Netherlands, the legal form of PubCo will be changed from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap), and PubCo will amend and restate its Governing Documents to be substantially consistent with the terms and conditions set forth on Exhibit A hereto, subject to such changes as may be agreed between Thunder Bridge and the Company prior to the Merger Effective Time (the “Amended and Restated PubCo Governing Documents”) (the “PubCo Reorganization”);

WHEREAS, on the Closing Date, following the Share Exchange Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Laws, (i) Merger Sub will merge with and into Thunder Bridge (the “Merger”), with Thunder Bridge being the surviving corporation of the Merger (the “Surviving Corporation”) and ultimately a wholly owned subsidiary of PubCo, and (ii) as a result of the Merger (a) each Thunder Bridge Common Share issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive one PubCo Ordinary Share, and (b) each Thunder Bridge Warrant outstanding immediately prior to the Merger Effective Time will be assumed by PubCo and, subject to the terms of the Warrant Agreement and any amendments thereto, thereafter exercisable to purchase one (1) PubCo Ordinary Share;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Thunder Bridge shall provide an opportunity to Thunder Bridge Shareholders to have their outstanding Thunder Bridge Common Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Thunder Bridge’s Organizational Documents in connection with obtaining the Thunder Bridge Shareholder Approval;

WHEREAS, for U.S. federal (and applicable state or local) income tax purposes, each of the Parties hereby intends that (i) the Share Exchange and the HoldCo Contribution, collectively, will qualify as a “transfer” within the meaning of Section 351 of the Code and the Treasury Regulations thereunder (taking into account any Sponsor Investment, any third party financing and the Merger), (ii) the Merger, taken together with any Sponsor Investment and any third party financing, will qualify as either a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code and the Treasury Regulations or a “transfer” within the meaning of Section 351 of the Code and the Treasury Regulations thereunder (taking into account the Share Exchange and the Holdco Contribution), (iii) the PubCo Reorganization will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F), (iv) each of the parties hereto be a party under Section 368(b) of the Code and (v) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) (collectively (i)-(iv) the “Intended Income Tax Treatment”);

WHEREAS, as a condition and inducement to the Company Parties’ willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor, the managing member of Sponsor, Thunder Bridge, PubCo, the Company and Monex have entered into the Sponsor Support Agreement, a copy of which is attached as Exhibit B hereto, pursuant to which, among other things, (i) each of the Sponsor and its Affiliates have agreed to certain lock-up obligations with respect to PubCo Ordinary Shares following the Closing and (ii) the Sponsor and its Affiliates have agreed to purchase an equal number of securities of Thunder Bridge as are subscribed for, in the aggregate, by third party investors in the event of any third party financing, on the same terms and conditions as agreed to by such third party investors and Thunder Bridge, up to an aggregate subscription amount of $35 million (the “Sponsor Investment”);

WHEREAS, as a condition and inducement to Thunder Bridge’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Monex and PubCo have executed and delivered to Thunder Bridge a Company Support Agreement pursuant to which, among other things, (i) Monex has agreed to approve, solely in its capacity as the sole shareholder of PubCo entitled to vote at PubCo’s general meeting (prior to the Share Exchange) and the controlling shareholder of PubCo (from and after the Share Exchange), the PubCo Restructuring, the PubCo Reorganization and the Merger (such approval, the “PubCo Shareholder Approval”),

Annex A-2

(ii) Monex has agreed, solely in its capacity as the controlling shareholder of the Company, to approve by written resolution all of its Company Ordinary Shares in favor of the approval of the Share Exchange (such approval, the “Company Shareholder Approval”), (iii) Monex has agreed to approve, solely in its capacity as the sole member of HoldCo (prior to the HoldCo Contribution), the HoldCo Loan Advancement, the PubCo Subscription and the HoldCo Contribution (such approval, the “HoldCo Member (Monex) Approval”), (iv) PubCo has agreed to approve, solely in its capacity as the sole member of HoldCo (from and after the HoldCo Contribution), the PubCo Subscription Consideration Contribution, the HoldCo Loan Repayment and the Share Exchange (such approval, the “HoldCo Member (PubCo) Approval”), (v) PubCo has agreed to adopt and approve, solely in its capacity as the sole shareholder of Merger Sub, this Agreement and other documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger (such approval, the “Merger Sub Shareholder Approval”) and (vi) Monex has agreed to certain lock-up obligations with respect to PubCo Ordinary Shares following the Closing;

WHEREAS, as a condition and inducement to Thunder Bridge’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each of the Company Shareholders (other than Monex) has executed and delivered a Lock-Up Agreement to PubCo;

WHEREAS, the board of directors of Thunder Bridge has unanimously (i) determined that it is in the best interests of Thunder Bridge and the Thunder Bridge Shareholders, and declared it advisable, to enter into this Agreement providing for the Merger, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Merger, be adopted by the Thunder Bridge Shareholders (the “Thunder Bridge Board Recommendation”);

WHEREAS, the board of directors of PubCo has unanimously (i) determined that it is in the best interests of PubCo and its stakeholders, including its shareholders, and declared it advisable, to enter into this Agreement providing for the PubCo Reorganization, the Share Exchange and the Merger, and (ii) approved this Agreement and the Transactions, including the PubCo Reorganization, the Share Exchange and the Merger, on the terms and subject to the conditions of this Agreement (the “PubCo Initial Board Resolution”);

WHEREAS, the general meeting of PubCo has unanimously resolved to approve the PubCo Initial Board Resolution;

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and the sole shareholder of Merger Sub, and declared it advisable, to enter into this Agreement providing for the Merger, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Merger, be adopted by the sole shareholder of Merger Sub;

WHEREAS, at the Closing, the Sponsor and certain of its Affiliates, the Company Shareholders and PubCo will enter into a Registration Rights Agreement, substantially in the form of Exhibit C hereto (as amended, restated, modified, supplemented or waived from time to time, the “Registration Rights Agreement”); and

WHEREAS, upon the consummation of the Transactions (excluding any Sponsor Investment, any third party financing and any direct investment by Monex in new PubCo Ordinary Shares), the Company Shareholders will collectively hold 122,587,616 PubCo Ordinary Shares (the “Closing Company Shareholder Share Consideration”), which, valued at the Business Combination Per Share Price, will represent a total equity value of USD 1,225,876,160; for the avoidance of doubt, the Closing Company Shareholder Share Consideration does not include the Escrowed Company Shareholder Earn Out Shares, which will be transferred by the Company Shareholders to the Escrow Agent immediately prior to the Merger Effective Time in accordance with this Agreement.

Annex A-3

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acceleration Event” has the meaning specified in Section 4.02(c).

“Acquisition Transaction” has the meaning specified in Section 11.04(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at Law or in equity) or arbitration.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate PubCo Share Consideration” has the meaning specified in the Recitals hereto.

“Agreement” has the meaning specified in the preamble hereto.

“Amended and Restated PubCo Governing Documents” has the meaning specified in the Recitals hereto.

“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other applicable anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering.

“Available Closing Thunder Bridge Cash” means an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Thunder Bridge Shareholder Redemption), plus (ii) the aggregate amount of cash that has been funded to and remains with Thunder Bridge pursuant to any Sponsor Investment and any third party financing minus (iii) the Payoff Amount, if any, but solely to the extent that the Thunder Bridge Indebtedness in respect thereof was not used to pay documented fees, costs and expenses of Thunder Bridge incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents, the performance and compliance with all Transaction Documents and conditions contained herein to be performed or complied with by Thunder Bridge at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Thunder Bridge.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Per Share Price” means $10.00.

“Business Combination Proposal” has the meaning specified in Section 11.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Law to close.

“Certificates” has the meaning specified in Section 3.02(b).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Thunder Bridge, dated June 29, 2021, as in effect on the date hereof.

“Certificate of Merger” has the meaning specified in Section 2.05.

“Change in Recommendation” has the meaning specified in Section 11.03(a)(v).

Annex A-4

“Change of Control Transaction” means any transaction or series of related transactions other than the Transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of the assets, business or equity securities of another Person or (b) under which any Person(s) makes any equity or similar investment in another Person, in each case, that results, directly or indirectly, in the stockholders of a Person, as applicable, as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Closing” has the meaning specified in Section 5.01.

“Closing Company Shareholder Share Consideration” has the meaning specified in the Recitals hereto.

“Closing Date” has the meaning specified in Section 5.01.

“Closing Share Price” means, with respect to a Trading Day, the last reported market price for such Trading Day of one PubCo Ordinary Share on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

“Closing Thunder Bridge Share Consideration” has the meaning specified in Section 3.01(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 7.13(a).

“Company Cure Period” has the meaning specified in Section 13.01(b).

“Company Disclosure Letter” has the meaning specified in the introduction to Article VII.

“Company Employees” has the meaning specified in Section 7.13(a).

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property that is used in connection with conducting the business of the Company and its Subsidiaries as currently conducted.

“Company Option” means, as of any determination time, each option to purchase Company Ordinary Shares that is outstanding and unexercised.

“Company Ordinary Shares” means the ordinary shares in the share capital of the Company.

“Company Parties” means PubCo, HoldCo, Merger Sub and the Company.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article VII of this Agreement, as qualified by the Company Disclosure Letter. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Shareholder Earn Out Shares” means an aggregate of fifty (50) million PubCo Ordinary Shares, as equitably adjusted, if applicable, for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the PubCo Ordinary Shares occurring on or after the Closing.

“Company Shareholder Pro Rata Share” means a pro rata portion measured based on a Company Shareholder’s percentage ownership of outstanding Company Ordinary Shares as of immediately prior to the Share Exchange Effective Time.

“Company Shareholders” means the holders of Company Ordinary Shares as of immediately prior to the Share Exchange Effective Time.

“Company Subsidiary Securities” has the meaning specified in Section 7.07(b).

Annex A-5

“Company Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among Monex, PubCo and Thunder Bridge, as amended, restated, modified or supplemented from time to time.

“Confidentiality Agreement” has the meaning specified in Section 14.09.

“Contracts” means any written legally binding contracts, agreements, subcontracts and leases and all material written amendments, written modifications and written supplements thereto (other than any Company Benefit Plan).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, pronouncement, guidelines or recommendations by any Governmental Authority (including the Government of Japan, the U.S. Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, or any changes thereto.

“D&O Tail” has the meaning specified in Section 9.05(b).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the PubCo Disclosure Letter, the Company Disclosure Letter or the Thunder Bridge Disclosure Letter.

“Earn Out Period” means the period beginning on the Closing Date and ending on the date that is the fifth (5th) anniversary of the Closing Date.

“Effect” means any effect, occurrence, development, fact, condition or change.

“Enforceability Exceptions” has the meaning specified in Section 6.02.

“Environmental Laws” means any applicable Laws relating to pollution or protection of the environment, or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect as of the date hereof.

“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in such Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” has the meaning specified in Section 7.13(a).

“Escrow Account” has the meaning specified in Section 4.01(a).

“Escrow Agent” has the meaning specified in Section 4.01(a).

“Escrow Agreement” has the meaning specified in Section 4.01(a).

“Escrowed Company Shareholder Earn Out Shares” means twenty-five (25) million of the Company Shareholder Earn Out Shares, as equitably adjusted, if applicable, for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the PubCo Ordinary Shares occurring on or after the Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.02(a).

“Exchange Agent Agreement” means a paying and exchange agent agreement, in form and substance reasonably acceptable to Thunder Bridge and PubCo.

“Excluded Share” means, without duplication, (i) each Thunder Bridge Common Share for which redemption rights have been exercised in connection with the Thunder Bridge Shareholder Redemption, (ii) Thunder Bridge Common Shares (if any), that, at the Merger Effective Time, are held in the treasury of Thunder Bridge, and (iii) Thunder Bridge Common Shares (if any), that are owned by a Company Party.

Annex A-6

“Expense Forfeited Shares” has the meaning specified in Section 3.04(c).

“Expense Make Whole Shares” has the meaning specified in Section 3.04(c).

“Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.

“FEFTA” means the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949)

“Final Prospectus” has the meaning specified in Section 8.06(a).

“Financial Statements” has the meaning specified in Section 7.08(a).

“Foreign Benefit Plan” has the meaning specified in Section 7.13(h).

“Fraud” means actual and intentional fraud under Delaware common law with a specific intent to deceive brought against a Party based solely and exclusively with respect to the making of any representation or warranty by such Party in Article VI, Article VII or Article VIII (as applicable).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, in each case as amended, restated, modified or supplemented from time to time. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of a Japanese company are its articles of incorporation (teikan), and the “Governing Documents” of a Netherlands company are its articles of association (statuten).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal or self-regulatory organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” or words of similar intent or meaning under applicable Environmental Laws as in effect as of the date hereof, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides, in each case, which are regulated under Environmental Law and as to which liability may be imposed pursuant to Environmental Law.

“HoldCo” has the meaning specified in the preamble hereto.

“HoldCo Contribution” has the meaning specified in the Recitals hereto.

“HoldCo Loan Advancement” has the meaning specified in the Recitals hereto.

“HoldCo Loan Amount” has the meaning specified in the Recitals hereto.

“HoldCo Loan Repayment” has the meaning specified in the Recitals hereto.

“HoldCo Member (Monex) Approval” has the meaning specified in the Recitals hereto.

“HoldCo Member (PubCo) Approval” has the meaning specified in the Recitals hereto.

Annex A-7

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards established by the International Accounting Standards Board, consistently applied.

“Incentive Equity Plan” has the meaning specified in Section 9.07.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any indebtedness of such Person, in each case to the extent payable as a result of the consummation of the Transactions, (iv) any Working Capital Loans and (v) all indebtedness of the type referred to in clauses (i) - (iv) of this definition of any other Person, guaranteed directly or indirectly, jointly or severally. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any Subsidiary of such Person or between any two or more Subsidiaries of such Person.

“Intellectual Property” means all worldwide rights in and to (a) patents, published, or unpublished patent applications (and any patents that issue as a result of those patent applications), inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, and industrial designs, (b) copyrights and rights in works of authorship and copyrightable subject matter, together with any moral rights related thereto, together with all other interests accruing by reason of international copyright conventions, (c) trade secrets, know-how and confidential information, (d) trademarks, trade names, logos, service marks, trade dress, business names (including any fictitious or “dba” names), Internet domain names, slogans, symbols, and other similar designations of source or origin together with the goodwill of the business symbolized by or associated with any of the foregoing, (e) rights in Software, (f) rights in technical data, and databases, compilations and collections of technical data, (g) any registrations or applications for registration for any of the foregoing, including any provisional, divisions, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions (as applicable).

“Intended Income Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 9.01.

“IT Systems” means any information technology and computer systems, servers, networks, databases, computer hardware and equipment used to process, store, generate, analyze, maintain and operate data or information that are owned by, licensed or leased to or otherwise under the control of the Company.

“Japan GAAP” means Japan generally accepted accounting principles, consistently applied.

“JOBS Act” has the meaning specified in Section 10.06.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 7.19(b).

“Leases” has the meaning specified in Section 7.19(b).

“Letter of Transmittal” means a letter of transmittal in customary form and containing such provisions as Thunder Bridge and the Company reasonably agree prior to the Merger Effective Time.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Lock-up Agreements” means the agreements in the form attached as Exhibit D hereto or agreement(s) substantially equivalent thereto mutually agreed by Thunder Bridge and the Company, dated as of the Closing Date and entered into by and among PubCo, the Company and each of the Company Shareholders (other than Monex).

Annex A-8

“Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any Effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) prevents the Company from consummating the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in applicable Laws or IFRS or any interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees, (iv) any Effect generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operate or the economy as a whole, (v) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Thunder Bridge or at the request of Thunder Bridge, (vi) any earthquake, hurricane, disease outbreak, epidemic, pandemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (viii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (viii) shall not prevent a determination that any Effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in, or would reasonably be expected to result in, a Material Adverse Effect, (ix) COVID-19 or any COVID-19 Measures, or the Company’s or any of its Subsidiaries’ compliance therewith, (x) any cyberattack on or involving the Company or any of its Subsidiaries, provided that such attack is not due to a breach of the representations in Section 7.20(j) or Section 7.20(k) and such attack causes a broad and extended disruption of the Company and its Subsidiaries’ systems and services resulting in material adverse harm to the Company and its Subsidiaries, taken as a whole, and (xi) any matters set forth in Section 1.01 of the Company Disclosure Letter; provided that, in the case of clauses (i), (ii), (vi) and (vii), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate and adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated competitors or comparable entities operating in Japan in the same industries in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 7.12(b).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Effective Time” has the meaning specified in Section 2.05.

“Merger Sub” has the meaning specified in the preamble hereto.

“Merger Sub Shareholder Approval” has the meaning specified in the Recitals hereto.

“Monex” has the meaning specified in the Recitals hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 7.08(a).

“Offer Documents” has the meaning specified in Section 11.03(a)(i).

“Outstanding Company Expenses” shall have the meaning specified in Section 5.02(b).

“Outstanding Thunder Bridge Expenses” shall have the meaning specified in Section 5.02(a).

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.

“Party” has the meaning specified in the preamble hereto.

Annex A-9

“Payoff Amount” means the amount necessary at the Closing to fully discharge the Thunder Bridge Indebtedness, if any, as set forth in payoff letters or similar statements or invoices obtained by Thunder Bridge from its lenders or other creditors prior to the Closing.

“Permits” has the meaning specified in Section 7.17.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with IFRS or GAAP, as applicable, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with IFRS or GAAP, as applicable, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) or zoning, building, entitlement and other land use and environmental regulations that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially impair the value or interfere with the present uses of such real property, (v) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (vi) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practices, (viii) Liens securing any Indebtedness of the Company and its Subsidiaries, (ix) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or other property being leased or licensed including licenses of Intellectual Property, (x) Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (xi) Liens described in Section 1.01(a) of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to the definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, any information that identifies, could be used to identify, or is otherwise associated with an individual person.

“Policies” has the meaning specified in Section 7.16.

“Pre-Closing Holders” means all Persons who hold one or more Thunder Bridge Common Shares immediately prior to the Merger Effective Time.

“Privacy Laws” means all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, security, disclosure or transfer of Personal Information, and all applicable Laws relating to breach notification in connection with Personal Information.

“Private Placement Warrants” has the meaning specified in the Warrant Agreement.

“Process” means the creation, collection, use, storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity performed on data.

“Protected Data” means Personal Information and all data for which the Company is required by Law, Contract or posted or public privacy policy to safeguard and/or keep confidential or private.

“Proxy Statement” has the meaning specified in Section 11.03(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 11.03(a)(i).

“PubCo” has the meaning specified in the preamble hereto.

Annex A-10

“PubCo Closing Statement” has the meaning specified in Section 5.02(b).

“PubCo Disclosure Letter” has the meaning specified in the introduction to Article VI.

“PubCo Exchange Shares” has the meaning specified in the Recitals hereto.

“PubCo Initial Board Resolution” has the meaning specified in the Recitals hereto.

“PubCo Ordinary Shares” means the ordinary shares in the share capital of PubCo.

“PubCo Reorganization” has the meaning specified in the Recitals hereto.

“PubCo Representations” means the representations and warranties of PubCo expressly and specifically set forth in Article VI of this Agreement, as qualified by the PubCo Disclosure Letter. For the avoidance of doubt, the PubCo Representations are solely made by PubCo.

“PubCo Restructuring” has the meaning specified in the Recitals hereto.

“PubCo Shareholder Approval” has the meaning specified in the Recitals hereto.

“PubCo Subscription” has the meaning specified in the Recitals hereto.

“PubCo Subscription Cash Consideration” has the meaning specified in the Recitals hereto.

“PubCo Subscription Consideration Contribution” has the meaning specified in the Recitals hereto.

“PubCo Subscription Note Consideration” has the meaning specified in the Recitals hereto.

“Public Warrants” has the meaning specified in the Warrant Agreement.

“Registered Intellectual Property” has the meaning specified in Section 7.20(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 11.03(a)(i).

“Release Notice” has the meaning specified in Section 4.01(b).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 8.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Breach” means any (i) security breach or breach of Protected Data of the Company or its Subsidiaries under applicable Privacy Laws or any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of Protected Data of the Company or its Subsidiaries or the Company’s own confidential information; or (ii) unauthorized interference with system operations or security safeguards of IT Systems, including any successful phishing incident or ransomware attack.

Annex A-11

“Share Exchange” has the meaning specified in the Recitals hereto.

“Share Exchange Effective Time” means 12:01 a.m. Japan Time on the Closing Date.

“Software” means any and all computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form.

“Special Meeting” has the meaning specified in Section 11.03(a)(v).

“Specified Representations” has the meaning specified in Section 12.02(a)(i).

“Sponsor” means TBCP IV, LLC, a Delaware limited liability company.

“Sponsor Earn Out Shares” has the meaning specified in Section 4.02(a).

“Sponsor Investment” has the meaning specified in the Recitals hereto.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, the managing member of the Sponsor, Thunder Bridge, PubCo, the Company and Monex, as amended, restated, modified or supplemented from time to time.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 13.02.

“Tax” means any federal, state, provincial, territorial, local, foreign or other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, sales or use, or other tax or like assessment or charge in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Company Breach” has the meaning specified in Section 13.01(b).

“Terminating Thunder Bridge Breach” has the meaning specified in Section 13.01(c).

“Termination Date” has the meaning specified in Section 13.01(b).

“Thunder Bridge” has the meaning specified in the preamble hereto.

“Thunder Bridge Board Recommendation” has the meaning specified in the Recitals hereto.

“Thunder Bridge Capital Stock” means the Thunder Bridge Common Shares and the Thunder Bridge Preferred Shares.

“Thunder Bridge Class A Common Shares” means the shares of Class A common stock, par value $0.0001 per share, of Thunder Bridge.

“Thunder Bridge Closing Statement” has the meaning specified in Section 5.02(a).

“Thunder Bridge Common Shares” means the Thunder Bridge Class A Common Shares and the Thunder Bridge Founder Common Shares.

Annex A-12

“Thunder Bridge Cure Period” has the meaning specified in Section 13.01(c).

“Thunder Bridge Disclosure Letter” has the meaning specified in the introduction to Article VIII.

“Thunder Bridge Founder Common Shares” means the shares of Class B common stock, par value $0.0001 per share, of Thunder Bridge, issued to the persons listed in Section 1.01(b) of the Thunder Bridge Disclosure Letter.

“Thunder Bridge Indebtedness” means the amount, if any, at Closing, of all Working Capital Loans or other Indebtedness, or other monetary obligations or amounts, owed by Thunder Bridge to any Affiliate, officer or director of Thunder Bridge, or, other than obligations or amounts included in Outstanding Thunder Bridge Expenses, to any unaffiliated third-party lender to, or creditor of, Thunder Bridge.

“Thunder Bridge Material Adverse Effect” means, with respect to Thunder Bridge, any Effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Thunder Bridge or (b) prevents Thunder Bridge from consummating the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Thunder Bridge Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, (iv) any Effect generally affecting any of the industries or markets in which Thunder Bridge or any of its Subsidiaries operate or the economy as a whole, (v) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of a Company Party or at the request of a Company Party, (vi) any earthquake, hurricane, disease outbreak, epidemic, pandemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Thunder Bridge operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (viii) COVID-19 or any COVID-19 Measures, or Thunder Bridge’s or any of its Subsidiaries’ compliance therewith.

“Thunder Bridge Organizational Documents” means the Certificate of Incorporation and Bylaws of Thunder Bridge, as amended, restated, modified or supplemented from time to time.

“Thunder Bridge Preferred Shares” means the shares of preferred stock, par value $0.0001 per share, of Thunder Bridge.

“Thunder Bridge Representations” means the representations and warranties of Thunder Bridge expressly and specifically set forth in Article VIII of this Agreement, as qualified by the Thunder Bridge Disclosure Letter.

“Thunder Bridge Shareholder Approval” has the meaning specified in Section 8.02(b).

“Thunder Bridge Shareholder Matters” has the meaning specified in Section 11.03(a)(v).

“Thunder Bridge Shareholder Redemption” has the meaning specified in Section 11.03(a)(v).

“Thunder Bridge Shareholders” means the holders of shares of Thunder Bridge Capital Stock.

“Thunder Bridge Warrants” means Private Placement Warrants and Public Warrants.

“Trading Day” means any day on which PubCo Ordinary Shares are actually traded on the Trading Market.

“Trading Market” means the Nasdaq Global Market or such other stock market on which PubCo Ordinary Shares are trading at the time of the determination.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Company Support Agreement, the Sponsor Support Agreement, the Exchange Agent Agreement, each Letter of Transmittal, the Amended and Restated PubCo Governing Documents and all the other agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

Annex A-13

“Transactions” means the transactions contemplated by this Agreement, including the Share Exchange and the Merger.

“Transfer Taxes” has the meaning specified in Section 11.06(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event” means each of Triggering Event I and Triggering Event II.

“Triggering Event I” means the first date on which the Closing Share Price on any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $12.50 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the PubCo Ordinary Shares occurring on or after the Closing).

“Triggering Event II” means the first date on which the Closing Share Price on any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $15.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the PubCo Ordinary Shares occurring on or after the Closing).

“Trust Account” has the meaning specified in Section 8.06(a).

“Trust Agreement” has the meaning specified in Section 8.06(a).

“Trustee” has the meaning specified in Section 8.06(a).

“Warrant Agreement” means that certain Warrant Agreement, dated June 29, 2021 by and between Thunder Bridge and Continental Stock Transfer & Trust Company, as warrant agent.

“Working Capital Loans” means any loan made to Thunder Bridge by any of the Sponsor, an Affiliate of the Sponsor, or any of Thunder Bridge’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Disclosure Letter,” “Exhibit” and “Annex” refer to the specified Article, Section, Disclosure Letter, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if), (viii) references to “$” or dollar shall be references to United States dollars and (ix) references to “JPY” or yen shall be references to Japanese yen.

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

Annex A-14

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS, in the case of the Company Parties, and GAAP, in the case of Thunder Bridge.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. Eastern Time on the day that is immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i) The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, the individuals identified in Section 1.03 of the Company Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge, and, in the case of Thunder Bridge, the individuals identified in Section 1.03 of the Thunder Bridge Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 1.04 Equitable Adjustments. Other than as contemplated by this Agreement, if between the date of this Agreement and the Closing the outstanding PubCo Ordinary Shares or Thunder Bridge Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by Thunder Bridge with respect to its Thunder Bridge Common Shares or rights to acquire Thunder Bridge Common Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of PubCo Ordinary Shares or Thunder Bridge Common Shares, as applicable, will be appropriately adjusted to provide to holders PubCo Ordinary Shares or the holders of Thunder Bridge Common Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Thunder Bridge or the Company Parties to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement or any other Transaction Document.

Article II
BUSINESS COMBINATION

Section 2.01 The PubCo Restructuring and the Share Exchange Prior to the Share Exchange Effective Time, PubCo shall cause the PubCo Restructuring to be implemented. At the Share Exchange Effective Time and on the terms and subject to the conditions set forth herein, the Company shall, and PubCo shall cause HoldCo to, implement a share exchange (kabushiki koukan) under and in accordance with the applicable provisions of the Companies Act, pursuant to which the Company Ordinary Shares outstanding immediately prior to the Share Exchange Effective Time will be exchanged for the PubCo Exchange Shares; provided, that no fraction of a PubCo Ordinary Share shall be transferred by virtue of the Share Exchange.

Section 2.02 Effect of the Share Exchange. At the Share Exchange Effective Time, the effect of the Share Exchange shall be as provided in this Agreement and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Share Exchange Effective Time, the Company Shareholders shall become the holders of the PubCo Exchange Shares, and the Company shall become a direct, wholly owned subsidiary of HoldCo.

Annex A-15

Section 2.03 PubCo Reorganization. Immediately following the Share Exchange Effective Time on the Closing Date, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Laws of the Netherlands, PubCo shall (a) convert its legal form, without ceasing to exist, from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and (b) amend and restate its Governing Documents in the form of the Amended and Restated PubCo Governing Documents, which, as so amended and restated, shall be the Governing Documents of PubCo until thereafter amended in accordance with the terms thereof and applicable Law.

Section 2.04 The Merger. At the Merger Effective Time, which shall be after the PubCo Reorganization, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Thunder Bridge and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Thunder Bridge, following which the separate corporate existence of Merger Sub shall cease and Thunder Bridge shall continue as the Surviving Corporation and, following the transactions set forth in Section 3.02(b)(i), as a direct, wholly owned subsidiary of PubCo.

Section 2.05 Merger Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, Thunder Bridge and Merger Sub shall cause the Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit E hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by Thunder Bridge and Merger Sub and specified in the Certificate of Merger, being the “Merger Effective Time”).

Section 2.06 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and Thunder Bridge shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and Thunder Bridge set forth in this Agreement to be performed after the Merger Effective Time.

Section 2.07 Governing Documents. Subject to Section 9.05, at the Merger Effective Time, the Governing Documents of the Surviving Corporation shall be amended to read the same as the Governing Documents of Merger Sub as in effect immediately prior to the Merger Effective Time.

Section 2.08 Directors/Managers and Officers of the Surviving Corporation. Immediately after the Merger Effective Time, the board of directors and officers of the Surviving Corporation shall be as PubCo may determine.

Article III
EFFECTS OF THE MERGER

Section 3.01 Effect of Merger on Capital Stock. On the terms and subject to the conditions set forth herein, at the Merger Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of Thunder Bridge, the following shall occur:

(a) At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share in the capital of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be automatically cancelled and extinguished and converted into one (1) common share in the share capital of the Surviving Corporation.

(b) At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Thunder Bridge Common Share (other than any Excluded Share) issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding as one common share of the Surviving Corporation that is held in the accounts of the Exchange Agent, solely for the benefit of the Pre-Closing Holders, for further contribution immediately following the Merger Effective Time as provided in Section 3.02(b)(i) (the “Closing Thunder Bridge Share Consideration”).

Annex A-16

(c) From and after the Merger Effective Time, each of the Pre-Closing Holders shall cease to have any other rights in and to Thunder Bridge or the Surviving Corporation, and each Certificate relating to the ownership of Thunder Bridge Common Shares shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(d) At the Merger Effective Time, each Excluded Share shall be cancelled and no consideration shall be paid or payable with respect thereto.

Section 3.02 Merger Consideration.

(a) Deposit with Exchange Agent. Prior to the Closing, PubCo shall appoint a commercial bank or trust company reasonably acceptable to Thunder Bridge (which acceptance shall not be unreasonably withheld, delayed or conditioned) to act as paying and exchange agent hereunder (the “Exchange Agent”).

(b) Exchange Procedures.

(i) Immediately following the Merger Effective Time, and in accordance with the provisions of Section 2:94b of the DCC (Burgerlijk Wetboek), the Exchange Agent, acting solely for the account and benefit of the Pre-Closing Holders, shall contribute, for the account and benefit of the Pre-Closing Holders, each of the issued and outstanding common shares of the Surviving Corporation held in the accounts of the Exchange Agent solely for the benefit of the Pre-Closing Holders to PubCo, as a contribution in kind (inbreng op aandelen anders dan in geld) and, in consideration of this contribution in kind, PubCo shall issue (uitgeven) to the Exchange Agent for the account and benefit of the Pre-Closing Holders one (1) PubCo Ordinary Share in respect of each one (1) common share of the Surviving Corporation so contributed, and cause, upon delivery of such PubCo Ordinary Shares to the Exchange Agent, solely for the account and benefit of the Pre-Closing Holders, to be made appropriate arrangements for the such PubCo Ordinary Shares to be represented by a book-entry without interest.

(ii) PubCo shall take all necessary actions to cause the Closing Thunder Bridge Share Consideration to be issued in book-entry form within two (2) Business Days after the Merger Effective Time. Unless otherwise requested by PubCo, the PubCo Ordinary Shares to be delivered as Closing Thunder Bridge Share Consideration shall be settled through the Depository Trust Company (“DTC”) and issued in uncertificated book-entry form through the procedures of DTC.

(iii) Any Closing Thunder Bridge Share Consideration that is to be issued to Pre-Closing Holders under this Agreement will be issued directly to the registered Pre-Closing Holders. If any portion of the Closing Thunder Bridge Share Consideration is to be issued to a Person other than the Person in whose name the relevant Thunder Bridge Common Shares were registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Thunder Bridge Common Shares shall have been permitted in accordance with the terms of (x) the Thunder Bridge Organizational Documents, as in effect immediately prior to the Merger Effective Time, and (y) this Agreement and the Sponsor Support Agreement, (ii) if certificated, the certificate or certificates for Thunder Bridge Common Shares (collectively, the “Certificates”) shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Closing Thunder Bridge Share Consideration, or the Person in whose name such portion of the Closing Thunder Bridge Share Consideration is issued, shall have already executed and delivered counterparts to such other documents as are reasonably deemed necessary by PubCo or Thunder Bridge, and (iv) the Person requesting such delivery shall pay to Thunder Bridge any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such certificate of Thunder Bridge Common Shares or establish to the satisfaction of PubCo and Thunder Bridge that such Tax has been paid or is not payable.

(iv) All PubCo Ordinary Shares issued and delivered upon the contribution in kind of Thunder Bridge Common Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the securities represented by such Thunder Bridge Common Shares. To the extent that such Thunder Bridge Common Stock are represented by Certificates, the holders of such Thunder Bridge Common Stock will be provided

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a Letter of Transmittal to send their certificated Thunder Bridge Common Shares to the Exchange Agent for the PubCo Ordinary Shares that are issuable in respect of the holder’s Thunder Bridge Common Shares, and the Exchange Agent will, upon receipt of completed documentation required by the Letter of Transmittal from such holder, issue PubCo Ordinary Shares that are issuable in respect of the holder’s Thunder Bridge Common Shares. To the extent that the Thunder Bridge Common Shares are held in book entry, the issuance of the PubCo Ordinary Shares will automatically be made by the Exchange Agent.

(c) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by PubCo, the posting by such Person of a bond in customary amount and upon such terms as may reasonably be required by PubCo as indemnity against any claim that may be made against it, the sole shareholder of the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue the portion of the Closing Thunder Bridge Share Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 3.05).

Section 3.03 Thunder Bridge Warrants. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any holder of Thunder Bridge Warrants, each Thunder Bridge Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to and in accordance with Section 4.4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Thunder Bridge Warrant shall no longer entitle the holder thereof to purchase the amount of Thunder Bridge Common Share(s) set forth therein and in substitution thereof such Thunder Bridge Warrant shall entitle the holder thereof to acquire such number of PubCo Ordinary Shares per Thunder Bridge Warrant, subject to adjustments as provided in Sections 4.1, 4.2, 4.3, 4.4 and 4.6 of the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement if the Thunder Bridge Warrant was exercised prior to the Transactions. The Parties shall cause the Warrant Agreement to be assumed and amended or supplemented to the extent necessary to give effect to this Section 3.03.

Section 3.04 Payoff Amount and Expenses.

(a) At the Closing, the Surviving Corporation, on behalf of Thunder Bridge, shall pay, or cause to be paid the Payoff Amount, if any, to such account or accounts as Thunder Bridge has specified to PubCo in writing at least two (2) Business Days prior to the Closing Date.

(b) On the Closing Date, following the Closing, the Surviving Corporation shall pay, or cause to be paid, all the Outstanding Thunder Bridge Expenses.

(c) If the aggregate amount of Outstanding Thunder Bridge Expenses exceed $40 million, then on the Closing Date, following the Closing, (i) the Sponsor shall automatically forfeit and surrender, and PubCo shall repurchase for no consideration, a number of PubCo Ordinary Shares equal to such excess amount divided by the Business Combination Per Share Price, rounded down to the nearest whole share (the “Expense Forfeited Shares”), and (ii) in exchange for the forfeiture and repurchase of the Expense Forfeited Shares, PubCo shall issue or transfer to each Company Shareholder a number of PubCo Ordinary Shares equal to its Company Shareholder Pro Rata Share (rounded down to the nearest whole share) of the Expense Forfeited Shares (such shares, the “Expense Make Whole Shares”), to the extent newly issued, to be paid up from PubCo’s share premium recognized for Dutch dividend withholding tax purposes.

(d) The Parties agree that, if applicable, the forfeiture and cancellation of the Expense Forfeited Shares shall be treated as an adjustment to the Closing Thunder Bridge Share Consideration for Tax purposes and the issuance of Expense Make Whole Shares shall be treated as an adjustment to the Closing Company Shareholder Share Consideration for Tax purposes.

Section 3.05 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, all amounts or value deliverable in connection with this Agreement by Thunder Bridge, the Company Parties, the Surviving Corporation, the Exchange Agent and their respective Affiliates shall be paid free and clear and without any deduction or withholding for Taxes, except for any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. Prior to making any deduction or withholding in respect of amounts payable to any Pre-Closing Holder in connection with the Transactions (other than any deduction or withholding
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(a) in respect of any payroll withholding in connection with any payments that are compensatory in nature for U.S. federal income tax purposes or (b) attributable to Thunder Bridge’s failure to deliver the certification and notice required under Section 10.08), PubCo shall use commercially reasonable efforts to provide or cause to be provided at least seven (7) days prior notice of such deduction or withholding to the applicable Pre-Closing Holder, and all parties shall reasonably cooperate to reduce or eliminate any applicable withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority consistent with the terms of this Section 3.05, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Article IV
EARN OUTS

Section 4.01 Company Shareholder Earn Out.

(a) Immediately prior to the Merger Effective Time, each Company Shareholder shall transfer to an escrow agent (the “Escrow Agent”), to hold on its behalf, its Company Shareholder Pro Rata Share of the Escrowed Company Shareholder Earn Out Shares to be held in an escrow account (the “Escrow Account”) established pursuant to an escrow agreement to be entered into at or prior to the Closing by Thunder Bridge, the Sponsor, Monex (on behalf of itself and each other Company Shareholder), PubCo and the Escrow Agent (the “Escrow Agreement”), which shall be in a form reasonably satisfactory to Thunder Bridge, the Sponsor, Monex and PubCo. Following the Closing, the Company Shareholder Earn Out Shares shall be released and delivered, or newly issued, as applicable, as follows, upon the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement:

(i) Upon the occurrence of Triggering Event I, the Escrowed Company Shareholder Earn Out Shares will be released from the Escrow Account and delivered to each Company Shareholder (or to its Company Shareholder Permitted Transferees (as defined in the Company Support Agreement), if applicable) in an amount equal to its Company Shareholder Pro Rata Share thereof (rounded down to the nearest whole share);

(ii) Upon the occurrence of Triggering Event II, an aggregate of fifty percent (50%) of the Company Shareholder Earn Out Shares will be issued by PubCo and delivered to each Company Shareholder (or to its Company Shareholder Permitted Transferees (as defined in the Company Support Agreement), if applicable) in an amount equal to its Company Shareholder Pro Rata Share thereof (rounded down to the nearest whole share); and

(iii) If the conditions set forth in Section 4.01(a)(i) or Section 4.01(a)(ii) have not been satisfied within the Earn Out Period, any Company Shareholder Earn Out Shares remaining in the Escrow Account shall be automatically released to PubCo for repurchase for no consideration, and no Company Shareholder shall have any right to receive such Company Shareholder Earn Out Shares or any benefit therefrom.

(b) If, during the Earn Out Period, there is a Change of Control Transaction with respect to PubCo (or a successor thereof), (i) the Triggering Event I with respect to the Company Shareholder Earn Out Shares shall have been deemed to occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $12.50 but less than $15.00 and (ii) the Triggering Event I and the Triggering Event II with respect to the Company Shareholder Earn Out Shares shall have been deemed to simultaneously occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $15.00 (each such event described in clauses (i) and (ii), an “Acceleration Event”).

(c) Promptly upon the occurrence of any Triggering Event or Acceleration Event, or as soon as practicable after PubCo becomes aware of the occurrence of such Triggering Event or Acceleration Event or receives written notice of such Triggering Event or Acceleration Event from a Company Shareholder, PubCo and Monex shall jointly prepare and deliver, or cause to be prepared and delivered, a written notice to the Escrow Agent (a “Release Notice”), which shall set forth in reasonable detail the Triggering Event or Acceleration Event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Company Shareholder Earn Out Shares to be released to each Company Shareholder).

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(d) For the avoidance of doubt, the Company Shareholders shall be entitled to receive the Company Shareholder Earn Out Shares upon the occurrence of each Triggering Event; provided, that each Triggering Event shall only occur once, if at all; provided, further, that Triggering Event I and Triggering Event II may be achieved at the same time or over the same overlapping Trading Days.

(e) Any dividends or other distributions attributable to the Escrowed Company Shareholder Earn Out Shares (less any applicable Tax or similar charges levied upon or attributable thereto, including Tax levied by the jurisdiction of tax residency of each respective beneficial owner thereof (such amounts shall be released to or on behalf of the applicable beneficial owner of the Escrowed Company Shareholder Earn Out Shares)) shall be held in escrow by the Escrow Agent and released to the relevant Company Shareholder if and when the corresponding Escrowed Company Shareholder Earn Out Shares are released to such Company Shareholder; provided, that in case of the acquisition of any Escrowed Company Shareholder Earn Out Shares by PubCo (as described in Section 4.01(a)(iii)), then any such amounts held in escrow (less any applicable Tax or similar charges levied upon or attributable thereto, including Tax levied by the jurisdiction of tax residency of the respective beneficial owner thereof) shall be first contributed by the Escrow Agent on behalf of the respective beneficial owner to PubCo as a capital contribution.

(f) The Escrow Agent shall vote all of the Escrowed Company Shareholder Earn Out Shares in accordance with the prior written instructions of the relevant Company Shareholders and the Escrow Agent shall take all other necessary or desirable actions in connection with the foregoing including, but not limited to, attendance at (annual) general meetings of PubCo in person or by proxy for purposes of obtaining a quorum, and voting and execution of written consents in lieu of meetings, such that the Escrowed Company Shareholder Earn Out Shares shall be voted in accordance with the prior written instructions of the relevant Company Shareholders.

Section 4.02 Sponsor Earn Out.

(a) At the Closing, the Sponsor shall deliver, or cause to be delivered, electronically through DTC, using DTC’s Deposit/Withdrawal At Custodian System, to the Escrow Agent, 2,365,278 of the PubCo Ordinary Shares to be delivered to Sponsor in accordance with Section 3.02(b)(i) (which number shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to PubCo Ordinary Shares occurring on or after the Closing, the “Sponsor Earn Out Shares”).

(b) Upon receipt of the Sponsor Earn Out Shares, the Escrow Agent will place the Sponsor Earn Out Shares in the Escrow Account. Following the Closing, the Sponsor Earn Out Shares shall be released and delivered as follows, upon the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement:

(i) Upon the occurrence of Triggering Event I, fifty percent (50%) of the Sponsor Earn Out Shares will be released from the Escrow Account and delivered to the Sponsor;

(ii) Upon the occurrence of Triggering Event II, fifty percent (50%) of the Sponsor Earn Out Shares will be released from the Escrow Account and delivered to the Sponsor; and

(iii) If the conditions set forth in Section 4.02(b)(i) or Section 4.02(b)(ii) have not been satisfied within the Earn Out Period, any Sponsor Earn Out Shares remaining in the Escrow Account shall be automatically released to PubCo for repurchase for no consideration and the Sponsor shall not have any right to receive such Sponsor Earn Out Shares or any benefit therefrom.

(c) If, during the Earn Out Period, there is a Change of Control Transaction with respect to PubCo (or a successor thereof), (i) the Triggering Event I with respect to the Sponsor Earn Out Shares shall have been deemed to occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $12.50 but less than $15.00 and (ii) the Triggering Event I and the Triggering Event II with respect to the Sponsor Earn Out Shares shall have been deemed to simultaneously occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $15.00.

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(d) Promptly upon the occurrence of any Triggering Event or Acceleration Event, or as soon as practicable after PubCo becomes aware of the occurrence of such Triggering Event or Acceleration Event or receives written notice of such Triggering Event or Acceleration Event from Sponsor, PubCo and Sponsor shall jointly prepare and deliver, or cause to be prepared and delivered, a Release Notice, which shall set forth in reasonable detail the Triggering Event or Acceleration Event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Sponsor Earn Out Shares to be released to Sponsor).

(e) For the avoidance of doubt, the Sponsor shall be entitled to receive Sponsor Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all; provided, further, that Triggering Event I and Triggering Event II may be achieved at the same time or over the same overlapping Trading Days.

(f) Any dividends or other distributions attributable to the Sponsor Earn Out Shares (less any applicable Tax or similar charges levied upon or attributable thereto, including Tax levied by the jurisdiction of tax residency of the beneficial owner thereof (such amounts shall be released to or on behalf of the beneficial owner of the Sponsor Earn Out Shares)) shall be held in escrow by the Escrow Agent and released to the Sponsor if and when the corresponding Sponsor Earn Out Shares are released to the Sponsor; provided, that in case of the acquisition of any Sponsor Earn Out Shares by PubCo (as described in Section 4.02(b)(iii)), then any such amounts held in escrow (less any applicable Tax or similar charges levied upon or attributable thereto, including Tax levied by the jurisdiction of tax residency of the respective beneficial owner thereof) shall be first contributed by the Escrow Agent on behalf of the respective beneficial owner to PubCo as a capital contribution.

(g) The Escrow Agent shall vote all of the Sponsor Earn Out Shares in accordance with the prior written instructions of the Sponsor and the Escrow Agent shall take all other necessary or desirable actions in connection with the foregoing including, but not limited to, attendance at (annual) general meetings of PubCo in person or by proxy for purposes of obtaining a quorum, and voting and execution of written consents in lieu of meetings, such that the Sponsor Earn Out Shares shall be voted in accordance with the written instructions of the Sponsor.

(h) The Parties agree that the delivery of the Sponsor Earn Out Shares shall be treated by the Sponsor as an adjustment to the Closing Thunder Bridge Share Consideration for Tax purposes.

Article V
CLOSING TRANSACTIONS

Section 5.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the second (2nd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article XII (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as Thunder Bridge and PubCo may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 5.02 Closing Statements.

(a) Thunder Bridge Closing Statement. At least four (4) Business Days prior to the Closing Date, Thunder Bridge shall prepare and deliver to PubCo a written statement (the “Thunder Bridge Closing Statement”) setting forth its good faith estimate and calculation of: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Thunder Bridge Shareholder Redemption) and any Sponsor Investment proceeds and any third party financing proceeds received and to be received by Thunder Bridge prior to the Closing; (b) the aggregate amount of all payments required to be made in connection with the Thunder Bridge Shareholder Redemption; (c) all unpaid fees and disbursements of Thunder Bridge for outside counsel and fees and expenses of Thunder Bridge or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Thunder Bridge in connection with Thunder Bridge’s initial public offering (including any deferred underwriter fees) or the Transactions (together with

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written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Thunder Bridge Expenses”); (d) the Payoff Amount, if any; and (e) the Available Closing Thunder Bridge Cash. The Thunder Bridge Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Thunder Bridge Closing Statement and through the Closing Date, Thunder Bridge shall (x) cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within Thunder Bridge’s or its Representative’s possession or control in connection with the Company’s review of the Thunder Bridge Closing Statement, (y) consider in good faith any comments to the Thunder Bridge Closing Statement provided by the Company (including engaging in good faith discussions related thereto) and (z) revise such Thunder Bridge Closing Statement to incorporate any changes Thunder Bridge reasonably determines are necessary or appropriate given such comments.

(b) PubCo Closing Statement. On the date that is four (4) Business Days prior to the Closing Date, PubCo shall deliver to Thunder Bridge a written statement (the “PubCo Closing Statement”) setting forth its good faith estimate or calculation of: (i) the fees and expenses incurred by or on behalf of the Company Parties or Monex in connection with the Transactions, including preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), including the fees and disbursements of outside counsel to the Company Parties and Monex incurred in connection with the Transactions and the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”), including a detailed itemization of the components thereof, (ii) the cash on the Company’s balance sheet, and (iii) liabilities, including current liabilities and tax obligations. Following Thunder Bridge’s receipt of the PubCo Closing Statement and through the Closing Date, Thunder Bridge shall have the right to review and comment on such calculations and estimates, PubCo shall consider and reflect in good faith any such comments made by Thunder Bridge, and PubCo and Thunder Bridge shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculation of the items set forth on the PubCo Closing Statement (and any updates or revisions as may be agreed to by PubCo and Thunder Bridge shall be included in the PubCo Closing Statement, with such PubCo Closing Statement and all items and amounts set forth therein being final, conclusive, and binding upon, and non-appealable by, the parties hereto). PubCo shall, and shall cause its Representatives to, (i) reasonably cooperate with Thunder Bridge and its Representatives to the extent related to Thunder Bridge’s review of the PubCo Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the PubCo Closing Statement and reasonably requested by Thunder Bridge or its Representatives in connection with such review; provided that, Thunder Bridge shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company Parties in connection with any such access.

Article VI
REPRESENTATIONS AND WARRANTIES OF PUBCO

Except as (i) set forth in the disclosure letter delivered to Thunder Bridge by PubCo on the date of this Agreement (the “PubCo Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) and (ii) contemplated by the PubCo Reorganization, PubCo represents and warrants to Thunder Bridge as follows:

Section 6.01 Corporate Organization of PubCo, HoldCo and Merger Sub. PubCo has been duly incorporated, is validly existing as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and has not filed for bankruptcy or suspension of payments, nor has any resolution to dissolve PubCo been adopted or has PubCo’s dissolution been requested by the competent authorities. HoldCo has been duly formed and is validly existing as a limited liability company (godo kaisha) under the Laws of Japan. Merger Sub has been duly incorporated, is validly existing as a corporation and in good standing under the Laws of the State of Delaware. The copies of the Governing Documents of PubCo, HoldCo and Merger Sub, in each case as in effect on the date hereof, previously made available by PubCo to Thunder Bridge are true, correct and complete and are in effect as of the date

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of this Agreement. Neither PubCo, HoldCo nor Merger Sub are in violation of any of the provisions of its respective Governing Documents, except where such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of PubCo, HoldCo and Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and will not conduct any business prior to the Closing except for matters incidental to engaging in the Transactions, and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Document to which it is or will be a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Documents, as applicable.

Section 6.02 Due Authorization. Subject to the PubCo Shareholder Approval and the Merger Sub Shareholder Approval, each of PubCo, HoldCo and Merger Sub has the requisite entity power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party and (subject to the approvals described in Section 7.05 of the Company Disclosure Letter) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the boards of directors of PubCo and Merger Sub and the managing member of HoldCo and other than execution and delivery of the PubCo Shareholder Approval and the Merger Sub Shareholder Approval, no other entity proceeding on the part of any of PubCo, HoldCo and Merger Sub is necessary to authorize this Agreement or such Transaction Documents or PubCo’s, HoldCo’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Document (when executed and delivered by the Company) will be, duly and validly executed and delivered by PubCo, HoldCo and Merger Sub and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document will constitute, a valid and binding obligation of PubCo, HoldCo and Merger Sub, enforceable against PubCo, HoldCo and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 6.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 7.05 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and each Transaction Document to which PubCo, HoldCo and Merger Sub is or will be a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Governing Documents of PubCo, HoldCo or Merger Sub, (b) violate any provision of, or result in the breach of or default by PubCo, HoldCo and Merger Sub under any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any material contract of PubCo, HoldCo or Merger Sub, (d) result in the creation of any Lien (except for Permitted Liens) upon any of the material properties, rights or assets of PubCo, HoldCo or Merger Sub, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted Liens) or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case of clauses (b) through (f), for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the ability of any of PubCo, HoldCo and Merger Sub to perform or comply with on a timely basis any material obligation of the PubCo, HoldCo or Merger Sub under this Agreement or to consummate the Transactions in accordance with the terms hereof.

Section 6.04 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Thunder Bridge contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any of PubCo, HoldCo and Merger Sub with respect to PubCo, HoldCo’s and Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the Transactions, except for (i) applicable requirements of FEFTA and Securities Laws, (ii) the filing of the Certificate of Merger in accordance with the DGCL, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse

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effect on the ability of any of PubCo, HoldCo and Merger Sub to perform or comply with on a timely basis any material obligation of PubCo, HoldCo or Merger Sub under this Agreement or to consummate the Transactions in accordance with the terms hereof and (iv) as otherwise disclosed in Section 6.04 of the Company Disclosure Letter.

Section 6.05 Current Capitalization.

(a) As of the date hereof, the issued share capital of PubCo consists of one (1) PubCo Ordinary Share, which is held by Monex. As of the date hereof, Monex holds all of the outstanding equity interests of HoldCo. As of the date hereof, the authorized capital stock of Merger Sub consists of one thousand (1,000) shares of common stock of Merger Sub, which one hundred (100) shares are outstanding and held by PubCo. The outstanding shares of capital stock or other equity interests of PubCo, HoldCo and Merger Sub have been duly authorized and validly issued and are fully paid (other than the PubCo Ordinary Share held by Monex), and nonassessable.

(b) Other than as set forth in this Section 6.05, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for PubCo Ordinary Shares or any other capital stock of, other equity interests in, PubCo, HoldCo and Merger Sub, or any other Contracts to which any of PubCo, HoldCo and Merger Sub is a party or by which any of PubCo, HoldCo and Merger Sub or any of their assets or properties are bound obligating any of PubCo, HoldCo or Merger Sub to issue or sell any shares of capital stock of, other equity interests in or debt securities of, PubCo, HoldCo or Merger Sub, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in PubCo, HoldCo or Merger Sub, (iii) as of the date hereof, (A) no outstanding contractual obligations of PubCo, HoldCo or Merger Sub to repurchase, redeem or otherwise acquire any securities or equity interests of PubCo, HoldCo or Merger Sub and (B) no outstanding bonds, debentures, notes or other indebtedness of PubCo, HoldCo or Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the shareholders or equityholders of PubCo, HoldCo or Merger Sub may vote, (iv) no equityholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the equity interests of PubCo, HoldCo or Merger Sub to which any of PubCo, HoldCo or Merger Sub is a party and (v) as of the date hereof, no shares of common stock, preferred stock or other equity interests of any of PubCo, HoldCo or Merger Sub issued and outstanding.

Section 6.06 Brokers’ Fees. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by PubCo, HoldCo, Merger Sub or any of their respective Affiliates for which PubCo, HoldCo or Merger Sub has any obligation.

Article VII
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) set forth in the disclosure letter delivered to Thunder Bridge by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) and (ii) contemplated by the PubCo Reorganization, the Company represents and warrants to Thunder Bridge as follows:

Section 7.01 Corporate Organization of the Company. The Company has been duly incorporated, is validly existing as a joint stock company (kabushiki kaisha) and its status is active under the Laws of Japan. The copies of the Governing Documents of the Company, as in effect on the date hereof, previously made available by the Company to Thunder Bridge are true, correct and complete and are in effect as of the date of this Agreement. The Company has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to have such corporate power and authority to own, operate and lease and to be so licensed or qualified would not reasonably be expected to have, individually or in

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the aggregate, a Material Adverse Effect. The Company is not in violation of any of the provisions of its Governing Documents, except where such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.02 Subsidiaries. The Subsidiaries of the Company and their respective jurisdictions of incorporation or organization, in each case, as of the date of this Agreement are set forth in Section 7.02 of the Company Disclosure Letter. The Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. Copies of the Governing Documents of each Subsidiary previously made available by the Company to Thunder Bridge are true, correct and complete and are in effect as of the date of this Agreement. Each Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.03 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party and (subject to the approvals described in Section 7.05 of the Company Disclosure Letter) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the boards of directors of the Company and, except for the resolution of the shareholders meeting to approve the Share Exchange and relevant documents and agreements required by the Share Exchange, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Documents or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Document (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 7.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 7.05 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and each Transaction Document to which the Company is or will be a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Governing Documents of the Company, (b) conflict with or violate any provision of, or result in the breach of or default by the Company under any applicable Law or Governmental Order, (c) except as set forth in Section 7.04(c) of the Company Disclosure Letter, require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract or Lease, (d) result in the creation of any Lien (except for Permitted Liens) upon any of the properties, rights or assets of the Company or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted Liens) or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case of clauses (b) through (f), for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Thunder Bridge contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Documents to which it is or will be a party and the consummation of the Transactions, except for (i) applicable requirements of FEFTA and Securities Laws, (ii) the filing of the Certificate of Merger in accordance with the DGCL, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings,

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the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the Transactions in accordance with the terms hereof and (iv) as otherwise disclosed in Section 7.05 of the Company Disclosure Letter.

Section 7.06 Current Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 200,000,000 Company Ordinary Shares, of which 2,237,104 Company Ordinary Shares are outstanding or issuable upon the exercisable of Company Options exercisable as of the date hereof. The outstanding shares of capital stock or other equity interests of the Company (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) are free and clear of all Liens (other than Permitted Liens) and (iii) are not subject to any other limitation or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) or preemptive or similar rights.

(b) Other than as set forth in this Section 7.06 or in Section 7.06 of the Company Disclosure Letter or contemplated in this Agreement, there are (i) no subscriptions, calls, obligations, options, warrants, rights (including preemptive rights), puts, commitments or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, sell, or otherwise transfer, any equity securities in, or other securities convertible into or exchangeable or exercisable for Company Ordinary Shares or, or other equity interests in, the Company, or any other Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iii) as of the date hereof, (A) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company and (B) no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s shareholders may vote, (iv) no shareholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the Company’s equity interests to which the Company is a party and (v) as of the date hereof, no shares of common stock, preferred stock or other equity interests of the Company issued and outstanding.

Section 7.07 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 7.07(a) of the Company Disclosure Letter, all of the outstanding ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws, transfer restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.

(b) Except as set forth in Section 7.07(b) of the Company Disclosure Letter or contemplated in this Agreement, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of the Company, (ii) subscriptions, puts, calls, obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of the Company (the items in clauses (i) - (iii), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no (x) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any

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shares of capital stock of such Subsidiary, or (y) obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person.

Section 7.08 Financial Statements.

(a) The Company has delivered to Thunder Bridge true and complete copies of (i) the audited consolidated statements of financial position of the Company and its Subsidiaries as of March 31, 2021 and March 31, 2020, and the related audited consolidated statements of profit or loss and other comprehensive income, cash flows and changes in equity for the years then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) the unaudited consolidated statement of financial position of the Company and its Subsidiaries as of September 30, 2021 (the “Most Recent Balance Sheet”) and related unaudited consolidated statements of profit or loss and other comprehensive income, cash flows and changes in equity for six-month period ended September 30, 2021 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Audited Financial Statements are consistent in all material respects with financial information provided to Governmental Authorities, except for any inconsistencies arising in connection with differences between IFRS and Japan GAAP and the scope of the consolidation.

(b) The Financial Statements (i) have been prepared from, and reflect in all material respects, the books and records of the Company and its Subsidiaries in accordance with IFRS, (ii) present fairly, in all material respects, the consolidated financial position, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with IFRS consistently applied in all material respects throughout the periods covered thereby and (iii) when included in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 11.03, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) The Company and its Subsidiaries have established and maintain systems of internal controls sufficient to (i) provide reasonable assurance regarding the reliability of the Company’s and its Subsidiaries’ financial reporting and (ii) permit the preparation of financial statements in accordance with IFRS. The books and records of the Company and its Subsidiaries have been kept and maintained in accordance with applicable Laws, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) KPMG AZSA LLC is a public accounting firm registered with the PCAOB and is independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB.

(e) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company that would be prohibited by Section 402 of the Sarbanes-Oxley Act following the Closing.

Section 7.09 Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, except for liabilities, debts or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (c) arising under this Agreement or the performance by the Company of its obligations hereunder, (d) disclosed in Section 7.09 of the Company Disclosure Letter or (e) that will be discharged or paid off prior to or at the Closing or that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 7.10 Litigation and Proceedings. Except as set forth in Section 7.10 of the Company Disclosure Letter, as of the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties, rights or assets which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 7.10 of the Company Disclosure Letter, as of the date of this Agreement, there is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties, rights or assets that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.11 Compliance with Laws. Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 7.21) and compliance with Tax Laws (which are the subject of Section 7.15), (ii) as set forth in Section 7.11 of the Company Disclosure Letter, or (iii) where the failure to be, or to have been, in compliance with such Laws would not constitute a Material Adverse Effect, the Company and its Subsidiaries are, and since January 11, 2019 have been, in material compliance with all applicable Laws and Governmental Orders. Since January 11, 2019, neither the Company nor any of its Subsidiaries has received any written notice of any material violations of applicable Laws, Governmental Orders or Permits and, to the knowledge of the Company, no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by the Company or any of its Subsidiaries is currently threatened in writing against the Company or any of its Subsidiaries. Except as set forth in Section 7.11 of the Company Disclosure Letter, as of the date hereof (A) no material investigation, action, or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened in writing, and (B) no such investigations, actions or reviews have been conducted by any Governmental Authority since January 11, 2019, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole. Since April 16, 2018, the Company has complied at all times with all applicable net capital requirements.

Section 7.12 Contracts; No Defaults.

(a) Except for the Leases, Section 7.12(a) of the Company Disclosure Letter sets forth a complete and accurate list of all of the following Contracts to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or is otherwise bound:

(i) each Contract that (A) the Company reasonably anticipates will involve aggregate payments to the Company and its Subsidiaries in excess of JPY 300,000,000 in any fiscal year, (B) the Company reasonably anticipates will involve aggregate payments by the Company and its Subsidiaries in excess of JPY 300,000,000, or (C) grants to any Person (other than the Company or its Subsidiaries) (1) any “most favored nation” provisions or other price guarantees for a period greater than one (1) year or (2) material non-competition, non-solicitation or no-hire provisions imposed on the Company or its Subsidiaries, other than no-hire provisions customarily included in service vendor contracts;

(ii) (x) Contracts entered into during the one (1) year period prior to the date hereof with respect to mergers, acquisitions or sales of any Person or material business unit thereof by the Company or any of its Subsidiaries other than such Contracts between the Company and its Subsidiaries (each an “M&A Contract”), or (y) M&A Contracts in which the Company or any of its Subsidiaries have any ongoing material obligations or liabilities, including deferred purchase price payments, earn-out payments or indemnification obligations;

(iii) Contracts establishing (x) partnerships or (y) joint ventures, in each case, that are material to the Company and its Subsidiaries, taken as a whole (excluding, in the case of clause (x) any Subsidiaries of the Company);

(iv) Contracts prohibiting or restricting in any material respect the ability the Company or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than

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customary restrictions with respect to the sale or delivery of products in certain geographical areas and non-solicitation and no-hire provisions, in each case, entered into in the ordinary course of business;

(v) each Contract with Governmental Authorities requiring aggregate future payments to the Company and its Subsidiaries in excess of JPY 300,000,000 in any fiscal year;

(vi) Contracts for indebtedness for borrowed money or any guarantee thereof, including any mortgage, indenture, note, installment obligation or other instrument or agreement related thereto, except any such Contract (A) with an aggregate outstanding principal amount not exceeding JPY 300,000,000 or (B) between or among the Company and its Subsidiaries;

(vii) Contracts that relate to the settlement or final disposition of any material Action within the last year pursuant to which the Company or any of its Subsidiaries has ongoing obligations or liabilities, in each case, in excess of JPY 100,000,000;

(viii) each material license or other material agreement with respect to any item of material Intellectual Property (excluding (A) non-exclusive licenses granted by or to customers or vendors in the ordinary course of business, (B) licenses to open source software, (C) nondisclosure agreements, (D) invention assignment agreements with current and former employees, consultants, and independent contractors of the Company and its Subsidiaries, (E) inbound non-exclusive licenses in respect of commercially available off-the-shelf software having a replacement cost of less than JPY 50,000,000, and (F) non-exclusive licenses that are merely incidental to the transaction contemplated in such license, including: (i) a sales or marketing Contract that includes an incidental non-exclusive license to use the trademarks of the Company for the purposes of advertising and selling the Company services during the term of and in accordance with such Contract; and (ii) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property);

(ix) any Contract that is a currency or interest hedging arrangement; and

(x) Contracts with any officer, director, manager, stockholder, member of an Affiliate of the Company, any of its Subsidiaries or any of their respective relatives or Affiliates (other than the Company or any of the Company’s Subsidiaries) (excluding Governing Documents).

(b) All of the foregoing set forth in Section 7.12(a) of the Company Disclosure Letter, including all amendments and modifications thereto, are sometimes collectively referred to as “Material Contracts.” The Company has furnished or otherwise made available to Thunder Bridge true, complete and correct copies of all Material Contracts. Each Material Contract sets forth the entire agreement and understanding between the Company or its Subsidiaries and the other parties thereto. Each Material Contract is valid, binding and in full force and effect (subject to the Enforceability Exceptions and assuming such Material Contract is a valid and legally binding obligation of the counterparty thereto). None of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Material Contract in any material respect. There is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto, or give rise to any acceleration of any obligation or loss of rights or any right of termination of a Material Contract. Since March 31, 2020, neither the Company nor any of its Subsidiaries has received any notice or request, in each case, in writing, on behalf of any other party to a Material Contract to terminate, cancel or not renew such Material Contract, or to renegotiate any material term thereof that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or alleging or disputing any breach or default under such Material Contract.

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Section 7.13 Company Benefit Plans.

(a) Section 7.13(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each stock purchase, stock option, equity or phantom equity compensation, severance, medical, dental, vision, disability, life insurance, health and welfare, retirement, employment, individual consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, in each case, which are contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or individual consultant of the Company or its Subsidiaries (the “Company Employees”), other than any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Thunder Bridge copies of (i) each Company Benefit Plan and any current trust agreement or other funding instrument relating to such plan, (ii) the most recent actuarial valuation (if applicable), (iii) the most recent determination or opinion letter, if any, issued by the applicable tax authority (if applicable); and (iv) all material communications received from or sent to any Governmental Authority within the last calendar year.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Benefit Plan has been maintained, funded, established, operated and administered in material compliance with its terms and all applicable Laws. There is no material Action pending or, to the knowledge of the Company, threatened against any Company Benefit Plan (other than routine claims for benefits).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as may be required pursuant to applicable Law. No Company Benefit Plan is a defined benefit pension plan.

(e) Except as set forth in Section 7.13(e) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger will (whether alone or in connection with any subsequent event(s)) (i) result in the payment, acceleration, vesting, funding or creation of any compensatory rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Company Benefit Plan (or under any arrangement that would be a Company Benefit Plan if in effect as of the date of this Agreement) or (ii) result in severance pay or any increase in severance pay upon any termination of employment.

(f) Each Company Benefit Plan that is governed by the Laws of any jurisdiction outside of Japan or provides compensation or benefits to any current or former Company Employee (or any dependent thereof) who resides outside of Japan (each a “Foreign Benefit Plan”) is identified as such on Section 7.13(h) of the Company Disclosure Letter. With respect to each Foreign Benefit Plan, (i) such Foreign Benefit Plan has been maintained, funded and administered in compliance with applicable Laws and the requirements of such Foreign Benefit Plan’s governing documents and any applicable collective bargaining, works council or other labor agreements, (ii) such Foreign Benefit Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Benefit Plan any required determinations, if any, that such Foreign Benefit Plan is in compliance in all material respects with the applicable Laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Benefit Plan, (iii) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will create or otherwise result in any liability or funding obligation with respect to such Foreign Benefit Plan, and (iv) such Foreign Benefit Plan does not have any unfunded or underfunded liabilities not accurately accrued in accordance with applicable laws and accounting standards.

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Section 7.14 Labor Matters.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreements with a labor organization.

None of the Company Employees are represented by any labor organization or works council with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date of this Agreement, (i) there are no activities or proceedings of any labor organization to organize any of the Company Employees, and (ii) there is no, and since January 11, 2019 has been no, material labor dispute or strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries, in each case, pending or threatened.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries are in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, annual paid leaves, limitation of overtime hours, dispatched workers, deduction from wages, immigration, disability rights or benefits, equal opportunity, equal treatment for irregular employees, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, “whistle blower” rights, sexual harassment policies, employee leave issues, the proper classification of employees and independent contractors, the proper classification of employees and non-employee directors, the proper payment of overtime and minimum wage, classification of employees as exempt and non-exempt, and unemployment insurance, worker’s accident compensation insurance, health insurance, pension insurance, other mandatory insurances as applicable, and (ii) the Company and its Subsidiaries have not since March 31, 2020 committed any unfair labor practice or received written notice of any unfair labor practice complaint against it pending before a labor relations commission that remains unresolved.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid in all cases since January 11, 2019.

Section 7.15 Taxes.

(a) Since January 11, 2019, all material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b) Since January 11, 2019, all material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid.

(c) Neither the Company nor any of its Subsidiaries is currently engaged in any audit, administrative proceeding or judicial proceeding with respect to material Taxes or any settlement negotiations with respect to such audit or proceeding. Since January 11, 2019, neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(d) Within the past two years, neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(e) Neither the Company nor any of its Subsidiaries (i) has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental

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Authority that created obligations that will bind the Company or its Subsidiaries after the Closing or (iii) has, or has ever had, a permanent establishment or branch in a jurisdiction outside the country of its organization.

(f) There are no Liens with respect to material Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(g) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts (or Contracts entered into in the ordinary course of business) not primarily relating to Taxes).

(h) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts entered into in the normal course of business and not primarily relating to Taxes).

(i) The Company has not taken any action or agreed to take any action, and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Transactions from qualifying for the Intended Income Tax Treatment.

Section 7.16 Insurance. Section 7.16 of the Company Disclosure Letter sets forth a list of all material policies of property, fire and casualty, product liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof (collectively, the “Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) all of the Policies with respect to policy periods that include the date of this Agreement are in full force and effect and all premiums due and payable for such Policies have been duly paid, (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation, non-renewal or reduction in coverage or termination of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such Policies and (c) except as set forth in Section 7.16 of the Company Disclosure Letter there is no material claim by the Company or any of its Subsidiaries under any Policy. The Company and its Subsidiaries have reported to their respective insurers all material claims and circumstances known by Company and Subsidiary employees with such reporting responsibilities that would reasonably be likely to give rise to a material claim by the Company or any of its Subsidiaries under any Policy.

Section 7.17 Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as set forth in Section 7.17 of the Company Disclosure Letter: (a) as of the date of this Agreement, each of the Company and its Subsidiaries has all licenses, approvals, consents, registrations, franchises and permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 7.21), the “Permits”) and all Permits are in full force and effect and (b) none of the Company, its Subsidiaries are (i) in default or violation of such Permits or (ii) is the subject of any pending action by a Governmental Authority seeking the revocation, suspension or impairment of any Permit.

Section 7.18 Personal Property and Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, the Company or its Subsidiaries owns and has good title to or a valid leasehold, license or similar interest in each item of material tangible personal property reflected on the books of the Company and its Subsidiaries as owned by the Company or its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 7.19 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

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(b) Section 7.19(b) of the Company Disclosure Letter sets forth the address of each interest in real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”) and each Contract pursuant to which the Company or any of its Subsidiaries lease such property, except for any Contract for which the aggregate rental payments in the most recent annual period did not exceed JPY 100,000,000 (such Contracts, collectively, the “Leases”). Each Lease sets forth the entire agreement and understanding between the Company or its Subsidiaries and the other parties thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) none of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Lease in any material respect, and (b) to the knowledge of the Company, there is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or any other party thereto, so as to give rise to any acceleration of any obligation or loss of rights or any right of termination of a Lease.

Section 7.20 Intellectual Property and IT Security.

(a) Section 7.20(a) of the Company Disclosure Letter lists all Owned Intellectual Property for which applications have been filed or registrations have been obtained, whether in the United States or internationally as of the date of this Agreement (“Registered Intellectual Property”) and all material unregistered trademarks and material unregistered Software that are Owned Intellectual Property. Except as set forth in Section 7.20(a) of the Company Disclosure Letter, the Company or one of its Subsidiaries is the sole and exclusive owner of all material Owned Intellectual Property, free and clear of all Liens or similar encumbrances other than Permitted Liens, and all material Registered Intellectual Property is subsisting and in good standing, and is, to the Company’s knowledge, valid and enforceable. The Company and its Subsidiaries own or have the valid and enforceable right to use all material Company Intellectual Property, free and clear of all Liens or similar encumbrances, other than Permitted Liens, provided that this representation shall not be construed as a representation as to the non-infringement of any third-party Intellectual Property. All Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance, and renewals, and timely payment of requisite fees.

(b) No Person (including current and former founders, employees, contractors, and consultants of the Company or any of its Subsidiaries) has any right, title, or interest, directly or indirectly, in whole or in part, in any material Owned Intellectual Property. All Persons who have created any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries have executed valid and enforceable written assignments of any such Intellectual Property (and waivers of all moral rights to the Company or its Subsidiaries in the jurisdictions that recognize such rights with respect to such created Intellectual Property), or such Intellectual Property rights are owned by the Company and its Subsidiaries by operation of law. To the Company’s knowledge, no Person is in material violation of any such assignment agreements.

(c) The Company and its Subsidiaries since January 11, 2019 have taken commercially reasonable precautions consistent with prevailing industry practice to protect and preserve the secrecy and confidentiality of all (i) trade secrets, and other material confidential information that is Owned Intellectual Property, (ii) and any confidential information owned by any Person to whom the Company or any of its Subsidiaries has a confidentiality obligation. No such trade secrets or material confidential information have been disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to (x) a written agreement restricting the disclosure and use of such trade secrets and confidential information by such Person or (y) other obligations of confidentiality, such as a professional obligation of confidentiality. Except as disclosed in Section 7.20(c) of the Company Disclosure Letter, to the Company’s knowledge, all use or disclosure by the Company or any of its Subsidiaries of material confidential information owned by any third party has been pursuant to and in accordance with the terms of a written agreement between the Company or such Subsidiary and the third party, or is otherwise lawful in all material respects.

(d) Except as disclosed in Section 7.20(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has (i) licensed or escrowed any of the material Owned Intellectual Property in source code form to any party, and no such source code has been released to any party, (ii) entered into any exclusive licenses licensing any material Owned Intellectual Property to third parties or (iii) entered into any arrangements that place a Lien or similar encumbrance, other than a Permitted Lien, on its material Owned Intellectual Property.

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(e) Except as disclosed in Section 7.20(e) of the Company Disclosure Letter, since January 11, 2019, the conduct of the business of the Company and its Subsidiaries and the products and services thereof, including the manufacture, importation, use, offer for sale, sale, licensing, distribution, and other commercial exploitation of such products and services and the Company Intellectual Property, does not infringe, misappropriate or otherwise violate any Intellectual Property or right of publicity of any Person in a manner that would have a Material Adverse Effect on the Company or any of its Subsidiaries, and since January 11, 2019 have not infringed, misappropriated, or otherwise violated any Intellectual Property Rights or right of publicity of any Person in a manner that would have a Material Adverse Effect on the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken reasonable steps consistent with prevailing industry practice to ensure that the Company’s business does not infringe, and does not misappropriate or violate, any intellectual property of any other Person in any material respect. Except as disclosed in Section 7.20(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is the subject of any pending Action that either alleges a claim of infringement, misappropriation or other violation of any Intellectual Property rights or rights of publicity of any Person, or challenges the ownership, use, patenting registration, validity, or enforceability of any Owned Intellectual Property, and no such claims have been asserted or threatened in writing against the Company or any of its Subsidiaries since January 11, 2019, except for matters that have since been resolved. Since January 11, 2019, no Person has notified the Company or any of its Subsidiaries in writing that any of such Person’s Intellectual Property rights or rights of publicity are infringed, misappropriated, or otherwise violated by the Company or any of its Subsidiaries, or that the Company or any of its Subsidiaries requires a license to any of such Person’s Intellectual Property rights, except for matters that have since been resolved. Neither the Company nor any of its Subsidiaries is making any unauthorized use of any confidential information or trade secrets of any other Person in connection with the conduct of their business that would have a Material Adverse Effect on the Company or any of its Subsidiaries.

(f) To the Company’s knowledge, there is and, since January 11, 2019 has been, no material unauthorized use, disclosure, infringement, misappropriation or violation of any of the Owned Intellectual Property, including by any employee or former employee of the Company or any of its Subsidiaries. Since January 11, 2019, no written claims alleging any unauthorized use, disclosure, infringement, misappropriation, or violation of the material Owned Intellectual Property have been made against any Person by any Company or any Company Subsidiary, except for matters that have since been resolved.

(g) All material Software that is Owned Intellectual Property or Cryptocurrency Software: (i) conforms in all material respects with all specifications, representations, warranties, and other descriptions established by the Company or any of its Subsidiaries or conveyed thereby to their customers or other transferees; and (ii) is operative for its intended purpose in all material respects, and to the Company’s knowledge, is free of any material defects and does not contain any malicious code.

(h) No Person other than the Company and its Subsidiaries (or service providers working on their behalf) possesses a copy, in any form (print, electronic, or otherwise), of any material source code for any material Software that is Owned Intellectual Property, and all such source code has been maintained strictly confidential. Neither the Company nor any of its Subsidiaries has any obligation to afford any Person (other than the above persons) access to any such source code. The Company and its Subsidiaries are in possession of the material documentation and other materials relating to the material Software used in the business of the Company and its Subsidiaries that is reasonably necessary for the use and maintenance and other exploitation of such Software as used in the business of the Company and its Subsidiaries.

(i) Except as disclosed in Section 7.20(i) of the Company Disclosure Letter, no Open Source Component has been incorporated in, linked to, or otherwise used in connection with any material Software that is Owned Intellectual Property and that has been distributed in any manner that: (i) imposes a requirement that any material source code for any portion of such Software that is Owned Intellectual Property be made available in source code form, or (ii) otherwise imposes any other material limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use, distribute, or enforce any material Software that is Owned Intellectual Property in any manner. “Open Source Component” means (A) any Software that is distributed as free software or open source software, including software available under the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses, any Create Commons “ShareAlike” license, or any other license that is approved by the

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Open Source Initiative, or pursuant to open source, copyleft, or similar licensing and distribution models; and (B) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, linked to, derived from, or distributed with such Software (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) be redistributable at no or minimal charge.

(j) The Company and its Subsidiaries have not materially breached any material licenses and services contracts, including such licenses and contracts relating to the purchase of a sufficient number of license seats for all Software, with respect to IT Systems. Except as disclosed in Section 7.20(j) of the Company Disclosure Letter: (i) all material IT Systems are operational, fulfill the purposes for which they were acquired or developed, have security, back-ups, and disaster recovery arrangements in place and hardware and Software capacity, support, and maintenance, and trained personnel, which are sufficient in all material respects for the current needs of the business of the Company and its Subsidiaries and (ii) to the Company’s knowledge, all material IT Systems are free from any material defect, bug, malware, spyware or other material virus or other material programming design or documentation error or corruptant. The Company and its Subsidiaries have reasonable disaster recovery, data back-up, and security plans, procedures, and facilities and since January 11, 2019 have taken reasonable steps to safeguard the availability, security, and integrity of the IT Systems and all data and information stored thereon, including from unauthorized access and infection by material malicious code. Since January 11, 2019, the material IT Systems have not suffered any material failure that was not remedied without material liability or cost or the duty to notify any Person. The Company and its Subsidiaries take reasonable actions to protect the confidentiality, ownership, integrity and security of their material IT Systems and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties, and, except as disclosed in Section 7.20(j) of the Company Disclosure Letter, to the Company’s knowledge, since January 11, 2019 there have been no material breaches of the same that have not been corrected or remedied without material liability or cost or the duty to notify any Person.

(k) The Company is and since January 11, 2019, has been in compliance with all applicable Privacy Laws in all material respects. Except as disclosed in Section 7.20(k) of the Company Disclosure Letter, the Company, and to the Company’s knowledge, any third party Processing Personal Data on behalf of the Company, has not since January 11, 2019, experienced any material Security Breaches, and the Company is not aware of any notices or complaints from any Person regarding such a Security Breach. Since January 11, 2019, the Company has not received any written notice that it is subject to any enforcement Action by any Governmental Authority or any material Action by any other Person, in each case, that alleges the unauthorized Processing of Protected Data or non-compliance with applicable Privacy Laws, excluding for clarity, individual data deletion, “opt out” or similar privacy rights requests in the ordinary course of business. The Company maintains reasonable systems and procedures to receive and effectively respond, to the extent required by applicable Law, to complaints and individual rights requests in connection with the Company’s Processing of Personal Information, and, to the extent required by applicable Law, the Company has complied with such individual rights requests in all material respects.

(l) The Company complies with Privacy Laws in all material respects with respect to providing individuals with privacy notices, and the Company complies in all material respects with all requirements relating to data localization and the cross-border transfer of Personal Information under applicable Law.

(m) The Company has valid and legal rights, in all material respects, to Process all Protected Data that is Processed by or on behalf of the Company in connection with the use and/or operation of its products, services and business, and the execution, delivery, and performance of this Agreement will not adversely affect these rights or violate any applicable Privacy Laws in any material respect. All sales and marketing activities by the Company have since January 11, 2019 been in compliance in all material respects with all applicable Laws that require the provision of notice and obtaining of consent from potential customers to receive such sales and marketing materials. The Company has since January 11, 2019 implemented reasonable physical, technical and administrative safeguards that are compliant with applicable Privacy Laws in all material respects and consistent in all material respects with industry standards that are designed to protect Personal Information from unauthorized access by any Person.

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(n) All material Software developed by or for the Company specifically for its cryptocurrency exchange business (the “Cryptocurrency Software”) is either owned by the Company or a Subsidiary or is otherwise used pursuant to a valid license or other enforceable right (including any applicable open source software license), provided, that this representation shall not be construed as a representation as to the non-infringement of any third-party Intellectual Property. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect: (x) none of the Cryptocurrency Software used by the Company and/or its Subsidiaries is a “bootleg” version or unauthorized copy; and (y) to the knowledge of the Company, no such unauthorized software is used by the Company or any of its Subsidiaries. The Cryptocurrency Software and other information technology that is material to the operation of the businesses of the Company and/or any of its Subsidiaries as conducted as of the date of this Agreement: (i) are in satisfactory working order (apart from any that is under development) and (ii) have reasonable security, backups, disaster recovery arrangements, and hardware and software support.

Section 7.21 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) the Company and its Subsidiaries are and, except for matters which have been fully resolved, since January 11, 2019 have been, in compliance with all applicable Environmental Laws;

(b) the Company and its Subsidiaries hold all material Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted;

(c) there are no Actions pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor to the knowledge of the Company is there any reasonable basis for such claims; and

(d) there is no unresolved Governmental Order relating to any Environmental Law imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their properties, rights or assets.

Section 7.22 Absence of Changes. Since the date of the Most Recent Balance Sheet, there have not been any changes, developments, or events that has or have had a Material Adverse Effect.

Section 7.23 Brokers’ Fees. Except as set forth in Section 7.23 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their respective Affiliates for which the Company or any of the Company’s Subsidiaries has any obligation.

Section 7.24 Related Party Transactions. Except for the Contracts set forth in Section 7.24 of the Company Disclosure Letter, (a) there are no Contracts (excluding Contracts related to (i) employee compensation and other ordinary incidents of employment (including participation in Company Benefit Plans) set forth in Section 7.13(a) of the Company Disclosure Letter and (ii) equity ownership) between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company, on the other hand, and (b) none of the officers, directors, managers or Affiliates of the Company or any of its Subsidiaries owns any asset or property (intellectual, real or personal) used in and material to the business of the Company and its Subsidiaries taken as a whole, except in its capacity as a security holder of the Company.

Section 7.25 Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act, the Proxy Statement and the Proxy Statement/Registration Statement (together with any amendments or supplements thereto), shall comply in all material respects with the applicable requirements of the Securities Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in

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order to make the statements therein not misleading. On the date of any filing in accordance with Rule 424(b) of the Securities Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Thunder Bridge Shareholders, and at the time of the Special Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and shall comply in all material respects with the applicable requirements of the Securities Act; provided, however, that, notwithstanding the foregoing provisions of this Section 7.25, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement/Registration Statement that were not supplied by or on behalf of the Company for use therein.

Section 7.26 Regulatory Compliance.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Subsidiaries, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any of the Company or any of its Subsidiaries, is or has been, since January 11, 2019, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) – (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Subsidiaries, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Company or any of its Subsidiaries has, since March 31, 2020, (i) made, offered, promised, paid or received any bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clause (i) or (ii), in violation of the Anti-Corruption Laws.

(c) To the Company’s knowledge, as of the date hereof, (i) there are no pending or threatened in writing Actions, filings, Governmental Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws, Sanctions Laws or Export Control Laws by the Company, any of its Subsidiaries or any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Company or any of its Subsidiaries, and (ii) since March 31, 2020, no such Actions, filings, Governmental Orders, inquiries or governmental investigations have been threatened in writing or are pending.

(d) Since January 11, 2019, the Company has not had any material operations or business in the United States.

Section 7.27 No Additional Representations or Warranties. Except as provided in and this Article VII, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Thunder Bridge or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Thunder Bridge or its Affiliates.

Article VIII
REPRESENTATIONS AND WARRANTIES OF THUNDER BRIDGE

Except as set forth in the disclosure letter delivered by Thunder Bridge to the Company on the date of this Agreement (the “Thunder Bridge Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Thunder Bridge prior to the date hereof (excluding (i) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking

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Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (ii) any exhibits or other documents appended thereto) (and it being further acknowledged that nothing whatever disclosed anywhere in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 8.01 (Corporate Organization), Section 8.02 (Due Authorization), Section 8.06 (Financial Ability; Trust Account), Section 8.10 (Tax Matters) and Section 8.11 (Capitalization)), Thunder Bridge represents and warrants to the Company as follows:

Section 8.01 Corporate Organization. Thunder Bridge is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Governing Documents of Thunder Bridge previously delivered by Thunder Bridge to the Company are true, correct and complete and are in effect as of the date of this Agreement. Thunder Bridge is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective Governing Documents. Thunder Bridge is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a Thunder Bridge Material Adverse Effect.

Section 8.02 Due Authorization.

(a) Thunder Bridge has all requisite corporate or entity power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and, upon receipt of the Thunder Bridge Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of Thunder Bridge and, except for the Thunder Bridge Shareholder Approval, no other corporate or equivalent proceeding on the part of Thunder Bridge is necessary to authorize this Agreement or such Transaction Documents or Thunder Bridge’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Document to which Thunder Bridge is or will be a party has been or will be, duly and validly executed and delivered by Thunder Bridge and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Document to which Thunder Bridge is or will be a party, constitutes or will constitute a legal, valid and binding obligation of Thunder Bridge, enforceable against Thunder Bridge in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as adjourned or postposed, the only votes of any of Thunder Bridge Capital Stock necessary in connection with the entry into this Agreement by Thunder Bridge, the consummation of the Transactions, including the Closing, and the approval of the Thunder Bridge Shareholder Matters are as set forth in Section 8.02(b) of the Thunder Bridge Disclosure Letter (such votes, collectively, the “Thunder Bridge Shareholder Approval”).

(c) At a meeting duly called and held, the board of directors of Thunder Bridge has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Thunder Bridge Shareholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the stockholders of Thunder Bridge approval of the Transactions.

(d) To the knowledge of Thunder Bridge, the execution, delivery and performance of any Transaction Document by any party thereto, do not and will not conflict with or result in any violation of any provision of any applicable Law or Governmental Order applicable to such party or any of such party’s properties or assets.

Section 8.03 No Conflict. The execution, delivery and performance of this Agreement and any other Transaction Document to which Thunder Bridge is or will be a party by Thunder Bridge and, upon receipt of the Thunder Bridge Shareholder Approval, the consummation of the transactions contemplated hereby or by any other

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Transaction Document do not and will not (a) conflict with or violate any provision of, or result in the breach of the Thunder Bridge Organizational Documents or any organizational documents of any Subsidiaries of Thunder Bridge, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Thunder Bridge, any Subsidiaries of Thunder Bridge or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Thunder Bridge or any Subsidiaries of Thunder Bridge is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Thunder Bridge or any Subsidiaries of Thunder Bridge, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Thunder Bridge Material Adverse Effect.

Section 8.04 Litigation and Proceedings. There are no pending or, to the knowledge of Thunder Bridge, threatened in writing Actions against Thunder Bridge or any of their respective properties, rights or assets, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a Thunder Bridge Material Adverse Effect. There is no Governmental Order imposed upon or, to the knowledge of Thunder Bridge, threatened in writing against Thunder Bridge or any of their respective properties, rights or assets which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a Thunder Bridge Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon Thunder Bridge which could, individually or in the aggregate, reasonably be expected to have a Thunder Bridge Material Adverse Effect.

Section 8.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and PubCo contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Thunder Bridge with respect to Thunder Bridge’s execution, delivery and performance of this Agreement and the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for (i) applicable requirements of FEFTA and Securities Laws, (ii) the filing of the Certificate of Merger in accordance with the DGCL, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Thunder Bridge Material Adverse Effect and (iv) as otherwise disclosed in Section 8.05 of the Thunder Bridge Disclosure Letter.

Section 8.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $236.5 million invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, effective as of June 29, 2021, by and between Thunder Bridge and the Trustee on file with the SEC Reports of Thunder Bridge as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Thunder Bridge Organizational Documents and Thunder Bridge’s final prospectus dated June 29, 2021 (the “Final Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Thunder Bridge has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since June 29, 2021, Thunder Bridge has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Merger Effective Time, the obligations of Thunder Bridge to dissolve or liquidate pursuant to the Thunder Bridge Organizational Documents shall terminate, and, as of the Merger Effective Time, Thunder Bridge shall have no obligation whatsoever

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pursuant to the Thunder Bridge Organizational Documents to dissolve and liquidate the assets of Thunder Bridge by reason of the consummation of the Transactions. To Thunder Bridge’s knowledge, following the Merger Effective Time, no Thunder Bridge Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its Thunder Bridge Common Shares for redemption pursuant to the Thunder Bridge Shareholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Thunder Bridge and, to the knowledge of Thunder Bridge, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Thunder Bridge, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than Thunder Bridge Shareholders who shall have elected to redeem their Thunder Bridge Common Shares pursuant to the Thunder Bridge Shareholder Redemption or the underwriters of Thunder Bridge’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company and PubCo contained herein and the compliance by the Company and PubCo with its respective obligations hereunder, Thunder Bridge has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Thunder Bridge on the Closing Date.

(c) As of the date hereof, Thunder Bridge does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness (other than the Working Capital Loans).

(d) Except as set forth in Section 8.06(d) of the Thunder Bridge Disclosure Letter, as of the date hereof and except for the Transaction Documents and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), Thunder Bridge is not party to any Contract with any other Person that would require payments by Thunder Bridge or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract.

Section 8.07 Brokers’ Fees. Except as set forth in Section 8.07 of the Thunder Bridge Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Thunder Bridge or any of its Affiliates, including the Sponsors. Upon the payment of the fees set forth in Section 8.07 of the Thunder Bridge Disclosure Letter, no Person shall have the right to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment for any other transaction involving Thunder Bridge following the Closing.

Section 8.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Thunder Bridge has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 29, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited

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statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Thunder Bridge as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. As of the date of this Agreement, Thunder Bridge does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Thunder Bridge has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Thunder Bridge is made known to Thunder Bridge’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Thunder Bridge’s knowledge, such disclosure controls and procedures are effective in timely alerting Thunder Bridge’s principal executive officer and principal financial officer to material information required to be included in Thunder Bridge’s periodic reports required under the Exchange Act.

(c) Thunder Bridge has established and maintained a system of internal controls. To Thunder Bridge’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Thunder Bridge’s financial reporting and the preparation of Thunder Bridge’s financial statements for external purposes in accordance with GAAP.

(d) Each director and executive officer of Thunder Bridge has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by Thunder Bridge to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Thunder Bridge. Thunder Bridge has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Thunder Bridge (including any employee thereof) nor Thunder Bridge’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Thunder Bridge, (ii) any fraud, whether or not material, that involves Thunder Bridge’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Thunder Bridge or (iii) any claim or allegation regarding any of the foregoing.

(f) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Thunder Bridge, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 8.09 Business Activities.

(a) Since its incorporation, Thunder Bridge has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Thunder Bridge Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Thunder Bridge or to which Thunder Bridge is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Thunder Bridge or any acquisition of property by Thunder Bridge or the conduct of business by Thunder Bridge as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Thunder Bridge Material Adverse Effect.

(b) Thunder Bridge does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Thunder Bridge nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Section 8.09(c) of the Thunder Bridge Disclosure Letter sets forth each Contract to which Thunder Bridge is a party or otherwise bound as of the date hereof. Except for this Agreement and the agreements

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expressly contemplated hereby (including any agreements permitted by Section 10.01), Thunder Bridge is not, and at no time has been, party to any Contract with any other Person that (i) would require payments by Thunder Bridge in excess of $100,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 10.01)) or (ii) grants to any Person any non-competition, non-solicitation, no-hire or similar restrictive covenant provisions imposed on Thunder Bridge.

(d) There is no liability, debt or obligation of or claim or judgment against Thunder Bridge or any of its Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on Thunder Bridge’s condensed balance sheet as of September 30, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Thunder Bridge and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Thunder Bridge’s condensed balance sheet as of September 30, 2021 in the ordinary course of the operation of business of Thunder Bridge and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Thunder Bridge and its Subsidiaries, taken as a whole), (iii) disclosed in the Thunder Bridge Disclosure Letter or (iv) incurred in connection with or contemplated by this Agreement or the Transactions.

(e) Since June 29, 2021, (i) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a Thunder Bridge Material Adverse Effect and (ii) except as set forth in Section 8.09(e) of the Thunder Bridge Disclosure Letter, Thunder Bridge has, in all material respects, conducted its business and operated their properties in the ordinary course of business consistent with past practice.

Section 8.10 Tax Matters.

(a) All material Tax Returns required by Law to be filed by Thunder Bridge have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by Thunder Bridge have been paid.

(c) Thunder Bridge is not currently engaged in any audit, administrative proceeding or judicial proceeding with respect to material Taxes or any settlement negotiations with respect to such audit or proceeding. Thunder Bridge has not received any written notice from a Governmental Authority of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Thunder Bridge and no written request for any such waiver or extension is currently pending.

(d) Within the past two years, neither Thunder Bridge nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(e) Thunder Bridge (i) has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), (ii) has not executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind Thunder Bridge after the Closing or (iii) has not, or has not ever had, a permanent establishment or branch in a jurisdiction outside the country of its organization.

(f) There are no Liens with respect to material Taxes on any of the assets of Thunder Bridge, other than Permitted Liens.

(g) Thunder Bridge does not have any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts with persons that are not the Sponsor or its direct or indirect equityholders or their Affiliates that do not primarily relate to Taxes).

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(h) Thunder Bridge is not a party to, is bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts entered into in the normal course of business with persons that are not the Sponsor or its direct or indirect equityholders or their Affiliates and not primarily relating to Taxes).

(i) Thunder Bridge has not taken any action or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Transactions from qualifying for the Intended Income Tax Treatment.

Section 8.11 Capitalization.

(a) The authorized capital stock of Thunder Bridge consists of (i) 200,000,000 Thunder Bridge Class A Common Shares, (ii) 20,000,000 Thunder Bridge Founder Common Shares and (iii) 1,000,000 Thunder Bridge Preferred Shares, of which (A) 24,300,840 Thunder Bridge Class A Common Shares are issued and outstanding as of the date of this Agreement, (B) 5,913,195 Thunder Bridge Founder Common Shares are issued and outstanding as of the date of this Agreement and (C) no Thunder Bridge Preferred Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding Thunder Bridge Class A Common Shares, Thunder Bridge Founder Common Shares and Thunder Bridge Preferred Shares (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Thunder Bridge Capital Stock held by the Sponsor.

(b) Subject to the terms of conditions of the Warrant Agreement, the Warrants will be exercisable after giving effect to the Merger for one PubCo Ordinary Share at an exercise price of $11.50 per share. As of the date of this Agreement, 4,730,557 Public Warrants and 129,611 Private Placement Warrants are issued and outstanding. The Thunder Bridge Warrants are not exercisable until the later of (x) July 2, 2022 and (y) thirty (30) days after the Closing. All outstanding Thunder Bridge Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Thunder Bridge, enforceable against Thunder Bridge in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Thunder Bridge’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Thunder Bridge’s Governing Documents or any Contract to which Thunder Bridge is a party or otherwise bound.

(c) Except for this Agreement, the Thunder Bridge Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Thunder Bridge Capital Stock or any other equity interests of Thunder Bridge, or any other Contracts to which Thunder Bridge is a party or by which Thunder Bridge is bound obligating Thunder Bridge to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Thunder Bridge, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Thunder Bridge. Except as disclosed in the SEC Reports, the Thunder Bridge Organizational Documents or in the Sponsor Support Agreement, there are no outstanding contractual obligations of Thunder Bridge to repurchase, redeem or otherwise acquire any securities or equity interests of Thunder Bridge. There are no outstanding bonds, debentures, notes or other indebtedness of Thunder Bridge having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Thunder Bridge’s stockholders may vote. Except as disclosed in the SEC Reports, Thunder Bridge is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Thunder Bridge Capital Stock or any other equity interests of Thunder Bridge. Thunder Bridge does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, restricted

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share, phantom equity, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(d) No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of Thunder Bridge representing 15% or more of the combined voting power of the issued and outstanding securities of Thunder Bridge.

Section 8.12 Nasdaq Listing. The issued and outstanding units of Thunder Bridge, each such unit comprised of one Thunder Bridge Common Share and one-fifth of one Thunder Bridge Warrant (a “Thunder Bridge Unit”), are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market under the symbol “THCPU.” The issued and outstanding Thunder Bridge Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market under the symbol “THCP.” The issued and outstanding Thunder Bridge Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market under the symbol “THCPW.” Thunder Bridge is in compliance with the rules of the Nasdaq Global Market and there is no Action pending or, to the knowledge of Thunder Bridge, threatened against Thunder Bridge by the Nasdaq Global Market or the SEC with respect to any intention by such entity to deregister the Thunder Bridge Common Shares or Thunder Bridge Warrants or terminate the listing of Thunder Bridge Common Shares or Thunder Bridge Warrants on the Nasdaq Global Market. None of Thunder Bridge or its Affiliates has taken any action in an attempt to terminate the registration of the Thunder Bridge Common Shares or Thunder Bridge Warrants under the Exchange Act except as contemplated by this Agreement. Thunder Bridge has not received any notice from the Nasdaq Global Market or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Thunder Bridge Common Shares or Thunder Bridge Warrants from the Nasdaq Global Market or the SEC.

Section 8.13 Related Party Transactions. Except as described in the SEC Reports, to Thunder Bridge’s knowledge, there are no transactions, Contracts, side letters, arrangements or understandings between Thunder Bridge, on the one hand, and any director, officer, employee, stockholder, warrant holder, Affiliate of Thunder Bridge.

Section 8.14 Investment Company Act. Neither Thunder Bridge nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 8.15 Interest in Competitors. Thunder Bridge does not own any interest, nor does any of its Associates (as defined under the HSR Act) or Affiliates insofar as such Affiliate-owned interests would be attributed to Thunder Bridge under the HSR Act or any other antitrust Law, in any Person that derives revenues from any lines of products, services or business within any of the Company’s or any of its Subsidiaries’ lines of products, services or business.

Section 8.16 Proxy Statement and Proxy Statement/Registration Statement. When first filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Exchange Act. On the date of any filing pursuant to Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Thunder Bridge Shareholders, and at the time of the Special Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Thunder Bridge makes no representations or warranties as to the information contained in or omitted from the Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Thunder Bridge by or on behalf of the Company or PubCo specifically for inclusion in the Proxy Statement or the Proxy Statement/Registration Statement.

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Section 8.17 No Working Capital Loans. As of the date hereof, there are no Working Capital Loans outstanding.

Section 8.18 No Additional Representations or Warranties. Except as provided in and this Article VIII, neither Thunder Bridge nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company Parties or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company Parties or their Affiliates.

Article IX
COVENANTS OF THE COMPANY PARTIES

Section 9.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as required by this Agreement, required by applicable Law, contemplated by the PubCo Reorganization, set forth in Section 9.01 of the Company Disclosure Letter or consented to in writing by Thunder Bridge (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its reasonable efforts to operate its business in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19 Measures; provided that, any action taken, or omitted to be taken, that relates to, or arises out of, COVID-19 Measures shall be deemed to be in the ordinary course of business). Without limiting the generality of the foregoing, except as required by Law, required by this Agreement, contemplated by the PubCo Reorganization, set forth in Section 9.01 of the Company Disclosure Letter or consented to in writing by Thunder Bridge (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company Parties shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the Governing Documents of the Company Parties, other than changes that are not, individually or in the aggregate, material or adverse to Thunder Bridge;

(b) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of any of the Company Parties or any of the Company’s Subsidiaries, other than pursuant to the exercise of any Company Option, or (ii) issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based or voting securities of any of the Company Parties, except for the issuance of Company Options as provided for in any Company Benefit Plan;

(c) except in the ordinary course of business consistent with past practice or as required by any Company Benefit Plan or applicable Law, make any grant or promise of any severance or termination payment to any Person, except severance or termination payments in connection with the termination of any employee in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan regarding equity-based grants or compensation, or any plan, agreement, program, policy, trust, fund or other arrangement that would be such type of Company Benefit Plan if it were in existence as of the date of this Agreement, other than to amend or replace any such Company Benefit Plan in the ordinary course of business if the cost of providing benefits thereunder is not materially increased;

(d) other than in connection with its obligations under Section 11.03, make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, IFRS or regulatory guidelines;

(e) adopt or enter into a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or reorganization of the Company or its Subsidiaries;

(f) directly or indirectly acquire by merging or consolidating with, or by purchasing substantially all of the assets of, or by purchasing all of or a substantial equity securities in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity

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or Person or division thereof, in each case, that would be material to the Company and the Subsidiaries, taken as a whole, and other than in the ordinary course of business, which shall be deemed to include any such acquisitions for aggregate consideration that does not exceed JPY 1,200,000,000;

(g) issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness in excess of an aggregate amount equivalent to JPY 120,000,000 per fiscal quarter, except, in each case, in the ordinary course of business consistent with past practice, and, as to Indebtedness, except as between or among the Company and its Subsidiaries;

(h) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or enter into a new line of business, except where such restriction does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(i) enter into, assume, assign, partially or completely amend any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement, other than as required by applicable Law;

(j) take any action reasonably likely to impede the Intended Income Tax Treatment;

(k) take or omit to take any action that would result in the condition set forth in Section 9.01(k) of the Company Disclosure Letter failing to be satisfied at the Closing; provided, that nothing in this Agreement shall restrict the Company from making dividends or distributions to its shareholders so long as the condition set forth in Section 9.01(k) of the Company Disclosure Letter is satisfied at the Closing;

(l) enter into, modify in any material respect or terminate any Contract that is (or would be if entered into prior to the date of this Agreement) a Material Contract or Lease, other than in the ordinary course of business or as required by Law;

(m) sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property) of the Company, other than (A) equipment deemed by the Company in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, (B) nonexclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business, or (C) transactions among the Company and its Subsidiaries or among its Subsidiaries;

(n) settle any pending or threatened Action (1) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting the Company or a Subsidiary in a manner materially adverse to the Company or a Subsidiary or (2) to the extent such settlement involves a Government Authority or alleged criminal wrongdoing, in each case without first notifying Thunder Bridge of its intent to do so if such prior notification is legally permissible (as determined by the Company based on advice of counsel);

(o) except in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, adopt or change (or request any Governmental Authority to change) any accounting method or accounting period with respect to Taxes, file any material amended Tax Return, settle or compromise any material Tax liability or claim for a refund of any material amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any material Tax, or enter into any material Tax sharing or Tax indemnification agreement or similar agreement (excluding commercial Contracts not primarily relating to Taxes);

(p) fail to maintain in full force and effect material insurance policies covering the Company and the Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner materially detrimental to the Company and its Subsidiaries;

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(q) enter into any Related Party Transactions or amend in any material respect any existing Related Party Transactions (excluding (i) any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of the Company or its Subsidiaries in their capacity as an officer or director and (ii) any Contracts between the Company or any of its Subsidiaries, on the one hand, and Monex, on the other hand, that are entered into in the ordinary course of business); or

(r) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 9.01.

Section 9.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company Parties or any of the Company’s Subsidiaries by third parties that may be in the Company Parties’ or any of the Company’s Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company Parties would result in the loss of attorney-client privilege or other privilege from disclosure, during the Interim Period the Company Parties shall, and the Company shall cause its Subsidiaries to, afford to Thunder Bridge and its Representatives reasonable access during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Company Parties and the Company’s Subsidiaries and so long as permissible under applicable Law, to their respective properties, assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company Parties and the Company’s Subsidiaries, and shall use its and their reasonable efforts to furnish such Representatives with financial and operating data and other information concerning the business and affairs of the Company Parties and the Company’s Subsidiaries that are in the possession of the Company Parties and the Company’s Subsidiaries, in each case, as Thunder Bridge and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that Thunder Bridge shall not be permitted to perform any environmental sampling or testing at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions; provided, further, however, that remote access may be provided by the Company Parties and the Company’s Subsidiaries in lieu of physical access in response to COVID-19 to the extent reasonably necessary (1) to protect the health and safety of such officers and employees or (2) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 9.02 shall be made in a time and manner so as not to materially delay the Closing. All information obtained by Thunder Bridge and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 9.03 No Claim Against the Trust Account. Each of the Company Parties acknowledges that it has read the Final Prospectus and other SEC Reports, the Thunder Bridge Organizational Documents, and the Trust Agreement and understands that Thunder Bridge has established the Trust Account described therein for the benefit of Thunder Bridge’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of the Company Parties further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by July 2, 2023 or such later date as approved by the stockholders of Thunder Bridge to complete a Business Combination, Thunder Bridge will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, each of the Company Parties (on behalf of itself and its controlled Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Thunder Bridge or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. Notwithstanding the foregoing, this Section 9.03 shall not serve to limit or prohibit any of the Company Parties or their respective controlled Affiliates’ rights to pursue a claim against Thunder Bridge or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 14.13 for specific performance or other injunctive relief. This Section 9.03 shall survive the termination of this Agreement for any reason.

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Section 9.04 PubCo Shareholder Approval; Merger Sub Shareholder Approval.

(a) Prior to Closing, the Company shall (i) obtain and deliver to Thunder Bridge, the PubCo Shareholder Approval, (A) in the form of a written consent executed by Monex (pursuant to the Company Support Agreement) and (B) in accordance with the terms and subject to the conditions of PubCo’s Governing Documents and (ii) take all other action necessary or advisable to secure the PubCo Shareholder Approval.

(b) Prior to Closing, PubCo, as the sole shareholder of Merger Sub, shall deliver to Thunder Bridge the Merger Sub Shareholder Approval, (A) in the form of a written consent executed by PubCo (pursuant to the Company Support Agreement) and (B) in accordance with the terms and subject to the conditions of Merger Sub’s Governing Documents.

Section 9.05 Indemnification and Insurance.

(a) PubCo agrees that all rights provided in the Governing Documents of Thunder Bridge or in any other agreement to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time (including in respect of any matters arising in connection with this Agreement and the Transactions) in favor of each Person who at the Merger Effective Time is, or at any time prior to the Merger Effective Time was, a director or officer of Thunder Bridge (each, a “D&O Indemnitee”) shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Merger Effective Time.

(b) Prior to the Closing, Thunder Bridge may cause coverage to be extended under Thunder Bridge’s current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time (“D&O Tail”).

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 9.05 shall not be terminated or modified in such a manner as to materially and adversely affect any D&O Indemnitee to whom this Section 9.05 applies without the consent of the affected D&O Indemnitee. In the event that PubCo, Thunder Bridge or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of PubCo or Thunder Bridge, as the case may be, shall succeed to the obligations set forth in this Section 9.05.

Section 9.06 PubCo Nasdaq Listing. From the date hereof through the Closing, PubCo shall prepare and submit to the Nasdaq Global Market a listing application, if required under the Nasdaq Global Market rules, covering the PubCo Ordinary Shares and warrants to be issued in connection with the Transactions, and shall obtain approval for the listing of such PubCo Ordinary Shares and warrants, and Thunder Bridge shall reasonably cooperate with PubCo with respect to such listing.

Section 9.07 Incentive Equity Plan. Prior to the Closing Date, PubCo shall approve, and subject to approval of PubCo’s general meeting, adopt, a management incentive equity plan that reserves for issuance thereunder an aggregate number of PubCo Ordinary Shares equal to 7% of the outstanding PubCo Ordinary Shares immediately following the Merger Effective Time and otherwise has such terms as shall mutually be agreed by the Company and Thunder Bridge (the “Incentive Equity Plan”). As soon as practicable in accordance with applicable Law after the Merger Effective Time, PubCo shall file an effective registration statement on Form S-8 (or other applicable form) with respect to PubCo Ordinary Shares issuable under the Incentive Equity Plan, and PubCo shall use reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

Section 9.08 Financial Information. In the event that Closing occurs after June 30, 2022, the Company shall use its commercially reasonable efforts to deliver to Thunder Bridge by no later than July 25, 2022, audited consolidated financial statements of the Company and its Subsidiaries (including, in each case, any related notes thereto), consisting of the audited consolidated statement of financial position of the Company and its Subsidiaries as

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of March 31, 2022 and the related audited consolidated statement of profit or loss and other comprehensive income, cash flows and changes in equity for the year then ended, each audited by a PCAOB qualified auditor in accordance with IFRS and PCAOB standards, together with the auditor’s report thereon.

Article X
COVENANTS OF THUNDER BRIDGE

Section 10.01 Conduct of Thunder Bridge During the Interim Period.

(a) During the Interim Period, except as set forth in Section 10.01 of the Thunder Bridge Disclosure Letter, as required by this Agreement, as required by applicable Law (including COVID-19 Measures), or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of as (i), (ii), (iv), (vi) and (vii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), Thunder Bridge shall not, and shall cause each of its Subsidiaries not to:

(i) change, modify, supplement, restate or amend the Trust Agreement or the Thunder Bridge Organizational Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Thunder Bridge; (B) split, combine or reclassify any capital stock of, or other equity interests in, Thunder Bridge; or (C) other than in connection with the Thunder Bridge Shareholder Redemption or as otherwise required by Thunder Bridge’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Thunder Bridge;

(iii) except in the ordinary course of business consistent with past practice, make, change or revoke any Tax election, adopt or change (or request any Governmental Authority to change) any accounting method or accounting period with respect to Taxes, file any amended Tax Return, settle or compromise any Tax liability or claim for a refund of any amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any Tax, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding commercial Contracts not primarily relating to Taxes);

(iv) enter into, renew, modify, supplement or amend any transaction or Contract with an Affiliate of Thunder Bridge (including, for the avoidance of doubt, the Sponsor, and, where applicable, (x) anyone related by blood, marriage or adoption to the Sponsor or (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater), other than Working Capital Loans;

(v) waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than Working Capital Loans not exceeding $1,500,000 in the aggregate;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Thunder Bridge or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) issuance of Thunder Bridge Common Shares in connection with the exercise of any Thunder Bridge Warrants outstanding on the date hereof or (y) issuance of Thunder Bridge Common Shares at not less than $10 per share on the terms set forth in the Subscription Agreements or (B) amend, modify or waive any of the terms or rights set forth in, any Thunder Bridge Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

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(viii) enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 10.01.

(b) During the Interim Period, Thunder Bridge shall, and shall cause its Affiliates, including Sponsor, to comply with, and continue performing under, as applicable, the Thunder Bridge Organizational Documents, the Trust Agreement, the Transaction Documents and all other agreements or Contracts to which Thunder Bridge or its Subsidiaries may be a party.

Section 10.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Thunder Bridge or its Subsidiaries by third parties that may be in Thunder Bridge’s or its Subsidiaries’ possession from time to time, and except for any information which on the advice of legal counsel of Thunder Bridge would result in the loss of attorney-client privilege or other privilege from disclosure, Thunder Bridge shall, and shall cause its Subsidiaries to, afford to the Company Parties, their Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operations of Thunder Bridge and its Subsidiaries and so long as permissible under applicable Law to their respective properties and assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Thunder Bridge and its Subsidiaries, and shall use its and their reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the business and affairs of Thunder Bridge and its Subsidiaries that are in the possession of Thunder Bridge or its Subsidiaries, in each case as the Company Parties and their Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that remote access may be provided by Thunder Bridge lieu of physical access in response to COVID-19 to the extent reasonably necessary (a) to protect the health and safety of such officers and employees or (b) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 10.02, shall be made in a time and manner so as not to materially delay the Closing. All information obtained by the Company Parties, their Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Merger Effective Time.

Section 10.03 Thunder Bridge Nasdaq Listing. From the date hereof until the Closing, Thunder Bridge shall use reasonable efforts to ensure Thunder Bridge remains listed as a public company on, and for shares of Thunder Bridge Common Shares and Thunder Bridge Warrants (but, in the case of Thunder Bridge Warrants, only to the extent issued as of the date hereof) to be listed on, the Nasdaq Global Market.

Section 10.04 Thunder Bridge Public Filings. From the date hereof through the effective date of the Registration Statement, Thunder Bridge shall use reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 10.05 Section 16 Matters. Prior to the Merger Effective Time, Thunder Bridge shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Thunder Bridge Common Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Thunder Bridge to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 10.06 Qualification as an Emerging Growth Company. Thunder Bridge shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause Thunder Bridge to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

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Section 10.07 Shareholder Litigation. In the event that any litigation related to this Agreement, the other Transaction Documents or any or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Thunder Bridge, threatened in writing, against Thunder Bridge or the Board of Directors of Thunder Bridge by any Thunder Bridge Shareholders prior to the Closing, Thunder Bridge shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Thunder Bridge shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give good faith consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company.

Section 10.08 FIRPTA. On or before the Closing Date, Thunder Bridge shall provide PubCo with a duly executed certificate meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3).

Article XI
JOINT COVENANTS

Section 11.01 FEFTA and Approvals.

(a) The Parties shall make all filings required by the antitrust, competition, and foreign investment Laws, including advance notification with the Minister of Finance of Japan and the Minister of Economy, Trade and Industry of Japan and any other filings required under FEFTA, as soon as reasonably practicable after the date of this Agreement. The Parties shall notify the Governmental Authorities set forth on Section 11.01 of the Company Disclosure Letter of the Transactions and consult with such Governmental Authorities to confirm that no relevant Governmental Authorities oppose the Transactions, as soon as reasonably practicable after the date of this Agreement. Except as may be restricted by applicable Law, (i) the Parties shall cooperate with each other with respect to the obtaining of information needed for the preparation of the advance notification required to be filed pursuant to FEFTA and any other filings required to be filed pursuant to the applicable Law of any other jurisdiction by any of the Parties in connection with the Transactions, (ii) the Parties shall use reasonable best efforts and shall cooperate in responding to any written or oral requests from Governmental Authorities for additional information or documentary evidence, and (iii) the Parties shall, at the earliest practicable date, (x) comply with any formal or informal request for additional information or documentary material from Governmental Authorities, and (y) cooperate and shall provide notice and opportunity to consult regarding all meetings with Governmental Authorities, whether in person or telephonic, and regarding all written communications with Governmental Authorities, in each case in connection with the Transactions. The Parties agree to request shortening of the waiting period prescribed by the FEFTA. Subject to applicable Law, each Party shall promptly notify the other Parties hereto of any written communication made to or received by a Party, as the case may be, from any Governmental Authority regarding any of the Transactions, and, subject to applicable Law, permit the other Parties to review in advance any proposed written communication to any such Governmental Authority and incorporate the other Parties’ reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives, on one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the Transactions.

(b) Each Party shall, and shall cause its Affiliates to, cooperate in good faith with each Governmental Authority and take promptly any and all reasonable action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date). In furtherance and not in limitation of the foregoing, the Parties shall, and shall cause their respective controlled Affiliates to take any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Governmental Authority to the Transactions the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting or agreeing to a Governmental Order or other agreement providing for (A) the licensing or other limitations or restrictions on, particular

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assets, or categories of assets of any Party or (B) the amendment or assignment of existing relationships and contractual rights and obligations of such Party and (ii) promptly effecting the licensing or holding separate of assets or lines of business or the amendment or assignment of existing relationships and contractual rights, in each case, of such Party, at such time as may be necessary to permit the lawful consummating of the Transactions on or prior to the Termination Date. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, cooperate in all reasonable respects with each other. Such Party shall use its reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding anything to the contrary in this Section 11.01, nothing in this Section 11.01 or elsewhere in this Agreement shall require or obligate Monex or the Company, and Thunder Bridge and the Company shall not, without prior written consent of Monex, agree, propose, commit to, or effect, or otherwise be required, by consent decree, hold separate, or otherwise, any sale, divestiture, hold separate, or any other action otherwise limiting the freedom of action in any respect with respect to any businesses, products, rights, services, licenses, assets, or interest therein, of (i) Monex or any Affiliate or (ii) the Company or any its Affiliates or subsidiaries, or any interests therein.

Section 11.02 Support of Transaction. Without limiting any covenant contained in Article IX or Article X, including the obligations of each Party with respect to the notifications, filings, reaffirmations and applications described in Section 11.01, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 11.02, each Party shall, and shall each cause its respective Subsidiaries to: (a) use reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use reasonable efforts to obtain all material consents and approvals of third parties that any of the Parties or their respective Affiliates are required to obtain in order to consummate the Transactions; provided, that, to the extent agreed to by Thunder Bridge, the Company shall not be required to seek any such required consents or approvals of third-party counterparties to Material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article XII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall any Party or any of the Company’s Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

Section 11.03 Proxy Statement/Registration Statement; Thunder Bridge Special Meeting.

(a) Registration Statement and Prospectus.

(i) As promptly as reasonably practicable following the execution and delivery of this Agreement, (x) PubCo, Thunder Bridge and the Company shall, in accordance with this Section 11.03(a), jointly prepare and PubCo and Thunder Bridge, as applicable, shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Thunder Bridge Shareholders relating to the Special Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) PubCo and the Company shall prepare (with Thunder Bridge’s reasonable cooperation, and Thunder Bridge shall cause its Representatives to cooperate) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the PubCo Ordinary Shares that constitute the Closing Thunder Bridge Share Consideration (the “Registration Statement Securities”). Each of PubCo, Thunder Bridge and the Company shall use its reasonable efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate

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the Transactions. PubCo and the Company also agree to use their reasonable efforts to obtain all necessary state Securities Law or “Blue Sky” Permits required to carry out the Transactions, and Thunder Bridge shall furnish all information concerning Thunder Bridge or the Sponsor as may be reasonably requested in connection with any such action. Each of PubCo, Thunder Bridge and the Company agrees to furnish to each other Party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of PubCo, Thunder Bridge, the Company or their respective Subsidiaries to any regulatory authority (including the Nasdaq Global Market) in connection with the Merger and the other Transactions (the “Offer Documents”). Thunder Bridge will cause the Proxy Statement/Registration Statement to be mailed to the Thunder Bridge Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, PubCo will advise Thunder Bridge, reasonably promptly after PubCo receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the PubCo Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, Thunder Bridge and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and PubCo shall give reasonable and good faith consideration to and reflect any comments made by Thunder Bridge and its counsel. To the extent not prohibited by Law, PubCo shall provide Thunder Bridge and its counsel with (A) any comments or other communications, whether written or oral, that PubCo or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of PubCo to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

(iii) Each of PubCo, Thunder Bridge and the Company shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Thunder Bridge Shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Merger Effective Time any information relating to PubCo, the Company, Thunder Bridge or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by PubCo, the Company or Thunder Bridge, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Thunder Bridge Shareholders.

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(v) Thunder Bridge Special Meeting. Thunder Bridge shall, prior to or (if impracticable to do so prior to such effectiveness) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date (which date shall be mutually agreed with the Company, acting reasonably) for, and, as promptly as practicable after such effectiveness, give notice of and duly call a meeting of the Thunder Bridge Shareholders (the “Special Meeting”), which meeting shall be held not more than thirty (30) days after the date on which the Registration Statement is declared effective (or such longer period to which the Company may consent), for the purpose of, among other things: (A) providing Thunder Bridge Shareholders with the opportunity to redeem shares of Thunder Bridge Common Shares by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “Thunder Bridge Shareholder Redemption”) and (B) soliciting proxies from holders of Thunder Bridge Common Shares to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions (including the Merger); (2) any other proposals as either the SEC or the Nasdaq Global Market (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, or any other proposals the Parties agree are necessary or desirable to consummate the Transactions; (3) adoption and approval of any other proposals as reasonably agreed by Thunder Bridge and the Company to be necessary or appropriate in connection with the Transactions; and (4) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “Thunder Bridge Shareholder Matters”). Thunder Bridge shall include the Thunder Bridge Board Recommendation in the Proxy Statement. Notwithstanding the foregoing, if at any time prior to, but not after, obtaining approval of the Thunder Bridge Shareholder Matters the board of directors of Thunder Bridge determines that a Material Adverse Effect has occurred, the board of directors of Thunder Bridge may change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Thunder Bridge Board Recommendation to the extent required, upon advice of external counsel, in order to comply with fiduciary duties under applicable Law (together with any change, withdrawal, withholding, qualification or modification of its recommendation to the Thunder Bridge Shareholders described in the Recitals hereto, a “Change in Recommendation”). To the fullest extent permitted by applicable Law, (A) Thunder Bridge agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking the Thunder Bridge Shareholder Approval shall not be affected by any Change in Recommendation or other intervening event or circumstance, (B) Thunder Bridge agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval the Thunder Bridge Shareholders the Thunder Bridge Shareholder Matters, in each case in accordance with this Agreement, regardless of any Change in Recommendation or other intervening event or circumstance, and (C) Thunder Bridge agrees that if the Thunder Bridge Shareholder Approval shall not have been obtained at any such Special Meeting, then Thunder Bridge shall promptly continue to take all such reasonable and necessary actions, including the actions required by this Section 11.03(a)(v), and hold additional Special Meetings in order to obtain such approval. Thunder Bridge may only postpone or adjourn the Special Meeting (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall postpone or adjourn): (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Thunder Bridge has determined in good faith after consultation with outside legal counsel is required by applicable Law is disclosed to Thunder Bridge Shareholders and for such supplement or amendment to be promptly disseminated to Thunder Bridge Shareholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Thunder Bridge Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining the Thunder Bridge Shareholder Approval; or (iv) only with the prior written consent of the Company, for purposes of satisfying the condition set forth in Section 12.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the

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beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 11.04 Exclusivity.

(a) During the Interim Period, the Company Parties shall not take, and it shall direct their Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than Thunder Bridge or any of its Affiliates or Representatives) concerning any merger, recapitalization or similar business combination transaction, or any sale of substantially all of the assets involving the Company and its Subsidiaries, taken as a whole (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”) or (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 11.04(a). The Company Parties shall, and shall direct their Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, Thunder Bridge shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than the Company Parties, their shareholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company Parties, their shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 11.04(b). Thunder Bridge shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 11.05 Third Party Financing. In the event that the Company Parties and Thunder Bridge agree to raise third party financing for purposes of consummating the Transactions, Thunder Bridge and the Company Parties shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with raising such third party financing (including having the Company’s senior management participate in investor meetings and roadshows as reasonably requested by Thunder Bridge, and the preparation of materials reasonably necessary in connection therewith), and keep each other and their respective Representatives informed of the status of any and all discussions pertaining to any such third party financing. The terms and conditions of any agreement relating to such third party financing shall (i) be subject to the prior written approval of the Company and Thunder Bridge, (ii) provide that such third party financing is subject only to customary closing conditions and (iii) provide that the Company will be a third-party beneficiary of, and entitled to enforce, such agreements.

Section 11.06 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, Thunder Bridge shall pay all transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes incurred in connection with the Transactions (collectively “Transfer Taxes”). Thunder Bridge shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the applicable Parties will join in the execution of any such Tax Returns.

(b) The Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a change in applicable Law after the date hereof or a final “determination” within the meaning of Section 1313(a)(1) of the Code.

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Each of the Parties agrees to (x) promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority, and (y) cooperate with each other and their respective counsel to document and provide factual support for the Intended Income Tax Treatment, including by reasonably cooperating to provide factual support letters.

(c) No Party shall take or cause to be taken any action, or fail to take or cause to be failed to be taken any action, which action or failure to act would reasonably be expected to prevent the Transactions from so qualifying for the Intended Income Tax Treatment. Both prior to and following the Merger Effective Time, each of the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, use their reasonable best efforts to cause the Merger to qualify for the Intended Income Tax Treatment.

(d) The Company Parties and Thunder Bridge hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

Section 11.07 Confidentiality; Publicity.

(a) Thunder Bridge acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated hereby and thereby. The Company acknowledges that, in connection with any third party financing for purposes of consummating the Transactions, Thunder Bridge shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to prospective investors, which information may include Evaluation Material (as defined in the Confidentiality Agreement); provided, that, Thunder Bridge provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof (such consent not to be unreasonably withheld, conditioned or delayed).

(b) The Parties shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Thunder Bridge, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case such Party, as applicable, shall use its reasonable efforts to obtain such consent with respect to such announcement or communication with the relevant Party, prior to announcement or issuance; and (ii) subject to this Section 11.07, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential, without the consent of any other Party; and provided, further, that subject to Section 9.02 and this Section 11.07, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in the foregoing in this Section 11.07(b) (a) public announcements and communications that are consistent with public announcements and communications previously approved pursuant to this Section 11.07(b) shall not require approval by either Party, and (b) subject to compliance with Section 11.07(a), communications by the Company with its customers, employees and other existing or prospective business relationships will not be considered public announcements or communications for purposes of this Section 11.07(b); provided, further, that notwithstanding anything to the contrary in this Section 11.07(b), nothing herein shall modify or affect Thunder Bridge’s obligations pursuant to Section 11.03.

(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form mutually agreed by the Company and Thunder Bridge prior to the execution of this Agreement, and such initial press release shall be released as promptly as practicable after the execution of this Agreement.

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Section 11.08 PubCo Board of Directors and Committees. The Parties shall take all actions necessary to ensure that immediately following the Closing, the PubCo board of directors will consist of nine (9) individuals, two (2) of which will be appointed upon a nomination by Sponsor, five (5) of which shall be appointed upon a nomination by Monex, and two (2) of which shall be mutually agreed to by the Sponsor and Monex. At least three (3) of the members of the board of directors shall qualify as independent under Nasdaq requirements and PubCo shall strive for the majority of the non-executive directors on its board to qualify as independent directors under the Dutch Corporate Governance Code. The PubCo board of directors will decide board committee memberships. At or prior to the Closing, PubCo will provide each director of PubCo with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, acting reasonably.

Section 11.09 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Article XII
CONDITIONS TO OBLIGATIONS

Section 12.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Company, on behalf of the Company Parties, and Thunder Bridge:

(a) Governmental Approvals. The applicable waiting period(s) under FEFTA in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of a Governmental Authority) shall have expired or been terminated. No Governmental Authority having the power to regulate the Company shall have opposed, and failed to withdraw its opposition to, the Transactions.

(b) No Prohibition. There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Transactions.

(c) Net Tangible Assets. Thunder Bridge shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Thunder Bridge Shareholder Redemption and receipt of any Sponsor Investment proceeds and proceeds from any third party financing.

(d) Thunder Bridge Shareholder Approval. The Thunder Bridge Shareholder Approval shall have been duly obtained in accordance with the DGCL, the Thunder Bridge Organizational Documents and the rules and regulations of the Nasdaq Global Market.

(e) PubCo Shareholder Approval. The PubCo Shareholder Approval shall have been duly obtained in accordance with the applicable Law and PubCo’s Governing Documents.

(f) Merger Sub Shareholder Approval. The Merger Sub Shareholder Approval shall have been duly obtained in accordance with the DGCL and Merger Sub’s Governing Documents.

(g) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(h) Listing Approval. The PubCo Ordinary Shares to be issued in connection with the Merger and the other Transactions shall have been approved for listing on the Nasdaq Global Market.

(i) PubCo Reorganization. The PubCo Reorganization shall have been consummated.

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Section 12.02 Additional Conditions to Obligations of Thunder Bridge. The obligations of Thunder Bridge to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Thunder Bridge:

(a) Representations and Warranties.

(i) The representations and warranties of PubCo contained in the first through fourth sentences of Section 6.01 (Corporate Organization of PubCo, HoldCo and Merger Sub), and Section 6.02 (Due Authorization), and the representations and warranties of Company contained in the first and second sentences of Section 7.01 (Corporate Organization of the Company), and Section 7.03 (Due Authorization) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 6.05 (Current Capitalization), Section 7.06 (Current Capitalization), and Section 7.22 (Absence of Changes) shall be true and correct in all respects as of the Closing Date.

(iii) The representations and warranties of the Company contained in Article VII (other than the Specified Representations and the representations and warranties of the Company contained in Section 7.22), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to imminently result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to Thunder Bridge a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 12.02(a) and Section 12.02(b) have been fulfilled.

(d) Lock-up Agreements. Thunder Bridge shall have received duly executed Lock-up Agreements from each of the Company Shareholders other than Monex.

Section 12.03 Additional Conditions to the Obligations of the Company Parties. The obligation of the Company Parties to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company, on behalf of the Company Parties:

(a) Representations and Warranties.

(i) The representations and warranties of Thunder Bridge contained in the first and second sentences of Section 8.01 (Corporate Organization), and Section 8.02 (Due Authorization) (collectively, the “Thunder Bridge Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Thunder Bridge Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of Thunder Bridge contained in Section 8.09(e) (Business Activities) and Section 8.11 (Capitalization) shall be true and correct in all respects as of the Closing Date.

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(iii) The representations and warranties of Thunder Bridge contained in Article VIII (other than the Thunder Bridge Specified Representations and the representations and warranties of Thunder Bridge contained in Section 8.09(e)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Thunder Bridge Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to imminently result in, a Thunder Bridge Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of Thunder Bridge in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Available Closing Thunder Bridge Cash. The Available Closing Thunder Bridge Cash shall not be less than one hundred million U.S. dollars ($100,000,000).

(d) Officer’s Certificate. Thunder Bridge shall have delivered to the Company a certificate signed by an officer of Thunder Bridge, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 12.03(a), Section 12.03(b) and Section 12.03(c) have been fulfilled.

Section 12.04 Frustration of Conditions. None of Thunder Bridge or the Company Parties may rely on the failure of any condition set forth in this Article XII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 11.01.

Article XIII
TERMINATION/EFFECTIVENESS

Section 13.01 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and Thunder Bridge;

(b) prior to the Closing, by written notice to the Company from Thunder Bridge if (i) there is any breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of a Company Party, such that the conditions specified in Section 12.02(a) or Section 12.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by a Company Party through the exercise of its reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Thunder Bridge provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Thunder Bridge of such breach, but only as long as a Company Party continues to use its reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before July 2, 2023 (the “Termination Date”); or (iii) the consummation of the Merger is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; provided, that, the right to terminate this Agreement under subsection (i) or (ii) shall not be available if Thunder Bridge’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to Thunder Bridge from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Thunder Bridge set forth in this Agreement, such that the conditions specified in Section 12.03(a) or Section 12.03(b) would not be satisfied at the Closing (a “Terminating Thunder Bridge Breach”), except that, if any such Terminating Thunder Bridge Breach is curable by Thunder Bridge through the exercise of its reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Thunder Bridge of notice from the Company of such breach, but only as long as Thunder Bridge continues to exercise such reasonable efforts to cure such Terminating Thunder Bridge Breach (the “Thunder Bridge

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Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Thunder Bridge Breach is not cured within the Thunder Bridge Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d) by written notice from the Company to Thunder Bridge if the Special Meeting has been held, Thunder Bridge Shareholders have duly voted, and the Thunder Bridge Shareholder Approval has not been obtained (subject to any adjournment, postponement or recess of the meeting); or

(e) by written notice from the Company or Thunder Bridge, on the one hand, to Thunder Bridge or the Company, respectively, on the other hand, if the Closing has not occurred on or before the ninetieth (90th) day after the date on which the Registration Statement is declared effective and the condition set forth in Section 12.03(c) shall have not been satisfied as of such date, but all of the other conditions to the Closing set forth in Article XII, other than those conditions that by their nature are to be satisfied by actions taken at the Closing and, if applicable, any of the conditions set forth in Section 12.01(c) and Section 12.01(d), have been satisfied or validly waived on or before such date.

Section 13.02 Effect of Termination. Except as otherwise set forth in this Section 13.02 or Section 14.13, in the event of the termination of this Agreement pursuant to Section 13.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 9.03 (No Claim Against the Trust Account), Section 11.07 (Confidentiality; Publicity), this Section 13.02 (Effect of Termination) and Article XIV (Miscellaneous) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XIV
MISCELLANEOUS

Section 14.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 14.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 14.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Thunder Bridge to:

Thunder Bridge Capital Partners IV, Inc.
9912 Georgetown Pike, Suite D203
Great Falls, VA 22066
Attn: Gary Simanson, Chief Executive Officer
E-mail: gsimanson@thunderbridge.us

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Ave, NW, Suite 900
Washington, DC 20001
Attn: Jon Talcott and Peter Strand
E-mail: jon.talcott@nelsonmullins.com and peter.strand@nelsonmullins.com

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(b) If to the Company Parties (or the Surviving Corporation), to:

Coincheck, Inc.
E Space Tower, 12F
3-6, Maruyamacho
Shibuya-ku, Tokyo 150-0044
Attn: Satoshi Hasuo
E-mail: satoshi.hasuo@coincheck.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
Ark Hills Sengokuyama Mori Tower, 41F
9-10, Roppongi 1-chome
Minato-ku, Tokyo 106-0032, Japan
Attention: Alan Cannon
Email: acannon@stblaw.com

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017, United States
Attention: Patrick Naughton
Email: pnaughton@stblaw.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 14.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the Company and Thunder Bridge; provided, that any Company Party may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of such Company Party so long as such Company Party remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 14.03 shall be null and void, ab initio.

Section 14.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of PubCo and Thunder Bridge (and their successors, heirs and Representatives) and each of the D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 9.05 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 14.14 and Section 14.15.

Section 14.05 Expenses. Except as otherwise provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement, the other Transaction Documents and the transactions herein and therein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing occurs, then the Outstanding Company Expenses and Outstanding Thunder Bridge Expenses shall be paid or reimbursed by the Company.

Section 14.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws or statute of limitations of another jurisdiction.

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Section 14.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 14.08 Schedules and Exhibits. The Disclosure Letters and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Disclosure Letters and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Disclosure Letters with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply to the extent the relevance of such disclosure is reasonably apparent in such Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes.

Section 14.09 Entire Agreement. This Agreement (together with the Disclosure Letters and Exhibits to this Agreement and the other Transaction Documents) and that certain Non-Disclosure Agreement, dated as of September 29, 2021, by and between the Company and Thunder Bridge (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement, the other Transaction Documents and the Confidentiality Agreement.

Section 14.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 13.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 14.10.

Section 14.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 14.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 14.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any other Transaction Document in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any other Transaction Document and to enforce specifically the terms and provisions hereof and thereof, without proof of

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damages, prior to the valid termination of this Agreement in accordance with Section 13.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Document, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any other Transaction Document and to enforce specifically the terms and provisions of this Agreement or any other Transaction Document in accordance with this Section 14.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 14.14 Non-Recourse. Subject in all respects to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company Parties or Thunder Bridge under this Agreement or for any claim based on, arising out of, or related to this Agreement or the Transactions, and each Party hereby waives and releases all claims, causes of actions and liabilities related thereto. Notwithstanding the foregoing, nothing in this Section 14.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Document for any claim based on, in respect of or by reason of such rights or obligations.

Section 14.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each shall terminate and expire upon the occurrence of the Merger Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XIV. Nothing herein is intended to limit any Party’s liability for such Party’s Fraud.

Section 14.16 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the PubCo Representations constitute the sole and exclusive representations and warranties of PubCo in connection with the Transactions; (iii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iv) the Thunder Bridge Representations constitute the sole and exclusive representations and warranties of Thunder Bridge in connection with the Transactions; (v) except for the PubCo Representations by PubCo, the Company Representations by the Company and the Thunder Bridge Representations by Thunder Bridge, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,”

Annex A-63

management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (vi) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the PubCo Representations by PubCo, the Company Representations by the Company and the Thunder Bridge Representations by Thunder Bridge. The foregoing does not limit any rights of any Party pursuant to any other Transaction Document against any other Party pursuant to such Transaction Document to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Thunder Bridge understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except for the PubCo Representations by PubCo and the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 12.02(c), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 14.16(a) shall relieve any Party of liability in the case of Fraud committed by such Party.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Disclosure Letters, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 14.16. Notwithstanding anything herein to the contrary, nothing in this Section 14.16(b) shall preclude any Party from seeking any remedy for Fraud by a Party. Each Party shall have the right to enforce this Section 14.16 on behalf of any Person that would be benefitted or protected by this Section 14.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 14.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the Transactions, including any other Transaction Document.

[Signature pages follow.]

Annex A-64

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
By:	/s/ Gary A. Simanson
Name:	Gary A. Simanson
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex A-65

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

COINCHECK GROUP B.V.
By:	/s/ Akira Inoue
Name:	Akira Inoue
Title:	Managing Director
M1 CO G.K.
By:	/s/ Akira Inoue
Name:	Akira Inoue
Title:	Executive Manager
COINCHECK MERGER SUB, INC.
By:	/s/ Akira Inoue
Name:	Akira Inoue
Title:	President & Secretary
COINCHECK, INC.
By:	/s/ Satoshi Hasuo
Name:	Satoshi Hasuo
Title:	Representative Director & President

[Signature Page to Business Combination Agreement]

Annex A-66

Annex A-I

AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), is entered into as of May 31, 2023, by and among Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (“Thunder Bridge”), Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“PubCo”), M1 Co G.K., a Japanese limited liability company (godo kaisha) (“HoldCo”), Coincheck Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha) (the “Company”). Thunder Bridge, PubCo, HoldCo, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Unless otherwise specified, capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of March 22, 2022 (the “Agreement”);

WHEREAS, Thunder Bridge intends to seek the approval of the Thunder Bridge Shareholders to amend the Certificate of Incorporation to extend the Deadline Date (as used herein, such term shall have the meaning set forth in the Certificate of Incorporation) for an additional twelve (12) months (the “Deadline Date Amendment”);

WHEREAS, pursuant to Section 14.10 of the Agreement, the Agreement may be amended only by a duly authorized agreement in writing executed in the same manner as the Agreement and which makes reference to the Agreement; and

WHEREAS, subject to the approval by the Thunder Bridge Shareholders of the Deadline Date Amendment prior to the Deadline Date, the Parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth in this Amendment, and intending to be legally bound, the Parties hereby agree as follows:

Amendments. Upon approval by the Thunder Bridge Shareholders of the Deadline Date Amendment prior to the Deadline Date, the Agreement shall be automatically amended as follows:

The definition of “Available Closing Thunder Bridge Cash” in Section 1.01 of the Agreement shall be deleted in its entirety and replaced with the following:

“ “Available Closing Thunder Bridge Cash” means an amount equal to (i) all amounts in the Trust Account (after reduction for (x) the aggregate amount of payments required to be made in connection with the Thunder Bridge Shareholder Redemption, and (y) the aggregate amount of payments required to be made in connection with any Thunder Bridge Shareholders tendering Thunder Bridge Common Shares for redemption in connection with any amendment of the Certificate of Incorporation to amend the “Deadline Date” set forth therein (the “Thunder Bridge Shareholder Early Redemption”), as applicable), plus (ii) the aggregate amount of cash that has been funded to and remains with Thunder Bridge pursuant to any Sponsor Investment and any third party financing minus (iii) the Payoff Amount, if any, but solely to the extent that the Thunder Bridge Indebtedness in respect thereof was not used to pay documented fees, costs and expenses of Thunder Bridge incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents, the performance and compliance with all Transaction Documents and conditions contained herein to be performed or complied with by Thunder Bridge at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Thunder Bridge.”

The definition of “Registration Statement” in Section 1.01 of the Agreement shall be amended by replacing the words “the Company” with “PubCo”.

Section 5.02(b) of the Agreement shall be amended by replacing the words “employed by the Company” with “employed by any of the Company Parties or Monex”.

Annex A-I-1

The sixth sentence of Section 8.06(a) of the Agreement shall be deleted in its entirety and replaced with the following.

“Since June 29, 2021, Thunder Bridge has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement and the aggregate amount of payments required to be made in connection with Thunder Bridge Shareholder Early Redemption).”

Section 12.01 of the Agreement shall be amended by replacing the words “by the Company” with “by PubCo”.

Section 13.01(b) of the Agreement shall be deleted in its entirety and replaced with the following:

“(b) prior to the Closing, by written notice to the Company from Thunder Bridge if (i) there is any breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of a Company Party, such that the conditions specified in Section 12.02(a) or Section 12.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by a Company Party through the exercise of its reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Thunder Bridge provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Thunder Bridge of such breach, but only for so long as a Company Party continues to exercise such reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before July 2, 2024 (the “Termination Date”), (iii) the Thunder Bridge Common Shares or Thunder Bridge Warrants are delisted from the Nasdaq Global Market, or (iv) the consummation of the Merger is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; provided, that the right to terminate this Agreement under subsection (i), (ii) or (iii) shall not be available if Thunder Bridge’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;”

Section 13.01(c) of the Agreement shall be deleted in its entirety and replaced with the following:

“(c) prior to the Closing, by written notice to Thunder Bridge from the Company if (i) there is any breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Thunder Bridge, such that the conditions specified in Section 12.03(a) or Section 12.03(b) would not be satisfied at the Closing (a “Terminating Thunder Bridge Breach”), except that, if any such Terminating Thunder Bridge Breach is curable by Thunder Bridge through the exercise of its reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Thunder Bridge of notice from the Company of such breach, but only for so long as Thunder Bridge continues to exercise such reasonable efforts to cure such Terminating Thunder Bridge Breach (the “Thunder Bridge Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Thunder Bridge Breach is not cured within the Thunder Bridge Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the Thunder Bridge Common Shares or Thunder Bridge Warrants are delisted from the Nasdaq Global Market, or (iv) the consummation of the Merger is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; provided, that the right to terminate this Agreement under subsection (i), (ii) or (iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;”

Annex A-I-2

Section 14.05 of the Agreement shall be amended by replacing the words “the Company” with “PubCo”.

Termination. Notwithstanding anything in this Amendment to the contrary, in the event that the Thunder Bridge Shareholders fail to approve the Deadline Date Amendment prior to the Deadline Date, this Amendment shall automatically be cancelled and terminated without effect, ab initio.

Ratification of Binding Provisions. All paragraphs, provisions and clauses in the Agreement not modified by this Amendment shall remain in full force and effect as originally written.

Assignment. No Party shall assign this Amendment or any part hereof without the prior written consent of the Company and Thunder Bridge.

Entire Agreement. This Amendment, the Agreement (together with the Disclosure Letters and Exhibits to the Agreement and the other Transaction Documents) and the Confidentiality Agreement constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Amendment, the Agreement, the other Transaction Documents and the Confidentiality Agreement.

Amendments. This Amendment may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Agreement and which makes reference to this Amendment and the Agreement.

Governing Law. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws or statute of limitations of another jurisdiction.

Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature pages follow.]

Annex A-I-3

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Amendment to be duly executed as of the date first written above.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
By:	/s/ Gary A. Simanson
Name:	Gary A. Simanson
Title:	President and CEO

Annex A-I-4

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Amendment to be duly executed as of the date first written above.

COINCHECK GROUP B.V.
By:	/s/ Akira Inoue
Name:	Akira Inoue
Title:	Managing Director
M1 CO G.K.
By:	/s/ Akira Inoue
Name:	Akira Inoue
Title:	Executive Manager
COINCHECK MERGER SUB, INC.
By:	/s/ Akira Inoue
Name:	Akira Inoue
Title:	President & Secretary
COINCHECK, INC.
By:	/s/ Satoshi Hasuo
Name:	Satoshi Hasuo
Title:	Representative Director and President

Annex A-I-5

Annex B

[TO COME]

Annex B-1

Annex C

Coincheck Group N.V.
2023 Omnibus Incentive Plan

1.        Purpose. The purpose of the Coincheck Group N.V. 2023 Omnibus Incentive Plan is to provide a means through which the Company and the other members of the Company Group may attract and retain key personnel, and to provide a means whereby directors, officers, employees, consultants, and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Ordinary Shares, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s shareholders.

2.        Definitions. The following definitions shall be applicable throughout the Plan.

(a)      “Absolute Share Limit” has the meaning given to such term in Section 5(b) of the Plan.

(b)      “Adjustment Event” has the meaning given to such term in Section 10(a) of the Plan.

(c)      “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, appointing a majority of the board of directors, by contract, or otherwise.

(d)      “Applicable Law” means each law, rule, regulation and requirement, applicable to the Company including, but not limited to, each applicable U.S. federal, state or local law, any rule or regulation of the applicable securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted and each applicable law, rule or regulation of any other country or jurisdiction where Awards are granted under the Plan or Participants reside or provide services, as each such laws, rules and regulations shall be in effect from time to time.

(e)      “Award” means, individually or collectively, any Incentive Share Option, Nonqualified Share Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Other Equity-Based Award, and Other Cash-Based Award granted under the Plan.

(f)       “Award Agreement” means the document or documents by which each Award (other than an Other Cash-Based Award) is evidenced, which may be in written or electronic form.

(g)      “Board” means the Board of Directors of the Company.

(h)      “Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause”, as defined in any employment, severance, consulting or other similar agreement between the Participant and the Service Recipient in effect at the time of such Termination, or (ii) in the absence of any such employment, severance, consulting or other similar agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Service Recipient, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the Company Group; (C) conviction of, or plea of guilty or no contest to (I) any felony or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the Company Group; (D) material violation of the written policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (E) fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Service Recipient or any other member of the Company Group; or (F) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient; provided, in any case, that a Participant’s resignation after an event that would be grounds for a Termination for Cause will be treated as a Termination for Cause hereunder.

Annex C-1

(i)       “Change in Control” means:

(i)         the acquisition (whether by purchase, merger, consolidation, combination, or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then-outstanding Ordinary Shares, taking into account as outstanding for this purpose such Ordinary Shares issuable upon the exercise of options or warrants, the conversion of convertible shares or debt and the exercise of any similar right to acquire such Ordinary Shares; or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of the Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by (x) the Company or any Affiliate or (y) any Person or group of Persons, in each case, that includes [•], unless otherwise determined by the Board; (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (III) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant);

(ii)        during any period of 12 months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any Person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or

(iii)       the sale, transfer, or other disposition of all or substantially all of the assets of the Company Group (taken as a whole) to any Person that is not an Affiliate of the Company.

(j)       “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations, or guidance.

(k)       “Committee” means the Committee of the Board or any properly delegated subcommittee thereof or, if no such Committee or subcommittee thereof exists, the Board.

(l)       “Ordinary Share” means the ordinary shares of the Company, par value $0.001 per share (and any shares or other securities into which such Ordinary Shares may be converted or into which it may be exchanged).

(m)     “Company” means Coincheck Group N.V., a Dutch public limited liability company, and any successor thereto.

(n)      “Company Group” means, collectively, the Company and its Subsidiaries.

(o)      “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(p)      “Designated Foreign Subsidiaries” means all members of the Company Group that are organized under the laws of any jurisdiction other than the United States of America that may be designated by the Board from time to time.

(q)      “Detrimental Activity” means any of the following: (i) unauthorized disclosure or use of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with any member of the Company Group, or (iv) fraud or conduct contributing to any financial restatements or irregularities, in each case, as determined by the Committee in its sole discretion.

Annex C-2

(r)       “Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability”, as defined in any employment, severance, consulting or other similar agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment, severance, consulting or other similar agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Service Recipient or other member of the Company Group in which such Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the position at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Company (or its designee) in its sole and absolute discretion.

(s)      “Effective Date” means [•], 2022.1

(t)       “Eligible Person” means any: (i) individual employed by any member of the Company Group; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above, has been selected by the Committee to participate in the Plan, and has entered into an Award Agreement.

(u)      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.

(v)      “Exercise Price” has the meaning given to such term in Section 6(b) of the Plan.

(w)     “Fair Market Value” means, on a given date: (i) if the Ordinary Shares are listed on a national securities exchange, the closing sales price of the Ordinary Shares reported on the primary exchange on which the Ordinary Shares are listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Ordinary Shares are not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last-sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Ordinary Shares are not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last-sale basis, the amount determined by the Committee in good faith to be the fair market value of the Ordinary Shares; provided, however, as to any Awards granted on or with a Date of Grant of the Effective Date, “Fair Market Value” shall be equal to the closing sales price on the NASDAQ Stock Exchange of a share of common stock of Thunder Bridge Capital Partners IV, Inc. on the last preceding date on which sales were reported prior to the Effective Date.

(x)      “IFRS” means the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

(y)      “Immediate Family Members” has the meaning given to such term in Section 12(b) of the Plan.

(z)      “Incentive Share Option” means an Option which is designated by the Committee as an incentive share option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(aa)    “Indemnifiable Person” has the meaning given to such term in Section 4(e) of the Plan.

(bb)    “Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.

(cc)    “Nonqualified Share Option” means an Option which is not designated by the Committee as an Incentive Share Option.

(dd)    “Option” means an Award granted under Section 6 of the Plan.

____________

1        Note to Draft: To be the effective date of the business combination between Thunder Bridge and Coincheck Group N.V.

Annex C-3

(ee)    “Option Period” has the meaning given to such term in Section 6(c) of the Plan.

(ff)     “Other Cash-Based Award” means an Award that is granted under Section 9 of the Plan that is denominated and/or payable in cash.

(gg)    “Other Equity-Based Award” means an Award that is not an Option, Share Appreciation Right, Restricted Share, or Restricted Share Unit that is granted under Section 9 of the Plan and is (i) payable by delivery of Ordinary Shares and/or (ii) measured by reference to the value of an Ordinary Share.

(hh)    “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.

(ii)      “Performance Conditions” means specific levels of performance of the Company (and/or one or more members of the Company Group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with IFRS or on a non- IFRS basis on, without limitation, the following measures: (i) net earnings, net income (before or after taxes), adjusted net income after capital charges or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) operating income or net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may be, but are not required to be, measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT and EBITDA) or earnings before interest, taxes, depreciation, amortization and restructuring costs (EBITDAR); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total shareholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) enterprise value; (xviii) sales; (xix) shareholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee satisfaction, employment practices and employee benefits or employee retention; (xxiii) supervision of litigation and information technology; (xxiv) objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations, divestitures of subsidiaries and/or other affiliates or joint ventures, other monetization or liquidity events relating to subsidiaries, or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets); (xxv) comparisons of continuing operations to other operations; (xxvi) market share; (xxvii) cost of capital, debt leverage, year-end cash position, book value, book value per share, tangible book value, tangible book value per share, cash book value or cash book value per share; (xxviii) strategic objectives; (xxix) non-financial objectives (including environmental and social objectives); or (xxx) any combination of the foregoing. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the performance of one or more members of the Company Group as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of the Company and/or one or more members of the Company Group or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

(jj)      “Permitted Transferee” has the meaning given to such term in Section 12(b) of the Plan.

(kk)    “Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(ll)      “Plan” means this Coincheck Group N.V. 2023 Omnibus Incentive Plan, as it may be amended and/or restated from time to time.

(mm)  “Qualifying Director” means a Person who is, with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

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(nn)    “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions, including vesting conditions.

(oo)    “Restricted Share” means Ordinary Shares, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 8 of the Plan.

(pp)    “Restricted Share Unit” means an unfunded and unsecured promise to deliver Ordinary Shares, cash, other securities, or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 8 of the Plan.

(qq)    “SAR Period” has the meaning given to such term in Section 7(c) of the Plan.

(rr)     “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.

(ss)     “Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(tt)      “Share Appreciation Right” or “SAR” means an Award granted under Section 7 of the Plan.

(uu)    “Strike Price” has the meaning given to such term in Section 7(b) of the Plan.

(vv)    “Sub-Plans” means any sub-plan to the Plan that has been adopted by the Board for the purpose of permitting or facilitating the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the jurisdiction of the United States of America, with each such Sub-Plan designed to comply with Applicable Law in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with Applicable Law, the Absolute Share Limit and the other limits specified in Section 5(b) of the Plan shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

(ww)  “Subsidiary” means, with respect to any specified Person:

(i)         any corporation, association, or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)        any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(xx)    “Substitute Awards” has the meaning given to such term in Section 5(e) of the Plan.

(yy)    “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death or Disability).

3.        Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

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4.        Administration.

(a)      General. The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act, be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b)      Authority. Subject to the provisions of the Plan and Applicable Law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award, including any Performance Conditions; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, Common Shares, other securities, other Awards, or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards, or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) make recommendation to the Board to adopt Sub-Plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)      Delegation. Except to the extent prohibited by Applicable Law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Company Group the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated in accordance with Applicable Law, except for grants of Awards to Non-Employee Directors. Notwithstanding the foregoing in this Section 4(c), it is intended that any action under the Plan intended to qualify for an exemption provided by Rule 16b-3 promulgated under the Exchange Act related to Persons who are subject to Section 16 of the Exchange Act will be taken only by the Board or by a committee or subcommittee of two or more Qualifying Directors. However, the fact that any member of such committee or subcommittee shall fail to qualify as a Qualifying Director shall not invalidate any action that is otherwise valid under the Plan.

(d)      Finality of Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

(e)      Indemnification. No member of the Board, the Committee, or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud, dishonesty, or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company to the maximum extent permitted by Applicable Law against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit, or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit, or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include

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an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit, or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions, or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud, dishonesty, or willful criminal act or omission or that such right of indemnification is otherwise prohibited by Applicable Law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under (i) the organizational documents of any member of the Company Group, (ii) pursuant to Applicable Law, (iii) an individual indemnification agreement or contract, or otherwise, or (iv) any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.

(f)       Board Authority. Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to Applicable Law. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.        Grant of Awards; Shares Subject to the Plan; Limitations.

(a)      Grants. The Committee may, from time to time, grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, attainment of Performance Conditions.

(b)      Share Reserve and Limits. Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 10 of the Plan, no more than [•] Ordinary Shares (the “Absolute Share Limit”) shall be available for Awards under the Plan; provided, however, that the Absolute Share Limit shall be automatically increased on the first day of each fiscal year following the fiscal year in which the Effective Date falls in an amount equal to the least of (x) [•] Ordinary Shares, (y) 7% of the total number of Ordinary Shares outstanding on the last day of the immediately preceding fiscal year, and (z) a lower number of Ordinary Shares as determined by the Board; and (ii) subject to Section 10 of the Plan, no more than the number of Ordinary Shares equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of Incentive Share Options granted under the Plan.

(c)      Share Counting. Other than with respect to Substitute Awards, to the extent that an Award expires or is canceled, forfeited, terminated, settled in cash, or otherwise is settled without issuance to the Participant of the full number of Ordinary Shares to which the Award related, the unissued Ordinary Shares will again be available for grant under the Plan. Ordinary Shares withheld in payment of the Exercise Price, or taxes relating to an Award, and shares equal to the number of shares surrendered in payment of any Exercise Price, or taxes relating to an Award, shall be deemed to constitute shares not issued to the Participant and shall be deemed to again be available for Awards under the Plan; provided, however, that such shares shall not become available for issuance hereunder if either: (i) the applicable shares are withheld or surrendered following the termination of the Plan; or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of the Plan subject to shareholder approval under any then-applicable rules of the national securities exchange on which the Ordinary Shares are listed.

(d)      Source of Shares. Ordinary Shares issued by the Company in settlement of Awards may be authorized and unissued shares, Ordinary Shares held in the treasury of the Company, Ordinary Shares purchased on the open market or by private purchase, or a combination of the foregoing.

(e)      Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding Awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Absolute Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of Ordinary Shares available for Awards of Incentive Share Options under the Plan. Subject to applicable stock exchange requirements, available Ordinary

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Shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of Ordinary Shares available for issuance under the Plan.

6.        Options.

(a)      General. Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Share Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Share Option. Incentive Share Options shall be granted only to Eligible Persons who are employees of a member of the Company Group, and no Incentive Share Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Share Option under the Code. No Option shall be treated as an Incentive Share Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code; provided, that any Option intended to be an Incentive Share Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Share Option unless and until such approval is obtained. In the case of an Incentive Share Option, the terms and conditions of such grant shall be subject to, and comply with, such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Share Option (or any portion thereof) shall not qualify as an Incentive Share Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Share Option appropriately granted under the Plan.

(b)      Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per Ordinary Share for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Share Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the voting power of all classes of shares of any member of the Company Group, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant.

(c)      Vesting and Expiration; Termination.

(i)         Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such vesting dates or events, the Committee may in its sole discretion accelerate the vesting of any Options at any time and for any reason. Options shall expire upon a date determined by the Committee, not to exceed ten years from the Date of Grant (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Share Option) would expire at a time when trading in the Ordinary Shares is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition. Notwithstanding the foregoing, in no event shall the Option Period exceed five years from the Date of Grant in the case of an Incentive Share Option granted to a Participant who on the Date of Grant owns shares representing more than 10% of the voting power of all classes of shares of any member of the Company Group.

(ii)        Unless otherwise determined by the Committee, whether in an Award Agreement or otherwise, in the event of: (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding Options granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for one year thereafter (but in no event beyond the expiration of the Option Period); and (C) a Participant’s Termination for any other reason, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for 90 days thereafter (but in no event beyond the expiration of the Option Period).

(d)      Method of Exercise and Form of Payment. No Ordinary Shares shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local, and non-U.S. income, employment, and any other

Annex C-8

applicable taxes that are statutorily required to be withheld in accordance with Section 12(d) of the Plan. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent, and/or Ordinary Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Ordinary Shares in lieu of actual issuance of such shares to the Company); provided, that such Ordinary Shares are not subject to any pledge or other security interest and have been held by the Participant for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying IFRS); or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the Ordinary Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the Ordinary Shares otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the minimum number of Ordinary Shares otherwise issuable in respect of an Option that are needed to pay the Exercise Price and any Federal, state, local, and non-U.S. income, employment, and any other applicable taxes that are statutorily required to be withheld in accordance with Section 12(d) of the Plan. Any fractional Ordinary Shares shall be settled in cash.

(e)      Notification upon Disqualifying Disposition of an Incentive Share Option. Each Participant awarded an Incentive Share Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any Ordinary Shares acquired pursuant to the exercise of such Incentive Share Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Ordinary Shares before the later of (i) the date that is two years after the Date of Grant of the Incentive Share Option, or (ii) the date that is one year after the date of exercise of the Incentive Share Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Ordinary Share acquired pursuant to the exercise of an Incentive Share Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Ordinary Shares.

(f)       Compliance With Applicable Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other Applicable Law.

7.        Share Appreciation Rights.

(a)      General. Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b)      Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per Ordinary Share for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.

(c)      Vesting and Expiration; Termination.

(i)         A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such vesting dates or events, the Committee may, in its sole discretion, accelerate the vesting of any SAR at any time and for any reason. SARs shall expire upon a date determined by the Committee, not to exceed ten years from the Date of Grant (the “SAR Period”);

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provided, that if the SAR Period would expire at a time when trading in the Ordinary Shares is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition.

(ii)Unless otherwise determined by the Committee, whether in an Award Agreement or otherwise, in the event of: (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding SARs granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, each outstanding unvested SAR granted to such Participant shall immediately terminate and expire, and each outstanding vested SAR shall remain exercisable for one year thereafter (but in no event beyond the expiration of the SAR Period); and (C) a Participant’s Termination for any other reason, each outstanding unvested SAR granted to such Participant shall immediately terminate and expire, and each outstanding vested SAR shall remain exercisable for 90 days thereafter (but in no event beyond the expiration of the SAR Period).

(d)      Method of Exercise. SARs which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e)       Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that is being exercised multiplied by the excess of the Fair Market Value of one Ordinary Share on the exercise date over the Strike Price, less an amount equal to any Federal, state, local, and non-U.S. income, employment, and any other applicable taxes that are statutorily required to be withheld in accordance with Section 12(d) of the Plan. The Company shall pay such amount in cash, in Ordinary Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional Ordinary Shares shall be settled in cash.

8.        Restricted Share and Restricted Share Units.

(a)      General. Each grant of Restricted Share and Restricted Share Units shall be evidenced by an Award Agreement. Each Restricted Share and Restricted Share Unit so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)      Share Certificates and Book-Entry Notation; Escrow or Similar Arrangement. Upon the grant of Restricted Share, the Committee shall, at its discretion, cause a share certificate registered in the name of the Participant to be issued or shall cause Ordinary Share(s) to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Share shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate share power (endorsed in blank) with respect to the Restricted Share covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 12(a) of the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Share and, if applicable, an escrow agreement and blank share power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 8, Section 12(b) of the Plan, and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a shareholder as to Restricted Shares, including, without limitation, the right to vote such Restricted Shares. To the extent Restricted Shares are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company without undue delay, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate automatically without further obligation on the part of the Company. A Participant shall have no rights or privileges as a shareholder as to Restricted Share Units.

(c)      Vesting; Termination.

(i)         Restricted Share and Restricted Share Units shall vest, and any applicable Restricted Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such dates or events, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Share or Restricted Share Unit or the lapsing of any applicable Restricted Period at any time and for any reason.

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(ii)        Unless otherwise determined by the Committee, whether in an Award Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Shares or Restricted Share Units, as applicable, have vested, (A) all vesting with respect to such Participant’s Restricted Shares or Restricted Share Units, as applicable, shall cease and (B) unvested shares of Restricted Share and unvested Restricted Share Units, as applicable, shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

(d)      Issuance of Restricted Share and Settlement of Restricted Share Units.

(i)         Upon the expiration of the Restricted Period with respect to any Restricted Shares, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration the Company shall issue to the Participant or the Participant’s beneficiary, without charge, the share certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the Restricted Shares which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share).

(ii)        Unless otherwise determined by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Share Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one Ordinary Share (or other securities or other property, as applicable) for each such outstanding Restricted Share Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part Ordinary Shares in lieu of issuing only Ordinary Shares in respect of such Restricted Share Units or (B) defer the issuance of Ordinary Shares (or cash or part cash and part Ordinary Shares, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing Ordinary Shares in respect of such Restricted Share Units, the amount of such payment shall be equal to the Fair Market Value per Ordinary Share as of the date on which the Restricted Period lapsed with respect to such Restricted Share Units.

(e)      Legends on Restricted Share. Each certificate, if any, or book entry representing Restricted Shares awarded under the Plan, if any, shall bear a legend or book-entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such Ordinary Shares:

       TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE Coincheck Group N.V. 2023 Omnibus INCENTIVE PLAN AND A RESTRICTED SHARE AWARD AGREEMENT BETWEEN Coincheck Group N.V. AND THE PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF Coincheck Group N.V.

9.        Other Equity-Based Awards and Other Cash-Based Awards. The Committee may grant Other Equity-Based Awards and Other Cash-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine including, without limitation, those set forth in Section 5(a) of the Plan. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and each Other Cash-Based Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time. Each Other Equity-Based Award or Other Cash-Based Award, as applicable, so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or other form evidencing such Award, including, without limitation, those set forth in Section 12(c) of the Plan.

10.      Changes in Capital Structure and Similar Events. Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder (other than Other Cash-Based Awards):

(a)      General.    In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, Ordinary Shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or

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exchange of Ordinary Shares or other securities of the Company, issuance of warrants or other rights to acquire Ordinary Shares or other securities of the Company, or other similar corporate transaction or event that affects the Ordinary Shares (including a Change in Control), or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations, or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it, in its sole discretion, deems equitable, to any or all of: (A) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of Ordinary Shares or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan; and (C) the terms of any outstanding Award, including, without limitation, (I) the number of Ordinary Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (II) the Exercise Price or Strike Price with respect to any Award; or (III) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment under this Section 10 shall be conclusive and binding for all purposes.

(b)      Adjustment Events. Without limiting the foregoing, except as may otherwise be provided in an Award Agreement, in connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following:

(i)         substitution or assumption of Awards (or awards of an acquiring company), acceleration of the exercisability of, lapse of restrictions on, or termination of Awards, or a period of time (which shall not be required to be more than ten days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event); and

(ii)        subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event) the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per Ordinary Share received or to be received by other shareholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Ordinary Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of an Ordinary Share subject thereto may be canceled and terminated without any payment or consideration therefor), or, in the case of Restricted Shares, Restricted Share Units, or Other Equity-Based Awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Shares, Restricted Share Units, or Other Equity-Based Awards prior to cancellation, or the underlying shares in respect thereof.

Payments to holders pursuant to clause (ii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of Ordinary Shares covered by the Award at such time (less any applicable Exercise Price or Strike Price).

(c)      Other Requirements. Prior to any payment or adjustment contemplated under this Section 10, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Ordinary Shares, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

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(d)      Fractional Shares.    Any adjustment provided under this Section 10 may provide for the elimination of any fractional share that might otherwise become subject to an Award.

(e)      Binding Effect.    Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 10 shall be conclusive and binding for all purposes.

11.      Amendments and Termination.

(a)      Amendment and Termination of the Plan.    The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance, or termination shall be made without shareholder approval if: (i) such approval is required under Applicable Law; (ii) it would materially increase the number of securities which may be issued under the Plan (except for increases pursuant to Section 5 or 10 of the Plan), or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that any such amendment, alteration, suspension, discontinuance, or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 11(b) of the Plan without shareholder approval.

(b)      Amendment of Award Agreements.    The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, in its sole discretion, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 10, any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without shareholder approval, except as otherwise permitted under Section 10 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the canceled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the shareholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

12.      General.

(a)      Award Agreements.    Each Award (other than an Other Cash-Based Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, any Performance Conditions, the effect on such Award of the death, Disability, or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate, or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.

(b)      Nontransferability.

(i)         Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under Applicable Law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by Applicable Law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance.

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(ii)        Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Share Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any Person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or shareholders are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C), and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii)       The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan or in any applicable Award Agreement to a Participant shall be deemed to refer to the Permitted Transferee, except that: (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Ordinary Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c)      Dividends and Dividend Equivalents.

(i)         The Committee may, in its sole discretion, provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, Ordinary Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional Ordinary Shares, Restricted Shares or other Awards.

(ii)        Without limiting the foregoing, unless otherwise provided in the Award Agreement, any dividend otherwise payable in respect of any Restricted Shares that remains subject to vesting conditions at the time of payment of such dividend shall be retained by the Company, remain subject to the same vesting conditions as the Restricted Shares to which the dividend relates and shall be delivered (without interest) to the Participant within 15 days following the date on which such restrictions on such Restricted Shares lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Shares to which such dividends relate).

(iii)       To the extent provided in an Award Agreement, the holder of outstanding Restricted Share Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on Ordinary Shares) either in cash or, in the sole discretion of the Committee, in Ordinary Shares having a Fair Market Value equal to the amount of such dividends (and interest may, in the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Share Units are settled following the date on which the Restricted Period lapses with respect to such Restricted Share Units, and if such Restricted Share Units are forfeited, the Participant shall have no right to such dividend equivalent payments (or interest thereon, if applicable).

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(d)      Tax Withholding.

(i)         A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment, and/or other applicable taxes that are statutorily required to be withheld in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.

(ii)        Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the minimum income, employment, and/or other applicable taxes that are statutorily required to be withheld with respect to an Award by: (A) the delivery of Ordinary Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); or (B) having the Company withhold from the Ordinary Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, a number of Ordinary Shares with an aggregate Fair Market Value equal to an amount, subject to clause (iii) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).

(iii)       The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow Participants to satisfy, in whole or in part, any additional income, employment, and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the Ordinary Shares otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, Ordinary Shares having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions).

(e)      No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on, or after the Date of Grant.

(f)       International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to permit or facilitate participation in the Plan by such Participants, conform such terms with the requirements of Applicable Law or to obtain more favorable tax or other treatment for a Participant or any member of the Company Group.

(g)      Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more Persons as the beneficiary or beneficiaries, as applicable, who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless

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received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, the Participant’s estate.

(h)      Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation, or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination, but such Participant continues to provide services to the Company Group in a non-employee capacity, including as a consultant, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

(i)       No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of Ordinary Shares which are subject to Awards hereunder until such shares have been issued or delivered to such Person.

(j)       Government and Other Regulations.

(i)         The obligation of the Company to settle Awards in Ordinary Shares or other consideration shall be subject to compliance with Applicable Law. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Ordinary Shares pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Ordinary Shares to be offered or sold under the Plan. The Committee shall have the authority to provide that all Ordinary Shares or other securities of any member of the Company Group issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement and Applicable Law, and, without limiting the generality of Section 8 of the Plan, the Committee may cause a legend or legends to be put on certificates representing Ordinary Shares or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Ordinary Shares or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add, at any time, any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)        The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Ordinary Shares from the public markets, the Company’s issuance of Ordinary Shares to the Participant, the Participant’s acquisition of Ordinary Shares from the Company, and/or the Participant’s sale of Ordinary Shares to the public markets, illegal, impracticable, or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code: (A) pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the Ordinary Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable), over (II) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of Ordinary Shares (in the case of any other Award), with such amount being delivered to the Participant as

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soon as practicable following the cancellation of such Award or portion thereof or (B) in the case of Restricted Shares, Restricted Share Units, or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Shares, Restricted Share Units, or Other Equity-Based Awards, or the underlying shares in respect thereof.

(k)      No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee (or its designee in accordance with Section 4(c) of the Plan) in writing prior to the making of such election. If a Participant, in connection with the acquisition of Ordinary Shares under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(l)       Payments to Persons Other Than Participants. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(m)     Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(n)      No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

(o)      Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(p)      Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by Applicable Law.

(q)      Governing Law. THIS PLAN AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO ANY RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each Participant who accepts an Award hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to the Plan or any Award hereunder shall exclusively be brought in and shall exclusively be heard and determined by either the Supreme Court of the State of New York sitting in Manhattan or the United States District Court for the Southern District of New York, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof,

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(A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 12(q), (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over such Participant or any member of the Company Group, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by Applicable Law shall be valid and sufficient service thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

(r)       Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to Applicable Law, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person, or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(s)      Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(t)       Section 409A of the Code.

(i)         Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.

(ii)        Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii)       Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) are accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

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(u)      Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) Applicable Law. Further, unless otherwise determined by the Committee, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

(v)      Detrimental Activity. Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion and to the extent permitted by Applicable Law, provide for one or more of the following:

(i)         cancellation of any or all of such Participant’s outstanding Awards; or

(ii)        forfeiture by the Participant of any gain realized on the vesting or exercise of Awards, and repayment of any such gain promptly to the Company.

(w)     Right of Offset. The Company will have the right to offset against its obligation to deliver Ordinary Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile, or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver Ordinary Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

(x)      Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

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Annex D

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of March 22, 2022 by and among TBCP IV, LLC, a Delaware limited liability company (the “Sponsor”), Gary A. Simanson, as managing member of Sponsor (“Simanson”), Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (“Thunder Bridge”), Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“PubCo”), Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha) (the “Company”), and Monex Group, Inc., a Japanese joint stock company (kabushiki kaisha) (“Monex”), and, collectively with the Sponsor, Simanson, Thunder Bridge, PubCo and the Company, the “Parties”.

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,913,196 shares of Class B common stock of Thunder Bridge and 648,056 Private Placement Units (consisting of 648,056 shares of Class A common stock of Thunder Bridge and 129,611 private placement warrants);

WHEREAS, concurrently herewith, Thunder Bridge, PubCo, M1 Co G.K., a Japanese limited liability company (godo kaisha) (“HoldCo”), Coincheck Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Combination Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Combination Agreement), pursuant to which (and subject to the terms and conditions set forth therein), Merger Sub will merge with and into Thunder Bridge (the “Merger”), with Thunder Bridge being the surviving corporation of the Merger;

WHEREAS, concurrently herewith, Thunder Bridge, Monex, PubCo and the Company are entering into a Company Support Agreement (the “Company Support Agreement”); and

WHEREAS, as an inducement to Thunder Bridge and the Company to enter into the Combination Agreement and to consummate the transactions contemplated therein, and to Monex to enter into the Company Support Agreement, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS; VESTING

Section 1.1 Binding Effect of Combination Agreement. The Sponsor hereby acknowledges that it has read the Combination Agreement and this Agreement and has had the opportunity to consult with its tax, legal and other advisors with respect thereto and hereto. The Sponsor shall be bound by and comply with Section 11.07 (Confidentiality; Publicity) of the Combination Agreement (and any relevant definitions contained in such section) as if the Sponsor was an original signatory to the Combination Agreement with respect to such provisions.

Section 1.2 No Interim Period Transfers. The Sponsor shall not, during the Interim Period (except, in each case, pursuant to the Combination Agreement), (i) directly or indirectly redeem, sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, any of its Thunder Bridge Common Shares or Thunder Bridge Warrants, (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Thunder Bridge Common Shares or Thunder Bridge Warrants, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any transaction specified in clause (i), (ii) or (iii), a “Transfer”); provided, however, that the foregoing shall not prohibit a Transfer to an Affiliate of the Sponsor that is a party to this Agreement and bound by the terms and obligations hereof; provided, further, that

Annex D-1

any such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to PubCo, to assume all of the obligations of the transferor under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve the transferor of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 shall be null and void.

Section 1.3 New Shares. In the event that (a) any Thunder Bridge Common Shares, Thunder Bridge Warrants or other equity securities of Thunder Bridge are issued to Sponsor during the Interim Period pursuant to any stock dividend, stock split, recapitalization, reclassification, combination, exercise or exchange of Thunder Bridge Common Shares or Thunder Bridge Warrants of, on or affecting the Thunder Bridge Common Shares or Thunder Bridge Warrants owned by the Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any Thunder Bridge Common Shares, Thunder Bridge Warrants or other equity securities of Thunder Bridge during the Interim Period, or (c) Sponsor acquires the right to vote or share in the voting of any Thunder Bridge Common Shares or other equity securities of Thunder Bridge during the Interim Period (such Thunder Bridge Common Shares, Thunder Bridge Warrants or other equity securities of Thunder Bridge, collectively the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Thunder Bridge Common Shares or Thunder Bridge Warrants owned by the Sponsor as of the date hereof. Notwithstanding any of the foregoing to the contrary, and without limiting Section 1.5(a), the Sponsor shall not cause or permit any Affiliate of Sponsor to cause, any New Securities to be created or issued except as expressly permitted by the Combination Agreement.

Section 1.4 Closing Date Deliverables. On the Closing Date, the Sponsor shall deliver to PubCo a duly executed copy of that certain Registration Rights Agreement, by and among PubCo, Thunder Bridge, Sponsor and certain of PubCo’s other shareholders or their respective Affiliates, as applicable, in substantially the form attached as Exhibit C to the Combination Agreement.

Section 1.5 Sponsor Agreements.

(a) During the Interim Period, at any meeting of the shareholders of Thunder Bridge, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Thunder Bridge is sought, in each case, as contemplated by the Combination Agreement, the Sponsor shall (i) appear at each such meeting or otherwise cause all of its Thunder Bridge Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Thunder Bridge Common Shares:

(i) in favor of the Transactions;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transactions);

(iii) against any merger agreement or merger (other than the Combination Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Thunder Bridge; and

(iv) against any proposal, action or agreement that would or would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Combination Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any party under the Combination Agreement or (C) result in any of the conditions set forth in Article XII of the Combination Agreement not being fulfilled.

(b) The Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Sponsor Letter Agreement (as defined below).

(c) During the Interim Period, the Sponsor shall not modify or amend any Contract between or among the Sponsor, anyone related by blood, marriage or adoption to the Sponsor or any Affiliate of the Sponsor (other than Thunder Bridge), on the one hand, and Thunder Bridge, on the other hand, including, for the avoidance of doubt, the Sponsor Letter Agreement (except as expressly contemplated hereby).

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Section 1.6 Reasonable Best Efforts; Third Party Financing.

(a) Without limiting Section 1.5, during the Interim Period, the Sponsor shall (i) use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, to consummate the Transactions on the terms and subject to the conditions set forth in the Combination Agreement and (ii) not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to the Transactions set forth in Article XII of the Combination Agreement.

(b) If the Company and Monex, on the one hand, and Thunder Bridge, on the other hand, agree to raise third party financing in connection with the Transactions, the Sponsor hereby agrees to subscribe for and purchase from Thunder Bridge an equal number of securities of Thunder Bridge as are subscribed for, in the aggregate, by third party investors in connection with such third party financing, on the same terms and conditions as agreed to by such third party investors and Thunder Bridge, up to an aggregate subscription amount of $35 million.

Section 1.7 Further Assurances. During the Interim Period, at the Company’s or Monex’s request and without further consideration, the Sponsor shall execute and deliver, or cause to be executed or delivered, such additional documents and take all such further action as may be reasonably necessary or required to effect the actions and consummate the Transactions and the transactions contemplated hereby.

Section 1.8 No Inconsistent Agreement. The Sponsor hereby agrees that the Sponsor shall not enter into any agreement that would restrict, limit, interfere or otherwise be inconsistent with the performance of the Sponsor’s obligations hereunder.

Section 1.9 Lock-up.

(a) Subject to Section 1.9(b), the Sponsor hereby agrees that it shall not Transfer (i) any Lock-up Ordinary Shares until the end of the Lock-up Ordinary Shares Period and (ii) any Lock-up Warrants until the end of the Lock-up Warrants Period (collectively, the “Lock-up”). Any Transfer in violation of this Section 1.9 shall be null and void.

(b) Notwithstanding the provisions set forth in Section 1.9(a), the Sponsor may Transfer the Lock-up Ordinary Shares during the Lock-up Period (i) in the case of the Sponsor, to (A) Thunder Bridge’s officers, directors, members or partners, (B) any Affiliates or family members of Thunder Bridge’s officers, directors, members or partner, or (C) any Affiliates of the Sponsor, or any employees of such Affiliates; (ii) in the case of an individual, (A) by gift to a member of such individual’s immediate family, a trust (the beneficiary of which is such individual or a member of such individual’s immediate family), or to a charitable organization, (B) by virtue of Laws of descent and distribution upon death of such individual, or (C) pursuant to a qualified domestic relations order; (iii) by virtue of the Laws of the State of Delaware; or (iv) in the event of PubCo’s liquidation, merger, capital stock exchange or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date; provided, that each transferee contemplated by clauses (i) through (iv) (each, a “Permitted Transferee”) must agree in writing to be bound by the Lock-up.

(c) The Lock-up shall supersede Section 7 of the Sponsor Letter Agreement which shall be of no further force or effect upon the beginning of the Lock-up Period.

(d) Notwithstanding the provisions set forth in Section 1.9(a) and Section 1.9(b):

(i) an aggregate of one-third of the Sponsor’s Lock-up Shares will be automatically released from the Lock-up (allocated pro rata) at the First Early Lock-up Expiration Time;

(ii) an aggregate of one-third of the Sponsor’s Lock-up Shares will be automatically released from the Lock-up (allocated pro rata) at the Second Early Lock-up Expiration Time; and

(iii) the remainder, being an aggregate of one-third of the Sponsor’s Lock-up Shares, will be automatically released from the Lock-up (allocated pro rata) at the Third Early Lock-up Expiration Time.

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(e) Notwithstanding the provisions of Section 1.9(d), if, at any Early Lock-Up Expiration Date, PubCo is in a Blackout Period, the actual date of such Early Lock-Up Expiration shall be delayed (the “Early Lock-Up Expiration Extension”) until immediately prior to the opening of trading on the second Trading Day (the “Extension Expiration Time”) following the first date (such first date, the “Extension Expiration Measurement Date”) that PubCo is no longer in a Blackout Period under its insider trading policy; provided, further, that, in the case of either an Early Lock-Up Expiration or an Early Lock-Up Expiration Extension, PubCo shall announce through a major news service, or on a Form 6-K, the Early Lock-Up Expiration and the Early Lock-Up Expiration Time, or the Early Lock-Up Expiration Extension and the Extension Expiration Date, as the case may be, at least one full Trading Day prior to the Early Lock-Up Expiration Time or the Extension Expiration Time, as applicable.

(f) For purposes of this Agreement:

(i) the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in PubCo’s securities would not be permitted by the Sponsor under PubCo’s insider trading policy;

(ii) the term “Early Lock-up Expiration Time” means, as applicable, the First Early Lock-up Expiration Time, Second Early Lock-up Expiration Time, or Third Early Lock-up Expiration Time;

(iii) the term “Existing Registration Rights Agreement” means that certain Registration Rights Agreement, dated June 29, 2021, by and among Thunder Bridge, Sponsor, and other Persons parties thereto attached as Exhibit 10.5 to Thunder Bridge’s current report on Form 8-K filed on July 2, 2021;

(iv) the term “First Early Lock-up Expiration Time” means, if the last reported sale price of the PubCo Shares on the exchange on which the PubCo Shares are listed (the “Closing Price”) equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “First Threshold Price”) for 20 out of any 30 consecutive Trading Days, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “First Measurement Period”), then immediately prior to the opening of trading on the exchange on which the PubCo Shares are listed on the Trading Day following the end of the First Measurement Period;

(v) the term “Sponsor Letter Agreement” means that certain Letter Agreement, dated June 29, 2021, attached as Exhibit 10.1 to Thunder Bridge’s current report on Form 8-K filed on July 2, 2021.

(vi) the term “Lock-up Ordinary Shares” means the PubCo Ordinary Shares held by the Sponsors immediately following the Closing (other than PubCo Ordinary Shares acquired in any Sponsor Investment, or PubCo Ordinary Shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of PubCo Ordinary Shares occurs on or after the Closing);

(vii) the term “Lock-up Ordinary Shares Period” means the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is three hundred and sixty-five (365) days after (and excluding) the Closing Date;

(viii) the term “Lock-up Period” means, with respect to Lock-up Ordinary Shares, the Lock-up Ordinary Shares Period and, with respect to Lock-up Warrants, the Lock-up Warrants Period;

(ix) the term “Lock-up Shares” means the Lock-up Ordinary Shares and the Lock-up Warrants;

(x) the term “Lock-up Warrants” means Thunder Bridge Warrants (including the shares of Company Ordinary Stock issuable upon exercise thereof) held by the Sponsor immediately following the Closing (other than any Thunder Bridge Warrants acquired in the public market);

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(xi) the term “Lock-up Warrants Period” means the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is ninety (90) days after (and excluding) the Closing Date;

(xii) the term “Second Early Lock-up Expiration Time” means, if the Closing Price equals or exceeds $17.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Second Threshold Price”) for 20 out of any 30 consecutive Trading Days, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “Second Measurement Period”), then immediately prior to the opening of trading on the exchange on which the PubCo Shares are listed on the Trading Day following the end of the Second Measurement Period;

(xiii) the term “Third Early Lock-up Expiration Time” means, if the Closing Price equals or exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Third Threshold Price”) for 20 out of any 30 consecutive Trading Days, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “Third Measurement Period”), then immediately prior to the opening of trading on the exchange on which the PubCo Shares are listed on the Trading Day following the end of the Third Measurement Period;

(xiv) the term “Threshold Price” means, as applicable, the First Threshold Price, the Second Threshold Price, and the Third Threshold Price; and

(xv) the term “Trading Day” is a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

Section 1.10 No Solicitation. During the Interim Period, the Sponsor shall not take, and shall cause its Affiliates and Representatives not to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, provide information to or commence, continue or renew due diligence with respect to, any Person (other than the Company, Thunder Bridge, their respective shareholders and/or any of their respective Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in a Business Combination Proposal other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement, the Combination Agreement or the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby shall not be deemed a violation of this Section 1.10. The Sponsor shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Notwithstanding the foregoing, (A) the Sponsor, in its capacity as a stockholder of Thunder Bridge, shall not be responsible for the actions of Thunder Bridge or the Board of Directors of Thunder Bridge (or any committee thereof), any subsidiary of Thunder Bridge, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Thunder Bridge Related Parties”), (B) the Sponsor, in its capacity as a stockholder of Thunder Bridge, makes no representations or warranties with respect to the actions of any of the Thunder Bridge Related Parties, and (C) any breach by Thunder Bridge of its obligations under Section 11.04(b) of the Combination Agreement shall not, in and of itself, be considered a breach of this Section 1.10 (it being understood that, for the avoidance of doubt, the Sponsor or its Representatives shall remain responsible for any breach by the Sponsor or its Representatives of this Section 1.10)).

Section 1.11 Waiver of Certain Rights. The Sponsor hereby irrevocably and unconditionally agrees:

(a) not to (i) demand that Thunder Bridge redeem its or their shares of Thunder Bridge Common Shares in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of its shares of Thunder Bridge Common Shares for redemption;

(b) to waive any right or benefit to which it is entitled under, and to take all actions necessary to opt out of, Section 4.3(b) of Thunder Bridge’s articles of incorporation; and

Annex D-5

(c) not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Thunder Bridge, PubCo, the Company, the Company’s, PubCo’s or Thunder Bridge’s Affiliates or any of their respective successors, assigns relating to the negotiation, execution or delivery of this Agreement, the Combination Agreement or the consummation of the Transactions.

Section 1.12 Consent to Disclosure. The Sponsor hereby consents to the publication and disclosure in any announcement or disclosure required by applicable securities Laws, the SEC or any other securities authorities of the Sponsor’s identity and ownership of the Sponsor’s Thunder Bridge Common Shares (and PubCo Ordinary Shares after the Closing) and Thunder Bridge Warrants and the nature of the Sponsor’s obligations under this Agreement; provided that, prior to any such publication or disclosure PubCo, the Company and Thunder Bridge have provided the Sponsor with an opportunity to review and comment upon such announcement or disclosure, which comments PubCo, the Company and Thunder Bridge will consider in good faith; provided, further, that the foregoing proviso shall not apply to any such publication or disclosure the content of which concerning the foregoing does not substantially differ from any prior such publication or disclosure. The Sponsor shall promptly provide any information reasonably requested by PubCo, the Company or Thunder Bridge for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Combination Agreement, including filings with the SEC, except for any information that is subject to attorney-client privilege or confidentiality obligations (provided, that with respect to any confidentiality obligations, (a) the Sponsor shall use its commercially reasonable efforts to obtain a waiver of any such confidentiality obligations and (b) the Sponsor, Thunder Bridge and the Company shall cooperate in good faith to enable disclosure of such information to the maximum extent possible in a manner that complies with such confidentiality obligation).

Section 1.13 Termination of Existing Registration Rights. The Registration Rights Agreement in the form of Exhibit C to the Combination Agreement shall supersede the Existing Registration Rights Agreement, which shall be of no further force or effect upon (but subject to the consummation of) the Closing.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsor. The Sponsor represents and warrants as of the date hereof to Thunder Bridge, PubCo, the Company and Monex as follows:

(a) Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted. Simanson has full legal capacity, right and authority to execute and deliver this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and Simanson’s powers as the managing member of Sponsor, and have been duly authorized by all necessary limited liability company or organizational actions on the part of the Sponsor. This Agreement has been duly executed and delivered by the Sponsor and Simanson and, assuming due authorization, execution and delivery of this Agreement by each of PubCo, the Company, Thunder Bridge and Monex, this Agreement constitutes a legally valid and binding obligation of the Sponsor and Simanson, enforceable against the Sponsor and Simanson in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). The Person signing this Agreement on behalf of the Sponsor has full power and authority to enter into this Agreement on behalf of the Sponsor.

(b) Ownership. The Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Sponsor’s Thunder Bridge Common Shares and Thunder Bridge Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Thunder Bridge Common Shares or Thunder Bridge Warrants (other than transfer restrictions under the Securities Act)) affecting any such Thunder Bridge Common Shares or Thunder Bridge Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Thunder Bridge Organizational Documents, (iii) the Combination Agreement or (iv) any applicable securities Laws. The Sponsor’s Thunder Bridge Common Shares and Thunder Bridge Warrants set forth in the Recitals to this Agreement are the only equity securities in Thunder Bridge owned of record or beneficially by the Sponsor or the Sponsor’s Affiliates on the date of this Agreement, and none of the Sponsor’s Thunder Bridge Common Shares or Thunder Bridge Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Thunder

Annex D-6

Bridge Common Shares or Thunder Bridge Warrants, except as provided hereunder and under the Sponsor Letter Agreement. Other than the Thunder Bridge Warrants, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Thunder Bridge or any equity securities convertible into, or which can be exchanged for, equity securities of Thunder Bridge.

(c) No Conflicts. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor or the Sponsor’s Thunder Bridge Common Shares or Thunder Bridge Warrants), in each case, to the extent the absence of such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

(d) Litigation. As of the date hereof, there are no Actions pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its, his or her obligations under this Agreement.

(e) Brokerage Fees. Except as described on Section 8.07 of the Thunder Bridge Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Combination Agreement based upon arrangements made by the Sponsor, for which Thunder Bridge or any of its Affiliates may become liable.

(f) Acknowledgment. The Sponsor understands and acknowledges that each of Thunder Bridge and the Company is entering into the Combination Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement.

(g) Certain Securities Law Representations and Warranties.

(i) The Sponsor has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

(ii) The Sponsor is not subject to or a respondent in any legal action for any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; and

(iii) The Sponsor has never been convicted of, or pleaded guilty to, any crime (A) involving any fraud, (B) relating to any financial transaction or handling of funds of another Person or (C) pertaining to any dealings in any securities, and it is not currently a defendant in any such criminal proceeding.

Section 2.2 No Actions to Breach Agreement. The Sponsor shall not take any action that would make any representation or warranty of the Sponsor contained herein untrue or incorrect or have the effect of preventing or disabling the Sponsor from performing its obligations under this Agreement.

Section 2.3 Updated Shareholdings. If the Sponsor acquires record or beneficial ownership of any Thunder Bridge Common Shares or Thunder Bridge Warrants during the Interim Period (or becomes aware, during the Interim Period, of its record or beneficial ownership of any Thunder Bridge Common Shares or Thunder Bridge Warrants as of the date hereof, which securities are not already set forth in the Recitals hereto), the Sponsor shall promptly notify PubCo and Thunder Bridge in writing.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination; Non-Survival of Representations and Warranties.

(a) This Agreement shall terminate upon the earlier to occur of (i) the termination of the Combination Agreement in accordance with its terms in circumstances where the Closing does not occur and (ii) the expiration of the Lock-up Period, upon such termination, this Agreement shall forthwith become void and have no

Annex D-7

further force or effect, without any liability on the part of any Party; provided, that (1) no such termination shall relieve any Party of any liability for Fraud or willful and intentional breach of this Agreement, and (2) Section 1.1, Section 2.2, this Section 3.1 and Sections 3.2 through 3.10 shall survive any such termination.

(b) None of the representations or warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing, other than the representations and warranties in Sections 2.1(e) and 2.1(h), which shall survive indefinitely.

Section 3.2 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws or statute of limitations of another jurisdiction.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.3(a).

(b) EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by the Sponsors, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of Thunder Bridge, PubCo, the Company and Monex or (b) be assigned by Thunder Bridge, PubCo, or Monex, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the Company (in the case of an attempted assignment by Thunder Bridge) or Thunder Bridge (in the case of an attempted assignment by PubCo, the Company or Monex). Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 3.5 Specific Performance. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Sponsor’s obligations under Section 1.5(a), without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law. In the event of a final non-appealable judgement from a court of competent jurisdiction relating to this Agreement, the prevailing party in such action shall be entitled to reasonable and documented fees and expenses (including reasonable and documented attorney’s fees) from the non-prevailing party.

Annex D-8

Section 3.6 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Thunder Bridge, PubCo, the Company, Monex and the Sponsor charged with such amendment, modification or supplement.

Section 3.7 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 3.8):

If to Thunder Bridge prior to the Closing:

Thunder Bridge Capital Partners IV, Inc.
9912 Georgetown Pike, Suite D203
Great Falls, VA 22066
Attn: Gary Simanson, Chief Executive Officer
E-mail: gsimanson@thunderbridge.us

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Ave, NW, Suite 900
Washington, DC 20001
Attn: Jon Talcott and Peter Strand
E-mail: jon.talcott@nelsonmullins.com and peter.strand@nelsonmullins.com

If to the Company:

Coincheck, Inc.
E Space Tower, 12F
3-6, Maruyamacho
Shibuya-ku, Tokyo 150-0044
Attn: Satoshi Hasuo
E-mail: satoshi.hasuo@coincheck.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
Ark Hills Sengokuyama Mori Tower, 41F
9-10, Roppongi 1-chome
Minato-ku, Tokyo 106-0032, Japan
Attention: Alan Cannon
Email: acannon@stblaw.com

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017, United States
Attention: Patrick Naughton
Email: pnaughton@stblaw.com

Annex D-9

If to PubCo:

Coincheck Group B.V.
Hoogoorddreef 15, 1101 BA
Amsterdam, Netherlands
Attn: Akira Inoue
E-mail: akira_inoue@monex.co.jp

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
Ark Hills Sengokuyama Mori Tower, 41F
9-10, Roppongi 1-chome
Minato-ku, Tokyo 106-0032, Japan
Attention: Alan Cannon
Email: acannon@stblaw.com

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017, United States
Attention: Patrick Naughton
Email: pnaughton@stblaw.com

If to Monex:

Monex Group, Inc.
ARK Mori Building 25F 1-12-32
Akasaka, Minato-ku, Tokyo 107-6025, Japan
Attn: Financial Control Department
E-mail: mg-control@monex.co.jp

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
Ark Hills Sengokuyama Mori Tower, 41F
9-10, Roppongi 1-chome
Minato-ku, Tokyo 106-0032, Japan
Attention: Alan Cannon
Email: acannon@stblaw.com

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017, United States
Attention: Patrick Naughton
Email: pnaughton@stblaw.com

If to Sponsor:

TBCP IV, LLC
9912 Georgetown Pike, Suite D203
Great Falls, VA 22066
Attn: Gary Simanson, Sole Manager
E-mail: gsimanson@thunderbridge.us

Annex D-10

In addition to the foregoing, in the case of any pre-Closing notices sent by any Sponsor to any other Sponsor or Thunder Bridge, or sent by Thunder Bridge to any Sponsor, copies shall also be sent to the Company and to Simpson Thacher & Bartlett LLP (to the persons referenced above).

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

Annex D-11

IN WITNESS WHEREOF, the Sponsor, the managing member of Sponsor, Thunder Bridge, PubCo, the Company and Monex have each caused this Agreement to be duly executed as of the date first written above.

SPONSOR:
TBCP IV, LLC
By:	/s/ Gary A. Simanson
Name: Gary A. Simanson
Title: Sole Managing Member
Gary A. Simanson, as Managing Member of TBCP IV, LLC
By:	/s/ Gary A. Simanson

[Signature Page to Sponsor Support Agreement]

Annex D-12

THUNDER BRIDGE:
THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
By:	/s/ Gary A. Simanson
	Name:	Gary A. Simanson
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Annex D-13

PUBCO:
COINCHECK GROUP B.V.
By:	/s/ Akira Inoue
	Name:	Akira Inoue
	Title:	Managing Director

[Signature Page to Sponsor Support Agreement]
Annex D-14

THE COMPANY:
COINCHECK, INC.
By:	/s/ Satoshi Hasuo
	Name:	Satoshi Hasuo
	Title:	Representative Director & President

[Signature Page to Sponsor Support Agreement]

Annex D-15

MONEX:
MONEX GROUP, INC.
By:	/s/ Oki Matsumoto
	Name:	Oki Matsumoto
	Title:	Chairman & CEO

[Signature Page to Sponsor Support Agreement]

Annex D-16

Annex E

COMPANY SUPPORT AGREEMENT

This Company Support Agreement, dated as of March 22, 2022 (this “Agreement”), is entered into by and among Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (“Thunder Bridge”), Monex Group, Inc., a Japanese joint stock company (kabushiki kaisha) (“Monex”, or the “Equityholder”), and Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“PubCo”). Thunder Bridge, Monex and PubCo are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of the date hereof, the Equityholder is the sole record owner and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and has the sole power to dispose of and vote (or direct the voting of), the number of ordinary shares of PubCo (the “PubCo Shares”), the number of ordinary shares of Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha) (the “Company”) (such shares, the “Company Shares”), and the membership interests of M1 Co G.K., a Japanese limited liability company (godo kaisha) (“HoldCo”) (such membership interests, the “HoldCo Interests”), set forth opposite the Equityholder’s name on Schedule 1 attached hereto (such shares and membership interests, together with any additional PubCo Shares, Company Shares or HoldCo Interests (or any securities convertible into or exercisable or exchangeable for PubCo Shares, Company Shares or HoldCo Interests) of which the Equityholder acquires record or beneficial ownership after the date hereof, including by any Transfer (as defined below), purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Equityholder Covered Securities”);

WHEREAS, as of the date hereof, PubCo is the sole record owner and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Exchange Act) of, and has the sole power to dispose of and vote (or direct the voting of), the number of shares of common stock of Coincheck Merger Sub, Inc., a Delaware corporation (“Merger Sub”) (such shares, the “Merger Sub Shares”), set forth opposite PubCo’s name on Schedule 1 attached hereto (such shares, together with any additional Merger Sub Shares or HoldCo Interests (or any securities convertible into or exercisable or exchangeable for Merger Sub Shares or HoldCo Interests) of which PubCo acquires record or beneficial ownership after the date hereof, including by any Transfer, purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “PubCo Covered Securities” and, together with the Equityholder Covered Securities, the “Covered Securities”);

WHEREAS, concurrently herewith, Thunder Bridge, PubCo, HoldCo, Merger Sub, and the Company are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Combination Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Combination Agreement), pursuant to which (and subject to the terms and conditions set forth therein), Merger Sub will merge with and into Thunder Bridge (the “Merger”), with Thunder Bridge being the surviving corporation of the Merger;

WHEREAS, concurrently herewith, TBCP IV, LLC, a Delaware limited liability company (“Thunder Bridge Sponsor”), Gary A. Simanson, Thunder Bridge, PubCo, the Company and Monex are entering into a Sponsor Support Agreement (the “Sponsor Support Agreement”);

WHEREAS, as a condition and inducement to the willingness of Thunder Bridge to enter into the Combination Agreement, and of Thunder Bridge and certain other parties thereto to enter into the Sponsor Support Agreement, the Parties desire to agree to certain matters as set forth herein.

Annex E-1

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Thunder Bridge, the Equityholder and PubCo hereby agree as follows:

1. PubCo Shareholder Approval; PubCo Actions; Delivery of Escrowed Company Shareholder Earn Out Shares to Escrow Agent.

(a) Reasonably in advance of the Closing, the Equityholder, solely in its capacity as the sole shareholder of PubCo entitled to vote at PubCo’s general meeting (prior to the Share Exchange) and the controlling shareholder of PubCo (from and after the Share Exchange), irrevocably and unconditionally agrees to approve, by written resolution, in accordance with the terms and subject to the conditions of PubCo’s Governing Documents, (a) the PubCo Restructuring and (b) the PubCo Reorganization, in each case as contemplated by the Combination Agreement and the Transactions. In addition, prior to the Closing, the Equityholder, solely in its capacity as the sole shareholder of PubCo entitled to vote at PubCo’s general meeting (prior to the Share Exchange) and the controlling shareholder of PubCo (from and after the Share Exchange), irrevocably and unconditionally agrees that the Equityholder shall, (x) in any other circumstances upon which a consent or other approval is reasonably required under PubCo’s Governing Documents or otherwise with respect to the approval of the PubCo Restructuring or the PubCo Reorganization, in each case as contemplated by the Combination Agreement, consent or approve (or cause to be consented or approved) all of the relevant Equityholder Covered Securities in favor thereof and (y) cause PubCo to take the actions set forth in Section 3(b) and Section 4 hereof.

(b) Immediately prior to the Merger Effective Time, the Equityholder shall deliver, or cause to be delivered, to the Escrow Agent to hold on behalf of the Equityholder, its Company Shareholder Pro Rata Share of the Escrowed Company Shareholder Earn Out Shares to be held in an Escrow Account established pursuant to the Escrow Agreement.

2. Company Shareholder Approval. Reasonably in advance of Closing and prior to the Share Exchange, the Equityholder, solely in its capacity as the controlling shareholder of the Company, irrevocably and unconditionally agrees to (a) call and hold a meeting of the shareholders of the Company in accordance with applicable Law and the Governing Documents of the Company and (b) appear at such meeting and approve all of the relevant Equityholder Covered Securities in favor of the approval of the Share Exchange as contemplated by the Combination Agreement. In addition, prior to the Share Exchange, the Equityholder, solely in its capacity as the controlling shareholder of the Company, irrevocably and unconditionally agrees that the Equityholder shall, in any other circumstances upon which a consent or other approval is reasonably required under the Governing Documents of the Company or otherwise with respect to the approval of the Share Exchange as contemplated by the Combination Agreement, consent or approve (or cause to be consented or approved) all of the relevant Equityholder Covered Securities in favor thereof.

3. HoldCo Member Approval.

(a) Prior to the HoldCo Contribution, the Equityholder, solely in its capacity as the sole member of HoldCo, irrevocably and unconditionally agrees to approve, by written consent, in accordance with the terms and subject to the conditions of HoldCo’s Governing Documents, (i) the HoldCo Loan Advancement, (ii) the PubCo Subscription and (iii) the HoldCo Contribution, in each case as contemplated by the Combination Agreement and the Transactions. In addition, prior to the HoldCo Contribution, the Equityholder, solely in its capacity as the sole member of HoldCo, irrevocably and unconditionally agrees that the Equityholder shall, in any other circumstances upon which a consent or other approval is reasonably required under HoldCo’s Governing Documents or otherwise with respect to the approval of the HoldCo Loan Advancement, the PubCo Subscription or the HoldCo Contribution, in each case as contemplated by the Combination Agreement, consent or approve (or cause to be consented or approved) all of the relevant Equityholder Covered Securities in favor thereof.

(b) From and after the HoldCo Contribution, PubCo, solely in its capacity as the sole member of HoldCo, irrevocably and unconditionally agrees to approve, by written consent, in accordance with the terms and subject to the conditions of HoldCo’s Governing Documents, (i) the PubCo Subscription Consideration Contribution, (ii) the HoldCo Loan Repayment and (iii) the Share Exchange, in each case as contemplated by the Combination Agreement and the Transactions. In addition, from and after the HoldCo Contribution, PubCo, solely in its capacity as the sole member of HoldCo, irrevocably and unconditionally agrees that PubCo shall, in any other circumstances

Annex E-2

which a consent or other approval is reasonably required under HoldCo’s Governing Documents or otherwise with respect to the approval of the PubCo Subscription Consideration Contribution, the HoldCo Loan Repayment or the Share Exchange, in each case as contemplated by the Combination Agreement, consent to or approve (or cause to be consented to or approved) all of the relevant PubCo Covered Securities in favor thereof.

4. Merger Sub Shareholder Approval. Promptly following the execution and delivery of the Combination Agreement, and in any event no later than five (5) Business Days thereafter, PubCo, solely in its capacity as the sole stockholder of Merger Sub, irrevocably and unconditionally agrees to validly execute and deliver to Merger Sub a written consent in the form attached hereto as Exhibit A approving the Combination Agreement and the Transactions. In addition, prior to the Termination Date (as defined below), PubCo, in its capacity as the sole stockholder of Merger Sub, irrevocably and unconditionally agrees that PubCo shall:

(a) in any other circumstances upon which a consent or other approval is reasonably required under Merger Sub’s Governing Documents or otherwise to effect the Transactions, consent or approve (or cause to be consented or approved) all of the relevant PubCo Covered Securities in favor thereof; and

(b) execute and return an action by written consent against (i) any Acquisition Transaction or any proposal relating to an Acquisition Transaction (in each case, other than the Transactions); (ii) any merger agreement or merger (other than the Combination Agreement and the Merger), consolidation, combination, sale of substantially all assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company; and (iii) any proposal, action or agreement that would or would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Combination Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any party under the Combination Agreement or (C) result in any of the conditions set forth in Article XII of the Combination Agreement not being fulfilled.

5. No Inconsistent Agreements. Each of the Equityholder and PubCo hereby covenants and agrees that it shall not (i) enter into any equityholders agreement, voting agreement, voting trust, registration rights agreements or other agreement with respect to any of its respective Covered Securities that is inconsistent with its respective obligations pursuant to this Agreement, (ii) grant a proxy, power of attorney or similar right with respect to any of the equity interest of its respective Covered Securities, respectively, that is inconsistent with its respective obligations pursuant to this Agreement, or (iii) enter into any other agreement or undertaking that is otherwise inconsistent with, or would reasonably be expected to interfere with, or would reasonably be expected to prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

6. Termination; Non-Survival of Representations and Warranties.

(a) This Agreement shall terminate upon the earlier to occur of (i) the Merger Effective Time and (ii) the termination of the Combination Agreement in accordance with its terms in circumstances where the Closing does not occur (the earlier such date under clause (i) or (ii) being referred to herein as the “Termination Date”), and upon such termination, this Agreement shall forthwith become void and have no further force or effect, without any liability on the part of any Party; provided, that (A) no such termination shall relieve any Party of any liability for Fraud or intentional and willful breach of this Agreement prior to its termination, (B) this Section 6(a), Section 8(e), Section 8(f), Section 10, and Sections 12 through 25 shall survive any such termination, and (C) Section 8(c) shall survive any such termination under clause (i) above until the earlier of (x) the expiration of the Lock-up Period and (y) the Third Early Lock-up Expiration Time.

(b) None of the representations or warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing.

7. Representations and Warranties of the Equityholder and PubCo. Each of the Equityholder and PubCo hereby represents and warrants, severally and not jointly, to Thunder Bridge as follows:

(a) It is the sole record owner and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, or has a valid proxy to vote, its respective Covered Securities, free and clear of any Liens (other than as created by this Agreement or the Governing Documents of PubCo, HoldCo, the Company or Merger Sub, as the case may be). As of the date hereof, other than the respective

Annex E-3

Covered Securities set forth opposite its name on Schedule 1, it does not own beneficially or of record any PubCo Shares, HoldCo Interests, Company Shares or Merger Sub Shares (or any securities convertible into PubCo Shares, HoldCo Interests, Company Shares or Merger Sub Shares) or any interest therein.

(b) Except as provided in this Agreement or the Governing Documents of PubCo, HoldCo, the Company or Merger Sub, as the case may be, it has (i) full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, whether by ownership or by proxy, in each case, with respect to its respective Covered Securities, (ii) not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any its respective Covered Securities, that is inconsistent with its obligations pursuant to this Agreement, (iii) not granted a proxy or power of attorney with respect to any of its respective Covered Securities that is inconsistent with its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibits or prevents it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(c) It is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate or other power and authority to, and have taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and, subject to the due execution and delivery of this Agreement by Thunder Bridge, constitutes a legally valid and binding agreement of it enforceable against it in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended), the Financial Instruments and Exchange Act of Japan (Act No. 25 of April 13, 1948, as amended), the Payment Services Act of Japan (Act No.59 of June 24, 2009, as amended) and the rules of the Tokyo Stock Exchange, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by it from, or to be given by it to, or to be made by it with, any Governmental Authority in connection with the execution, delivery and performance by it of this Agreement, the consummation of the transactions contemplated hereby or the Transactions.

(e) Its execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, its Governing Documents, (ii) a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of its properties, rights or assets pursuant to any contract binding upon it or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 7(d), under any applicable Law to which it is subject, (iii) any change in the rights or obligations of any party under any contract legally binding upon it or (iv) any violation of applicable Law, except, in the case of clauses (ii), (iii) or (iv) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or the Transactions.

(f) As of the date of this Agreement, there is no Action pending against it or, to its knowledge, threatened against it that, in any manner, questions the beneficial or record ownership of its respective Covered Securities or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by it of its obligations under this Agreement.

(g) It understands and acknowledges that Thunder Bridge is entering into the Combination Agreement in reliance upon its execution and delivery of this Agreement and its representations, warranties, covenants and other agreements contained herein.

Furthermore, the Equityholder hereby represents and warrants to Thunder Bridge that except as described on Section 7.23 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled

Annex E-4

to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Combination Agreement based upon arrangements made by the Equityholder, for which the Company or any of its Affiliates may become liable.

8. Certain Covenants of the Equityholder.

(a) No Solicitation. During the Interim Period, the Equityholder shall not take, and shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than Thunder Bridge, the Company or any of their respective Affiliates or Representatives in respect of the Transactions) concerning any Acquisition Transaction or (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; provided, that, the execution, delivery and performance of this Agreement, the Combination Agreement or the other Transaction Documents and the transactions contemplated hereby shall not be deemed a violation of this Section 8(a). The Equityholder shall, and shall direct its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction. Notwithstanding the foregoing, (A) the Equityholder, in its capacity as a Shareholder of the Company, shall not be responsible for the actions of the Company or the Board of Directors of the Company (or any committee thereof), any subsidiary of the Company or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (B) the Equityholder, in its capacity as the controlling Shareholder of the Company, makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (C) any breach by the Company of its obligations under Section 11.04(a) of the Combination Agreement shall not, in and of itself, be considered a breach of this Section 8(a) (it being understood that, for the avoidance of doubt, the Equityholder or its Representatives shall remain responsible for any breach by the Equityholder or its Representatives of this Section 8(a)).

(b) No Transfers Prior to Termination Date. The Equityholder shall not, prior to the Termination Date (except, in each case, pursuant to the Combination Agreement), (i) directly or indirectly sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of Law or otherwise), either voluntarily or involuntarily, any of its Covered Securities, (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Covered Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (any transaction specified in clauses (i), (ii) or (iii), a “Transfer”); provided, however, that the foregoing shall not prohibit a Transfer to an Affiliate of the Equityholder (each, a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Thunder Bridge, to assume all of the obligations of the transferring Equityholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 8(b) shall not relieve the transferring Equityholder of its obligations under this Agreement. Any Transfer in violation of this Section 8(b) shall be null and void.

(c) Post-Closing Lock-Up.

(i)    Subject to Section 8(c)(ii) and Section 8(c)(iii), the Equityholder hereby agrees that the Equityholder shall not Transfer any Lock-up Shares during the Lock-up Period (the “Lock-up”). Any Transfer in violation of this Section 8(c) shall be null and void.

(ii)   Notwithstanding the provisions set forth in Section 8(c)(i), the Equityholder may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) the Equityholder’s officers, directors or employees, (B) any family members, foundation, trust, family limited partnership, family limited liability company or other entity created and used for estate planning purposes of the Equityholder’s officers, directors or employees, or (C) any Affiliates of the Equityholder or any officers, directors or employees of such Affiliates; or (ii) in the event of the Company’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Company’s Shareholders

Annex E-5

having the right to exchange their shares of Company Stock for cash, securities or other property subsequent to the Closing Date; provided, that each transferee contemplated by clauses (i) through (ii) (each, a “Permitted Transferee”) must agree in writing to be bound by the Lock-up.

(iii)  Notwithstanding the provisions set forth in Section 8(c)(i) and Section 8(c)(ii):

(1)    an aggregate of one-third of the Equityholder’s Lock-up Shares will be automatically released from the Lock-up (allocated pro rata) at the First Early Lock-up Expiration Time;

(2)    an aggregate of one-third of the Equityholder’s Lock-up Shares will be automatically released from the Lock-up (allocated pro rata) at the Second Early Lock-up Expiration Time; and

(3)    the remainder, being an aggregate of one-third of the Equityholder’s Lock-up Shares, will be automatically released from the Lock-up (allocated pro rata) at the Third Early Lock-up Expiration Time.

(iv)  Notwithstanding the provisions set forth in Section 8(c)(iii) if, at any Early Lock-Up Expiration Time, PubCo is in a Blackout Period, the actual date of such Early Lock-Up Expiration shall be delayed (the “Early Lock-Up Expiration Extension”) until immediately prior to the opening of trading on the second Trading Day (the “Extension Expiration Time”) following the first date (such first date, the “Extension Expiration Measurement Date”) that PubCo is no longer in a Blackout Period under its insider trading policy; provided, further, that, in the case of either an Early Lock-Up Expiration or an Early Lock-Up Expiration Extension, PubCo shall announce through a major news service, or on a Form 6-K, the Early Lock-Up Expiration and the Early Lock-Up Expiration Time, or the Early Lock-Up Expiration Extension and the Extension Expiration Time, as the case may be, at least one full Trading Day prior to the Early Lock-Up Expiration Time or the Extension Expiration Time, as applicable.

(d) No Actions to Breach Agreement. Neither the Equityholder nor PubCo shall take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or disabling it from performing its obligations under this Agreement.

(e) Maintenance of Records. The Equityholder hereby authorizes PubCo to maintain a copy of this Agreement at either its executive office or registered office.

(f) Binding Effect of Combination Agreement. The Equityholder hereby acknowledges that it has read the Combination Agreement and this Agreement and has had the opportunity to consult with its tax, legal and other advisors with respect thereto and hereto. The Equityholder shall be bound by and comply with Section 11.07 (Confidentiality; Publicity) of the Combination Agreement (and any relevant definitions contained in any such section) as if the Equityholder was an original signatory to the Combination Agreement with respect to such provisions.

(g) Closing Date Deliverables. On the Closing Date, the Equityholder shall deliver to Thunder Bridge and PubCo a duly executed copy of the Registration Rights Agreement, in substantially the form attached as Exhibit D to the Combination Agreement.

(h) Update of Schedule 1. If the Equityholder acquires record or beneficial ownership of any Equityholder Covered Securities following the date hereof and prior to the Closing, other than as a result of the Transactions, the Equityholder shall promptly notify PubCo and Thunder Bridge in writing (email being sufficient), and Schedule 1 shall be updated to reflect the Equityholder’s ownership of such additional Equityholder Covered Securities. If PubCo acquires record or beneficial ownership of any PubCo Covered Securities following the date hereof and prior to the Closing, other than as a result of the Transactions, PubCo shall promptly notify the Equityholder and Thunder Bridge in writing (email being sufficient), and Schedule 1 shall be updated to reflect PubCo’s ownership of such additional PubCo Covered Securities. Schedule 1 shall also be updated from time to time to reflect changes resulting from the Transactions.

9. Further Assurances. During the Interim Period, at Thunder Bridge’s reasonable request, the Equityholder and PubCo shall each execute and deliver such additional documents and take all such further action as may be necessary or reasonably requested to effect the actions and consummate the transactions contemplated hereby.

Annex E-6

10. Disclosure. The Equityholder hereby authorizes PubCo and Thunder Bridge to publish and disclose in any announcement or disclosure relating to the Transactions, including any such announcement or disclosure required or requested by the SEC (or as otherwise required or requested pursuant to any applicable Laws or any other Governmental Authorities), the Equityholder’s identity and ownership of the relevant Equityholder Covered Securities and the nature of the Equityholder’s obligations under this Agreement and, if deemed appropriate by Thunder Bridge or PubCo, a copy of this Agreement. The Equityholder will promptly provide any information reasonably requested in writing by Thunder Bridge, PubCo, HoldCo or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Combination Agreement (including filings with the SEC).

11. Changes in Capital Stock. In the event (i) of a stock split, stock dividend or distribution, or any change in Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, (ii) the Equityholder or PubCo purchases or otherwise acquires beneficial ownership of any PubCo Shares, HoldCo Interests, Company Shares or Merger Sub Shares or (iii) the Equityholder or PubCo acquires the right to vote or share in the voting of any PubCo Shares, HoldCo Interests, Company Shares or Merger Sub Shares, the term “Covered Securities” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, and the terms “Equityholder Covered Securities” and “PubCo Covered Securities” shall be deemed to refer to such Covered Securities held by the Equityholder and PubCo, respectively.

12. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Thunder Bridge Sponsor, PubCo and the Equityholder.

13. Waiver. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 12):

if to the Equityholder:

Monex Group, Inc.
ARK Mori Building 25F 1-12-32
Akasaka, Minato-ku, Tokyo 107-6025, Japan
Attn: Financial Control Department
E-mail: mg-control@monex.co.jp

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
Ark Hills Sengokuyama Mori Tower, 41F
9-10, Roppongi 1-chome
Minato-ku, Tokyo 106-0032, Japan
Attention: Alan Cannon
Email: acannon@stblaw.com

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017, United States
Attention: Patrick Naughton
Email: pnaughton@stblaw.com

Annex E-7

if to PubCo:

Coincheck Group B.V.
Hoogoorddreef 15, 1101 BA
Amsterdam, Netherlands
Attn: Akira Inoue
E-mail: akira_inoue@monex.co.jp

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
Ark Hills Sengokuyama Mori Tower, 41F
9-10, Roppongi 1-chome
Minato-ku, Tokyo 106-0032, Japan
Attention: Alan Cannon
Email: acannon@stblaw.com

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017, United States
Attention: Patrick Naughton
Email: pnaughton@stblaw.com

if to Thunder Bridge prior to Closing or to Thunder Bridge Sponsor:

9912 Georgetown Pike, Suite D203
Great Falls, VA 22066
Attn: Gary Simanson, Chief Executive Officer
E-mail: gsimanson@thunderbridge.us

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Ave, NW, Suite 900
Washington, DC 20001
Attn: Jon Talcott and Peter Strand
E-mail: jon.talcott@nelsonmullins.com and
peter.strand@nelsonmullins.com

15. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Thunder Bridge any direct or indirect ownership or incidence of ownership of or with respect to the Covered Securities. All rights, ownership and economic benefits of and relating to the Equityholder Covered Securities shall remain vested in and belong to the Equityholder, and all rights, ownership and economic benefits of and relating to the PubCo Covered Securities shall remain vested in and belong to PubCo, and Thunder Bridge shall have no authority to direct either the Equityholder or PubCo in the voting or disposition of any of the Covered Securities, except as otherwise provided herein.

16. Entire Agreement; Time of Effectiveness. This Agreement and the Combination Agreement constitute the entire agreement and understanding, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

17. No Third-Party Beneficiaries. The Equityholder and PubCo hereby agree that their representations, warranties and covenants set forth herein are solely for the benefit of Thunder Bridge in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties, any rights or remedies hereunder, including the right to rely upon the representations, warranties and covenants set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against, the Persons expressly named as parties to this Agreement.

Annex E-8

18. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws or statute of limitations of another jurisdiction.

(b) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 18(b).

(c) EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Equityholder or PubCo in whole or in part (whether by operation of Law or otherwise), without the prior written consent of Thunder Bridge or (b) be assigned by Thunder Bridge, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Equityholder and PubCo. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

20. Enforcement. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including obligations under Sections 1 through 4, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. In the event of a final non-appealable judgement from a court of competent jurisdiction relating to this Agreement, the prevailing party in such action shall be entitled to reasonable and documented fees and expenses (including reasonable and documented attorney’s fees) from the non-prevailing party.

21. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

22. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

Annex E-9

23. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections and Schedules are to Sections and Schedules of this Agreement, respectively, unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The term “or” is not exclusive.

24. Capacity as an Equityholder or Proxy Holder. Notwithstanding anything herein to the contrary, (a) the Equityholder is signing this Agreement solely in the Equityholder’s capacity as (i) prior to the Share Exchange, the sole shareholder of PubCo entitled to vote at PubCo’s general meeting and, from and after the Share Exchange, the controlling shareholder of PubCo, (ii) prior to the Share Exchange, the controlling shareholder of the Company and, (iii) prior to the HoldCo Contribution, the sole member of HoldCo, and not in any other capacity, and (b) PubCo is signing this Agreement solely in PubCo’s capacity as (i) the sole stockholder of Merger Sub and (ii) from and after the HoldCo Contribution, the sole member of HoldCo, and not in any other capacity, and this Agreement shall not limit, prevent or otherwise affect the actions of the Equityholder or PubCo or any of the respective Affiliates or Representatives thereof, or any of their respective Affiliates, in his, her or its capacity, if applicable, as an officer or director of PubCo or the Company (or any Subsidiary of PubCo or the Company) or any other Person, including in the exercise of his, her or its fiduciary duties as a director or officer of PubCo or the Company or any Subsidiary of PubCo or the Company.

25. Defined Terms. For purposes of this Agreement:

(1)   the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in PubCo’s securities would not be permitted under the PubCo’s insider trading policy;

(2)   the term “Early Lock-up Expiration Time” means, as applicable, the First Early Lock-up Expiration Time, Second Early Lock-up Expiration Time, or Third Early Lock-up Expiration Time;

(3)   the term “First Early Lock-up Expiration Time” means, if the last reported sale price of the PubCo Shares on the exchange on which the PubCo Shares are listed (the “Closing Price”) equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “First Threshold Price”) for 20 out of any 30 consecutive Trading Days, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “First Measurement Period”), then immediately prior to the opening of trading on the exchange on which the PubCo Shares are listed on the Trading Day following the end of the First Measurement Period;

(4)   the term “Lock-up Period” means the period beginning on the Closing Date and ending on the date that is three hundred and sixty-five (365) days after (and excluding) the Closing Date;

(5)   the term “Lock-up Shares” means the PubCo Shares held by the Equityholder immediately following the Closing (other than PubCo Shares acquired in connection with an approved third-party financing, or PubCo Shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of PubCo Shares occurs on or after the Closing);

Annex E-10

(6)   the term “Second Early Lock-up Expiration Time” means, if the Closing Price equals or exceeds $17.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Second Threshold Price”) for 20 out of any 30 consecutive Trading Days, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “Second Measurement Period”), then immediately prior to the opening of trading on the exchange on which the PubCo Shares are listed on the Trading Day following the end of the Second Measurement Period;

(7)   the term “Third Early Lock-up Expiration Time” means, if the Closing Price equals or exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Third Threshold Price”) for 20 out of any 30 consecutive Trading Days, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “Third Measurement Period”), then immediately prior to the opening of trading on the exchange on which the PubCo Shares are listed on the Trading Day following the end of the Third Measurement Period;

(8)   the term “Threshold Price” means, as applicable, the First Threshold Price, the Second Threshold Price, and the Third Threshold Price; and

(9)   the term “Trading Day” is a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

[The remainder of this page is intentionally left blank.]

Annex E-11

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

MONEX GROUP, INC.
By:	/s/ Oki Matsumoto
Name:	Oki Matsumoto
Title:	Chairman & CEO
Coincheck GROUP B.V.
By:	/s/ Akira Inoue
Name:	Akira Inoue
Title:	Managing Director
Thunder Bridge Capital Partners IV, Inc.
By:	/s/ Gary A. Simanson
Name:	Gary A. Simanson
Title:	Chief Executive Officer

[Signature Page to Company Support Agreement]

Annex E-12

Schedule 1

Covered Securities

Name	PubCo Shares Held	Company Shares Held	HoldCo Interests Held	Merger Sub Shares Held
Monex Group, Inc.	1	1,799,467	100%	0
Coincheck Group B.V.	0	0	0	100

Annex E-13

Annex F

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of _________ 2022, is made and entered into by and among Coincheck Group B.V. (the “Company”), TBCP IV, LLC (“Thunder Bridge Sponsor”), Monex Group, Inc. (“Monex”), and the Persons set forth on Exhibit A hereto (collectively with the Thunder Bridge Sponsor, Monex and any other person or entity who hereafter becomes a party to this Agreement, each a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company is party to that certain Business Combination Agreement, dated as of March 22, 2022 (the “Combination Agreement”), by and among Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (“Thunder Bridge”), the Company, M1 Co G.K., a Japanese limited liability company (godo kaisha) (“HoldCo”), Coincheck Merger Sub, Inc. (“Merger Sub”), a Delaware corporation, and Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha) (“Coincheck”), pursuant to which, among other things, on or about the date hereof, Merger Sub will merge with and into Thunder Bridge (with Thunder Bridge being the surviving entity and a wholly-owned subsidiary of the Company) in exchange for Thunder Bridge’s stockholders receiving a right to receive shares of the Company with a nominal value of one eurocent (EUR 0.01) each (the “Ordinary Shares”);

WHEREAS, Thunder Bridge Sponsor and Thunder Bridge are parties to that certain Registration Rights Agreement, dated June 29, 2021 (“Prior Agreement”), by and among Thunder Bridge, Sponsor, and other Persons parties thereto attached as Exhibit 10.5 to Thunder Bridge’s current report on Form 8-K filed with the Commission on July 2, 2021;

WHEREAS, in connection with the Unit Subscription Agreement, dated July 2, 2021, Thunder Bridge Sponsor acquired 129,611 warrants exercisable for one Thunder Bridge Common Share for $11.50 per share (the “Thunder Bridge Warrants”);

WHEREAS, the Thunder Bridge Sponsor is acquiring Ordinary Shares (including the Ordinary Shares issued or issuable upon the exercise of any other equity security issued to Thunder Bridge Sponsor pursuant to the terms of the Combination Agreement, including the private placement of Thunder Bridge Common Shares) on or about the date hereof pursuant to the Combination Agreement;

WHEREAS, on or about the date hereof, pursuant to the Combination Agreement, each Thunder Bridge Warrant is automatically and irrevocably modified to provide that such Thunder Bridge Warrant no longer entitles the holder thereof to exercise such Thunder Bridge Warrant for one Thunder Bridge Common Share for $11.50 per share and in substitution thereof such Thunder Bridge Warrant shall entitle the holder thereof to exercise such Thunder Bridge Warrant for one Ordinary Share for $11.50 per share; and

WHEREAS, in connection with the transactions contemplated by the Combination Agreement, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which, in the good faith judgment of the President or Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be

Annex F-1

made at such time but for the filing, effectiveness or continued use of such Registration Statement or Prospectus, and (c) the Company has (x) a bona fide business purpose for not making or (y) determined the premature disclosure of such information would materially adversely affect the Company.

“Affiliate” shall mean, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided that no Holder shall be deemed an Affiliate of any other Holder solely by reason of an investment in, or holding of Ordinary Shares (or securities convertible or exchangeable for share of Ordinary Shares) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Claims” shall have the meaning given in subsection 4.1.1.

“Closing Date” shall mean the date of this Agreement.

“Combination Agreement” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Company Support Agreement” shall mean that certain Company Support Agreement, dated as of March 22, 2022 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereto), by and among the Company, Monex and Thunder Bridge.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“DR Demanding Holders” shall mean the applicable Holders having the right to make, and actually making, a written demand for the Registration of Registrable Securities pursuant to subsection 2.2.1.

“DR Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form F-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form F-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Holders” shall have the meaning given in the Preamble hereto.

“Lock-Up Period” means (i) with respect to the Registrable Securities owned by the Sponsor Parties, the “Lock-Up Period” as defined in the Sponsor Support Agreement, (ii) with respect to the Registrable Securities owned by Monex, the “Lock-Up Period” as defined in the Company Support Agreement, and (iii) with respect to any other Holder, the “Lock-Up Period” as defined in the lock-up agreement with the Company to which such Holder is a party.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Minimum Amount” shall have the meaning given in subsection 2.1.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading.

“Monex” shall have the meaning given in the Preamble.

Annex F-2

“Ordinary Shares” shall have the meaning given in the Recitals.

“Permitted Transferees” shall mean a person or entity to whom the Holders are permitted to Transfer Registrable Securities prior to the expiration of the Lock-Up Period with respect to the Registrable Securities owned by such Holder.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Ordinary Shares or other equity securities of the Company held by a Holder immediately following the Closing, (b) any Ordinary Shares issued to a Holder pursuant to the terms of the Combination Agreement (including the Ordinary Shares issued or issuable upon the exercise of any other equity security issued to a Holder pursuant to the terms of the Combination Agreement), (c) the Thunder Bridge Warrants (including any Ordinary Shares issued or issuable upon the exercise of any Thunder Bridge Warrants) and (d) any other equity security of the Company issued or issuable with respect to the securities referred to in the foregoing clauses (a) through (c) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)     all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Registrable Securities are then listed;

(b)    fees and expenses of compliance with securities or blue-sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)     printing, messenger, telephone, delivery and road show or other marketing expenses;

(d)    reasonable fees and disbursements of counsel for the Company;

(e)     reasonable fees and disbursements of all independent registered public accountants of the Company incurred in connection with such Registration;

(f)     reasonable fees and expenses of one (1) legal counsel selected by the Company to render any local counsel opinions in connection with the applicable Registration; and

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(g)    reasonable fees and expenses of one (1) legal counsel selected by (i) the majority-in-interest of the DR Demanding Holders initiating a Demand Registration, (ii) the majority-in-interest of the SUO Demanding Holders initiating a Shelf Underwritten Offering, or (iii) the majority-in-interest of participating Holders under Section 2.3 if the Registration was initiated by the Company for its own account or that of a Company shareholder other than pursuant to rights under this Agreement, in each case to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor Parties” shall mean Thunder Bridge Sponsor and its permitted successors and assigns.

“Sponsor Support Agreement” shall mean that certain Sponsor Support Agreement, dated as of March 22, 2022 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereto), by and among the Company, Thunder Bridge Sponsor, Thunder Bridge, Monex, Coincheck and the other parties thereto.

“Subscription Agreements” shall mean those certain subscription agreements, dated [•], 2022 and [•], 2022 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof), by and between Thunder Bridge and certain subscribers to purchase Thunder Bridge Common Shares, par value $0.0001 per share.

“SUO Demanding Holders” shall mean the applicable Holders having the right to make, and actually making, a written demand for a Shelf Underwritten Offering of Registrable Securities pursuant to subsection 2.1.3.

“SUO Requesting Holder” shall have the meaning given in subsection 2.1.3.

“Thunder Bridge” shall have the meaning given in the Preamble.

“Thunder Bridge Sponsor” shall have the meaning given in the Recitals.

“Thunder Bridge Warrants” shall have the meaning given in the Recitals.

“Transfer” shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Warrant Agreement” shall mean that certain Warrant Agreement, dated June 29, 2021 by and between Thunder Bridge and Continental Stock Transfer & Trust Company, as warrant agent.

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ARTICLE II
REGISTRATIONS

Section 2.1 Shelf Registration.

2.1.1 Following the Closing Date, the Company shall use its reasonable best efforts to (i) file a Registration Statement under the Securities Act within [twenty (20) Business Days]1 after the Closing Date to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this subsection 2.1.1 and (ii) cause such Registration Statement to be declared effective as soon as practicable after the filing thereof. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form F-1 (a “Form F-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available (including to use its reasonable best efforts to add Registrable Securities held by Permitted Transferees) or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within fifteen (15) days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 The Company shall use its reasonable best efforts to convert the Form F-1 Shelf filed pursuant to subsection 2.1.1 to a shelf registration statement on Form F-3 (a “Form F-3 Shelf”) as promptly as practicable after the Company is eligible to use a Form F-3 Shelf and have the Form F-3 Shelf declared effective as promptly as practicable and to cause such Form F-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or subsection 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (a “Shelf Underwritten Offering”); provided that such Holder(s) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $20.0 million from such Shelf Underwritten Offering (or if the Sponsor Parties only hold Registrable Securities with a total offering price reasonably expected to be less than the Minimum Amount (as defined below), all of the Registrable Securities held by the Sponsor Parties) (such amount of Registrable Securities, as applicable, the “Minimum Amount”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within two (2) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and each Holder of Registrable Securities who thereafter wishes to include all or a portion

____________

1       Assuming March 31, 2022 year end audited financials in the Form F-4.

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of such Holder’s Registrable Securities in a Registration pursuant to a Shelf Underwritten Offering (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Shelf Underwritten Offering, a “SUO Requesting Holder”) shall so notify the Company of its intent to participate in such Shelf Underwritten Offering, in writing, within three (3) business days after the receipt by such Holder of the Company Shelf Takedown Notice. Upon receipt by the Company of any such written notification from a SUO Requesting Holder(s) to the Company, subject to the provisions of subsection 2.2.4, the Company shall include in such Shelf Underwritten Offering all Registrable Securities of such SUO Requesting Holder(s). The Company shall, together with all participating Holders of Registrable Securities of the Company proposing (and permitted) to distribute their securities through such Shelf Underwritten Offering, enter into an underwriting agreement in customary form for such Shelf Underwritten Offering with the managing Underwriter or Underwriters selected by the majority-in-interest of the participating Holders after consultation with the Company and shall take all such other reasonable actions as are reasonably requested by the managing Underwriter or Underwriters in order to facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain representations, covenants, indemnities and other rights and obligations in customary form for such Shelf Underwritten Offering by the Company. Any Shelf Underwritten Offering effected pursuant to this subsection 2.1.3 shall be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2 hereof.

Section 2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.5 and Sections 2.4 and 3.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 or subsection 2.1.2 covering Registrable Securities, (a) Thunder Bridge Sponsor and (b) Monex, may make a written demand for Registration of all or part of their Registrable Securities on (i) Form F-1, or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities or (ii) if available, Form F-3, which in the case of either clause (i) or (ii), may be a shelf registration statement filed pursuant to Rule 405 under the Securities Act, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, promptly (but in any event within fifteen (15) days following the Company’s receipt of a Demand Registration), notify, in writing all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “DR Requesting Holder”) shall so notify the Company, in writing, within three (3) business days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a DR Requesting Holder(s) to the Company, subject to subsection 2.2.4 below, such DR Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the DR Demanding Holders and DR Requesting Holders pursuant to such Demand Registration. The Company shall not be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration or a Shelf Underwritten Offering initiated by the Sponsor Parties under subsection 2.1.3 or this subsection 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the DR Demanding Holders and the DR Requesting Holders (or in the case of a Shelf Underwritten Offering, the SUO Demanding Holders and the SUO Requesting Holders) to be registered on behalf of the DR Demanding Holders and the DR Requesting Holders (or in the case of a Shelf Underwritten Offering, the SUO Demanding Holders and the SUO Requesting Holders) in such Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other

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governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the DR Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by the same DR Demand Holder becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Sections 2.4 and 3.4 hereof, if a majority-in-interest of the DR Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such DR Demanding Holder or DR Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the DR Demanding Holders initiating the Demand Registration.

2.2.4 Reduction of Underwritten Offering. In the event of a Demand Registration that is to be an Underwritten Offering or a Shelf Underwritten Offering, and if the managing Underwriter or Underwriters, in good faith, advises the Company and, in the case of a Demand Registration, the DR Demanding Holders and the DR Requesting Holders (if any) (or in the case of a Shelf Underwritten Offering, the SUO Demanding Holders and the SUO Requesting Holders (if any)), in writing that, in its opinion, the dollar amount or number of Registrable Securities that the DR Demanding Holders and the DR Requesting Holders (if any) (or in the case of a Shelf Underwritten Offering, the SUO Demanding Holders and the SUO Requesting Holders (if any)) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell for its own account and the Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the DR Demanding Holders and the DR Requesting Holders (if any) (or in the case of a Shelf Underwritten Offering, the SUO Demanding Holders and the SUO Requesting Holders (if any)) pro rata based on the number of securities requested to be sold that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Ordinary Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. A DR Demanding Holder or a DR Requesting Holder in the case of a Demand Registration (or a SUO Demanding Holder or a SUO Requesting Holder in the case of a Shelf Underwritten Offering) shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to subsection 2.2.1 or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to so withdraw at any time up to (a) in the case of a Demand Registration not involving an Underwritten Offering or a Shelf Underwritten Offering, one (1) day prior to the effective date of the applicable Registration Statement or (b) in the case of any Demand Registration involving an Underwritten Offering or any Shelf Underwritten Offering, one (1) day prior to the expected pricing date of such Underwritten

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Offering or Shelf Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the DR Demanding Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as SUO Demanding Holders, being less than the Minimum Amount), the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. The Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to and including its withdrawal under this subsection 2.2.5; provided that upon withdrawal by a majority-in-interest of the DR Demanding Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as SUO Demanding Holders, being less than the Minimum Amount), such Registration shall be counted towards the limit on Registrations set forth in subsection 2.2.1.

Section 2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of Ordinary Shares (including equity securities exercisable or exchangeable for, or convertible into, Ordinary Shares), for its own account or for the account of stockholders of the Company, other than a Registration Statement (a) filed in connection with any employee share option or other benefit plan, (b) a Registration Statement on Form F-4 or Form S-8 (or any successor forms), (c) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (d) for an offering of debt that is convertible into equity securities of the Company, (e) for a dividend reinvestment plan or similar plans, (f) filed pursuant to Section 2.1, (g) filed pursuant to Section 2.2, or (h) filed in connection with any business combination or acquisition involving the Company, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable (but not less than ten (10) days prior to the anticipated filing by the Company with the Commission of any Registration Statement with respect thereto), which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution (including whether such registration will be pursuant to a shelf registration statement), the proposed date of filing of such Registration Statement with the Commission and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, in each case to the extent then known, (B) describe such Holders’ rights under this Section 2.3 and (C) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities identified in a Holder’s response notice described in the foregoing sentence to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company shareholder(s) for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company or Company shareholder(s) for whose account the Registration Statement is to be filed. For purposes of this Section 2.3, the filing by the Company of an automatic shelf registration statement for offerings pursuant to Rule 415(a) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of Registrable Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this Section 2.3).

2.3.2 Reduction of Piggyback Registration. If a Piggyback Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in its opinion, the dollar amount or number of the Ordinary Shares or other equity securities that the Company desires to sell, taken together

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with (a) the Ordinary Shares or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (c) the Ordinary Shares or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

2.3.2.1 if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (a) first, the Ordinary Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares or other equity securities, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

2.3.2.2 if the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (a) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, pro rata base on the number of securities requested to be included, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares or other equity securities other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration up to (a) in the case of a Piggyback Registration not involving an Underwritten Offering or Shelf Underwritten Offering, one (1) day prior to the effective date of the applicable Registration Statement or (b), in the case of any Piggyback Registration involving an Underwritten Offering or any Shelf Underwritten Offering, one (1) day prior to the expected pricing date of such Underwritten Offering or Shelf Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. The Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to and including its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

Section 2.4 Restrictions on Registration Rights. If (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board

Annex F-9

concludes as a result that it is essential to delay the filing of such Registration Statement at such time, the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. Notwithstanding anything to the contrary contained in this Agreement, no Registration shall be required to be effected and no Registration Statement shall be required to become effective, with respect to any Registrable Securities held by any Holder, until after the expiration of the Lock-Up Period with respect to such Registrable Securities.

ARTICLE III
COMPANY PROCEDURES

Section 3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as reasonably possible:

3.1.1 prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 (a) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders, and (b) except in the case of a Registration under Section 2.3, not file any such Registration Statement or Prospectus, or amendment or supplement thereto, to which any such Holder or Registrable Securities shall have reasonably objected on the grounds that such Registration Statement or Prospectus or supplement or amendment thereto, does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder;

3.1.4 prior to any public offering of Registrable Securities, but in any case no later than the effective date of the applicable Registration Statement, use its reasonable best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company or otherwise and do any and all other acts and things that may be necessary or advisable, in each case, to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

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3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that the Company amend or supplement such Registration Statement or Prospectus or the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or Prospectus the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, as applicable;

3.1.8 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event or the existence of any condition as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in Section 3.4 hereof, at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include a Misstatement or such Prospectus, as supplemented or amended, shall comply with law;

3.1.10 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate in the preparation of any Registration Statement, each such Prospectus included therein or filed with the Commission, and each amendment or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business, finances and accounts of the Company and its subsidiaries with its officers, directors and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders’ and such Underwriters’ respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act, and will cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that if requested by the Company, such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and any Underwriter;

3.1.12 in connection with an Underwritten Offering, use reasonable best efforts to obtain for the underwriter(s) opinions of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and to make available to its security holders, as soon as reasonably practicable, an earnings statement that satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations thereunder, including Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $20.0 million, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

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3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, including causing the officers and directors of the Company to enter into customary “lock-up agreements,” in connection with such Registration.

Section 3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, stock transfer taxes and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Participation in Underwritten Offerings.

3.3.1 No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated pursuant to the terms of this Agreement unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.3.2 The Company will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against the Company as a result of such election). Any liability of such Holder to any Underwriter or other person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.

Section 3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with law), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than sixty (60) days, determined in good faith by the Board to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4. The Holders shall maintain the confidentiality of such notice and its contents.

Section 3.5 Covenants of the Company. As long as any Holder shall own Registrable Securities, the Company hereby covenants and agrees at all times while it shall be a reporting company under the Exchange Act, to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any

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successor rule promulgated thereafter by the Commission), including providing any legal opinions; provided that the delivery of any legal opinions may be subject to receipt by the Company and/or its transfer agent of customary representations of the applicable Holder, which are satisfactory to the Company and its transfer agent, as applicable. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.6 Legend Removal Obligations. In connection with the written request of any Holder, the Company shall remove any restrictive legend included on the certificates (or, in the case of book-entry shares, any other instrument or record) representing such Holder’s and/or its affiliates’ or Permitted Transferee’s ownership of Registrable Securities, and promptly issue a certificate (or evidence of the issuance of securities in book-entry form) without such restrictive legend or any other restrictive legend to the holder of the applicable shares of Registrable Securities upon which it is stamped, if (i) such Registrable Securities are registered for resale under the Securities Act and such Registration Statement for such Registrable Securities has not been suspended under the Securities Act, the Exchange Act or the rules and regulations of the Commission promulgated thereunder, (ii) such Registrable Securities are sold or transferred pursuant to Rule 144, or (iii) such Registrable Securities are eligible for sale pursuant to Section 4(a)(1) of the Securities Act or Rule 144 without volume or manner-of-sale restrictions. Following the earlier of (A) the effective date of a Registration Statement registering such Registrable Securities or (B) Rule 144 becoming available for the resale of such Registrable Securities without volume or manner-of-sale restrictions, the Company upon the written request of the Holder or its Permitted Transferee, shall instruct the Company’s transfer agent to remove the legend from such Registrable Securities (in whatever form) and shall cause Company counsel to issue any legend removal opinion required by the transfer agent. Any reasonable and documented fees (with respect to the transfer agent, Company counsel, or otherwise) associated with the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will, as soon as practicable, and in any case no later than three (3) business days following the delivery by any Holder or its Permitted Transferee to the Company or the transfer agent (with notice to the Company) of a legended certificate (if applicable) representing such Registrable Securities and, to the extent such sale is not pursuant to an effective registration statement, such other documentation as reasonably requested by the Company, deliver or cause to be delivered to the holder of such Registrable Securities a certificate representing such Registrable Securities (or evidence of the issuance of such Registrable Securities in book-entry form) that is free from all restrictive legends; provided that, notwithstanding the foregoing, the Company will not be required to deliver any opinion, authorization, certificate or direction to remove the restrictive legend pursuant to this Section 3.6 if (x) removal of the legend would result in or facilitate transfer of securities in violation of applicable law or (y) following receipt of instruction from the Company, the transfer agent refuses to remove the legend.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, managers, shareholders, members, employees, agents, investment advisors and each person who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against all losses, claims, damages, liabilities and expenses (including attorneys’ fees), joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, “Claims”), to which any such Holder or other persons may become subject, insofar as such Claims arise out of or are based on any untrue or alleged untrue statement of any material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such Holder or other person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Claim; except insofar as the Claim or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such filing in reliance upon and in conformity with information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating pursuant to this Agreement, such Holder shall furnish (or cause to be furnished) to the Company an undertaking reasonably satisfactory to the Company, to indemnify the Company, its officers, directors, partners, managers, shareholders, members, employees and agents and each person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any Claims, to which any the Company or such other persons may become subject, insofar as such Claims arise out of or are based on any untrue statement of any material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such Claim, permit such indemnifying party to assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement includes a statement or admission of fault or culpability on the part of such indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification and contribution provided for under this Agreement (a) shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, partners, shareholders or members, employees, agents, investment advisors, Affiliates or controlling person of such indemnified party and shall survive the Transfer of Registrable Securities and (b) are not exclusive and shall not limit any rights or remedies which may be available to any indemnified party at law or in equity or pursuant to any other agreement.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the other hand in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations; provided, however, that the liability of any Holder or any director, officer, employee, agent, investment advisor or controlling person thereof under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. In connection with any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed by the Company, the relative fault of the indemnifying party or parties, on the one hand, and the indemnified party or parties, on the other hand, shall be determined by reference to, among other

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things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

4.1.6 The indemnification required by this Section 4.1 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

ARTICLE V
MISCELLANEOUS

Section 5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Coincheck Group B.V., Hoogoorddreef 15, 1101 BA, Amsterdam, Netherlands, Attention: [ ], and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

Section 5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the Lock-up Period with respect to the Registrable Securities owned by such Holder, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except to such Holder’s applicable Permitted Transferees.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 5.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any Transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

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Section 5.3 Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects to be valid and enforceable.

Section 5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 5.5 Governing Law; Venue; Waiver of Jury Trial. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal laws of the State of New York. Any action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the federal courts of the United States of America located in the City of New York, Borough of Manhattan or the courts of the State of New York, in each case located in the City of New York, Borough of Manhattan, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of such courts in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 5.5. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.6 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority-in-interest of the then outstanding number of Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 5.7 Other Registration Rights. Other than pursuant to the terms of the Subscription Agreements and the Warrant Agreement, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties thereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Section 5.8 Prior Agreement. The Sponsor Parties, as parties to the Prior Agreement, hereby agree that the Prior Agreement is terminated as of the Closing Date and is replaced in its entirety by this Agreement.

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Section 5.9 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Combination Agreement, the Company Support Agreement and the Sponsor Support Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 5.10 Term. This Agreement shall terminate (a) with respect to any Holder on the date on which such Holder ceases to hold Registrable Securities and (b) otherwise upon the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in each case in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)). The provisions of Article IV shall survive any termination.

[Signature Pages Follow]

Annex F-17

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
COINCHECK GROUP B.V.
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

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THUNDER BRIDGE SPONSOR:
TBCP IV, LLC
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

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COINCHECK SHAREHOLDERS:
MONEX GROUP, INC.
By:
Name:
Title:

Name:

[Signature Page to Registration Rights Agreement]

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EXHIBIT A

[•]

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EXHIBIT B

[•]

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Annex G

Lock-Up AGREEMENT

This Lock-Up Agreement, dated as of March 22, 2022 (this “Agreement”), is entered into by and among Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“PubCo”), Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha) (the “Company”), and the individual set forth on Schedule 1 attached hereto (the “Equityholder”). PubCo and the Equityholder are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of the date hereof, the Equityholder is the sole record owner and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and has the sole power to dispose of and vote (or direct the voting of), the number of ordinary shares of the Company (such shares, the “Company Shares”) set forth opposite the Equityholder’s name on Schedule 1 attached hereto (such shares, together with any additional Company Shares or any ordinary shares of PubCo (“PubCo Shares”) (or any securities convertible into or exercisable or exchangeable for Company Shares or PubCo Shares) of which the Equityholder acquires record or beneficial ownership after the date hereof, including by any Transfer (as defined below), purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Securities”);

WHEREAS, on or about the date hereof, Thunder Bridge Capital Partners IV, Inc. (“Thunder Bridge”), PubCo, M1 Co G.K., Coincheck Merger Sub, Inc., and the Company are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Combination Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Combination Agreement);

WHEREAS, as a condition and inducement to the willingness of PubCo and the Company to enter into the Combination Agreement, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, PubCo, the Company and Equityholder hereby agree as follows:

1. Delivery of Company Shareholder Earn Out Shares to Escrow Agent. Immediately prior to the Merger Effective Time, the Equityholder shall deliver, or cause to be delivered, to the Escrow Agent to hold on behalf of the Equityholder, its Company Shareholder Pro Rata Share of the Company Shareholder Earn Out Shares to be held in an Escrow Account established pursuant to the Escrow Agreement.

2. Termination; Non-Survival of Representations and Warranties.

(a) This Agreement shall terminate upon the earlier to occur of (x) the expiration of the Lock-up Period and (y) the Third Early Lock-up Expiration Time.

(b) None of the representations or warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing.

3. Representations and Warranties of the Equityholder. The Equityholder hereby represents and warrants to PubCo and the Company as follows:

(a) The Equityholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by the Equityholder and, subject to the due execution and delivery of this Agreement by PubCo and the Company, constitutes a legally valid and binding agreement of the Equityholder enforceable against the Equityholder in accordance with the terms hereof.

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(b) The Equityholder is the sole record owner and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to the Covered Securities, free and clear of any Liens (other than as created by this Agreement or the Governing Documents of PubCo or the Company, as the case may be). As of the date hereof, other than the Covered Securities set forth opposite his name on Schedule 1, the Equityholder does not own beneficially or of record any PubCo Shares or Company Shares (or any securities convertible into PubCo Shares or Company Shares) or any interest therein.

(c) The execution and delivery of this Agreement by the Equityholder does not, and the performance by the Equityholder of his obligations hereunder will not, (i) conflict with the rights of Equityholder’s spouse or domestic partner, as applicable, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Equityholder or the Covered Securities), in each case, to the extent the absence of such consent, approval or other action would prevent, enjoin or materially delay the performance by the Equityholder of his obligations under this Agreement.

(d) As of the date of this Agreement, there is no Action pending against the Equityholder or, to his knowledge, threatened against the Equityholder that, in any manner, questions the beneficial or record ownership of the Covered Securities or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by the Equityholder of his obligations under this Agreement.

(e) The Equityholder understands and acknowledges that PubCo and the Company are entering into the Combination Agreement in reliance upon its execution and delivery of this Agreement and its representations, warranties, covenants and other agreements contained herein.

4. Certain Covenants of the Equityholder.

(a) No Transfers Prior to Termination Date. The Equityholder shall not, prior to the Termination Date (except, in each case, pursuant to the Combination Agreement), (i) directly or indirectly sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of Law or otherwise), either voluntarily or involuntarily, any of the Covered Securities, (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Covered Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (any transaction specified in clauses (i), (ii) or (iii), a “Transfer”); provided, however, that the foregoing shall not prohibit a Transfer to an Affiliate of the Equityholder (each, a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Thunder Bridge, to assume all of the obligations of the transferring Equityholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 8(b) shall not relieve the transferring Equityholder of its obligations under this Agreement. Any Transfer in violation of this Section 8(b) shall be null and void.

(b) Post-Closing Lock-Up.

(i)     Subject to Section 4(b)(ii) and Section 4(b)(iii), the Equityholder hereby agrees that the Equityholder shall not Transfer any Lock-up Shares during the Lock-up Period (the “Lock-up”). Any Transfer in violation of this Section 8(c) shall be null and void.

(ii)    Notwithstanding the provisions set forth in Section 4(b)(i), the Equityholder may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) any family members, foundation, trust, family limited partnership, family limited liability company or other entity created and used for estate planning purposes of the Equityholder’s officers, directors or employees or (B) any Affiliates of the Equityholder or any officers, directors or employees of such Affiliates; or (ii) in the event of the Company’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Company’s Shareholders having the right to exchange their shares of Company Stock for cash, securities or other property subsequent to the Closing Date; provided, that each transferee contemplated by clauses (i) through (ii) (each, a “Permitted Transferee”) must agree in writing to be bound by the Lock-up.

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(iii)   Notwithstanding the provisions set forth in Section 4(b)(i) and Section 4(b)(ii):

(1)    an aggregate of one-third of the Equityholder’s Lock-up Shares will be automatically released from the Lock-up (allocated pro rata) at the First Early Lock-up Expiration Time;

(2)    an aggregate of one-third of the Equityholder’s Lock-up Shares will be automatically released from the Lock-up (allocated pro rata) at the Second Early Lock-up Expiration Time; and

(3)    the remainder, being an aggregate of one-third of the Equityholder’s Lock-up Shares, will be automatically released from the Lock-up (allocated pro rata) at the Third Early Lock-up Expiration Time.

(iv)   Notwithstanding the provisions set forth in Section 4(b)(iii) if, at any Early Lock-Up Expiration Time, PubCo is in a Blackout Period, the actual date of such Early Lock-Up Expiration shall be delayed (the “Early Lock-Up Expiration Extension”) until immediately prior to the opening of trading on the second Trading Day (the “Extension Expiration Time”) following the first date (such first date, the “Extension Expiration Measurement Date”) that PubCo is no longer in a Blackout Period under its insider trading policy; provided, further, that, in the case of either an Early Lock-Up Expiration or an Early Lock-Up Expiration Extension, PubCo shall announce through a major news service, or on a Form 6-K, the Early Lock-Up Expiration and the Early Lock-Up Expiration Time, or the Early Lock-Up Expiration Extension and the Extension Expiration Time, as the case may be, at least one full Trading Day prior to the Early Lock-Up Expiration Time or the Extension Expiration Time, as applicable.

(c) Maintenance of Records. The Equityholder hereby authorizes PubCo to maintain a copy of this Agreement at either its executive office or registered office.

(d) Closing Date Deliverables. On the Closing Date, the Equityholder shall deliver to PubCo, TBCP IV, LLC and Monex a duly executed copy of the Registration Rights Agreement, in substantially the form attached as Exhibit C to the Combination Agreement.

5. Further Assurances. During the Interim Period, at the PubCo’s or the Company’s reasonable request, the Equityholder shall each execute and deliver such additional documents and take all such further action as may be necessary or reasonably requested to effect the actions and consummate the transactions contemplated hereby.

6. Disclosure. The Equityholder hereby authorizes PubCo and Thunder Bridge to publish and disclose in any announcement or disclosure relating to the Transactions, including any such announcement or disclosure required or requested by the SEC (or as otherwise required or requested pursuant to any applicable Laws or any other Governmental Authorities), the Equityholder’s identity and ownership of the Covered Securities and the nature of the Equityholder’s obligations under this Agreement and, if deemed appropriate by PubCo, a copy of this Agreement. The Equityholder will promptly provide any information reasonably requested in writing by PubCo or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Combination Agreement (including filings with the SEC).

7. Changes in Capital Stock. In the event (i) of a stock split, stock dividend or distribution, or any change in Company Stock or PubCo Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like or (ii) the Equityholder purchases or otherwise acquires beneficial ownership of any PubCo Shares or Company Shares, the term “Covered Securities” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each Party.

Annex G-3

9. Waiver. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10):

if to the Equityholder:

to the address set forth on Schedule 1 attached hereto

if to the Company or PubCo:

c/o Coincheck Group, Inc.
E Space Tower, 12F
3-6, Maruyamacho
Shibuya-ku, Tokyo 150-0044
Attn: Satoshi Hasuo
E-mail: satoshi.hasuo@coincheck.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
Ark Hills Sengokuyama Mori Tower, 41F
9-10, Roppongi 1-chome
Minato-ku, Tokyo 106-0032, Japan
Attention: Alan Cannon
Email: acannon@stblaw.com

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017, United States
Attention: Patrick Naughton
Email: pnaughton@stblaw.com

11. Entire Agreement; Time of Effectiveness. This Agreement constitutes the entire agreement and understanding, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

12. No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the Parties, any rights or remedies hereunder, including the right to rely upon the representations, warranties and covenants set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against, the Persons expressly named as parties to this Agreement.

13. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws or statute of limitations of another jurisdiction.

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(b) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13(b).

(c) EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties hereto. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

15. Enforcement. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. In the event of a final non-appealable judgement from a court of competent jurisdiction relating to this Agreement, the prevailing party in such action shall be entitled to reasonable and documented fees and expenses (including reasonable and documented attorney’s fees) from the non-prevailing party.

16. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

17. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

18. Defined Terms. For purposes of this Agreement:

(1)   the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in PubCo’s securities would not be permitted under the PubCo’s insider trading policy;

(2)   the term “Early Lock-up Expiration Time” means, as applicable, the First Early Lock-up Expiration Time, Second Early Lock-up Expiration Time, or Third Early Lock-up Expiration Time;

(3)   the term “First Early Lock-up Expiration Time” means, if the last reported sale price of the PubCo Shares on the exchange on which the PubCo Shares are listed (the “Closing Price”) equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “First Threshold Price”) for 20 out of any 30 consecutive Trading

Annex G-5

Days, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “First Measurement Period”), then immediately prior to the opening of trading on the exchange on which the PubCo Shares are listed on the Trading Day following the end of the First Measurement Period;

(4)   the term “Lock-up Period” means the period beginning on the Closing Date and ending on the date that is three hundred and sixty-five (365) days after (and excluding) the Closing Date;

(5)   the term “Lock-up Shares” means the PubCo Shares held by the Equityholder immediately following the Closing (other than PubCo Shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of PubCo Shares occurs on or after the Closing);

(6)   the term “Second Early Lock-up Expiration Time” means, if the Closing Price equals or exceeds $17.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Second Threshold Price”) for 20 out of any 30 consecutive Trading Days, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “Second Measurement Period”), then immediately prior to the opening of trading on the exchange on which the PubCo Shares are listed on the Trading Day following the end of the Second Measurement Period;

(7)   the term “Third Early Lock-up Expiration Time” means, if the Closing Price equals or exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Third Threshold Price”) for 20 out of any 30 consecutive Trading Days, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “Third Measurement Period”), then immediately prior to the opening of trading on the exchange on which the PubCo Shares are listed on the Trading Day following the end of the Third Measurement Period;

(8)   the term “Threshold Price” means, as applicable, the First Threshold Price, the Second Threshold Price, and the Third Threshold Price; and

(9)   the term “Trading Day” is a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

[The remainder of this page is intentionally left blank.]

Annex G-6

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

EQUITYHOLDER
By:
Coincheck GROUP B.V.
By:
Name:
Title:
COINCHECK, INC.
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex G-7

Schedule 1

Covered Securities

Name	Address	Company Shares Held
[•]	[•]	[•]

Annex G-8

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Registrant is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that will, shortly prior to the consummation of the Business Combination, be converted into a public limited liability company (naamloze vennootschap) and its name will be changed to Coincheck Group N.V.

The Post-Combination Company Articles of Association will provide for certain indemnification rights for its (former) directors and other executive officers (each an “indemnified officer”), and the Registrant may enter into indemnification agreements with each of its indemnified officers providing for procedures for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at the Registrant’s request, service to other entities, as indemnified officers to the maximum extent permitted by Dutch law or any other applicable laws.

Pursuant to the Post-Combination Company Articles of Association, the Registrant shall indemnify any and all of the Post-Combination Company Directors, officers, former Post-Combination Company Directors, former officers and any person who may have served at its request as a director or officer of a subsidiary of the Post-Combination Company, who were or are made a party or are threatened to be made a party or are involved in a Proceeding, or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding against any and all liabilities, damages, documented expenses (including attorney’s fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Notwithstanding the above, no indemnification will be made (i) in respect of any claim, issue or matter as to which any of the above-mentioned indemnified persons will be adjudged in a final and non-appealable decision to be liable for gross negligence or willful misconduct in the performance of such person’s duty to the Post-Combination Company or (ii) to the extent that the costs or the capital losses of the above-mentioned indemnified persons are paid by another party or covered by an insurance policy and the insurer has paid out these costs or capital losses. This indemnification by the Post-Combination Company will not be exclusive of any other rights to which those indemnified may be entitled otherwise. The Registrant may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties. The description of indemnity herein is merely a summary of the provisions in the Post-Combination Company Articles of Association described above, and such description shall not limit or alter the mentioned provisions in the Post-Combination Company Articles of Association or other indemnification agreements.

Item 21. Exhibits and Financial Statement Schedules

(a)     Exhibits

Exhibit No.	Description
2.1†

Business Combination Agreement, dated as of March 22, 2022, by and among Thunder Bridge Capital Partners IV, Inc., Coincheck Group B.V., M1 Co G.K., Coincheck Merger Sub, Inc., and Coincheck, Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K filed by Thunder Bridge with the SEC on March 22, 2022).

2.2

Amendment to Business Combination Agreement, dated as of May 31, 2023, by and among Thunder Bridge Capital Partners IV, Inc., Coincheck Group B.V., M1 Co G.K., Coincheck Merger Sub, Inc., and Coincheck, Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K filed by Thunder Bridge with the SEC on May 31, 2023).

3.1	Coincheck Group B.V. Articles of Association.
3.2	Form of Coincheck Group N.V. Amended and Restated Articles of Association to be effective at closing.
3.3	Thunder Bridge Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Form 8-K filed with the SEC by Thunder Bridge on July 2, 2021).
3.4	Thunder Bridge Bylaws (incorporated by reference to Exhibit 3.3 of Form S-1 filed with the SEC by Thunder Bridge on March 16, 2021).

Exhibit No.	Description
4.1	Specimen Unit certificate of Thunder Bridge (incorporated by reference to Exhibit 4.1 of Form S-1/A, filed by Thunder Bridge with the SEC on June 21, 2021).
4.2	Specimen Class A common stock certificate of Thunder Bridge (incorporated by reference to Exhibit 4.2 of Form S-1/A, filed by Thunder Bridge with the SEC on June 21, 2021).
4.3	Specimen Warrant certificate of Thunder Bridge (incorporated by reference to Exhibit 4.3 of Form S-1/A, filed by Thunder Bridge with the SEC on June 21, 2021).
4.4

Warrant Agreement, dated June 29, 2021, between Thunder Bridge and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of Form 8-K, filed by Thunder Bridge with the SEC on July 2, 2021).

5.1	Opinion of De Brauw Blackstone Westbroek N.V. as to the validity of the Post-Combination Company ordinary shares.
5.2	Opinion of Simpson Thacher & Bartlett LLP as to the validity of the Assumed Warrants.
7.1*	Letter to the Securities and Exchange Commission from KPMG AZSA LLC dated April 19, 2024.
8.1	Tax opinion of Nelson Mullins Riley & Scarborough LLP.
10.1

Letter Agreement, dated June 29, 2021, by and among Thunder Bridge, its officers, directors and TBCP IV, LLP (incorporated by reference to Exhibit 10.1 of Form 8-K, filed by Thunder Bridge with the SEC on July 2, 2021).

10.2

Investment Management Trust Account Agreement, dated June 29, 2021, by and between Thunder Bridge and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.4 of Form 8-K, filed by Thunder Bridge with the SEC on July 2, 2021).

10.3

Registration Rights Agreement, dated June 29, 2021, between Thunder Bridge, TBCP IV, LLC and the holders party thereto (incorporated by reference to Exhibit 10.5 of Form 8-K, filed by Thunder Bridge with the SEC on July 2, 2021).

10.4

Placement Unit Purchase Agreement, dated June 29, 2021, between Thunder Bridge and TBCP IV, LLC (incorporated by reference to Exhibit 10.6 of Form 8-K, filed by Thunder Bridge with the SEC on July 2, 2021).

10.5	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 of Form S-1/A, filed by Thunder Bridge with the SEC on June 21, 2021).
10.6

Administrative Services Agreement, dated June 29, 2021, between Thunder Bridge and First Capital Group LLC (incorporated by reference to Exhibit 10.2 of Form 8-K, filed by Thunder Bridge with the SEC on July 2, 2021).

10.7

Advisory Services Agreement, dated June 29, 2021, between Thunder Bridge and Thunder Bridge Capital LL (incorporated by reference to Exhibit 10.3 of Form 8-K, filed by Thunder Bridge with the SEC on July 2, 2021).

10.8

Sponsor Support Agreement by and among Thunder Bridge, TBCP IV, LLC, Gary A. Simanson, as manager of TBCP IV, LLC and PubCo, dated March 22, 2022 (incorporated by reference to Exhibit 10.1 of Form 8-K filed by Thunder Bridge with the SEC on March 22, 2022).

10.9

Company Support Agreement by and among Thunder Bridge, Monex Group, Inc., PubCo and the other parties thereto, dated March 22, 2022 (incorporated by reference to Exhibit 10.2 of Form 8-K filed by Thunder Bridge with the SEC on March 22, 2022).

10.10

Form of Lock-Up Agreement, dated March 22, 2022, by and among PubCo, Coincheck, Inc. and the individuals named therein (incorporated by reference to Exhibit 10.3 of Form 8-K filed by Thunder Bridge with the SEC on March 22, 2022).

10.11

Form of Registration Rights Agreement, to be entered into by and among PubCo, Thunder Bridge, Monex Group, Inc., and the persons to be named therein (incorporated by reference to Exhibit 10.4 of Form 8-K filed by Thunder Bridge with the SEC on March 22, 2022).

10.12+	PubCo Omnibus Incentive Plan (included as Annex C to the proxy statement/prospectus).
10.13	Management Agreement, dated January 1, 2022, by and between Monex Group, Inc. and Coincheck, Inc.
21.1	List of Subsidiaries of the Company.

Exhibit No.	Description
23.1*	Consent of Grant Thornton LLP.
23.2*	Consent of KPMG AZSA LLC.
99.1	Consent of Takashi Oyagi to be Named as a Director Nominee.
99.2	Consent of Yo Nakagawa to be Named as a Director Nominee.
99.3	Consent of Allerd Derk Stikker to be Named as a Director Nominee.
99.4	Consent of Yuko Seimei to be Named as a Director Nominee.
99.5*	Representation under Item 8.A.4 of Form 20-F.
99.10	Form of Proxy Card for Special Meeting.
107	Filing Fee Table

____________

*        Filed herewith.

+        Indicates a management or compensatory plan.

†        Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

(b)    Financial Statement Schedules

None.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)    That for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)    That every prospectus (i) that is filed pursuant to paragraph (7) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)    (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Great Falls, Virginia, on May 7, 2024.

COINCHECK GROUP B.V.
By:	/s/ Gary A. Simanson
Name:	Gary A. Simanson
Title:	Executive director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Gary A. Simanson their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Oki Matsumoto	Executive director and Executive Chairman (Principal Executive Officer)	May 7, 2024
Oki Matsumoto
/s/ Gary A. Simanson	Executive director and Chief Executive Officer (Principal Accounting Officer)	May 7, 2024
Gary A. Simanson

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Coincheck Group B.V. in the United States, has signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 7, 2024.

COGENCY GLOBAL INC.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.